   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997
                                                    REGISTRATION NO. 333-16609
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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                                  ----------

                               AMENDMENT NO. 1
                                      TO
                                  FORM S-11


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                                  ----------


               CALIFORNIA FEDERAL PREFERRED CAPITAL CORPORATION
          (FORMERLY FIRST NATIONWIDE PREFERRED CAPITAL CORPORATION)


     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                                  ----------


                          CHRISTIE S. FLANAGAN, ESQ.
               CALIFORNIA FEDERAL PREFERRED CAPITAL CORPORATION


                        200 CRESCENT COURT, SUITE 1350
                             DALLAS, TEXAS 75201
                                (214) 871-5131

                    (NAME, ADDRESS AND TELEPHONE NUMBER OF
       REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)
                                  ----------

                               with copies to:

            Stacy J. Kanter, Esq.                  Raymond Y. Lin, Esq.
           Fred B. White, III, Esq.                  Latham & Watkins
   Skadden, Arps, Slate, Meagher & Flom LLP       885 Third Avenue, Suite 1000
               919 Third Avenue                     New York, New York 10022
           New York, New York 10022                  Tel: (212) 906-1200
              Tel: (212) 735-3000                    Fax: (212) 751-4864
              Fax: (212) 735-2000

                                  ----------


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If this Form is filed to register additional securities for an offering pursuant to the Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ----------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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
   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION DATED JANUARY 7, 1997


                               8,000,000 SHARES


               CALIFORNIA FEDERAL PREFERRED CAPITAL CORPORATION


                   % NONCUMULATIVE PREFERRED STOCK, SERIES A
                  (LIQUIDATION PREFERENCE $25.00 PER SHARE)


   Dividends on the    % Noncumulative Preferred Stock, Series A, par value
$.01 per share (the "Series A Preferred Shares"), of California Federal Preferred Capital Corporation, a Maryland corporation (the "Company"), will be noncumulative and, if, as and when authorized and declared by the Board of Directors of the Company, will be payable quarterly in arrears on the last
day of March, June, September and December of each year, commencing    ,
1997, at the rate of     % per annum of the initial liquidation preference
(an amount equal to $      per annum per share).


   Dividends on the Series A Preferred Shares are not cumulative and, if for any reason a dividend on the Series A Preferred Shares is not authorized and declared for a dividend period, the Company will have no obligation to pay a dividend for such period, whether or not dividends on the Series A Preferred Shares are authorized and declared for any future dividend period.
                                                      (continued on next page)

   SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED SHARES OFFERED HEREBY. AMONG THE RISKS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER ARE THE FOLLOWING:

 o  Lack of prior operating history of the Company;


 o  Dependence on First Nationwide Mortgage Corporation ("FNMC") as servicer;

 o A decline in the performance or capital levels of California Federal Bank, A Federal Savings Bank (the "Bank") could, or the placement of the Bank into conservatorship or receivership would, result in the automatic exchange of the Series A Preferred Shares for Bank Preferred Stock, and such investment in the Bank would have risks that are distinct from those associated with an investment in the Company;


 o Possibility that federal regulators of the Bank will impose restrictions on the operations of the Company or the Company's ability to pay dividends;

 o Possibility that a significant decline in interest rates could have an adverse effect on the Company's cash flow;


 o Since dividends are not cumulative, if no dividend is declared on the Series A Preferred Shares by the Company for a dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period;


 o Risks associated with investments in real estate mortgages, including changes in interest rates and geographic concentration;

 o Possibility of conflicts of interest between the Company and the Bank and affiliates of the Bank;


 o MacAndrews & Forbes will be able to direct and control the policies of the Bank and the Company;


 o Possibility that the Company will not qualify as a real estate investment trust for federal income tax purposes; and

 o Risk that shares held by any investor in excess of certain ownership limits set forth in the Company's charter may be automatically transferred to a trust.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER DEBT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE
              FUND, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                                  ----------

              INITIAL PUBLIC
                 OFFERING       UNDERWRITING    PROCEEDS TO
                 PRICE(1)       DISCOUNT(2)     COMPANY(3)
             ---------------  --------------  -------------
Per Share  .      $25.00             $               $
Total(4)  ..   $200,000,000          $               $

------------

   (1) Plus accrued dividends, if any, from       , 1997.

   (2) The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (3) Before deducting expenses payable by the Company estimated at $       .
       See "Underwriting."

   (4) The Company has granted the several Underwriters an option for 30 days to purchase up to an additional 1,200,000 Series A Preferred Shares at the initial public offering price per Series A Preferred Share, less underwriting discounts, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be
       $230,000,000, $        and $       , respectively. See "Underwriting."

   The Series A Preferred Shares are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series A Preferred Shares will be ready for delivery through the facilities
of The Depository Trust Company in New York, New York on or about      , 1997
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                         SMITH BARNEY INC.
                                  ----------
               The date of this Prospectus is          , 1997.

   The Series A Preferred Shares are not redeemable prior to       , 2002
(except upon the occurrence of a Tax Event or a Change of Control, each as
defined herein). On and after     , 2002, the Series A Preferred Shares may
be redeemed for cash at the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices per share set forth herein, plus authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest. Upon a Change of Control, the Series A Preferred Shares are redeemable at the option of the Company, in whole, but not in part, at a price per share equal to (i) $25.00, plus (ii) an amount equal to authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Series A Preferred Shares in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be authorized and declared), plus (iii) the Applicable Premium (as defined herein). Any redemption of Series A Preferred Shares is subject to the prior approval of the Office of Thrift Supervision (the "OTS"). The Series A Preferred Shares will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company.


   Each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued preferred share (the "Bank Preferred Stock") of the Bank, if the appropriate federal regulatory agency directs in writing (a "Directive") an exchange of the Series A Preferred Shares for Bank Preferred Stock because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term (the "Exchange Event"). CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED, WITHOUT THE CONSENT OF THE INVESTOR, BY AN INVESTMENT IN BANK PREFERRED STOCK AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR AT A TIME WHEN THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH IN THE OFFERING CIRCULAR ATTACHED HERETO AS ANNEX I. In the event of an Automatic Exchange, the Bank Preferred Stock would constitute a new series of preferred shares of the Bank, would have the same dividend rights, liquidation preference, redemption options and other attributes as the Series A Preferred Shares and would rank pari passu in terms of cash dividend payments and liquidation preference with any outstanding shares of preferred stock of the Bank. Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Stock voluntarily, and, absent the occurrence of an Automatic Exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to the Bank or any security of the Bank. See "Description of Series A Preferred Shares--Automatic Exchange."

   The Company has been formed for the purpose of acquiring, holding and managing real estate mortgage assets. The Company expects that substantially all of its mortgage assets will be acquired from the Bank and its affiliates. The mortgage assets will be serviced by FNMC, an affiliate of the Bank. All of the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), are owned by the Bank. The Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of Common Stock of the Company.

   The Company expects to qualify as a real estate investment trust (a "REIT") for federal income tax purposes, commencing with its taxable year ending December 31, 1997, and, as a result, corporate holders of the Series A Preferred Shares will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Series A Preferred Shares. Under the charter of the Company (the "Charter"), subject to certain exceptions, no individual or entity is permitted to directly or indirectly own more than the lesser of 2.5% of the number of the issued and outstanding shares of Preferred Stock, including the Series A Preferred Shares, or 1.25% of the value of all of the classes of issued and outstanding shares of stock of the Company.

                             -------------------

   Prior to the Offering, there has been no market for the Series A Preferred Shares. Application will be made to list the Series A Preferred Shares on the
New York Stock Exchange ("NYSE") under the trading symbol "   ". The Bank
intends to register the Bank Preferred Stock with the OTS and, if issued, will apply for listing of the Bank Preferred Stock on the NYSE. However, there can be no assurance that an active public market for the Series A Preferred Shares or the Bank Preferred Stock, if issued, would develop or be maintained.

                             -------------------


   IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              TABLE OF CONTENTS



 PROSPECTUS SUMMARY .........................      1
 The Company ...............................       1
 Risk Factors ..............................       2
 Business Strategy .........................       4
 The Bank ..................................       5
 Benefits to the Bank ......................       7
 The Formation .............................       7
 Tax Status of the Company .................       7
 The Offering ..............................       8
RISK FACTORS ...............................      14
 No Operating History; Dependence upon
  Servicer .................................      14
 Risk Associated With Bank's Capital
  Position and With Possible Receivership
  of the Bank ..............................      14
 Dividend and Other Regulatory Restrictions
  on Operations of the Company .............      15
 Risk That a Significant Change in Interest
  Rates Would Affect the Company's Ability
  to Pay Dividends .........................      15
 Dividends Not Cumulative ..................      16
 Risks Associated with Mortgage Loans
  Generally ................................      16
 Ability of the Board of Directors to
  Revise the Policies and Strategies of the
  Company ..................................      19
 Ability to Increase Leverage May Affect
  the Company's Ability to Receive Interest
  Income ...................................      19
 Relationship with the Bank and Its
  Affiliates; Conflicts of Interests  ......      19
 No Third Party Valuation of the Mortgage
  Loans; No Arm's-Length Negotiations with
  Affiliates ...............................      20
 Control by MacAndrews & Forbes ............      20
 Tax Risks .................................      20
 No Prior Market for Series A Preferred
  Shares or for Bank Preferred Stock, if
  Issued ...................................      22
THE COMPANY ................................      23
USE OF PROCEEDS ............................      24
CAPITALIZATION .............................      25
BUSINESS AND STRATEGY ......................      26
 General ...................................      26
 Dividend Policy ...........................      26
 General Description of Mortgage Assets;
  Investment Policy ........................      27
 Management Policies and Programs ..........      28
 Acquisition of Initial Portfolio ..........      31
 Description of Initial Portfolio ..........      32
 Servicing .................................      38
 Employees .................................      39
 Competition ...............................      39
 Legal Proceedings .........................      39
CERTAIN INFORMATION REGARDING  THE BANK  ...      40
 The Bank ..................................      40
 Summary Historical Financial Data  ........      40
 Consolidated Capitalization ...............      43
 Risk Factors ..............................      44
 Payment of Dividends ......................      44
MANAGEMENT .................................      45
 Directors and Executive Officers ..........      45
 Independent Directors .....................      46
 Audit Committee ...........................      46
 Compensation of Directors and Officers  ...      46
 Limitations on Liability and
  Indemnification ..........................      46
CERTAIN TRANSACTIONS  CONSTITUTING THE
FORMATION ..................................      48
 The Formation .............................      48
 Benefits to the Bank ......................      48
DESCRIPTION OF SERIES A
 PREFERRED SHARES ..........................      49
 General ...................................      49
 Automatic Exchange ........................      49
 Rank ......................................      50
 Dividends .................................      50
 Voting Rights .............................      51
 Redemption ................................      52
 Rights Upon Liquidation ...................      55
 Independent Director Approval .............      55
 Restrictions on Ownership and Transfer  ...      55
DESCRIPTION OF CAPITAL STOCK ...............      56
 Common Stock ..............................      56
 Preferred Stock ...........................      56
 Power to Issue Additional Shares of Common
  Stock and Preferred Stock ................      57
 Restrictions on Ownership and Transfer  ...      57
 Business Combinations .....................      59
 Control Share Acquisitions ................      59
FEDERAL INCOME TAX  CONSIDERATIONS  ........      61
 Taxation of the Company ...................      61
 Failure to Qualify ........................      65
 Tax Treatment of Automatic Exchange  ......      65
 Taxation of United States Stockholders  ...      65
 Taxation of Foreign Stockholders ..........      66
 Information Reporting Requirements and
  Backup Withholding Tax ...................      67
 Other Tax Consequences ....................      68
ERISA CONSIDERATIONS .......................      69
 General ...................................      69
 Plan Asset Regulation .....................      69
 Effect of Plan Asset Status ...............      70
 Prohibited Transactions ...................      70
 Unrelated Business Taxable Income  ........      71
EXPERTS ....................................      72
RATINGS ....................................      72
CERTAIN LEGAL MATTERS ......................      72
GLOSSARY ...................................      73
INDEX TO FINANCIAL STATEMENT ...............     F-1
UNDERWRITING ...............................     U-1
ANNEX I--OFFERING CIRCULAR FOR  BANK
PREFERRED SHARES ...........................    OC-1


                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-11 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Series A Preferred Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Series A Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

   The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission can be inspected at and copies can be obtained from the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

   The Charter provides that the Company shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for so long as any of the Series A Preferred Shares are outstanding.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. See "Glossary" commencing at page 72 for the definitions of certain terms used in this Prospectus. The
offering of 8,000,000 shares of     % Noncumulative Preferred Stock, Series
A, par value $.01 per share, is referred to herein as the "Offering." Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option described in "Underwriting" is not exercised. On January 3, 1997, First Nationwide Bank, A Federal Savings Bank was merged with and into California Federal Bank, A Federal Savings Bank (the "Cal Fed Acquisition"). Unless the context otherwise indicates, (i) "First Nationwide" refers to First Nationwide Bank, A Federal Savings Bank prior to the consummation of the Cal Fed Acquisition, (ii) "Cal Fed" and "California Federal" refer to Cal Fed Bancorp Inc. and California Federal Bank, A Federal Savings Bank, respectively, prior to the consummation of the Cal Fed Acquisition and (iii) the "Bank" refers to California Federal Bank, A Federal Savings Bank, the surviving entity after consummation of the Cal Fed Acquisition.


                                 THE COMPANY

   The Company was incorporated under the laws of the State of Maryland on November 19, 1996 for the purpose of acquiring, holding and managing Mortgage Assets. The Company will elect to be taxed as a REIT under the Code (as defined below) and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. All of the shares of the Company's Common Stock are owned by the Bank. The Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of Common Stock of the Company.

   Simultaneously with the consummation of the Offering, the Bank, as owner of the Company's Common Stock, will make a capital contribution to the Company equal to approximately $200 million. The Company will use the aggregate proceeds of $400 million received in connection with both the Offering and the capital contribution by the Bank to purchase a portfolio of Residential Mortgage Loans (the "Initial Portfolio") from the Bank. If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments, the Bank will make additional capital contributions for a price equal to the aggregate public offering price of the additional Series A Preferred Shares purchased pursuant to the Underwriters' over-allotment option, and the Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and capital contributions to purchase additional Residential Mortgage Loans (as defined herein) of the types described in "Business and Strategy -- Description of the Initial Portfolio." Simultaneously with the consummation of the Offering (and upon the exercise by the Underwriters of their over-allotment option, if any), the Bank will also make additional capital contributions to the Company in an amount equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the Offering (including without limitation any underwriting discounts associated with the exercise by the Underwriters of their over-allotment option, if any) and all expenses incurred by the Company in connection with its formation in order to provide the Company with funds sufficient to pay such expenses. See "Use of Proceeds."

   The Company and the Bank are undertaking the Offering for two principal reasons: (i) the Offering will strengthen the Bank's regulatory capital position, as the Series A Preferred Shares will qualify as core capital of the Bank under relevant regulatory capital guidelines as a result of the treatment of the Series A Preferred Shares as a minority interest in a consolidated subsidiary of the Bank and (ii) the dividends paid on the Series A Preferred Shares will, as a result of the Company's qualification as a REIT, be tax deductible in computing the REIT's taxable income. The net proceeds to the Bank from the sale to the Company of the Initial Portfolio will be utilized in part to reduce borrowings. It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings. See "Certain Transactions Constituting the Formation -- Benefits to the Bank."

   Each Series A Preferred Share will be exchanged automatically for one newly issued share of Bank Preferred Stock if the appropriate federal regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Stock because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED, WITHOUT THE CONSENT OF THE INVESTOR, BY AN INVESTMENT IN BANK PREFERRED STOCK AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR AT A TIME WHEN THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH IN THE OFFERING CIRCULAR ATTACHED HERETO AS ANNEX I. See also "Description of Series A Preferred Shares -- Automatic Exchange." Under the current prompt corrective action regulations of the OTS implementing the requirements of Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "prompt corrective action regulations"), the Bank will be considered to be "undercapitalized" if it has
(i) a core capital (or leverage) ratio of less than 4.0%, (ii) a Tier 1 risk-based capital ratio of less than 4.0%, or (iii) a total risk-based capital ratio of less than 8.0%. Core capital essentially consists of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangible assets. The minimum risk-based capital requirement represents the ratio of total capital (core capital plus supplementary capital) to risk-weighted assets (which equals assets plus the credit risk equivalent of certain off-balance sheet items, each multiplied by the appropriate risk weight). Supplementary capital includes, among other things, certain qualifying subordinated debt and a portion of general loan loss reserves. At September 30, 1996, First Nationwide's core capital (or leverage) ratio was 6.71%, its Tier 1 risk-based capital ratio was 10.81% and its total risk-based capital ratio was 12.93%. At September 30, 1996, after giving effect to the Cal Fed Acquisition and the Offering, the Bank's core capital (or leverage) ratio would have been 5.02%, its Tier 1 risk-based capital ratio would have been 8.40% and its total risk-based capital ratio would have been 10.25%. At December 31, 1995 and 1994, First Nationwide's core capital (or leverage) ratio was 5.84% and 5.50%, and its total risk-based capital ratio was 11.34% and 11.01%, respectively. The Bank expects to maintain its capital ratios in excess of "well capitalized" levels under current prompt corrective action regulations.


   The Bank Preferred Stock will only be issued upon the occurrence of the Exchange Event. The Bank preferred Stock will not be registered with the Commission but is being registered with the OTS. A copy of the offering circular filed with the OTS relating to the Bank Preferred Stock is attached to this Prospectus (the "Offering Circular") as Annex I, together with the documents incorporated by reference therein.


                                 RISK FACTORS

   Prospective purchasers of the Series A Preferred Shares should carefully read all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" commencing on page 14 for risks involved with an investment in the Series A Preferred Shares. Among such risks are the following:

     o The Company is a newly organized corporation with no operating history.

     o The Company will be dependent in virtually every phase of its operations on the diligence and skill of the officers and employees of the Bank and its affiliates, including FNMC as servicer.

     o A decline in the performance or capital levels of the Bank or the placement of the Bank into conservatorship or receivership could lead to the exchange of the Series A Preferred Shares for Bank Preferred Stock, which would represent an investment in the Bank and not in the Company. An investment in the Bank is subject to certain risks that are distinct from the risks associated with an investment in the Company. For example, an investment in the Bank would involve risks relating to the capital levels of and other federal regulatory requirements applicable to the Bank, the performance of the Bank's loan portfolio and the Bank's reliance on non-interest income. In the event of receivership of the Bank, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors will be entitled to a priority of payment over the claims of holders of equity securities such as the Bank Preferred Stock. As a result, if the Bank were to be placed into receivership after the Automatic Exchange or if the Automatic Exchange were to occur after receivership of the Bank, the holders of the Bank Preferred Stock likely would receive, if anything, substantially less than holders of the Series A Preferred Shares would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Stock. Potential investors in the Series A Preferred Shares should carefully consider the risks with respect to an investment in the Bank set forth in the Offering Circular attached hereto as Annex I.

     o As a subsidiary of the Bank, the Company is subject to the risk that federal regulators of the Bank will restrict the ability of the Company to transfer assets, to make distributions to stockholders, including dividends to the holders of Series A Preferred Shares, or to redeem shares of Preferred Stock. Under certain circumstances, certain of these restrictions could result in the Company's failure to qualify as a REIT.

     o Because the rate at which dividends are to be paid is fixed, and substantially all of the Mortgage Loans that constitute the Initial Portfolio are adjustable rate Mortgage Loans, a significant decline in interest rates might adversely affect the Company's ability to pay dividends on the Series A Preferred Shares. In addition, because the interest rate adjustment date and payment adjustment date will not necessarily coincide on all of the Mortgage Loans, any increase in interest rates on the Mortgage Loans without a corresponding increase in the borrower's monthly payment will cause the Mortgage Loans to negatively amortize and might adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.

     o Dividends are not cumulative. Consequently, if the Board of Directors does not authorize and declare a dividend on the Series A Preferred Shares for any quarterly period, including if prevented by federal regulators from paying such dividend, the holders thereof would not be entitled to recover such dividend whether or not funds are or subsequently become available. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter, notwithstanding that funds are available. To remain qualified as a REIT, however, the Company must distribute annually at least 95% of its REIT taxable income to stockholders, and the Company expects that the Board of Directors will authorize dividends on the Series A Preferred Shares quarterly.

     o Risks associated with Mortgage Loans generally, and particularly the geographic concentration of the Company's Mortgage Loan portfolio in California, could adversely affect the value of the Series A Preferred Shares and the Mortgage Assets held by the Company.

     o Because of the relationship between the Company and the Bank and its affiliates, conflicts of interest may arise between the Company and the Bank and its affiliates.

     o MacAndrews & Forbes will be able to direct and control the policies of the Bank and the Company, including mergers, sales of assets and similar transactions.

     o If the Company fails to maintain its status as a REIT for federal income tax purposes, it will be subject to corporate income tax.

     o The Charter provides that, subject to certain exceptions, no individual or entity may own, or be deemed to own by virtue of the attribution rules of the Code (as defined herein), securities, including the Series A Preferred Shares, representing more than the lesser of 2.5% of the number of the issued and outstanding shares of Preferred Stock of the Company or 1.25% of the value of all of the classes of issued and outstanding shares of stock of the Company. Any shares of stock of the Company held by any individual or entity in violation of the foregoing limits will be automatically transferred to a trust for the exclusive benefit of a charity to be named by the Company.

                            BUSINESS AND STRATEGY


   The Company's principal business objective is to acquire, hold and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company expects that substantially all of its Mortgage Assets will be acquired from the Bank and affiliates of the Bank as whole loans secured by first mortgages or deeds of trust on single-family (one-to four-unit) residential real estate properties, including stock allocated to a dwelling unit in a residential cooperative housing corporation ("Residential Mortgage Loans"). The Residential Mortgage Loans included in the Initial Portfolio to be purchased by the Company were originated by California Federal or its predecessors in interest. The Company may also from time to time acquire mortgage securities either issued or guaranteed by agencies of the federal government or government entities or rated by at least one nationally recognized independent rating organization and representing interests in or obligations backed by pools of Mortgage Loans ("Mortgage-Backed Securities"). Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multifamily or commercial real estate properties located in the United States.

   On       , 1997, the Mortgage Loans included in the Initial Portfolio had
an aggregate outstanding principal balance of $    . The Initial Portfolio
consists entirely of Residential Mortgage Loans. See "Business and Strategy
-- Description of the Initial Portfolio -- Residential Mortgage Loans." The Bank, through its wholly-owned subsidiary, FNMC, an affiliate of the bank will service the Residential Mortgage Loans included in the Initial Portfolio and will be entitled to receive fees from the Company in connection with the servicing of such Mortgage Loans. See "Business and Strategy -- Servicing."

   The Company and the Bank believe that the fair value of the Initial Portfolio will equal the amount that the Company will pay for the Initial Portfolio (approximately $400 million). However, no third-party valuations of the Mortgage Loans constituting the Initial Portfolio have been or will be obtained for purposes of the Offering. See "Risk Factors -- No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates."

   The Company will initially have a Board of Directors composed of seven members, two of whom will be Independent Directors. An "Independent Director" is a director who is not a current officer or employee of the Company or a current director, officer or employee of the Bank, FNMC or any other affiliate of the Bank. The Charter provides that the Independent Directors will consider the interests of the holders of both the Common Stock and the Preferred Stock, including the Series A Preferred Shares, in determining whether any proposed action requiring their approval is in the best interests of the Company. In addition, although not restricted from doing so, the Board of Directors does not currently intend to approve the following transactions without the approval of a majority of the Independent Directors: (i) the modification of the general distribution policy or the authorization or declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Company's REIT taxable income (excluding capital gains) for such year plus net capital gains of the Company for that year, (ii) the redemption of any shares of Common Stock, and (iii) any
dissolution, liquidation or termination of the Company prior to    , 2026.
The Company currently has four executive officers, each of whom is also an employee of the Bank. The Company does not anticipate that it will require additional employees. See "Management."


   The Company may from time to time purchase additional Mortgage Loans or interests in Mortgage Loans out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock or Preferred Stock. Additional shares of Preferred Stock ranking senior to the Series A Preferred Shares may not be issued by the Company without the approval of holders of at least two-thirds of the outstanding Series A Preferred Shares. Additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares may not be issued by the Company without the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares -- Voting Rights" and "--Independent Director Approval." It is the Company's current policy that it will not issue any additional shares of Preferred Stock unless it simultaneously receives additional capital contributions from the Bank equal to the sum of the aggregate offering price of such additional Preferred Stock and the Company's expenses (including any underwriting discounts or placement fees) incurred in connection with the issuance of such additional shares of Preferred Stock.

   The Company currently anticipates that substantially all of the Mortgage Loans that it may acquire in the future will be purchased from the Bank and affiliates of the Bank. The Company expects that any such Mortgage Loans will represent first lien positions, will be acquired on a basis consistent with secondary mortgage market standards and will have been originated and underwritten in conformity with standards generally applied by the Bank or affiliates of the Bank at the time the Mortgage Loans were originated. The Company currently intends to maintain 100% of its portfolio of Mortgage Assets in either Residential Mortgage Loans or Mortgage-Backed Securities. The Company's current policy is not to acquire any commercial Mortgage Loans. In addition, the Company's current policy also prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities) if the Mortgage Loan (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified (as defined herein), (b) in Nonaccrual Status (as defined herein), or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest.


   As a newly-formed entity, the Company has no prior operating history. Immediately after the issuance by the Company of the Series A Preferred Shares to the public and the capital contributions by the Bank and the purchase by the Company of the Initial Portfolio, the Company (assuming that the Underwriters' over-allotment option is not exercised) will have approximately $400 million in Mortgage Assets, $200 million of stated capital attributable to the Series A Preferred Shares, $10.00 of stated capital attributable to the Common Stock and approximately $200 million of additional paid-in capital. See "Capitalization."


   All of the Common Stock of the Company is owned by the Bank, and all of the common stock of the Bank is owned by First Nationwide Holdings Inc. ("Holdings"). Holdings is a savings and loan holding company organized under the laws of the state of Delaware in 1994 and is registered under the Home Owners' Loan Act ("HOLA"). Holdings is 80% indirectly owned through Mafco Holdings Inc. by Ronald O. Perelman and is 20% owned by Hunter's Glen/Ford, Ltd., a limited partnership controlled by Gerald J. Ford, Chairman of the Board and Chief Executive Officer of the Bank.

   The principal executive offices of the Company are located at 200 Crescent Court, Suite 1350 Dallas, Texas 75201, telephone number (214) 871-5131.

                                   THE BANK

   After giving effect to the Cal Fed Acquisition and the Offering, at September 30, 1996, the Bank would have had approximately $31.0 billion in assets and approximately $17.6 billion in deposits, would have operated approximately 227 branches and would have ranked at such date as the fourth largest thrift in the United States in terms of total assets, based on published sources. The Bank's principal business consists of operating retail deposit branches and originating and/or purchasing residential real estate loans and, to a lesser extent, certain consumer loans, and is conducted primarily in California, Florida, Nevada and Texas. The Bank also actively manages its portfolio of commercial real estate loans acquired through acquisitions and is active in mortgage banking and loan servicing. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. As of September 30, 1996, First Nationwide, without giving effect to the Cal Fed Acquisition, had approximately $16.8 billion in assets and approximately $8.8 billion in deposits and operated 116 branches.

   The Bank is chartered as a federal stock savings bank under the HOLA and is regulated by the OTS and the Federal Deposit Insurance Corporation ("FDIC"), which, through the Savings Association Insurance Fund ("SAIF"), insures the deposit accounts of the Bank, up to applicable limits. The Bank is also a member of the Federal Home Loan Bank System ("FHLBS").

 The Cal Fed Acquisition


   Holdings entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 27, 1996 (the "Merger Agreement"), among Holdings, Cal Fed, California Federal and CFB Holdings, Inc., a wholly owned subsidiary of Holdings. On January 3, 1997 First Nationwide was merged with and into California Federal, with California Federal being the surviving institution. Prior to the consummation of the Cal Fed Acquisition, First Nationwide received a capital contribution from Holdings totalling approximately $700 million (the "Capital Contribution"). For purposes of this Prospectus, the Capital Contribution is considered part of the Cal Fed Acquisition. The aggregate consideration paid to Cal Fed shareholders under the Merger Agreement consisted of approximately $1.2 billion in cash and the issuance of the Secondary Litigation Interests (as defined in the Offering Circular) by California Federal. California Federal, headquartered in Los Angeles, was a federal stock savings bank chartered under the HOLA, which operated 118 branches in California and Nevada. Cal Fed was a Delaware-chartered unitary savings and loan holding company whose only significant asset was all of the common stock of California Federal. Cal Fed was a publicly owned corporation whose common shares were traded on the NYSE under the symbol "CAL."

   The Bank's management believes that the Cal Fed Acquisition furthers its strategy of building franchise value by expanding the Bank's retail branch network in California. California Federal offers a broad range of consumer financial services, including demand and term deposits, mortgage, consumer and small business loans, and insurance and investment products. At September 30, 1996, California Federal had approximately $14.1 billion in assets and $8.8 billion in deposits. The Bank's management believes that the Cal Fed Acquisition substantially completes the strategy initiated in 1994 to expand and focus its retail franchise in California.

   The Cal Fed Acquisition significantly enhances the Bank's presence in Southern California, which management believes is an attractive area for expansion, and complements First Nationwide's existing branches in Northern California. At September 30, 1996, First Nationwide had approximately $4.9 billion in retail deposits at 72 branches in Northern California and approximately $.8 billion in retail deposits at 17 branches in Southern California. After giving effect to the Cal Fed Acquisition, at September 30, 1996, the Bank would have had approximately $6.1 billion in retail deposits at 89 branches in Northern California and $7.5 billion in retail deposits at 105 branches in Southern California.

   In addition to significantly enhancing the Bank's statewide branch network, the Cal Fed Acquisition is expected to contribute significant earnings. The economies of scale resulting from the Cal Fed Acquisition will enable the Bank to continue to improve the efficiency of its operations. The Cal Fed Acquisition also adds approximately $3.5 billion to the loan servicing portfolio, which will enable FNMC to realize continued operating efficiencies.

   The Cal Fed Acquisition adheres to First Nationwide's strategy of protecting the credit quality of its assets. In 1994, California Federal completed a significant restructuring, which included the sale of approximately $1.3 billion of non-performing and high-risk performing assets. At December 31, 1995, the California Federal loan portfolio consisted of predominantly one-to four-unit residential mortgage loans (76.8% of total loans) and 5+ unit residential mortgage loans (14.2% of total loans). The Cal Fed Acquisition will be accounted for under the purchase method of accounting and therefore the California Federal loan portfolio will be acquired at its current fair market value. On a pro forma basis after giving effect to the Cal Fed Acquisition at September 30, 1996, 70.5% of the Bank's loans would have consisted of residential mortgages, compared to 59.8% on an historical basis, and 28.9% of the Bank's loans would have consisted of commercial real estate loans, compared to 39.6% on an historical basis.

   The principal executive offices of the Bank are located at 135 Main Street, San Francisco, California 94105 and its telephone number is (415) 904-1100.

                             BENEFITS TO THE BANK


   The Bank expects to realize the following benefits in connection with the Offering and other transactions constituting the formation of the Company:

   o The Bank has advised the Company that the Bank expects the Series A Preferred Shares to qualify as core capital of the Bank under relevant regulatory capital guidelines. The increase in the Bank's core capital and risk-based capital levels that will result from the treatment of the Series A Preferred Shares as core capital will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

   o The dividends paid on the Series A Preferred Shares will be deductible for income tax purposes as a result of the Company's qualification as a REIT, which provides the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred stock.

   o In exchange for the Initial Portfolio, the Bank will receive the $200 million aggregate amount of the net proceeds received by the Company in connection with the Offering.

   o FNMC, a subsidiary of the Bank, will receive service related compensation pursuant to the Servicing Agreement.


                                THE FORMATION

   Prior to or simultaneously with the completion of the Offering, the Company and the Bank will engage in the transactions described under "Certain Transactions Constituting the Formation." These transactions are designed (i) to facilitate the Offering, (ii) to transfer the ownership of the Initial Portfolio to the Company, and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

   The following diagram outlines the relationship between the Company and the Bank following completion of the Offering:


                CALIFORNIA FEDERAL BANK          PUBLIC STOCKHOLDERS
                   A Federal Savings Bank

             o Residential Mortgage   100%           100%
               Purchase Agreement     Common         Series A
                                      Stock          Preferred Shares

                   CALIFORNIA FEDERAL PREFERRED CAPITAL CORPORATION
                                (the "Company")

                          TAX STATUS OF THE COMPANY


   The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock, including the Series A Preferred Shares.

   A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its "REIT taxable income." Notwithstanding qualification for taxation as a REIT, the Company may be subject to certain state and/or local taxes on its income and property and federal income and excise taxes on its undistributed income. See "Risk Factors -- Tax Risks" and "Federal Income Tax Considerations."

                                 THE OFFERING

   For a more complete description of the terms of the Series A Preferred Shares specified in the following summary, see "Description of Series A Preferred Shares."

Issuer .................         California Federal Preferred Capital
                                 Corporation, a newly-formed Maryland
                                 corporation created for the purpose of
                                 acquiring, holding and managing real estate mortgage assets ("Mortgage Assets").

Securities Offered .....         8,000,000 Series A Preferred Shares. The
                                 Company has granted the Underwriters an
                                 option for 30 days to purchase up to an
                                 additional 1,200,000 Series A Preferred
                                 Shares at the initial public offering price solely to cover over-allotments, if any.

Ranking ................         With respect to the payment of dividends and
                                 amounts upon liquidation, dissolution or winding up of the Company, the Series A
                                 Preferred Shares will rank senior to the Company's Common Stock. So long as any
                                 Series A Preferred Shares remain
                                 outstanding, additional shares of preferred stock, par value $.01 per share, of the Company (the "Preferred Stock") ranking senior to the Series A Preferred Shares may not be issued without the approval of holders of at least two-thirds of the Series
                                 A Preferred Shares. So long as any Series A
                                 Preferred Shares remain outstanding,
                                 additional shares of Preferred Stock ranking on a parity with the Series A Preferred
                                 Shares may not be issued without the
                                 approval of a majority of the Independent
                                 Directors (as defined herein).

Use of Proceeds ........         The net proceeds to the Company from the
                                 Offering, together with proceeds received as capital contributions from the Bank, will be used to purchase the Company's initial portfolio of Mortgage Assets and to pay the expenses of the Offering and the formation of the Company (currently estimated by the Company to be approximately $9.0 million in the aggregate). See "Use of Proceeds."

Dividends ..............         Dividends are noncumulative and will be
                                 payable at the rate of   % per annum of the
                                 initial liquidation preference (equivalent
                                 to $   per share per annum) if, when and as
                                 authorized and declared by the Board of
                                 Directors of the Company (the "Board of
                                 Directors"). If the Board of Directors does not authorize and declare a dividend with respect to any quarterly dividend period
                                 (each, a "Dividend Period"), holders of the Series A Preferred Shares will have no right to receive a dividend on the Series A
                                 Preferred Shares in respect of such Dividend
                                 Period. Dividends are payable, if authorized and declared, quarterly in arrears (prorated for any Dividend Period that is other than three full months based on a 360-day year of twelve 30-day months) on March 31, June 30,
                                 September 30 and December 31 (or, if any such day is not a business day, on the next business day) in each year (each such date, a

                                 "Dividend Payment Date") beginning   , 1997.
                                 Quarterly Dividend Periods will commence on and include the first day, and end on and include the last day, of the calendar quarter in which the corresponding Dividend Payment Date occurs.

                                 If any Series A Preferred Shares are
                                 outstanding, no full dividends or other
                                 distributions shall be authorized, declared or paid or set apart for payment on any Parity Stock or Junior Stock (each as defined herein) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared and paid, or authorized and declared and a sum sufficient for the payment thereof is set apart for such payments on the Series A Preferred Shares for (i) the immediately preceding Dividend Period, in the case of Parity Stock, and (ii) the then-current Dividend Period, in the case of Junior Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period upon the Series A Preferred Shares and the shares of any Parity Stock, all dividends authorized or declared on the Series A Preferred Shares and the shares of Parity Stock shall only be authorized or declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Shares and any shares of Parity Stock had dividends been authorized and declared in full.

                                 In addition to the foregoing restriction, the Company shall not authorize, declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) full dividends on the Series A Preferred Shares for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which shares of Series A Preferred Shares have been outstanding) are authorized, declared and paid or a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (ii) the Company has authorized and declared a cash dividend on the Series A Preferred Shares at the annual dividend rate for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the payment of such cash dividend for such then-current Dividend Period.

                                 No dividend shall be paid or set aside for holders of Series A Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities, if any, ranking prior to the Series A Preferred Shares as to dividends for such Dividend Period. See "Description of Series A Preferred Shares -- Dividends."

                                 For so long as the Company qualifies as a REIT, corporate holders of the Series A Preferred Shares will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Series A Preferred Shares.

Liquidation Preference .         The liquidation preference for each Series A
                                 Preferred Share is $25.00, plus an amount equal to authorized and unpaid dividends, if any, thereon, but without accumulation of unpaid dividends for prior dividend periods.
                                 See "Description of Series A Preferred
                                 Shares -- Rights Upon Liquidation."

Redemption .............         The Series A Preferred Shares are not
                                 redeemable prior to       , 2002 (except
                                 upon the occurrence of a Tax Event or a
                                 Change of Control). On and after       ,
                                 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices per share set forth herein, plus authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest.

                                 Upon the occurrence of a Tax Event, the
                                 Company will have the right at any time to redeem the Series A Preferred Shares in whole (but not in part) at a redemption price of $25.00 per share, plus authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest. "Tax Event" means the receipt by the Company of an opinion of a nationally recognized legal counsel to the Company experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or
                                 (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Company with respect to the stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

                                 Upon a Change of Control, the Series A
                                 Preferred Shares are redeemable at the
                                 option of the Company, in whole, but not in part, at a price per share equal to (i) $25.00 plus (ii) an amount equal to authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Series A Preferred Shares in respect of the period from the first day of the Dividend Period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be authorized and declared), plus (iii) the Applicable Premium (as defined herein).

                                 Any redemption of Series A Preferred Shares is subject to compliance with applicable regulatory and other restrictions, including the prior approval of the OTS. See "Description of Series A Preferred Shares -- Redemption."

                                 The Series A Preferred Shares are not
                                 subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

Automatic Exchange .....         Each Series A Preferred Share will be
                                 exchanged automatically for one newly issued share of Bank Preferred Stock if the appropriate federal regulatory agency directs in writing an exchange of the Series
                                 A Preferred Shares for Bank Preferred Stock because of any of the following: (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming
                                 "undercapitalized" in the near term. Upon the Exchange Event, each holder of Series A
                                 Preferred Shares shall be unconditionally obligated to surrender to the Bank all certificates representing the Series A
                                 Preferred Shares of such holder, and the Bank shall be unconditionally obligated to issue to such holder, in exchange for such certificate(s), a certificate or certificates representing an equal number of shares of Bank Preferred Stock.

                                 Holders of Bank Preferred Stock would have the same dividend rights, liquidation preference, redemption options and other attributes as to the Bank as holders of Series A Preferred Shares have as to the Company. Any accrued and unpaid dividends on the Series A Preferred Shares as of the time of exchange would be deemed to be accrued and unpaid dividends on the Bank Preferred Stock. The Bank Preferred Stock would rank pari passu in terms of dividend payment and liquidation preference with any outstanding shares of preferred stock of the Bank. Absent the occurrence of the Exchange Event, however, the Bank will not issue any Bank Preferred Stock, although the Bank will be able to issue preferred stock in series other than that of the Bank Preferred Stock. See "Description of Series A Preferred Shares -- Automatic Exchange."

Voting Rights ..........         Except as described herein with respect to
                                 certain voting rights in the Company,
                                 holders of Series A Preferred Shares will not have any voting rights. In any matter in which the Series A Preferred Shares may vote
                                 (as expressly provided herein), each Series
                                 A Preferred Share will be entitled to one vote. See "Description of Series A Preferred
                                 Shares -- Voting Rights."

Independent Directors ..         The Charter provides that, as long as any
                                 Series A Preferred Shares are outstanding, certain actions by the Company must be approved by a majority of the Independent
                                 Directors. As long as there are only two
                                 Independent Directors, any action that
                                 requires the approval of majority of
                                 Independent Directors must be approved by both Independent Directors. In order to be considered "independent," a director must not be a current employee or officer of the Company or a current employee, officer or director of the Bank or any other affiliate of the Bank. In addition, any members of the Board of Directors of the Company elected by holders of Preferred Stock, including the Series A Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

                                 The actions which require approval of a
                                 majority of the Independent Directors
                                 include (i) the issuance of additional
                                 Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of the Company's total stockholders' equity, (iii) the acquisition of real estate assets other than Mortgage Loans or Mortgage-Backed Securities (as defined herein), (iv) the termination or modification of, or the election not to renew, the Servicing Agreement or the subcontracting of any duties under the Servicing Agreement to third parties unaffiliated with the Bank, (v) any material amendment to or modification of any of the Residential Mortgage Purchase Agreement, and
                                 (vi) the determination to revoke the
                                 Company's REIT status. The Charter provides that the Independent Directors will consider the interests of holders of both the Common Stock and the Preferred Stock, including the Series A Preferred Shares, in determining whether any proposed action requiring their approval is in the best interests of the Company.

Ownership Limits .......         In order to preserve the Company's status as
                                 a REIT for federal income tax purposes,
                                 subject to certain exceptions, no individual or entity may own, or be deemed to own by virtue of the attribution rules of the Code
                                 (as defined herein), more than the lesser of 2.5% of the number of the issued and outstanding shares of Preferred Stock, including the Series A Preferred Shares, or
                                 1.25% of the value of all of the classes of issued and outstanding shares of stock of the Company.
                                 Any shares of Preferred Stock, including the Series A Preferred Shares, transferred in violation of such ownership limits or which would otherwise cause the Company to fail to qualify as a REIT will automatically be transferred to a trust for the exclusive benefit of a charity to be named by the Company. All rights to dividends to such shares will be held by such trust. See
                                 "Description of Capital Stock --
                                 Restrictions on Ownership and Transfer."

Trading ................         Application will be made to list the Series
                                 A Preferred Shares on the NYSE under the
                                 trading symbol "    ".

Ratings ................         It is expected that the Series A Preferred
                                 Shares will be rated    by Moody's Investors
                                 Service, Inc. and    by Standard and Poor's
                                 Ratings Group. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

                                 RISK FACTORS

   Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Series A Preferred Shares in the Offering. For a description of certain risk factors relating to the Bank and the Bank Preferred Stock, prospective investors should carefully review and consider the information contained in the section entitled "Risk Factors" in the attached Offering Circular. This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.


NO OPERATING HISTORY; DEPENDENCE UPON SERVICER

   The Company is a newly organized corporation with no operating history and has no revenues to date. The Company will be dependent on the diligence and skill of its officers and the officers and employees of FNMC for the selection, structuring and monitoring of its Mortgage Assets. See "Management." In addition, the Company will be dependent upon the expertise of FNMC for the servicing of its Mortgage Loans. FNMC may subcontract all or a portion of its obligations under the Servicing Agreement (as defined herein) to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing or servicing Mortgage Assets subject to approval of a majority of the Independent Directors. In the event FNMC subcontracts its obligations in such a manner, the Company will be dependent upon the subcontractor to provide services. See "Business and Strategy -- Servicing."

RISK ASSOCIATED WITH BANK'S CAPITAL POSITION AND WITH POSSIBLE RECEIVERSHIP OF THE BANK

   The purchase of Series A Preferred Shares involves a high degree of risk with respect to the performance and capital levels of the Bank. A decline in the performance and capital levels of the Bank or the placement of the Bank into conservatorship or receivership could result in the exchange of the Series A Preferred Shares for Bank Preferred Stock, which would be an investment in the Bank and not in the Company. An investment in the Bank is also subject to certain risks that are distinct from the risks associated with an investment in the Company. For example, an investment in the Bank would involve risks relating to the capital level and other federal regulatory requirements applicable to the Bank, the performance of the Bank's loan portfolio and the Bank's reliance on non-interest income. An investment in the Bank is also subject to the general risks inherent in equity investments in depositary institutions. As a result, holders of Series A Preferred Shares would become holders of preferred stock of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into conservatorship or receivership. In the event of receivership of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests such as the Bank Preferred Stock. As a result of such subordination, either if the Bank were to be placed into receivership after the Automatic Exchange or if the Automatic Exchange were to occur after receivership of the Bank, the holders of the Bank Preferred Stock likely would receive, if anything, substantially less than the holders of the Series A Preferred Shares would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Stock. Furthermore, there can be no assurance that the Bank would be in a financial position, after the occurrence of the Automatic Exchange, to make any dividend payments on the Bank Preferred Stock. Potential investors in the Series A Preferred Shares should carefully consider the information with respect to the Bank set forth under "Certain Information Regarding the Bank." See also, "Description of Series A Preferred Shares -- Automatic Exchange."

DIVIDEND AND OTHER REGULATORY RESTRICTIONS ON OPERATIONS OF THE COMPANY

   Because the Company is a subsidiary of the Bank, federal regulatory authorities will have the right to examine the Company and its activities. Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, such regulatory authorities will have the authority to restrict the ability of the Company to transfer assets, to make distributions to its stockholders (including dividends to the holders of Series A Preferred Shares), or to redeem shares of Preferred Stock or even to require the Bank to sever its relationship with or divest its ownership of the Company. Such actions could potentially result in the Company's failure to qualify as a REIT.


   Payment of dividends on the Series A Preferred Shares could also be subject to regulatory limitations if the Bank became "undercapitalized" for purposes of the OTS prompt corrective action regulations, which is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% and a core capital (or leverage) ratio of less than 4.0%. At September 30, 1996, First Nationwide's total risk-based capital ratio was 12.93%, its Tier 1 risk-based capital ratio was 10.81% and its leverage ratio was 6.71%. Such ratios, adjusted to give effect to the sale of Series A Preferred Shares in the Offering, would be approximately 14.79%, 12.67% and 7.87%, respectively. However, the Bank significantly expanded its business and thus, its total assets, in the Cal Fed Acquisition. After giving effect to the Cal Fed Acquisition and the Offering, the Bank's risk-based capital ratio on a pro forma basis at September 30, 1996 would be 10.25%, its Tier 1 risk-based capital ratio would be 8.40%, and its leverage ratio would be 5.02%. In addition, under certain circumstances, including a determination that the Bank's relationship to the Company results in an unsafe or unsound banking practice, federal regulatory authorities would have the authority to restrict the ability of the Company to pay dividends to its stockholders.


   If the Automatic Exchange occurs and the Bank has not been placed into conservatorship or receivership, the Bank would likely be prohibited from paying dividends on the Bank Preferred Stock because the Bank would be "undercapitalized." In addition, the Bank's ability to pay dividends should its capital status improve would be subject to various restrictions under OTS regulations, a resolution of the Bank's board of directors and certain contractual provisions.


   However, if the Automatic Exchange occurs after the Bank has been placed into conservatorship or receivership, the Bank would not be able to pay dividends on the Bank Preferred Stock, and the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors would be entitled to a priority of payment over the claims of holders of equity interests such as the Bank Preferred Stock issued pursuant to the Automatic Exchange.

RISK THAT A SIGNIFICANT CHANGE IN INTEREST RATES WOULD AFFECT THE COMPANY'S ABILITY TO PAY DIVIDENDS

   The Company's income will consist primarily of interest payments on the Mortgage Loans held by it. The Company anticipates that most of its Mortgage Loans will bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the Mortgage Loans are based), then the Company will experience a decrease in income available to be distributed to its stockholders. In such an interest rate environment the Company may experience an increase in prepayments on its Residential Mortgage Loans and may find it more difficult to purchase additional Mortgage Loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares. In addition, certain Residential Mortgage Loan products which the Company may purchase could allow borrowers in such an interest rate environment to convert an adjustable rate mortgage to a fixed rate mortgage, thus "locking in" a low fixed interest rate. Because the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.

   In addition, as described below under "-- Risks Associated with Mortgage Loans Generally -- Structural Risks of Mortgage Loans," certain Residential Mortgage Loans included in the Initial Portfolio have the potential to negatively amortize. If there is an increase in interest rates on such Mortgage Loans (as measured by the indices upon which the interest rates of the Mortgage Loans are based), the Company may experience a decrease in income available to be distributed to its stockholders where such increase in the interest rates does not coincide with a corresponding adjustment of the borrowers' monthly payments.


DIVIDENDS NOT CUMULATIVE

   Dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors does not authorize and declare a dividend on the Series A Preferred Shares for any period, including in the event the Company is prevented from paying such dividend by the OTS, the holders of the Series A Preferred Shares would not be entitled to recover such dividend, whether or not funds are or subsequently become available. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter notwithstanding that funds are available. Factors that would be considered by the Board of Directors in making this determination are the Company's financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions, and such other factors as the Board of Directors may deem relevant. To remain qualified as a REIT, the Company must distribute annually at least 95% of its REIT taxable income (as defined herein) to stockholders. See "--Tax Risks" below and "Federal Income Tax Considerations -- Organizational Requirements."

RISKS ASSOCIATED WITH MORTGAGE LOANS GENERALLY

   An investment in the Series A Preferred Shares may be affected by, among other things, a decline in real estate values. In the event a substantial amount of the Mortgage Assets held by the Company becomes nonperforming, the Company may not have funds sufficient to pay dividends on the Series A Preferred Shares. Factors that could affect the value of the Mortgage Assets held by the Company include the following:

 Structural Risks of Mortgage Loans


   The Company generally does not intend to obtain credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for its Mortgage Loans, other than standard hazard insurance, which will in each case only relate to individual Mortgage Loans. The Bank also generally requires flood insurance on any loan secured by real property if the property lies within a U.S. Housing and Urban Development Department designated flood hazard area. Accordingly, during the time it holds Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes). In addition, in the event of a default on any Mortgage Loan held by the Company resulting from declining property values or worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from an insurer and (ii) the amount owing on the Mortgage Loan.

   Furthermore, an adjustment of the interest rates for Residential Mortgage
Loans representing   % of the Initial Portfolio (calculated as of   , 1996)
will not result in a corresponding adjustment in the borrower's monthly payment in an amount that would be sufficient to fully amortize the loan by the end of its stated term and, thus, such Mortgage Loans have the potential to negatively amortize until the monthly payments so adjust. Additionally,
for approximately    % of such Mortgage Loans, there exists the potential for
further negative amortization because adjustments to the monthly payments on a payment adjustment date may not exceed 7.50% of the current monthly payment and borrowers generally are not required to make fully amortizing monthly payments until after the fifth, tenth, fifteenth, twentieth and twenty-fifth payment adjustment dates or unless the outstanding principal balance of the Mortgage Loan equals or exceeds a percentage ranging from 110% to 120% of the original loan balance. Any resulting increase in the borrower's monthly payment in Mortgage Loans that negatively amortize may exceed the borrower's ability to pay, thereby increasing the likelihood of default.

 Real Estate Market Conditions

   The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as local and other economic conditions affecting real estate value, interest rate levels and the availability of credit to refinance Mortgage Loans at or prior to maturity. The results of the Company's operations depend on, among other things, the level of interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. Further, no assurance can be given that the values of the properties securing the Mortgage Loans included in the Company's Initial Portfolio have remained or will remain at the levels existing on the dates of origination of such Mortgage Loans.

 Geographic Concentration

   In addition to the foregoing, certain geographic regions of the United States from time to time will experience natural disasters or weaker regional economic conditions and housing markets and, consequently, may experience higher rates of loss and delinquency on Mortgage Loans generally. Any concentration of the Mortgage Loans in such a region may present risks in addition to those generally present with respect to Mortgage Loans. The
Company currently anticipates that approximately    % of the Residential
Mortgage Loans included in the Initial Portfolio will be secured by residential properties located in California. These Mortgage Loans may be subject to a greater risk of default than other comparable Mortgage Loans in the event of adverse economic, political or business developments or natural hazards, such as earthquakes, that may affect such region and the ability of property owners in such region to make payments of principal and interest on the underlying mortgages. See "Business and Strategy -- Description of Initial Portfolio -- Geographic Distribution" herein for further information regarding the geographic concentration of the Mortgage Loans in the Initial Portfolio.

 Delays in Liquidating Defaulted Mortgage Loans


   Even assuming that the mortgaged properties underlying the Mortgage Loans held by the Company provide adequate security for such Mortgage Loans, substantial delays could be encountered in connection with the liquidation of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. An action to foreclose on a mortgaged property securing a Mortgage Loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a mortgaged property. In the event of a default by a mortgagor, these restrictions, among other things, may impede the ability of the Company to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, the Servicer of the Company's Mortgage Loans will be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, including a disposition fee equal to 1% of the aggregate proceeds obtained in a sale of a defaulted Mortgage Loan, legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses, thereby reducing amounts available to the Company. As used herein, unless the context indicates otherwise, "mortgaged properties" includes shares in a cooperative and the related proprietary leases and occupancy agreements that are allocated to a dwelling unit in a residential cooperative housing corporation.


 Legal Considerations


   Applicable state laws generally regulate interest rates and other charges and require certain disclosures to borrowers. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the origination, servicing and collection of the Mortgage Loans. Certain states such as California also limit the remedies that may be available to a lender in the event of default. Depending on the provisions of the applicable law and the specific facts and circumstances involved, these laws, policies and principles may limit the ability of the Company to collect all or part of the principal of or interest on the Mortgage Loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

 High Balance Mortgage Loans

   As of     , 1996, the average original principal balance of the
Residential Mortgage Loans included in the Initial Portfolio was
approximately $    , and approximately    % of the Initial Portfolio
(calculated as of     , 1996) had original principal balances in excess of
$    . Investors are urged to consider the risk that the loss and delinquency experience on such higher balance loans may have a disproportionate effect on the Initial Portfolio as a whole.

 Environmental Considerations


   In the event that the Company is forced to foreclose on a defaulted Mortgage Loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which the Company has acquired through foreclosure or otherwise, the Company may be required to remove those substances and clean up the property. There can be no assurance that in such a case the Company would not incur full recourse liability for the entire costs of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up.

ABILITY OF THE BOARD OF DIRECTORS TO REVISE THE POLICIES AND STRATEGIES OF THE COMPANY


   The Board of Directors has established the investment policies and operating policies and strategies of the Company, certain of which are described in this Prospectus. These policies may be revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. The ultimate effect of any change in the policies and strategies set forth in this Prospectus on a holder of Series A Preferred Shares may be positive or negative and may increase risks to the Company. See "Business and Strategy -- Management Policies and Programs."


ABILITY TO INCREASE LEVERAGE MAY AFFECT THE COMPANY'S ABILITY TO RECEIVE INTEREST INCOME


   Although the Company does not currently intend to incur any indebtedness in connection with the acquisition and holding of Mortgage Loans, the Company may do so at any time, provided, that indebtedness in excess of 20% of the Company's stockholders' equity may not be incurred without the approval of a majority of the Independent Directors of the Company. To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates, prepayment risk and risks of various hedging strategies.

RELATIONSHIP WITH THE BANK AND ITS AFFILIATES; CONFLICTS OF INTEREST


   The Bank and its affiliates are involved in virtually every aspect of the Company's existence. The Bank is the sole holder of the Common Stock of the Company. FNMC will act as servicer of the Company's Mortgage Loans. In addition, other than the Independent Directors, all of the officers and directors of the Company are also officers and directors of the Bank or its affiliates. As the holder of all of the outstanding voting stock of the Company, the Bank will have the right to elect all directors of the Company, including the Independent Directors.

   The Company is dependent on the diligence and skill of its officers and the officers and employees of the Bank and of any of the Bank's affiliates for the selection, structuring and monitoring of its Mortgage Assets. In addition, the Company is dependent on FNMC (and any non-affiliates with which it enters into sub-servicing agreements) for the servicing of its Mortgage Loans. The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation the Company's acquisition of the Initial Portfolio; future acquisitions of Mortgage Loans from the Bank or its affiliates; future dispositions of Mortgage Loans to the Bank or any of its non-bank subsidiaries; and the modification of the Servicing Agreement. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank and its affiliates, on the other hand, be fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Loans (including those in the Initial Portfolio) on their acquisition or disposition by the Company. The requirement in the Charter that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company, on the one hand, and the Bank and its affiliates, on the other hand. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy -- Management Policies and Programs -- Conflict of Interest Policies."

NO THIRD PARTY VALUATION OF THE MORTGAGE LOANS; NO ARM'S-LENGTH NEGOTIATIONS WITH AFFILIATES

   The Company and the Bank intend that the fair value of the Initial Portfolio will approximately equal the amount that the Company will pay for the Initial Portfolio (approximately $400 million). However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio were obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio does not differ from the purchase price payable by the Company.

   In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Loans even in circumstances where an affiliate of the Company is selling the Mortgage Loans to, or purchasing the Mortgage Loans from, the Company. Accordingly, although the Company and the Bank intend that future acquisitions or dispositions of Mortgage Loans be on a fair value basis, there can be no assurance that the consideration to be paid (or received) by the Company to (or from) the Bank or any of its affiliates in connection with future acquisitions or dispositions of Mortgage Loans will not differ from the fair value of such Mortgage Loans.


CONTROL BY MACANDREWS & FORBES

   All of the Company's Common Stock is owned by the Bank. All of the Bank's common stock is owned by Holdings. Holdings is 80% indirectly owned through MacAndrews & Forbes Holdings Inc., a corporation wholly owned through Mafco Holdings Inc. (together with MacAndrews & Forbes Holdings Inc., "MacAndrews & Forbes") by Ronald O. Perelman and 20% indirectly owned by Hunter's Glen/Ford Ltd. ("Hunter's Glen"), a limited partnership controlled by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of the Bank and of the Company. First Nationwide (Parent) Holdings Inc. owns 100% of the class A common stock of Holdings, representing 80% of its voting common stock (representing approximately 85% of the voting power of its voting common stock) and Hunter's Glen owns 100% of the class B common stock of Holdings, representing 20% of its voting common stock (representing approximately 15% of the voting power of its common stock). As a result, MacAndrews & Forbes will be able to direct and control the policies of the Bank and the Company, including mergers, sales of assets and similar transactions. Except as described herein with respect to certain voting rights of the Company, holders of the Series A Preferred Shares will not have any voting rights.


TAX RISKS

 Adverse Consequences of Failure to Qualify as a REIT

   The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1997. Although the Company believes that it will be owned and organized and will operate in such a manner, no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

   If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. To the extent the Company fails to qualify as a REIT, the Bank has agreed to indemnify the Company for such income tax liability. A failure of the Company to qualify as a REIT would not by itself give the Company the right to redeem the Series A Preferred Shares. See "Description of Series A Preferred Shares -- Automatic Exchange -- Redemption."

   Notwithstanding that the Company currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause the Company to determine that it is in the best interest of the Company and the holders of its Common Stock and Preferred Stock to revoke the REIT election. As long as any Series A Preferred Shares are outstanding, any such determination by the Company may not be made without the approval of a majority of the Independent Directors. The tax law prohibits the Company from electing treatment as a REIT for the four taxable years following the year of such revocation. See "Federal Income Tax Considerations."

 REIT Requirements with Respect to Stock Ownership


   In order for the Company to qualify, and to continue to qualify, as a REIT under the Code, not more than 50% of the value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The Five or Fewer Test is applied using certain constructive ownership rules. Immediately after the Offering, certain significant shareholders of the Bank (i.e., Ronald O. Perelman and Gerald J. Ford) will, through their constructive ownership of a beneficial interest in the Bank, constitute two individuals for purposes of this test and, under the applicable statutory rules for determining percentages of ownership, will be deemed to own constructively approximately 39% of the value of the outstanding shares of stock in the Company (the "Significant Shareholders"). Presently, there are no restrictions which prevent (i) any Significant Shareholder from increasing or decreasing its percentage ownership of the Company, (ii) any Significant Shareholder from increasing or decreasing its percentage ownership of the Bank (and their percentage ownership in the Company) or (iii) any other person from becoming a significant constructive stockholder of the Company by acquiring an equity interest in the Bank. Moreover, any increase or decrease in the value of the Common Stock as compared to the value of the Preferred Stock will increase or decrease the percentage of ownership held by the Significant Shareholders.

   Because the Company believes that it is essential to qualify, and to continue to qualify, as a REIT, the Charter provides that, subject to certain exceptions, no individual or entity other than a Significant Shareholder may own, or be deemed to own by virtue of the attribution rules of the Code, more than the lesser of 2.5% of the number of the issued and outstanding shares of Preferred Stock, including the Series A Preferred Shares, or 1.25% of the value of all of the classes of issued and outstanding shares of stock of the Company (the "Ownership Limit"). The Board of Directors may (but will not be required to), upon the receipt of a ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to an individual or entity if such individual's or entity's ownership will not then or in the future jeopardize the Company's status as a REIT. The transfer of any shares of Preferred Stock, including Series A Preferred Shares (including the occurrence of events other than actual transfers of Preferred Stock that result in changes in constructive ownership of Preferred Stock) in violation of such Ownership Limit, or any other events (such as changes in the relative values of the Common Stock and the Preferred Stock) which would cause an individual or entity to own Preferred Stock in excess of the Ownership Limit or otherwise cause the Company to fail to qualify as a REIT, will cause the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit (the "Excess Shares") to be automatically transferred to a trust for the exclusive benefit of a charity to be named by the Company. All rights to dividends to such Excess Shares will be held by such trust. See "Description of Capital Stock -- Restrictions on Ownership and Transfer."

 REIT Requirements with Respect to Stockholder Distributions

   To obtain favorable tax treatment as a REIT qualifying under the Code, the Company generally will be required each year to distribute as dividends to its stockholders at least 95% of its REIT taxable income. Failure to comply with this requirement would result in the Company's income being subject to tax at regular corporate rates. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods.

 Redemption upon Occurrence of a Tax Event

   At any time following the occurrence of a Tax Event (as defined herein),
even if such Tax Event occurs prior to     , 2002, the Company will have the
right to redeem the Series A Preferred Shares in whole but not in part. See "Description of Series A Preferred Shares -- Redemption."

 Automatic Exchange Upon Occurrence of the Exchange Event

   Upon the occurrence of the Exchange Event, the outstanding Series A Preferred Shares will be automatically exchanged on a one-for-one basis into Bank Preferred Stock. See "Description of Series A Preferred Shares -- Automatic Exchange." The Automatic Exchange will be taxable, and each holder of Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Stock received in the Automatic Exchange. Provided that such holder's Series A Preferred Shares were held as capital assets for more than one year prior to the Automatic Exchange, any gain or loss will be long-term capital gain or loss. See "Federal Income Tax Considerations -- Tax Treatment of Automatic Exchange."


NO PRIOR MARKET FOR SERIES A PREFERRED SHARES OR FOR BANK PREFERRED STOCK, IF ISSUED


   Prior to the Offering, there has been no public market for the Series A Preferred Shares. Application will be made to list the Series A Preferred Shares on the NYSE. However, there can be no assurance that an active trading market will develop or be sustained or that the Series A Preferred Shares may be resold at or above the initial public offering price.


   In the event the Series A Preferred Shares are exchanged for Bank Preferred Stock, application will be made to list the Bank Preferred Stock on the NYSE. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Stock, if issued, or that an active public market for the Bank Preferred Stock would develop or be maintained.

                                 THE COMPANY

   The Company is a newly-formed Maryland corporation created for the purpose of acquiring, holding and managing Mortgage Assets that will generate net income for distribution to stockholders. The Company anticipates that its portfolio of Mortgage Assets will consist entirely of interests in Residential Mortgage Loans.


   The Company expects that substantially all of its Mortgage Assets will be acquired as whole loans from the Bank or affiliates of the Bank. FNMC will service the loans under the Servicing Agreement between the Company and FNMC. The Company will elect to be subject to tax as a REIT under the Code, and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT.


   All of the Common Stock of the Company is owned by the Bank, and all of the common stock of the Bank is owned by Holdings. Holdings is a savings and loan holding company organized under the laws of the state of Delaware in 1994 and is registered under HOLA. Holdings is 80% indirectly owned through Mafco Holdings Inc. by Ronald O. Perelman and is 20% owned by Hunter's Glen/Ford, Ltd., a limited partnership controlled by Gerald J. Ford, Chairman of the Board and Chief Executive Officer of the Bank.

   At September 30, 1996, First Nationwide had approximately $16.8 billion in assets and approximately $8.8 billion in deposits and was ranked at such date as the seventh largest thrift in the United States, in terms of assets, based on published sources. On July 27, 1996, Holdings entered into the Merger Agreement to acquire Cal Fed, a savings and loan holding company, and its wholly owned savings bank subsidiary, California Federal. After giving effect to the Cal Fed Acquisition and the Offering, at September 30, 1996, the Bank would have had approximately $31.0 billion in assets and would have ranked at such date as the fourth largest thrift in the United States in terms of assets, based on published sources. For a further description of the operations of the Company, see "Business and Strategy," "Management," "Risk Factors" and "Federal Income Tax Considerations."

   The Series A Preferred Shares will be exchanged automatically on a one-for-one basis for shares of Bank Preferred Stock upon the occurrence of the Exchange Event. CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED, WITHOUT THE CONSENT OF THE INVESTOR, BY AN INVESTMENT IN BANK PREFERRED STOCK AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR AT A TIME WHEN THE BANK HAD BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH IN THE OFFERING CIRCULAR ATTACHED HERETO AS ANNEX I. See also "Description of Series A Preferred Shares -- Automatic Exchange."

                               USE OF PROCEEDS

   The gross proceeds to the Company from the sale of the Series A Preferred Shares offered hereby are expected to be $200 million (assuming the Underwriters' over-allotment option is not exercised). Simultaneously with the consummation of the Offering, the Bank will make capital contributions to the Company with respect to its Common Stock equal to approximately $200 million plus an amount equal to the underwriting discounts and the expenses of the Offering and the formation of the Company (currently estimated by the Company to be approximately $9.0 million in the aggregate). The Company will use the aggregate net proceeds of $400 million received in connection with both the Offering and the capital contributions by the Bank to purchase the Initial Portfolio from the Bank. See "Business and Strategy."

   If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover any over-allotments in the Offering, the Bank will make additional capital contributions equal to the aggregate initial public offering price of such additional Series A Preferred Shares. The Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and capital contributions to purchase additional Mortgage Loans of the types described in "Business and Strategy -- Description of Initial Portfolio." The Company expects that it will purchase any such additional Mortgage Loans within six months from the exercise by the Underwriters of their over-allotment option. Pending such purchase, the Company will invest such additional proceeds in Mortgage-Backed Securities or short-term money market investments.

   The following table illustrates the source and use of funds in the Offering assuming the Underwriters' over allotment option is not exercised.


                               SOURCE OF FUNDS
                                (IN MILLIONS)



Proceeds from the issuance of the Series A Preferred Shares (a) ....   $200
Proceeds from the capital contributions from the Bank  .............    209
                                                                      ------
                                                                       $409
                                                                      ======



                                 USE OF FUNDS
                                (IN MILLIONS)



Purchase of Residential Mortgage Loans.   $400
Expenses of the Offering ..............      9
                                        ------
                                          $409
                                        ======



------------

   (a) Represents the estimated gross proceeds from the Offering. The Bank will make capital contributions to the Company with respect to its Common Stock equal to the expenses of the Offering.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of November 19, 1996 and as adjusted to reflect (i) the consummation of the Offering (assuming the Underwriters' over-allotment option is not exercised),
(ii) the transactions described in "Certain Transactions Constituting The Formation" and (iii) the use of the net proceeds therefrom as described under "Use of Proceeds."

                                                                       NOVEMBER 19, 1996
                                                                   -----------------------
                                                                     ACTUAL    AS ADJUSTED
                                                                   --------  -------------
                                                                        (IN THOUSANDS)
DEBT
 Total long-term debt                                                 $--       $     --
                                                                   --------  -------------
STOCKHOLDERS' EQUITY
Preferred Stock, par value $.01 per share; none authorized, none issued and outstanding, actual; and 30,000,000 shares
 authorized, 8,000,000 shares issued and outstanding, as adjusted      --        200,000
                                                                   --------
Common Stock, par value $.01 per share; 1,000 shares authorized,
 1,000 shares issued and outstanding, actual; and 30,000,000 shares authorized, 1,000 shares issued and outstanding, as
 adjusted ........................................................     --             --(1)

Additional paid-in capital .......................................     --        200,000(1)
                                                                   --------  -------------

  Total stockholders' equity .....................................      _        400,000
                                                                   --------  -------------

TOTAL CAPITALIZATION .............................................    $--       $400,000
                                                                   ========  =============

------------

   (1) The Company was formed with an initial capitalization of $10.00. Immediately prior to the consummation of the Offering, the Bank will make capital contributions to the Company equal to $200 million plus an amount sufficient to pay the aggregate offering and organization expenses, currently estimated by the Company to be approximately $9.0 million.

                            BUSINESS AND STRATEGY

GENERAL

   The Company's principal business objective is to acquire, hold and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company's Initial Portfolio will consist of Residential Mortgage Loans purchased from the Bank for an aggregate purchase price of approximately $400 million. See "Certain Transactions Constituting the Formation."

   In order to preserve its status as a REIT, substantially all of the assets of the Company will consist of Mortgage Loans and other qualified REIT assets of the type permitted by the Code. See "Federal Income Tax Considerations."

DIVIDEND POLICY

   In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its REIT taxable income to its stockholders. The Company currently expects to distribute annually dividends with respect to its outstanding shares of stock equal to approximately 100% of the Company's REIT taxable income.


   The Company's income will consist primarily of interest payments on the Mortgage Loans held by it. The Company anticipates that most of its Mortgage Loans will bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the Mortgage Loans are based), then the Company will experience a decrease in income available to be distributed to its stockholders. In addition, in such an interest rate environment the Company may experience an increase in prepayments on its Residential Mortgage Loans and may find it more difficult to purchase additional Mortgage Loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares. In addition, certain Residential Mortgage Loan products which the Company may purchase could allow borrowers in such an interest rate environment to convert an adjustable rate mortgage to a fixed rate mortgage, thus "locking in" a low fixed interest rate. Because the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares. In addition, as described below under "-- Description of the Initial Portfolio -- Residential Mortgage Loans," certain Residential Mortgage Loans included in the Initial Portfolio have the potential to negatively amortize. If there is an increase in interest rates on such Mortgage Loans (as measured by the indices upon which the interest rates of the Mortgage Loans are based), the Company may experience a decrease in income available to be distributed to its stockholders where such increase in the interest rates does not coincide with a corresponding adjustment to the borrowers' monthly payments.

   Dividends will be authorized and declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors. As indicated below under
"Description of Initial Portfolio," as of     , 1996, the weighted average
interest rate of the Residential Mortgage Loans included in the Initial
Portfolio was approximately    % per annum. The weighted average interest
rate of the Initial Portfolio would have to be less than approximately    %
for the Company to have less than $    million of net interest income, after
payment of servicing and advisory fees. The $    million would be sufficient
to pay an annual dividend on the Series A Preferred Shares at the rate of
   %. Such calculation assumes that (i) the Mortgage Assets included in the Initial Portfolio are held for the 12-month period following consummation of the Offering, (ii) principal repayments are reinvested in additional Mortgage Assets with characteristics similar to those of the Mortgage Assets included in the Initial Portfolio, and (iii) interest rates remain constant during such 12-month period. At current interest rates and based on the assumptions in the preceding sentence, the Company anticipates that the Initial Portfolio
will generate interest income of approximately $    million, after payment of
servicing and advisory fees, during such 12-month period. Because the aggregate annual dividend payment on the Series A Preferred Shares is
approximately $    million, the Company anticipates, based on the foregoing,
that approximately $    million would
be available for payment of dividends on the shares of Common Stock held by the Bank during such 12-month period. However, there are several limitations which are described in the following paragraph that restrict the Company's ability to pay dividends on the Common Stock.


   First, under the Company's current dividend policy, no cash dividends or other distributions may be paid on the Common Stock (i) unless and until the Company has paid full dividends on the Series A Preferred Shares for the four most recent Dividend Periods (or such lesser number of Dividend Periods during which the Series A Preferred Shares have been outstanding) and has declared a cash dividend on the Series A Preferred Shares at the annual dividend rate for the current Dividend Period, and (ii) the terms of all other stock of the Company ranking senior to the Common Stock have been complied with. Second, the Maryland General Corporation Law ("MGCL") provides that dividends and other distributions may not be paid by a corporation if, after giving effect to the distribution (i) the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business or
(ii) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter of the corporation permits otherwise (which the Charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights on dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Because upon the consummation of the Offering the aggregate liquidation value of the Series A Preferred Shares will equal $200 million, the amount of dividends which the Company could legally pay on its Common Stock cannot exceed an amount which would cause the Company's net assets to be less than $200 million.

   The federal thrift laws, including the regulations of the OTS, limit the Bank's ability to pay dividends on its capital stock, including the Bank Preferred Stock. The Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Other limitations apply to the Bank's ability to pay dividends, the magnitude of which depends upon the extent to which the Bank meets its fully phased-in regulatory capital requirements. In addition, the HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock or else such dividend will be invalid. Further, the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice.


   As of September 30, 1996, First Nationwide met the capital requirements of a "well capitalized" institution under the FDICIA prompt corrective action standards. Although management expects the Bank to remain "well capitalized," there can be no assurance that the Bank will continue to be "well capitalized" under applicable OTS regulations. If the Bank were only "adequately capitalized," it would not be able to accept brokered deposits unless it received a waiver from the FDIC.

   The Exchange Event will only take place under circumstances in which the Bank will not be considered "adequately capitalized" for purposes of the OTS' prompt corrective action regulations. Thus, at the time of the Automatic Exchange, by regulation, the Bank will not be permitted to pay dividends on the Bank Preferred Stock. Further, the Bank's ability to pay dividends on the Bank Preferred Stock even if the Bank were to return to "adequately capitalized" status following the Automatic Exchange would be subject to various restrictions. In the event that the Bank did pay dividends on the Bank Preferred Stock, such dividends could be paid out of the Bank's legally available capital surplus.


   Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, federal banking authorities will have the authority to issue an order which restricts the ability of the Company to make dividend payments to its stockholders.

GENERAL DESCRIPTION OF MORTGAGE ASSETS; INVESTMENT POLICY

 Residential Mortgage Loans

   The Company may from time to time acquire both conforming and nonconforming Residential Mortgage Loans. Conventional conforming Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Under current regulations, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $214,600 ($321,900 for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for one-unit residential loans to $412,450 ($618,675 for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. The Company expects that a majority of the nonconforming Residential Mortgage Loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of the Company's nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

   Each Residential Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on single-family (one-to four-unit) residential properties, including stock allocated to a dwelling unit in a residential cooperative housing corporation. Residential real estate properties underlying Residential Mortgage Loans consist of individual dwelling units, individual cooperative apartment units, individual condominium units, two-to four-family dwelling units, planned unit developments and townhouses. The Company currently expects that substantially all of the Residential Mortgage Loans to be acquired by it will be adjustable rate Mortgage Loans; however, the Company may from time to time acquire fixed interest rate Residential Mortgage Loans.


 Mortgage-Backed Securities


   While it is expected that no Mortgage-Backed Securities will be included in the Initial Portfolio, the Company may from time to time acquire fixed-rate or variable-rate Mortgage-Backed Securities representing interests in or obligations backed by pools of Mortgage Loans. The Company intends to acquire only investment grade Mortgage-Backed Securities issued or guaranteed by agencies of the federal government or government sponsored agencies. A portion of any Mortgage-Backed Securities that the Company purchases may represent interests in Mortgage Loans that were originated by the Bank or its predecessors in interest in exchange for securities issued or guaranteed by agencies of the federal government or government sponsored agencies, such as FHLMC, FNMA and the Government National Mortgage Association ("GNMA"). The Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multifamily or commercial real estate properties located throughout the United States.

   The Company does not intend to acquire any interest-only, principal-only or high-risk Mortgage-Backed Securities.


MANAGEMENT POLICIES AND PROGRAMS


   In administering the Company's Mortgage Assets, FNMC has a high degree of autonomy. The Board of Directors, however, has adopted certain policies to guide administration of the Company and FNMC with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. See also " -- Dividend Policy."


 Asset Acquisition and Disposition Policies

   Subsequent to the acquisition of the Initial Portfolio, the Company anticipates that it may from time to time purchase additional Mortgage Loans on a basis consistent with secondary market standards from the Bank or its affiliates pursuant to the Residential Mortgage Purchase Agreement, although Mortgage Loans may be acquired from unaffiliated third parties, out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock or Preferred Stock. The Company currently anticipates that such Mortgage Loans will be of the types described in " -- Description of Initial Portfolio," although if the Bank or its affiliates develop additional Mortgage Loan products, the Company may purchase such additional types of Mortgage Loans. In addition, the Company may from time to time acquire Mortgage-Backed Securities representing interests in or obligations backed by pools of Mortgage Loans that will be secured by single-family residential, multifamily or commercial real estate properties located throughout the United States. The Company will enter into the Servicing Agreement with FNMC that contains fees and other terms consistent with secondary market standards.


   The Company currently intends to maintain 100% of its portfolio of Mortgage Assets in Residential Mortgage Loans. The Company's current policy is not to acquire any commercial Mortgage Loans. In addition, the Company's current policy also prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent in the payment of principal or interest at the time of proposed acquisition; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. Mortgage Loans that are in "Nonaccrual Status" are generally loans that are past due 90 days or more in principal or interest, and "Classified" Mortgage Loans are generally troubled loans which are deemed substandard or doubtful with respect to collectibility.


   The Company may choose to dispose of any Mortgage Loan which subsequent to its acquisition by the Company (i) becomes Classified, (ii) falls into Nonaccrual Status, (iii) has to be renegotiated due to the financial deterioration of the borrower or (iv) is more than 30 days past due in the payment of principal or interest more than once in any 12 month period. The Bank has indicated to the Company that it does not intend to purchase any Mortgage Loans of the Company that fall into any of the foregoing categories; accordingly, the Company currently anticipates that any such Mortgage Loan may be sold at its then current fair value by the Company only to a subsidiary of the Bank or an unrelated third party. The Company does not generally intend to dispose of any Mortgage Loans.


 Capital and Leverage Policies

   To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

   The Company will have no debt outstanding following consummation of the Offering, and the Company does not currently intend to incur any indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of debt, funded or otherwise, the Company might incur, except that the incurrence by the Company of debt for borrowed money in excess of 20% of the Company's total stockholders' equity will require the approval of a majority of the Independent Directors. Any such debt incurred may include intercompany advances made by the Bank to the Company.

   The Company may also issue additional series of Preferred Stock. However, the Company may not issue additional shares of Preferred Stock senior to the Series A Preferred Shares without the consent of holders of at least two-thirds of the outstanding shares of Preferred Stock at that time, including the Series A Preferred Shares, and the Company may not issue additional shares of Preferred Stock on a parity with the Series A Preferred Shares without the approval of a majority of the Company's Independent Directors. In addition, the Company does not currently intend to issue any additional series of Preferred Stock unless it simultaneously receives additional capital contributions from the Bank equal to the aggregate offering price of such additional Preferred Stock plus the Company's expenses (including underwriting discounts or placement fees) in connection with the issuance of such additional shares of Preferred Stock.

 Credit Risk Management Policies


   The Company expects that each Mortgage Loan acquired from the Bank or one of its affiliates in the future will represent a first lien position and will be originated by the Bank or such affiliate or by financial institutions acquired by the Bank by merger (including the Cal Fed Acquisition) in the ordinary course of its or their real estate lending activities based on the underwriting standards generally applied (at the time of origination) for the originator's own account. See " -- Description of Initial Portfolio -- Underwriting Standards." In addition, the Company may choose to dispose of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest through a Mortgage-Backed Security) held by it, which Mortgage Loan (i) is or has been, at any time during the preceding 12 months, (a) Classified, (b) in Nonaccrual Status or (c) renegotiated due to financial deterioration of the borrower or (ii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal and interest. The Bank has indicated to the Company that it will not purchase any Mortgage Loans of the Company that fall into any of the foregoing categories; accordingly, the Company currently anticipates that any such Mortgage Loan would be sold at its then current fair value by the Company only to a non-bank subsidiary of the Bank or an unrelated third party.


 Conflict of Interest Policies


   Because of the nature of the Company's relationship with the Bank and its affiliates, it is likely that conflicts of interest will arise with respect to inter-affiliate transactions, including without limitation the Company's acquisition of Mortgage Loans from, or disposition of Mortgage Loans to, the Bank, FNMC or their respective affiliates and the modification of the Servicing Agreement. It is the Company's policy that the terms of any financial dealings with the Bank and its affiliates will be consistent with those available from third parties in the mortgage lending industry. In addition, the Servicing Agreement may not be modified or terminated without the approval of a majority of the Independent Directors. Conflicts of interest between the Company and the Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or one of its affiliates may have with the borrower. The Servicing Agreement provides that servicing of the Mortgage Loans is performed solely with a view to the interests of the Company as owner of the Mortgage Loans and without regard to the interests of the Bank or its other affiliates. Conflicts could also arise in connection with actions taken by the Bank as a controlling person in the Company. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank or one of its affiliates, on the other hand, are fair to all parties and are consistent with market terms for such types of transactions. The requirement in the Charter that certain actions of the Company be approved by a majority of the Independent Directors is also intended to promote fair dealings between the Company, on the one hand, and the Bank and its affiliates, on the other hand. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.


   There are no provisions in the Charter limiting any officer, director, security holder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest, or from engaging in acquiring, holding and managing Mortgage Assets. As described herein, it is expected that the Bank and its affiliates will have direct interests in transactions with the Company (including without limitation the sale of Mortgage Assets to the Company); however, it is not currently anticipated that any of the officers or directors of the Company will have any interests in such Mortgage Assets.

 Other Policies

   The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in exchange for property or (v) make loans to third parties, including without limitation officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase the Series A Preferred Shares and other shares of its stock in the open market or otherwise. The Company has no present intention of causing the Company to repurchase any shares of its stock, and any such action would be taken only in conformity with applicable federal and state laws.

   The Company intends to publish and distribute to stockholders, in accordance with NYSE rules, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The Charter provides that the Company shall maintain its status as a reporting company under the Exchange Act for so long as any of the Series A Preferred Shares are outstanding.

   The Company currently intends to make investments and operate its business at all times in such a manner as to be consistent with the REIT Requirements in order to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT, or the Board of Directors, subject to approval by a majority of Independent Directors, may determine that it is in the best interests of the Company and its stockholders to revoke the Company's REIT status. The Code prohibits the Company from electing REIT status for the four taxable years following the year of such revocation.

ACQUISITION OF INITIAL PORTFOLIO


   Simultaneously with the consummation of the Offering, the Company will acquire the Residential Mortgage Loans in the Initial Portfolio from the Bank pursuant to the terms of the Mortgage Loan Purchase and Warranties Agreement
(the "Residential Mortgage Purchase Agreement") dated as of      , 1997. The
expected purchase price to be paid by the Company for the Initial Portfolio will equal the aggregate principal balance of the Residential Mortgage Loans actually purchased by the Company as of the first day of the month in which such purchase occurs (after applying payments due on or before such date, whether or not received), plus interest accrued thereon from such first day to the date of purchase. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to such Agreement (the "Mortgage Loan Schedule"). The Mortgage Loan Schedule will specify, among other things, with respect to each Mortgage Loan: the interest rate formula applicable to each Mortgage Loan, the original principal balance and the unpaid principal balance as of the purchase date, the current monthly payment, the maturity date, the mortgagor, the type of the mortgaged property, the location of the mortgaged property and the current interest rate.

   At or as soon as practicable following the consummation of the Offering, the Bank will deliver or cause to be delivered to the Company or its designee all documents contained in the Mortgage Loan file, including but not limited to: either the mortgage note (together with all amendments and modifications thereto) endorsed in blank by the Bank or a lost-note affidavit, the original or certified copy of the mortgage (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available; the original or certified copy of all intervening assignments of mortgage, if any, evidencing the assignment of the Mortgage Loan to the Bank (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available; an original blanket assignment of the mortgages executed by the Bank; the original mortgagee title policy or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title; and all insurance policies relating to the properties underlying the Mortgage Loans and the proceeds thereof. Such documents initially will be held by FNMC acting as custodian for the Company under the Servicing Agreement. At the time of the transfer of the Residential Mortgage Loans to the Company, individual assignments of mortgages evidencing such assignment of the Mortgage Loans will not be prepared or recorded by the Bank; however, the Bank will be obligated at the written request of the Company, or if deemed necessary by the Servicer in connection with servicing any Mortgage Loan, to execute and record in the appropriate jurisdiction an individual assignment of mortgage that reflects of record the ownership of the Mortgage Loan by the Company.

   The Bank will make certain representations and warranties in the Residential Mortgage Purchase Agreement with respect to the Residential Mortgage Loans in the Initial Portfolio for the benefit of the Company and will be obligated to repurchase any Mortgage Loan sold by it to the Company as to which there is a material breach of any such representation or warranty, unless the Bank elects to substitute a qualified Mortgage Loan for such Mortgage Loan. The repurchase price for any such Mortgage Loan will be its outstanding principal amount plus accrued and unpaid interest to the date of repurchase.

DESCRIPTION OF INITIAL PORTFOLIO


   Information with respect to the Residential Mortgage Loans in the Initial
Portfolio is presented as of        , 1996. The composition of the Initial
Portfolio actually purchased by the Company contemporaneously with the consummation of the Offering will differ from the Initial Portfolio as described in this Prospectus only to the extent it is discovered prior to the consummation of the Offering that a Mortgage Loan included in the Initial Portfolio described herein (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. In such event, a Mortgage Loan similar in outstanding principal balance and product type will be substituted for such non-purchased Mortgage Loan.

   References herein to percentages of Residential Mortgage Loans included in the Initial Portfolio refer in each case to the percentage of the aggregate outstanding principal balance of the Mortgage Loans in the Initial Portfolio
as of           , 1996, based on the outstanding principal balances of such
Mortgage Loans as of such date after giving effect to scheduled monthly payments due on or prior to such date, whether or not received.


   The detailed information set forth in this Prospectus with respect to the Mortgage Loans applies only to the Initial Portfolio. The Company's portfolio of Mortgage Assets may or may not have the characteristics described below at future dates.

 General


   The Initial Portfolio contains    Residential Mortgage Loans, which on
       , 1996 had an aggregate outstanding principal balance of approximately
$        .

   Substantially all of the Residential Mortgage Loans included in the Initial Portfolio were originated by either California Federal or one of its predecessors in interest in the ordinary course of their respective real estate lending activities. Certain of the Residential Mortgage Loans included in the Initial Portfolio may have been originated by mortgagees approved by the Secretary of Housing and Urban Development or institutions (such as banks, credit unions and insurance companies) subject to supervision and examination by federal and state authorities and then sold to the Bank or one of its predecessors. Substantially all of the Residential Mortgage Loans included in the Initial Portfolio were originated generally in accordance with the underwriting standards customarily employed by California Federal or its predecessors in interest during the period in which such Mortgage Loans were originated.

   All of the Residential Mortgage Loans included in the Initial Portfolio
were originated between          and         , and have original terms to
stated maturity of either 15, 20, 25 or 30 years. The weighted average number of months since origination of the Residential Mortgage Loans included in the
Initial Portfolio (calculated as of         , 1996) was approximately
months. The weighted average "Loan-to-Value Ratio" of the Residential
Mortgage Loans included in the Initial Portfolio is    %. "Loan-to-Value
Ratio" means the ratio (expressed as a percentage) of the original principal balance of a mortgage loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property, and (ii) if the mortgage loan was made to finance the acquisition of a mortgaged property, the purchase price of such property.

   Except as described below, upon transfer of the residential mortgaged property underlying a Residential Mortgage Loan included in the Initial Portfolio, the mortgage note generally will not preclude assumption of the related Residential Mortgage Loan by the proposed transferee if the proposed transferee satisfies certain criteria with respect to its ability to repay the Residential Mortgage Loan. The mortgage notes with respect to certain of the Mortgage Loans included in the Initial Portfolio contain "due-on-sale" provisions which prevent the assumption of the Mortgage Loan by a proposed transferee and accelerates the payment of the outstanding principal balance of the Mortgage Loan. "Due-on-sale" provisions in adjustable rate Residential Mortgage Loans may be applicable in the period prior to the first Rate Adjustment Date (as defined herein) or following the exercise of a conversion option fixing the interest rate.

   None of the Residential Mortgage Loans included in the Initial Portfolio
(i) is currently delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) was, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. If, prior to the acquisition of the Initial Portfolio, any Residential Mortgage Loan included in the description of the Initial Portfolio herein falls within any of the foregoing categories, the Company will not purchase such Mortgage Loan but will instead purchase a Residential Mortgage Loan similar in outstanding principal balance and product type which does not fall into any of these categories.


 Residential Mortgage Loans


   The Company currently anticipates that the following different types of Residential Mortgage Loan products, each of which is more fully described below, will be included in the Initial Portfolio: Eleventh District Cost of Funds ARM, One-Year Treasury Rate ARM and Six-Month Treasury Rate ARM.

   The following table sets forth certain information with respect to each type of Residential Mortgage Loan included in the Initial Portfolio as of
    , 1996:


                  TYPE OF RESIDENTIAL MORTGAGE LOAN PRODUCT


                                         AGGREGATE
                                         PRINCIPAL       PERCENTAGE OF INITIAL     WEIGHTED AVERAGE      WEIGHTED AVERAGE
                                        BALANCE (IN     PORTFOLIO BY AGGREGATE     INITIAL LOAN TO      EXPECTED REMAINING
                TYPE                     THOUSANDS)        PRINCIPAL BALANCE         VALUE RATIO        MATURITY (MONTHS)
-----------------------------------  ----------------  -----------------------  --------------------  --------------------
Eleventh District Cost of Funds ARM          $                     %                       %
One-Year Treasury Rate ARM .........
Six-Month Treasury Rate ARM  .......
                                                       -----------------------  --------------------  --------------------
Total ..............................         $                     %                       %
                                     ================  =======================  ====================  ====================



   All of the Mortgage Loans included in the Initial Portfolio bear interest at adjustable rates. The interest rate on an "adjustable rate mortgage" or an "ARM" is typically tied to an index (such as the interest rate on United States Treasury Bills), and is adjustable periodically. ARMs are typically subject to lifetime interest rate caps and periodic interest rate caps on
each Rate Adjustment Date, as described below. As of     , 1996, the interest
rates of the Residential Mortgage Loans included in the Initial Portfolio
ranged from     % per annum to     % per annum and the weighted average
interest rate was approximately     % per annum. The following table contains
certain additional data with respect to the interest rates of the Residential
Mortgage Loans included in the Initial Portfolio as of     , 1996:

     CURRENT INTEREST RATE OF ADJUSTABLE RATE RESIDENTIAL MORTGAGE LOANS


                                                                       PERCENTAGE OF INITIAL
                                                 AGGREGATE PRINCIPAL       PORTFOLIO BY
                            NUMBER OF MORTGAGE       BALANCE (IN        AGGREGATE PRINCIPAL
CURRENT INTEREST RATE             LOANS              THOUSANDS)               BALANCE
-------------------------  ------------------  ---------------------  ---------------------
% to % ...................
% to % ...................
% to % ...................
                           ------------------  ---------------------  ---------------------
  Total ..................                                                       %
                           ==================  =====================  =====================


   "Gross Margin," with respect to a Residential Mortgage Loan, means the applicable fixed percentage which is added to the applicable index to calculate the current interest rate paid by the borrower of such Residential Mortgage Loan (without taking into account any lifetime interest rate caps, periodic interest rate caps, minimum interest rates or payment adjustment
caps). As of         , 1996, the weighted average Gross Margin of the
Residential Mortgage Loans included in the Initial Portfolio was
approximately   %.

   The following table sets forth certain additional data with respect to the Gross Margins of the Residential Mortgage Loans included in the Initial
Portfolio as of     , 1996:

                                 GROSS MARGIN

                                                              PERCENTAGE OF INITIAL
                                        AGGREGATE PRINCIPAL       PORTFOLIO BY
                   NUMBER OF MORTGAGE       BALANCE (IN        AGGREGATE PRINCIPAL
GROSS MARGIN             LOANS              THOUSANDS)               BALANCE
----------------  ------------------  ---------------------  ---------------------
% to % ..........
% to % ..........
% to % ..........
                  ------------------  ---------------------  ---------------------
  Total .........                                                       %
                  ==================  =====================  =====================


   The interest rate of each type of ARM product included in the Initial Portfolio adjusts at the times (each, a "Rate Adjustment Date") and in the manner described below, subject on each Rate Adjustment Date to periodic interest rate caps, maximum and minimum interest rates and payment adjustment caps, in each case as specified in the related mortgage note. Information set forth below regarding periodic interest rate caps, maximum and minimum interest rates and payment adjustment caps applies to the Initial Portfolio only. Mortgage Loans purchased by the Company after consummation of the Offering may be subject to different periodic interest rate caps, maximum and minimum interest rates or payment adjustment caps.

   Each Residential Mortgage Loan in the Initial Portfolio bears interest at its initial interest rate until its first Rate Adjustment Date. Effective with each Rate Adjustment Date, and except as described below with respect to certain Residential Mortgage Loans that have the potential for negative amortization, the monthly principal and interest payment on each Residential Mortgage Loan will be adjusted on each Rate Adjustment Date to an amount that will fully amortize the then-outstanding principal balance of such Residential Mortgage Loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. The
remaining Residential Mortgage Loans, or approximately     % of the Initial
Portfolio (calculated as of      , 1996), require periodic interest rate
adjustments on Rate Adjustment Dates, but may not provide for a related payment adjustment on such Rate Adjustment Date that would result in full amortization of the loan over its remaining term to stated maturity. In such cases, the difference between the increased payment due to a change in the interest rate and the actual payment made by a borrower on a payment date, or the negative amortization amount, is added to the principal balance of the
loan. In addition, with respect to approximately   % of the Residential
Mortgage Loans in the Initial Portfolio with the potential for negative
amortization (calculated as of       , 1996), the payment adjustment occurs
annually subject to a payment adjustment cap equal to 7.50% of the current monthly payment (thereby resulting in the potential for further negative amortization); however, the borrower may be required by the lender to make fully amortizing monthly payments on the monthly payment date (or, at the option of the lender, the payment adjustment date) following the fifth, tenth, fifteenth, twentieth and twenty-fifth payment adjustment dates under the mortgage note or if the outstanding principal balance of the Mortgage Loan equals or exceeds a percentage ranging from 110% to 120% of the original loan balance.


   In addition, certain types of Residential Mortgage Loan products contain an option, which may be exercised by the mortgagor, to convert the ARM into a fixed rate loan for the remainder of the mortgage term. If a Residential Mortgage Loan is converted into a fixed rate loan, the interest rate will be determined at the time of conversion as specified in the mortgage note relating to such Mortgage Loan and will remain fixed at such rate until the stated maturity of such Residential Mortgage Loan.


   Substantially all of the Residential Mortgage Loans included in the Initial Portfolio allow the borrower to prepay at any time some or all of the outstanding principal balance of the Mortgage Loan without a fee or penalty.

   Eleventh District Cost of Funds ARM. The interest rate with respect to each Eleventh District Cost of Funds ARM generally is fixed at an initial rate for the first one, three, six or twelve monthly payments and adjusts monthly, semi-annually or annually thereafter on the dates specified in the related mortgage note to a rate equal to the then-current Eleventh District Cost of Funds Index (as defined below) plus the Gross Margin set forth in such mortgage note, subject, in the case of certain Eleventh District Cost of Funds ARMs, to a maximum monthly, semi-annual or
annual interest rate increase or decrease of between     % and     % per
annum, a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus the percentage specified in the related mortgage note and a minimum rate no less than the Gross Margin. The sum of the Eleventh District Cost of Funds Index and the Gross Margin is generally rounded to the nearest 0.125%; however, certain mortgage notes may provide for the sum to be rounded upwards to the nearest 0.125%. Eleventh
District Cost of Funds ARMs representing     % of the Initial Portfolio
(calculated as of      , 1996) permit negative amortization, generally to the
extent described in the second preceding paragraph. The "Eleventh District Cost of Funds Index" with respect to each Eleventh District Cost of Funds ARM is the monthly weighted average cost of funds for savings institutions in Arizona, California and Nevada that are member institutions of the Eleventh Federal Home Loan Bank District (the "Eleventh District"). The Eleventh District Cost of Funds Index for a particular month reflects the interest costs paid on all types of funds held by Eleventh District member institutions and is calculated by dividing the cost of funds by the average of the total amount of those funds outstanding at the end of that month and of the prior month and annualizing and adjusting the result to reflect the actual number of days in the particular month. If necessary, before these calculations are made, the component figures are adjusted by the Federal Home Loan Bank of San Francisco to neutralize the effect of events such as member institutions leaving the Eleventh District or acquiring institutions outside the Eleventh District. The Eleventh District Cost of Funds Index is weighted to reflect the relative amount of each type of funds held at the end of the relevant month. Should the Eleventh District Cost of Funds Index not be published or become otherwise unavailable, FNMC will select a comparable alternative index over which it has no control and which is readily available.

   One-Year Treasury Rate ARM. The interest rate with respect to One-Year Treasury Rate ARMs generally is fixed at an initial rate for the first six or twelve monthly payments and adjusts annually thereafter on the date specified in the related mortgage note to a rate equal to the then-current One-Year Treasury Index (as defined herein) plus the Gross Margin set forth in such mortgage note, subject in certain instances to a maximum semi-annual or
annual interest rate increase or decrease of between    % and   %, a lifetime
interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus the percentage specified in the related mortgage note and to a minimum interest rate no less than the Gross Margin. The sum of the One-Year Treasury Index and the Gross Margin is generally rounded to the nearest 0.125%; however, certain mortgage notes provide for the sum to be rounded upwards to the nearest 0.125%. One-Year Treasury Rate
ARMs representing   % of the Initial Portfolio (calculated as of      , 1996)
permit negative amortization, generally to the extent provided in the third preceding paragraph. The "One-Year Treasury Index" with respect to each One-Year Treasury Rate ARM is the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to the Advisor. Should the Treasury Index not be published or become otherwise unavailable, FNMC will select a comparable alternative index over which it has no control and which is readily available.


   Six-Month Treasury Rate ARM. The interest rate with respect to each Six-Month Treasury Rate ARM generally is fixed at an initial rate for the first six monthly payments and adjusts semi-annually thereafter on the dates specified in the related mortgage note to a rate equal to the then-current Six-Month Treasury Index (as defined herein) plus the Gross Margin as set forth in such mortgage note, subject to a maximum semi-annual interest rate
increase or decrease of between     % and     %, a lifetime interest rate cap
equal to the initial interest rate with respect to such Residential Mortgage Loan plus the percentage specified in the related mortage note and to a minimum interest rate no less than the Gross Margin. The sum of the Six-Month Treasury Index and the Gross Margin is generally rounded to the nearest 0.125%; however, certain mortgage notes provide for the sum to be rounded upwards to the nearest 0.125%. The "Six-Month Treasury Index" with respect to each Six-Month Treasury Rate ARM is either the weekly auction average (investment) rate on U.S. Treasury securities with a six-month maturity or the cumulative average over a 26-week period of the weekly auction average rate on U.S. Treasury securities with a six-month maturity, in each case as published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in Statistical Release H.15(519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to FNMC. Should the Six-Month Treasury Index not be published or become otherwise unavailable, FNMC will select a comparable alternative index over which it has no control and which is readily available.


 Underwriting Standards

   The Bank has represented to the Company that all of the Residential Mortgage Loans included in the Initial Portfolio (including those which were not actually originated by the Bank or one of its predecessors in interest) were originated generally in accordance with the underwriting policies customarily employed by California Federal or one of its predecessors in interest during the period in which the Residential Mortgage Loans in the Initial Portfolio were originated.

   The underwriting standards applied at origination of the Residential Mortgage Loans were intended to evaluate the borrower's credit standing and repayment ability, and the value and adequacy of the underlying mortgaged property as collateral. Initially, each prospective borrower was required to provide a current balance sheet describing assets and liabilities and a statement of income and expenses, as well as, to the extent required by applicable state law, an authorization to apply for a credit report which summarized the borrower's credit history with merchants and lenders and any record of bankruptcy. While a credit report was always required for a prospective borrower, the extent of the report and other documentation requested varied among different origination programs.


   Except for certain Residential Mortgage Loans originated under a "no income verification" program, for any prospective borrower, employment was verified by submission of evidence (such as pay stubs) satisfactory to the Bank (or its predecessor), or by contacting the borrower's employer directly whereby the employer reported the length of employment with the employer and the employee's current salary. For a self-employed prospective borrower, the borrower was generally required to submit copies of personal and business federal income tax returns for the previous two years. For certain prospective borrowers, the borrower authorized verification of all deposits at financial institutions at which the borrower had demand or savings
accounts. Approximately    % of the Residential Mortgage Loans included in
the Initial Portfolio were originated under a "no income verification" program.


   Once the credit report and the employment and deposit verifications were received by the underwriting officer considering the loan application, a determination was made as to whether the prospective borrower had sufficient monthly income available (i) to meet the borrower's monthly obligations on the proposed Residential Mortgage Loan (determined on the basis of the monthly payments due in the year of origination) and other expenses related to the home (such as property taxes and hazard insurance) and (ii) to meet other financial obligations and monthly living expenses. In all instances, the Bank's and its predecessors' underwriting policies (including those applied in originating the Mortgage Loans in the Initial Portfolio) may be varied in cases deemed appropriate by its underwriting officers.

   In determining the adequacy of the property as collateral, an independent appraisal was made of each property considered for financing. Each appraiser was selected in accordance with predetermined guidelines established for appraisers. The appraiser was required to inspect the property and verify that it was in good condition and that construction, if new, had been completed. If the appraiser reported any exceptions to the verification, the Bank (or its predecessor) or its agent determined that such property had been substantially completed to its satisfaction. The appraisal was based on the appraiser's judgment of value giving appropriate weight to both the market value of comparable properties and the cost of replacing the property and other factors as appropriate. The Bank's or its predecessors' underwriting standards also required a search of the public records relating to a mortgaged property for liens and judgments against such mortgaged property, as well as fire and casualty insurance and customary title insurance, except that title insurance was not required in connection with co-op loans. In connection with co-op loans, a recognition agreement in customary form was generally required from the related cooperative corporation.


 Geographic Distribution

   The Company currently anticipates that approximately % of the residential real estate properties underlying the Company's Residential Mortgage Loans included in the Initial Portfolio will be located in California. Consequently, these Residential Mortgage Loans may be subject to a greater risk of default than other comparable Residential Mortgage Loans in the event of adverse economic, political or business developments and natural hazards (earthquakes and mud slides, for example) in California that may affect the ability of residential property owners in California to make payments of principal and interest on the underlying mortgages.

 Loan-to-Value Ratios; Insurance


   Approximately    % of the Residential Mortgage Loans in the Initial
Portfolio (calculated as of            , 1996) having Loan-to-Value Ratios
(i.e., the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property) of greater than 80% are insured under primary mortgage insurance
policies. Not more than approximately   % of the Residential Mortgage Loans are
insured by any one primary mortgage insurance policy issuer. At the time of origination of the Residential Mortgage Loans, each of the primary mortgage insurance policy insurers was approved by FNMA or FHLMC. A standard hazard insurance policy is required to be maintained by the mortgagor in an amount equal to the maximum insurable value of the improvements securing such Residential Mortgage Loan or the principal balance of such Residential Mortgage Loan, whichever is less.


   The remainder of the Residential Mortgage Loans in the Initial Portfolio having Loan-to-Value Ratios of greater than 80% at the time of origination were not insured under any primary mortgage insurance policy. Although, California Federal had a program of self-insuring the risk on these Mortgage Loans by charging a premium on the Mortgage Loan's interest rate, California Federal did not consistently collect such premium payments when required. If the residential real estate property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan may also be covered by a flood insurance policy as required by law. No special hazard insurance policy or mortgagor bankruptcy insurance will be maintained by the Company with respect to the Residential Mortgage Loans in the Initial Portfolio, nor will any Residential Mortgage Loan be insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

SERVICING

   The Mortgage Loans included in the Initial Portfolio will be sold by the Bank to the Company on a servicing released basis. FNMC and the Company will enter into the Mortgage Loan Servicing Agreement (the "Servicing Agreement") providing for the servicing of the Mortgage Loans in the Initial Portfolio. FNMC in its role as servicer is referred to herein as the "Servicer." The Servicer will receive fees generally ranging from 1/4% to 1/2% per annum on the principal balances of the loans serviced and a disposition fee equal to 1% of the aggregate proceeds obtained in the sale of a defaulted Mortgage Loan.

   The Servicing Agreement requires the Servicer to service the Company's Mortgage Loans in a manner generally consistent with accepted secondary market practices, with any servicing guidelines promulgated by the Company and with FNMA guidelines and procedures. The Servicer will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Mortgage Loans it services. The Servicer will also provide accounting and reporting services required by the Company for such Mortgage Loans. The Servicer will be required to follow such collection procedures as are customary in the industry. The Servicer may, in its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies, provided that any primary mortgage insurance coverage is not adversely affected. The Servicer may from time to time subcontract all or a portion of its servicing obligations under the Servicing Agreement to other affiliates of the Bank, or to an unrelated third party subject to approval of a majority of the Independent Directors. At September 30, 1996, FNMC serviced residential mortgage loans having an aggregate principal balance of approximately $42.7 billion. FNMC will not be discharged or relieved in any respect from performing its obligations under the Servicing Agreement in connection with subcontracting any of the obligations thereunder.

   The Servicer will be required to pay all expenses related to the performance of its duties under the Servicing Agreement. The Servicer will be required to make advances of principal and interest, taxes and required insurance premiums that are not collected from borrowers with respect to any Mortgage Loan, unless it determines that such advances are nonrecoverable from the borrower, insurance proceeds or other sources with respect to such Mortgage Loan. If such advances are made, the Servicer generally will be reimbursed prior to the Company out of proceeds related to such Mortgage Loan. The Servicer also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the servicer's expenses in the sale, are less than the outstanding principal balance of the related Mortgage Loan. The Servicer will be responsible to the Company for any loss suffered as a result of such Servicer's failure to make and pursue timely claims or as a result of actions taken or omissions made by the Servicer which cause the policies to be cancelled by the insurer.


   The Servicer may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Mortgage Loan by operation of law or otherwise in accordance with the terms of the Servicing Agreement.

   The Company may terminate the Servicing Agreement upon the happening of one or more events specified in the Servicing Agreement. Such events relate generally to the servicer's proper and timely performance of its duties and obligations under the Servicing Agreement. In addition, the Company may also terminate the Servicing Agreement without cause upon 30 days' notice and payment of a termination fee that is competitive with that which is generally payable in the industry. The termination fee will be based on the aggregate outstanding principal amount of the loans then serviced under the Servicing Agreement. As long as any Series A Preferred Shares remain outstanding, the Company may not terminate, or elect not to renew, the Servicing Agreement without the approval of a majority of the Independent Directors.


   As is customary in the mortgage loan servicing industry, the Servicer will be entitled to retain any late payment charges, prepayment fees or penalties, assumption fees and ARM conversion fees collected in connection with the Mortgage Loans. The Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and, to the extent permitted under applicable law, from interest earned on tax and insurance impound funds with respect to Mortgage Loans. The Servicer will be required to remit to the Company no later than the 20th day of each month (or the next business day if such 20th day is not a business day) all principal and interest due from borrowers of Mortgage Loans (unless deemed nonrecoverable by the Servicer) on the first day of such month.


   When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicer generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the Servicer is prohibited from exercising the "due-on-sale" clause under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations under the related mortgage note. Upon any assumption of a Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Mortgage Loan is typically required, which sum will be retained by the Servicer as additional servicing compensation.

EMPLOYEES


   The Company has four executive officers, each of whom is described further below under "Management." The Company does not anticipate that it will require any additional employees because it has retained FNMC to perform certain functions pursuant to the Servicing Agreement. All of the executive officers of the Company are also executive officers of the Bank and/or its affiliates. The Company will maintain corporate records and audited financial statements that are separate from those of the Bank or any of its affiliates. None of the officers, employees or directors of the Company will have any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or will engage in acquiring, holding and managing Mortgage Assets.


COMPETITION

   The Company does not anticipate that it will engage in the business of originating Mortgage Loans. It does anticipate that it will purchase Mortgage Loans in addition to those in the Initial Portfolio and that substantially all of these Mortgage Loans will be purchased from the Bank or affiliates of the Bank. The Company does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its Mortgage Loans.

LEGAL PROCEEDINGS

   The Company is not the subject of any material litigation. None of the Company, the Bank or any of its affiliates is currently involved in nor, to the Company's knowledge, currently threatened with any material litigation with respect to the Mortgage Loans to be included in the Initial Portfolio, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.

                    CERTAIN INFORMATION REGARDING THE BANK


   As an integral part of this Prospectus, a copy of the Bank's Offering Circular filed with the OTS relating to the Bank Preferred Stock to be issued upon the Exchange Event is attached hereto as Annex I and is incorporated by reference herein. All material information relating to the Bank, including information relating to the Bank's financial position and "Management's Discussion and Analysis of Financial Condition and Results of Operations," can be found in the Offering Circular. The information provided below is a summary of certain information contained in the Offering Circular attached hereto as Annex I and is qualified in its entirety by the Offering Circular. Capitalized terms used in the section and not defined in the Prospectus have the meanings given to them in the Offering Circular.

THE BANK

   After giving effect to the Cal Fed Acquisition the issuance of the Series A Preferred Shares and the Capital Contribution, at September 30, 1996, the Bank would have had approximately $31.0 billion in assets, approximately $17.6 billion in deposits, would have operated approximately 227 branches and would have ranked at such date as the fourth largest thrift in the United States in terms of assets, based on published sources. The Bank's principal business consists of operating retail deposit branches and originating and/or purchasing residential real estate loans and, to a lesser extent, certain consumer loans, and is conducted primarily in California, Florida, Nevada and Texas. The Bank also actively manages its portfolio of commercial real estate loans acquired through acquisitions and is active in mortgage banking and loan servicing. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. As of September 30, 1996, First Nationwide had approximately $16.8 billion in assets and approximately $8.8 billion in deposits and operated 116 branches.

   The Bank is chartered as a federal stock savings bank under the HOLA and regulated by the OTS and the FDIC, which, through the Savings Association Insurance Fund ("SAIF"), insures the deposit accounts of the Bank, up to applicable limits. The Bank is also a member of the FHLBS.

SUMMARY HISTORICAL FINANCIAL DATA

   The following data should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto included in the Offering Circular. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- First Nationwide" contained in the Offering Circular.

                                                             NINE MONTHS ENDED            YEAR ENDED
                                                               SEPTEMBER 30,             DECEMBER 31,
                                                          ----------------------  ------------------------
                                                            1996(1)       1995         1995       1994(2)
                                                          ----------  ----------  ------------  ----------
                                                                        (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA
Interest income .........................................   $932,578    $797,856    $1,075,504    $292,984
Interest expense ........................................    586,358     530,066       709,276     193,464
Net interest income .....................................    346,220     267,790       366,228      99,520
Provision for loan losses ...............................     29,700      18,000        37,000       6,226
Noninterest income ......................................    595,461     105,256       150,973      41,158
Noninterest expense .....................................    370,144     245,042       326,734      95,311
Income before income taxes and extraordinary item  ......    541,837     110,004       153,467      39,141
Income tax (benefit) expense (3) ........................    (77,523)      8,822       (55,826)      3,191
Income before extraordinary item ........................    619,360     101,182       209,293      35,950
Extraordinary item--(loss) gain on early extinguishment
 of debt, net ...........................................     (1,586)      1,967         1,967       1,376
Net income ..............................................    617,774     103,149       211,260      37,326
SELECTED PERFORMANCE RATIOS
Return on average assets (4) ............................       4.79%        .94%         1.44%        .84%
Return on average common equity (5) .....................      75.72       19.24         32.40       17.00
Yield on interest-earning assets (6) ....................       7.75        7.65          7.72        6.85
Cost of interest-bearing liabilities (7) ................       5.03        5.25          5.24        4.73
Net interest margin (8) .................................       2.87        2.55          2.63        2.33



                                                    AT SEPTEMBER
                                                         30,               DECEMBER 31,
                                                  ---------------  ---------------------------
                                                       1996(1)          1995         1994(2)
                                                  ---------------  -------------  ------------
                                                              (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA
Securities available for sale (9) ...............    $   567,933     $   348,561   $    45,000
Securities held to maturity (9) .................          4,277           1,455       411,859
Mortgage-backed securities available for sale
 (9) ............................................      1,660,140       1,477,514            --
Mortgage-backed securities held to maturity (9)        1,700,387       1,524,488     3,153,812
Loans receivable, net ...........................     10,578,170       8,831,018     9,966,886
Covered assets ..................................             --          39,349       311,603
Total assets ....................................     16,809,461      14,637,445    14,669,153
Deposits ........................................      8,799,990      10,241,628     9,196,656
Securities sold under agreements to repurchase  .      2,127,574         969,510     1,883,490
Borrowings ......................................      4,028,416       2,189,731     2,605,848
Total liabilities ...............................     15,347,880      13,677,560    13,828,556
Stockholders' equity ............................      1,461,581         959,885       840,597
REGULATORY CAPITAL RATIOS OF FIRST NATIONWIDE
Tangible capital ................................           6.71%           5.84%         5.50%
Core capital ....................................           6.71            5.84          5.50
Risk-based capital:
 Core capital ...................................          10.81            9.14          8.86
 Total capital ..................................          12.93           11.34         11.01
SELECTED OTHER DATA
Number of full service customer facilities  .....            116             160           156
Loans serviced for others (10) ..................    $43,826,250     $28,170,543   $ 7,475,119
Approximate number of employees .................          3,466           3,619         3,573
Non-performing assets as a percentage of First
 Nationwide's total assets ......................           1.36%           1.50%         1.49%

    (1) On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a $14.1 billion loan servicing portfolio. On February 1, 1996, First Nationwide acquired SFFed, with assets at fair values totalling approximately $4 billion and liabilities (including deposit liabilities) with fair values totalling approximately $3.8 billion. During the nine months ended September 30, 1996, First Nationwide closed the Branch Sales, with associated deposit accounts totalling $4.6 billion. Noninterest income for the nine months ended September 30, 1996 includes pre-tax gains of $363.0 million related to the Branch Sales. Noninterest expense for the nine months ended September 30, 1996 includes a pre-tax charge of $60.1 million for the Special SAIF Assessment.

    (2) On October 3, 1994, effective immediately following the close of business on September 30, 1994, First Nationwide acquired assets with fair values totalling approximately $14.1 billion and liabilities (including deposit liabilities) with fair values totalling approximately $13.4 billion from Old FNB.

    (3) Income tax expense recorded in 1994 after the FN Acquisition represents federal AMT reduced, to the extent of 90%, by net operating loss carryovers, and state tax of an assumed rate of 8%. Income tax benefit for the nine months ended September 30, 1996 and in 1995 includes the recognition of a deferred tax benefit of $125 million and of $69 million, respectively, offset by federal AMT tax reduced, to the extent of 90%, by net operating loss carryovers and state tax at an assumed rate of 8%.

    (4) Return on average assets represents net income as a percentage of average assets for the periods presented. For the nine months ended September 30, 1996 and 1995, return on average assets is annualized.

    (5) Return on average common equity represents net income available to common stockholders as a percentage of average common equity for the periods presented. For the nine months ended September 30, 1996 and 1995, return on average common equity is annualized.

    (6) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets. For the nine months ended September 30, 1996 and 1995, yield on interest-earning assets is annualized.

    (7) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities. For the nine months ended September 30, 1996 and 1995, cost of interest-bearing liabilities is annualized.

    (8) Net interest margin represents net interest income as a percentage of average interest-earning assets. For the nine months ended September 30, 1996 and 1995, net interest margin is annualized.

    (9) Fluctuation in securities and mortgage-backed securities held to maturity and securities and mortgage-backed securities available for sale from December 31, 1994 to December 31, 1995 resulted from the reclassification of substantially all securities and mortgage-backed securities (except for mortgage-backed securities resulting from the securitization with recourse of certain of First Nationwide's loans) from held to maturity to securities available for sale on December 29, 1995.

   (10) Includes loans serviced by FNMC, First Nationwide and FGB Realty, excluding loans serviced for First Nationwide by FNMC.

CONSOLIDATED CAPITALIZATION


   The following table sets forth the actual consolidated capitalization of First Nationwide at September 30, 1996 and the capitalization of the Bank on a consolidated basis at such date as adjusted to give effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution. The following table should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto, "Pro Forma Financial Data" and the Unaudited Pro Forma Financial Data included in the Offering Circular.



                                                                                         CONSOLIDATED
                                                                                        CAPITALIZATION
                                                            FIRST                        OF THE BANK,
                                                          NATIONWIDE     ADJUSTMENTS     AS ADJUSTED
                                                        ------------  ---------------  --------------
                                                                        (IN THOUSANDS)
Deposits ..............................................   $8,799,990     $8,767,439 (a)  $17,567,429
                                                        ============  ===============  ==============
Borrowings:
 Securities sold under agreements to repurchase  ......   $2,127,574     $  962,700 (a)  $ 2,899,274
                                                                           (191,000)(b)
 Other borrowings (primarily FHLB advances)  ..........    3,931,744      3,282,357 (a)    7,214,101
                                                        ------------  ---------------  --------------
   Total ..............................................   $6,059,318     $4,054,057      $10,113,375
                                                        ============  ===============  ==============
Long-term notes:
 Old FNB Debentures ...................................   $   89,831     $       --      $    89,831
 SFFed Notes ..........................................        6,841             --            6,841
 Cal Fed 10.668% Subordinated Notes ...................           --         50,000 (c)       50,000
 Cal Fed 10% Subordinated Debentures ..................           --          4,300 (c)        4,300
 Cal Fed 6 1/2% Convertible Subordinated Debentures  ..           --          2,700 (c)        2,700
                                                        ------------  ---------------  --------------
   Total long-term notes ..............................   $   96,672     $   57,000      $   153,672
                                                        ============  ===============  ==============
Minority interest--Series A Preferred Shares  .........   $       --     $  200,000 (d)  $   200,000
                                                        ------------  ---------------  --------------
Stockholders' equity:
 As adjusted:
  11 1/2% Noncumulative perpetual preferred stock,
   (par value $100 per share; 5,000,000 shares
   authorized; 3,007,300 shares issued and
   outstanding) .......................................      300,730             --          300,730
  10 5/8% Noncumulative perpetual preferred stock,
   (par value $100 per share; 1,725,000 shares
   authorized, issued and outstanding) ................           --        172,500 (a)      172,500
  Common stock (par value $.01 per share; 50,000
   shares authorized, 800 shares issued and
   outstanding) .......................................            1             --                1
  Additional paid-in capital ..........................      632,805         (9,000)(d)    1,323,805
                                                                            700,000 (e)
  Net unrealized holding gain on securities available
   for sale ...........................................       35,087             --           35,087
  Retained earnings ...................................      492,958             --          492,958
                                                        ------------  ---------------  --------------
   Total stockholders' equity .........................    1,461,581        863,500        2,325,081
                                                        ------------  ---------------  --------------
Total capitalization ..................................   $1,461,581     $1,063,500      $ 2,525,081
                                                        ============  ===============  ==============



------------

   (a) Represents deposits, borrowed funds (including accrued interest payable on all borrowings) and preferred stock of California Federal assumed by First Nationwide at their approximate respective fair values at September 30, 1996.

   (b) Represents utilization of proceeds from the issuance of the Series A Preferred Shares to reduce borrowings of the Bank.

   (c) Represents long-term notes of California Federal assumed by First Nationwide at their approximate respective fair values at September 30, 1996, excluding accrued interest payable.

   (d) Represents the issuance of the Series A Preferred Shares and related issuance costs.

   (e) Represents the Capital Contribution.

RISK FACTORS

   Prospective investors should consider carefully the information set forth under "Risk Factors" in the Offering Circular. Among the risks associated with the Bank Preferred Stock are the following:

   o  The Automatic Exchange;

   o  Payment of Dividends;

   o  Distributions of Excess Capital to Holdings;

   o  Economic Conditions;

   o  Interest Rate Risk and Credit Risk;

   o Asset Quality; Satisfaction of Obligations of Granite, Old FNB and Ford Motor;

   o  Mortgage Portfolio and MSRs;

   o  Competition;

   o  Regulation;

   o  Tax Sharing Agreement; Availability of Net Operating Loss Carryovers;

   o  Tax Effects of Dividend Payments by the Bank;

   o  Taxation of the Bank;

   o  Lack of Existing Market for the Bank Preferred Stock; and

   o  Control by MacAndrews & Forbes.

PAYMENT OF DIVIDENDS

   The federal thrift laws, including the regulations of the OTS, limit the Bank's ability to pay dividends on its capital stock including the Bank Preferred Stock. The Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards of the FDICIA. Other limitations apply to the Bank's ability to pay dividends, the magnitude of which depends upon the extent to which the Bank meets its regulatory capital requirements. In addition, the HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock or else such dividend will be invalid. Further the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice.

   As of September 30, 1996, First Nationwide met the capital requirements of a "well capitalized" institution under the FDICIA prompt corrective action standards. Although management expects the Bank to remain "well capitalized," there can be no assurance that the Bank will continue to be "well capitalized" under applicable OTS regulations. If the Bank were only "adequately capitalized," it would not be able to accept Brokered Deposits unless it received a waiver from the FDIC. See "Regulation" in the Offering Circular.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


   The Company's Board of Directors will initially be composed of seven members, two of whom will be Independent Directors. An "Independent Director" is a director who is not a current officer or employee of the Company or a current director, officer or employee of the Bank or any affiliate of the Bank. The Charter provides that the Independent Directors will consider the interests of the holders of both the Common Stock and the Preferred Stock, including the Series A Preferred Shares, in determining whether any proposed action requiring their approval is in the best interests of the Company. The Company currently has four executive officers. The Company does not anticipate that it will require additional employees. See "Business and Strategy -- Employees."


   The persons who are directors and executive officers of the Company are as follows:

         NAME            AGE  POSITION AND OFFICES HELD
---------------------  -----  -----------------------------------------------
Gerald J. Ford .......   52   Chairman, Chief Executive Officer and Director
Carl B. Webb .........   46   President, Chief Operating Officer and Director
Christie S. Flanagan     58   Executive Vice President, General Counsel and
                               Director
James R. Staff .......   48   Director
Richard H. Terzian  ..   59   Executive Vice President, Chief Financial
                               Officer and Director

                     [Independent Directors to be named]

   Each of the executive officers has held his position with the Company since its inception in November 1996. The following is a summary of the experience of the executive officers and directors of the Company:


   Mr. Ford has been Chairman of the Board, Chief Executive Officer and a Director of First Nationwide or the Bank since October, 1994. Mr. Ford was Chairman of the Board and a Director of First Madison Bank, FSB from 1993 to 1994. Mr. Ford previously served as Chairman of the Board, Chief Executive Officer and a Director of First Gibraltar Bank, FSB from 1988 through 1993. Mr. Ford served as the Chairman of the Board, Chief Executive Officer and a Director of First United Bank Group, Inc. from 1993 through 1994. Mr. Ford is Chairman of the Board and a Director of FNMC. Mr. Ford is Chairman of the Board and a Director of FGB Services, Inc. and Madison Realty Advisors, Inc. Mr. Ford has also served in the following capacities over the past five years: Chairman of the Board, Chief Executive Officer and Director, Ford Bank Group, Inc.; Chairman of the Board, Chief Executive Officer and Director, United New Mexico Financial Corporation. Mr. Ford is also Chairman of the Board and Chief Executive Officer of Liberte Investors Inc., President and Director of Parent Holdings and a Director of Norwest Corporation and Affiliated Computer Services, Inc.

   Mr. Webb has been the President, Chief Operating Officer and a Director of First Nationwide or the Bank since October, 1994. Mr. Webb served as President, Chief Executive Officer and Director of First Madison Bank, FSB from 1993 through 1994. Mr. Webb previously served as President, Chief Operating Officer and a Director of First Gibraltar Bank, FSB from 1988 through 1993. Mr. Webb also serves as a Director of FNMC.

   Mr. Flanagan has been the Executive Vice President and General Counsel of First Nationwide or the Bank since October, 1994. He also serves as a Director of FNMC. Mr. Flanagan has been associated with the law firm of Jenkens & Gilchrist, P.C. and its predecessors since 1968 in various capacities, including Managing Partner, and he is currently Of Counsel to that firm.

   Mr. Staff has been an Executive Vice President of First Nationwide or the Bank since October 17, 1994. He also serves as a Director of FNMC and as Chairman and a Director of FGB Realty. Mr. Staff previously was associated with the public accounting firm of KPMG Peat Marwick LLP and its predecessors since 1979, including most recently as Partner-in-charge of Financial Services for the Southwest-Dallas area.


   Mr. Terzian has served as Executive Vice President and Chief Financial Officer of First Nationwide or the Bank since April 1, 1995. For the five years prior to that date, Mr. Terzian served as Chief Financial Officer of Dime Bancorp, Inc. (The Dime Savings Bank of New York, FSB).


INDEPENDENT DIRECTORS

   The Charter requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company require the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares -- Independent Director Approval." In addition, although not restricted from doing so, the Board of Directors does not currently intend to approve the following transactions without the approval of a majority of the Independent Directors: (i) the modification of the general distribution policy or the authorization or declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Company's REIT taxable income (excluding capital gains) for such year plus net capital gains of the Company for that year, (ii) the redemption of any shares of Common Stock, and (iii) any dissolution, liquidation or termination of the
Company prior to     , 2026.              and              are the Company's
initial Independent Directors.

   If full dividends on shares of Series A Preferred Shares shall not have been paid for six Dividend Periods, the maximum authorized number of directors of the Company shall thereupon be increased by two. Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series A Preferred Shares, voting together as a class with the holders of any Parity Stock upon which the same voting rights as those of the Series A Preferred Shares have been conferred and are irrevocable, shall have the exclusive right to elect the two additional directors at the Company's next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been authorized, declared and paid or authorized and declared and a sum sufficient for payment thereof is set apart for payment on the Series A Preferred Shares for four consecutive Dividend Periods. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the payment or the declaration and setting aside for payment of full dividends on the Series A Preferred Shares for four consecutive Dividend Periods. See "Description of Series A Preferred Shares -- Voting Rights."

AUDIT COMMITTEE

   Upon consummation of the Offering, the Board of Directors will establish an audit committee which will review the engagement of independent accountants and review the independence of its auditors. The audit committee will also review the adequacy of the Company's internal accounting controls. The audit committee initially will be comprised of the Independent Directors
and     .

COMPENSATION OF DIRECTORS AND OFFICERS

   The Company intends to pay the Independent Directors of the Company for their services as directors annual compensation of $10,000 plus a fee of $750 for attendance (in person or by telephone) at each meeting of the Board of Directors.

   The Company will not pay any compensation to its officers or employees or to directors who are not Independent Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

   The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

   The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company (the "Bylaws") obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.


   The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

               CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION

THE FORMATION

   Prior to or simultaneously with the completion of the Offering, the Company, the Bank and its affiliates will engage in the transactions described below, which are designed (i) to facilitate the Offering, (ii) to transfer the ownership of the Initial Portfolio to the Company and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

   The transactions constituting the formation of the Company will include the following:

   o The Company will sell to the public 8,000,000 Series A Preferred Shares in the Offering (assuming the Underwriters' over-allotment option is not exercised).


   o The Bank acquired 1,000 shares of Common Stock for an aggregate purchase price equal to $10. In addition, the Bank will make capital contributions to the Company equal to the sum of $200 million plus the aggregate amount of underwriting discounts and the aggregate expenses of the Offering and the formation of the Company. The Bank currently owns, and following the completion of the Offering will continue to own, all of the issued and outstanding shares of Common Stock of the Company. The Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct ownership of at least a majority of the outstanding shares of Common Stock.

   o The Bank will sell the Initial Portfolio to the Company for an aggregate purchase price equal to approximately $400 million pursuant to the terms of the Residential Mortgage Purchase Agreement. See "Business and Strategy -- Acquisition of Initial Portfolio."

   o FNMC and the Company will enter into the Servicing Agreement pursuant to which FNMC will service the Mortgage Loans included in the Initial Portfolio. See "Business and Strategy -- Servicing."


   The Company and the Bank intend that the fair value of the Initial Portfolio will equal the amount that the Company will pay for the Initial Portfolio (approximately $400 million). However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio have been or will be obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio will not differ from the purchase price to be paid by the Company. See "Risk Factors -- No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates" and "--Relationship with the Bank and its Affiliates; Conflicts of Interest."

BENEFITS TO THE BANK

   The Bank expects to realize the following benefits in connection with the Offering and other transactions constituting the formation of the Company:

   o The Bank has advised the Company that the Bank expects the Series A Preferred Shares to qualify as core capital of the Bank under relevant regulatory capital guidelines. The increase in the Bank's core capital and risk-based capital levels that will result from the treatment of the Series A Preferred Shares as core capital will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

   o The dividends paid on the Series A Preferred Shares will be deductible for income tax purposes as a result of the Company's qualification as a REIT, which provides the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred stock.


   o In exchange for the Initial Portfolio, the Bank will receive the $200 million aggregate amount of the net proceeds received by the Company in connection with the Offering.

   o FNMC, a subsidiary of the Bank, will receive service related compensation pursuant to the Servicing Agreement.

                   DESCRIPTION OF SERIES A PREFERRED SHARES

   The following summary of the material terms and provisions of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the MGCL and to the Charter and Bylaws, the forms of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus forms a part. See "Description of Capital Stock" below.

GENERAL

   The Series A Preferred Shares form a series of the Preferred Stock of the Company, which Preferred Stock may be issued from time to time in one or more series with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as are determined by the Company's Board of Directors or, if then constituted, a duly authorized committee thereof. The Board of Directors has authorized the Company to issue the Series A Preferred Shares.

   When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are perpetual and will not be convertible into shares of Common Stock or any other class or series of stock of the Company and will not be subject to any sinking fund or other obligation of the Company for its repurchase or retirement.

   The transfer agent, registrar and dividend disbursement agent for the
Series A Preferred Shares will be                   . The registrar for
shares of Series A Preferred Shares will send notices to stockholders of any meetings at which holders of the Series A Preferred Shares have the right to elect directors of the Company or to vote on any other matter.

AUTOMATIC EXCHANGE

   Each Series A Preferred Share will be exchanged automatically for one newly issued share of Bank Preferred Stock if the appropriate federal regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Stock because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. Upon the Exchange Event, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank all certificates representing the Series A Preferred Shares of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for such certificate(s), a certificate or certificates representing an equal number of shares of Bank Preferred Stock. Any Series A Preferred Shares purchased or redeemed by the Company prior to the Time of Exchange (as defined herein) shall not be deemed outstanding and shall not be subject to the Automatic Exchange.


   The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the effective date of such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. Eastern Time on the first Business Day immediately following the date of issuance of the Directive (the "Time of Exchange"). As of the Time of Exchange, all shares of Series A Preferred Shares will be cancelled without any further action by the Company, all rights of the holders of Series A Preferred Shares as stockholders of the Company will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Stock. The Company will mail notice of the occurrence of the Exchange Event to each holder of Series A Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for Bank Preferred Stock upon surrender of such holder's certificates for Series A Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Stock. All corporate action necessary for the Bank to issue the Bank Preferred Stock as of the Time of Exchange will be completed prior to or upon completion of the Offering. Accordingly, once the

Directive is issued, no action will be required to be taken by holders of Series A Preferred Shares, by the Bank or by the Company in order to effect the Automatic Exchange as of the Time of Exchange.

   Holders of Series A Preferred Shares, by purchasing such shares of Series A Preferred Shares, will be deemed to have agreed to be bound by the unconditional obligation to exchange such shares of Series A Preferred Shares for Bank Preferred Stock upon the occurrence of the Exchange Event. The obligation of the holders of Series A Preferred Shares to surrender such shares and the obligation of the Bank to issue Bank Preferred Stock in exchange for Series A Preferred Shares shall be enforceable by the Bank and such holders, respectively, against the other.

   Absent the occurrence of the Exchange Event, no shares of Bank Preferred Stock will be issued. Upon the occurrence of the Exchange Event, the Bank Preferred Stock to be issued as part of the Automatic Exchange would constitute a newly issued series of preferred stock of the Bank and would have the same dividend rights, liquidation preference, redemption options and other attributes as to the Bank as holders of Series A Preferred Shares have as to the Company. Any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Bank Preferred Stock. The Bank Preferred Stock would rank pari passu in terms of dividend payment and liquidation preference with any outstanding shares of preferred stock of the Bank. The Bank intends to register the Bank Preferred Stock with the OTS pursuant to an Offering Circular, a copy of which is affixed to this Prospectus as Annex I and incorporated herein by reference. The Bank Preferred Stock will not be registered with the Commission and will be offered pursuant to an exemption from registration under Section 3(a)(5) of the Securities Act. Absent the occurrence of the Exchange Event, however, the Bank will not issue any Bank Preferred Stock, although the Bank will be able to issue preferred stock in series other than that of the Bank Preferred Stock. In the event of the issuance of the Bank Preferred Stock, application will be made to list the Bank Preferred Stock on the NYSE. However, there can be no assurance as to the liquidity of the trading markets for the Bank Preferred Stock, if issued, or that an active public market for the Bank Preferred Stock would develop or be maintained.

   Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Stock voluntarily. In addition, absent the occurrence of the Automatic Exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series A Preferred Shares exist solely as to the Company.

RANK

   The Series A Preferred Shares will rank prior to the Common Stock and to all other classes and series of equity securities of the Company now or hereafter issued (collectively, "Junior Stock"), other than any class or series of equity securities of the Company expressly designated as being on a parity with ("Parity Stock") or senior to ("Senior Stock") the Series A Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. The Company has the power to create and issue additional Preferred Stock or other classes of stock ranking on a parity with the Series A Preferred Shares, or that constitute Junior Stock, without any approval or consent of the holders of Series A Preferred Shares. So long as any Series A Preferred Shares remain outstanding, additional shares of Senior Stock may not be issued without the approval of the holders of at least two-thirds of the Series A Preferred Shares. See "--Voting Rights." So long as any Series A Preferred Shares remain outstanding, additional shares of Parity Stock may not be issued without the approval of a majority of the Independent Directors. See "--Independent Director Approval."

DIVIDENDS

   Holders of Series A Preferred Shares will be entitled to receive, if, when and as authorized and declared by the Board of Directors of the Company out of assets of the Company legally available therefor, noncumulative cash
dividends at the rate of   % per annum of the initial liquidation preference
(equivalent to $   per share per annum). Dividends on the Series A Preferred
Shares will
be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30 and December 31 (or, if any such day is not a business day, on the next business day) of each year commencing on March 31, 1997. Quarterly Dividend Periods will commence on and include the first day, and end on and include the last day, of the calendar quarter in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence on and include the original issue date of the Series A Preferred Shares and shall end on and include March 31, 1997. Each authorized and declared dividend will be payable to holders of record as they appear on the stock register of the Company on such record dates, not more than 45 calendar days nor less than 10 calendar days preceding the Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Company. Dividends payable on the Series A Preferred Shares for the Initial Dividend Period and for any other Dividend Period greater or less than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period; provided, however, that in the event of an Automatic Exchange, any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Preferred Stock.


   The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares will have no right to receive a dividend in respect of such Dividend Period, and the Company will have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any future Dividend Period.

   If any Series A Preferred Shares are outstanding, no full dividends or other distributions shall be authorized, declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared and paid, or authorized and declared and a sum sufficient for the payment thereof is set apart for such payments on the Series A Preferred Shares for (i) the immediately preceding Dividend Period, in the case of Parity Stock, and (ii) the then-current Dividend Period, in the case of Junior Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period upon the Series A Preferred Shares and the shares of any Parity Stock, all dividends authorized and declared on the Series A Preferred Shares and the shares of Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Shares and any shares of Parity Stock had dividends been authorized and declared in full.

   In addition to the foregoing restriction, the Company shall not authorize, declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) full dividends on the Series A Preferred Shares for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which shares of Series A Preferred Shares have been outstanding) are authorized and declared and paid or a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (ii) the Company has authorized and declared a cash dividend on the Series A Preferred Shares at the annual dividend rate for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the payment of such cash dividend for such then-current Dividend Period.

   No dividend shall be paid or set aside for holders of Series A Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities, if any, ranking prior to the Series A Preferred Shares as to dividends for such Dividend Period.

VOTING RIGHTS

   Except as indicated below, the holders of the Series A Preferred Shares will not be entitled to vote. In the event the holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote.

   If full dividends on shares of Series A Preferred Shares shall not have been paid for six Dividend Periods, the maximum authorized number of directors of the Company shall thereupon be increased by two. Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series A Preferred Shares, voting together as a class with the holders of any Parity Stock upon which the same voting rights as those of the Series A Preferred Shares have been conferred and are irrevocable, shall have the exclusive right to elect the two additional directors at the Company's next annual meeting of shareholders and at each subsequent annual meeting until full dividends have been authorized, declared and paid or authorized and declared and a sum sufficient for payment thereof is set apart for payment on the Series A Preferred Shares for four consecutive Dividend Periods. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the first annual meeting of stockholders after the payment or the authorization or declaration and setting aside for payment of full dividends on the Series A Preferred Shares for four consecutive Dividend Periods. Any such director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Shares and Parity Stock entitled to vote, voting together as a single class without regard to series, at a meeting of the Company's stockholders, or of the holders of Series A Preferred Shares and Parity Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series A Preferred Shares shall not have been paid for six (6) Dividend Periods, (i) any vacancy in the office of any such director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by any such remaining director and filed with the Company, and (ii) in the case of the removal of any such director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Shares and Parity Stock entitled to vote, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted.

   So long as any shares of Series A Preferred Shares are outstanding, the Company shall not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares, voting separately as a class, (a) amend, alter or repeal or otherwise change any provision of the Charter (including the terms of the Series A Preferred Shares) if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Shares, or (b) authorize, create or increase the authorized amount of or issue any class or series of any equity securities of the Company, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Company, ranking prior to the Series A Preferred Shares, either as to dividend rights or rights on liquidation, dissolution or winding up of the Company or (c) merge, consolidate, reorganize or effect any other business combination involving the Company, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the Series A Preferred Shares as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of the Company that are authorized and outstanding immediately prior to such transaction, and each holder of Series A Preferred Shares immediately prior to such transaction shall receive shares with the same rights, preferences, powers and privileges of the resulting corporation as the Series A Preferred Shares held by such holder immediately prior thereto.


   The creation or issuance of Parity Stock or Junior Stock, or an amendment that increases the number of authorized shares of Preferred Stock, or Series A Preferred Shares or any Junior Stock or Parity Stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of Series A Preferred Shares.

REDEMPTION


   The Series A Preferred Shares will not be redeemable prior to     , 2002
(except upon the occurrence of a Tax Event or a Change in Control). On or after such date, the Series A Preferred Shares will be redeemable by the Company or its successor or any acquiring or resulting entity with respect to the Company (including by any parent or subsidiary of the Company, any such successor, or any such acquiring or resulting entity), as applicable, at its option, in whole or in part, at any time or from time to time, at the redemption prices set forth below in cash, plus authorized, declared and unpaid dividends to the date of redemption, without interest:

  IF REDEEMED DURING THE
      12-MONTH PERIOD        REDEMPTION PRICE PER SHARE OF
        BEGINNING ,          THE SERIES A PREFERRED SHARES
--------------------------  -----------------------------
2002 ......................             $
2003 ......................
2004 ......................
2005 ......................
2006 ......................
2007 and thereafter .......              25.00


   In the event that fewer than all the outstanding Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series A Preferred Shares are then listed.

   The Company will also have the right at any time, upon the occurrence of a Tax Event, to redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus all authorized, declared and unpaid dividends to the date of redemption, without interest. "Tax Event" means the receipt by the Company of an opinion of a nationally recognized legal counsel to the Company experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treaties or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Company with respect to the stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   Upon a Change of Control, the Series A Preferred Shares are redeemable on
or prior to      , 2002, at the option of the Company or its successor or any acquiring or resulting entity with respect to the Company (including by any parent or subsidiary of the Company, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a redemption price per share equal to (i) $25.00, plus (ii) an amount equal to all authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that would be payable on the Series A Preferred Shares in respect of the period from the first day of the Dividend Period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be authorized and declared), plus (iii) the Applicable Premium, payable in cash.


   The Company or any such successor or any acquiring or resulting entity will be entitled to issue a notice of redemption after the Company or a parent company has entered into a definitive binding agreement with a third party that will result in a Change of Control, provided that (i) the date fixed for redemption is not earlier than the date on which the related Change of Control occurs and (ii) the obligation to effect such redemption is contingent upon the occurence of such Change of Control.


   "Applicable Premium" means the greater of (i) $    and (ii) the excess of
(A) the present value of (1) an amount equal to the amount of dividends that would be payable on the Preferred Shares in

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respect of the period from the date fixed for redemption through      , 2002
(assuming all such dividends were to be authorized and declared) plus (2)
$    , computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) $25.00.

   "Change of Control" means the occurrence of any of the following events:


     (i) any Person (as defined herein) other than a Permitted Holder (as defined herein) shall be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of the Bank, whether as a result of issuance of securities of the Bank, any merger, consolidation, liquidation or dissolution of the Bank, any direct or indirect transfer of securities by a Permitted Holder, or otherwise; or

     (ii) a sale, transfer, conveyance or other disposition, in a single transaction or in a series of related transactions (other than to an affiliate of the Bank or any of its subsidiaries), in either case occurring outside the ordinary course of business, of more than 75% of the assets and 75% of the deposit liabilities of the Bank shown on the consolidated balance sheet of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first in such related series of transactions); or


     (iii) a transaction or series of related transactions as a result of which 20% or more of the voting stock or Common Stock (or capital stock convertible or exchangeable into 20% of the voting stock or Common Stock) of the Bank is held by one or more Persons other than Holdings or its wholly owned subsidiaries.

   "Permitted Holder" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any entity controlled, directly or indirectly, by Ronald O. Perelman or his heirs.


   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly
equal to the period of time to          , 2002; provided, however, that if
such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if such remaining life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   If redemption is being effected by the Company, on and as of the date fixed for redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Company, on and as of the redemption date such entity shall be deemed to own the Series A Preferred Shares being redeemed for all purposes of the Charter, provided that the redemption price (including the amount of any authorized and declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.


   Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of Series A Preferred Shares to be redeemed at such holder's registered address.

   The Company's ability to redeem any Series A Preferred Shares, whether as a result of a Change of Control or otherwise, is subject to compliance with applicable regulatory requirements, including the prior approval of the OTS, relating to the redemption of capital instruments. Under current policies of the

OTS, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the OTS determines that the condition and circumstances of Holdings and the Bank warrant the reduction of a source of permanent capital.

RIGHTS UPON LIQUIDATION


   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive in respect of each share, out of assets of the Company legally available for distribution to its stockholders under applicable law, before any distribution of assets is made to holders of any Junior Stock and subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the rights of the Company's general creditors, liquidating distributions in the amount of $25.00 per share, plus authorized, declared and unpaid dividends thereon, if any, without interest.


   After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on any Parity Stock, then the holders of the Series A Preferred Shares and any Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the assets of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

INDEPENDENT DIRECTOR APPROVAL


   The Charter requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the
Independent Directors.             and              are the Company's initial
Independent Directors. See "Management -- Independent Directors." So long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors. In order to be considered "independent," a director must not be a current officer or employee of the Company or a current director, officer or employee of the Bank or any other affiliate of the Bank. In addition, any members of the Board of Directors of the Company elected by holders of Preferred Stock, including the Series A Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors. The actions which require approval of a majority of the Independent Directors include (i) the issuance of additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of the Company's total stockholders' equity,
(iii) the acquisition of real estate assets other than Residential Mortgage Loans or Mortgage-Backed Securities, (iv) the termination or modification of, or the election not to renew, the Servicing Agreement or the subcontracting of any duties under the Servicing Agreement to third parties unaffiliated with the Bank, (v) any material amendment to or modification of any of the Residential Mortgage Purchase Agreements, and (vi) the determination to revoke the Company's REIT status. The Charter provides that, in determining whether any proposed action requiring their consent is in the best interests of the Company, the Independent Directors will consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares.


RESTRICTIONS ON OWNERSHIP AND TRANSFER

   For information regarding restrictions on ownership and transfer of the Series A Preferred Shares, see "Description of Capital Stock -- Restrictions on Ownership and Transfer."

                         DESCRIPTION OF CAPITAL STOCK

   The following summary of the material terms of the stock of the Company does not purport to be complete and is subject in all respects to the applicable provisions of the MGCL and the Charter and Bylaws of the Company.

COMMON STOCK

 General

   The Company is authorized by its Charter to issue up to 30,000,000 shares of Common Stock. Upon consummation of the Offering and the transactions described in "Transactions Constituting the Formation," the Company will have outstanding 1,000 shares of Common Stock, all of which will be held by the Bank. In addition, the Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of Common Stock of the Company.

   As the holder of at least a majority of the outstanding shares of Common Stock of the Company, the Bank will be able, subject to the terms of the Series A Preferred Shares and of any other class or series of stock subsequently issued by the Company, to elect and remove directors, amend the Charter and approve other actions requiring stockholder approval under the MGCL or otherwise.

 Dividends

   Holders of Common Stock are entitled to receive dividends when, as and if authorized and declared by the Board of Directors out of assets legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of all series of Preferred Stock, including accumulations in the case of cumulative Preferred Stock, have been paid. In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual REIT taxable income to stockholders. Several limitations exist which may restrict the Company's ability to pay dividends on the Common Stock. See "Business and Strategy--Dividend Policy."

 Voting Rights

   Subject to the rights, if any, of the holders of any class or series of Preferred Stock, including the Series A Preferred Shares, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share. All of the issued and outstanding shares of Common Stock are currently held by the Bank.

   As the holder of at least a majority of the outstanding shares of Common Stock of the Company, the Bank will be able, subject to the terms of the Series A Preferred Shares and of any other class or series of stock subsequently issued by the Company, to elect and remove directors, amend the Charter and approve other actions requiring stockholder approval under the MGCL or otherwise.

 Rights Upon Liquidation

   In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

PREFERRED STOCK

   The Company is authorized by its Charter to issue up to 30,000,000 shares of Preferred Stock. Subject to limitations prescribed by the MGCL and the Charter, the Board of Directors or, if then constituted, a duly authorized committee thereof is authorized to issue, from the authorized but unissued shares of stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

   Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Articles Supplementary relating to that class or series.

   Articles Supplementary relating to each class or series of Preferred Stock will set forth the preferences and other terms of such class or series, including without limitation the following: (1) the designation of such class or series; (2) the number of shares of such class or series offered and the liquidation preference per share of such class or series; (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof for to such class or series; (4) whether dividends on such class or series of Preferred Stock are cumulative or not and, if cumulative, the date from which dividends on such class or series shall accumulate; (5) the provision for a sinking fund, if any, for such class or series; (6) the terms and conditions of redemption, if applicable, of such class or series; (7) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT or as otherwise deemed appropriate by the Board of Directors; (8) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (9) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (10) any other specific terms, preferences, rights, limitations or restrictions of such class or series; and (11) any voting rights of such class or series.

   As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock other than the Series A Preferred Shares.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

   The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional shares of stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

RESTRICTIONS ON OWNERSHIP AND TRANSFER


 Five or Fewer Test

   In order for the Company to qualify, and to continue to qualify, as a REIT under the Code, not more than 50% of the value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Five or Fewer Test is applied using certain constructive ownership rules. Immediately after the Offering, certain significant shareholders of Holdings (i.e., Ronald O. Perelman and Gerald J.
Ford) will, through their constructive ownership of a beneficial interest in the Bank, constitute two individuals for purposes of this test and, under the IRS's rules for determining percentages of ownership, will be deemed to own constructively approximately 39% of the value of the outstanding shares of stock in the Company. Presently, there are no restrictions which prevent either (i) any Significant Shareholder from increasing or decreasing its percentage ownership of the Company, (ii) any Significant Shareholder from increasing or decreasing its percentage ownership of the Bank (and thus its percentage ownership in the Company) or (iii) any other person from becoming a significant constructive shareholder of the Company by acquiring an equity interest in the Bank. Moreover, any increase or decrease in the value of the Common Stock as compared to the value of the Preferred Stock will increase or decrease the percentage of ownership held by the Significant Shareholders.

   Because the Company believes that it is essential to qualify, and to continue to qualify, as a REIT, the Charter, subject to certain exceptions, provides that no individual or entity other than a Significant Shareholder may own, or be deemed to own by virtue of the attribution rules of the Code, stock of the Company in amounts in excess of the Ownership Limit. The Board of Directors may (but will not be required to), upon the receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

   The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by one individual or entity to be deemed to be owned by other related individuals or entities. Similarly, under the constructive ownership rules, an individual or entity that owns stock of the Bank will be deemed to own a proportionate share of the Common Stock of the Company owned by the Bank. As a result, the acquisition by an individual or entity of stock of the Company in amounts below the Ownership Limit (or the acquisition of an entity that owns such shares) may cause that individual or entity (or another individual or entity) to violate the Ownership Limit. In addition, other events, such as changes in relative values of the Common and Preferred Stock, could cause an individual or entity to violate the Ownership Limit.


   The Charter provides that any Excess Shares will automatically be transferred, by operation of law, to a trustee as a trustee of a trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transfer took place. Any distributions paid prior to the discovery of the prohibited transfer are to be repaid by the original transferee to the Company and by the Company to the trustee; subject to applicable law, any vote of the holder of the shares while the shares were held by the original transferee prior to the Company's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void ab initio. In liquidation, the original transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company.

   All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

   The Ownership Limit provisions will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The foregoing restrictions on transferability and ownership will not apply, however, if the Company determines that it is no longer in the best interests of the Company to attempt to qualify, or continue to qualify, as a REIT.


 One Hundred Persons Test


   In addition, the REIT provisions of the Code require that the stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). The Charter contains restrictions in order to ensure compliance with the One Hundred Persons Test. Specifically, such provisions require that if any transfer of shares of stock of the Company would cause the Company to be beneficially owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

   The Charter requires that any person who beneficially owns 1.0% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Preferred Stock of the Company must provide certain information to the Company within 30 days of June 30 and December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Five or Fewer and One Hundred Persons Tests.

BUSINESS COMBINATIONS

   Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bank beneficially owns more than ten percent of the Company's voting shares and would, therefore, together with its affiliates (including Holdings) be subject to the business combination provision of the MGCL. However, pursuant to the statute, the Company has exempted any business combinations involving the Bank and any present or future affiliate thereof and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, the Bank and any present or future affiliate thereof may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

   The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

   The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.


   The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any Person of the Company's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.


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                      FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of material federal income tax considerations regarding the Offering is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of legal matters or legal conclusions, has been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP, and it is their opinion that such information insofar as it relates to matters of law or legal conclusions is accurate in all material respects. The discussion below is based on existing federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the federal income tax laws.


   EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY

 General

   The Company believes that, commencing with its taxable year ending December 31, 1997, it will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Provisions"), which are the requirements for qualifying as a REIT, commencing with its taxable year ending December 31, 1997. The REIT Provisions are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.


   In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code, commencing with the Company's taxable year ending December 31, 1997. Such opinion is based on certain factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters, such as the organization and expected manner of operation of the Company. In addition, this opinion is based upon the factual representations of the Company concerning its business and Mortgage Assets set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on a continuing basis. No assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify."


   If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. Such treatment substantially eliminates the federal "double taxation" on earnings (tax at both the corporate and the stockholder levels) that generally results from investment in a corporation.

   Despite the REIT election, the Company may be subject to federal income and excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income,

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including undistributed net capital gains, (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any, (iii) if the Company has (a) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income, (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax, (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability, and
(vi) if the Company should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of
(a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company does not now intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event of such an acquisition, the Company could, under certain circumstances, be subject to tax upon disposition of such assets.

 Organizational Requirements

   The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Provisions; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and (vii) meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under
Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See "--Taxation of United States Stockholders -- Treatment of Tax-Exempt Stockholders."


   In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, preferred stock is taken into account for purposes of determining whether a REIT satisfies conditions (v) and (vi) above. The Company believes that it will issue sufficient shares pursuant to the Offering to allow it to satisfy conditions (v) and (vi) above. In addition, the Charter includes certain restrictions regarding transfer of its shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described under "Description of Capital Stock --
Restrictions on Ownership and Transfer." Also, while certain options to acquire stock would be taken into account for the purpose of determining whether conditions (v) and (vi) are satisfied, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, because the nature of the Automatic Exchange is contingent and does not grant an option or priviledge to the holders of the Series A Preferred Shares or the Bank, the Automatic Exchange does not constitute an option to acquire the Series A Preferred Shares for this purpose and the possibility that the Automatic Exchange might occur will not affect the status of the Company as a REIT prior to an actual occurrence of the Automatic Exchange.


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   In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

 Income Tests

   The Company must annually satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including interest on obligations secured by mortgages on real property, certain "rents from real property" or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property (apart from involuntary conversions and sales of foreclosure property) held for less than four years from the date of acquisition must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

   For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.

   Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income will be treated as qualifying for two years following foreclosure (which period may be extended by the IRS so long as (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place and
(iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income). In the event the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property will be subject to tax, as described above.

   The Company expects to satisfy these requirements.

 Relief Provisions

   If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud

                               63
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with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company -- General," even if these relief provisions apply, the Company will, however, still be subject to a special tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

 Asset Tests

   At the close of each quarter of its taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. Second, although not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class, (i) the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and (ii) the Company may not own more than 10% of any one issuer's outstanding voting securities.

   After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

 Annual Distribution Requirements

   In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (which is defined generally as the taxable income of the Company computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates, as the case may be. The Code permits a stockholder to elect to be treated for tax purposes as having (i) received a distribution in the amount specified in the election and (ii) contributed the amount thereof to the capital of the Company. In the event the Company fails to distribute 100% of its income and capital gains, the Bank may elect to be so treated. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirement.

   It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of the Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

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   Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

   If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. To the extent the Company fails to qualify as a REIT, the Bank has agreed to indemnify the Company for such income tax liability. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAX TREATMENT OF AUTOMATIC EXCHANGE


   Upon the occurrence of the Exchange Event, the outstanding Series A Preferred Shares will be automatically exchanged on a one-for-one basis for Bank Preferred Stock. See "Description of Series A Preferred Shares -- Automatic Exchange." The Automatic Exchange will be a taxable exchange with respect to which each holder of the Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Stock received in the Automatic Exchange. Assuming that such holder's Series A Preferred Shares were held as capital assets for more than one year prior to the Automatic Exchange, any gain or loss will be long-term capital gain or loss. Long-term capital losses are deductible, subject to certain limitations. The basis of the holder in the Bank Preferred Stock will be their fair market value at the time of the Automatic Exchange.


TAXATION OF UNITED STATES STOCKHOLDERS

   Distributions Generally. As long as the Company qualifies as a REIT, distributions to a United States Stockholder out of the Company's current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by the Company as capital gains dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States Stockholder's Series A Preferred Shares, and a distribution in excess of the United States Stockholder's tax basis in its Series A Preferred Shares will be treated as taxable gain realized from the sale of such shares. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not claim the benefit of any tax losses of the Company on their own income tax returns.

   The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "--Taxation of the Company -- General" and "--Taxation of the Company -- Annual Distribution Requirements" above. As a result, stockholders may be required to treat

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as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

   Losses incurred on the sale or exchange of Series A Preferred Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

   Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee's pension trust or other domestic tax-exempt stockholder will not constitute "unrelated business taxable income" unless the stockholder has borrowed to acquire or carry its shares of the Company or the shares are used in an unrelated trade or business of the shareholder. A tax-exempt employee's pension trust that holds more than 10% of the shares of a "pension-held" REIT might be required to treat a certain portion of the dividends paid as unrelated business taxable income. The Company does not expect to be treated as a pension-held REIT for these purposes.

TAXATION OF FOREIGN STOCKHOLDERS

   The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-United States Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or
(iii) an estate or trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

   Ordinary Dividends. The portion of dividends received by Non-United States Holders payable out of the Company's earnings and profits (which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-United States Holder) will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-United States Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-United States Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-United States Holder's conduct of a U.S. trade or business, the Non-United States Holder generally will be subject to U.S. tax at graduated rates, in the same manner as a United States Stockholder with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-United States Holder that is a foreign corporation).

   Non-Dividend Distributions. Distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-United States Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

   Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-United States Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. Shares of a corporation are treated as a USRPI only if the fair market value of the USRPIs owned by the corporation equals or exceeds 50% of the fair market value of its total assets. If at no time during the five years preceding the sale of exchange of shares in the Company the shares of constituted a USRPI, gain or loss on the sale or exchange will not be treated as effectively connected with a U.S. trade or business by reason of FIRPTA. While ownership of real

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property in the U.S. is always a USRPI, a loan secured by a mortgage on U.S.
real property does not constitute a USRPI unless the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. Because such contingent interest is not likely to be present in Mortgage Loans to be owned by the Company that are expected to represent approximately [90]% of the assets of the Company (although such interest is fairly common in commercial loans), the Company believes that it is unlikely that its shares will be USRPIs or that it will derive significant gain from USRPIs, although whether its shares are USRPIs or it derives income from USRPIs will depend on the facts as they ultimately develop. If the shares do constitute USRPIs, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

   Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-United States Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

   If the Company does not constitute a domestically controlled REIT, a Non-United States Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Series A Preferred Stock will be listed) and (ii) the selling Non-United States Holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

   If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-United States Holder would be subject to the same treatment as a United States Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

   Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-United States Holder in two cases: (i) if the Non-United States Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-United States Holder, the Non-United States Holder will be subject to the same treatment as a United States Stockholder with respect to such gain, or
(ii) if the Non-United States Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

   Estate Tax. Shares of the Company owned or treated as owned by a nonresident alien decedent are includible in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

   The Company will report to its stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

   United States Stockholders. Under certain circumstances, a United States Stockholder of Series A Preferred Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Series A Preferred Shares. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of

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interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Stockholder will be allowed as a credit against such United States Stockholder's United States federal income tax liability and may entitle such United States Stockholder to a refund, provided that the required information is furnished to the IRS.

   Foreign Stockholders. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Holders, and a Non-U.S. Holder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Non-U.S. Holder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-U.S. Holder will be allowed as a credit against any United States federal income tax liability of such Non-U.S. Holder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

   The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in the Company.

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                             ERISA CONSIDERATIONS

GENERAL

   In evaluating the purchase of Series A Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (a) whether the ownership of Series A Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Series A Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of
Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code; (c) whether the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series A Preferred Shares should consider whether the ownership of Series A Preferred Shares would result in a non-exempt prohibited transaction under
Section 4975 of the Code.

   The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN ASSET REGULATION


   Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation", 29 C.F.R. Sec.2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security."


   For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Series A Preferred Shares will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulation.

   The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Series A Preferred Shares to be "widely held" upon the completion of the Offering.

   The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that any restrictions imposed on the transfer of the Series A Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series A Preferred Shares to be "freely transferable".

   A Plan should not acquire or hold the Series A Preferred Shares if the Company's underlying assets will be treated as the assets of such Plan. However, the Company believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.

EFFECT OF PLAN ASSET STATUS

   ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the Plans receiving Series A Preferred Shares as a result of the Offering. However, if the assets of the Company were deemed to be assets of the Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments of the Company.

   If the assets of the Company were deemed to be Plan Assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series A Preferred Shares could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

   Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

   If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

   If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an IRA or his beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

   Thus, the acquisition of the Series A Preferred Shares by a Plan could result in a prohibited transaction if an Underwriter, the Company, the Bank, Holdings or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Series A Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited Transaction Class Exemption ("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the Underwriters), reporting dealers, and banks), PTCE 84-14 (as exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

   A Plan should not acquire the Series A Preferred Shares pursuant to the Offering if such acquisition will constitute a non-exempt prohibited transaction.

UNRELATED BUSINESS TAXABLE INCOME

   Plan fiduciaries should also consider the consequences of holding more than 10% of the Series A Preferred Shares if the Company is "predominantly held" by qualified trusts. See "Federal Income Tax Considerations -- Taxation of United States Stockholders -- Treatment of Tax-Exempt Stockholders."

                                   EXPERTS

   The statement of financial condition of the Company as of November 19, 1996 has been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                   RATINGS

   It is expected that the Series A Preferred Shares will be rated     by
Moody's Investors Service, Inc. and     by Standard and Poor's Ratings Group.
A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Series A Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the Series A Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

                            CERTAIN LEGAL MATTERS

   The validity of the Series A Preferred Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, and certain legal matters and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP and Latham & Watkins have from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including the Bank) in connection with certain legal matters. Joseph H. Flom, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Revlon Group Incorporated, a wholly owned subsidiary of MacAndrews & Forbes.

                                   GLOSSARY


   "Administrative Action" means any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) relating to the Tax Event.


   "Applicable Premium" shall have the meaning set forth in "Description of Series A Preferred Shares--Redemption."

   "ARM" or "adjustable rate mortgage" means a Mortgage Loan that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

   "Automatic Exchange" means the automatic exchange of each Series A Preferred Share for one share of Bank Preferred Stock upon the occurrence of the Exchange Event.

   "Bank" means California Federal Bank, A Federal Savings Bank, the surviving entity in the Cal Fed Acquisition.

   "Bank Preferred Stock" means the newly issued series of preferred stock of the Bank for which the Series A Preferred Shares will be exchanged automatically upon the occurrence of the Exchange Event.

   "Board of Directors" means the board of directors of the Company.

   "Bylaws" means the Bylaws of the Company.

   "Cal Fed" means Cal Fed Bancorp Inc.


   "Cal Fed Acquisition" means the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of July 27, 1996, among Holdings, CFB Holdings, Inc., Cal Fed and California Federal, in connection with which on January 3, 1997, First Nationwide was merged with and into California Federal, with California Federal being the surviving institution.


   "California Federal" means California Federal Bank, A Federal Savings Bank, prior to the consummation of the Cal Fed Acquisition.

   "Capital Contribution" means the amount of funds received by First Nationwide from Holdings, prior to or concurrent with the consummation of the Cal Fed Acquisition.

   "Change of Control" shall have the meaning set forth in "Description of Series A Preferred Shares--Redemption.

   "Charter" means the charter of the Company, as amended or supplemented from time to time.

   "Classified" loans are generally troubled loans which are deemed substandard or doubtful with respect to collectibility.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commission" means the United States Securities and Exchange Commission.

   "Common Stock" means the common stock, par value $.01 per share, of the Company.


   "Company" means California Federal Preferred Capital Corporation, a Maryland corporation.

   "Directive" means the writing issued by the appropriate federal regulatory agency directing the Automatic Exchange.

   "Dividend Payment Date" means each quarterly date upon which dividends are paid by the Company to the holders of the Series A Preferred Shares.

   "Dividend Period" means any quarterly dividend period.

   "Eleventh District" means the Eleventh Federal Home Loan Bank District.

   "Eleventh District Cost of Funds ARM" means an ARM the interest rate of which is fixed for the first six or twelve monthly payments and adjusts semi-annually or annually on the dates specified in the related mortgage note.

   "Eleventh District Cost of Funds Index" means the monthly weighted average cost of funds for savings institutions in Arizona, California and Nevada that are member institutions of the Eleventh District.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "Excess Shares" means the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Event" means the appropriate federal regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Stock because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term.

   "FDIC" means the Federal Deposit Insurance Corporation.

   "FDICIA" means the Federal Deposit Insurance Corporation Improvement Act of 1991.

   "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

   "FHLMC" means the Federal Home Loan Mortgage Corporation.

   "FHLBS" means the Federal Home Loan Bank System.

   "First Nationwide" means First Nationwide Bank, A Federal Savings Bank prior to the consummation of the Cal Fed Acquisition.

   "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

   "Five or Fewer Test" means the Code requirement that not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code).

   "FNMA" means the Federal National Mortgage Association.

   "FNMC" means First Nationwide Mortgage Corporation.

   "GNMA" means the Government National Mortgage Association.

   "Gross Margin" means, with respect to a Residential Mortgage Loan that is an ARM, the applicable fixed percentage which, when added to the applicable index, calculates to the current interest rate paid by the borrower of the adjustable rate Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate loans.

   "HOLA" means the Home Owners' Loan Act.

   "Holdings" means First Nationwide Holdings Inc.


   "Independent Directors" means the members of the Board of Directors who are not current officers or employees of the Company or current directors, officers or employees of the Bank, or any other affiliate of the Bank.


   "Initial Dividend Period" means the first Dividend Period.

   "Initial Portfolio" means the initial portfolio of Residential Mortgage Loans purchased by the Company from the Bank.

   "Interested Stockholder" means any person who beneficially owns, directly or indirectly, 10% or more of the aggregate voting power of a Maryland corporation.

   "IRA" means an individual retirement arrangement under Section 408 of the Code.

   "IRS" means the United States Internal Revenue Service.

   "Junior Stock" means Common Stock and all other classes and series of stock which rank below the Series A Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution.

   "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the mortgaged property underlying such Mortgage Loan and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

   "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger, dated as of July 27, 1996, among Holdings, Cal Fed, California Federal and CFB Holdings, Inc.

   "MGCL" means the Maryland General Corporation Law as in effect from time to time or any successor statute thereto.

   "Mortgage Assets" means real estate mortgage assets, including Mortgage Loans and Mortgage-Backed Securities.


   "Mortgage-Backed Securities" means securities either issued or guaranteed by agencies of the Federal government or government sponsored agencies or rated by at least one nationally recognized independent rating organization and representing interests in or obligations backed by pools of Mortgage Loans.

   "Mortgage Loans" means whole loans secured by single-family (one-to four-unit) residential, multifamily or commercial real estate properties, including stock allocated to a dwelling unit in a residential cooperative housing corporation.


   "Mortgage Loan Schedule" means the schedule of the Residential Mortgage Loans in the Initial Portfolio appearing as an exhibit to the Residential Mortgage Purchase Agreement.

   "Nonaccrual Status" generally refers to Mortgage Loans that are past due 90 days or more in principal or interest.

   "Non-United States Holder" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) non-resident alien individuals, (ii) foreign corporations and foreign partnerships or (iii) foreign trusts and estates.

   "NYSE" means the New York Stock Exchange.

   "Offering" means the offering of Series A Preferred Shares pursuant to the Prospectus.

   "Offering Circular" means the Offering Circular for the Bank Preferred Stock attached hereto as Annex I.

   "One Hundred Persons Test" means the Code requirement that the capital stock of the Company be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

   "One-Year Treasury Index" means the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency.

   "One-Year Treasury Rate ARM" means an ARM that adjusts annually beginning in the month in which the 6th or 12th monthly payment is due.

   "OTS" means the Office of Thrift Supervision.

   "Ownership Limit" means the provision in the Charter limiting any person from owning (including shares deemed to be owned by the attribution provisions of the Code) more than the lesser of 2.5% of the number of the issued and outstanding shares of Preferred Stock, including the Series A Preferred Shares, or 1.25% of the value of the issued and outstanding shares of the Company.


   "Parity Stock" means any class and series of equity securities of the Company expressly designated as being on a parity with the Series A Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution.

   "Permitted Holder" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or, any entity controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

   "Plan" means a pension, profit-sharing, retirement or other employee benefit plan.

   "Plan Assets" shall have the meaning set forth under the United States Department of Labor regulations governing what constitutes the assets of a Plan or IRA.

   "Plan Asset Regulation" means the DOL regulations determining the assets of a Plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Code.

   "Preferred Stock" means preferred stock, par value $.01 per share, of the Company.


   "prompt corrective action regulations" means the prompt corrective action regulations of the OTS implementing the requirements of Section 131 of FDICIA.


   "Prospectus" means this prospectus, as the same may be amended.

   "PTCE" means Prohibited Transaction Class Exemption.

   "Rate Adjustment Date" means, with respect to any ARM, the date on which the interest rate on such ARM adjusts as specified in the related mortgage note.

   "Registration Statement" means the registration statement filed by the Company with the Commission on Form S-11 with respect to the Series A Preferred Shares.

   "REIT" means a real estate investment trust as defined pursuant to the REIT Provisions, or any successor provisions thereof.

   "REIT Provisions" and "REIT Requirements" means Sections 856 through 860 of the Code and the applicable Treasury Regulations.

   "REIT taxable income" shall have the meaning set forth in "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution
Requirements".


   "Residential Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a single family (one-to four-unit) residential real estate property or, in the case of a cooperative loan, the shares in a residential cooperative housing corporation and the related lease or occupancy agreement.

   "Residential Mortgage Purchase Agreement" means the Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank.


   "SAIF" means the Savings Association Insurance Fund.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Stock" means any class and series of securities of the Company expressly designated as being senior to the Series A Preferred Shares.

   "Series A Preferred Shares" means the shares of Preferred Stock of the Company offered hereby.

   "Servicer" means FNMC in its role as servicer pursuant to the Servicing Agreement.

   "Servicing Agreement" means the Mortgage Loan Servicing Agreement between the Company and FNMC.

   "Significant Shareholders" means Ronald O. Perelman, Gerald J. Ford or, in the event of the incompetence or death of either Ronald O. Perelman or Gerald
J. Ford, their estates, heirs, executors, administrators, committees or other personal representatives (collectively, "heirs") or, any entities controlled, directly or indirectly, by Ronald O. Perelman, Gerald J. Ford or their heirs. Furthermore, any Person which owns or is deemed to own shares of the Company by reason of the attribution of shares of the Company (under certain attribution provisions of the Code) to a Significant Shareholder shall be treated as a Significant Shareholder.


   "Six-Month Treasury Rate ARM" means an ARM the interest rate of which adjusts semi-annually beginning in the month in which the sixth monthly payment is due to equal the applicable Gross Margin plus the Six-Month Treasury Index on the date specified in the related mortgage note.

   "Six-Month Treasury Index" means either the weekly auction average investment on U.S. Treasury securities with a six month maturity or the cumulative average over a 26 week period of the weekly auction average rate on U.S. Treasury securities with a six month maturity, in each case as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency.

   "Tax Event" means the receipt by the Company of an opinion of a nationally recognized legal counsel to the Company experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treaties or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends payable by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   "TIN" means Taxpayer Identification Number.

   "Time of Exchange" means the time at which the Automatic Exchange occurs, deemed to be as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the Directive, or, if such date is not set in the Directive, as of 8:00 a.m. Eastern Time on the earliest possible date such exchange could occur consistent with the Directive.

   "Treasury Rate" shall have the meaning set forth in "Description of Series A Preferred Shares--Redemption."

   "Treasury Regulations" means the income tax regulations promulgated under the Code.

   "Underwriters" means those underwriters to which the Company will sell the Series A Preferred Shares pursuant to the terms of the Underwriting Agreement.

   "Underwriting Agreement" means the underwriting agreement by and among the Company, the Bank and the Underwriters.

   "United States Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) citizens or residents of the United States, (ii) corporations, partnerships, or other entities created or organized in or under the laws of the United States or of any political subdivisions thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

   "USRPI" means United States real property interest.

                         INDEX TO FINANCIAL STATEMENT

 Independent Auditors' Report ...............................................................   F-2
Statement of Financial Condition of First Nationwide Preferred Capital Corporation as of
 November 19, 1996 .........................................................................    F-3
Note to Financial Statement ................................................................    F-4

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
First Nationwide Preferred Capital Corporation:

We have audited the accompanying statement of financial condition of First Nationwide Preferred Capital Corporation (the "Company") as of November 19, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit of a statement of financial condition includes examining, on a test basis, evidence supporting amounts and disclosures in that statement of financial condition. An audit of a statement of financial condition also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of First Nationwide Preferred Capital Corporation as of November 19, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Dallas, Texas
November 19, 1996

                FIRST NATIONWIDE PREFERRED CAPITAL CORPORATION
                       STATEMENT OF FINANCIAL CONDITION
                              NOVEMBER 19, 1996

 ASSETS
 Cash ...............................................................................   $10
STOCKHOLDER'S EQUITY
 Common Stock, par value $.01 per share, 1,000 shares authorized; 1,000 shares
 issued and outstanding .............................................................   $10

                See accompanying note to financial statement.

                FIRST NATIONWIDE PREFERRED CAPITAL CORPORATION

                         NOTE TO FINANCIAL STATEMENT

1. ORGANIZATION

   First Nationwide Preferred Capital Corporation (the "Company"), a wholly-owned subsidiary of First Nationwide Bank, A Federal Savings Bank (the "Bank"), was incorporated on November 19, 1996 under the laws of the State of Maryland.

   The Company intends to invest in mortgage-related assets financed by common stock, a preferred stock offering, and capital contributions from the Bank and expects to generate income for distribution to its future preferred and common stockholders primarily from the net interest income derived from its investments in mortgage-related assets. The Company intends to purchase these mortgage-related assets from the Bank or its affiliates at their estimated fair values. Assets which are purchased from the Bank or its affiliates will be recorded in the Company's financial statements at the Bank's historical cost basis. The Company intends to operate in a manner that permits it to elect, and it intends to elect, to be subject to tax as a real estate investment trust for federal income tax purposes. The Company has not had any operations as of November 19, 1996.

   The Company intends to sell preferred stock in an underwritten public offering. The cost of this public offering will be paid by the Company out of proceeds from a capital contribution by the Bank. If the public offering is not consummated, the Bank will pay any offering costs.

                                 UNDERWRITING


   Subject to the terms and conditions of the underwriting agreement dated
    , 1997 (the "Underwriting Agreement") among the Company, the Bank and the underwriters named below (the "Underwriters"), the Company has agreed that the Company will sell to each of the Underwriters, and each of such Underwriters for which Goldman, Sachs & Co. and Smith Barney Inc. are acting as representatives has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name below:


                             NUMBER OF SHARES
                               OF SERIES A
       UNDERWRITERS          PREFERRED STOCK
------------------------  --------------------
Goldman, Sachs & Co.  ...
Smith Barney Inc. .......
                          --------------------
  Total .................       8,000,000
                          ====================

   Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series A Preferred Shares offered hereby, if any are taken.

   The Underwriters propose to offer the Series A Preferred Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $0.    per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $0.    per share
to certain brokers and dealers. After the Series A Preferred Shares are released for sale to the pubic, the offering price and other selling terms may from time to time be varied by the representatives.

   The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,200,000 additional Series A Preferred Shares solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Series A Preferred Shares to be purchased by each of them, as shown in the foregoing table, bears to the 8,000,000 Series A Preferred Shares offered hereby.

   The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the Series A Preferred Shares or which are convertible or exchangeable into securities which are substantially similar to the Series A Preferred Shares without the prior written consent of the representatives, except for the Series A Preferred Shares offered in connection with the Offering.

   The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Series A Preferred Shares offered by them.

   Prior to the Offering, there has been no public market for the Series A Preferred Shares. The initial public offering price was determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price of the Series A Preferred Shares, in addition to prevailing market conditions, were the estimate of the business potential and earnings prospects of the Company, an assessment of the Company's management, limitations on the voting rights of the Series A Preferred Shares, the consideration of the above factors in relation to market valuation of companies in related businesses, and other factors deemed to be relevant.

   The Series A Preferred Shares will be listed on the NYSE. In order to meet one of the requirements for listing the Series A Preferred Shares on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

   The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

   Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to affiliates of the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

This Offering Circular has been filed with the Office of Thrift Supervision, but has not been authorized for use in final form. Information contained herein is subject to completion or amendment. The shares covered hereby may not be sold, nor may offers to buy be accepted prior to the time the Offering Circular is declared effective by the Office of Thrift Supervision. The Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these shares in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                                     ANNEX I


                        PRELIMINARY OFFERING CIRCULAR
                 SUBJECT TO COMPLETION, DATED JANUARY 7, 1997


OFFERING CIRCULAR
                               8,000,000 Shares


                           CALIFORNIA FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
   % Noncumulative (Liquidation Preference $25.00 Per Share) Preferred Stock

   California Federal Bank, A Federal Savings Bank (formerly First Nationwide Bank, A Federal Savings Bank) (the "Bank"), is hereby offering 8,000,000 shares of its % Noncumulative Preferred Stock, liquidation preference $25.00 per share (the "Bank Preferred Stock"). The Bank Preferred Stock is to be issued, if ever, in connection with an exchange of the % Noncumulative Preferred Stock, Series A (the "Series A Preferred Shares") of California Federal Preferred Capital Corporation (the "Company"), all the common stock of which is owned by the Bank. Any accrued and unpaid dividends on the Series A Preferred Shares at the time of the conversion will be deemed to be accrued and unpaid dividends on the Bank Preferred Stock. Dividends on the Bank Preferred Stock are payable at the rate of % per annum of the initial
liquidation preference (an amount equal to $   per annum per share), if, when
and as declared by the Board of Directors of the Bank. Dividends are not cumulative and, if declared, are payable quarterly in arrears. If no dividend is declared on the Bank Preferred Stock by the Bank for a dividend period, holders of the Bank Preferred Stock will have no right to receive a dividend for that period. The Bank's ability to pay cash dividends is subject to regulatory and other restrictions.


   Except in the case of a Change of Control (as defined herein), the Bank
may not redeem the Bank Preferred Stock prior to      , 2002. On and after
      , 2002, the Bank Preferred Stock may be redeemed for cash at the option of the Bank, in whole or in part, at the redemption prices per share set forth herein, plus declared and unpaid dividends, if any, thereon. Upon a Change of Control, the Bank Preferred Stock is redeemable on or prior to
     , 2002, at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to (i) $25.00, plus (ii) an amount equal to any declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Bank Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) the Applicable Premium (as defined herein). The Bank Preferred Stock is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of the Bank.

   The Bank has outstanding 3,007,300 shares of its 11 1/2% Noncumulative Perpetual Preferred Stock (the "11 1/2% Preferred Stock") and 1,725,000 shares of its 10 5/8% Noncumulative Perpetual Preferred Stock, Series B (the "10 5/8% Preferred Stock" and, collectively with the 11 1/2% Preferred Stock, the "Existing Preferred Stock"). The Bank Preferred Stock will constitute a new series of preferred shares of the Bank and will rank pari passu in terms of cash dividend payment and liquidation preference with the Existing Preferred Stock (the Existing Preferred Stock and the Bank Preferred Stock collectively being, the "Preferred Stock"). The Preferred Stock ranks, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, junior to all existing and future liabilities of the Bank, including deposits, indebtedness and trade payables. The Preferred Stock ranks superior and prior to the issued and outstanding common stock, par value $1.00 per share, of the Bank (the "Common Stock") with respect to dividend rights and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Bank, and to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series expressly designated as being on parity with or senior to the Preferred Stock. The Common Stock of the Bank is the only class of equity securities currently outstanding other than the Existing Preferred Stock.

   The Series A Preferred Shares have been registered with the Securities and Exchange Commission (the "SEC") and application has been made to have the Series A Preferred Shares listed on the New York Stock Exchange (the "NYSE")
under the symbol "   ." In the event the Series A Preferred Shares are
converted into Bank Preferred Stock, application will be made to list the Bank Preferred Stock on the NYSE.


   SEE "RISK FACTORS" COMMENCING ON PAGE 19 OF THIS OFFERING CIRCULAR FOR A DISCUSSION OF CERTAIN RISKS RELATING TO THE BANK PREFERRED STOCK.


THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER DEBT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE
              FUND, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.
                                ---------------
THESE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL AGENCY, OR BY ANY STATE SECURITIES COMMISSION, NOR HAS SUCH OFFICE, OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING
          CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             , 1997

                             AVAILABLE INFORMATION

   The Bank has filed this Offering Circular on Form OC (including any amendments thereto, the "Form OC") with the Office of Thrift Supervision (the "OTS"). This Offering Circular does not contain all of the information set forth in the Form OC, certain items of which are contained in or incorporated by reference as exhibits to the Form OC as permitted by the rules and regulations of the OTS. For further information with respect to the Bank and the Bank Preferred Stock offered hereby, reference is made to the Form OC, including the exhibits filed or incorporated by reference as a part thereof. Statements contained in this Offering Circular as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Form OC, each such statement being qualified in all respects by such reference. The Form OC and the exhibits thereto may be inspected without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS West Regional Office, located at One Montgomery Street, Suite 400, San Francisco, California 94104. Copies of such materials may be obtained from the OTS at prescribed rates.

   The Bank is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the OTS. Such reports and other information can be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS West Regional Office located at One Montgomery Street, Suite 400, San Francisco, California 94104.

                                    SUMMARY


   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and the notes thereto contained elsewhere in this Offering Circular. On January 3, 1996, First Nationwide Bank, A Federal Savings Bank merged with and into California Federal Bank, A Federal Savings Bank (the "Cal Fed Acquisition"). Unless the context otherwise indicates, (i) "First Nationwide" refers to First Nationwide Bank, A Federal Savings Bank prior to the consummation of the Cal Fed Acquisition, (ii) "Cal Fed" and "California Federal" refer to Cal Fed Bancorp Inc. and California Federal Bank, A Federal Savings Bank, respectively, prior to the consummation of the Cal Fed Acquisition and (iii) the "Bank" refers to California Federal Bank, A Federal Savings Bank, the surviving entity after consummation of the Cal Fed Acquisition. An index of defined terms used in this Offering Circular begins on page 206.


                                    THE BANK


   After giving effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution (as defined herein), at September 30, 1996, the Bank would have had approximately $31.0 billion in assets, approximately $17.6 billion in deposits, would have operated approximately 227 branches and would have ranked at such date as the fourth largest thrift in the United States in terms of assets, based on published sources. The Bank's principal business consists of operating retail deposit branches and originating and/or purchasing residential real estate loans and, to a lesser extent, certain consumer loans, and is conducted primarily in California, Florida, Nevada and Texas. The Bank also actively manages its portfolio of commercial real estate loans acquired through acquisitions and is active in mortgage banking and loan servicing. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. As of September 30, 1996, First Nationwide had approximately $16.8 billion in assets and approximately $8.8 billion in deposits and operated 116 branches.


   The Bank is chartered as a federal stock savings bank under the Home Owners' Loan Act ("HOLA") and regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC"), which, through the Savings Association Insurance Fund ("SAIF"), insures the deposit accounts of the Bank, up to applicable limits. The Bank is also a member of the Federal Home Loan Bank System ("FHLBS").

 The Cal Fed Acquisition


   On July 27, 1996, First Nationwide Holdings Inc. ("Holdings"), First Nationwide's parent corporation, entered into an Agreement and Plan of Merger, dated as of July 27, 1996, among Holdings, Cal Fed and California Federal (the "Merger Agreement"), pursuant to which on January 3, 1997 Holdings acquired Cal Fed and California Federal and First Nationwide merged with and into California Federal. The aggregate consideration paid under the Merger Agreement consisted of approximately $1.2 billion in cash and the issuance of the Secondary Litigation Interests (as defined herein) by California Federal. California Federal, headquartered in Los Angeles, was a federal stock savings bank chartered under the HOLA, which operated 118 branches in California and Nevada. Cal Fed was a Delaware chartered unitary savings and loan holding company whose only significant asset was all of the common stock of California Federal. Cal Fed was a publicly owned corporation whose common shares were traded on the New York Stock Exchange under the symbol "CAL."

   Management believes that the Cal Fed Acquisition furthers its strategy of building franchise value by expanding First Nationwide's retail branch network in California. See "--Business Strategy." California Federal offered a broad range of consumer financial services including demand and term deposits, mortgage, consumer and small business loans, and insurance and investment products. At September 30, 1996, California Federal had approximately $14.1 billion in assets and $8.8 billion in deposits. Management believes that the Cal Fed Acquisition substantially completes the strategy initiated in 1994 to expand and focus First Nationwide's retail franchise in California. See "--Business Strategy."

   The Cal Fed Acquisition significantly enhances First Nationwide's presence in Southern California, which management believes is an attractive area for expansion and complements First Nationwide's existing branches in Northern California. At September 30, 1996, First Nationwide had approximately $4.9 billion in retail deposits at 72 branches in Northern California and approximately $.8 billion in retail deposits at 17 branches in Southern California. After giving effect to the Cal Fed Acquisition, at September 30, 1996, the Bank would have had approximately $6.1 billion in retail deposits at 89 branches in Northern California and $7.5 billion in retail deposits at 105 branches in Southern California.


   In addition to significantly enhancing First Nationwide's statewide branch network, the Cal Fed Acquisition will contribute significant earnings. See "--Summary Pro Forma Financial Data." The economies of scale resulting from the Cal Fed Acquisition will enable the Bank to continue to improve the efficiency of its operations. The Cal Fed Acquisition also adds approximately $3.5 billion to the loan servicing portfolio, which will enable First Nationwide Mortgage Company ("FNMC"), the mortgage banking subsidiary of the Bank, to realize continued operating efficiencies.

   The Cal Fed Acquisition adheres to First Nationwide's strategy of protecting the credit quality of its assets. In 1994, California Federal completed a significant restructuring, which included the sale of approximately $1.3 billion of non-performing and high-risk performing assets. At December 31, 1995, the California Federal loan portfolio consisted of predominantly 1-4 unit residential mortgage loans (76.8% of total loans) and 5+ unit residential mortgage loans (14.2% of total loans). The Cal Fed Acquisition will be accounted for under the purchase method of accounting and therefore the California Federal loan portfolio will be acquired at its current fair market value. On a pro forma basis after giving effect to the Cal Fed Acquisition at September 30, 1996, 70.5% of the Bank's loans will have consisted of residential mortgages, compared to 59.8% on an historical basis, and 28.9% of the Bank's loans will have consisted of commercial real estate loans, compared to 39.6% on an historical basis. See "Business--First Nationwide--Lending Activities."

   Holdings financed the Cal Fed Acquisition with (i) the net proceeds of approximately $555 million from the issuance of $575 million aggregate principal amount of 10 5/8% Senior Subordinated Notes Due 2003 of First Nationwide Escrow Corp. which, contemporaneously with the consummation of the Cal Fed Acquisition, was merged with and into Holdings (the "10 5/8% Notes"),
(ii) an investment by a newly formed Delaware corporation, all the common stock of which is owned by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of the Bank ("Special Purpose Corp."), of $145 million in cash in Holdings in exchange for $150 million aggregate liquidation value of Holdings' Cumulative Perpetual Preferred Stock (the "Holdings Preferred Stock") and (iii) existing cash. The net proceeds from the 10 5/8% Notes and the Holdings Preferred Stock, approximately $700 million, were contributed to First Nationwide prior to the Cal Fed Acquisition (the "Capital Contribution").

   Management expects the Bank to maintain its "well capitalized" status. It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings. See "Strategic Acquisitions and Dispositions--The Cal Fed Acquisition."


 Business Strategy


   With the Cal Fed Acquisition, the Bank has substantially completed its business strategy initiated in 1994 by investing in its California retail franchise and divesting most of its non-California branches. In addition, the Bank has significantly expanded its mortgage servicing operations to gain increased economies of scale. The key elements of the Bank's business strategy following the Cal Fed Acquisition include:


   o Evaluating selective opportunities to further enhance the Bank's retail branch network in California.

   o Evaluating selective opportunities to increase the size and the profitability of the Bank's mortgage banking operations.

    o Protecting the credit quality of the assets of the Bank through, among other things, continuing to originate single-family loans and consumer loans in accordance with stringent underwriting standards and actively managing the Bank's existing portfolio of commercial real estate loans.

   o Increasing the Bank's operating efficiency by, among other things, expanding its customer base, increasing transaction account volumes and reducing costs through consolidation of certain administrative and managerial functions.

   o Identifying new opportunities to serve the needs of the communities in which the Bank is located.

   Since the FN Acquisition (as defined herein) in 1994, First Nationwide has consummated the following transactions to effect its business strategy. See "Strategic Acquisitions and Dispositions."

   o On June 1, 1996, First Nationwide acquired Home Federal Financial Corporation ("HFFC") and its wholly owned federally chartered savings association subsidiary, Home Federal Savings and Loan Association of San Francisco ("Home Federal"), which had approximately $717 million in assets and $632 million in deposits and operated 15 branches in Northern California (the "Home Federal Acquisition").

   o On February 1, 1996, First Nationwide acquired SFFed Corp. ("SFFed") and its wholly owned subsidiary, San Francisco Federal Savings and Loan Association ("San Francisco Federal"), which had approximately $4.0 billion in assets and approximately $2.7 billion in deposits and operated 35 branches in the Northern California area (the "SFFed Acquisition").

   o In April 1995, First Nationwide acquired approximately $13 million in deposits located in Tiburon, California from East-West Federal Bank, a federal savings bank (the "Tiburon Purchase"). In August 1995, First Nationwide acquired three retail branches located in Orange County, California with deposit accounts totalling approximately $356 million from ITT Federal Bank, fsb (the "ITT Purchase"). On December 8, 1995, First Nationwide consummated the purchase of four retail branches located in Sonoma County, California with associated deposit accounts of approximately $144 million from Citizens Federal Bank, a Federal Savings Bank (the "Sonoma Purchase" and, collectively with the Tiburon Purchase and the ITT Purchase, the "Branch Purchases").

   o From January through June of 1996, First Nationwide consummated the sale of its retail branches in Ohio (the "Ohio Branch Sale"), New York and New Jersey (the "Northeast Branch Sales") and Michigan (the "Michigan Branch Sale" and, collectively with the Ohio Branch Sale and the Northeast Branch Sales, the "Branch Sales") at prices which represented an average premium of 7.96% of the approximately $4.6 billion of deposits sold and resulted in gains of approximately $363.0 million on a pre-tax basis through September 30, 1996.

   o On February 28, 1995, First Nationwide (through FNMC), acquired a 1-4 unit residential mortgage loan servicing portfolio of approximately $11.4 billion and other assets and liabilities (the "Maryland Acquisition").

   o On October 2, 1995, FNMC purchased from Lomas Mortgage USA, Inc. ("LMUSA") a loan servicing portfolio of approximately $11.1 billion, a portfolio of $2.9 billion of mortgage servicing rights ("MSRs"), which are rights to service mortgages held by others, which MSRs are owned by third parties who have contracted with FNMC to monitor the performance, and consolidate the reporting, of various other servicers (a "master servicing portfolio") and other assets (the "LMUSA 1995 Purchase"). On January 31, 1996, FNMC purchased LMUSA's remaining loan servicing portfolio which, as of December 31, 1995, totalled $14.1 billion, a master servicing portfolio of $2.7 billion and other assets (the "LMUSA 1996 Purchase" and, together with the LMUSA 1995 Purchase, the "LMUSA Purchases").

   These transactions have significantly increased First Nationwide's presence on the West Coast, providing additional economies of scale and diversity of operations within its target California markets.

Management believes that consummation of the Cal Fed Acquisition further strengthens First Nationwide's presence on the West Coast. As a result of these transactions, including the Cal Fed Acquisition, approximately 86% of the Bank's total retail deposits are located in California. The Bank's retail deposits in California will have increased from $2.3 billion at the time of the FN Acquisition in October 1994 to $13.6 billion at September 30, 1996 after giving effect to the Cal Fed Acquisition. The Bank's retail deposits outside California will have decreased from $6.9 billion at the time of the FN Acquisition to $2.2 billion at September 30, 1996 after giving effect to the Cal Fed Acquisition.


   The SFFed Acquisition, the Branch Sales and the Home Federal Acquisition have enabled First Nationwide to enhance, and management expects that the Cal Fed Acquisition will enable the Bank to further enhance, the value of its franchise and improve its operating efficiency through the consolidation or elimination of duplicative back office operations and administrative and management functions. The efficiency of a financial institution is often measured by its efficiency ratio, which represents the ratio of noninterest expense to net interest income and noninterest income. First Nationwide has improved its efficiency ratio from approximately 62.2% on an annualized basis during the fourth quarter of 1994 to approximately 53.8% on an annualized basis, excluding non-recurring gains and charges and certain incentive plan accruals, during the third quarter of 1996.

   The Maryland Acquisition and the LMUSA Purchases have enabled First Nationwide to increase its noninterest income through fees generated from its mortgage servicing operations. First Nationwide's excess servicing capacity and existing servicing expertise enabled it to accommodate the loan servicing portfolios acquired in these transactions without the need for significant additional investment. Since the FN Acquisition, the Bank's mortgage servicing portfolio will have increased from $6.7 billion to $46.2 billion at September 30, 1996 after giving effect to the Cal Fed Acquisition.

   The Bank applies stringent underwriting standards in originating single-family residential loans and consumer loans, as well as in evaluating acquisition opportunities. The Bank has a specialized credit risk management group that is charged with the development of credit policies and performing credit risk analyses for all asset portfolios. From October 1994 to November 1996, First Nationwide also used the Put Agreement (as defined herein) to mitigate credit losses on certain acquired assets, thereby improving the overall credit quality of its loan portfolio.

 Background

   First Nationwide was organized as "First Gibraltar Bank, FSB" ("First Gibraltar"), in December 1988 to acquire substantially all of the assets and certain liabilities of five insolvent Texas thrifts (the "Texas Closed Banks") in a federally assisted transaction pursuant to an Assistance Agreement, as amended (the "Assistance Agreement"), by and among First Nationwide, FSLIC Resolution Fund (the "FSLIC/RF") (as successor to the Federal Savings and Loan Insurance Corporation (the "FSLIC")), First Gibraltar Holdings Inc. ("First Gibraltar Holdings") and MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"). On December 31, 1992, First Gibraltar sold a substantial portion of its business operations in Oklahoma, consisting of approximately $3 million of loans and 27 branches with $809 million in deposits (the "First Gibraltar Oklahoma Sale"). On February 1, 1993, First Gibraltar sold to Bank of America Texas, N.A. and Bank of America Corporation (collectively, "BankAmerica") $829 million in loans and 130 branches with approximately $6.9 billion in deposits (the "First Gibraltar Texas Sale"), and First Nationwide changed its name to "First Madison Bank, FSB" ("First Madison"). Following the First Gibraltar Texas Sale, and through September 1994, First Madison's principal business was the funding of the assets acquired from the Texas Closed Banks (the "Covered Assets") and the performance of its obligations under the Assistance Agreement.

   On April 14, 1994, First Nationwide entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") with First Nationwide Bank, A Federal Savings Bank ("Old FNB"), an indirect subsidiary of Ford Motor Company ("Ford Motor"). On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Nationwide acquired substantially all of the assets (other than certain non-performing and other excluded assets) and certain of the liabilities (the "FNB Acquired Business") of Old FNB (the "FN Acquisition") for $726.5 million. Effective on October 1, 1994, First Nationwide changed its name from "First Madison Bank, FSB" to "First Nationwide Bank, A Federal Savings Bank."

    In connection with the FN Acquisition, First Nationwide entered into a Non-Performing Asset Sale Agreement (the "Put Agreement") with Granite Management and Disposition, Inc. ("Granite"), a subsidiary of Ford Motor, pursuant to which First Nationwide had the right through November 30, 1996 to require Granite to purchase up to $500 million of principally non-performing assets acquired from Old FNB. In the event that, as of November 30, 1996, First Nationwide had not required Granite to purchase $500 million of non-performing assets, it had the right to require Granite to purchase any qualifying assets of First Nationwide, other than assets which previously were eligible to be put to Granite and which First Nationwide did not require Granite to purchase, up to such $500 million maximum. At September 30, 1996, the remaining available balance under the Put Agreement was approximately $70.5 million, which First Nationwide fully utilized on December 5, 1996. Of the approximately $228 million in non-performing assets at September 30, 1996, approximately $17.3 million were eligible to be sold to Granite under the Put Agreement. See "Business--First Nationwide--Other Activities--The Put Agreement."


   First Nationwide financed the FN Acquisition with: (i) a capital contribution by Holdings funded with the net proceeds of (a) the issuance of Holdings' 12-1/4% Senior Notes Due 2001 (the "Holdings Senior Notes") and (b) the issuance of Holdings' class C common stock to First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), an indirect subsidiary of MacAndrews Holdings (all of which class C common stock was redeemed on June 3, 1996),
(ii) the net proceeds from the issuance of the 11 1/2% Preferred Stock and
(iii) existing cash and proceeds from securities sold under agreements to repurchase. See "Certain Transactions."


 California Federal Preferred Capital Corporation

   In November 1996, First Nationwide established the Company for the purpose of acquiring, holding and managing real estate mortgage assets. All of the Company's common stock is owned by the Bank. It is expected that substantially all of the Company's mortgage assets will be acquired from the Bank and affiliates of the Bank. The Company will enter into a subservicing agreement with FNMC pursuant to which FNMC will service the Company's mortgage assets.

   The Company has filed a registration statement with the SEC with respect to the Series A Preferred Shares. Each Series A Preferred Share will be exchanged automatically for one newly issued share of Bank Preferred Stock being registered by this Offering Circular if the appropriate federal regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Stock because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. The exchange feature has been required by the OTS and is intended, in the event the Bank experiences financial difficulty, to eliminate the prior claim the holders of the Series A Preferred Shares would otherwise have on the assets of the Company so that these assets would be available to support the operations of the Bank on a consolidated basis.

   The Company is undertaking the offering of its Series A Preferred Shares and the Bank is undertaking the offering of its Bank Preferred Stock for two principal reasons: (i) the offering will strengthen the Bank's regulatory capital position as the Series A Preferred Shares will qualify as core capital of the Bank under relevant regulatory capital guidelines as a result of the treatment of the Series A Preferred Shares as a minority interest in a consolidated subsidiary of the Bank and (ii) the dividends paid on the Series A Preferred Shares will, as a result of the Company's qualification as a real estate investment trust ("REIT") for federal income tax purposes, be tax deductible in computing the Company's taxable income. The Company's use of proceeds from its offering of the Series A Preferred Shares to acquire mortgage assets from the Bank will result in the proceeds being available to the Bank for reduction of the Bank's borrowings. The Series A Preferred Shares are included in the pro forma regulatory capital computation included in "--Projected Pro Forma Regulatory Capital Ratios of the Bank." See "Pro Forma Financial Data" and "Projected Pro Forma Regulatory Capital Ratios of the Bank."

  Ownership


   All of the Bank's Common Stock is owned by Holdings. Holdings is 80% indirectly owned by MacAndrews Holdings, a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes"), by Ronald O. Perelman, and is 20% indirectly owned by Hunter's Glen/Ford, Ltd. ("Hunter's Glen"), a limited partnership controlled by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a director of the Bank. See "Ownership of the Common Stock" and "Certain Transactions--Transactions with Mr. Ford." The Bank's principal executive offices are located at 135 Main Street, San Francisco, California 94105, and its telephone number is (415) 904-1100. The Bank was incorporated in 1925 under federal charter.

    The following chart sets forth in simplified form the ownership of the common equity of the Bank and the Company.


                                     Ronald O. Perelman
                                            |
                                            |  100%
                                            |
                                    Mafco Holdings Inc.
                                     ("Mafco Holdings")
                                            |
                                            |  100%
                                            |
                             MacAndrews & Forbes Holdings Inc.
                                  ("MacAndrews Holdings")
                                            |
                                            |  100%
                                            |
                           Trans Network Insurance Services Inc.
                                          ("TNIS")
                    (formerly "First Gibraltar (Parent) Holdings Inc.")
                                            |
                                            |  100%
                                            |
                              First Gibraltar Guarantor Corp.
                                            |
                                            |  100%
                                            |
                               First Gibraltar Holdings Inc.
                               ("First Gibraltar Holdings")
                                            |
                                            |  100%
  Hunter's Glen/                            |
  Ford, Ltd.              First Nationwide (Parent) Holdings Inc.
("Hunter's Glen")                  ("Parent Holdings")
       |                                    |
       |  20%*                              |   80%*
       |------------------------------------|
                                First Nationwide Holdings Inc.
                                         ("Holdings")
                                            |
                                            |  100%
                                            |
                       CALIFORNIA FEDERAL BANK, A FEDERAL SAVINGS BANK
                           (THE "BANK"), AS SUCCESSOR BY MERGER TO
                        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                                            |
                                            |  100%
                                            |
                       California Federal Preferred Capital Corporation
                                      (the "Company")


------------

   * Hunter's Glen, a limited partnership controlled by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a director of the Bank, owns 100% of the class B common stock of Holdings, the Bank's parent, representing 20% of its voting common stock (representing approximately 15% of the voting power of its common stock), and Parent Holdings beneficially owns 100% of the class A common stock of Holdings, representing 80% of its voting common stock (representing approximately 85% of the voting power of its common stock). See "Ownership of the Common Stock."

                                  THE OFFERING

Securities Offered .....                    shares of the Bank's     %
                                 Noncumulative Preferred Stock.

Exchange ...............         The Bank Preferred Stock is to be issued, if
                                 ever, in connection with an exchange of the
                                     % Noncumulative Preferred Stock, Series
                                 A of the Company. See "Conversion."

Ranking ................         The Bank Preferred Stock ranks senior to the
                                 Bank's Common Stock, pari passu with the Existing Preferred Stock with respect to dividend rights and rights upon liquidation and junior to all existing and future liabilities of the Bank, including deposits, indebtedness and trade payables. Additional shares of preferred stock ranking senior to the Bank Preferred Stock may not be issued without the approval of holders of at least two-thirds of each series of Preferred
                                 Stock.

Dividends ..............         Dividends on the Bank Preferred Stock are
                                 payable at the rate of     % per annum of
                                 the initial liquidation preference (an
                                 amount equal to $      per annum per share),
                                 if, when and as declared by the Board of Directors of the Bank. If declared, dividends are payable quarterly in arrears on March 31, June 30, September 30 and
                                 December 31 in each year. Dividends will accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on the Bank
                                 Preferred Stock are not cumulative and,
                                 accordingly, if no dividend is declared on the Bank Preferred Stock by the Bank for a dividend period, holders of the Bank
                                 Preferred Stock will have no right to
                                 receive a dividend for that period, and the Bank will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period. Upon the conversion of Series
                                 A Preferred Shares for the Bank Preferred
                                 Stock, any accrued and unpaid dividends of the Series A Preferred Shares at the time of the conversion will be deemed to be accrued and unpaid dividends on the Bank Preferred
                                 Stock. See "Description of the Bank
                                 Preferred Stock--Dividends." The Bank's
                                 ability to pay cash dividends is subject to regulatory and other restrictions described herein.

Liquidation Preference .         The liquidation preference for each share of
                                 Bank Preferred Stock is $25.00, plus an
                                 amount equal to declared and unpaid
                                 dividends, if any, thereon. See "Description of the Bank Preferred Stock--Rights Upon
                                 Liquidation."

Redemption .............         Except in the case of a Change of Control,
                                 the Bank may not redeem the Bank Preferred
                                 Stock before      , 2002. After such date,
                                 the Bank Preferred Stock may be redeemed for cash at the option of the Bank, in whole or in part, at any time and from time to time, at the redemption prices per share set forth herein, plus declared and unpaid dividends, if any, thereon.

                                 Upon a Change of Control, the Bank Preferred
                                 Stock is redeemable on or prior to
                                            , 2002, at the option of the Bank
                                 or its successor or any acquiring or
                                 resulting entity with respect to the Bank
                                 (including by any parent or subsidiary of the Bank any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to (i) $25.00, plus
                                 (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Bank Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) the Applicable Premium. Redemption of the Bank Preferred Stock will be subject to compliance with applicable regulatory and other restrictions. See "Description of the Bank Preferred Stock--Redemption."

Voting Rights ..........         Holders of Bank Preferred Stock will not
                                 have any voting rights, except as expressly provided herein. On any matter on which holders of the Bank Preferred Stock may vote, each share of Bank Preferred Stock will be entitled to one vote. See
                                 "Description of the Bank Preferred
                                 Stock--Voting Rights."

Use of Proceeds ........         The Bank Preferred Stock will only be issued
                                 in connection with an exchange for the
                                 Series A Preferred Shares. The proceeds from the sale of the Series A Preferred Shares will be used by the Company to purchase a portfolio of mortgage assets from the Bank.
                                 The Bank will not receive any proceeds from the exchange of Series A Preferred Shares for Bank Preferred Stock. See "Use of
                                 Proceeds."

Absence of a Public
Market .................         In the event the Series A Preferred Shares
                                 are converted into Bank Preferred Stock, application will be made to list the Bank
                                 Preferred Stock on the NYSE. There is
                                 currently no public market for the Bank
                                 Preferred Stock.

                                  RISK FACTORS

   See "Risk Factors" for a discussion of risks relating to the Bank Preferred Stock.

                        SUMMARY PRO FORMA FINANCIAL DATA

   The following summary pro forma financial data gives effect to the Cal Fed Acquisition, the SFFed Acquisition and the LMUSA Purchases (collectively, the "Acquisitions"), the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares. The Branch Purchases and the Home Federal Acquisition have not been reflected in the pro forma financial data because such transactions are not material either individually or in the aggregate.

   The following summary pro forma financial data as of and for the nine months ended September 30, 1996 are based on (i) the historical consolidated statement of financial condition of First Nationwide giving effect to the Cal Fed Acquisition, the Capital Contribution and the issuance of the Series A Preferred Shares as if such transactions occurred on September 30, 1996, and
(ii) the historical consolidated statement of operations of First Nationwide for the nine months ended September 30, 1996 giving effect to the Cal Fed Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares as if such transactions occurred on January 1, 1995. The following summary pro forma financial data for the year ended December 31, 1995 is based on the historical consolidated statement of operations of First Nationwide for the year ended December 31, 1995 giving effect to the Acquisitions, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares as if such transactions occurred on January 1, 1995. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Acquisitions are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of each of the Acquisitions. The summary pro forma financial data do not necessarily reflect the results of operations or the financial position of First Nationwide that actually would have resulted had the Acquisitions, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares occurred at the dates indicated, or project the results of operations or financial position of the Bank for any future date or period.

   The summary pro forma financial data should be read in conjunction with the notes accompanying the "Pro Forma Financial Data" and the Unaudited Pro Forma Financial Data included elsewhere in this Offering Circular. In addition, the summary pro forma financial data should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto, the Consolidated Financial Statements of SFFed and the notes thereto and the Consolidated Financial Statements of California Federal and the notes thereto, contained elsewhere in this Offering Circular. See "Selected Historical Financial Data," "Pro Forma Financial Data" and "Projected Pro Forma Regulatory Capital Ratios of the Bank."

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
        TO BE KNOWN AS CALIFORNIA FEDERAL BANK, A FEDERAL SAVINGS BANK
        PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                            (DOLLARS IN THOUSANDS)


                                                             FIRST         CAL FED
                                                          NATIONWIDE     ACQUISITION                      PRO FORMA
                                                          HISTORICAL    PRO FORMA(A) CAPITALIZATION(B)    COMBINED
                                                        -------------  -------------  ---------------  -------------
ASSETS
Cash and cash equivalents .............................   $   144,345    $  (794,939)     $ 555,000      $    49,406
                                                                                            145,000
Securities ............................................       572,210      1,143,659             --        1,715,869
Mortgage-backed securities ............................     3,360,527      2,045,568             --        5,406,095
Loans, net ............................................    11,288,403     10,023,415             --       21,311,818
Office premises and equipment, net ....................        92,088          7,367             --           99,455
Mortgage servicing rights, net ........................       406,669         32,258             --          438,927
Intangible assets .....................................       144,782        554,094             --          698,876
Other assets ..........................................       800,437        490,774             --        1,291,211
                                                        -------------  -------------  ---------------  -------------
 Total assets .........................................   $16,809,461    $13,502,196      $ 700,000      $31,011,657
                                                        =============  =============  ===============  =============

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Deposits ..............................................   $ 8,799,990    $ 8,767,439      $      --      $17,567,429
Borrowings ............................................     6,155,990      4,302,057       (191,000)      10,267,047
Other liabilities .....................................       391,900        260,200             --          652,100
                                                        -------------  -------------  ---------------  -------------
 Total liabilities ....................................    15,347,880     13,329,696       (191,000)      28,486,576
                                                        -------------  -------------  ---------------  -------------

Minority interest .....................................            --             --        200,000          200,000

Preferred stock .......................................       300,730        172,500             --          473,230
Common stock ..........................................             1             --             --                1
Additional paid-in capital ............................       632,805             --        700,000        1,323,805
                                                                                             (9,000)
Net unrealized holding gain on securities .............        35,087             --             --           35,087
Retained earnings .....................................       492,958             --             --          492,958
                                                        -------------  -------------  ---------------  -------------
 Stockholders' equity .................................     1,461,581        172,500        691,000        2,325,081
                                                        -------------  -------------  ---------------  -------------
 Total liabilities, minority interest and
   stockholders' equity ...............................   $16,809,461    $13,502,196      $ 700,000      $31,011,657
                                                        =============  =============  ===============  =============

------------

   (a) Represents the pro forma effect of the Cal Fed Acquisition.


   (b) Represents adjustments to record (i) the issuance of the Series A Preferred Shares, (ii) utilization of proceeds from such issuance to reduce borrowings of the Bank and (iii) the Capital Contribution.

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
        TO BE KNOWN AS CALIFORNIA FEDERAL BANK, A FEDERAL SAVINGS BANK
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)


                                                            SFFED       LMUSA 1996
                                             FIRST       ACQUISITION   PURCHASE PRO
                                           NATIONWIDE     PRO FORMA       FORMA
                                           HISTORICAL     TOTALS(A)     TOTALS(B)
                                         ------------  -------------  ------------
INTEREST INCOME:
Loans ..................................    $714,883       $21,821        $   --
Securities .............................      24,680         1,017            --
Mortgage-backed securities .............     191,602         3,174            --
Other interest income ..................       1,413            --            --
                                         ------------  -------------  ------------
 Total interest income .................     932,578        26,012            --
                                         ------------  -------------  ------------
INTEREST EXPENSE:
Deposits ...............................     323,246        12,401            --
Borrowings .............................     263,112         6,114          (848)
                                         ------------  -------------  ------------
 Total interest expense ................     586,358        18,515          (848)
                                         ------------  -------------  ------------
Net interest income ....................     346,220         7,497           848
Provision for loan losses ..............      29,700           500            --
                                         ------------  -------------  ------------
Net interest income after provision for
 loan losses ...........................     316,520         6,997           848
NONINTEREST INCOME:
Customer banking fees ..................      34,356           199            --
Mortgage banking operations ............      92,150           191         3,484
Net gain (loss) on sales of assets  ....     414,413        (1,140)           --
Other ..................................      54,542           239            51
                                         ------------  -------------  ------------
 Total noninterest income ..............     595,461          (511)        3,535
NONINTEREST EXPENSE:
Compensation and benefits ..............     155,976         1,257         2,070
Other ..................................     214,168         2,616         1,099
                                         ------------  -------------  ------------
 Total noninterest expense .............     370,144         3,873         3,169
                                         ------------  -------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority
 interest ..............................     541,837         2,613         1,214
Income tax (benefit) expense ...........     (77,523)          369           120
                                         ------------  -------------  ------------
Income (loss) before extraordinary item
 and minority interest .................     619,360         2,244         1,094
Extraordinary item--(loss) gain on
 early extinguishment of debt, net  ....      (1,586)           --            --
                                         ------------  -------------  ------------
Net income (loss) before minority
 interest ..............................     617,774         2,244         1,094
Minority interest--Series A Preferred
 Stock dividends, net ..................          --            --            --
                                         ------------  -------------  ------------
Net income (loss) ......................     617,774         2,244         1,094
Existing Preferred Stock dividends  ....      25,938            --            --
                                         ------------  -------------  ------------
Net income (loss) available to common
 stockholder ...........................    $591,836       $ 2,244        $1,094
                                         ============  =============  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                            BRANCH        CAL FED
                                           SALES PRO    ACQUISITION
                                             FORMA       PRO FORMA      PRO FORMA      PRO FORMA
                                           TOTALS(C)     TOTALS(D)    ADJUSTMENTS(E)    COMBINED
                                         -----------  -------------  --------------  ------------
INTEREST INCOME:
Loans ..................................   $   (110)     $579,125        $    --       $1,315,719
Securities .............................         --        80,200             --          105,897
Mortgage-backed securities .............         --       127,000             --          321,776
Other interest income ..................         --       (21,792)            --          (20,379)
                                         -----------  -------------  --------------  ------------
 Total interest income .................       (110)      764,533             --        1,723,013
                                         -----------  -------------  --------------  ------------
INTEREST EXPENSE:
Deposits ...............................    (40,742)      318,800             --          613,705
Borrowings .............................     44,835       174,325         (7,819)         479,719
                                         -----------  -------------  --------------  ------------
 Total interest expense ................      4,093       493,125         (7,819)       1,093,424
                                         -----------  -------------  --------------  ------------
Net interest income ....................     (4,203)      271,408          7,819          629,589
Provision for loan losses ..............         --        30,800             --           61,000
                                         -----------  -------------  --------------  ------------
Net interest income after provision for
 loan losses ...........................     (4,203)      240,608          7,819          568,589
NONINTEREST INCOME:
Customer banking fees ..................     (3,965)       36,300             --           66,890
Mortgage banking operations ............         --         3,500             --           99,325
Net gain (loss) on sales of assets  ....         10         1,800             --          415,083
Other ..................................       (163)       15,500             --           70,169
                                         -----------  -------------  --------------  ------------
 Total noninterest income ..............     (4,118)       57,100             --          651,467
NONINTEREST EXPENSE:
Compensation and benefits ..............     (4,337)       50,994             --          205,960
Other ..................................     (3,387)      173,224             --          387,720
                                         -----------  -------------  --------------  ------------
 Total noninterest expense .............     (7,724)      224,218             --          593,680
                                         -----------  -------------  --------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority
 interest ..............................       (597)       73,490          7,819          626,376
Income tax (benefit) expense ...........        (59)       11,606            770          (64,717)
                                         -----------  -------------  --------------  ------------
Income (loss) before extraordinary item
 and minority interest .................       (538)       61,884          7,049          691,093
Extraordinary item--(loss) gain on
 early extinguishment of debt, net  ....         --            --          1,586               --
                                         -----------  -------------  --------------  ------------
Net income (loss) before minority
 interest ..............................       (538)       61,884          8,635          691,093
Minority interest--Series A Preferred
 Stock dividends, net ..................         --            --         12,488           12,488
                                         -----------  -------------  --------------  ------------
Net income (loss) ......................      (538)        61,884         (3,853)        678,605
Existing Preferred Stock dividends  ....        --         18,900             --          44,838
                                         -----------  -------------  --------------  ------------
Net income (loss) available to common
 stockholder ...........................     $(538)       $42,984        $(3,853)       $633,767
                                         ===========  =============  ==============  ============

------------
   (a) Represents pro forma results of operations related to the SFFed Acquisition. See details on P-9.
   (b) Represents pro forma results of operations related to the LMUSA 1996 Purchase. See details on P-12.
   (c) Represents pro forma results of operations related to the Branch Sales. See details on P-14.
   (d) Represents pro forma results of operations related to the Cal Fed Acquisition. See details on P-16.


   (e) Represents adjustments to reflect (i) the reduction in borrowing expenses related to the issuance of the Series A Preferred Shares, (ii) dividends on the Series A Preferred Shares, net of income tax benefit and (iii) the elimination of First Nationwide's historical extraordinary loss on early extinguishment of debt.

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
        TO BE KNOWN AS CALIFORNIA FEDERAL BANK, A FEDERAL SAVINGS BANK
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)


                                                            SFFED         LMUSA
                                             FIRST       ACQUISITION    PURCHASES
                                           NATIONWIDE     PRO FORMA     PRO FORMA
                                           HISTORICAL     TOTALS(A)     TOTALS(B)
                                         ------------  -------------  -----------
INTEREST INCOME:
Loans ..................................   $  823,864     $230,713       $22,477
Securities .............................       28,055       10,685            --
Mortgage-backed securities .............      212,880       62,403            --
Other interest income ..................       10,705           --            --
                                         ------------  -------------  -----------
  Total interest income ................    1,075,504      303,801        22,477
                                         ------------  -------------  -----------

INTEREST EXPENSE:
Deposits ...............................      447,359      143,797            --
Borrowings .............................      261,917       74,587         2,018
                                         ------------  -------------  -----------
  Total interest expense ...............      709,276      218,384         2,018

Net interest income ....................      366,228       85,417        20,459
Provision for loan losses ..............       37,000       11,094            --
                                         ------------  -------------  -----------
Net interest income after provision for
 loan losses ...........................      329,228       74,323        20,459

NONINTEREST INCOME:
Customer banking fees ..................       47,493        5,291            --
Mortgage banking operations ............       70,265          860        76,445
Net gain (loss) on sales of assets  ....          147           --        (1,851)
Other ..................................       33,068        1,677         2,690
                                         ------------  -------------  -----------
  Total noninterest income .............      150,973        7,828        77,284
NONINTEREST EXPENSE:
Compensation and benefits ..............      154,288       11,141        19,500
Other ..................................      172,446       34,896        38,081
                                         ------------  -------------  -----------
  Total noninterest expense ............      326,734       46,037        57,581
                                         ------------  -------------  -----------
Income (loss) before income taxes,
 extraordinary item and minority
 interest ..............................      153,467       36,114        40,162
Federal and state income tax (benefit)
 expense ...............................      (55,826)       4,890         3,952
                                         ------------  -------------  -----------
Income (loss) before extraordinary item
 and minority interest .................      209,293       31,224        36,210
Extraordinary item--(loss) gain on
 early extinguishment of debt, net  ....        1,967           --            --
                                         ------------  -------------  -----------
Net income (loss) before minority
 interest ..............................      211,260       31,224        36,210
Minority interest--Series A Preferred
 Stock dividends, net ..................           --           --            --
                                         ------------  -------------  -----------
Net income (loss) ......................      211,260       31,224        36,210
Existing Preferred Stock dividends  ....       34,584           --            --
                                         ------------  -------------  -----------
Net income (loss) available to common
 stockholder ...........................   $  176,676     $ 31,224       $36,210
                                         ============  =============  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                            BRANCH        CAL FED
                                           SALES PRO    ACQUISITION
                                             FORMA       PRO FORMA      PRO FORMA      PRO FORMA
                                           TOTAL(C)      TOTALS(D)    ADJUSTMENTS(E)    COMBINED
                                         -----------  -------------  --------------  ------------
INTEREST INCOME:
Loans ..................................   $    (623)   $  722,000       $     --      $1,798,431
Securities .............................          --       119,000             --         157,740
Mortgage-backed securities .............          --       197,800             --         473,083
Other interest income ..................          --       (21,089)            --         (10,384)
                                         -----------  -------------  --------------  ------------
  Total interest income ................        (623)    1,017,711             --       2,418,870
                                         -----------  -------------  --------------  ------------

INTEREST EXPENSE:
Deposits ...............................    (211,530)      396,200             --         775,826
Borrowings .............................     280,671       245,400        (11,475)        853,118
                                         -----------  -------------  --------------  ------------
  Total interest expense ...............      69,141       641,600        (11,475)      1,628,944

Net interest income ....................     (69,764)      376,111         11,475         789,926
Provision for loan losses ..............          --        31,800             --          79,894
                                         -----------  -------------  --------------  ------------
Net interest income after provision for
 loan losses ...........................     (69,764)      344,311         11,475         710,032

NONINTEREST INCOME:
Customer banking fees ..................     (22,228)       42,100             --          72,656
Mortgage banking operations ............          --         3,600             --         151,170
Net gain (loss) on sales of assets  ....          --         6,600             --           4,896
Other ..................................        (789)        2,400             --          39,046
                                         -----------  -------------  --------------  ------------
  Total noninterest income .............     (23,017)       54,700             --         267,768
NONINTEREST EXPENSE:
Compensation and benefits ..............     (19,476)       69,408             --         234,861
Other ..................................     (25,823)      158,283             --         377,883
                                         -----------  -------------  --------------  ------------
  Total noninterest expense ............     (45,299)      227,691             --         612,744
                                         -----------  -------------  --------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority
 interest ..............................     (47,482)      171,320         11,475         365,056
Federal and state income tax (benefit)
 expense ...............................      (4,671)       22,692          1,129         (27,834)
                                         -----------  -------------  --------------  ------------
Income (loss) before extraordinary item
 and minority interest .................     (42,811)      148,628         10,346         392,890
Extraordinary item--(loss) gain on
 early extinguishment of debt, net  ....         --            --         (1,967)             --
                                         -----------  -------------  --------------  ------------
Net income (loss) before minority
 interest ..............................    (42,811)      148,628          8,379         392,890
Minority interest--Series A Preferred
 Stock dividends, net ..................         --            --         16,650          16,650
                                         -----------  -------------  --------------  ------------
Net income (loss) ......................    (42,811)      148,628         (8,271)        376,240
Existing Preferred Stock dividends  ....         --        25,600             --          60,184
                                         -----------  -------------  --------------  ------------
Net income (loss) available to common
 stockholder ...........................   $(42,811)     $123,028        $(8,271)       $316,056
                                         ===========  =============  ==============  ============

------------
   (a) Represents pro forma results of operations related to the SFFed Acquisition. See details on P-22.
   (b) Represents pro forma results of operations related to the LMUSA Purchases. See details on P-26.
   (c) Represents pro forma results of operations related to the Branch Sales. See details on P-28.
   (d) Represents pro forma results of operations related to the Cal Fed Acquisition. See details on P-30.


   (e) Represents adjustments to reflect (i) the reduction in borrowing expenses related to the issuance of the Series A Preferred Shares, (ii) dividends on the Series A Preferred Shares, net of income tax benefit and (iii) the elimination of First Nationwide's historical extraordinary gain on early extinguishment of debt.

          PROJECTED PRO FORMA REGULATORY CAPITAL RATIOS OF THE BANK


   Prior to the consummation of the Cal Fed Acquisition, the Capital Contribution totalling approximately $700 million was contributed by Holdings to First Nationwide.


   After giving effect to the Cal Fed Acquisition, the Capital Contribution and the issuance of the Series A Preferred Shares at September 30, 1996, on a pro forma basis, the Bank is expected to exceed minimum regulatory capital requirements and to qualify for "well-capitalized" status. The following is a reconciliation of the Bank's pro forma stockholders' equity to regulatory capital as of September 30, 1996:


                                                           TANGIBLE     CORE      RISK-BASED
                                                           CAPITAL     CAPITAL     CAPITAL
                                                          ----------  ---------  ------------
                                                                 (DOLLARS IN MILLIONS)
Stockholders' equity of the Bank ........................    $2,325     $2,325       $2,325
Minority interest--Series A Preferred Shares  ...........       200        200          200
Unrealized holding gain on securities available for
 sale, net ..............................................       (35)       (35)         (35)
Non-qualifying loan servicing rights ....................       (44)       (44)         (44)
Non-allowable capital:
 Intangible assets ......................................      (699)      (699)        (699)
 Goodwill Litigation Asset ..............................      (133)      (133)        (133)
 Investment in subsidiaries .............................       (35)       (35)         (35)
 Excess deferred tax assets .............................       (74)       (74)         (74)
Supplemental capital:
 Qualifying subordinated debt ...........................        --         --          108
 General loan loss reserves .............................        --         --          226
Assets required to be deducted:
 Land loans with more than 80% LTV ratio ................        --         --           (2)
                                                          ----------  ---------  ------------
Regulatory capital of the Bank ..........................    $1,505     $1,505       $1,837
                                                          ==========  =========  ============




                                                       RISK-BASED
                                       CORE     -------------------------
                                      CAPITAL    TIER 1    TOTAL CAPITAL
                                       RATIO      RATIO        RATIO
                                     ---------  --------  ---------------
Regulatory capital of the Bank  ....    5.02%      8.40%        10.25%
Well-capitalized ratio .............    5.00%      6.00%        10.00%
                                     ---------  --------  ---------------
Excess above well-capitalized ratio     0.02%      2.40%         0.25%
                                     =========  ========  ===============



   The amount of adjusted total assets used for the tangible and core capital ratios was approximately $30.0 billion. Risk-weighted assets used for the risk-based core and total capital ratios amounted to approximately $17.9 billion.

                      SUMMARY HISTORICAL FINANCIAL DATA

   The summary historical financial data presented under the captions "Selected Operating Data" and "Selected Financial Data," have been derived from the Consolidated Financial Statements of First Nationwide.


   The following data should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto included elsewhere in this Offering Circular. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--First Nationwide."


                                                             NINE MONTHS ENDED            YEAR ENDED
                                                               SEPTEMBER 30,             DECEMBER 31,
                                                          ----------------------  ------------------------
                                                            1996(1)       1995         1995       1994(2)
                                                          ----------  ----------  ------------  ----------
                                                                        (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA
Interest income .........................................   $932,578    $797,856    $1,075,504    $292,984
Interest expense ........................................    586,358     530,066       709,276     193,464
Net interest income .....................................    346,220     267,790       366,228      99,520
Provision for loan losses ...............................     29,700      18,000        37,000       6,226
Noninterest income ......................................    595,461     105,256       150,973      41,158
Noninterest expense .....................................    370,144     245,042       326,734      95,311
Income before income taxes and extraordinary item  ......    541,837     110,004       153,467      39,141
Income tax (benefit) expense (3) ........................    (77,523)      8,822       (55,826)      3,191
Income before extraordinary item ........................    619,360     101,182       209,293      35,950
Extraordinary item--(loss) gain on early extinguishment
 of debt, net ...........................................     (1,586)      1,967         1,967       1,376
Net income ..............................................    617,774     103,149       211,260      37,326
SELECTED PERFORMANCE RATIOS
Return on average assets (4) ............................       4.79%        .94%         1.44%        .84%
Return on average common equity (5) .....................      75.72       19.24         32.40       17.00
Yield on interest-earning assets (6) ....................       7.75        7.65          7.72        6.85
Cost of interest-bearing liabilities (7) ................       5.03        5.25          5.24        4.73
Net interest margin (8) .................................       2.87        2.55          2.63        2.33



                                                   AT SEPTEMBER 30,         DECEMBER 31,
                                                   ----------------  ---------------------------
                                                        1996(1)           1995         1994(2)
                                                   ----------------  -------------  ------------
                                                               (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA
Securities available for sale (9) ................    $   567,933      $   348,561   $    45,000
Securities held to maturity (9) ..................          4,277            1,455       411,859
Mortgage-backed securities available for sale (9)       1,660,140        1,477,514            --
Mortgage-backed securities held to maturity (9)  .      1,700,387        1,524,488     3,153,812
Loans receivable, net ............................     10,578,170        8,831,018     9,966,886
Covered assets ...................................             --           39,349       311,603
Total assets .....................................     16,809,461       14,637,445    14,669,153
Deposits .........................................      8,799,990       10,241,628     9,196,656
Securities sold under agreements to repurchase  ..      2,127,574          969,510     1,883,490
Borrowings .......................................      4,028,416        2,189,731     2,605,848
Total liabilities ................................     15,347,880       13,677,560    13,828,556
Stockholders' equity .............................      1,461,581          959,885       840,597
REGULATORY CAPITAL RATIOS OF FIRST NATIONWIDE
Tangible capital .................................           6.71%            5.84%         5.50%
Core capital .....................................           6.71             5.84          5.50
Risk-based capital:
 Core capital ....................................          10.81             9.14          8.86
 Total capital ...................................          12.93            11.34         11.01
SELECTED OTHER DATA
Number of full service customer facilities  ......            116              160           156
Loans serviced for others (10) ...................    $43,826,250      $28,170,543   $ 7,475,119
Approximate number of employees ..................          3,466            3,619         3,573
Non-performing assets as a percentage of First
Nationwide's total assets ........................           1.36%            1.50%         1.49%


-------------------

    (1) On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a $14.1 billion loan servicing portfolio. On February 1, 1996, First Nationwide acquired SFFed, with assets at fair values totalling approximately $4 billion and liabilities (including deposit liabilities) with fair values totalling approximately $3.8 billion. During the nine months ended September 30, 1996, First Nationwide closed the Branch Sales, with associated deposit accounts totalling $4.6 billion. Noninterest income for the nine months ended September 30, 1996 includes pre-tax gains of $363.0 million related to the Branch Sales. Noninterest expense for the nine months ended September 30, 1996 includes a pre-tax charge of $60.1 million for the Special SAIF Assessment (as defined herein).



    (2) On October 3, 1994, effective immediately following the close of business on September 30, 1994, First Nationwide acquired assets with fair values totalling approximately $14.1 billion and liabilities (including deposit liabilities) with fair values totalling approximately $13.4 billion from Old FNB.



    (3) Income tax expense recorded in 1994 after the FN Acquisition represents federal alternative minimum tax ("AMT") reduced, to the extent of 90%, by net operating loss carryovers, and state tax of an assumed rate of 8%. Income tax benefit for the nine months ended September 30, 1996 and in 1995 includes the recognition of a deferred tax benefit of $125 million and of $69 million, respectively, offset by federal AMT tax reduced, to the extent of 90%, by net operating loss carryovers and state tax at an assumed rate of 8%.

    (4) Return on average assets represents net income as a percentage of average assets for the periods presented. For the nine months ended September 30, 1996 and 1995, return on average assets is annualized.

    (5) Return on average common equity represents net income available to common stockholders as a percentage of average common equity for the periods presented. For the nine months ended September 30, 1996 and 1995, return on average common equity is annualized.

    (6) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets. For the nine months ended September 30, 1996 and 1995, yield on interest-earning assets is annualized.

    (7) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities. For the nine months ended September 30, 1996 and 1995, cost of interest-bearing liabilities is annualized.

    (8) Net interest margin represents net interest income as a percentage of average interest-earning assets. For the nine months ended September 30, 1996 and 1995, net interest margin is annualized.



    (9) Fluctuation in securities and mortgage-backed securities held to maturity and securities and mortgage-backed securities available for sale from December 31, 1994 to December 31, 1995 resulted from the reclassification of substantially all securities and mortgage-backed securities (except for mortgage-backed securities resulting from the securitization with recourse of certain of First Nationwide's loans) from held to maturity to securities available for sale on December 29, 1995.

   (10) Includes loans serviced by FNMC, First Nationwide and FGB Realty (as defined herein), excluding loans serviced for First Nationwide by FNMC.

                                  RISK FACTORS

   Prior to making an investment decision, prospective holders of Bank Preferred Stock should consider carefully all of the information set forth in this Offering Circular and, in particular, should evaluate the following risks. This Offering Circular contains certain forward-looking statements and information relating to the Bank that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward looking statements are principally contained in the sections "Business -- Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Bank or the Bank's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Bank with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Offering Circular. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Bank does not intend to update these forward-looking statements.

THE AUTOMATIC EXCHANGE


   The Bank Preferred Stock will be issued in an automatic exchange for the Series A Preferred Shares, only if (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. As a result, holders of Series A Preferred Shares would become holders of preferred stock of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into conservatorship or receivership. In the event of receivership of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests such as the Bank Preferred Stock. As a result of such subordination, either if the Bank were to be placed into receivership after the automatic exchange or if the automatic exchange were to occur after receivership of the Bank, the holders of the Bank Preferred Stock likely would receive, if anything, substantially less than the holders of the Series A Preferred Shares would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Stock.


PAYMENT OF DIVIDENDS

   There is no obligation to declare dividends on the Bank Preferred Stock. Because dividends on the Bank Preferred Stock are noncumulative, if the Board of Directors of the Bank does not declare the quarterly dividend payable on the Bank Preferred Stock, the holders of the Bank Preferred Stock will have no right to receive a dividend for such period, whether or not dividends on the Bank Preferred Stock are declared by the Board of Directors for any future period. The Bank's ability to pay dividends on Bank Preferred Stock would also be subject to the prior and superior rights, if any, of holders of other classes or series of equity securities of the Bank issued in the future.

   The terms of the 11 1/2% Preferred Stock provide that the Bank may not declare or pay any full dividends with respect to any parity stock, such as the Bank Preferred Stock, unless and until the Bank has paid full dividends on the 11 1/2% Preferred Stock for the immediately preceding dividend period. The Bank is currently in compliance with such requirement.

   The federal thrift laws, including the regulations of the OTS, limit the Bank's ability to pay dividends on its capital stock including the Bank Preferred Stock. The Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Other limitations apply to the Bank's ability to pay dividends, the magnitude of which depends upon the extent to which the Bank meets its regulatory capital requirements. In addition, the HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock or else such dividend will be invalid. Further the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice.

    As of September 30, 1996, First Nationwide met the capital requirements of a "well capitalized" institution under the FDICIA prompt corrective action standards. Although management expects the Bank to remain "well capitalized," there can be no assurance that the Bank will continue to be "well capitalized" under applicable OTS regulations. If the Bank were only "adequately capitalized," it would not be able to accept Brokered Deposits (as defined herein) unless it received a waiver from the FDIC. See "Regulation."


STRATEGY


   Management intends to continue the implementation of its various strategies in order to capitalize on the strengths of the Bank. See "Business Strategy." The continued implementation of any of management's strategies is subject to numerous contingencies beyond management's control. These contingencies include general and regional economic conditions, competition and changes in regulation and interest rates. Accordingly, no assurance can be given that any of these strategies will prove to be effective or that management's goals will be achieved.


DISTRIBUTIONS OF EXCESS CAPITAL TO HOLDINGS

   The Bank anticipates that it will from time to time distribute to Holdings a substantial portion of its excess capital, subject to applicable limitations under the OTS regulations and the terms of the Preferred Stock. Such distributions would reduce the level of the Bank's excess capital to the extent of such distributions. If the Bank makes such distributions, it is possible that the Bank would not have sufficient excess capital in future periods to make dividend payments or other distributions with respect to the Preferred Stock.

ECONOMIC CONDITIONS

   The Bank's loan portfolio is concentrated in California. As a result, the financial condition of the Bank will be subject to general economic conditions and, in particular, to conditions in the California residential real estate market. Due to the slow recovery of the economy, particularly in California's market for real estate, the Bank may find it difficult to originate a sufficient volume of high-quality residential mortgage loans or maintain its asset quality, either of which could negatively impact future performance. In addition, any downturn in the economy generally, and in California in particular, could further reduce real estate values and the volume of mortgages originated. Real estate values in California could also be affected by earthquakes.

INTEREST RATE RISK AND CREDIT RISK

   It is expected that the Bank will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earnings assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. It is expected that a substantial majority of the Bank's assets will continue to be indexed to changes in market interest rates and a substantial majority of its liabilities will continue to be short term, which will mitigate the negative effect of a decline in yield on its assets. At September 30, 1996, First Nationwide had $12.2 billion in assets indexed to changes in market rates and $12.9 billion in liabilities maturing or repricing within one year. At September 30, 1996, after giving effect to the Cal Fed Acquisition, the Capital Contribution and the issuance of the Series A Preferred Shares, the Bank would have had $22.7 billion in assets indexed to changes in market rates and $22.4 billion in liabilities maturing or repricing within one year. In addition, the lag in implementation repricing terms on the Bank's adjustable rate assets may result in a decline in net interest income in a rising interest rate environment. There can be no assurance that the Bank's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and prinicipal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect the Bank's net interest spread, asset quality, loan origination volume and overall results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

   Securities owned by the Bank are accounted for financial reporting purposes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report"). The Special Report provided all entities a one-time opportunity to reassess their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held-to-maturity to securities available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, First Nationwide reclassified $1.5 billion and $231.8 million in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from the held-to-maturity to the available-for-sale portfolio, resulting in a net after-tax increase of $22.5 million in stockholders' equity. If the market value of these securities and mortgage-backed securities is subsequently less than the carrying value, there will be a negative impact on consolidated stockholders' equity for financial reporting purposes; however, there will be no impact on the Bank's regulatory capital because, by definition, the SFAS No. 115 equity component is not included in regulatory capital.

ASSET QUALITY; SATISFACTION OF OBLIGATIONS OF GRANITE, OLD FNB AND FORD MOTOR


   In the several years preceding the FN Acquisition, the FNB Acquired Business had experienced losses stemming from increases in non-performing assets. While the Bank may also experience such losses, management believes that the risk that the Bank will suffer future adverse effects from any additional deterioration of the portfolio acquired from Old FNB is minimized by the disposition by Old FNB of non-performing assets prior to the FN Acquisition, the retention by Old FNB of certain assets, principally non-performing or other problem assets (with a net book value of approximately $441 million at September 30, 1994), and the right of First Nationwide pursuant to the Put Agreement to sell Granite up to $500 million of certain assets, primarily multi-family and commercial real estate loans and residential mortgage loans with an original principal balance greater than $250,000 (the "Putable Assets"), which were primarily non-performing, through November 30, 1995, less $89 million, the amount of sales of certain nonperforming assets by Old FNB to Granite during the period from January 1, 1994 through the consummation of the FN Acquisition. At September 30, 1996, the remaining available balance under the Put Agreement was approximately $70.5 million, which First Nationwide fully utilized on December 5, 1996. Of the approximately $228 million in non-performing assets at September 30, 1996, approximately $17.3 million were eligible to be sold to Granite under the Put Agreement.

   Since First Nationwide had not required Granite to purchase $500 million of non-performing assets as of November 30, 1996, it had the right to require Granite to purchase any qualifying Putable Assets of First Nationwide, other than assets which previously became Putable Assets and which First Nationwide did not require Granite to purchase, up to such $500 million maximum.

   The Put Agreement did not protect the Bank from losses: (i) on the assets not covered by the Put Agreement or the assets covered by the Put Agreement in excess of the coverage limits described above, (ii) on the assets owned by First Nationwide prior to the FN Acquisition, (iii) on the Putable Assets which become non-performing and which First Nationwide did not require Granite to purchase prior to the expiration of its rights under the Put Agreement, (iv) on the assets acquired following the FN Acquisition or (v) incurred after November 30, 1996. There can be no assurance that the Bank will not experience losses from non-performing assets.

   Pursuant to the Asset Purchase Agreement, Old FNB has agreed to indemnify the Bank from certain breaches of representations, warranties and covenants. Although the Bank believes that the obligations of Old FNB under the Asset Purchase Agreement are enforceable against Old FNB, and that Old FNB will have the ability to satisfy its obligations under such provisions, there can be no assurance that a court will enforce such provisions or that Old FNB will have the ability to satisfy their respective obligations. Ford Motor has guaranteed the obligations of Old FNB under the Asset Purchase Agreement.


MORTGAGE PORTFOLIO AND MSRS

   At September 30, 1996, First Nationwide held a 1-4 unit residential mortgage loan portfolio of approximately $6.3 billion, and MSRs on a 1-4 unit residential loan portfolio totalling approximately $42.7 billion. First Nationwide's MSRs had a book value of $406.7 million at September 30, 1996. After giving effect to the Cal Fed Acquisition, at September 30, 1996, the Bank would have held a 1-4 unit residential mortgage loan portfolio of approximately $8.2 billion, MSRs on a 1-4 unit residential loan portfolio totalling approximately $46.2 billion and the Bank's MSRs would have had a book value of $438.9 million. A decline in long-term interest rates generally results in an acceleration in mortgage loan prepayments, and higher than anticipated levels of prepayments generally cause the accelerated amortization of MSRs and generally will result in reductions in the market value of the MSRs and in the Bank's servicing fee income. There can be no assurance that long-term interest rates will not decline and the rate of mortgage loan prepayments will not exceed management's estimates, resulting in a charge to earnings in the period of adjustment and reductions in the market value of the MSRs and in loan servicing fee income, or that management will be able to reinvest the cash from mortgage loan prepayments in assets earning yields comparable to the yields on the prepaid mortgages.

COMPETITION

   The Bank experiences significant competition in both attracting and retaining deposits and in originating real estate and consumer loans.

   The Bank competes with other thrift institutions, commercial banks, insurance companies, credit unions, thrift and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many of the nation's thrift institutions and many large commercial banks have a significant number of branch offices in the areas in which the Bank operates.

   In addition, there is strong competition in originating and purchasing real estate and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, loan-to-value ("LTV") ratios, loan fees, and the amount of time it takes to process a loan from receipt of the loan application to date of funding. The Bank's future performance is dependent on its ability to originate a sufficient volume of mortgage loans in its local market areas and through its wholesale network and, if it is unable to originate a sufficient volume of mortgage loans, to purchase a sufficient quantity of high-quality mortgage-backed securities with adequate yields. There can be no assurance that the Bank will be able to effect such actions on satisfactory terms.

REGULATION


   The financial institutions industry is subject to extensive regulation, which materially affects the business of the Bank statutes and regulations to which the Bank and its parent companies are subject may be changed at any time, and the interpretation of these statutes and regulations is also subject to change. There can be no assurance that future changes in such statutes and regulations or in their interpretation will not adversely affect the business of the Bank.


TAX SHARING AGREEMENT; AVAILABILITY OF NET OPERATING LOSS CARRYOVERS

   The Bank, Holdings and Mafco Holdings have entered into a tax sharing agreement (the "Tax Sharing Agreement") effective as of January 1, 1994, pursuant to which: (i) the Bank will pay to Holdings amounts equal to the taxes that the Bank would be required to pay if it were to file a return separately from the affiliated group of which Mafco Holdings is the common parent (the "Mafco Group"), and (ii) Holdings will pay to Mafco Holdings amounts equal to the taxes that Holdings would be required to pay if it were to file a consolidated return on behalf of itself and the Bank separately from the Mafco Group. The Tax Sharing Agreement allows the Bank to take into account, in determing its liability to Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of First Nationwide. The Tax Sharing Agreement also allows Holdings to take into account in determining its liability to Mafco Holdings, any net operating losses that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and the Bank for each year since the formation of First Nationwide. Accordingly, pursuant to the Tax Sharing Agreement, the benefits of any net operating lossses generated by First Nationwide since its formation are retained by the Bank and Holdings.


   First Nationwide generated significant federal income tax net operating losses since it was organized in December 1988. This was due, in part, to the fact that under applicable federal income tax law, certain financial assistance received by First Nationwide pursuant to the Assistance Agreement was excluded from the taxable income of First Nationwide. In addition to such tax-free financial assistance, First Nationwide had been entitled to its normal operating deductions, including interest expense and certain losses relating to its loan portfolio. As a result, First Nationwide generated significant net operating losses for federal income tax purposes even though its operations were profitable. Furthermore, under the reorganization provisions of the Internal Revenue Code of 1986, as amended (the "Code"), First Nationwide succeeded to certain net operating loss carryovers of the Texas Closed Banks.


   At December 31, 1995, if First Nationwide would have filed a consolidated tax return on behalf of itself and its subsidiaries for each year since the formation of First Nationwide, it would have had approximately $2.6 billion of regular net operating losses and approximately $959 million of AMT net operating losses, both of which First Nationwide would have utilized. A portion of such losses, to the extent not previously used to offset income, will expire in the year 2002 and in each year thereafter and will fully expire in 2007. It is expected that under the Tax Sharing Agreement, the Bank and Holdings will be able to eliminate a significant portion of the amounts that they otherwise would be required to pay to Holdings and Mafco Holdings, respectively, under the Tax Sharing Agreement in respect of federal income tax and, accordingly, it is not expected that the Bank or Holdings will record significant amounts of federal income tax expense through 1997 as members of the Mafco Group. Payments made by First Nationwide under the Tax Sharing Agreement with the Mafco Group during the year ended December 31, 1995 totalled $5.1 million. There were no such payments in 1994. During 1998, the Bank and Holdings anticipate that the AMT net operating losses will be fully utilized and the Bank and Holdings will incur federal income tax expense at a rate of 20 percent. Prior to 1998, the Bank and Holdings have incurred and will continue to incur federal income tax expense at a 2 percent rate because 90 percent of AMT net operating losses were available to offset AMT income.

   If for any reason the Bank and Holdings were to deconsolidate from the Mafco Group, only the amount of the net operating loss carryovers of the Bank and Holdings not already utilized by the Mafco Group would be available to offset the taxable income of the Bank and Holdings. If for any reason the Bank were to deconsolidate from Holdings with Holdings remaining a member of the Mafco Group, the net operating losses of the Bank not already utilized by the Mafco Group would be available to offset the taxable income of the Bank subsequent to the date of deconsolidation, but would no longer be available to offset the taxable income of Holdings. If the Bank had deconsolidated as of December 31, 1995, the Bank would have had approximately $1.0 billion of regular net operating loss carryforwards. It cannot be predicted to what extent the Mafco Group will utilize the net operating losses of Holdings and/or the Bank in the future or the amount, if any, of net operating loss carryforwards that Holdings or the Bank may have upon deconsolidation. The net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the Internal Revenue Service (the "IRS"). Any disallowance of the Bank's net operating loss carryovers may increase the amounts that the Bank would be required to pay to Holdings under the Tax Sharing Agreement and that Holdings would be required to pay to Mafco Holdings and would therefore decrease the earnings of the Bank available for dividends on the Bank Preferred Stock. See "Certain Transactions--Tax Sharing Agreement."

TAX EFFECTS OF DIVIDEND PAYMENTS BY THE BANK

   Dividend distributions made to Holdings, as the sole owner of the Bank's Common Stock, and to holders of the Preferred Stock in each case in excess of the Bank's accumulated earnings and profits, as well as any distributions in dissolution or in redemption or liquidation of stock, may cause the Bank to recognize a portion of its tax bad debt reserves as income and, accordingly, could cause the Bank to make payments to Holdings under the Tax Sharing Agreement.

TAXATION OF THE BANK

   As a result of the Small Business Job Protection Act of 1996, which provided for the repeal of the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks, the Bank will generally be required to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two year deferral if certain residential loan tests are satisfied. Consequently, the Bank may be required to make payments to Holdings under the Tax Sharing Agreement if the Bank has insufficient expenses and losses to offset such income. As of December 31, 1995, First Nationwide had tax bad debt reserves totaling $203 million, all of which is subject to recapture into income and has been provided for in deferred tax liabilities. Additionally, as of December 31, 1995, Cal Fed and SFFed had tax bad reserves of $196 million and $25 million, respectively, of which $73 million and $1 million is post-1987 bad debt reserves subject to recapture into income.

LACK OF EXISTING MARKET

   In the event the Series A Preferred Shares are exchanged for Bank Preferred Stock, application will be made to list the Bank Preferred Stock on the NYSE. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Stock, if issued, or that an active public market for the Bank Preferred Stock would develop or be maintained.

CONTROL BY MACANDREWS & FORBES

   All of the Bank's Common Stock is owned by Holdings. Holdings is 80% indirectly owned through MacAndrews & Forbes by Ronald O. Perelman and 20% indirectly owned by Hunter's Glen, a limited partnership controlled by Gerald
J. Ford, the Chairman of the Board, Chief Executive Officer and a director of the Bank. Parent Holdings owns 100% of the class A common stock of Holdings, representing 80% of its voting common stock (representing approximately 85% of the voting power of its voting common stock) and Hunter's Glen owns 100% of the class B common stock of Holdings, representing 20% of its voting common stock (representing approximately 15% of the voting power of its common stock). See "Ownership of the Common Stock" and "Certain Transactions--Transactions with Mr. Ford." As a result, MacAndrews & Forbes will be able to direct and control the policies of the Bank and its subsidiaries, including mergers, sales of assets and similar transactions. See "Certain Transactions--Relationship with MacAndrews & Forbes."

                    STRATEGIC ACQUISITIONS AND DISPOSITIONS

   First Nationwide's total consolidated assets have grown from $924 million as of September 30, 1994, immediately prior to the FN Acquisition, to approximately $16.8 billion at September 30, 1996 on an historical basis and, after giving effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution, the Bank's total consolidated assets would be approximately $31.0 billion. The current composition of First Nationwide's assets and operations resulted principally from certain of the acquisitions and dispositions described below. The FN Acquisition laid the foundation for First Nationwide's current strategy, the implementation of which is reflected in subsequent acquisitions and dispositions. See "Business--Business Strategy."

THE CAL FED ACQUISITION

 The Cal Fed Acquisition


   On July 27, 1996, Holdings entered in the Merger Agreement with Cal Fed and California Federal, pursuant to which on January 3, 1997 Holdings acquired Cal Fed and California Federal. At September 30, 1996, California Federal had approximately $14.1 billion in assets and $8.8 billion in deposits and operated 118 branches in California and Nevada. Under the Merger Agreement, each share of Cal Fed common stock outstanding at the effective time of the merger (other than shares for which dissenter's rights are perfected, shares held directly or indirectly by Holdings and shares held as treasury stock) was converted into and became the right to receive a cash payment of $23.50 and one-tenth of one Secondary Litigation Interest. See "Business--Sources of Funds--Cal Fed Contingent Litigation Recovery Participation Interests." The holders of options or warrants to purchase the common stock of Cal Fed received for each share subject to such options or warrants the difference between $23.50 and the applicable per share option price, one-tenth of one Secondary Litigation Interest and, in certain circumstances, one-tenth of one Litigation Interest (as defined herein). No fractional Secondary Litigation Interests were issued in the merger. The Merger Agreement was amended and restated as of September 20, 1996 to (i) make CFB Holdings, Inc., a wholly owned subsidiary of Holdings, a party to the Merger Agreement and (ii) amend the provisions relating to fractional Secondary Litigation Interests. Pursuant to such amendment and restatement, the stockholders of Cal Fed who would otherwise receive fractional interests shall not be entitled to receive fractional interests. Such stockholders are expected to receive their ratable share of the aggregate net cash proceeds obtained (after deducting certain selling expenses) from aggregating the fractional interests into the nearest whole number of Secondary Litigation Interests and selling such Secondary Litigation Interests on the open market. The aggregate cash consideration paid under the Merger Agreement was approximately $1.2 billion.

   Upon consummation of the Cal Fed Acquisition, Holdings contributed the capital stock of Cal Fed to First Nationwide. Cal Fed was liquidated and First Nationwide merged with California Federal, with California Federal being the surviving bank. In connection with the merger of California Federal with First Nationwide, each share of the 11 1/2% Preferred Stock of First Nationwide was converted into and become one share of preferred stock of the surviving bank, California Federal, which preferred stock has the same relative rights, terms and preferences as the 11 1/2% Preferred Stock. All references in this Offering Circular to the 11 1/2% Preferred Stock for the period preceding consummation of the Cal Fed Acquisition will be deemed references to the comparable preferred stock issued by California Federal, as the surviving bank.

   After giving effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution, at September 30, 1996, the Bank would have had approximately $31.0 billion in assets, approximately $17.6 billion in deposits, would have operated approximately 227 branches and would have ranked at such date as the fourth largest thrift in the United States in terms of assets, based on published sources. As a result of the Cal Fed Acquisition, the Bank gained a substantial presence in Southern California. In order to realize economies of scale and cost reduction opportunities presented by the Cal Fed Acquisition, the Bank plans to consolidate or eliminate duplicative back office operations and administrative and management functions as soon as practicable. The Bank presently estimates that it will save approximately $74 million in noninterest expense during the first twelve months of operations following the Cal Fed Acquisition as compared to operating Cal Fed on a stand-alone basis. In connection with the Cal Fed Acquisition and the consolidation of Cal Fed's operations with those of First Nationwide, the Bank expects to capitalize acquisition costs totalling approximately $110 million.

    Holdings financed the Cal Fed Acquisition with (i) the net proceeds of approximately $555 million from the issuance of the 10 5/8% Notes, (ii) an investment by Special Purpose Corp. of $145 million in exchange for the Holdings Preferred Stock and (iii) existing cash. The net proceeds from the 10 5/8% Notes and the Holdings Preferred Stock were contributed to First Nationwide as the Capital Contribution prior to the Cal Fed Acquisition.

   As a result of the Cal Fed Acquisition, the Bank is obligated with respect to the following outstanding securities of California Federal (in addition to the outstanding securities of First Nationwide): (i) $50 million of 10.668% Senior Subordinated Notes due 1998 (the "Cal Fed Senior Subordinated Notes"),
(ii) $2.7 million of 6 1/2% Convertible Subordinated Debentures Due 2001 (the "Cal Fed 6 1/2% Convertible Subordinated Debentures"), (iii) $4.3 million of 10% Subordinated Debentures Due 2003 (the "Cal Fed 10% Subordinated Debentures") and (iv) the 10 5/8% Preferred Stock with liquidation value of $172.5 million. See "Business--First Nationwide--Sources of Funds" and "Business--California Federal--Sources of Funds."


OTHER ACQUISITIONS

 The Home Federal Acquisition

   On June 1, 1996, First Nationwide consummated the Home Federal Acquisition, pursuant to which First Nationwide acquired HFFC and its wholly owned federally chartered savings association subsidiary, Home Federal, which had approximately $717 million in assets and $632 million in deposits and operated 15 branches in the Northern California area. The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million. First Nationwide financed the Home Federal Acquisition with existing cash.

  The SFFed Acquisition

   On February 1, 1996, First Nationwide consummated the SFFed Acquisition pursuant to which First Nationwide acquired SFFed and its wholly owned federal savings association subsidiary, San Francisco Federal. The aggregate consideration paid in the SFFed Acquisition was approximately $264 million. San Francisco Federal operated 35 branches in the Northern California area, and as a result of the SFFed Acquisition and the related consolidation of branches, the number of First Nationwide's retail branches in Northern California increased to 63. On February 1, 1996, San Francisco Federal had approximately $4.0 billion in assets and approximately $2.7 billion in deposits.

   First Nationwide financed the SFFed Acquisition with existing cash and other borrowings, some of which were repaid with the $311.8 million of proceeds from the sale of consumer loans on February 23, 1996.


   In connection with the SFFed Acquisition, First Nationwide assumed $50 million of 11.20% Senior Notes issued by SFFed in September 1994 (the "SFFed Notes"). See "Business--First Nationwide--Sources of Funds--SFFed Notes."


 The LMUSA Purchases

   On October 2, 1995, FNMC purchased from LMUSA in the LMUSA 1995 Purchase a loan servicing portfolio of approximately $11.1 billion (including $3.1 billion of MSRs that are owned by third parties who have subcontracted to FNMC the servicing function (a "subservicing portfolio")), a master servicing portfolio of $2.9 billion and other assets, principally existing loans and loan production operations of LMUSA, for $100 million, payable in installments, and the assumption of certain indebtedness relating to the acquired loan portfolio. On January 31, 1996, FNMC purchased in the LMUSA 1996 Purchase LMUSA's remaining $14.1 billion loan servicing portfolio (including a subservicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, its real estate acquired through loan foreclosures in connection with its servicing operations and its trade names for $160.0 million (as adjusted pursuant to the terms of the agreement) payable in installments and subject to certain adjustments, and the assumption of certain of LMUSA's obligations secured by its mortgage servicing operations.

  The Branch Purchases

   In April 1995, First Nationwide consummated the Tiburon Purchase in which it acquired approximately $13 million in deposits located in Tiburon, California from East-West Federal Bank, a federal savings bank. In August 1995, First Nationwide consummated the ITT Purchase in which it acquired three retail branches located in Orange County, California with deposit accounts totalling approximately $356 million from ITT Federal Bank, fsb. On December 8, 1995, First Nationwide consummated the Sonoma Purchase in which it acquired four retail branches located in Sonoma County, California with associated deposit accounts of approximately $144 million from Citizens Federal Bank, a Federal Savings Bank. The weighted average deposit premium paid in connection with the Branch Purchases was 3.78%.

 The Maryland Acquisition

   In December 1994, FNMC entered into a series of agreements with the Resolution Trust Corporation as conservator for Standard Federal Savings Association, America's Mortgage Servicing, Inc., A Mortgage Company, America's Lending Network, Inc., and StanFed Financial Services, Inc. (collectively, "StanFed"), of Frederick, Maryland, to acquire certain of StanFed's mortgage servicing assets and assume certain of StanFed's mortgage servicing liabilities for approximately $178 million. As a result of the Maryland Acquisition, FNMC acquired a 1-4 unit residential mortgage loan servicing portfolio of approximately $11.4 billion (including a sub-servicing portfolio of $1.8 billion) and certain other assets and liabilities. The transaction was consummated on February 28, 1995. In connection with the Maryland Acquisition, FNMC has moved its mortgage servicing operations to Maryland from its former location in Sacramento, California. Costs totalling $5.7 million associated with such consolidation are included in noninterest expense in First Nationwide's consolidated statement of operations for the year ended December 31, 1995.

   In April 1995, First Nationwide closed substantially all of its retail loan production offices. Costs associated with closures of approximately $2.1 million are included in noninterest expense in First Nationwide's consolidated statement of operations for the year ended December 31, 1995.

 The FN Acquisition

   On April 14, 1994, First Nationwide entered into the Asset Purchase Agreement with Old FNB, an indirect subsidiary of Ford Motor, pursuant to which, on October 3, 1994, effective immediately after the close of business on September 30, 1994, First Nationwide purchased the FNB Acquired Business for $726.5 million. Effective on October 1, 1994, First Nationwide changed its name from "First Madison Bank, FSB" to "First Nationwide Bank, A Federal Savings Bank."

   First Nationwide financed the FN Acquisition and paid related fees and expenses with: (i) a capital contribution by Holdings funded with the net proceeds of (a) the issuance of the Holdings Senior Notes and (b) the issuance of Holdings' class C common stock to Parent Holdings (all of which class C common stock was redeemed on June 3, 1996), (ii) the net proceeds from the issuance of the 11 1/2% Preferred Stock, and (iii) existing cash and proceeds from securities sold under agreements to repurchase. See "Certain Transactions."

DISPOSITIONS

 The Branch Sales

   From January through June of 1996, First Nationwide consummated the Branch Sales in the following transactions:



                                                           CARRYING VALUE AT
                       SALE                              RESPECTIVE SALE DATE
                   CONSUMMATION    NUMBER OF BRANCHES  -----------------------   PRE-TAX
BRANCH LOCATION        DATE               SOLD            DEPOSITS     ASSETS      GAIN
---------------  --------------  --------------------  ------------  ---------  ---------
                                      (DOLLARS IN
                                       THOUSANDS)
New York             1/12/96                7            $  416,476    $ 5,997   $ 32,991
Ohio                 1/19/96               28             1,392,561     20,480    130,660
New York             2/23/96                3               270,046      1,838     17,027
New York             3/15/96                5               615,572      8,083     48,933
New Jersey           3/22/96                4               501,262      6,396     35,938
New York             3/22/96               11               637,045      9,465     41,286
Michigan             6/28/96               21               799,226     15,060     56,177
                                 --------------------  ------------  ---------  ---------
Total                                      79            $4,632,188    $67,319   $363,012
                                 ====================  ============  =========  =========

   The Branch Sales resulted in gains of approximately $363.0 million on a pre-tax basis through September 30, 1996, which represented an average premium of 7.96% of the approximately $4.6 billion of deposits sold. The gains from the Branch Sales were used, as necessary, to augment First Nationwide's regulatory capital to maintain its "well capitalized" status after the SFFed Acquisition.

  The Illinois Sale

   On October 7, 1994, First Nationwide sold (the "Illinois Sale") the FNB Acquired Business' branch network located in Illinois consisting of 26 branches with approximately $1.2 billion in deposits to Household Bank, f.s.b. The $89 million deposit premium received by First Nationwide was treated as a reduction of intangible assets related to the FN Acquisition.


 California Federal Preferred Capital Corporation

   In November 1996, First Nationwide established the Company for the purpose of acquiring, holding and managing real estate mortgage assets. All of the Company's common stock is owned by the Bank. It is expected that substantially all of the Company's mortgage assets will be acquired from the Bank and affiliates of the Bank. The Company will enter into a subservicing agreement with FNMC pursuant to which FNMC will service the Company's mortgage assets. The Company will be the issuer of the Series A Preferred Shares which, under certain circumstances, would be exchanged for the Bank Preferred Stock.


                                USE OF PROCEEDS

   The Bank Preferred Stock is to be issued, if ever, in connection with an exchange of the Series A Preferred Shares, which shares were sold pursuant to an effective registration statement filed with the SEC. The proceeds from the sale of the Series A Preferred Shares were used by the Company to purchase a portfolio of mortgage assets from the Bank. The Bank will not receive any proceeds from the exchange of the Series A Preferred Shares for Bank Preferred Stock.

                         CONSOLIDATED CAPITALIZATION

   The following table sets forth the actual consolidated capitalization of First Nationwide at September 30, 1996 and the capitalization of the Bank on a consolidated basis at such date as adjusted to give effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution. The following table should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto, "Pro Forma Financial Data" and the Unaudited Pro Forma Financial Data included elsewhere in this Offering Circular.

                                                                                                CONSOLIDATED
                                                                                               CAPITALIZATION
                                                                   FIRST                        OF THE BANK,
                                                                 NATIONWIDE     ADJUSTMENTS     AS ADJUSTED
                                                                ------------  ---------------  --------------
                                                                                (IN THOUSANDS)
Deposits ......................................................   $8,799,990     $8,767,439 (a)  $17,567,429
                                                                ============  ===============  ==============
Borrowings:
 Securities sold under agreements to repurchase ...............   $2,127,574     $  962,700 (a)  $ 2,899,274
                                                                                   (191,000)(b)
 Other borrowings (primarily FHLB advances) ...................    3,931,744      3,282,357 (a)    7,214,101
                                                                ------------  ---------------  --------------
   Total ......................................................   $6,059,318     $4,054,057      $10,113,375
                                                                ============  ===============  ==============
Long-term notes:
 Old FNB Debentures ...........................................   $   89,831     $       --      $    89,831
 SFFed Notes ..................................................        6,841             --            6,841
 Cal Fed 10.668% Subordinated Notes ...........................           --         50,000 (c)       50,000
 Cal Fed 10% Subordinated Debentures ..........................           --          4,300 (c)        4,300
 Cal Fed 6 1/2% Convertible Subordinated Debentures  ..........           --          2,700 (c)        2,700
                                                                ------------  ---------------  --------------
   Total long-term notes ......................................   $   96,672     $   57,000      $   153,672
                                                                ============  ===============  ==============
Minority interest--Series A Preferred Shares ..................   $       --     $  200,000 (d)  $   200,000
                                                                ------------  ---------------  --------------
Stockholders' equity:
 As adjusted:
  11 1/2% Noncumulative perpetual preferred stock, (par value
   $100 per share; 5,000,000 shares authorized; 3,007,300
   shares issued and outstanding) .............................      300,730             --          300,730
  10 5/8% Noncumulative perpetual preferred stock, (par value
   $100 per share; 1,725,000 shares authorized, issued and
   outstanding) ...............................................           --        172,500 (a)      172,500
  Common stock (par value $.01 per share; 50,000 shares
   authorized, 800 shares issued and outstanding) .............            1             --                1
  Additional paid-in capital ..................................      632,805         (9,000)(d)    1,323,805
                                                                                    700,000 (e)
  Net unrealized holding gain on securities available for sale        35,087             --           35,087
  Retained earnings ...........................................      492,958             --          492,958
                                                                ------------  ---------------  --------------
   Total stockholders' equity .................................    1,461,581        863,500        2,325,081
                                                                ------------  ---------------  --------------
Total capitalization ..........................................   $1,461,581     $1,063,500      $ 2,525,081
                                                                ============  ===============  ==============

------------


   (a) Represents deposits, borrowed funds (including accrued interest payable on all borrowings) and preferred stock of California Federal assumed by First Nationwide at their approximate respective fair values at September 30, 1996.
   (b) Represents utilization of proceeds from the issuance of the Series A Preferred Shares to reduce borrowings of the Bank.
   (c) Represents long-term notes of California Federal assumed by First Nationwide at their approximate respective fair values at September 30, 1996, excluding accrued interest payable.


   (d) Represents the issuance of the Series A Preferred Shares and related issuance costs.
   (e) Represents the Capital Contribution.

                           PRO FORMA FINANCIAL DATA

   The following pro forma financial data gives effect to the Acquisitions, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares. The Branch Purchases and the Home Federal Acquisition have not been reflected in the pro forma financial data because such transactions are not material either individually or in the aggregate.

   The following pro forma financial data as of and for the nine months ended September 30, 1996 are based on (i) the historical consolidated statement of financial condition of First Nationwide giving effect to the Cal Fed Acquisition, the Capital Contribution and the issuance of the Series A Preferred Shares as if such transactions occurred on September 30, 1996, and
(ii) the historical consolidated statement of operations of First Nationwide for the nine months ended September 30, 1996 giving effect to the Cal Fed Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares as if such transactions occurred on January 1, 1995. The following pro forma financial data for the year ended December 31, 1995 is based on the historical consolidated statement of operations of First Nationwide for the year ended December 31, 1995 giving effect to the Acquisitions, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares as if such transactions occurred on January 1, 1995. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Acquisitions are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of each of the Acquisitions. The pro forma financial data do not necessarily reflect the results of operations or the financial position of First Nationwide that actually would have resulted had the Acquisitions, the Branch Sales, the Capital Contribution and the issuance of the Series A Preferred Shares occurred at the dates indicated, or project the results of operations or financial position of the Bank for any future date or period.

   The pro forma financial data should be read in conjunction with the accompanying notes thereto and the Unaudited Pro Forma Financial Data included elsewhere in this Offering Circular. In addition, the pro forma financial data should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto, the Consolidated Financial Statements of SFFed and the notes thereto and the Consolidated Financial Statements of California Federal and the notes thereto, contained elsewhere in this Offering Circular. See "Selected Historical Financial Data" and "Projected Pro Forma Regulatory Capital Ratios of the Bank."

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                    TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                             A FEDERAL SAVINGS BANK
         PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                             CAL FED ACQUISITION
                                       -----------------------------
                             FIRST        CALIFORNIA      VALUATION
                          NATIONWIDE       FEDERAL       ADJUSTMENTS
                          HISTORICAL    HISTORICAL (A)       (B)
                        -------------  --------------  -------------
ASSETS
Cash and cash
 equivalents ..........   $   144,345    $   197,900      $     --

Securities ............       572,210      1,444,400          (741)(1)
Mortgage-backed
 securities ...........     3,360,527      2,040,800         4,768 (1)
Loans, net ............    11,288,403     10,055,100       (31,685)(1)
Office premises and
 equipment, net .......        92,088         64,000       (56,633)(1)
Mortgage servicing
 rights, net ..........       406,669          4,866        27,392 (1)
Intangible assets  ....       144,782         14,580       (14,580)(1)
Other assets ..........       800,437        305,054       185,720 (1)
                        -------------  --------------  -------------
 Total assets .........   $16,809,461    $14,126,700      $114,241
                        =============  ==============  =============

LIABILITIES, MINORITY
 INTEREST AND
 STOCKHOLDERS' EQUITY
Deposits ..............   $ 8,799,990    $ 8,763,600      $  3,839 (1)
Borrowings ............     6,155,990      4,304,100        (2,043)(1)
Other liabilities  ....       391,900        254,900         5,300 (1)
                        -------------  --------------  -------------
 Total liabilities  ...    15,347,880     13,322,600         7,096
                        -------------  --------------  -------------

Minority interest  ....            --             --            --

Preferred stock .......       300,730        172,500            --
Common stock ..........             1             --            --
Additional paid-in
 capital ..............       632,805        865,700            --

Net unrealized holding
 gain on securities  ..        35,087             --            --
Retained earnings
 (deficit) ............       492,958       (234,100)      107,145 (1)
                        -------------  --------------  -------------
 Stockholders' equity       1,461,581        804,100       107,145
                        -------------  --------------  -------------
 Total liabilities,
  minority interest
  and stockholders'
  equity ..............   $16,809,461    $14,126,700      $114,241
                        =============  ==============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                              CAL FED ACQUISITION
                        ------------------------------
                            PRO FORMA        CAL FED
                           ADJUSTMENTS     ACQUISITION   CAPITALIZATION    PRO FORMA
                               (C)          PRO FORMA         (D)          COMBINED
                        ---------------  -------------  --------------  -------------
ASSETS
Cash and cash
 equivalents ..........     $(992,839)(2)  $  (794,939)    $ 555,000 (4) $    49,406
                                                             145,000 (4)
Securities ............      (300,000)(2)    1,143,659            --       1,715,869
Mortgage-backed
 securities ...........            --        2,045,568            --       5,406,095
Loans, net ............            --       10,023,415            --      21,311,818
Office premises and
 equipment, net .......            --            7,367            --          99,455
Mortgage servicing
 rights, net ..........            --           32,258            --         438,927
Intangible assets  ....       554,094 (1)      554,094            --         698,876
Other assets ..........            --          490,774            --       1,291,211
                        ---------------  -------------  --------------  -------------
 Total assets .........     $(738,745)     $13,502,196     $ 700,000     $31,011,657
                        ===============  =============  ==============  =============

LIABILITIES, MINORITY
 INTEREST AND
 STOCKHOLDERS' EQUITY
Deposits ..............     $      --      $ 8,767,439     $      --     $17,567,429
Borrowings ............            --        4,302,057      (191,000)(5)  10,267,047
Other liabilities  ....            --          260,200            --         652,100
                        ---------------  -------------  --------------  -------------
 Total liabilities  ...            --       13,329,696      (191,000)     28,486,576
                        ---------------  -------------  --------------  -------------

Minority interest  ....            --               --       200,000 (5)     200,000

Preferred stock .......            --          172,500            --         473,230
Common stock ..........            --               --            --               1
Additional paid-in
 capital ..............      (865,700)(3)           --       700,000 (4)   1,323,805
                                                              (9,000)(5)
Net unrealized holding
 gain on securities  ..            --               --            --          35,087
Retained earnings
 (deficit) ............       126,955 (3)           --            --         492,958
                        ---------------  -------------  --------------  -------------
 Stockholders' equity        (738,745)         172,500       691,000       2,325,081
                        ---------------  -------------  --------------  -------------
 Total liabilities,
  minority interest
  and stockholders'
  equity ..............     $(738,745)     $13,502,196     $ 700,000     $31,011,657
                        ===============  =============  ==============  =============

------------
   (a) Represents historical amounts obtained from California Federal's unaudited financial statements.
   (b) Represents adjustments to (i) record California Federal's assets and liabilities at preliminary estimates of their respective fair values and (ii) the elimination of California Federal's historical intangible assets.
   (c) Represents adjustments to record (i) the purchase price of the Cal Fed Acquisition and (ii) the elimination of the common equity of California Federal.

   (d) Represents adjustments to record (i) the issuance of the Series A Preferred Shares, (ii) utilization of proceeds from such issuance to reduce borrowings of the Bank and (iii) the Capital Contribution.

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                   TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
              NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                             FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


(1) The Cal Fed Acquisition will be accounted for using the purchase method of accounting. The total purchase cost will be allocated first to the tangible and identifiable intangible assets and liabilities of California Federal based on their respective fair values and the remainder will be allocated to goodwill. The aggregate purchase price was determined as follows:

 Purchase price, as defined:
 Shares outstanding at September 30, 1996     49,427,074
 Options outstanding at September 30, 1996     1,355,140
                                            ------------
  Total ...................................   50,782,214
 Purchase price per share .................  $     23.50
                                            ------------
 Purchase price for outstanding shares  ...  $ 1,193,382
 Exercise of options outstanding (a)  .....      (10,800)
                                            ------------
 Purchase price ...........................  $ 1,182,582
 Acquisition fees and expenses (b)  .......      110,257
                                            ------------
  Total ...................................  $ 1,292,839
                                            ============

       The following is a reconciliation of the common equity of California Federal to the fair value of the net assets to be acquired by First
       Nationwide:


Common equity of California Federal at September 30,
 1996 ...................................................              $  631,600
 Fair value adjustments: (c)
 Securities .............................................   $   (741)
 Mortgage-backed securities .............................      4,768
 Loans, net .............................................    (31,685)
 Mortgage servicing rights ..............................     27,392
 Office premises and equipment (d) ......................    (56,633)
 Litigation asset, net (other assets) (e) ...............    132,720
 Other assets (f) .......................................     53,000
 Deposit accounts .......................................     (3,839)
 Borrowings .............................................      2,043
 Other liabilities (g) ..................................     (5,300)
 Elimination of historical intangible assets  ...........    (14,580)
                                                          ----------
                                                             107,145      107,145
                                                                      -----------
 Fair value of net assets acquired ......................                 738,745
 Purchase cost ..........................................               1,292,839
                                                                      -----------
 Excess of purchase cost over net assets acquired
  ("goodwill") ..........................................              $  554,094
                                                                      ===========


        (a)Represents cash to be received by California Federal in settlement of stock options and stock appreciation rights outstanding as of September 30, 1996 (1,355,140 options outstanding at an average price of $7.97 per share).

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                    TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                             A FEDERAL SAVINGS BANK
               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                        FINANCIAL CONDITION -- CONTINUED
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

       (b)  Represents fees and costs consisting of the following:

Severance costs .......................................  $ 45,500
Pension plan termination costs ........................     6,700
Conversion and contract termination costs .............    33,257
Investment banking, legal and other professional costs     24,800
                                                        ---------
                                                         $110,257
                                                        =========


       (c) Fair value adjustments are amortized against (accreted to) net income as follows:



                                                                               PERIOD OF AMORTIZATION
          ITEM                         METHOD OF AMORTIZATION (ACCRETION)           (ACCRETION)
          ----                         ----------------------------------      ----------------------
Mortgage-backed securities  .......    Level yield method over effective           6 to 9 years
                                         terms of such assets, considering
                                         estimated prepayments

Loans, net  .......................    Level yield method over effective           2 to 12 years
                                         terms of such assets, considering
                                         estimated prepayments

Mortgage servicing rights  ........    Level yield method over effective           2 to 7 years
                                         terms of such assets, considering
                                         estimated prepayments

Goodwill  .........................    Straight-line method                         15 years

Deposit accounts  .................    Level yield method over                     1 to 6 years
                                         stated terms of such liabilities

Borrowings  .......................    Level yield method over                     1 to 9 years
                                         stated terms of such liabilities



           With respect to goodwill, representing the excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed (the "Excess Purchase Price"), First Nationwide does not currently anticipate that any of the Excess Purchase Price will be allocated to "identifiable intangible assets" (i.e., core deposit intangible) in connection with the Cal Fed Acquisition. Based on prior core deposit intangible studies, management estimates that the value of California deposits would approximate $135 million at September 30, 1996. The average life of this intangible, based on historical experience, is approximately five years. On the other hand, goodwill related to financial institutions is, by industry standards, typically amortized over a 25 year period. First Nationwide has elected instead to amortize the Excess Purchase Price over 15 years. This treatment is predicated on the fact that 15 years is a reasonable approximation of the combined lives of a separately determinable core deposit intangible and the remaining Excess Purchase Price, and that non-segregation of these assets would not have a significant effect on the Bank's financial statements.

       (d) Includes (i) $45.7 million in fair value adjustments to reflect obligations to be assumed under master lease arrangements on California Federal's two corporate facilities at market rental rates, net of sub-lease income; (ii) fair value adjustments to reflect lease obligations on branch facilities at market rates; and (iii) fair value adjustments related to certain data processing hardware and software.

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                    TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                             A FEDERAL SAVINGS BANK
               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                       FINANCIAL CONDITION -- CONTINUED
                              SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

       (e) Represents the estimated after-tax recovery that will inure to the Bank from the California Federal Litigation, net of amounts payable to holders of Litigation Interests and the Secondary Litigation Interests.

       (f) Includes fair value adjustments to reflect (i) federal income tax and interest receivable, net of California franchise tax and interest payable, and (ii) investor advances accounts related to the loan servicing operation.

       (g) Includes fair value adjustments to deficit escrow accounts.


(2) Represents payment by Holdings in connection with the Cal Fed Acquisition. The cash portion of the purchase price will be obtained by liquidating certain of California Federal's assets at book value, as follows:

 Existing cash ...................................................  $  992,839
 Sale of securities available for sale and proceeds from
 securities purchased under agreements to resell .................     300,000
                                                                   -----------
  Purchase Price .................................................  $1,292,839
                                                                   ===========

(3) Represents the elimination of the common equity components of California Federal of $738,745.

(4) Represents the Capital Contribution to be made by Holdings to First Nationwide prior to with the Cal Fed Acquisition:


Proceeds from the issuance of debt securities by
Holdings ...............................................    $575,000
Less:deferred issuance costs ............................    (20,000)
                                                          ----------
     Net proceeds .......................................               $555,000
Proceeds from the issuance of Holdings Preferred Stock  .    150,000
Less:issuance costs .....................................     (5,000)
                                                          ----------
     Net proceeds .......................................                145,000
                                                                      ----------
                                                                        $700,000
                                                                      ==========

(5)     Represents the proceeds from the issuance of the Series A Preferred
        Shares:

 Proceeds from the issuance of the Series A Preferred
 Shares .............................................   $200,000
Less:issuance costs (additional paid-in capital)  ...     (9,000)
                                                      ----------
     Net proceeds ...................................   $191,000
                                                      ==========

    Net proceeds will be utilized to reduce borrowings. It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                   TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)


                                                                 SFFED       LMUSA 1996
                                                  FIRST       ACQUISITION     PURCHASE
                                                NATIONWIDE     PRO FORMA     PRO FORMA
                                                HISTORICAL    TOTALS (1)     TOTALS (2)
                                              ------------  -------------  ------------
INTEREST INCOME:
Loans .......................................    $714,883       $21,821        $   --
Securities ..................................      24,680         1,017            --
Mortgage-backed securities ..................     191,602         3,174            --
Other interest income .......................       1,413            --            --
                                              ------------  -------------  ------------
 Total interest income ......................     932,578        26,012            --
                                              ------------  -------------  ------------
INTEREST EXPENSE:
Deposits ....................................     323,246        12,401            --
Borrowings ..................................     263,112         6,114          (848)
                                              ------------  -------------  ------------
 Total interest expense .....................     586,358        18,515          (848)
                                              ------------  -------------  ------------
Net interest income .........................     346,220         7,497           848
Provision for loan losses ...................      29,700           500            --
                                              ------------  -------------  ------------
Net interest income after provision for loan
 losses .....................................     316,520         6,997           848
NONINTEREST INCOME:
Customer banking fees .......................      34,356           199            --
Mortgage banking operations .................      92,150           191         3,484
Net gain (loss) on sales of assets ..........     414,413        (1,140)           --
Other .......................................      54,542           239            51
                                              ------------  -------------  ------------
 Total noninterest income ...................     595,461          (511)        3,535
NONINTEREST EXPENSE:
Compensation and benefits ...................     155,976         1,257         2,070
Other .......................................     214,168         2,616         1,099
                                              ------------  -------------  ------------
 Total noninterest expense ..................     370,144         3,873         3,169
                                              ------------  -------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority interest  ..     541,837         2,613         1,214
Income tax (benefit) expense ................     (77,523)          369           120
                                              ------------  -------------  ------------
Income (loss) before extraordinary item and
 minority interest ..........................     619,360         2,244         1,094
Extraordinary item--(loss) gain on early
 extinguishment of debt, net ................      (1,586)           --            --
                                              ------------  -------------  ------------
Net income (loss) before minority interest  .     617,774         2,244         1,094
Minority interest--Series A Preferred Stock
 dividends, net .............................          --            --            --
                                              ------------  -------------  ------------
Net income (loss) ...........................     617,774         2,244         1,094
Existing Preferred Stock dividends ..........      25,938            --            --
                                              ------------  -------------  ------------
Net income (loss) available to common
 stockholder ................................    $591,836       $ 2,244        $1,094
                                              ============  =============  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                  CAL FED
                                                BRANCH SALES    ACQUISITION
                                                 PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA
                                                 TOTALS (3)     TOTALS (4)    ADJUSTMENTS (5)    COMBINED
                                              --------------  -------------  ---------------  -------------
INTEREST INCOME:
Loans .......................................     $   (110)      $579,125         $    --       $1,315,719
Securities ..................................           --         80,200              --          105,897
Mortgage-backed securities ..................           --        127,000              --          321,776
Other interest income .......................           --        (21,792)             --          (20,379)
                                              --------------  -------------  ---------------  -------------
 Total interest income ......................         (110)       764,533              --        1,723,013
                                              --------------  -------------  ---------------  -------------
INTEREST EXPENSE:
Deposits ....................................      (40,742)       318,800              --          613,705
Borrowings ..................................       44,835        174,325          (7,819)         479,719
                                              --------------  -------------  ---------------  -------------
 Total interest expense .....................        4,093        493,125          (7,819)       1,093,424
                                              --------------  -------------  ---------------  -------------
Net interest income .........................       (4,203)       271,408           7,819          629,589
Provision for loan losses ...................           --         30,800              --           61,000
                                              --------------  -------------  ---------------  -------------
Net interest income after provision for loan
 losses .....................................       (4,203)       240,608           7,819          568,589
NONINTEREST INCOME:
Customer banking fees .......................       (3,965)        36,300              --           66,890
Mortgage banking operations .................           --          3,500              --           99,325
Net gain (loss) on sales of assets ..........           10          1,800              --          415,083
Other .......................................         (163)        15,500              --           70,169
                                              --------------  -------------  ---------------  -------------
 Total noninterest income ...................       (4,118)        57,100              --          651,467
NONINTEREST EXPENSE:
Compensation and benefits ...................       (4,337)        50,994              --          205,960
Other .......................................       (3,387)       173,224              --          387,720
                                              --------------  -------------  ---------------  -------------
 Total noninterest expense ..................       (7,724)       224,218              --          593,680
                                              --------------  -------------  ---------------  -------------
Income (loss) before income taxes,
 extraordinary item and minority interest  ..         (597)        73,490           7,819          626,376
Income tax (benefit) expense ................          (59)        11,606             770          (64,717)
                                              --------------  -------------  ---------------  -------------
Income (loss) before extraordinary item and
 minority interest ..........................         (538)        61,884           7,049          691,093
Extraordinary item--(loss) gain on early
 extinguishment of debt, net ................           --             --           1,586               --
                                              --------------  -------------  ---------------  -------------
Net income (loss) before minority interest  .         (538)        61,884           8,635          691,093 (6)
Minority interest--Series A Preferred Stock
 dividends, net .............................           --             --          12,488           12,488
                                              --------------  -------------  ---------------  -------------
Net income (loss) ...........................         (538)        61,884          (3,853)         678,605
Existing Preferred Stock dividends ..........           --         18,900              --           44,838
                                              --------------  -------------  ---------------  -------------
Net income (loss) available to common
 stockholder ................................        $(538)       $42,984         $(3,853)        $633,767
                                              ==============  =============  ===============  =============

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                   TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)


(1) Represents historical results of operations of SFFed for the month ended January 31, 1996. The SFFed Acquisition was consummated on February 1, 1996. Historical results have been adjusted to reflect:
    (a) the amortization or accretion of fair value adjustments;
    (b) the elimination of amortization of historical goodwill;
    (c) the elimination of certain noninterest expense due to consolidation of SFFed operations with those of First Nationwide; and
    (d) income taxes relative to the SFFed Acquisition.

(2) Represents historical results of operations for the month ended January 31, 1996 related to the LMUSA 1996 Purchase (unaudited). The LMUSA 1996 Purchase was consummated January 31, 1996. Historical results have been adjusted to reflect:
    (a) the amortization of the fair value of mortgage servicing rights;
    (b) the elimination of amortization of historical mortgage servicing rights;
    (c) the decrease in interest expense resulting from the transfer of custodial accounts acquired to First Nationwide;
    (d) the elimination of certain other noninterest expense due to consolidation with First Nationwide's existing mortgage banking operations; and
    (e) income taxes relative to the LMUSA 1996 Purchase.

(3)    Represents adjustments necessary to record the impact of the Branch
       Sales:
    (a) the elimination of historical interest income and expense from January 1, 1996 through the respective sale date on the savings account loans and deposits sold during the six months ended June 30, 1996;
    (b) the elimination of historical noninterest income (customer banking fees and other noninterest income) from January 1, 1996 through the respective sale date related to the deposits sold during the six months ended June 30, 1996;
    (c) the elimination of historical noninterest expense from January 1, 1996 through the respective sale date, including compensation and benefits, occupancy, SAIF insurance premiums, marketing, OTS assessments, data processing and telecommunications directly attributable to the Ohio, Michigan, and Northeast retail branch operations sold during the six months ended June 30, 1996;
    (d) interest expense for the borrowings used to fund the Branch Sales; and
    (e) income taxes relative to the Branch Sales.

(4) Represents historical results of operations of California Federal for the nine months ended September 30, 1996. Historical results have been adjusted to reflect:
    (a) the amortization or accretion of fair value adjustments;
    (b) the elimination of amortization of historical intangible assets;
    (c) the reduction in interest income relative to the loss in yield on the purchase price of the Cal Fed Acquisition funded with existing cash;
    (d) the elimination of certain noninterest expense of $57.7 million, representing a 36% reduction over historical levels, due to consolidation of California Federal operations with those of First Nationwide; and
    (e) income taxes relative to the Cal Fed Acquisition.


(5)    Represents adjustments to reflect:
    (a) the reduction in interest expense on borrowings related to the utilization of proceeds from the issuance of the Series A Preferred Shares to reduce debt;
    (b) dividends on the Series A Preferred Shares, net of income tax benefit to the Bank;
    (c) income taxes relative to (a); and
    (d) the elimination of First Nationwide's historical extraordinary loss on early extinguishment of debt.


   It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

(6)    Includes the following:
    (a) gains of approximately $334.0 million (on an after-tax basis) realized in connection with the Branch Sales;
    (b) deferred tax benefit of First Nationwide of $125 million;
    (c) after-tax gain on sale of ACS (as defined herein) common stock of $36.4 million;
    (d) Incentive Plan expense of $30.2 million (on an after-tax basis);
    (e) gain of approximately $10.8 million (on an after-tax basis) representing Cal Fed's gain on branch sales.
    (f) $23.0 in after-tax income recognized in connection with the termination of the Assistance Agreement; and
    (g) the one-time Special SAIF Assessment (as defined herein) of $106.4 million (on an after-tax basis) levied on the deposits of First Nationwide and California Federal.

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                   TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)


                                                                   SFFED         LMUSA
                                                    FIRST       ACQUISITION    PURCHASES
                                                  NATIONWIDE     PRO FORMA     PRO FORMA
                                                  HISTORICAL    TOTALS (1)    TOTALS (2)
                                                ------------  -------------  -----------
INTEREST INCOME:
Loans .........................................   $  823,864     $230,713       $22,477
Securities ....................................       28,055       10,685            --
Mortgage-backed securities ....................      212,880       62,403            --
Other interest income .........................       10,705           --            --
                                                ------------  -------------  -----------
  Total interest income .......................    1,075,504      303,801        22,477
                                                ------------  -------------  -----------

INTEREST EXPENSE:
Deposits ......................................      447,359      143,797            --
Borrowings ....................................      261,917       74,587         2,018
                                                ------------  -------------  -----------
  Total interest expense ......................      709,276      218,384         2,018

Net interest income ...........................      366,228       85,417        20,459
Provision for loan losses .....................       37,000       11,094            --
                                                ------------  -------------  -----------
Net interest income after provision for loan
 losses .......................................      329,228       74,323        20,459

NONINTEREST INCOME:
Customer banking fees .........................       47,493        5,291            --
Mortgage banking operations ...................       70,265          860        76,445
Net gain (loss) on sales of assets ............          147           --        (1,851)
Other .........................................       33,068        1,677         2,690
                                                ------------  -------------  -----------
  Total noninterest income ....................      150,973        7,828        77,284
NONINTEREST EXPENSE:
Compensation and benefits .....................      154,288       11,141        19,500
Other .........................................      172,446       34,896        38,081
                                                ------------  -------------  -----------
  Total noninterest expense ...................      326,734       46,037        57,581
                                                ------------  -------------  -----------
Income (loss) before income taxes,
 extraordinary item and minority interest  ....      153,467       36,114        40,162
Federal and state income tax (benefit) expense       (55,826)       4,890         3,952
                                                ------------  -------------  -----------
Income (loss) before extraordinary item and
 minority interest ............................      209,293       31,224        36,210
Extraordinary item--(loss) gain on early
 extinguishment of debt, net ..................        1,967           --            --
                                                ------------  -------------  -----------
Net income (loss) before minority interest  ...      211,260       31,224        36,210
Minority interest-Series A Preferred Stock
 dividends, net ...............................           --           --            --
                                                ------------  -------------  -----------
Net income (loss) .............................      211,260       31,224        36,210
Existing Preferred Stock dividends ............       34,584           --            --
                                                ------------  -------------  -----------
Net income (loss) available to common
 stockholder ..................................   $  176,676     $ 31,224       $36,210
                                                ============  =============  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                    CAL FED
                                                  BRANCH SALES    ACQUISITION
                                                   PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
                                                   TOTALS (3)     TOTALS (4)    ADJUSTMENTS (5)    COMBINED
                                                --------------  -------------  ---------------  ------------
INTEREST INCOME:
Loans .........................................    $    (623)     $  722,000       $     --       $1,798,431
Securities ....................................           --         119,000             --          157,740
Mortgage-backed securities ....................           --         197,800             --          473,083
Other interest income .........................           --         (21,089)            --          (10,384)
                                                --------------  -------------  ---------------  ------------
  Total interest income .......................         (623)      1,017,711             --        2,418,870
                                                --------------  -------------  ---------------  ------------

INTEREST EXPENSE:
Deposits ......................................     (211,530)        396,200             --          775,826
Borrowings ....................................      280,671         245,400        (11,475)         853,118
                                                --------------  -------------  ---------------  ------------
  Total interest expense ......................       69,141         641,600        (11,475)       1,628,944

Net interest income ...........................      (69,764)        376,111         11,475          789,926
Provision for loan losses .....................           --          31,800             --           79,894
                                                --------------  -------------  ---------------  ------------
Net interest income after provision for loan
 losses .......................................      (69,764)        344,311         11,475          710,032

NONINTEREST INCOME:
Customer banking fees .........................      (22,228)         42,100             --           72,656
Mortgage banking operations ...................           --           3,600             --          151,170
Net gain (loss) on sales of assets ............           --           6,600             --            4,896
Other .........................................         (789)          2,400             --           39,046
                                                --------------  -------------  ---------------  ------------
  Total noninterest income ....................      (23,017)         54,700             --          267,768
NONINTEREST EXPENSE:
Compensation and benefits .....................      (19,476)         69,408             --          234,861
Other .........................................      (25,823)        158,283             --          377,883
                                                --------------  -------------  ---------------  ------------
  Total noninterest expense ...................      (45,299)        227,691             --          612,744
                                                --------------  -------------  ---------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority interest  ....      (47,482)        171,320         11,475          365,056
Federal and state income tax (benefit) expense        (4,671)         22,692          1,129          (27,834)
                                                --------------  -------------  ---------------  ------------
Income (loss) before extraordinary item and
 minority interest ............................      (42,811)        148,628         10,346          392,890
Extraordinary item--(loss) gain on early
 extinguishment of debt, net ..................           --              --         (1,967)              --
                                                --------------  -------------  ---------------  ------------
Net income (loss) before minority interest  ...      (42,811)       148,628           8,379         392,890
Minority interest-Series A Preferred Stock
 dividends, net ...............................           --             --          16,650          16,650
                                                --------------  -------------  ---------------  ------------
Net income (loss) .............................      (42,811)       148,628          (8,271)        376,240
Existing Preferred Stock dividends ............           --         25,600              --          60,184
                                                --------------  -------------  ---------------  ------------
Net income (loss) available to common
 stockholder ..................................     $(42,811)      $123,028         $(8,271)       $316,056
                                                ==============  =============  ===============  ============

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                   TO BE KNOWN AS CALIFORNIA FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)


(1) Represents historical results of operations of SFFed for the year ended December 31, 1995. Historical results have been adjusted to reflect:
    (a) the amortization or accretion of fair value adjustments;
    (b) the elimination of amortization of historical goodwill;
    (c) the elimination of certain noninterest expense due to consolidation of SFFed operations with those of First Nationwide; and
    (d) income taxes relative to the SFFed Acquisition.

(2) Represents historical results of operations for the nine months ended September 30, 1995 and the year ended December 31, 1995 related to the LMUSA 1995 Purchase and LMUSA 1996 Purchase, respectively (unaudited). (LMUSA 1995 Purchase consummated October 2, 1995). Historical results have been adjusted to reflect:
    (a) the amortization of the fair value of mortgage servicing rights;
    (b) the elimination of amortization of historical mortgage servicing rights;
    (c) the decrease in interest expense resulting from the transfer of custodial accounts acquired to First Nationwide;
    (d) decreases in compensation and benefits expense due to reduction in staffing;
    (e) the elimination of certain other noninterest expenses due to consolidation with First Nationwide's existing mortgage banking operations; and
    (f) income taxes relative to the LMUSA Purchases.

(3) Represents adjustments necessary to record the impact of the Branch Sales:
    (a) the elimination of historical interest income and expense for the year ended December 31, 1995 on the savings account loans and deposits being sold;
    (b) the elimination of historical noninterest income (customer banking fees and other noninterest income) for the year ended December 31, 1995 related to the deposits being sold;
    (c) the elimination of historical noninterest expense for the year ended December 31, 1995, including compensation and benefits, occupancy, SAIF insurance premiums, marketing, OTS assessments, data processing and telecommunications directly attributable to the Ohio, Michigan, and Northeast retail branch operations;
    (d) interest expense for the borrowings used to fund the Branch Sales; and
    (e) income taxes relative to the Branch Sales.

(4) Represents historical results of operations of California Federal for the year ended December 31, 1995. Historical results have been adjusted to reflect:
    (a) the amortization or accretion of fair value adjustments;
    (b) the elimination of amortization of historical intangible assets;
    (c) the reduction in interest income relative to the loss in yield on the purchase price of the Cal Fed Acquisition funded with existing cash;
    (d) the elimination of certain noninterest expense of $78 million, representing a 35% reduction over historical levels, due to consolidation of California Federal operations with those of First Nationwide; and
    (e) income taxes relative to the Cal Fed Acquisition.


(5) Represents adjustments to reflect:
    (a) the reduction in interest expense on borrowings related to the utilization of proceeds from the issuance of the Series A Preferred Shares to reduce debt;
    (b) dividends on the Series A Preferred Shares, net of income tax benefit to the Bank;
    (c) income taxes relative to (a); and
    (d) the elimination of First Nationwide's historical extraordinary gain on early extinguishment of debt.


   It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

           PROJECTED PRO FORMA REGULATORY CAPITAL RATIOS OF THE BANK


   Prior to the consummation of the Cal Fed Acquisition, the Capital Contribution totalling approximately $700 million was contributed by Holdings to First Nationwide.

   After giving effect to the Cal Fed Acquisition, the Capital Contribution, and the issuance of the Series A Preferred Shares, at September 30, 1996, on a pro forma basis, the Bank exceeded minimum regulatory capital requirements and qualified for "well-capitalized" status. The following is a reconciliation of the Bank's pro forma stockholders' equity to regulatory capital as of September 30, 1996:



                                                            TANGIBLE     CORE      RISK-BASED
                                                            CAPITAL     CAPITAL     CAPITAL
                                                          ----------  ---------  ------------
                                                                  (DOLLARS IN MILLIONS)
Stockholders' equity of the Bank ........................    $2,325     $2,325       $2,325
Minority interest--Series A Preferred Shares  ...........       200        200          200
Unrealized holding gain on securities available for
 sale, net ..............................................       (35)       (35)         (35)
Non-qualifying loan servicing rights ....................       (44)       (44)         (44)
Non-allowable capital:
 Intangible assets ......................................      (699)      (699)        (699)
 Goodwill Litigation Asset ..............................      (133)      (133)        (133)
 Investment in subsidiaries .............................       (35)       (35)         (35)
 Excess deferred tax assets .............................       (74)       (74)         (74)
Supplemental capital:
 Qualifying subordinated debt ...........................        --         --          108
 General loan loss reserves .............................        --         --          226
Assets required to be deducted:
 Land loans with more than 80% LTV ratio ................        --         --           (2)
                                                          ----------  ---------  ------------
Regulatory capital of the Bank ..........................    $1,505     $1,505       $1,837
                                                          ==========  =========  ============




                                                       RISK-BASED
                                       CORE     -------------------------
                                      CAPITAL    TIER 1    TOTAL CAPITAL
                                       RATIO     RATIO       RATIO
                                     ---------  --------  ---------------
Regulatory capital of the Bank  ....    5.02%      8.40%        10.25%
Well-capitalized ratio .............    5.00%      6.00%        10.00%
                                     ---------  --------  ---------------
Excess above well-capitalized ratio     0.02%      2.40%         0.25%
                                     =========  ========  ===============



   The amount of adjusted total assets used for the tangible and core capital ratios was approximately $30.0 billion. Risk-weighted assets used for the risk-based core and total capital ratios amounted to approximately $17.9 billion.

                       SELECTED HISTORICAL FINANCIAL DATA

   The selected historical financial data for First Nationwide presented under the captions "Selected Operating Data" and "Selected Financial Data" have been derived from the Consolidated Financial Statements of First Nationwide.

   The following data should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto, the Consolidated Financial Statements of the FNB Acquired Business and the notes thereto and the Consolidated Financial Statements of SFFed and the notes thereto included elsewhere in this Offering Circular. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                              NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                        -------------------------------
                                             1996 (1)         1995
                                        -----------------  ------------
                                             (DOLLARS IN  THOUSANDS)
SELECTED OPERATING DATA
Interest income ..........................   $932,578      $797,856
Interest expense .........................    586,358       530,066
Net interest income ......................    346,220       267,790
Provision for loan losses ................     29,700        18,000
Noninterest income .......................    595,461       105,256
Noninterest expense ......................    370,144       245,042
Income (loss) before income taxes and
 extraordinary item ......................    541,837       110,004
Income tax (benefit) expense (5)  ........    (77,523)        8,822
Income (loss) before extraordinary item  .    619,360       101,182
Extraordinary item: (loss)/gain on early
 extinguishment of debt, net .............     (1,586)        1,967
Net income (loss) ........................    617,774       103,149
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (6)  .....       4.79%          .94%
Return (loss) on average common
 equity (7) ..............................      75.72         19.24
Yield on interest-earning assets (8)  ....       7.75          7.65
Cost of interest-bearing liabilities (9)         5.03          5.25
Net interest margin (10) .................       2.87          2.55
RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK
 DIVIDENDS (11)
Excluding interest on deposits (12)  .....       2.76x         1.36X
Including interest on deposits (12)  .....       1.84          1.15

                     (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                              YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
                                                 1995        1994(2)    1993(3)     1992(4)     1991
                                                 ----        -------    -------     -------     ----
SELECTED OPERATING DATA
Interest income ..........................   $1,075,504     $292,984     $95,264   $659,201    $990,596
Interest expense .........................      709,276      193,464      74,728    450,240     663,016
Net interest income ......................      366,228       99,520      20,536    208,961     327,580
Provision for loan losses ................       37,000        6,226       1,402     16,193      17,698
Noninterest income .......................      150,973       41,158     190,876    384,336     128,366
Noninterest expense ......................      326,734       95,311      63,392    361,549     464,624
Income (loss) before income taxes and
 extraordinary item ......................      153,467       39,141     146,618    215,555     (26,376)
Income tax (benefit) expense (5)  ........      (55,826)       3,191       2,500         --          --
Income (loss) before extraordinary item  .      209,293       35,950     144,118    215,555     (26,376)
Extraordinary item: (loss)/gain on early
 extinguishment of debt, net .............        1,967        1,376          --         --          --
Net income (loss) ........................      211,260       37,326     144,118    215,555     (26,376)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (6)  .....         1.44%         .84%       7.84%      2.52%      (0.25)%
Return (loss) on average common
 equity (7) ..............................        32.40        17.00       69.41      58.89       (6.64)
Yield on interest-earning assets (8)  ....         7.72         6.85        5.42       8.32        9.99
Cost of interest-bearing liabilities (9)           5.24         4.73        4.70       5.73        6.78
Net interest margin (10) .................         2.63         2.33        1.14       2.63        3.30
RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK
 DIVIDENDS (11)
Excluding interest on deposits (12)  .....         1.39X        1.30X       9.59X     10.74X         --
Including interest on deposits (12)  .....         1.16         1.15        3.02       1.46          --

                                        AT SEPTEMBER 30,                             AT DECEMBER 31,
                                       -----------------  ---------------------------------------------------------------------
                                            1996 (1)          1995          1994(2)      1993(3)      1992(4)         1991
                                       -----------------  ------------   ------------  -----------  -----------   -------------
                                                                               (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA
Securities available for sale (13)  ..    $   567,933      $   348,561   $    45,000   $       --    $        --   $        --
Securities held to maturity (13)(14)            4,277            1,455       411,859       15,118      2,034,842        90,416
Mortgage-backed securities available
 for sale (13) .......................      1,660,140        1,477,514            --
Mortgage-backed securities held to
 maturity ............................      1,700,387        1,524,488     3,153,812      341,224         77,622     1,771,168
Loans receivable, net ................     10,578,170        8,831,018     9,966,886       29,244        777,265     2,541,600
Covered assets .......................             --           39,349       311,603      592,593        839,538     1,398,906
Total assets .........................     16,809,461       14,637,445    14,669,153    1,125,222      8,961,473    10,178,061
Deposits .............................      8,799,990       10,241,628     9,196,656      431,778      7,809,478     9,148,901
Securities sold under agreements to
 repurchase ..........................      2,127,574          969,510     1,883,490      119,144         30,647       305,000
Borrowings ...........................      4,028,416        2,189,731     2,605,848      440,792        597,564       192,117
Total liabilities ....................     15,347,880       13,677,560    13,828,556    1,012,328      8,488,697     9,761,664
Stockholders' equity .................      1,461,581          959,885       840,597      112,894        472,776       416,397
REGULATORY CAPITAL RATIOS OF FIRST
 NATIONWIDE
Tangible capital .....................           6.71%            5.84%         5.50%        9.50%          4.59%         3.37%
Core capital .........................           6.71             5.84          5.50         9.50           5.13          3.88
Risk-based capital:
 Core capital ........................          10.81             9.14          8.86        67.71          15.67         12.39
 Total capital .......................          12.93            11.34         11.01        68.97          16.24         13.09
SELECTED OTHER DATA
Number of full service customer
 facilities ..........................            116              160           156            4            162           162
Loans serviced for others (15)  ......    $43,826,250      $28,170,543   $ 7,475,119   $  327,449    $10,156,020   $ 4,466,467
Approximate number of employees  .....          3,466            3,619         3,573          317          3,030         2,693
Non-performing assets as a percentage
 of First Nationwide's total assets  .           1.36%            1.50%         1.49%        0.98%          0.12%         0.53%

------------

    (1) On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a $14.1 billion loan servicing portfolio. On February 1, 1996, First Nationwide acquired SFFed, with assets at fair values totalling approximately $4 billion and liabilities (including deposit liabilities) with fair values totalling approximately $3.8 billion. During the nine months ended September 30, 1996, First Nationwide closed the Branch Sales, with associated deposit accounts totalling $4.6 billion. Noninterest income for the nine months ended September 30, 1996 includes pre-tax gains of $363.0 million related to the Branch Sales. Noninterest expense for the nine months ended September 30, 1996 includes a pre-tax charge of $60.1 million for the Special SAIF Assessment.


    (2) On October 3, 1994, effective immediately following the close of business on September 30, 1994, First Nationwide acquired assets with fair values totalling approximately $14.1 billion and liabilities (including deposit liabilities) with fair values totalling approximately $13.4 billion from Old FNB.


    (3) During the first quarter of 1993, First Nationwide sold certain assets, liabilities, and substantially all of its branch operations located in Texas, including $829 million of loans and 130 branches with $6.9 billion in deposits, in the First Gibraltar Texas Sale. A net gain of $141 million was recorded in connection with this sale.

    (4) During the last quarter of 1992, First Nationwide sold certain assets, liabilities, and branch operations located in Oklahoma, including $3 million of loans and 27 branches with $809 million in deposits, in the First Gibraltar Oklahoma Sale. The increase in noninterest income in 1992 was primarily attributable to the gain of $203 million on sales of assets in anticipation of the First Gibraltar Texas Sale, the gain of $19 million on the First Gibraltar Oklahoma Sale and a gain of $41 million as a result of the modification of the Assistance Agreement.

     (5) Utilization of net operating loss carryovers resulted in no provisions for income taxes until the FN Acquisition. Income tax expense of $2.5 million was recorded in the first quarter of 1993 representing AMT expense related to the gain recognized on the First Gibraltar Texas Sale (see Footnote 3). Income tax expense recorded in 1994 after the FN Acquisition represents federal AMT reduced, to the extent of 90%, by net operating loss carryovers, and state tax at an assumed rate of 8%. Income tax benefit for the nine months ended September 30, 1996 and in 1995 includes the recognition of a deferred tax benefit of $125 million and of $69 million, respectively, offset by federal AMT tax reduced, to the extent of 90%, by net operating loss carryovers and state tax at an assumed rate of 8%.

    (6) Return (loss) on average assets represents net income (loss) as a percentage of average assets for the periods presented. For the nine months ended September 30, 1996 and 1995, return on average assets is annualized.

    (7) Return (loss) on average common equity represents net income (loss) available to common stockholders as a percentage of average common equity for the periods presented. For the nine months ended September 30, 1996 and 1995, return on average common equity is annualized.

    (8) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets. For the nine months ended September 30, 1996 and 1995, yield on interest-earning assets is annualized.

    (9) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities. For the nine months ended September 30, 1996 and 1995, cost of interest-bearing liabilities is annualized.

   (10) Net interest margin represents net interest income as a percentage of average interest-earning assets. For the nine months ended September 30, 1996 and 1995, net interest margin is annualized.

   (11) Earnings used in computing the ratio of earnings to combined fixed charges and preferred stock dividends consist of income before income taxes and extraordinary item. Fixed charges consist of interest expense on borrowings, the interest component of lease expense and, where indicated, interest expense on deposits.

   (12) Earnings were insufficient to cover fixed charges in 1991 by $37.1 million excluding interest on deposits, and $37.1 million including interest on deposits.


   (13) Fluctuation in securities and mortgage-backed securities held to maturity and securities and mortgage-backed securities available for sale from December 31, 1994 to December 31, 1995 resulted from the reclassification of substantially all securities and mortgage-backed securities (except for mortgage-backed securities resulting from the securitization with recourse of certain of First Nationwide's loans) from held to maturity to securities available for sale on December 29, 1995.


   (14) Increase in securities held to maturity at December 31, 1992 resulted from the investment of proceeds on sale of certain long-term interest-bearing assets, primarily loans and mortgage-backed securities, in cash, cash equivalents and securities in anticipation of the First Gibraltar Texas Sale.


   (15) Includes loans serviced by FNMC, First Nationwide, and FGB Realty, excluding loans serviced for First Nationwide by FNMC.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS


   The following discussion should be read in conjunction with the Consolidated Financial Statements of First Nationwide and California Federal and the notes thereto included elsewhere in this Offering Circular. The following discussion includes information relating to First Nationwide and California Federal prior to consummation of the Cal Fed Acquisition.

FIRST NATIONWIDE


GENERAL


   The principal business of First Nationwide consists of operating retail deposit branches and originating and/or purchasing residential real estate loans and, to a lesser extent, certain consumer loans, for investment. First Nationwide actively manages its commercial real estate loan portfolio and is active in mortgage banking and loan servicing. Revenues are derived primarily from interest charged on loans, interest received on government and agency securities and mortgage-backed securities, gains on sales of loans and other investments, and fees received in connection with loan servicing, securities brokerage and other customer service transactions. Expenses primarily consist of interest on customer deposit accounts, interest on short-term and long-term borrowings, provisions for losses, general and administrative expenses consisting of compensation and benefits, advertising and marketing, premises and equipment, communications, deposit insurance assessments, data processing and other general and administrative expenses.


 The Cal Fed Acquisition

   On July 27, 1996, Holdings entered into the Merger Agreement providing for the acquisition of Cal Fed and its subsidiary, California Federal, which as of September 30, 1996, had approximately $14.1 billion in assets, $8.8 billion in deposits and operated 118 branches in California and Nevada. After giving effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution, at September 30, 1996, the Bank would have had approximately $31.0 billion in assets, approximately $17.6 billion in deposits, would have operated approximately 227 branches and would have ranked at such date as the fourth largest thrift in the United States in terms of assets, based on published sources. See "--Pro Forma Financial Condition and Results of Operations."

 Impact of Other Acquisitions and Dispositions

   The FN Acquisition was consummated on October 3, 1994, effective immediately after the close of business on September 30, 1994, and was recorded using the purchase method of accounting. Accordingly, the accompanying financial data include the results of operations related to the approximately $14.1 billion in assets and $13.4 billion in liabilities acquired in the FN Acquisition. See the Consolidated Financial Statements of the FNB Acquired Business and the notes thereto included elsewhere in this Offering Circular.

   On February 28, 1995, FNMC consummated the Maryland Acquisition and acquired a loan servicing portfolio of approximately $11.4 billion, including a subservicing portfolio of $1.8 billion, and certain assets and liabilities from StanFed for approximately $178 million. The transaction was accounted for as a purchase, and First Nationwide's consolidated statement of operations for the year ended December 31, 1995 includes the results of operations of the acquired mortgage servicing operation for the period from March 1, 1995 through December 31, 1995.

   In April 1995, First Nationwide acquired approximately $13 million in deposits in the Tiburon Purchase. In August 1995, First Nationwide acquired three retail branches located in Orange County, California with deposit accounts totalling approximately $356 million in the ITT Purchase. On December 8, 1995, First Nationwide acquired four retail branches with deposit accounts of approximately $144 million in the Sonoma Purchase. The Branch Purchases were accounted for as purchases, and the results of operations of the acquired retail deposit operations are included in First Nationwide's consolidated statement of operations for the year ended December 31, 1995 from the date each of the transactions was consummated.

    On October 2, 1995, FNMC consummated the LMUSA 1995 Purchase and acquired a loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a master servicing portfolio of $2.9 billion and other assets, principally existing loans and loan production operations for approximately $100 million, payable in installments, and the assumption of certain indebtedness secured by the acquired loan portfolio totalling approximately $274 million. The LMUSA 1995 Purchase was accounted for as a purchase and First Nationwide's consolidated statement of operations for the year ended December 31, 1995 includes the results of operations of the acquired mortgage servicing operations for the period from October 3, 1995 through December 31, 1995.

   On January 31, 1996, FNMC consummated the acquisition of a $14.1 billion loan servicing portfolio, a master servicing portfolio of $2.7 billion and other assets in the LMUSA 1996 Purchase. The LMUSA 1996 Purchase was accounted for as a purchase and First Nationwide's consolidated statement of operations for the nine months ended September 30, 1996 includes the results of operations of the acquired mortgage servicing operations for the period from February 1, 1996 through September 30, 1996.

   On February 1, 1996, First Nationwide consummated the SFFed Acquisition involving assets totalling $4.0 billion and retail deposits totalling $2.7 billion. The SFFed Acquisition was accounted for as a purchase, and First Nationwide's consolidated statement of operations for the nine months ended September 30, 1996 includes the results of operations of the acquired operations of SFFed for the period from February 1, 1996 through September 30, 1996.

   On June 1, 1996, First Nationwide consummated the Home Federal Acquisition, involving approximately $717 million in assets and $632 million in deposits. The Home Federal Acquisition was accounted for as a purchase, and First Nationwide's consolidated statement of operations for the nine months ended September 30, 1996 includes the results of operations of the acquired operations of HFFC for the period from June 1, 1996 through September 30, 1996.

   During the first half of 1996, First Nationwide closed the Branch Sales with associated deposit accounts totalling $4.6 billion, resulting in pre-tax gains totalling $363.0 million. First Nationwide's consolidated statement of operations for the nine months ended September 30, 1996 includes the results of operations of those branches sold in the Branch Sales for the period prior to sale.

   The First Gibraltar Texas Sale was effective February 1, 1993 resulting in the sale of $829 million of loans and $6.9 billion in deposits in 130 branches. The accompanying financial data for 1993 reflect the results of operations in 1993 including these sold assets and liabilities during the first month of the year. Subsequent to the First Gibraltar Texas Sale, First Nationwide managed four retail branches in Texas and supplemented the retail deposit base with wholesale funds from Brokered Deposits and Federal Home Loan Bank ("FHLB") advances.


   Prior to and during 1993, most of the mortgage banking operations of First Nationwide were conducted through First Gibraltar Mortgage Holdings, Inc. ("FGMH") prior to the distribution by First Nationwide of the stock of FGMH to its then immediate parent in the first quarter of 1993. Therefore, the accompanying financial data for 1993 reflect the results of such mortgage banking operations during 1993 prior to the distribution. See "Business--First Nationwide--Background."


 Special SAIF Assessment


   On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Reduction Act") was enacted. The Reduction Act included a special assessment ("Special SAIF Assessment") related to the recapitalization of the SAIF, which was levied based on a rate of 65.7 cents per $100 of SAIF-insured domestic deposits held as of March 31, 1995. As a result of the Reduction Act, First Nationwide recorded a pre-tax charge of $60.1 million on September 30, 1996. The portion of the assessment related to deposits sold in Ohio, New York, New Jersey and Michigan will be borne, pursuant to each sales contract, by the respective purchasers and accordingly, such amounts are not included in the expense recorded by First Nationwide. Management expects the 1997 SAIF deposit premiums (including a separate assessment to fund the obligations of the Financial Corporation, which will expire after December 31, 1999) to decline to 6.4 cents per $100 of SAIF-insured deposits per year from the prior rate of 23 cents.

  Accrued Termination and Facilities Costs

   During 1995, First Nationwide recorded $12.7 million in noninterest expense related to four specific actions. In connection with the Maryland Acquisition, the former residential loan servicing center in Sacramento, California was relocated to Maryland, resulting in a charge of $5.7 million for employee termination and facilities costs, net of expected sublease income. Additionally, $2.1 million was provided for employee termination and facilities costs (net of expected sublease income) related to the closing of First Nationwide's residential loan production offices. First Nationwide also recorded a charge of $4.0 million related to employee termination benefits for positions which were eliminated over a twelve month period in conjunction with First Nationwide's cost reduction plan. In connection with the elimination of these positions, First Nationwide identified opportunities for office space consolidation and has established additional liabilities totalling $.4 million for lease termination payments. Additionally, First Nationwide identified certain of its retail banking facilities which will be closed and marketed for sale, with the related operations consolidated into other retail banking facilities acquired in the ITT Purchase. In connection with such closures and consolidations, a liability totalling $.5 million was established to record such facilities at fair value.

   During the nine months ended September 30, 1996, First Nationwide recorded liabilities totalling $1.4 million in connection with the closures and consolidations into other banking facilities acquired in the SFFed Acquisition.

 Accounting Changes

   On June 28, 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

   SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management has not yet analyzed SFAS No. 125 and is unable to determine the effect, if any, implementation may have on First Nationwide's consolidated financial statements.

   In March 1995, FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 provides guidance for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used by an entity and assets to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. First Nationwide adopted SFAS No. 121 effective January 1, 1996. Such adoption had no material impact on First Nationwide's consolidated financial statements.

   First Nationwide adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," effective January 1, 1995. Under SFAS No. 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on: (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the loan's observable market price, or (iii) the fair value of the loan's collateral. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. For First Nationwide, loans collectively reviewed for impairment include all single family loans and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process. The adoption of SFAS No. 114, as amended by SFAS No. 118, had no material impact on First Nationwide's consolidated financial statements as First Nationwide's existing policy of measuring loan impairment was consistent with methods prescribed in these standards.

    First Nationwide considers a loan to be impaired when, based upon current information and events, it believes it is probable that First Nationwide will be unable to collect all amounts due according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, First Nationwide considers large non-homogeneous loans including nonaccrual loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high LTV ratios, low debt-coverage ratios or other indications that the borrowers are experiencing increased levels of financial difficulty. First Nationwide bases the measurement of collateral-dependent impaired loans on the fair value of their collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.

   Generally, specific allowances for loan losses relative to impaired multi-family and commercial real estate loans, which comprised the majority of impaired loans at September 30, 1996, have not been established because most would be eligible to be sold to Granite under the Put Agreement. First Nationwide considers the volume of impaired loans that are not eligible under the Put Agreement and the level in excess of the amount available under the Put Agreement in its evaluation of the adequacy of the established allowance for loan losses. There have not been any significant multi-family or commercial real estate loans originated since October 1, 1994. At September 30, 1996, the specific allowances for loan losses reflected on First Nationwide's books represent allowances established by predecessor institutions and were acquired in the SFFed and Home Federal Acquisitions.

   At September 30, 1996, the carrying value of loans that are considered to be impaired under SFAS No. 114 totalled $136.2 million (of which $31.4 million were on nonaccrual status). The average recorded investment in impaired loans during the nine months ended September 30, 1996 was approximately $136.9 million. For the nine months ended September 30, 1996, First Nationwide recognized interest income on these impaired loans of $12.3 million which included $.3 million of interest income recognized using the cash basis method of income recognition.

   On May 12, 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment to Statement No. 65." This statement provides guidance for the recognition of mortgage servicing rights as an asset when a mortgage loan is sold or securitized and servicing rights are retained. First Nationwide adopted this standard effective April 1, 1995.

   SFAS No. 122 requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing rights based on its fair market value. To determine the fair value of the servicing rights created since April 1, 1995, First Nationwide uses the market prices under comparable servicing sale contracts, when available, or alternatively, uses a valuation model that calculates the present value of future net servicing income. In using this valuation method, First Nationwide incorporated assumptions that market participants would use in estimating future net servicing income which included estimates of the cost of servicing, the discount rate, mortgage escrow earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. As a result of First Nationwide's adoption of SFAS No. 122, mortgage servicing rights related to loans originated by First Nationwide totalling $52.1 million were capitalized during the nine months ended September 30, 1996.

   Also, SFAS No. 122 requires enterprises to measure the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. In determining impairment, First Nationwide aggregates all mortgage servicing rights and stratifies them based on the predominant risk characteristics of interest rate, loan type and investor type. Further, mortgage servicing rights capitalized prior to the adoption of SFAS No. 122 were stratified by acquisition to measure impairment. A valuation allowance is established for any excess of amortized book value over the current fair value, by risk stratification, by a charge to income. Based on this analysis, no allowance for loss on impairment of loan servicing rights was necessary at September 30, 1996.

   Effective January 1, 1994, First Nationwide adopted SFAS No. 115 for financial reporting purposes. SFAS No. 115 directs that securities held to maturity be reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities held for investment purposes are classified as held for sale and are carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of tax. There was no impact on the consolidated financial statements of First Nationwide as a result of such adoption. At December 31, 1994, all U.S. government and agency securities and mortgage-backed securities were classified in the held-to-maturity portfolio.

   On November 15, 1995, the FASB issued the Special Report, which provided all entities an opportunity to reconsider their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held to maturity to available for sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, First Nationwide reclassified $1.5 billion and $231.8 million in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from the respective held-to-maturity categories to securities available-for-sale, resulting in a net after-tax increase of $22.5 million in stockholders' equity. There was no impact on First Nationwide's regulatory capital as a result of this reclassification.

   In 1993, First Nationwide adopted SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. There was no impact on the consolidated financial statements of First Nationwide as a result of such adoption.

   As of December 31, 1994, First Nationwide recorded a valuation allowance for 100% of the net deferred tax asset because at that time it was not more likely than not that such deferred tax asset would be realized. Based on a favorable earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment about the realizability of First Nationwide's net deferred tax asset and recognized a deferred tax benefit of $69 million in the fourth quarter of 1995 and an additional $125 million in the second quarter of 1996. Management believes that the realization of such asset is more likely than not, based upon the expectation that First Nationwide will generate the necessary amount of taxable income in future periods.

PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the pro forma condensed combined statement of financial condition at September 30, 1996 gives effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution. The pro forma condensed combined statement of operations for the nine months ended September 30, 1996 gives effect to the Cal Fed Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Branch Sales, the issuance of the Series A Preferred Shares and the Capital Contribution. The discussion of the pro forma condensed combined statement of operations for the year ended December 31, 1995 gives effect to the Cal Fed Acquisition, the SFFed Acquisition, the LMUSA Purchases, the Branch Sales, the issuance of the Series A Preferred Shares and the Capital Contribution. The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Data included elsewhere in this Offering Circular. See also "Projected Pro Forma Capital Ratios of the Bank."

 Pro Forma Statement of Financial Condition at September 30, 1996

   The Cal Fed Acquisition, the issuance of the Series A Preferred Shares, and the Capital Contribution have a significant effect on the Bank's September 30, 1996 historical consolidated statement of financial condition. Total assets increase $14.2 billion, or 84.5%, from $16.8 billion on an historical basis to $31.0 billion pro forma combined.

   Cash and cash equivalents decrease by approximately $95 million from the historical amount, representing the net impact of the payment made in connection with the purchase price of California Federal, offset by the proceeds from the Capital Contribution and cash acquired in the Cal Fed Acquisition.

    Securities and mortgage-backed securities increase by approximately $3.2 billion from the historical amount as a result of the Cal Fed Acquisition.

   Loans receivable increase approximately $10.0 billion from the historical amount, including approximately $8.2 billion of 1-4 unit residential loans, approximately $1.3 billion of multi-family residential loans, approximately $497 million of commercial real estate loans, and approximately $196 million of principally consumer loans, net of allowances for loan losses of approximately $170.1 million. Approximately 84% of these loans are adjustable-rate mortgage loans and approximately 88% are collateralized with properties located in California.

   MSRs increase approximately $32.3 million from the historical amount as a result of the Cal Fed Acquisition, which is expected to add a loan servicing portfolio of approximately $3.5 billion and 39,315 loans.

   Intangible assets increase by approximately $554.1 million from the historical amount as a result of the purchase accounting applied in the Cal Fed Acquisition.

   Other assets increase by approximately $490.8 million from the historical amount as a result of other assets (primarily interest and accounts receivable, real estate held for sale, FHLB stock, servicing-related receivables, tax receivables, and miscellaneous other assets) acquired in the Cal Fed Acquisition. Other assets also include $132.7 million representing the estimated after-tax recovery that will inure to the Bank from the California Federal Litigation, net of amounts payable to holders of the Litigation Interests and Secondary Litigation Interests.

   Deposits increase by approximately $8.8 billion from the historical amount, representing deposits acquired in the Cal Fed Acquisition. First Nationwide operated 116 full service branches in four major metropolitan areas at September 30, 1996. After giving effect to the Cal Fed Acquisition, First Nationwide will operate 227 full service branches (194 of which will be in California) in four major metropolitan areas.

   Borrowings increase by approximately $4.1 billion from the historical amount, representing borrowings assumed in connection with the Cal Fed Acquisition (principally securities sold under agreements to repurchase and FHLB advances), net of borrowings reduced through the utilization of proceeds from the issuance of the Series A Preferred Shares.

   Other liabilities increase by approximately $260.2 million from the historical amount, principally related to other liabilities and accrued expenses assumed by the Bank as part of the Cal Fed Acquisition.

   Minority interest increases by approximately $200.0 million as a result of the issuance of the Series A Preferred Shares by First Nationwide Preferred Capital Corp.

   Stockholders' equity increases by approximately $863.5 million from the historical amount, representing the 10 5/8 Preferred Stock and the Capital Contribution, net of the issuance costs related to the Series A Preferred Shares.

 Pro Forma Results of Operations

 Nine Months ended September 30, 1996


   On a pro forma basis, the Bank's historical net income for the nine months ended September 30, 1996 increases approximately $60.8 million, or 9.8%, as a result of the Cal Fed Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Branch Sales and the issuance of the Series A Preferred Shares.


   Net interest income after provision for loan losses increases approximately $252.1 million from the historical amount, due in part to the net effect of the interest-earning assets acquired and the interest-bearing liabilities assumed in the Cal Fed Acquisition. The positive impact of the Cal Fed Acquisition is partially offset by the pro forma interest expense on borrowings to replace deposits sold in the Branch Sales, which is approximately $4.1 million higher than the interest expense on such deposits.

   Noninterest income increases approximately $56.0 million from the historical amount, substantially all of which relates to customer banking fees on the additional $8.8 billion deposit portfolio acquired in connection with the Cal Fed Acquisition. California Federal's historical amounts include a $12 million gain on the sale of branches.

    Noninterest expense increases approximately $223.5 million from the historical amount, principally due to incremental expenses of operations acquired in the Cal Fed Acquisition, offset by the elimination of historical noninterest expense directly attributable to the Ohio, Michigan, and Northeast retail branch operations. The pro forma results of operations for the Cal Fed Acquisition include a $57.7 million reduction in noninterest expense over historical California Federal levels relative to a staff reduction of approximately 36%, the consolidation of seven branch offices and two administrative facilities and other economies of scale, offset in part by the amortization of goodwill.


   Net income available to common stockholder increases by $41.9 million, reflecting the $12.5 million Series A Preferred Shares dividends net of tax benefit, as well as $18.9 million in dividends on the 10 5/8% Preferred Stock.


 Year ended December 31, 1995


   On a pro forma basis, the Bank's historical net income for the year ended December 31, 1995 increases approximately $165.0 million, or 78.1%, as a result of the Acquisitions, the Branch Sales, and the issuance of the Series A Preferred Shares.


   Net interest income after provision for loan losses increases approximately $380.8 million from the historical amount, due in part to the net effect of the interest-earning assets acquired and the interest-bearing liabilities assumed in the Cal Fed and SFFed Acquisitions. In addition, the loans receivable acquired as part of the LMUSA Purchases contributed to this increase. The positive impact of the Cal Fed and SFFed Acquisitions and the LMUSA Purchases is offset by the pro forma interest expense on borrowings to replace deposits sold in the Branch Sales, which is approximately $69.1 million higher on a pro forma basis than the interest expense on such deposits.

   Noninterest income increases approximately $116.8 million from the historical amount, which relates to loan servicing fee income on the additional $25.2 billion loan servicing portfolio acquired in connection with the LMUSA Purchases and customer banking fees generated from the $11.5 billion deposit portfolio acquired through the Cal Fed and SFFed Acquisitions offset by a loss of customer banking fees relating to deposits sold in the Branch Sales.

   Noninterest expense increases approximately $286.0 million from the historical amount, principally due to incremental expenses of operations acquired in the Cal Fed and SFFed Acquisitions and the LMUSA Purchases, offset by the elimination of historical noninterest expense directly attributable to the Ohio, Michigan, and Northeast retail branch operations. The pro forma results of operations for the Cal Fed Acquisition include a $78.0 million reduction in noninterest expense from historical California Federal levels as a result of consolidation with First Nationwide's operations, including a 35% reduction in staff and consolidation of seven branch offices and two administrative facilities. The pro forma results of operations for the SFFed Acquisition include a $45.6 million reduction in noninterest expense over historical SFFed levels relative to a staff reduction of approximately 58%, the consolidation of nine branch offices and administrative facilities, the elimination of nonrecurring historical expenses related to the SFFed Acquisition and other economies of scale, offset in part by the amortization of goodwill. Similarly, the pro forma results of operations for the LMUSA Purchases include a $280.9 million reduction in noninterest expense over historical LMUSA levels, representing the effect of significant staff reductions, reductions in facilities costs due to the consolidation and the elimination of certain historical amounts related to operations not acquired as part of the LMUSA Purchases.


   Net income available to common stockholder increases by $139.4 million, reflecting the $16.6 million Series A Preferred Shares dividends net of tax benefit, as well as $25.6 million in dividends on the 10 5/8% Preferred Stock.

 RESULTS OF OPERATIONS

   The period to period comparisons set forth below, including the changes in magnitude of the various items between periods, have been affected by the acquisitions and dispositions consummated during the periods involved.

   The following tables set forth, for the periods and at the dates indicated, information regarding First Nationwide's consolidated average statements of financial condition, together with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. The information presented represents the historical activity of First Nationwide and includes the impact of the LMUSA 1996 Purchase, the SFFed Acquisition and the Home Federal Acquisition from their respective acquisition dates of January 31, 1996, February 1, 1996 and June 1, 1996.

                                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                     ------------------------------------------------------------------
                                                                    1996                              1995
                                                     --------------------------------  --------------------------------
                                                      AVERAGE                AVERAGE    AVERAGE                AVERAGE
                                                      BALANCE    INTEREST     RATE      BALANCE    INTEREST     RATE
                                                     ---------  ----------  ---------  ---------  ----------  ---------
                                                                            (DOLLARS IN MILLIONS)
ASSETS
 Interest-earning assets (1):
  Securities (2)(5) ................................   $   535      $ 25       6.23%     $   421      $ 21       6.58%
  Mortgage-backed securities available for sale (5)      1,723        88       6.81           --        --         --
  Mortgage-backed securities held to maturity (5)  .     1,804       103       7.61        2,996       156       6.94
  Loans held for sale, net .........................       850        46       7.22          110         7       8.42
  Loans receivable, net ............................    11,086       669       8.05       10,170       604       7.92
  Covered Assets (3) ...............................        35         1       5.43          206        10       6.40
                                                     ---------  ----------  ---------  ---------  ----------  ---------
   Total interest-earning assets ...................    16,033       932       7.75%      13,903       798       7.65%
                                                                ----------  =========             ----------  =========
 Noninterest-earning assets ........................     1,149                               718
                                                     ---------                         ---------
   Total assets ....................................   $17,182                           $14,621
                                                     =========                         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest-bearing liabilities:
  Deposits .........................................   $ 9,629      $323       4.48%     $ 9,876      $329       4.45%
  Securities sold under agreements to repurchase  ..     2,118        90       5.68        1,554        78       6.71
  Borrowings (4) ...................................     3,824       173       6.04        2,078       123       7.93
                                                     ---------  ----------  ---------  ---------  ----------  ---------
   Total interest-bearing liabilities ..............    15,571       586       5.03%      13,508       530       5.25%
                                                                ----------  =========             ----------  =========
 Noninterest-bearing liabilities ...................       268                               277
 Stockholders' equity ..............................     1,343                               836
                                                     ---------                         ---------
   Total liabilities and stockholders' equity  .....   $17,182                           $14,621
                                                     =========                         =========
Net interest income ................................                $346                              $268
                                                                ==========                        ==========
Interest rate spread ...............................                           2.72%                             2.40%
                                                                            =========                         =========
Net interest margin ................................                           2.87%                             2.55%
                                                                            =========                         =========
Average equity to average assets ...................                           7.82%                             5.72%
                                                                            =========                         =========

-------------------
(1) Nonaccruing assets are included in the average balances for the periods indicated.

(2) Includes interest-bearing deposits in other banks and securities purchased under agreements to resell.

(3) Includes unconsolidated subsidiaries covered by FSLIC/RF yield maintenance.

(4)    Interest and average rate include the impact of interest rate swaps.

(5) Prior to December 29, 1995, all U.S. government agency and mortgage-backed securities were classified in the held to maturity category. On December 29, 1995, First Nationwide reclassified $1.5 billion and $231.8 million, respectively, of securities and mortgage-backed securities from the held-to-maturity category to the available-for-sale category. The information presented in the "securities" line for 1996 includes securities held to maturity of $4 million and related interest of less than $.01 million with the remainder representing securities available for sale. Average balances presented for 1996 represent the original amortized cost of the securities without the effect of unrealized gains and losses recorded as a result of the available for sale classification.

                                                   YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------
                                                 1995                        1994
                                  --------------------------------  ---------------------
                                    AVERAGE                AVERAGE    AVERAGE
                                    BALANCE    INTEREST     RATE      BALANCE    INTEREST
                                  ---------  ----------  ---------  ---------  ----------
                                                    (DOLLARS IN MILLIONS)
ASSETS
 Interest-earning assets (1):
  U.S. government and agency
   securities held to maturity
   (2)(3) .......................   $   426     $   28      6.57%     $  138       $  7
  Mortgage-backed securities
   held to maturity (3)(4)  .....     2,985        213      7.14         711         43
  Loans held for sale ...........       304         24      7.89          11          1
  Loans receivable, net (4)  ....    10,058        800      7.95       2,926        212
  Covered Assets, net (5)  ......       165         11      6.67         491         30
                                  ---------  ----------  ---------  ---------  ----------
   Total interest-earning
    assets ......................    13,938      1,076      7.72%      4,277        293
                                             ----------  =========  ---------  ----------
 Noninterest-earning assets  ....       741                              156
                                  ---------                         ---------
   Total assets .................   $14,679                           $4,433
                                  =========                         =========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
 Interest-bearing liabilities:
  Deposits ......................   $ 9,959     $  447      4.49%     $2,605       $101
  Securities sold under
   agreements to repurchase  ....     1,577        105      6.66         351         19
  Borrowings (6) ................     2,010        158      7.86       1,132         73
                                  ---------  ----------  ---------  ---------  ----------
   Total interest-bearing
    liabilities .................    13,546        710      5.24%      4,088        193
                                             ----------  =========             ----------
 Noninterest-bearing
  liabilities ...................       287                               52
 Stockholders' equity ...........       846                              293
                                  ---------                         ---------
   Total liabilities and
    stockholders' equity ........   $14,679                           $4,433
                                  =========                         =========
Net interest income .............               $  366                             $100
                                             ==========                        ==========
Interest rate spread ............                           2.48%
                                                         =========
Net interest margin .............                           2.63%
                                                         =========
Average equity to average assets                            5.76%
                                                         =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                    1994                  1993
                                  ---------  --------------------------------
                                    AVERAGE    AVERAGE                AVERAGE
                                     RATE      BALANCE    INTEREST     RATE
                                  ---------  ---------  ----------  ---------

ASSETS
 Interest-earning assets (1):
  U.S. government and agency
   securities held to maturity
   (2)(3) .......................    4.95%     $  710       $24         3.43%
  Mortgage-backed securities
   held to maturity (3)(4)  .....    6.05         120         6         5.04
  Loans held for sale ...........    5.22          --        --           --
  Loans receivable, net (4)  ....    7.27         124        16        12.67
  Covered Assets, net (5)  ......    6.11         804        49         6.11
                                  ---------  ---------  ----------  ---------
   Total interest-earning
    assets ......................    6.85%      1,758        95         5.42%
                                  =========  ---------  ----------  =========
 Noninterest-earning assets  ....                  81
                                             ---------
   Total assets .................              $1,839
                                             =========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
 Interest-bearing liabilities:
  Deposits ......................    3.88%     $1,197       $55         4.59%
  Securities sold under
   agreements to repurchase  ....    5.37          21         1         3.83
  Borrowings (6) ................    6.50         373        19         5.09
                                  ---------  ---------  ----------  ---------
   Total interest-bearing
    liabilities .................    4.73%      1,591        75         4.70%
                                  =========             ----------  =========
 Noninterest-bearing
  liabilities ...................                  40
 Stockholders' equity ...........                 208
                                             ---------
   Total liabilities and
    stockholders' equity ........              $1,839
                                             =========
Net interest income .............                           $20
                                  =========             ==========
Interest rate spread ............    2.12%                               .72%
                                  =========                         =========
Net interest margin .............    2.33%                              1.14%
                                  =========                         =========
Average equity to average assets     6.61%                             11.31%
                                  =========                         =========

-------------------
(1) Nonaccruing assets are included in the average balances for the periods indicated.

(2) Includes interest-bearing deposits in other banks and short-term investment securities.

(3) Substantially all securities held to maturity (except for mortgage-backed securities resulting from the securitization with recourse of certain of First Nationwide's loans) were reclassified to securities available for sale on December 29, 1995. The average balance of such securities for three days is not material and is therefore not presented.

(4) In late December 1994, $1.3 billion of single-family loans were securitized with recourse. The large increase in the average balance of mortgage-backed securities held to maturity from 1994 to 1995 is primarily due to such securitized loans.

(5) Includes unconsolidated subsidiaries covered by FSLIC/RF yield maintenance.

(6)    Interest and average rate include the impact of interest rate swaps.

    The following tables present certain information regarding changes in interest income and interest expense of First Nationwide during the periods indicated. The dollar amount of interest income and interest expense fluctuates depending upon changes in the respective interest rates and upon changes in the respective amounts (volume) of First Nationwide's interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate) and (ii) changes in rate (changes in average interest rate multiplied by the prior period's volume). Changes attributable to both volume and rate have been allocated proportionately.

                                                      NINE MONTHS ENDED  SEPTEMBER 30, 1996 VS. 1995
                                                                 INCREASE (DECREASE) DUE TO
                                                      ----------------------------------------------
                                                           VOLUME          RATE           NET
                                                          --------        ------         ------
                                                                      (IN MILLIONS)
Interest Income:
 Securities .....................................            $  5           $ (1)          $  4
 Mortgage-backed securities available for sale  .              88             --             88
 Mortgage-backed securities held to maturity  ...             (70)            17            (53)
 Loans held for sale, net .......................              40             (1)            39
 Loans receivable, net ..........................              55             10             65
 Covered assets .................................              (8)            (1)            (9)
                                                          --------        ------         ------
  Total .........................................             110             24            134
                                                          --------        ------         ------
Interest Expense:
 Deposits .......................................              (9)             3             (6)
 Securities sold under agreements to repurchase                21             (9)            12
 Borrowings .....................................              69            (19)            50
                                                          --------        ------         ------
  Total .........................................              81            (25)            56
                                                          --------        ------         ------
   Change in net interest income ................            $ 29           $ 49           $ 78
                                                          ========        ======         ======

                                                     YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------
                                            1995 VS. 1994              1994 VS. 1993
                                       INCREASE (DECREASE) DUE TO   INCREASE (DECREASE) DUE TO
                                      ---------------------------- ----------------------------
                                         VOLUME    RATE    NET        VOLUME    RATE     NET
                                        --------  ------  ------     --------  ------  -------
                                                            (IN MILLIONS)
Interest Income:
 Securities (1) .....................     $ 18      $ 3     $ 21        $(38)    $21     $(17)
 Mortgage-backed securities .........      160       10      170          36       1       37
 Loans held for sale ................       23        0       23           1       0        1
 Loans receivable, net ..............      566       22      588         200      (4)     196
 Covered assets, net (2) ............      (22)       3      (19)        (19)      0      (19)
                                        --------  ------  ------     --------  ------  -------
  Total .............................      745       38      783         180      18      198
                                        --------  ------  ------     --------  ------  -------
Interest Expense:
 Deposits ...........................      328       18      346          53      (7)      46
 Securities sold under agreements to
  repurchase ........................       80        6       86          18       0       18
 Borrowings .........................       67       18       85          48       6       54
                                        --------  ------  ------     --------  ------  -------
  Total .............................      475       42      517         119      (1)     118
                                        --------  ------  ------     --------  ------  -------
   Change in net interest income  ...     $270      $(4)    $266        $ 61     $19     $ 80
                                        ========  ======  ======     ========  ======  =======

------------

   (1) Includes interest-bearing deposits in banks and short-term investments.

   (2) Includes unconsolidated subsidiaries covered by FSLIC/RF yield maintenance.

   The volume variances in total interest income and total interest expense from the nine months ended September 30, 1995 to the corresponding period in 1996 are largely due to the additional $4.2 billion in interest-earning assets acquired and $4.4 billion in interest-bearing liabilities assumed in the SFFed and Home Federal Acquisitions. The overall volume change in net interest income is positive due to the SFFed and Home Federal Acquisitions and the Branch Sales. The positive total rate variance of $49 million is attributed to increasing rates on adjustable-rate assets as such assets repriced to their fully-indexed yields and the decrease in overall market rates on interest-bearing liabilities between the two periods, offset slightly by the impact of the additional wholesale borrowings used to finance the Branch Sales. During the first nine months of 1996, deposits totalling $4.6 billion with a weighted average rate of 4.59% were sold and replaced with $4.1 billion of FHLB advance borrowings and securities sold under agreements to repurchase with a weighted average rate of 5.45%.

   The positive volume variance of $270 million from 1994 to 1995 is largely due to $13.4 billion in interest-earning assets acquired offset in part by the $13.3 billion in interest-bearing liabilities assumed in the FN Acquisition on October 3, 1994, which contributed to net interest income during the last quarter of 1994 and all of 1995. The negative rate variance of $4 million is attributed to the interest-bearing liabilities acquired in the FN Acquisition, which rates reflect the overall increase in market interest rates from the fourth quarter of 1994 through 1995. In an increasing rate environment, First Nationwide's cost of interest-bearing liabilities reacts more quickly to changes in rates than the yields on interest-bearing assets, due to the volume of adjustable rate interest-bearing assets which generally reprice on an annual or semi-annual basis.

   The positive volume variance of $61 million from 1993 to 1994 is largely due to the FN Acquisition, which resulted in $14 billion in interest-earning assets contributing to net interest income during the last quarter of 1994. The positive total rate variance of $19 million is also attributed to the FN Acquisition, as the majority of the interest-earning assets acquired were variable-rate assets, reflecting the overall increase in market interest rates from 1993 to 1994.

 Nine Months Ended September 30, 1996 versus Nine Months Ended September 30,
1995

   Net Income. First Nationwide reported net income for the nine months ended September 30, 1996 of $617.8 million compared with net income of $103.1 million for the corresponding period in 1995. Net income for the nine nonths ended September 30, 1996 includes $363.0 million in pre-tax gains on sales of branches, $40.4 million in pre-tax gains from the sale of stock of Affiliated Computer Systems ("ACS"), $25.6 million in pre-tax income recognized in connection with the termination of the Assistance Agreement and the recognition of a $125.0 million deferred tax benefit, partially offset by a $60.1 million charge for the Special SAIF Assessment. Net income, excluding the aforementioned items, Incentive Plan (as defined herein) charges and extraordinary loss on early extinguishment of debt, totaled $185.3 million for the nine month period ended September 30, 1996.

   Interest income. Total interest income was $932.6 million for the nine months ended September 30, 1996, an increase of $134.7 million from the nine months ended September 30, 1995. The interest-earning assets acquired in the SFFed and Home Federal Acquisitions resulted in total interest-earning assets for the nine months of 1996 averaging $16.0 billion, compared to $13.9 billion for the corresponding period in 1995. In addition, the yield on total interest-earning assets during the nine months ended September 30, 1996 increased to 7.75% from the 7.65% yield on total interest-earning assets for the nine months ended September 30, 1995.

   First Nationwide earned $669.5 million of interest income on loans receivable for the nine months ended September 30, 1996, an increase of $65.6 million from the nine months ended September 30, 1995. The loans acquired in the SFFed and Home Federal Acquisitions contributed most of the increased interest income in 1996, and resulted in an increase in the average balance of loans receivable to $11.1 billion from $10.2 billion for the nine months ended September 30, 1995. The weighted average yield on loans receivable increased to 8.05% for the nine months ended September 30, 1996 from 7.92% for the same period in 1995 due to upward rate adjustments on adjustable rate residential loans as such loans repriced to their fully indexed rates, without the effect of teaser rates or annual interest rate adjustment caps.

   First Nationwide earned $45.4 million of interest income on loans held for sale for the nine months ended September 30, 1996, an increase of $38.5 million from the nine months ended September 30, 1995. The increased income is the net effect of a higher average volume of loans held for sale due to increased originations from the operations acquired in the Maryland Acquisition and the LMUSA Purchases, partially offset by a decrease in the weighted average rate of such loans. The average balance of loans held for sale was $850 million for the nine months ended September 30, 1996, an increase of $740 million over the same period in 1995. The weighted average yield on loans held for sale decreased to 7.22% for the nine months ended September 30, 1996 from 8.42% during the nine months ended September 30, 1995 due to generally decreasing market rates during the period and the portfolio consisting of a higher percentage of comparatively lower-rate adjustable rate loans in 1996 compared to a higher fixed rate in 1995.

   Interest income on all mortgage-backed securities, including the available-for-sale portfolio and mortgage-backed securities held to maturity, was $191.6 million for the nine months ended September 30, 1996, an increase of $35.2 million from the nine months ended September 30, 1995. The average portfolio balances increased $.5 billion, to $3.5 billion, during the nine months ended September 30, 1996 compared to $3.0 billion during the nine months ended September 30, 1995. The weighted average yield on all mortgage-backed securities increased to 7.22% for the nine months ended September 30, 1996 from 6.94% for the corresponding period in 1995, primarily due to the upward rate adjustments of adjustable rate mortgage-backed securities as the loans underlying such securities repriced to their fully indexed rates, without the effect of teaser rates or annual interest rate adjustment caps.

   The interest income from Covered Assets declined $8.5 million, to $1.4 million, for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decline is due to a reduction in the volume of Covered Assets resulting from the FDIC Purchase (as defined herein) in June 1995 and the termination of the Assistance Agreement in August 1996.

   Interest income from securities and interest-bearing deposits in banks was $24.7 million for the nine months ended September 30, 1996, an increase of $3.9 million from the nine months ended September 30, 1995. The average portfolio balances during the nine months ended September 30, 1996 and 1995 increased to $535 million from $421 million, respectively, primarily due to assets acquired in the SFFed Acquisition. The weighted average yield on these assets decreased to 6.23% for the nine months ended September 30, 1996 from 6.58% for the nine months ended September 30, 1995, primarily due to an overall decline in interest rates.

   Interest Expense. Total interest expense was $586.4 million for the nine months ended September 30, 1996, an increase of $56.3 million from the nine months ended September 30, 1995. The increase is the result of additional interest-bearing liabilities assumed in the SFFed and Home Federal Acquisitions and incrementally higher rates paid on the additional borrowings incurred to replace the retail deposits sold in the Branch Sales.

   Interest expense on customer deposits, including Brokered Deposits, was $323.2 million for the nine months ended September 30, 1996, a decrease of $5.6 million from the nine months ended September 30, 1995. The average balance of customer deposits outstanding decreased from $9.9 billion to $9.6 billion for the nine months ended September 30, 1995 and 1996, respectively. The $4.6 billion in deposits sold in the Branch Sales decreased the average balance from period to period by $3.4 billion while deposits of approximately $3.8 billion acquired in the SFFed and Home Federal Acquisitions and the Branch Purchases increased the average balance from period to period by $3.2 billion due to the timing of such acquisitions and sales. The overall weighted average cost of deposits increased from 4.45% for the nine months ended September 30, 1995 to 4.48% for the nine months ended September 30, 1996, due principally to the effect of the deposits assumed in the SFFed and Home Federal Acquisitions having a weighted average rate of 5.08% and the deposits sold in the Branch Sales having a weighted average rate of approximately 4.59%, as well as slight increases in the market rates of interest paid for Brokered Deposits, partially offset by the impact of higher average balances of lower rate custodial transaction accounts related to the additional loan servicing acquired in the Maryland Acquisition and the LMUSA Purchases.

   Interest expense on securities sold under agreements to repurchase totalled $89.9 million for the nine months ended September 30, 1996, an increase of $11.9 million from the nine months ended September 30, 1995. The average balance of such borrowings for the nine months ended September 30, 1996 and 1995 was $2.1 billion and $1.6 billion, respectively. The increase is attributed to $.8 billion of such liabilities acquired in the SFFed and Home Federal Acquisitions together with $1.5 billion in additional short-term borrowings to fund the Branch Sales during 1996, partially offset by maturities and payoffs that were refinanced with deposits acquired from the Home Federal Acquisition and FHLB advances. The weighted average interest rate on these instruments decreased to 5.68% during the nine months ended September 30, 1996 from 6.71% for the nine months ended September 30, 1995, primarily due to the impact of decreases in overall market interest rates for such borrowings.

   Interest expense on borrowings totalled $173.2 million for the nine months ended September 30, 1996, an increase of $50.0 million from the nine months ended September 30, 1995. The increase is attributed to the net effect of a volume increase for borrowings assumed in the SFFed and Home Federal Acquisitions and additional borrowings to replace the deposits sold in the Branch Sales, partially offset by the impact of decreases in the rates paid on such borrowings largely due to the shorter weighted average maturity of the borrowings at September 30, 1996 compared to September 30, 1995. The average balance outstanding for the nine months ended September 30, 1996 and 1995 was $3.8 billion and $2.1 billion, respectively. The weighted average interest rate on these instruments decreased to 6.04% during the nine months ended September 30, 1996 from 7.93% for the nine months ended September 30, 1995, primarily due to the impact of decreases in overall market interest rates and the shorter average maturity of the portfolio.

   Net Interest Income. Net interest income was $346.2 million for the nine months ended September 30, 1996, an increase of $78.4 million from the nine months ended September 30, 1995. The interest rate spread increased to 2.72% for the nine months ended September 30, 1996 from 2.40% for the nine months ended September 30, 1995.

   Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, management fees and gains on the Branch Sales and on sales of assets, was $595.5 million for the nine months ended September 30, 1996, an increase of $490.2 million from the nine months ended September 30, 1995. This increase includes (i) gains on sales of branches of $363.0 million, (ii) gain from the sale of ACS stock of $40.4 million and (iii) the income recognized in connection with the termination of the Assistance Agreement of $25.6 million.

   Loan servicing fees, net of amortization of mortgage servicing rights, were $92.2 million for the nine months ended September 30, 1996, compared to $48.1 million for the nine months ended September 30, 1995. This increase is due to the addition of the mortgage servicing portfolios acquired in the Maryland Acquisition, the LMUSA Purchases and the SFFed and Home Federal Acquisitions, as well as servicing rights originated through the increased origination capacity provided by these acquisitions. The single-family residential loan servicing porfolio, excluding loans serviced for First Nationwide, increased from $7.4 billion at January 1, 1995 to $27.0 billion at January 1, 1996 and to $42.7 billion at September 30, 1996. During the nine months ended September 30, 1996, First Nationwide sold $3.8 billion in single-family mortgage loans originated for sale as part of its ongoing mortgage banking operations compared to $411.2 million of such sales for the corresponding period in 1995.

   Fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $34.4 million for the nine months ended September 30, 1996, compared to $34.8 million for the nine months ended September 30, 1995. The decrease is attributable to the impact of decreased revenues associated with the Branch Sales, partially offset by the increased revenues from the retail banking operations acquired in the Branch Purchases and the SFFed and Home Federal Acquisitions.

   Management fees totalled $8.0 million for the nine months ended September 30, 1996, compared to $11.1 million for the nine months ended September 30, 1995. The decrease is attributable principally to the reduced number of assets under management as a result of contracts with the Resolution Trust Corporation and other third parties which have expired.

   Gain on sales of branches was $363.0 million for the nine months ended September 30, 1996. See note 2 to the accompanying unaudited consolidated financial statements of First Nationwide at September 30, 1996 for additional information regarding the Branch Sales.

   Gain on sales of loans was $13.0 million for the nine months ended September 30, 1996, compared to a loss of $1.1 million for the nine months ended September 30, 1995. The increase is attributed in part to a gain of $7.5 million on the sale of $298.0 million of consumer loans during the first quarter of 1996. In addition, the Bank experienced increased gains on sales of single-family mortgage loans due to the adoption of SFAS No. 122 on April 1, 1995. See "--Mortgage Banking Operations."

   Gain on sales of assets was $38.4 million for the nine months ended September 30, 1996. The gain is primarily the result of a $40.4 million gain from the sale of ACS stock, partially offset by a writedown recorded on certain collateralized mortgage obligations ("CMOs") in the mortgage-backed securities available-for-sale portfolio determined to have a permanent impairment in value.

   Other noninterest income was $46.5 million for the nine months ended September 30, 1996, an increase of $34.0 million from the nine months ended September 30, 1995. The increase is primarily attributed to $25.6 million recognized in connection with the termination of the Assistance Agreement, an increase of $3.5 million in dividends on FHLB stock related to an increase in the volume of such stock owned by First Nationwide and $2.3 million of interest received related to the favorable outcome of an arbitration hearing.

   Noninterest Expense. Total noninterest expense was $370.1 million for the nine months ended September 30, 1996, an increase of $125.1 million from the nine months ended September 30, 1995. The increase is principally due to additional conpensation, loan expense, deposit insurance premiums and other noninterest expenses, primarily related to the growth of First Nationwide through the various acquisitions in 1995 and the first half of 1996 and the Special SAIF Assessment.

   Total compensation and employee benefits expense was $156.0 million for the nine months ended September 30, 1996, an increase of $38.1 million from the nine months ended September 30, 1995, primarily attributable to $33.6 million of Incentive Plan accruals. The number of full time employees increased by 245 to 3,466 for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995. This increase is primarily due to the net impact of employee additions in the mortgage banking operations related to the servicing portfolios acquired in the LMUSA Purchases and an increase in retail banking employees attributable to the SFFed and Home Federal Acquisitions, partially offset by a reduction in employees due to the Branch Sales and First Nationwide's cost reduction program. The nine months ended September 30, 1995 includes accruals for termination benefits of $6.6 million related to the cost reduction plan and the relocation of loan servicing operations to Frederick, Maryland from Sacramento, California.

   Occupancy and equipment expense was $37.4 million for the nine months ended September 30, 1996, a decrease of $2.0 million from the nine months ended September 30, 1995, attributed primarily to accruals established in 1995 for facilities costs related to the relocation of First Nationwide's mortgage loan servicing operations to Maryland, the closure of retail mortgage loan production offices and the cost reduction project. In addition, the decrease in occupancy expenses includes the net effect of operations sold in the Branch Sales, partially offset by increased expenses due to the Maryland, SFFed and Home Federal Acquisitions.

   Loan expense was $20.5 million for the nine months ended September 30, 1996, an increase of $14.2 million from the nine months ended September 30, 1995. The increase relates to additional expenses associated with the higher volume of loans serviced due to the LMUSA Purchases and the Maryland Acquisition. Such expenses include subservicing fees paid on acquired servicing portfolios prior to conversion to FNMC's systems and increased pass-through interest expense for loan payoffs in serviced loan pools. In addition, such expenses also include outside appraisal fees, inspection fees, and provision for losses on loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

   SAIF deposit insurance premiums increased $60.7 million, to $77.0 million, for the nine months ended September 30, 1996. The increase is primarily due to a $60.1 million accrual for the Special SAIF Assessment.

   Data processing expense was $8.3 million for the nine months ended September 30, 1996, an increase of $1.2 million from the nine months ended September 30, 1995. The increase is attributed to the SFFed and Home Federal Acquisitions and expenses associated with the higher volume of loans serviced in connection with the LMUSA Purchases and the Maryland Acquisition.

    Marketing expense was $7.7 million for the nine months ended September 30, 1996, a decrease of $3.6 million from the nine months ended September 30, 1995, due to reduced nationwide marketing efforts as a result of the Branch Sales.

   Professional fees increased $5.2 million, to $13.4 million, for the nine months ended September 30, 1996. This increase includes additional expenses related to the servicing portfolios acquired in the LMUSA Purchases, as well as additional accruals for various legal and litigation expenses.

   Foreclosed real estate operations, including gains on sales, resulted in a net gain of $6.8 million for the nine months ended September 30, 1996 compared to a net gain of $.2 million for the same period in 1995. The change is attributed to a higher volume of sales in 1996 at comparatively higher prices to carrying values.

   Amortization of intangible assets increased to $6.9 million for the nine months ended September 30, 1996 from $.5 million for the corresponding period in 1995, primarily due to the amortization of the $133.8 million intangible asset recorded in connection with the SFFed and Home Federal Acquisitions.

   Other noninterest expense was $49.7 million for the nine months ended September 30, 1996, an increase of $11.8 million from the nine months ended September 30, 1995, principally due to increased telecommunications, postage, office supplies, insurance, OTS assessments and travel expenses, all of which are attributed primarily to the increased loan servicing activity as a result of the Maryland Acquisition and the LMUSA Purchases.

   Provision for Income Taxes. During the nine months ended September 30, 1996 and 1995, First Nationwide recorded income tax benefit of $77.5 million and income tax expense of $8.8 million, respectively. Based on a favorable earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment about the realizability of First Nationwide's deferred tax assets and recognized a deferred tax benefit of $125.0 million in the second quarter of 1996. In order to recognize the total net deferred tax asset recorded as of September 30, 1996, the Bank must have future earnings of approximately $865 million. Included in tax expense for the nine months ended September 30, 1995 is the reversal of 1993 and 1994 over accruals of federal taxes totalling $2.2 million. First Nationwide's effective federal tax rates, before extraordinary items were (22%) and 0% during the nine months ended September 30, 1996 and 1995, respectively, while its statutory federal tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the utilization of net operating loss carryforwards for both periods, the reversal of 1993 and 1994 over accruals for the nine months ended September 30, 1995 and the recognition of a $125.0 million deferred tax benefit in 1996. First Nationwide's effective state tax rate before extraordinary item was approximately 7% and 8% during the nine months ended September 30, 1996 and 1995, respectively.

   Extraordinary Item. During the nine months ended September 30, 1996, First Nationwide repurchased $44 million aggregate principal amount of the SFFed Notes, resulting in a loss of $1.6 million, net of income taxes.

   During the nine months ended September 30, 1995, First Nationwide recorded a gain of $2.0 million on the early extinguishment of $250 million in FHLB advances, net of income taxes.

 Year Ended December 31, 1995 versus Year Ended December 31, 1994

   Net Income. First Nationwide reported net income for 1995 of $211 million compared with net income of $37 million for 1994. Net income for 1995 includes an income tax benefit of $56 million (largely due to the recognition of a $69 million deferred tax benefit), and an extraordinary gain from the early extinguishment of FHLB advances of $2.0 million, net of tax. Net income for 1994 includes income tax expense totalling $3.2 million and $1.4 million, net of tax, in extraordinary gain from the early extinguishment of FHLB advances.

   First Nationwide reported income before income taxes and extraordinary item of $153 million in 1995 compared with pre-tax income of $39 million in 1994. The increase is generally due to the inclusion in 1995 of the operations acquired in the FN Acquisition for a full year compared to the operations acquired in the FN Acquisition for only the fourth quarter of 1994.

    Net interest income was $366 million for 1995, compared with $100 million for 1994, an increase of $266 million. The increase is generally due to the inclusion in 1995 of the operations acquired in the FN Acquisition for a full year compared with the inclusion of the operations acquired in the FN Acquisition for only the fourth quarter of 1994.

   Interest Income. Total interest income was $1.1 billion for the year ended December 31, 1995, an increase of $783 million from the year ended December 31, 1994.

   The interest-bearing assets acquired in the FN Acquisition resulted in total interest-earning assets for 1995 averaging $13.9 billion, compared to $4.3 billion in 1994. In addition, the yield on total interest-earning assets during 1995 increased .87% from the yield on total interest-earning assets during 1994, principally due to changes in overall market interest rates and higher yielding assets acquired in the FN Acquisition.

   First Nationwide earned $800 million of interest income on loans receivable for the year ended December 31, 1995, an increase of $588 million from the year ended December 31, 1994. The loans acquired in the FN Acquisition resulted in an increase in the average balance of loans receivable to $10.1 billion from $2.9 billion for the years ended December 31, 1995 and 1994, respectively. The weighted average yield on loans receivable increased to 7.95% for 1995 from 7.27% during 1994, primarily due to the repricing of the adjustable rate loans in the portfolio acquired in the FN Acquisition.

   First Nationwide earned $24 million of interest income on loans held for sale for the year ended December 31, 1995, an increase of $23 million from the year ended December 31, 1994. The additional loan production from the Maryland Acquisition and the LMUSA 1995 Purchase resulted in an increase in the average balance of loans held for sale to $304 million from $11 million for the years ended December 31, 1995 and 1994, respectively. The weighted average yield on loans held for sale increased to 7.89% for 1995 from 5.22% during 1994.

   Interest income on mortgage-backed securities was $213 million for the year ended December 31, 1995, an increase of $170 million from the year ended December 31, 1994. The mortgage-backed securities acquired in the FN Acquisition, including $1.3 billion of qualifying single-family loans securitized from First Nationwide's loan portfolio in late 1994 and an additional $.4 billion securitized in 1995, resulted in the average portfolio balances increasing from $711 million to $3.0 billion during the years ended December 31, 1994 and 1995, respectively. The weighted average yield on mortgage-backed securities increased to 7.14% for 1995 from 6.05% for 1994, primarily due to the addition of higher-yielding securities from the FN Acquisition, including loan securitizations, and the subsequent upward rate adjustments of adjustable rate mortgage-backed securities related to an overall increase in market interest rates.

   Interest income from Covered Assets declined $19 million, to $11 million, for the year ended December 31, 1995. This decline is due to a reduction in the volume of Covered Assets, due to sales, repayments and other dispositions of Covered Assets, including the purchase by the FDIC of substantially all of the remaining Covered Assets at the fair market value of such assets (the "FDIC Purchase"), offset in part by an increase in the effective rate earned on such Covered Assets, which was 6.67% for 1995 compared to 6.11% for 1994. The higher rate is due to the net effect of the increase in the TCOF (as defined herein) between the two periods due to generally increasing interest rates, partially offset by the reduction in the applicable margin over TCOF prescribed in the Assistance Agreement.

   Interest income from securities and interest-bearing deposits in banks was $28 million for the year ended December 31, 1995, an increase of $21 million from the year ended December 31, 1994. The average portfolio balances during the years ended December 31, 1995 and 1994 increased to $426 million from $138 million, respectively, due to the securities acquired in the FN Acquisition being held for an entire year in 1995 versus the fourth quarter only in 1994. The weighted average yield on these assets increased to 6.57% for 1995 from 4.95% for 1994, primarily due to the increase in overall market interest rates.

   Interest Expense. Total interest expense was $710 million for the year ended December 31, 1995, an increase of $517 million from the year ended December 31, 1994. The increase is generally due to the inclusion for a full year in 1995 of the additional interest-bearing liabilities from the operations acquired in the FN Acquisition and changes in overall market rates of interest paid as discussed in more detail below.

    Interest expense on deposits, including Brokered Deposits, was $447 million for the year ended December 31, 1995, an increase of $346 million from the year ended December 31, 1994. The deposits of approximately $10 billion acquired in the FN Acquisition, net of $1.2 billion in deposits sold in the Illinois Sale, and the $513 million of deposits assumed in the Branch Purchases, resulted in an increase in the average balance of deposits outstanding from $2.6 billion to $10.0 billion for the years ended December 31, 1994 and 1995, respectively. The overall weighted average cost of deposits increased from 3.88% for 1994 to 4.49% for 1995, due principally to increases in the overall level of interest rates between the two years.

   Interest expense on securities sold under agreements to repurchase and borrowings totalled $263 million for the year ended December 31, 1995, an increase of $171 million from the year ended December 31, 1994.

   The timing of the FN Acquisition and the Illinois Sale, offset in part by the reduction of borrowings from funds received in connection with the Branch Purchases, resulted in the average balance outstanding of securities sold under agreements to repurchase and borrowings for the years ended December 31, 1995 and 1994 increasing to $3.6 billion from $1.5 billion, respectively. The weighted average interest rate on these instruments increased to 7.33% in 1995 from 6.27% for 1994, primarily due to the impact of increases in overall market interest rates.

   Net Interest Income. Net interest income before provision for loan losses was $366 million for the year ended December 31, 1995, an increase of $266 million from the year ended December 31, 1994. The interest rate spread increased to 2.48% in 1995 from 2.12% in 1994. The increase in net interest income is generally due to the inclusion in 1995 of the operations acquired in the FN Acquisition for a full year compared to the inclusion of the operations acquired in the FN Acquisition for only the fourth quarter of 1994.

   Noninterest Income. Total noninterest income, consisting primarily of mortgage banking, customer banking and management fee income, was $151 million for the year ended December 31, 1995, an increase of $110 million from the year ended December 31, 1994. The increase is generally due to the inclusion in 1995 of the operations acquired in the FN Acquisition for a full year compared to the inclusion of the operations acquired in the FN Acquisition for only the fourth quarter of 1994. In addition, additional fee revenues were generated from operations acquired in the Maryland Acquisition and the LMUSA 1995 Purchase.

   Fees and service charges related to mortgage banking operations, which consist principally of loan servicing income and borrower fees, were $70 million for the year ended December 31, 1995, compared to $10 million for the year ended December 31, 1994. This increase is due to the inclusion in 1995 of the mortgage banking operations acquired in the FN Acquisition for an entire year versus only the fourth quarter in 1994, as well as additional fee revenues received as a result of the inclusion of the mortgage banking operations acquired in the Maryland Acquisition and the LMUSA 1995 Purchase.

   Fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $48 million for the year ended December 31, 1995 compared to $11 million for the year ended December 31, 1994. The increase of $37 million is due to the inclusion in 1995 of the retail banking operations acquired in the FN Acquisition for an entire year compared to only the fourth quarter of such operations in 1994, as well as a slight increase in such fees related to the operations acquired in the Branch Purchases.

   Management fees, principally from commercial loan servicing and asset management services provided for third-party investors, totalled $15 million for the year ended December 31, 1995, an increase of $2 million over 1994. This $2 million increase is the net effect of a $3.8 million increase in the revenues from the asset servicing agreements entered into with Granite in conjunction with the FN Acquisition, offset by decreases in disposition and other third-party fees received by FGB Realty Advisors, Inc. ("FGB Realty"), principally due to the expiration of certain government contracts, totalling $1.8 million.

   Other noninterest income was $18 million for the year ended December 31, 1995, an increase of $10.4 million from the year ended December 31, 1994. The increase is attributed to an increase of $3.4 million in dividends on FHLB stock, $1.7 million in fees earned on check disbursement products, $1.1 million in early withdrawal penalties on deposits, and $4.2 million in miscellaneous other income. The increases are attributed to the inclusion in 1995 of the operations acquired in the FN Acquisition for a full year compared to the inclusion of the operations acquired in the FN Acquisition for only the fourth quarter of 1994.

   Noninterest Expense. Total noninterest expense was $327 million for the year ended December 31, 1995, an increase of $231 million from the year ended December 31, 1994. All categories of noninterest expense increased, primarily due to the inclusion in 1995 of expenses related to the operations acquired in the FN Acquisition for an entire year compared to including such expenses for only the fourth quarter in 1994. In addition, the year ended December 31, 1995 includes charges totalling $13 million related to accrued termination and facilities costs for specific cost reduction actions taken by First Nationwide during the year.

   Total compensation and employee benefits expense was $154 million for the year ended December 31, 1995, an increase of $105 million from the year ended December 31, 1994. The increase is primarily due to the inclusion in 1995 of a full year of such charges related to the operations acquired in the FN Acquisition compared to only the fourth quarter of such expenses in 1994. In addition, 1995 includes expenses totalling $7 million related to employee severance and termination costs for the relocation of First Nationwide's mortgage loan servicing operations to Maryland, the closure of First Nationwide's retail mortgage loan production offices, and a bank-wide cost reduction project.

   Occupancy and equipment expense was $50 million for the year ended December 31, 1995, an increase of $38 million from the year ended December 31, 1994. The increase is primarily due to the inclusion in 1995 of a full year of such charges related to the operations acquired in the FN Acquisition compared to only the fourth quarter of such expenses in 1994. In addition, 1995 includes expenses totalling $6 million related to space reductions and lease termination charges for the relocation of First Nationwide's mortgage loan servicing operations to Maryland, the closure of First Nationwide's retail mortgage loan production offices, a bank-wide cost reduction project, and retail branch consolidations due to duplicate facilities resulting from the Branch Purchases.

   Data processing expense increased to $10 million for the year ended December 31, 1995 from $3 million for the same period in 1994. The increase is primarily due to the inclusion in 1995 of a full year of such charges related to the operations acquired in the FN Acquisition compared to only the fourth quarter of such charges in 1994.

   SAIF deposit insurance premiums increased to $22 million in 1995 compared to $7 million for the year ended December 31, 1994. The increase is primarily due to the inclusion in 1995 of a full year of such charges related to the operations acquired in the FN Acquisition compared to only the fourth quarter of such charges in 1994.

   Marketing expense was $11 million for the year ended December 31, 1995, an increase of $8 million from the year ended December 31, 1994. The increase is primarily due to the inclusion in 1995 of a full year of such charges related to the operations acquired in the FN Acquisition compared to only the fourth quarter of such charges in 1994.

   Loan expense was $12 million for the year ended December 31, 1995, an increase of $11 million from the year ended December 31, 1994. The increase is due to the inclusion in 1995 of a full year of the mortgage banking operations acquired in the FN Acquisition compared to only the fourth quarter in 1994, as well as increased expenses related to operations acquired in the Maryland Acquisition and the LMUSA 1995 Purchase.

   Other noninterest expense was $67 million for the year ended December 31, 1995, an increase of $47 million from the year ended December 31, 1994, principally due to increased telecommunications, postage, office supplies, travel and professional fees expenses, all of which are attributed primarily to the inclusion in 1995 of a full year of the operations acquired in the FN Acquisition compared to only the fourth quarter in 1994. The Branch Purchases, Maryland Acquisition and LMUSA 1995 Purchase also contributed to these increases in these expenses.

    Extraordinary Item. During the year ended December 31, 1995, First Nationwide had a gain of $2.0 million on the early extinguishment of $250 million in FHLB advances, net of income taxes. During the year ended December 31, 1994, First Nationwide had a gain of $1.4 million on the early extinguishment of $95 million in FHLB advances, net of income taxes.

 Year Ended December 31, 1994 versus Year Ended December 31, 1993

   Net Income. First Nationwide reported net income for 1994 of $37 million compared with net income of $144 million for 1993. Net income for 1994 includes $1.4 million, net of tax effect, in extraordinary gain from the early extinguishment of FHLB advances. Net income for 1993 includes a pre-tax gain of $141 million from the First Gibraltar Texas Sale.

   First Nationwide reported income before income taxes and extraordinary item of $39 million in 1994 compared with pre-tax income of $147 million in 1993. Pre-tax income was reduced by provision for income taxes of $2.6 million and $2.5 million in 1994 and 1993, respectively.

   Net interest income was $100 million for the year ended December 31, 1994, compared with $19 million for 1993, an increase of $79 million. The interest-bearing assets and liabilities acquired in the FN Acquisition contributed $83 million of net interest income in 1994.

   Interest Income. Total interest income was $293 million for the year ended December 31, 1994, an increase of $198 million from the year ended December 31, 1993. The interest-bearing assets acquired in the FN Acquisition resulted in total interest-earning assets for 1994 averaging $4.3 billion, compared to $1.8 billion for 1993 and contributed $245 million of total interest income in 1994. The assets sold in the First Gibraltar Texas Sale contributed $26 million in total interest income in 1993. In addition, yields on mortgage-backed securities, securities to be held to maturity and all interest-earning assets during 1994 increased 1.01%, 1.52% and 1.43%, respectively, from the yields on mortgage-backed securities, securities to be held to maturity and all interest-earning assets during 1993, principally due to increases in overall market interest rates and the FN Acquisition.

   First Nationwide earned $212 million of interest income on loans receivable for the year ended December 31, 1994, an increase of $196 million from the year ended December 31, 1993. The loans acquired in the FN Acquisition contributed $211 million of interest income in 1994, and resulted in an increase in the average balance of loans receivable to $2.9 billion from $124 million for the years ended December 31, 1994 and 1993, respectively. The weighted average yield on real estate loans decreased to 7.27% for 1994 from 12.67% during 1993, primarily due to the absorption of the smaller, but higher-yielding 1993 portfolio balance into the larger, market rate sensitive portfolio acquired in the FN Acquisition.

   Interest income on mortgage-backed securities was $43 million for the year ended December 31, 1994, an increase of $37 million from the year ended December 31, 1993. The mortgage-backed securities acquired in the FN Acquisition contributed $29 million of the increase and resulted in the average portfolio balances increasing from $120 million to $711 million during the years ended December 31, 1993 and 1994, respectively. The weighted average yield on mortgage-backed securities increased to 6.05% for 1994 from 5.04% for 1993, primarily due to the addition of higher-yielding securities from the FN Acquisition and the subsequent upward rate adjustments of adjustable-rate mortgage-backed securities related to an overall increase in market interest rates.

   The interest income from Covered Assets declined $19 million, to $30 million for the year ended December 31, 1994. This decline is due to a reduction in the volume of Covered Assets due to sales, repayments and other dispositions net of a slight increase in the effective rate earned on such Covered Assets. The higher rate is due to the net effect of the increase in the Texas Cost of Funds ("TCOF") between the two periods due to generally increasing interest rates offset by the reduction in the applicable margin over the TCOF prescribed in the Assistance Agreement.

   Interest income from securities to be held to maturity and interest-bearing deposits in other banks was $7 million for the year ended December 31, 1994, a decrease of $17 million from the year ended December 31, 1993. The average portfolio balances during the years ended December 31, 1994 and 1993 decreased to $138 million from $710 million, respectively, due to restructuring of the balance sheet as a result of the FN Acquisition. The weighted average yield on these assets increased to 4.95% for 1994 from 3.43% for 1993, primarily due to the increase in market interest rates.

   Interest Expense. Total interest expense was $193 million for the year ended December 31, 1994, an increase of $118 million from the year ended December 31, 1993. The increase is the result of additional interest-bearing liabilities from the FN Acquisition and the increase in overall market interest rates.

   Interest expense on deposits, including Brokered Deposits, was $101 million for the year ended December 31, 1994, an increase of $46 million from the year ended December 31, 1993. The deposits of approximately $10 billion acquired in the FN Acquisition, net of $1.2 billion in deposits sold in the Illinois Sale, contributed an additional $85 million in interest expense in 1994 and resulted in an increase in the average balance of deposits outstanding from $1.2 billion to $2.6 billion for the years ended December 31, 1993 and 1994, respectively. The deposit liabilities included in the First Gibraltar Texas Sale contributed $26 million of interest expense in 1993. The overall weighted average cost of deposits decreased from 4.59% for 1993 to 3.88% for 1994, due principally to the larger volume of lower rate transaction accounts acquired in the FN Acquisition. The FN Acquisition decreased First Nationwide's reliance on Brokered Deposits as a source of funds.

   Interest expense on securities sold under agreements to repurchase and borrowings totalled $92 million for the year ended December 31, 1994, an increase of $72 million from the year ended December 31, 1993. Approximately $55 million of the increase is attributed to liabilities acquired in the FN Acquisition, with an additional $18 million attributable to the FHLB advances which replaced the deposits sold in the Illinois Sale. The average balance of securities sold under agreements to repurchase and borrowings outstanding for the years ended December 31, 1994 and 1993 was $1.5 billion and $394 million, respectively. The weighted average interest rate on these instruments increased to 6.27% in 1994 from 4.91% for 1993, primarily due to the impact of increases in overall market interest rates between December 1993 through the date of the FN Acquisition and continued increasing rates thereafter through year end 1994.

   Net Interest Income. Net interest income before provision for loan losses was $100 million for the year ended December 31, 1994, an increase of $80 million from the year ended December 31, 1993. The interest rate spread increased to 2.12% in 1994 from .72% in 1993.

   Noninterest Income. Total noninterest income, consisting primarily of mortgage banking, customer banking and management fee income, was $41 million for the year ended December 31, 1994, a decrease of $150 million from the year ended December 31, 1993. Noninterest income in 1993 included gains of $165 million from the sales of branches and loans related to the First Gibraltar Texas Sale. After adjusting for these gains, other noninterest income increased $16 million from the year ended December 31, 1993 to December 31, 1994, which represents the net of $25 million additional income related to operations acquired in the FN Acquisition offset in part by $9 million of income in 1993 related to the operations included in the First Gibraltar Texas Sale.

   Fees and service charges related to mortgage banking operations, principally loan servicing income and borrower fees, were $10 million for the year ended December 31, 1994, compared to $9 million for the year ended December 31, 1993. This increase is due to the addition of the mortgage banking operations from the FN Acquisition, offset in part by the distribution of FGMH to First Gibraltar Holdings (the then immediate parent of First Nationwide) in the first quarter of 1993. During 1994, First Nationwide sold $47 million in principally fixed rate single-family mortgage loans originated as part of the First Nationwide's ongoing mortgage banking operations.

   Fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $11 million for the year ended December 31, 1994 compared to $3 million for the year ended December 31, 1993. The increase of $8 million is composed of $11 million in income related to retail banking operations acquired in the FN Acquisition, offset in part by $3 million received in 1993 related to the retail banking operations sold in the First Gibraltar Texas Sale.

    Management fees, which were recorded as other noninterest income, totalled $13 million for the year ended December 31, 1994, an increase of $5 million over 1993. This increase is due to a $3.5 million increase in disposition and other fees for assets serviced by FGB Realty and $1.5 million in fees related to the shared services and asset servicing contracts with Granite entered into in conjunction with the FN Acquisition.

   Noninterest Expense. Total noninterest expense was $95 million for the year ended December 31, 1994, an increase of $32 million from the year ended December 31, 1993, principally due to increased compensation, occupancy and SAIF deposit insurance premiums, primarily related to the FN Acquisition.

   Total compensation and employee benefits expense was $49 million for the year ended December 31, 1994, an increase of $24 million from the year ended December 31, 1993. This increase of $24 million is composed principally of a $32 million increase attributable to the FN Acquisition, offset in part by $5 million of the expense in 1993 related primarily to operations sold in the First Gibraltar Texas Sale.

   Occupancy and equipment expense was $12 million for the year ended December 31, 1994, an increase of $7 million from the year ended December 31, 1993. This increase of $7 million is comprised principally of $9 million due to the FN Acquisition, offset in part by $2 million of the expense represented by operations sold in the First Gibraltar Texas Sale.

   Extraordinary Item. First Nationwide had a net gain on the early extinguishment of FHLB advances of $1.4 million during the year ended December 31, 1994. Such gain resulted from the prepayment of $95.2 million in FHLB advances.

PROVISION FOR FEDERAL AND STATE INCOME TAXES

   During the years ended December 31, 1995, 1994 and 1993, First Nationwide recorded income tax (benefit) expense, excluding the tax effects associated with extraordinary items in 1995 and 1994, of $(55.8) million, $3.2 million and $2.5 million respectively. First Nationwide's effective tax rates were
(36)%, 8% and 2% in 1995, 1994 and 1993, respectively. First Nationwide's statutory federal tax rate was 35% in each of 1995, 1994 and 1993. The difference between effective and statutory rates was primarily the result of offsetting certain deductions and losses with the receipt of non-taxable FSLIC/RF assistance payments and, in 1995, the recognition of a deferred tax benefit totalling $69 million. The non-taxable portions of the FSLIC/RF assistance payments decreased to $5 million in 1995 from $9 million in 1994. During 1995, First Nationwide used the experience method for purposes of calculating its bad debt reserve.

   The Bank, Holdings and Mafco Holdings are parties to the Tax Sharing Agreement effective as of January 1, 1994, pursuant to which (i) the Bank will pay to Holdings amounts equal to the taxes that the Bank would be required to pay if it were to file a return separately from the Mafco Group and (ii) Holdings will pay to Mafco Holdings amounts equal to the taxes that Holdings would be required to pay if it were to file a consolidated return on behalf of itself and the Bank separately from the Mafco Group. The Tax Sharing Agreement allows the Bank to take into account, in determining its liability to Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of First Nationwide. The Tax Sharing Agreement also allows Holdings to take into account, in determining its liability to Mafco Holdings, any net operating losses that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and First Nationwide for each year since the formation of First Nationwide. Accordingly, pursuant to the Tax Sharing Agreement, the benefits of any net operating losses generated by First Nationwide since its formation are retained by the Bank and Holdings.


   First Nationwide had generated significant federal income tax net operating losses since it was organized in December 1988. This was due, in part, to the fact that under applicable federal income tax law, certain financial assistance received by First Nationwide pursuant to the Assistance Agreement was excluded from the taxable income of First Nationwide. In addition to such tax-free financial assistance, the Bank had been entitled to its normal operating deductions, including interest expense and certain losses relating to its loan portfolio. As a result, First Nationwide generated significant net operating losses for federal income tax purposes even though its operations were profitable. Furthermore, under the reorganization provisions of the Code, First Nationwide succeeded to certain net operating loss carryovers of the Texas Closed Banks.


   At December 31, 1995, if First Nationwide had filed a consolidated tax return on behalf of itself and its subsidiaries for each year since the formation of First Nationwide, it would have had approximately $2.6 billion of regular tax net operating losses and approximately $959 million of AMT net operating losses, both of which could have been utilized by First Nationwide. A portion of such losses, to the extent not previously used to offset income, will expire in the year 2002 and thereafter and will fully expire in 2007. Under applicable tax law, only 90% of a corporation's alternative minimum taxable income may be offset by carryovers from other years. Thus, 10% of the alternative minimum taxable income earned by First Nationwide in the current period will be subject to federal income tax at an effective rate of 20%. For the year ended December 31, 1995 this resulted in federal income tax benefit, including the tax effects associated with extraordinary items, of $68.1 million. Included in federal income tax benefit for the year ended December 31, 1995 was the recognition of a $69 million deferred tax benefit in the fourth quarter of 1995 and an adjustment reducing prior years' tax expense by $2.2 million. It is not anticipated that the Bank's liability for alternative minimum tax under the Tax Sharing Agreement will be significant. Accordingly, it is expected that under the Tax Sharing Agreement, the Bank will be able to eliminate a significant portion of the amounts that it otherwise would be required to pay to Holdings, in respect of federal income tax and, accordingly, it is not expected that the Bank will record significant amounts of federal income tax expense as a member of the Mafco Group. Payments made by First Nationwide under the Tax Sharing Agreement with the Mafco Group during the year ended December 31, 1995 totalled $5.1 million. There were no such payments in 1994. Such payments may increase significantly at such time as the net operating losses described above are either used in full to offset income or expire. During 1998, the Bank and Holdings anticipate that the AMT net operating losses will be fully utilized and the Bank and Holdings will begin providing federal income tax expense at a rate of 20%. Prior to 1998, the Bank and Holdings provided federal income tax expense at a 2% rate because 90% of AMT net operating losses were available to offset AMT revenue.

TAX EFFECTS OF DIVIDEND PAYMENTS BY FIRST NATIONWIDE

   Dividend distributions made to Holdings, as the sole owner of First Nationwide's Common Stock, and to holders of the Preferred Stock in each case in excess of First Nationwide's accumulated earnings and profits, as well as any distributions in dissolution or in redemption or liquidation of stock, may cause First Nationwide to recognize a portion of its tax bad debt reserves as income and, accordingly, could cause First Nationwide to make payments to Holdings under the Tax Sharing Agreement. First Nationwide does not expect to generate substantial amounts of federal taxable income (after taking into account its net operating loss carryovers) from any recapture of its bad debt reserve. Accordingly, the recapture of its bad debt reserve as a result of distributions to stockholders, or of the redemption of stock, would not be expected to have a material adverse effect on the Bank.


TAXATION OF THE BANK

   As a result of the Small Business Job Protection Act of 1996, which provided for the repeal of the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks, the Bank will generally be required to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996. Consequently, the Bank may be required to make payments to Holdings under the Tax Sharing Agreement if the Bank has insufficient expenses and losses to offset such income. As of December 31, 1995, First Nationwide had tax bad debt reserves totaling $203 million, all of which had been provided for in deferred tax liabilities. The Bank does not expect to generate substantial amounts of federal taxable income (after taking into account its net operating loss carryovers) from any recapture of the Bank's bad debt reserve. Accordingly, the repeal of the section 593 reserve method of accounting for bad debts by thrift institutions is not expected to have a material adverse effect on the Bank.

PROVISION FOR LOAN LOSSES


   The adequacy of the allowance for loan losses is periodically evaluated by management in order to maintain the allowance at a level that is sufficient to absorb expected loan losses. The Bank charges current earnings with a provision for estimated credit losses on loans receivable. The provision considers both specifically identified problem loans as well as credit risks not specifically identified in the loan portfolio. First Nationwide established provisions for loan losses of $37 million, $6 million and $1 million for the years ended December 31, 1995, 1994 and 1993, respectively, and established provisions for loan losses of $29.7 million and $18 million for the nine months ended September 30, 1996 and 1995, respectively. The allowance for loan losses is increased by provisions for loan losses and decreased by charge-offs (net of recoveries). See "--General--Accounting Changes." The increase in the provision for losses in 1995 over 1994 is due to the increased loan production activity (primarily single-family residential) and loans acquired through acquisitions in 1995 compared to 1994.

   A significant portion of the Bank's loans is secured by real estate located within markets where real estate prices continue to be weak. Accordingly, the ultimate collectibility of those loans is susceptible to changes in the economic conditions in such regions. Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, potential adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current prospective economic conditions. At September 30, 1996, First Nationwide had a remaining available balance under the Put Agreement of $70.5 million, which First Nationwide fully utilized on December 5, 1996.


   Although management believes that its present allowance for loan losses is adequate, it will continue to review its loan portfolio to determine the extent to which any changes in economic conditions or loss experience may require further provisions in the future.

ASSET AND LIABILITY MANAGEMENT


   Financial institutions are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting principally of deposits, securities sold under agreements to repurchase and FHLB advances, mature or reprice more or less frequently, or on a different basis, than their interest-earning assets. A key element of banking is the monitoring and management of liquidity risk and interest rate risk. The process of planning and controlling asset and liability mixes, volumes and maturities to influence the net interest spread is referred to as asset and liability management. The objective of the Bank's asset and liability management is to maximize the net interest yield within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

   The Bank actively pursues investment and funding strategies to minimize the sensitivity of its earnings to interest rate fluctuations while maintaining the flexibility required to execute its business strategy. The Bank measures the interest rate sensitivity of the balance sheet through gap and duration analysis, as well as net interest income and market value simulation, and, after taking into consideration both the variability of rates and the maturities of various instruments, evaluates strategies which may reduce the sensitivity of its earnings to interest rate and market value fluctuations. An important decision is the selection of interest-bearing liabilities and the generation of interest-earning assets which best match relative to interest rate changes. In order to reduce interest rate risk by increasing the percentage of interest sensitive assets, the Bank has continued its emphasis on the origination of adjustable rate mortgage ("ARM") products for its portfolio. Where possible, the Bank seeks to originate real estate loans that reprice frequently and that on the whole adjust in accordance with the repricing of its liabilities. During the nine months ended September 30, 1996, most of the fixed and variable rate real estate loans originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. At September 30, 1996, approximately 89% of First Nationwide's real estate loan portfolio consisted of ARMs.


   ARMs have from time to time been offered with low initial interest rates as marketing inducements. In addition, most ARMs are also subject to periodic interest rate adjustment caps or floors. In a period of rising interest rates, ARMs could reach a periodic adjustment cap while still at a rate significantly below their contractual margin over existing market rates. Since repricing liabilities are typically not subject to such interest rate adjustment constraints, the Bank's net interest margin would most likely be negatively impacted in this situation. Certain ARMs now offered by the Bank have a fixed monthly payment for a given period, with any changes as a result of market interest rates reflected in the unpaid principal balance through negative amortization. From the lender's perspective, these loans respond most quickly to rate changes because interest accruals immediately reflect the loans as though they were fully indexed. In general, the closer the interest rate on a portfolio of ARMs is to the ultimate contractual margin over market rates, the more sensitive the portfolio yield is to changes in market interest rates.

   As a result of the FN Acquisition, First Nationwide acquired the rights and assumed the obligations of Old FNB under certain interest rate swap agreements. Under the terms of these agreements, the Bank pays the variable rate based on LIBOR and receives fixed rates. During 1995 and 1994, First Nationwide's net interest margin decreased by $12.9 million and $4.2 million, respectively, as a result of these interest rate swap agreements, largely due to the amortization of the premium assigned to these agreements in the FN Acquisition. Similarly, during the nine months ended September 30, 1996, First Nationwide's net interest income increased by $0.1 million as a result of these interest rate swap agreements largely due to a decrease in the variable rate paid due to changing market interest rates, net of the fixed rate payments received and the amortization of the premium assigned to these agreements at the time of acquisition.


   One of the most important sources of a financial institution's net income is net interest income, which is the difference between the income earned on interest-earning assets and the expense paid on interest-bearing liabilities. Net interest income is also dependent on the relative balances of interest-earning assets and interest-bearing liabilities.

   A traditional measure of interest-rate risk within the savings industry is the interest rate sensitivity gap, which is the sum of all interest-earning assets minus the sum of all interest-bearing liabilities to be repriced within a given period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities, while the opposite results in a negative gap. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, and a positive gap would tend to result in an increase in net interest income, while the opposite would tend to occur in a period of falling rates.


   The following table sets forth the projected maturities based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), and the impact of interest rate swap agreements as of September 30, 1996. Prepayment rates are assumed in each period on substantially all of the Bank's loan portfolio based upon expected loan prepayments. Repricing mechanisms on the Bank's assets are subject to limitations such as caps on the amount that interest rates and payments on its loans may adjust and, accordingly, such assets may not respond in the same manner or to the same extent to changes in interest rates as the Bank's liabilities. In addition, the interest rate sensitivity of the assets and liabilities illustrated in the table would vary substantially if different assumptions were used or if actual experience differed from the assumptions set forth. First Nationwide's estimated interest rate sensitivity gap at September 30, 1996 is as follows:




                                                           MATURITY/RATE SENSITIVITY
                                          ---------------------------------------------------------
                                           WITHIN 1                OVER 5    NONINTEREST
                                             YEAR     1-5 YEARS    YEARS       BEARING       TOTAL
                                          ---------  ----------  --------  -------------  ---------
                                                       (DOLLARS IN MILLIONS)
INTEREST-EARNING ASSETS:
Securities held to maturity,
 interest-bearing deposits in other
 banks and short-term investment
 securities (1)(2) ......................   $    29    $    --      $ --           --       $    29
Securities available for sale (3)  ......       568         --        --           --           568
Mortgage-backed securities available for
 sale (3) ...............................     1,660         --        --           --         1,660
Mortgage-backed securities held to
 maturity (1)(5) ........................     1,686          2         3           --         1,691
Loans held for sale, net (3) ............       710         --        --           --           710
Loans receivable, net (1)(4) ............     9,571        740       351           --        10,662
Investment in FHLB ......................       218         --        --           --           218
                                          ---------  ----------  --------  -------------  ---------
  Total interest-earning assets  ........    14,442        742       354           --        15,538
Noninterest-earning assets ..............        --         --        --        1,271         1,271
                                          ---------  ----------  --------  -------------  ---------
                                            $14,442    $   742      $354       $1,271       $16,809
                                          =========  ==========  ========  =============  =========

INTEREST-BEARING LIABILITIES:
Deposits (6) ............................   $ 7,544    $ 1,224      $ 32           --       $ 8,800
Securities sold under agreements to
 repurchase (1) .........................     2,073         55        --           --         2,128
FHLB advances (1) .......................     3,249        671         6           --         3,926
Other borrowings (1) ....................         5         --        97           --           102
                                          ---------  ----------  --------  -------------  ---------
  Total interest-bearing liabilities  ...    12,871      1,950       135           --        14,956
Noninterest-bearing liabilities  ........        --         --        --          391           391
Stockholders' equity ....................        --         --        --        1,462         1,462
                                          ---------  ----------  --------  -------------  ---------
                                            $12,871    $ 1,950      $135       $1,853       $16,809
                                          =========  ==========  ========  =============  =========

Gap before interest rate swap agreements    $ 1,571    $(1,208)     $219                    $   582
Interest rate swap agreements ...........      (400)       400        --                         --
                                          ---------  ----------  --------                 ---------
Gap adjusted for interest rate swap
 agreements .............................   $ 1,171    $  (808)     $219                    $   582
                                          =========  ==========  ========                 =========
Cumulative gap ..........................   $ 1,171    $   363      $582                    $   582
                                          =========  ==========  ========                 =========
Gap as a percentage of total assets  ....       7.0%      (4.8)%     1.3%                       3.5%
                                          =========  ==========  ========                 =========
Cumulative gap as a percentage of total
 assets .................................       7.0%       2.2%      3.5%                       3.5%
                                          =========  ==========  ========                 =========




------------


   (1) Based upon (a) contractual maturity, (b) instrument repricing date, if applicable, and (c) projected repayments and prepayments of principal, if applicable. Prepayments were estimated generally by using the prepayment rates forecast by various large brokerage firms as of September 30, 1996. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from prepayment estimates.


   (2) Consists of $4 million of securities held to maturity, $24 million of interest-bearing deposits in other banks and $1 million of short-term investment securities.


   (3) As securities available for sale may be sold within one year, they are considered to be maturing within one year. Loans held for sale at September 30, 1996 were funded under either (i) forward commitments to sell such loans or (ii) pre-existing purchase commitments to various housing bond programs and the California Public Employees Retirement System and, accordingly, are expected to be sold within one year.


   (4) Excludes allowance for loan losses of $244 million and nonaccrual loans of $160 million.

   (5) Excludes underlying loans on nonaccrual status of $9 million.

   (6) Fixed rate deposits and deposits with a fixed pricing interval are reflected as maturing in the year of contractual maturity or first repricing date. Money market deposit accounts, demand deposit accounts and passbook accounts are reflected as maturing within one year.

   At September 30, 1996, interest-earning assets of First Nationwide exceeded interest-bearing liabilities by approximately $582 million. At December 31, 1995, interest-earning assets of First

Nationwide exceeded interest-bearing liabilities by approximately $332 million. The change in the cumulative gap between the two periods is due principally to the SFFed and Home Federal Acquisitions and the Branch Sales.


   The maturity/rate sensitivity analysis is a static view of the balance sheet with assets and liabilities grouped into certain defined time periods, and thus only partially depicts the dynamics of the Bank's sensitivity to interest rate changes. Being at a point in time, this analysis may not fully describe the complexity of relationships between product features and pricing, market rates and future management of the balance sheet mix. The Bank utilizes computer modeling, under various interest rate scenarios, to provide a dynamic view of the effects of the changes in rates, spreads, and yield curve shifts on net interest income.

   The Bank's risk management policies are established by the Asset/Liability Management Committee ("ALCO") of the Bank. ALCO meets monthly to formulate the Bank's investment and risk management strategies. The basic responsibilities of ALCO include management of net interest income and market value of portfolio equity to measure the stability of earnings, management of liquidity to provide adequate funding, and the establishment of asset product priorities by formulating performance evaluation criteria, risk evaluation techniques and a system to standardize the analysis and reporting of originations, competitive trends, profitability and risk. On a quarterly basis, the Board of Directors of the Bank is apprised of ALCO strategies adopted and their impact on operations. At least annually, the Board of Directors of the Bank reviews the Bank's interest rate risk management policy statements.


   On November 15, 1995, the FASB issued the Special Report. On December 29, 1995, First Nationwide reclassified substantially all of its securities and mortgage-backed securities from held to maturity to available for sale. The impact on the gap schedule of reclassifying securities from the held-to-maturity portfolio to the available-for-sale portfolio was to shorten the maturity and interest rate sensitivity of such assets. See "--General--Accounting Changes."

LIQUIDITY

   The standard measure of liquidity in the savings industry is the ratio of cash and short-term U.S. government and other specified securities to deposits and borrowings due within one year. The OTS has currently established a minimum liquidity ratio requirement of 5.00%. First
Nationwide's liquidity ratio was 5.31% and 5.46% at September 30, 1996 and December 31, 1995, respectively.


   The Bank's funds are obtained from the repayment and maturities of loans and mortgage-backed securities, customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances and other secured and unsecured borrowings.

   A major source of the Bank's funding is expected to be its retail deposit branch network, which management believes will be sufficient to meet its long-term liquidity needs. The ability of the Bank to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Bank also obtains funds from the repayment and maturities of loans and mortgage-backed securities, while additional funds can be obtained from a variety of sources including customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

   The Bank's primary uses of funds are the origination or purchase of loans, the funding of maturing certificates of deposit, demand deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending September 30, 1997 total $4.6 billion. The Bank may renew these certificates, attract new replacement deposits, replace such funds with other borrowings, or it may elect to reduce the size of the balance sheet. In addition, at September 30, 1996, First Nationwide had FHLB advances and other borrowings of $4.6 billion maturing within twelve months. The Bank may elect to pay off such debt or to replace such borrowings with additional FHLB advances or other borrowings at prevailing rates.

    During 1994, First Nationwide issued 3,007,300 shares of the 11 1/2% Preferred Stock. Cash dividends on the 11 1/2% Preferred Stock are noncumulative and are payable at an annual rate of 11-1/2% if, when, and as declared by the Board of Directors of the Bank. The payment of dividends by the Bank is subject to certain federal laws applicable to savings associations. Dividends on the 11 1/2% Preferred Stock totalling $25.9 million were declared and paid during the nine months ended September 30, 1996.

   During 1995, the FSLIC/RF purchased substantially all remaining Covered Assets at the fair market value of such assets in the FDIC Purchase. Any losses sustained by First Nationwide from this directed purchase were reimbursed under the Capital Loss Provision of the Assistance Agreement. See "Business--Other Activities--The Assistance Agreement." Proceeds from this transaction were reinvested in the normal course of business. As a result of the FDIC Purchase, First Nationwide's reliance on dispositions of Covered Assets as a source of funds has been eliminated.

   In the FN Acquisition, First Nationwide assumed $92.1 million of Old FNB's Subordinated Debentures which have an annual interest rate of 10% and an annual interest cost of $9.2 million. In the SFFed Acquisition, First Nationwide assumed $50 million of the SFFed Notes which have an annual interest rate of 11.20%. On September 12, 1996, First Nationwide repurchased $44 million aggregate principal amount of the SFFed Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. The $6.0 million of SFFed Notes that remain outstanding have an annual interest cost of $0.7 million.


   The Bank anticipates the cash flow from assets as well as other sources of funds will provide adequate liquidity in the future. In addition to cash and cash equivalents of $144.3 million at September 30, 1996, First Nationwide has substantial additional borrowing capacity with the FHLB and other sources. During 1996, First Nationwide used existing cash and the proceeds from borrowings under reverse repurchase agreements and advances from the FHLB to finance the Branch Sales and the SFFed and Home Federal Acquisitions.


   The primary sources of funds in the first nine months of 1996 were sales of loans held for sale, net of originations, of $471.2 million, repayments of mortgage backed securities totalling $720.3 million, a net decrease in loans receivable of $1.3 billion, and additional borrowings and securities sold under agreements to repurchase of $7.2 billion. The primary uses of funds were the $4.6 billion funding of the Branch Sales, principal payments on borrowings of $5.2 billion, net cash paid for the SFFed and Home Federal Acquisitions and the LMUSA 1996 Purchase of $52.4 million and dividends paid of $254.2 million.

   Net cash provided by investing activities for the year ended December 31, 1995 totalled $1.7 billion, an increase of $1.7 billion from the year ended December 31, 1994. Cash flows provided by investing activities included $272 million from the FDIC Purchase and other dispositions of the Covered Assets, principal payments on mortgage-backed securities totalling $571 million and proceeds from maturities of securities of $344 million. Proceeds from sales of loans receivable, including loans sold to Granite pursuant to the Put Agreement of $199.5 million, totalled $431 million. Redemptions of FHLB stock provided $26 million, and proceeds from sales of foreclosed real estate provided $71 million. Proceeds from the Branch Purchases provided $501 million. Cash flows used in investing activities included $215 million for the Maryland Acquisition and LMUSA 1995 Purchase, purchases of securities of $158 million, purchases of $20 million in mortgage-backed securities, a net increase in loans receivable of $86 million, and purchases of office premises and equipment of $15 million.

   Net cash used in financing activities for the year ended December 31, 1995 totalled $1.2 billion. Principal payments on borrowings totalled $6.9 billion, and the net decrease in securities sold under agreements to repurchase totalled $913 million. Cash flows provided by financing activities included increases in deposits (other than the Branch Purchases) of $543 million and additional borrowings of $6.2 billion. Additionally, dividends on the 11 1/2% Preferred Stock and the Common Stock totalled $146 million.

   Net cash provided by financing activities for the year ended December 31, 1994 totalled $160 million. The issuance of the 11 1/2% Preferred Stock and the capital contribution from Holdings in connection with the FN Acquisition provided $289 million and $391 million, respectively. These funds were partially offset by an overall net decrease in borrowings and securities sold under agreements to repurchase of $435 million. Additionally, deposits decreased $84 million as Brokered Deposits were allowed to mature.

   The terms of the 11 1/2% Preferred Stock provide that the Bank may not declare or pay any full dividends with respect to any parity stock, such as the 10 5/8% Preferred Stock and the Bank Preferred Stock (if issued), unless and until the Bank has paid full dividends on the 11 1/2% Preferred Stock for the most recent dividend period. The Bank is currently in compliance with such requirement.

IMPACT OF INFLATION AND CHANGING PRICES


   Prevailing interest rates have a more significant impact on the Bank's performance than does the general level of inflation. While interest rates may bear some relationship to the general level of inflation (particularly in the long run), over short periods of time interest rates may not necessarily move in the same direction or change in the same magnitude as the general level of inflation. As a result, the business of the Bank is generally not affected by inflation in the short run, but may be affected by inflation in the long run.


NON-PERFORMING ASSETS AND IMPAIRED LOANS

   Pursuant to SFAS No. 114, as amended by SFAS No. 118, effective January 1, 1995, loans collectively reviewed for impairment by First Nationwide include all single family loans and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process. The adoption of SFAS No. 114, as amended by SFAS No. 118, had no material impact on First Nationwide's consolidated financial statements as First Nationwide's existing policy of measuring loan impairment was consistent with methods prescribed in these standards. See "--General--Accounting Changes."


   The Bank considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, the Bank considers large non-homogeneous loans including nonaccrual loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high LTV ratios, low debt-coverage ratios, or other indications that the borrowers are experiencing increased levels of financial difficulty. The Bank bases the measurement of collateral-dependent impaired loans, which represents substantially all of the Bank's loan portfolio, on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.


   At September 30, 1996, the carrying value of loans that are considered to be impaired totalled $136.2 million (of which $31.4 million were on non-accrual status). The average recorded investment in impaired loans during the nine months ended September 30, 1996 was approximately $136.9 million. For the nine months ended September 30, 1996, First Nationwide recognized interest income on those impaired loans of $12.3 million, which included $0.3 million of interest income recognized using the cash basis method of income recognition.

    The following table presents the amounts, net of specific allowances for losses and purchase accounting adjustments, of First Nationwide's nonaccrual loans, foreclosed real estate, troubled debt restructurings, and impaired loans as of the dates indicated. These categories are not mutually exclusive; certain loans are included in more than one classification.

                                                    SEPTEMBER 30, 1996                              DECEMBER 31, 1995
                                     --------------------------------------------  ----------------------------------------------
                                       NONACCRUAL      IMPAIRED    RESTRUCTURED      NONACCRUAL     IMPAIRED       RESTRUCTURED
                                     --------------  ------------  --------------  -------------  ------------   ----------------
                                                                            (IN MILLIONS)
Real Estate:
  1-4 unit residential .............       $134           $ --          $  4             $136          $ --          $  8
  5+ unit residential ..............         19             66            66               23            73           147
  Commercial and other .............         13             70            63                9            52            79
  Land .............................         --             --            --               --            --            --
  Construction .....................         --             --            --               --            --            --
                                     --------------  ------------  --------------  -------------  ------------   ----------------
    Total real estate ..............        166            136           133              168           125           234
Non-real estate ....................          3             --            --               13            --            --
                                     --------------  ------------  --------------  -------------  ------------   ----------------
    Total loans, net ...............       $169           $136(b)       $133(c)           171          $125(b)       $234(c)
                                                                                                  ============   ================
Foreclosed real estate, net  .......         59                                            49
                                     --------------                                -------------
    Total non-performing assets  ...       $228(a)                                       $220
                                     ==============                                =============


------------

   (a) Includes loans securitized with recourse on nonaccrual status of $9 million.

   (b) Includes loans on nonaccrual status of $31.4 million and $29.6 million at September 30, 1996 and December 31, 1995, respectively, and loans classified as troubled debt restructurings of $28.4 million and $31.9 million at September 30, 1996 and December 31, 1995, respectively.

   (c) Includes nonaccrual loans of $3.4 million and $1.2 million at September 30, 1996 and December 31, 1995, respectively. At September 30, 1996, $2.4 million of these nonaccrual, troubled debt restructurings were also considered impaired. The decrease from $234 million at December 31, 1995 to $133 million at September 30, 1996 is due to loans which have been performing under the restructured terms for greater than twelve months which then cease to be reported as "restructured."

   There were no accruing loans contractually past due 90 days or more at September 30, 1996 or December 31, 1995.


   Non-performing assets at September 30, 1996 include $49.3 million of non-performing loans and $19.2 million of foreclosed real estate which were acquired in the SFFed and Home Federal Acquisitions. Foreclosed real estate also includes $6.0 million of single-family foreclosed real estate acquired in the LMUSA 1996 Purchase that is covered for loss under the indemnification provisions of the related contract, provided such real estate is sold prior to January 31, 1997. The decrease in the percentage of First Nationwide's non-performing assets to total assets was due to the level of First Nationwide's non-performing assets remaining relatively constant while the total assets significantly increased over such time period. During the nine months ended September 30, 1996, $41.9 million of assets were sold to Granite under the Put Agreement, leaving a remaining available balance under the Put Agreement of $70.5 million, which First Nationwide fully utilized on December 5, 1996. Of the $228 million in non-performing assets at September 30, 1996, approximately $17.3 million were eligible to be sold to Granite pursuant to the Put Agreement.


   First Nationwide's non-performing assets, consisting of nonaccrual loans, net of specific allowances for loan losses and purchase accounting adjustments, and foreclosed real estate, net, increased slightly to $220 million at December 31, 1995, compared with $218 million at December 31, 1994. Non-performing assets as a percentage of the Bank's total assets increased slightly to 1.50% at December 31, 1995, from 1.49% of total assets at December 31, 1994. First Nationwide's non-performing assets increased slightly to $228 million at September 30, 1996, but decreased as a percentage of First Nationwide's total assets at September 30, 1996 to 1.36% from 1.50% at December 31, 1995.


   The Bank continuously manages its credit risk by assessing the current and estimated future performance of the real estate markets in which it operates. The Bank continues to place a high degree of emphasis on the management of its asset portfolio. The Bank has three distinct asset management functions: performing loan asset management, problem loan asset management and credit review. Each of these three functions is charged with the responsibility of reducing the risk profile within the residential, commercial and multi-family asset portfolios by applying asset management and risk evaluation techniques that are consistent with the Bank's portfolio management strategy and regulatory requirements. In addition to these asset management functions, the Bank has a specialized credit risk management group that is charged with development of credit policies and performing credit risk analyses for all asset portfolios.


   The following table presents non-performing real estate assets by geographic region of the country as of September 30, 1996:

                                                    TOTAL
                  NONACCRUAL      FORECLOSED    NON-PERFORMING
                  REAL ESTATE    REAL ESTATE,    REAL ESTATE      GEOGRAPHIC
     REGION      LOANS, NET(2)      NET(2)          ASSETS       CONCENTRATION
                -------------  --------------  --------------  ---------------
                                     (DOLLARS IN MILLIONS)
 Northeast(1)        $ 37            $12             $ 49            21.71%
 California  ..        99             42              141            62.83
 Other regions         30              5               35            15.46
                -------------  --------------  --------------  ---------------
  Total .......      $166            $59             $225           100.00%
                =============  ==============  ==============  ===============

------------

   (1) Includes Connecticut, Massachusetts, Maine, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

   (2) Net of purchase accounting adjustments and specific allowances for losses.

   The level of non-performing assets is directly affected by economic conditions throughout the country. The following table indicates nonaccrual real estate loans, net of purchase accounting adjustments, by collateral type and state concentration as of December 31, 1995:

                         1-4 UNIT              5+ UNIT        COMMERCIAL
                        RESIDENTIAL          RESIDENTIAL      AND OTHER
                   -------------------  -------------------  ----------
       STATE         VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE
-----------------  ----------  -------  ----------  -------  ----------
                                   (DOLLARS IN MILLIONS)
California .......     $ 53       $ 4       $10        $ 1       $ 7
New York .........       27         2         1          1        --
Ohio .............        3         2         2          4        --
Hawaii ...........       10         1        --         --        --
New Jersey .......        7         2        --         --        --
Illinois .........        2         1        --          3         1
Florida ..........        2         3        --         --         1
Pennsylvania .....        2        --        --          1        --
Connecticut ......        2        --        --         --        --
Massachusetts  ...        1         1        --         --        --
Other states (1)          8         3        --         --        --
                   ----------  -------  ----------  -------  ----------
  Total ..........     $117       $19       $13        $10       $ 9
                   ==========  =======  ==========  =======  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                     TOTAL
                  NONACCRUAL
                     REAL
                    ESTATE       % OF
       STATE         LOANS       TOTAL       FIXED
-----------------  -------  -------------  --------

California .......    $ --       $ 75         44.64%
New York .........     --          31         18.45
Ohio .............     --          11          6.55
Hawaii ...........     --          11          6.55
New Jersey .......     --           9          5.36
Illinois .........     --           7          4.17
Florida ..........     --           6          3.57
Pennsylvania .....     --           3          1.79
Connecticut ......     --           2          1.19
Massachusetts  ...     --           2          1.19
Other states (1)       --          11          6.54
                   -------  -------------  --------
  Total ..........    $--        $168        100.00%
                   =======  =============  ========

------------

   (1) There are 27 states, Puerto Rico, and the District of Columbia, of which no one state had nonaccrual loans in excess of 1% of the total.

   At September 30, 1996, First Nationwide's largest non-performing asset was approximately $3.6 million, and it had seven non-performing assets over $2 million in size with balances averaging approximately $2.8 million. First Nationwide has 1,873 non-performing assets below $2 million in size, including 1,783 non-performing 1-4 unit residential assets.

    The following table indicates outstanding balances of troubled debt restructured loans, net of purchase accounting adjustments, by collateral type, interest rate type and state concentration as of December 31, 1995:

                         1-4 UNIT              5+ UNIT        COMMERCIAL
                        RESIDENTIAL          RESIDENTIAL      AND OTHER
                   -------------------  -------------------  ----------
       STATE         VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE
-----------------  ----------  -------  ----------  -------  ----------
                                   (DOLLARS IN MILLIONS)
California .......     $ 1        $ 5       $29        $ 5       $19
New York .........      --          1         3         35        --
New Jersey .......      --         --        16          2        --
Pennsylvania .....      --         --        17          1        --
Florida ..........      --         --         4          1         8
Missouri .........      --         --         1          3         5
Georgia ..........      --         --        --          6        --
Texas ............      --         --         2          4        --
Other states (1)        --          1         4         14         1
                   ----------  -------  ----------  -------  ----------
  Total ..........     $ 1        $ 7       $76        $71       $33
                   ==========  =======  ==========  =======  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                     TOTAL
                   TROUBLED
                     DEBT         % OF
       STATE     RESTRUCTURED    TOTAL        FIXED
-----------------  -------     -----------  --------

California .......    $23         $ 82         35.04%
New York .........     22           61         26.07
New Jersey .......     --           18          7.69
Pennsylvania .....     --           18          7.69
Florida ..........     --           13          5.56
Missouri .........     --            9          3.85
Georgia ..........     --            6          2.56
Texas ............     --            6          2.56
Other states (1)        1           21          8.98
                   -------     -----------  --------
  Total ..........    $46         $234        100.00%
                   =======     ===========  ========

------------

   (1) There are 12 states of which no one state had troubled debt restructured loans in excess of 2% of the total.

   The following table indicates outstanding balances of impaired loans, net of purchase accounting adjustments, by collateral type, interest rate type and state concentration as of December 31, 1995:

                          5+ UNIT            COMMERCIAL
                        RESIDENTIAL           AND OTHER         TOTAL       % OF
                   -------------------  -------------------    IMPAIRED    TOTAL
                     VARIABLE    FIXED    VARIABLE    FIXED   ----------  -------
       STATE                            (DOLLARS IN MILLIONS)
-----------------
California .......     $29        $ 3       $38        $10       $ 80       64.00%
New York .........       4         12         1         --         17       13.60
Georgia ..........      --          6        --         --          6        4.80
Ohio .............       2          4        --         --          6        4.80
Arizona ..........       1          3        --         --          4        3.20
Illinois .........      --          4         1         --          5        4.00
Other states (1)         2          3         1          1          7        5.60
                   ----------  -------  ----------  -------  ----------  --------
  Total ..........     $38        $35       $41        $11       $125      100.00%
                   ==========  =======  ==========  =======  ==========  ========

------------

   (1) There are 8 states of which no one state had impaired loans in excess of 1.5% of the total.

    A summary of the activity in the allowance for loan losses by loan type is as follows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996:

                                                          5+ UNIT
                                                        RESIDENTIAL
                                          1-4 UNIT     AND COMMERCIAL   CONSUMER
                                         RESIDENTIAL    REAL ESTATE     AND OTHER    TOTAL
                                       -------------  --------------  -----------  --------
                                                       (DOLLARS IN MILLIONS)
Balance -- December 31, 1994 .........      $ 111          $   83        $    9      $  203
  Provision for loan losses ..........         31               3             3          37
  Charge-offs ........................        (27)             (1)           (5)        (33)
  Recoveries .........................          1              --             2           3
                                       -------------  --------------  -----------  --------
Balance -- December 31, 1995 .........      $ 116          $   85        $    9      $  210
                                       -------------  --------------  -----------  --------
  Purchases/acquisitions .............         12              32             1          45
  Provision for loan losses ..........         25               2             3          30
  Charge-offs ........................        (36)             (3)           (5)        (44)
  Recoveries .........................          2              --             1           3
                                       -------------  --------------  -----------  --------
Balance -- September 30, 1996  .......      $ 119          $  116        $    9      $  244
                                       =============  ==============  ===========  ========
Ratio of allowance for loan losses to
 non-performing loans:
   December 31, 1994 .................       83.5%          188.6%        225.0%      112.2%
                                       =============  ==============  ===========  ========
   December 31, 1995 .................       85.3%          265.6%        300.0%      122.8%
                                       =============  ==============  ===========  ========
   September 30, 1996 ................       88.8%          362.5%        300.0%      144.4%
                                       =============  ==============  ===========  ========

   For additional discussion on the non-performing assets of First Nationwide, see "Business--Non-performing Assets."

MORTGAGE BANKING OPERATIONS

   First Nationwide, through FNMC, has significantly expanded and enhanced the efficiency of its mortgage banking operations. With the consummation of the LMUSA 1996 Purchase on January 31, 1996 and the acquisition of the single-family loan servicing portfolio in the SFFed and Home Federal Acquisitions, other acquisitions and the originated servicing, the single-family residential loans serviced for others totalled $42.7 billion at September 30, 1996, an increase of $15.7 billion from December 31, 1995. During the first three quarters of 1996, First Nationwide, through FNMC, originated and sold (generally with servicing retained) single-family residential loans totalling approximately $3.6 billion and $3.8 billion, respectively. Gross revenues from mortgage loan servicing activities for the first three quarters of 1996 total $155.5 million, an increase of $89.4 million from the nine months ended September 30, 1995.

   In accounting for its mortgage loan sales prior to April, 1995, a gain or loss was recognized by First Nationwide based on the sum of three components:
(i) the difference between the cash proceeds of the loan sales and the carrying value of the loans; (ii) the "excess servicing," if any; less (iii) provisions for estimated losses to be incurred from limited recourse obligations, if any. Excess servicing results in a capitalized asset that is amortized as an offset to servicing fee income using the interest method over the estimated remaining lives of the loans sold.

   Effective April 1, 1995, First Nationwide adopted SFAS No. 122, which requires that, when a mortgage loan is sold and servicing rights are retained, a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing rights based on its fair market value. This cost of originating the loan is capitalized and amortized as an offset to servicing fee income using the interest method over the estimated remaining lives of the loans sold. The net gains on sales of single-family mortgage loans during the nine months ended September 30, 1996 totalled $5.5 million and included amounts related to the capitalization of originated and excess mortgage servicing rights of $55.0 million.

    The following is a summary of activity in mortgage servicing rights purchased ("Purchased"), originated ("Originated") and excess servicing fees receivable ("Excess") for the nine months ended September 30, 1996 (in thousands):

                                 PURCHASED    ORIGINATED    EXCESS     TOTAL
                               -----------  ------------  --------  ----------
Balance at December 31, 1995     $223,749      $16,370      $1,236    $241,355
  Additions ..................    175,823       52,121       2,852     230,796
  Amortization ...............    (62,058)      (2,980)       (444)    (65,482)
  Impairment .................         --           --          --          --
                               -----------  ------------  --------  ----------
Balance at September 30, 1996    $337,514      $65,511      $3,644    $406,669
                               ===========  ============  ========  ==========


   Capitalized mortgage servicing rights are amortized over the period of estimated future net servicing income. No allowance for loss due to impairment of mortgage servicing rights was necessary at September 30, 1996.

CAPITAL RESOURCES


   OTS capital regulations require savings banks to satisfy three minimum capital requirements: tangible capital, core capital and risk-based capital. In general, an institution's tangible capital, which must be at least 1.5% of adjusted total assets, is the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interest in equity accounts of fully consolidated subsidiaries, less disallowed intangibles. An institution's ratio of core capital to adjusted total assets (the "leverage capital ratio") must be at least 3%. Core capital generally is the sum of tangible capital plus certain other qualifying intangibles. Under the risk-based capital requirement, a savings bank must have total capital (core capital plus supplementary capital) equal to at least 8% of risk-weighted assets (which equals assets plus the credit risk equivalent of certain off-balance sheet items, each multiplied by the appropriate risk weight). Supplementary capital, which may not exceed 100% of core capital for purposes of the risk-based requirements, includes, among other things, certain permanent capital instruments such as qualifying cumulative perpetual preferred stock, as well as some forms of term capital instruments, such as qualifying subordinated debt. These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, depending upon their particular circumstances. The Bank is not subject to any such individual minimum regulatory capital requirement. These capital requirements are applicable to the Bank but not to Holdings. See "Regulation--Regulation of Federal Savings Banks--Regulatory Capital Requirements."

    At September 30, 1996, First Nationwide's regulatory capital levels exceeded the minimum regulatory capital requirements, with tangible, core and risk-based capital ratios of 6.71%, 6.71% and 12.93%, respectively. The following is a reconciliation of First Nationwide's stockholders' equity to regulatory capital as of September 30, 1996:

                                                                TANGIBLE     CORE      RISK-BASED
                                                                CAPITAL     CAPITAL     CAPITAL
                                                               ----------  ---------  ------------
                                                                       (DOLLARS IN MILLIONS)
Stockholders' equity of First Nationwide .....................    $1,462     $1,462       $1,462
Unrealized holding gain on securities available for sale, net        (35)       (35)         (35)
Non-qualifying loan-servicing rights .........................       (41)       (41)         (41)
Non-allowable capital:
  Intangible assets ..........................................      (145)      (145)        (145)
  Investment in subsidiaries .................................        (8)        (8)          (8)
Excess deferred tax assets ...................................      (125)      (125)        (125)
Supplemental capital:
  Qualifying subordinated debt debentures ....................        --         --           90
  General loan loss reserves .................................        --         --          129
Assets required to be deducted:
  Land loans with more than 80% LTV ratio ....................        --         --           (2)
                                                               ----------  ---------  ------------
Regulatory capital of First Nationwide .......................     1,108      1,108        1,325
Minimum regulatory capital requirement .......................       248        495          820
                                                               ----------  ---------  ------------
Excess above minimum capital requirement .....................    $  860     $  613       $  505
                                                               ==========  =========  ============

                                             TANGIBLE    LEVERAGE    RISK-BASED
                                             CAPITAL     CAPITAL      CAPITAL
                                              RATIO       RATIO        RATIO
                                           ----------  ----------  ------------
Regulatory capital of First Nationwide  ..     6.71%       6.71%       12.93%
Minimum regulatory capital requirement  ..     1.50        3.00         8.00
                                           ----------  ----------  ------------
Excess above minimum capital requirement       5.21%       3.71%        4.93%
                                           ==========  ==========  ============


   The amount of adjusted total assets used for the tangible and leverage capital ratios is $16.5 billion. Risk-weighted assets used for the risk-based capital ratio amounted to $10.3 billion.


   The Bank is also subject to the provisions of the FDICIA, which, among other things, define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it is generally placed in receivership or conservatorship within 90 days.


   At September 30, 1996, First Nationwide's leverage capital, Tier 1 (core capital) risk-based and total risk-based capital ratios were sufficient for it to be considered "well capitalized":

                                                                 RISK-BASED
                                                         -------------------------
                                           CORE CAPITAL    TIER 1    TOTAL CAPITAL
                                         --------------  --------  ---------------
Regulatory capital of First Nationwide         6.71%       10.81%        12.93%
Well capitalized ratio .................       5.00         6.00         10.00
                                         --------------  --------  ---------------
Excess above well capitalized ratio  ...       1.71%        4.81%         2.93%
                                         ==============  ========  ===============



   Management expects that the Bank will remain a "well capitalized" institution after consummation of the Cal Fed Acquisition.

    OTS capital regulations allow a savings bank to include a net deferred tax asset under SFAS No. 109 in regulatory capital, subject to certain limitations. To the extent that the realization of a deferred tax asset depends on a savings bank's future taxable income, such deferred tax asset is limited for regulatory capital purposes to the lesser of the amount that can be realized within one year or 10 percent of core capital. As of December 31, 1994, First Nationwide recorded a valuation adjustment for 100% of First Nationwide's net deferred tax asset because First Nationwide believed at that time, it was not more likely than not that such deferred tax assets would be realized.


   Based on a favorable earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment about the realizability of First Nationwide's net deferred tax assets and recognized a deferred tax benefit of $69 million in the fourth quarter of 1995, and an additional $125 million in the second quarter of 1996. The net tax benefit of $69 million was determined based upon the amount of taxable income that may be realized within one year. This amount does not exceed 10 percent of core capital and therefore is allowed without limitation under OTS capital regulations. The additional $125 million net tax benefit recorded in the second quarter of 1996 was determined based upon the amount of taxable income that may be realized in periods beyond one year. Accordingly, such amount has been excluded from regulatory capital at September 30, 1996.

CALIFORNIA FEDERAL

OVERVIEW

   California Federal maintained 118 full service branches in California and Nevada and was one of the largest savings associations in the United States with assets of $14.1 billion at September 30, 1996 and $14.3 billion at December 31, 1995. California Federal offered a broad range of consumer financial services including demand and term deposits, mortgage, consumer and small business loans, and insurance and investment products.

   During the third quarter of 1996, federal legislation was enacted, which, among other things, will fund the SAIF through the Special SAIF Assessment for SAIF members, such as California Federal. The Special SAIF Assessment was based on California Federal's deposits as of March 31, 1995 at an assessment rate of 65.7 basis points. During the third quarter of 1996, California Federal accrued $58.1 million for the Special SAIF Assessment. The Special SAIF Assessment was paid on November 27, 1996.

   During the 1995 fourth quarter, California Federal obtained regulatory and shareholder approval to reorganize into a holding company structure, which will provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Cal Fed common stock. Consequently, California Federal became a wholly-owned subsidiary of Cal Fed.

    The following is a summary of California Federal's financial highlights for the periods indicated:


                                                                       FOR THE NINE MONTHS
                                                                       ENDED SEPTEMBER 30,
                                                                      --------------------
                                                                         1996       1995
                                                                      ---------  ---------
                                                                           (DOLLARS IN
                                                                            MILLIONS,
                                                                         EXCEPT PER SHARE
                                                                              DATE)
Net interest income before provision for loan losses ................  $  260.0   $  229.1
Provisions for losses on loans and operations of real estate held
 for sale ...........................................................      38.8       31.8
General and administrative expenses .................................     173.9      179.2
(Loss) earnings available for common shareholder ....................      32.1       49.1
Loan originations ...................................................   1,562.7    1,379.8
Loan purchases ......................................................     628.5      408.5
Net interest rate spread ............................................      2.19%      1.94%
Net interest rate margin ............................................      2.48%      2.19%
General and administrative expenses as a percentage of average
 assets (annualized)(A), (B) ........................................      1.65%      1.68%
Operating efficiency ratio(B) .......................................     56.26%     65.28%
Return on average assets (annualized)(A) ............................      0.59%      0.64%
Return on average equity (annualized)(A), (C) .......................      9.86%     10.93%

------------

   (A) Annualized ratios are based upon results for the quarter and nine months ended September 30. Results may vary from quarter to quarter and for the year.

   (B) The computation excludes the $58.1 million Special SAIF Assessment.

   (C) Average equity includes preferred stock of subsidiary totalling $172.5 million and $266.0 million at September 30, 1996 and 1995, respectively.

   For the nine months ended September 30, 1996 earnings available to common shareholder were $32.1 million compared to $49.1 million for the same period of 1995. The loss before dividends on preferred stock of subsidiary for the quarter ended September 30, 1996 was primarily attributable to the $58.1 million accrual for the Special SAIF Assessment.

   Net interest income for the nine months ended September 30, 1996 was $260.0 million compared to $229.1 million for the same period of 1995. The increase in the level of net interest income is the result of an improvement in California Federal's net interest rate spread. The improvement in California Federal's net interest rate spread for the nine months ended September 30, 1996 compared to the same period of 1995 resulted primarily from a decrease in the cost of interest bearing liabilities.

    The following is a summary of California Federal's financial highlights for the periods indicated:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                       --------------------------------
                                                          1995        1994       1993
                                                       ---------  ----------  ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER
                                                                  SHARE DATA)
Net interest income ..................................  $  311.9    $  341.6   $  402.0
Provisions for losses on loans and operations of real
 estate held for sale ................................      39.8       120.8      281.8
General and administrative expenses ..................     241.9       290.3      323.3
Net earnings (loss) ..................................      93.6      (423.1)    (145.5)
Primary net earnings (loss) per common share  ........      1.36      (10.10)     (5.98)
Fully-diluted net earnings (loss) per common share  ..      1.36      (10.10)     (5.98)
Loan originations ....................................   1,768.4     2,545.3    2,827.5
Loan purchases .......................................     578.2       229.2      115.0
Interest rate spread .................................      2.00%       2.23%      2.62%
Net interest margin ..................................      2.23%       2.34%      2.59%
General and administrative expenses as a percentage
 of average assets ...................................      1.70%       1.97%      1.99%
Return on average assets .............................      0.66%      (2.87)%    (0.89)%
Return on average equity .............................     11.10%     (50.10)%   (15.88)%

   California Federal's net earnings of $93.6 million, or $1.36 per common share for the year ended December 31, 1995 represented a $516.7 million increase from the net loss for 1994. The 1994 net loss included certain nonrecurring items: (i) a $135.0 million net gain from the sale of California Federal's Southeast Division (as defined herein), (ii) a $273.7 million charge for the effect of a change in accounting for goodwill and (iii) a $274.8 million loss on assets held for accelerated disposition.

   The improvement in operations for 1995 compared to 1994 resulted primarily from decreases in provisions for loan losses, lower general and administrative expenses and improvements in real estate operations. Provisions for loan losses for the year ended December 31, 1995 were $31.8 million, a 57.5% decrease from 1994. Further, general and administrative expenses for 1995 were $241.9 million, a 16.7% decrease from 1994. The reduction in general and administrative expenses reflects the sale of California Federal's Southeast Division in 1994 and cost containment measures implemented in California Federal's California operations during 1994 and 1995. Real estate operations were positively affected by a reduction in the volume of real estate held for sale and a reduced need for allowances for losses on real estate held for sale.

   During 1995, California Federal sold $952.2 million of U.S. Treasury securities, that had been designated as available for sale, and realized a gain of $6.9 million. California Federal reinvested the proceeds from the sale of the securities into short-term liquid investments. Due to the small yield differential between short-term and medium-term instruments, the near term impact to California Federal's net interest income is not expected to be material.

   During 1994, California Federal successfully completed a number of strategic initiatives. Those initiatives included (i) the raising of $347.5 million of new equity capital through the issuance of preferred and common stock, (ii) the accelerated disposition of $1.3 billion of non-performing assets ("NPA's") and certain performing loans with higher risk profiles than California Federal wished to retain in its portfolio (the "1994 Bulk Sales"),
(iii) the sale of 43 depository branches located in Florida and 1 branch in Georgia (the "Southeast Division") and (iv) the reduction in operating costs in California Federal's California operations. California Federal realized a net gain of $135.0 million from the sale of the Southeast Division during the third quarter of 1994.

   In 1994, California Federal recorded a $273.7 million charge to earnings from the application of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions to California Federal's acquisitions initiated prior to September 30, 1982. The cumulative effect of the retroactive application of SFAS No. 72 resulted in the acceleration of California Federal's goodwill amortization arising from

California Federal's thrift institution acquisitions initiated prior to September 30, 1982, to the extent that $273.7 million of remaining unamortized goodwill was eliminated effective January 1, 1994.

   The 1994 strategic initiatives and the change in accounting for goodwill are the primary reasons for the material changes in California Federal's operating results between 1993, 1994 and 1995.

   The following table presents the primary composition of California Federal's gross income for the periods presented:






                                   FOR THE NINE MONTHS
                                   ENDED SEPTEMBER 30,
                        --------------------------------------
                                1996                1995
                        ------------------  ------------------
                            (DOLLARS IN MILLIONS)
Total interest income     $761.6     92.5%    $747.6     93.7%
Total other income  ...     61.9      7.5       50.3      6.3
                        --------  --------  --------  --------
  Total gross income  .   $823.5    100.0%    $797.9    100.0%
                        ========  ========  ========  ========




                    (RESTUBBED TABLE CONTINUED FROM ABOVE)




                                         FOR THE YEAR ENDED DECEMBER 31,
                        ----------------------------------------------------------------
                                 1995                  1994                  1993
                        --------------------  --------------------  --------------------

Total interest income      $1,008.0     94.1%    $  908.1     81.9%    $1,013.9     93.5%
Total other income  ...        63.5      5.9        201.2     18.1         70.2      6.5
                         ----------  --------  ----------  --------  ----------  -------
  Total gross income  .    $1,071.5    100.0%    $1,109.3    100.0%    $1,084.1    100.0%
                         ==========  ========  ==========  ========  ==========  =======



   California Federal's gross income is primarily derived from interest earned on loans, mortgage-backed securities, investment securities and other assets that earn interest ("interest earning assets"). See "--Net Interest." Other income is primarily comprised of fees and gains from the sale of assets. As previously discussed, the nonrecurring gain from the sale of the Southeast Division is reflected as a component of California Federal's other income for 1994.

   The following table compares California Federal's financial condition, asset quality and capital position as of the dates indicated:



                                                         SEPTEMBER 30,    SEPTEMBER 30,
                                                             1996             1995
                                                       ---------------  ---------------
                                                             (DOLLARS IN MILLIONS,
                                                             EXCEPT PER SHARE DATA)
Total assets .........................................     $14,126.7        $14,208.9
Interest earning asets ...............................     $13,704.6        $13,645.8
Deposits .............................................     $ 8,763.6        $ 9,438.0
Borrowings ...........................................     $ 4,281.0        $ 3,712.3
Total shareholder's equity ...........................     $   804.1        $   867.3
NPA's ................................................     $   164.5        $   211.6
Non-performing loans ("NPL's") .......................     $   152.3        $   182.2
Ratio of NPA's to total assets .......................          1.16%            1.49%
Number of depository branches ........................           118              126
Shareholder's equity as a percentage of total assets            5.69%            6.10%
Tangible capital ratio ...............................          5.40%            5.80%
Core capital ratio ...................................          5.40%            5.80%
Risk-based capital ratio .............................         11.18%           12.17%
Tier 1 risk-based capital ratio ......................          9.72%           10.60%




   During the second quarter of 1996, California Federal called for redemption all of the 3,740,000 outstanding shares of its 7 3/4 percent Noncumulative Convertible Preferred Stock, Series A (the "California Federal Preferred Stock, Series A"). Except for the conversion of 18,820 shares into 23,336 shares of Cal Fed's common stock, all shares of the California Federal Preferred Stock, Series A were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share. On October 18, 1996 California Federal declared a regular quarterly dividend of $2.65625 per share on the 10 5/8% Preferred Stock.

    The following table compares California Federal's financial condition, asset quality and capital position as of the dates indicated:

                                                         DECEMBER 31,    DECEMBER 31,    DECEMBER
                                                             1995            1994        31, 1993
                                                       --------------  --------------  -----------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                           DATA)
Interest earning assets ..............................    $13,755.0       $13,520.0      $13,558.6
Total assets .........................................    $14,320.6       $14,182.4      $15,325.9
Deposits .............................................    $ 9,476.7       $ 8,360.9      $12,600.8
Borrowings ...........................................    $ 3,786.4       $ 4,818.8      $ 1,647.0
Total shareholders' equity ...........................    $   887.5       $   798.3      $   890.7
NPA's ................................................    $   231.8       $   223.1      $   805.7
Number of depository branches ........................          125             119            168
Book value per common share ..........................    $   12.63       $   10.82      $   31.93
Tangible book value per common share .................    $   12.28       $   10.82      $   20.96
Ratio of NPA's to total assets .......................         1.62%           1.57%          5.26%
Shareholder's equity as a percentage of total assets           6.20%           5.63%          5.81%
Tangible capital ratio ...............................         5.91%           5.60%          3.98%
Core capital ratio ...................................         5.91%           5.60%          4.73%
Risk-based capital ratio .............................        12.36%          12.45%          9.67%

   During 1995, California Federal acquired three branch offices and $138.6 million in deposits of Pacific Heritage Bank and six branch offices and $359.4 million in deposits of Continental Savings of America.

   During 1995, California Federal made a non-taxable distribution of its Litigation Interests to its common shareholders. The Litigation Interests represent a right to receive a portion of the net cash proceeds, if any, resulting from California Federal's pending goodwill lawsuit against the Federal government. The Litigation Interests trade on the NASDAQ Small Cap Market under the symbol "CALGZ". See "Business--First Nationwide--Other Activities--Cal Fed Contingent Litigation Recovery Participation Interests."

NET INTEREST INCOME

   Net interest income is the difference between interest income earned from interest-earning assets and interest expense paid on savings deposits and borrowings ("interest-bearing liabilities").

   For the nine months ended September 30, 1996 net interest income totaled $260.0 million compared to $229.1 million for the same period of 1995.

   Net interest income totaled $311.9 million for the year ended December 31, 1995, compared to $341.6 million and $402.0 million for 1994 and 1993, respectively. Net interest income is affected by (i) the average volume and repricing characteristics of California Federal's interest earning assets and interest bearing liabilities, (ii) the level and volatility of market interest rates and (iii) the performance of California Federal's loan portfolio and investments. Net interest income also depends upon the excess of yields earned on interest-earning assets over rates paid on interest-bearing liabilities ("interest rate spread").

    The following table presents the primary determinants of California Federal's net interest income for the periods presented:


                                         FOR THE NINE MONTHS
                                         ENDED SEPTEMBER 30,        FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------------  -------------------------------------
                                          1996         1995         1995         1994         1993
                                      -----------  -----------  -----------  -----------  -----------
                                                            (DOLLARS IN MILLIONS)
Average interest-earning assets  ....   $13,977.1    $13,964.7    $13,989.6    $14,624.5    $15,535.8
Less: Average non-performing
 loans (A) ..........................       184.1        178.0        184.3        387.4        675.1
                                      -----------  -----------  -----------  -----------  -----------
Average performing interest-earning
 assets .............................    13,793.0     13,786.7     13,805.3     14,237.1     14,860.7
Less: Average interest-bearing
 liabilities ........................    13,176.8     13,298.3     13,347.6     14,217.7     15,634.3
                                      -----------  -----------  -----------  -----------  -----------
Average performing interest-earning
 assets over (under) average
 interest-bearing liabilities  ......   $   616.2    $   488.4    $   457.7    $    19.4    $  (773.6)
                                      ===========  ===========  ===========  ===========  ===========
Yield earned on average-interest
 earning assets .....................        7.27%        7.14%        7.21%        6.21%        6.53%
Rate paid on average
 interest-bearing liabilities  ......        5.08         5.20         5.21         3.98         3.91
                                      -----------  -----------  -----------  -----------  -----------
Net interest rate spread ............        2.19%        1.94%        2.00%        2.23%        2.62%
                                      ===========  ===========  ===========  ===========  ===========
Net interest rate margin ............        2.48%        2.19%        2.23%        2.34%        2.59%
                                      ===========  ===========  ===========  ===========  ===========
Total interest income ...............   $   761.6    $   747.6    $ 1,008.0    $   908.1    $ 1,013.9
Total interest expense ..............       501.6        518.5        696.1        566.5        611.9
                                      -----------  -----------  -----------  -----------  -----------
Net interest income .................   $   260.0    $   229.1    $   311.9    $   341.6    $   402.0
                                      ===========  ===========  ===========  ===========  ===========



--------------

   (A) Average NPL's include non-accrual and restructured loans.

   As indicated in the table above, net interest income increased by $30.9 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The increase in net interest income was primarily due to an improvement in California Federal's net interest rate spread. California Federal's net interest rate spread has increased during the nine months ended September 30, 1996 compared to the same period of 1995. The improvement in California Federal's net interest rate spread is primarily due to a decline in its cost of funds. California Federal's cost of funds declined by 13 basis points for the nine months ended September 30, 1996 compared to the same period of 1995.

   Net interest income has declined since 1993 due to a decrease in the average level of interest earning assets and due to an increase in short-term interest rates that has increased California Federal's cost of funds. As indicated in the table above, net interest income decreased by $29.7 million for the year ended December 31, 1995 as compared to the same period of 1994. The decrease in net interest income was primarily due to an increase in California Federal's cost of funds. During 1994 and continuing into the first half of 1995, short-term market rates, offering rates on deposits, LIBOR rates and the Eleventh District Cost of Funds Index ("COFI") increased. The increase in rates resulted in increased costs of deposits and borrowings and to a lesser extent, increased yields on loans and investments. California Federal, and most of its competitors in its deposit markets, raised interest rates on deposits during 1994 and throughout most of 1995 in order to keep them an attractive investment vehicle for consumers relative to other investment alternatives. Additionally, a substantial amount of California Federal's borrowings bore interest that was based on the 1 month LIBOR index. Because LIBOR has increased significantly since 1993, the cost of California Federal's borrowings have also increased. During the second half of 1995 the cost of funds began to stabilize; however, the yield on California Federal's interest earning assets increased due to the lagging effect of the repricing characteristics of California Federal's adjustable rate loans and mortgage-backed securities. The lagging repricing of California Federal's adjustable rate loans and mortgage-backed securities ("MBS's") has led to an improvement in California Federal's interest rate spread at December 31, 1995 as compared to December 31, 1994.

   The majority of California Federal's loans receivable and MBS's, (approximately 83.3% of the total amount of loans receivable and MBS's) earn interest based upon the movement of COFI and the 1-year constant maturity Treasury. Changes in the COFI have historically lagged other indices and market rates. Therefore, the repricing of California Federal's loans typically lags the repricing of its deposits and borrowings. Additionally, the extent to which loans and mortgage-backed securities can reprice upward may be limited by contractual terms that restrict the frequency of repricing and periodic interest rate adjustment caps ("periodic caps").

   The following table presents information on the yields earned, rates paid and interest rate spreads for California Federal:








                                SEPTEMBER 30, 1996       SEPTEMBER 30, 1995     DECEMBER 31, 1995
                             -----------------------  -----------------------  ------------------
                                              AT THE                   AT THE    FOR THE   AT THE
                              FOR THE NINE    PERIOD   FOR THE NINE    PERIOD     YEAR      YEAR
                              MONTHS ENDED    ENDED    MONTHS ENDED    ENDED      ENDED    ENDED
                             -------------  --------  -------------  --------  --------- --------
Weighted Average Yield
 Earned:
 Loans Receivable ..........      7.76%        7.60%       7.64%        7.88%     7.71%     7.93%
 Mortgage-Backed Securities       6.71         6.78        6.59         6.92      6.66      6.93
 Repurchase Agreements(A)  .      5.51         5.56        5.60         5.87      5.97      6.01
 Other (B) .................      5.41         6.11        6.00         5.57      5.59      5.87
  Total Interest Earning
   Assets ..................      7.27         7.26        7.14         7.42      7.21      7.54
Weighted Average Rate Paid:
 Deposits ..................      4.80         4.66        4.71         4.91      4.77      4.87
 FHLB Advances(C) ..........      5.71         5.67        6.34         6.16      6.28      6.06
 Reverse Repurchase
  Agreements(D) ............      5.37         5.25        5.95         5.85      5.91      5.56
 Other Borrowings ..........      6.70        10.42        6.80         6.35      6.71      6.85
  Total Interest Bearing
   Liabilities .............      5.08         4.98        5.20         5.25      5.21      5.19
 Interest Rate Spread  .....      2.19         2.28        1.94         2.17      2.00      2.35
 Net Margin on Average
  Interest Earning Assets  .      2.48%        2.52%       2.19%        2.38%     2.23%     2.55%



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                               DECEMBER 31, 1994    DECEMBER 31, 1993
                             -------------------  -------------------
                                 FOR THE    AT THE    FOR THE    AT THE
                                  YEAR       YEAR      YEAR       YEAR
                                  ENDED     ENDED      ENDED     ENDED
                               ---------  --------  ---------  --------
Weighted Average Yield
 Earned:
 Loans Receivable ..........      6.92%      7.14%     7.22%      6.73%
 Mortgage-Backed Securities       5.61       6.08      5.59       5.41
 Repurchase Agreements(A)  .      4.26       5.70      3.21       3.15
 Other (B) .................      4.71       5.43      5.46       4.81
  Total Interest Earning
   Assets ..................      6.21       6.67      6.53       6.30
Weighted Average Rate Paid:
 Deposits ..................      3.68       4.02      3.94       3.67
 FHLB Advances(C) ..........      5.05       6.25      3.83       3.82
 Reverse Repurchase
  Agreements(D) ............      4.52       5.87      3.17       3.40
 Other Borrowings ..........      5.53       6.88      4.91       4.71
  Total Interest Bearing
   Liabilities .............      3.98       4.83      3.91       3.70
 Interest Rate Spread  .....      2.23       1.84      2.62       2.60
 Net Margin on Average
  Interest Earning Assets  .      2.34%      1.99%     2.59%      2.45%




------------
   (A) Securities purchased under agreements to resell ("repurchase agreements").

   (B) Consists of U.S. Treasury securities, short-term liquid investments and other investment securities.

   (C) Federal Home Loan Bank Advances ("FHLB advances").

   (D) Securities sold under agreements to repurchase ("reverse repurchase agreements").

    The table below presents California Federal's loans and mortgage-backed securities and the various indices which dictate their repricing:


                                 SEPTEMBER 30, 1996       SEPTEMBER  30, 1995
                            --------------------------  ------------------------
                                            MORTGAGE-                 MORTGAGE-
                                             BACKED                    BACKED
                                LOANS     SECURITIES(A)    LOANS    SECURITIES(A)
                            -----------  -------------  ---------- -------------
                                     (DOLLARS IN MILLIONS)
Adjustable Rates:
 COFI .....................   $ 5,735.1     $  979.6      $5,495.2    $1,114.6
 Treasury .................     2,712.4        877.9       2,613.7     1,138.9
 Prime rate ...............       127.2           --         147.7          --
 Other adjustable .........        24.3           --          29.6          --
                            -----------  -------------  ---------- -------------
                                8,599.0      1,857.5       8,286.2     2,253.5
                            -----------  -------------  ---------- -------------
Fixed Rates:
 Fixed ....................       559.2         49.2         573.8       256.8
 Fixed for 3-5 years
  converting to ARM .......     1,047.4        134.6         505.1          --
                            -----------  -------------  ---------- -------------
                                1,606.6        183.8       1,078.9       256.8
                            -----------  -------------  ---------- -------------
                               10,205.6      2,041.3       9,365.1     2,510.3
                            -----------  -------------  ---------- -------------
Deferred (fees) costs,
 discounts and
 other items, net .........        19.6         (0.5)          0.8        (0.4)
Allowance for loan losses        (170.1)          --        (177.6)         --
                            -----------  -------------  ---------- -------------
                              $10,055.1     $2,040.8      $9,188.3    $2,509.9
                            ===========  =============  ========== =============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                 DECEMBER 31, 1995         DECEMBER 31, 1994
                            -------------------------  ------------------------
                                           MORTGAGE-                 MORTGAGE-
                                             BACKED                    BACKED
                                LOANS      SECURITIES     LOANS      SECURITIES
                             ----------  ------------  ----------  ------------

Adjustable Rates:
 COFI .....................    $5,511.4     $1,081.4     $4,925.5     $  918.5
 Treasury .................     2,612.1      1,063.8      2,795.3      1,306.9
 Prime rate ...............       142.5           --        107.3           --
 Other adjustable .........        28.7           --        143.0         10.6
                             ----------  ------------  ----------  ------------
                               $8,294.7      2,145.2      7,971.1      2,236.0
                             ----------  ------------  ----------  ------------
Fixed Rates:
 Fixed ....................       559.4        222.0        612.5        280.3
 Fixed for 3-5 years
  converting to ARM .......       625.4           --        384.8           --
                             ----------  ------------  ----------  ------------
                                1,184.8        222.0        997.3        280.3
                             ----------  ------------  ----------  ------------
                                9,479.5      2,367.2      8,968.4      2,516.3
                             ----------  ------------  ----------  ------------
Deferred (fees) costs,
 discounts and
 other items, net .........         5.1         (0.5)        (9.5)        (2.6)
Allowance for loan losses        (181.0)          --       (211.6)          --
                             ----------  ------------  ----------  ------------
                               $9,303.6     $2,366.7     $8,747.3     $2,513.7
                             ==========  ============  ==========  ============


------------


   (A) Included in the Consolidated Statement of Financial Condition of California Federal with securities held to maturity.

   The table below lists representative rates of various indices at the dates indicated:


                          SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
         INDEX                1996             1995             1995            1994            1993
----------------------  ---------------  ---------------  --------------  --------------  --------------
COFI ..................       4.84%            5.13%            5.12%           4.37%           3.82%
30 year treasury bond         6.93             6.49             5.96            7.89            6.35
1 year treasury bill  .       5.71             5.65             5.18            7.20            3.63
6 month treasury bill         5.17             5.27             5.04            6.24            3.21
Prime rate ............       8.25             8.75             8.50            8.50            6.00
Federal funds .........       6.09             6.20             4.73            5.50            2.85
1 month LIBOR .........       5.37             5.88             5.63            6.00            3.25


   During 1995, the difference between short and long-term interest rates decreased as compared to 1994 and 1993. As a result, the risk of California Federal's borrowers refinancing from adjustable rate loans to fixed rate loans increased. Should California Federal experience a significant level of such refinancings, and should the difference between short-term and long-term rates remain relatively small, California Federal's interest rate spread and net interest income would be negatively impacted.

   California Federal's deposits are its primary funding source. Deposits generally tend to reprice on a comparable basis with similar term U.S. Treasury securities and other market rates. During 1994 and continuing through the first half of 1995, California Federal increased its offering rates on deposits as a result of increases in market rates. The pricing of deposits is based upon competitive demand and the desirability of increasing or decreasing California Federal's level of deposits. As a result of California Federal funding a portion of the sale of the Southeast Division with various borrowings, California Federal's level of borrowings was a more significant source of funding during 1994 than in 1993 and 1995. During 1994 and the first half of 1995, the indices that contractually affected the cost of California

Federal's borrowings increased. This contributed to the increase in California Federal's cost of funds during 1995 as compared to 1994 and 1993. During 1995, California Federal reduced the level of its borrowings by obtaining additional time deposits, primarily certificates of deposit, with maturities of less than two years.

   The table below shows the changes in California Federal's total interest income, total interest expense and net interest income, attributable to changes in average balances outstanding (volume) and to changes in average interest rates earned and paid on balances:

                                      NINE MONTHS ENDED
                                      SEPTEMBER 30, 1996     YEAR ENDED DECEMBER 31, 1995
                                   VERSUS NINE MONTHS ENDED       VERSUS YEAR ENDED
                                      SEPTEMBER 30, 1995          DECEMBER 31, 1994
                                ----------------------------  --------------------------
                                      AMOUNT OF INCREASE            AMOUNT OF INCREASE
                                 (DECREASE) DUE TO CHANGE IN: (DECREASE) DUE TO CHANGE IN:
                                ----------------------------  --------------------------
                                  VOLUME     RATE    TOTAL(A)   VOLUME    RATE   TOTAL(A)
                                --------  --------  --------  --------  ------- --------
                                              (DOLLARS IN MILLIONS)
Interest Income:
 Loans receivable .............   $ 37.8    $  9.3    $ 47.1     $  3     $ 74     $ 77
 Other interest earning assets     (31.3)     (1.8)    (33.1)     (24)      47       23
                                --------  --------  --------  --------  ------- --------
  Total Interest Income  ......      6.5       7.5      14.0      (21)     121      100
                                --------  --------  --------  --------  ------- --------
Interest Expense:
 Deposits .....................      0.3       3.2       3.5      (29)      80       51
 Borrowings ...................     (7.4)    (13.0)    (20.4)      22       57       79
                                --------  --------  --------  --------  ------- --------
  Total Interest Expense  .....     (7.1)     (9.8)    (16.9)      (7)     137      130
                                --------  --------  --------  --------  ------- --------
Change in Net Interest Income     $ 13.6    $ 17.3    $ 30.9     $(14)    $(16)    $(30)
                                ========  ========  ========  ========  ======= ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                YEAR ENDED DECEMBER 31, 1994
                                      VERSUS YEAR ENDED
                                      DECEMBER 31, 1993
                                ---------------------------
                                     AMOUNT OF INCREASE
                                (DECREASE) DUE TO CHANGE IN:
                                ---------------------------
                                   VOLUME    RATE    TOTAL(A)
                                 --------  -------  --------

Interest Income:
 Loans receivable .............    $(108)    $(18)    $(126)
 Other interest earning assets        17        3        20
                                 --------  -------  --------
  Total Interest Income  ......      (91)     (15)     (106)
                                 --------  -------  --------
Interest Expense:
 Deposits .....................      (96)     (29)     (125)
 Borrowings ...................       46       34        80
                                 --------  -------  --------
  Total Interest Expense  .....      (50)       5       (45)
                                 --------  -------  --------
Change in Net Interest Income      $ (41)    $(20)    $ (61)
                                 ========  =======  ========

------------

   (A) Changes in rate/volume (change in rate multiplied by the change in average volume) which cannot be segregated have been allocated to the change in rate or the change in average volume based upon their respective percentages of the combined totals.

   The decreases in average balances of interest-earning assets and interest-bearing liabilities for 1995 compared to 1994 resulted primarily from the sale of interest earning assets included with the 1994 Bulk Sales and the reduction of deposits from the sale of the Southeast Division.

   During 1995 compared to 1994, increases in market rates improved the yield earned on California Federal's interest-earning assets, however, such improvements were exceeded by increases in the cost of interest-bearing liabilities, resulting in a negative impact on California Federal's interest rate spread and net interest income.

   During 1994, California Federal's net interest income, compared to 1993, was negatively impacted by a decline in the level of average interest-earning assets partially offset by a decline in the volume of interest-bearing liabilities. The decline in the amount of interest-earning assets was due to the payoffs at maturity of certain securities, the use of short-term liquid investments to fund the sale of the Southeast Division and the 1994 Bulk Sales. California Federal's net interest income is negatively affected by declines in average interest-earning assets and average interest-bearing liabilities whenever the yield of the assets exceeds the cost of the liabilities.

ASSET/LIABILITY MANAGEMENT

   To the extent that yields earned on assets respond to changes in market interest rates differently from rates paid on liabilities, earnings will be sensitive to changes in market interest rates. The objective of California Federal's interest rate risk management is to maintain a balance between stable income growth and its exposure to potential earnings fluctuations resulting from differences in the amount of interestearning assets and interest-bearing liabilities maturing or repricing in different time periods ("interest rate sensitivity"). California Federal controls its interest rate sensitivity through a variety of methods including originating loans that reprice monthly or semi-annually and the use of interest rate exchange agreements.

Adjustable rate loans have interest rates that reprice periodically based upon changes in COFI, the one year Treasury constant maturity index (the "CMT") and other indices. However, such repricing characteristics are subject to periodic caps. As a result of the rise in interest rates during 1994 and early 1995, California Federal's net interest rate spread was negatively impacted due to the periodic caps associated with many of California Federal's adjustable rate loans, including those indexed to COFI. Additionally, many of California Federal's adjustable loans reprice at periodic intervals. The contractual limitation of the adjustment period and periodic caps have a negative impact on earnings during periods of increasing market rates.

   California Federal's use of derivative financial instruments is limited to interest rate exchange agreements. California Federal utilizes interest rate exchange agreements as an integral part of its asset/liability management program.

   On a quarterly basis, California Federal simulates the level of net interest income expected to be earned over a twelve month period following the date of the simulation. The simulation is based on a projection of market interest rates at varying levels, and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Also, any periodic or lifetime caps that contractually limit the repricing of any interest-earning asset are considered.

   Based upon the outcome of the simulation analysis, California Federal may consider the use of interest rate exchange agreements as a means of reducing the volatility of projected net interest income within certain ranges of projected changes in interest rates. California Federal evaluates the effectiveness of entering into any interest rate exchange agreements by measuring the cost of such agreements in relation to the reduction in net interest income volatility within an assumed range of interest rates.

   California Federal has historically used interest rate swaps, caps and floors as a means of controlling the potential negative impact on net interest income from potential changes in interest rates. California Federal was a party to interest rate swap agreements in the notional amounts of $2.7 billion and $1.8 billion at September 30, 1996 and September 30, 1995, respectively. California Federal was a party to notional amounts of $100.0 million of interest rate floor agreements at both September 30, 1996 and September 30, 1995. California Federal was not a party to interest rate cap agreements at September 30, 1996 or at September 30, 1995. California Federal was a party to interest rate swap agreements in the notional amounts of $2.4 billion, $541.5 million and $465.9 million at December 31, 1995, 1994 and 1993, respectively. California Federal was a party to notional amounts of $100.0 million, $150.0 million and $150.0 million of interest rate floor agreements at December 31, 1995, 1994 and 1993, respectively. California Federal was not a party to interest rate cap agreements at December 31, 1995, December 31, 1994 or at December 31, 1993.

   During 1995, $1.6 billion of California Federal's FHLB advances, utilized as a funding source for the sale of the Southeast Division, matured. Those borrowings bore an interest rate based upon the 1 month LIBOR plus 0.27%. When those borrowings matured, the FHLB offered to renew them. In order to reduce the cost of those borrowings, California Federal entered into an interest rate swap agreement which reduces the cost of the advances to approximately the one month LIBOR plus 0.20%. The notional amount of the swaps totalled $1.5 billion at December 31, 1995 and the maturity of the swaps is identical to that of the FHLB advances. The counterparty to the interest rate swaps is an internationally recognized broker-dealer.

   California Federal also monitors the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities which reprice within one year ("one year gap"). At September 30, 1996, the one year gap as a percentage of total interest earning assets was positive 6.19% as compared to positive 17.10% at September 30, 1995. At December 31, 1995, the one year gap as a percentage of total interest-earning assets was positive 12.0% as compared to negative 0.74% at December 31, 1994 and positive 2.02% at December 31, 1993.

    The following table summarizes interest rate sensitive assets and liabilities for California Federal (exclusive of subsidiaries) at September 30, 1996. In preparing the table below, assumptions were made regarding estimated prepayments and maturities of mortgage-backed securities and loans. These assumptions were based upon California Federal's historical experience of maturities and prepayments for similar assets. For all other interest-earning assets and liabilities, contractual maturities were used. Additionally, California Federal used the inherent contractual repricing characteristics of its interestearning assets and interest-bearing liabilities in categorizing the interest rate sensitivity period.



                                                            INTEREST RATE SENSITIVITY PERIOD
                                                 -----------------------------------------------------
                                                   0 TO 90   91 TO 180   181 TO 365   OVER 1
                                                    DAYS        DAYS        DAYS       YEAR     TOTAL
                                                 ---------  ----------  ----------  --------  --------
                                                                  (DOLLARS IN MILLIONS)
Interest-earning assets:
 Short-term investments and investment
  securities ...................................   $1,438      $   --      $   --     $    6   $ 1,444
 Mortgage-backed securities ....................    1,405         465         127         44     2,041
 Loans, net:
  Real Estate Mortgage:
   Adjustable rate .............................    6,153       1,556         995        729     9,433
   Fixed rate ..................................       17          14          33        429       493
  Equity .......................................      135           9           6         38       188
  Commercial ...................................        6          --          --         --         6
  Consumer .....................................       34          25           7         13        79
  Loans to subsidiaries ........................      112          --          --         --       112
                                                 ---------  ----------  ----------  --------  --------
 Impact of hedging .............................       --          --          --         --        --
                                                 ---------  ----------  ----------  --------  --------
    Total interest-earning assets ..............    9,300       2,069       1,168      1,259    13,796
                                                 ---------  ----------  ----------  --------  --------
Interest-bearing liabilities:
 Deposits:
  Passbook and demand ..........................      736          --          --         --       736
  Money market and NOW accounts ................    1,960          --          --         --     1,960
  Certificates of deposit ......................    2,170       1,774       1,424        713     6,081
                                                 ---------  ----------  ----------  --------  --------
    Total deposits .............................    4,866       1,774       1,424        713     8,777
                                                 ---------  ----------  ----------  --------  --------
Borrowings:
 FHLB advances .................................    2,950          --          --        311     3,261
 Other borrowings ..............................      969          --          --         54     1,023
                                                 ---------  ----------  ----------  --------  --------
    Total borrowings ...........................    3,919          --          --        365     4,284
                                                 ---------  ----------  ----------  --------  --------
 Impact of hedging .............................     (300)         --          --        300        --
                                                 ---------  ----------  ----------  --------  --------
    Total interest-bearing liabilities  ........    8,485       1,774       1,424      1,378    13,061
                                                 ---------  ----------  ----------  --------  --------
Total interest-earning assets less total
 interestbearing liabilities ...................   $  815      $  295      $ (256)    $ (119)  $   735
                                                 =========  ==========  ==========  ========  ========
Cumulative total interest-earning assets less
 cumulative total interest-bearing liabilities
 as a percentage of total interest-earning
 assets ........................................     5.91%       8.05%       6.19%      5.33%     5.33%
                                                 =========  ==========  ==========  ========  ========

NON-PERFORMING ASSETS

   Net interest income is also affected by the composition, quality and type of interest-earning assets. NPA's totaled $164.5 million or 1.16% of total assets at September 30, 1996, as compared to $211.6 million or 1.49% of total assets at September 30, 1995. The average amount of NPL's negatively impacted California Federal's interest rate spread by 9 and 10 basis points during the third quarters of 1996 and 1995, respectively. NPL's reduced California Federal's interest rate spread by 10 basis points for both the nine months ended September 30, 1996 and 1995.

   The following table presents California Federal's total NPA's by type at the dates indicated:


                                           SEPTEMBER 30,    SEPTEMBER 30,
                  TYPE                         1996             1995
                  ----                   ---------------  ---------------
                                               (DOLLARS IN MILLIONS)
REO, net of allowances .................      $ 12.2           $ 29.4
Non-accrual loans ......................       148.4            179.3
Restructured loans .....................         3.9              2.9
                                         ---------------  ---------------
    Total NPL's ........................       152.3            182.2
                                         ---------------  ---------------
    Total NPA's ........................      $164.5           $211.6
                                         ===============  ===============
Performing NPA's (included above)  .....      $ 60.8           $ 46.1
                                         ===============  ===============
Performing NPA's as a % of total NPA's          37.0%            21.8%
                                         ===============  ===============
               COMPOSITION
               -----------
Residential 1-4 ........................      $ 85.6           $124.1
Multi-family ...........................        60.4             61.2
Commercial real estate .................        16.9             23.0
Other ..................................         1.6              3.3
                                         ---------------  ---------------
    Total NPA's ........................      $164.5           $211.6
                                         ===============  ===============
NPA's as a percentage of total assets  .        1.16%            1.49%
                                         ===============  ===============


   Net interest income is also affected by the composition, quality and type of interest-earning assets. NPA's totaled $231.8 million or 1.62% of total assets at December 31, 1995, as compared to $223.1 million or 1.57% of total assets at December 31, 1994 and $805.7 million or 5.26% of total assets at December 31, 1993. The average amount of NPL's negatively impacted California Federal's interest rate spread by 10, 18 and 31 basis points during 1995, 1994 and 1993, respectively.

    The following table presents California Federal's total NPA's by type at the dates indicated:


                                          DECEMBER 31,    DECEMBER 31,
                  TYPE                        1995            1994
                  ----                  --------------  --------------
                                             (DOLLARS IN MILLIONS)
REO, net of allowances ................      $ 22.2          $ 39.1
Non-accrual loans .....................       206.3           178.2
Restructured loans ....................         3.3             5.8
Past due loans ........................          --              --
                                        --------------  --------------
    Total NPL's .......................       209.6           184.0
                                        --------------  --------------
    Total NPA's .......................      $231.8          $223.1
                                        ==============  ==============
Performing NPA's (included above)  ....      $ 81.3          $ 34.5
                                        ==============  ==============
Performing NPA's as a % of total NPA's         35.1%           15.5%
                                        ==============  ==============
              COMPOSITION
              -----------
Residential 1-4 .......................      $122.6          $124.9
Multi-family ..........................        88.1            61.0
Commercial real estate ................        17.6            35.3
Other .................................         3.5             1.9
                                        --------------  --------------
    Total NPA's .......................      $231.8          $223.1
                                        ==============  ==============
NPA's as a percentage of total assets          1.62%           1.57%
                                        ==============  ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                  TYPE                        1993            1992            1991
                  ----                  --------------  --------------  --------------

REO, net of allowances ................      $273.5         $  432.6        $  267.4
Non-accrual loans .....................       515.4            725.1           712.0
Restructured loans ....................        16.8             64.2            45.3
Past due loans ........................          --              3.9             2.6
                                        --------------  --------------  --------------
    Total NPL's .......................       532.2            793.2           759.9
                                        --------------  --------------  --------------
    Total NPA's .......................      $805.7         $1,225.8        $1,027.3
                                        ==============  ==============  ==============
Performing NPA's (included above)  ....      $156.5         $  310.1        $  266.4
                                        ==============  ==============  ==============
Performing NPA's as a % of total NPA's         19.4%            25.3%           25.9%
                                        ==============  ==============  ==============
              COMPOSITION
--------------------------------------
Residential 1-4 .......................      $340.4         $  383.5        $  253.8
Multi-family ..........................       241.4            460.0           313.3
Commercial real estate ................       218.0            288.2           355.8
Other .................................         5.9             94.1           104.4
                                        --------------  --------------  --------------
    Total NPA's .......................      $805.7         $1,225.8        $1,027.3
                                        ==============  ==============  ==============
NPA's as a percentage of total assets          5.26%            7.11%           5.64%
                                        ==============  ==============  ==============



   The 1994 Bulk Sales included the sale of approximately $1.3 billion of performing and non-performing assets. Although California Federal recorded a $274.8 million loss from the 1994 Bulk Sales, the transactions resulted in a $529.1 million reduction of NPA's. However, California Federal's net interest income was negatively impacted by the sale of the $822.1 million of performing interest-earning assets.

   The table below presents the composition of the assets sold in the 1994 Bulk Sales:


                                PERFORMING    NON-ACCRUAL    RESTRUCTRED
                                  LOANS          LOANS          LOANS        REO       TOTAL
                               ------------  -------------  -------------  --------  ---------
                                                     (DOLLARS IN MILLIONS)
Residential 1-4 ..............     $ 62.4        $121.8          $ --        $ 47.0   $  231.2
Multi-family .................      487.3         183.5           7.6          34.7      713.1
Other commercial real estate        272.4         113.9            --          20.6      406.9
                               ------------  -------------  -------------  --------  ---------
                                   $822.1        $419.2          $7.6        $102.3   $1,351.2
                               ============  =============  =============  ========  =========


   During 1993, California Federal completed the sale of a pool of $232.1 million of non-performing assets and collected $52.4 million of discounted payoffs on non-performing assets (the "1993 Bulk Sale"). Those transactions resulted in a $228.7 million reduction in non-accrual loans and a $55.8 million reduction in REO and were the primary reason for the decline in NPA's during 1993 as compared to 1992. The 1993 Bulk Sale resulted in $80.0 million of charge-offs.

   In May 1993, the FASB issued SFAS No. 114. Under SFAS No. 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on
(i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for losses. Additionally, SFAS No. 114 eliminates the requirement that a creditor account for certain loans as foreclosed assets until the creditor has taken possession of the collateral. SFAS No. 114 became effective for financial statements issued for fiscal years beginning after

December 15, 1994 and is required to be adopted prospectively. California Federal adopted SFAS No. 114 as of January 1, 1995. All loans designated by California Federal as "impaired" are either placed on non-accrual status or are designated as restructured and are included with those loans reported as non-performing. California Federal did not experience a material impact upon its financial condition or operations from the implementation of SFAS No. 114.

 Impaired and Potential Problem Loans

   California Federal has established a monitoring system for its loans in order to identify impaired loans, potential problem loans and to permit periodic evaluation of impairment and the adequacy of allowances for losses in a timely manner. Total loans include the following portfolios: (i) residential 1-4 loans, (ii) income property loans and (iii) consumer loans. In analyzing these loans, California Federal has established specific monitoring policies and procedures suitable for the relative risk profile and other characteristics of the loans within the various portfolios. California Federal's residential 1-4 and consumer loans are relatively homogeneous and no single loan is individually significant in terms of its size or potential risk of loss. Therefore, California Federal generally reviews its residential 1-4 and consumer portfolios by analyzing their performance and the composition of their collateral for the portfolios as a whole. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. California Federal stratifies its income property loan portfolio by size and by type and treats smaller performing multi-family loans with outstanding principal balances less than $750,000 and commercial real estate loans with balances less than $500,000 as homogenous portfolios. For income property loans exceeding the homogenous threshold, California Federal conducts a periodic review of each loan in order to test each loan for impairment. The frequency and type of review is dependent upon the inherent risk attributed to each loan. The level of risk is measured by a scale which evaluates each loan on a continuum of multiple grades. The frequency and intensity of the loan review is directly proportionate to the adversity of the loan grade. California Federal evaluates the risk of default and the risk of loss for each loan subject to individual monitoring. During the fourth quarter of 1995, California Federal expanded the scope of its individual loan monitoring to include commercial real estate loans with an outstanding principal balance in excess of $500,000. Previously, California Federal had utilized a threshold of $750,000 for all income property loans. California Federal expanded the scope of its non-homogenous loans to assure that a majority of its commercial real estate loans was subject to individual review.

   Loans on which California Federal has ceased the accrual of interest ("non-accrual loans") and loans on which various concessions have been made due to the inability of the borrower to service the obligation under the original terms of the agreement ("restructured loans") constitute the primary components of the portfolio of NPL's. Loans are generally placed on non-accrual status when the payment of interest is 90 days or more delinquent, or if the loan is in the process of foreclosure, or earlier if the timely collection of interest and/or principal appears doubtful. In addition, California Federal monitors its loan portfolio in order to identify performing loans with excessive risk characteristics indicating that the collection of principal and interest may not be probable. In the event that California Federal believes collection of principal and interest does not appear probable, California Federal will designate the loan as impaired and place the loan on non-accrual status. California Federal's policy allows for loans to be designated as impaired and placed on non-accrual status even though the loan may be current as to principal and interest payments and may continue to perform in accordance with its contractual terms. If a performing loan is placed on non-accrual status, cash collections of interest are generally applied as a reduction to the recorded investment of the loan.

   California Federal restructures a loan when the borrower or the collateral is experiencing financial or operational problems that are expected to be relatively short-term in nature with the expectation that the borrower and/or the collateral will rebuild cash flow over time.

    The following table presents impaired loans with specific allowances and impaired loans without specific allowances by property type and by the method that impairment is determined at the dates indicated:


                                                        SEPTEMBER 30, 1996
                                                -------------------------------
                                                 GROSS     SPECIFIC      NET
                                                 AMOUNT    ALLOWANCE    AMOUNT
                                                --------  -----------  --------
                                                 (DOLLARS IN MILLIONS)
Impairment Measured By Individual Review:
 Impaired Loans with Specific Allowances:
  Multi-family ................................   $ 58.7     $ (9.8)       48.9
  Commercial real estate:
   Office buildings ...........................      5.7       (2.0)        3.7
   Shopping centers ...........................      4.8       (0.2)        4.6
   Industrial .................................      3.7       (0.3)        3.4
   Other ......................................      0.8       (0.3)        0.5
                                                --------  -----------  --------
  Total commercial real estate ................     15.0       (2.8)       12.2
                                                --------  -----------  --------
 Total impaired loans with specific allowances      73.7      (12.6)       61.1
                                                --------  -----------  --------
 Impaired Loans without Specific Allowances:
  Residential 1-4 .............................      2.1         --         2.1
  Multi-family ................................      0.6         --         0.6
  Commercial real estate ......................      1.4         --         1.4
                                                --------  -----------  --------
 Total impaired loans without specific
  allowances ..................................      4.1         --         4.1
                                                --------  -----------  --------
Total impaired loans measured by individual
 review .......................................     77.8      (12.6)       65.2
                                                --------  -----------  --------
Impairment Measured on a Pool Basis:
  Residential 1-4 .............................     72.9         --        72.9
  Consumer ....................................      1.6         --         1.6
                                                --------  -----------  --------
                                                    74.5         --        74.5
                                                --------  -----------  --------
Total impaired loans ..........................   $152.3     $(12.6)     $139.7
                                                ========  ===========  ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                                         SEPTEMBER 30, 1995
                                                  -------------------------------
                                                    GROSS     SPECIFIC      NET
                                                    AMOUNT    ALLOWANCE    AMOUNT
                                                  --------  -----------  --------

Impairment Measured By Individual Review:
 Impaired Loans with Specific Allowances:
  Multi-family ................................     $ 56.7     $(10.8)     $ 45.9
  Commercial real estate:
   Office buildings ...........................        6.4       (1.5)        4.9
   Shopping centers ...........................        2.2       (0.3)        1.9
   Industrial .................................        1.9       (0.2)        1.7
   Other ......................................        0.9       (0.3)        0.6
                                                  --------  -----------  --------
  Total commercial real estate ................       11.4       (2.3)        9.1
                                                  --------  -----------  --------
 Total impaired loans with specific allowances        68.1      (13.1)       55.0
                                                  --------  -----------  --------
 Impaired Loans without Specific Allowances:
  Residential 1-4 .............................        0.8         --         0.8
  Multi-family ................................        1.6         --         1.6
  Commercial real estate ......................        9.7         --         9.7
                                                  --------  -----------  --------
 Total impaired loans without specific
  allowances ..................................       12.1         --        12.1
                                                  --------  -----------  --------
Total impaired loans measured by individual
 review .......................................       80.2      (13.1)       67.1
                                                  --------  -----------  --------
Impairment Measured on a Pool Basis:
  Residential 1-4 .............................       98.7         --        98.7
  Consumer ....................................        3.3         --         3.3
                                                  --------  -----------  --------
                                                     102.0         --       102.0
                                                  --------  -----------  --------
Total impaired loans ..........................     $182.2     $(13.1)     $169.1
                                                  ========  ===========  ========



   California Federal has designated all impaired loans at September 30, 1996 and September 30, 1995 as non-accrual or as troubled debt restructuring. For all impaired loans, California Federal evaluates the need for a specific allowance by comparing the fair value of the related collateral to the net recorded investment of the loan. In the event that the fair value of the related collateral is less than the net recorded investment in the loan, California Federal allocates a specific allowance equal to the excess of the net recorded investment in the loan over the fair value of the related collateral with consideration given to holding and selling costs. All uncollected interest relating to impaired loans has been fully reversed from income. At September 30, 1996, California Federal had designated $60.8 million of loans that were performing in accordance with their contractual terms as impaired. California Federal applies cash collections from impaired loans as a reduction of the loan's carrying amount. The average recorded investment in the impaired loans measured by individual review was $184.0 million for the nine months ended September 30, 1996. During the nine months ended September 30, 1996, California Federal recognized $1.9 million of interest income on restructured loans designated as impaired loans.

    The following table summarizes California Federal's gross NPL's by type at the dates indicated:


                                   SEPTEMBER 30,    DECEMBER 31,
                                       1996             1995
                                  --------------  --------------
                                       (DOLLARS IN MILLIONS)
Non-accrual loans:
 Real estate
  Residential 1-4 ..............      $ 72.9           $ 99.6
  Multi-family .................        58.8             86.3
                                  --------------  --------------
 Total residential real estate         131.7            185.9
                                  --------------  --------------
 Commercial real estate
  Hotels .......................          --               --
  Shopping centers .............         4.8              1.3
  Office buildings .............         5.7              8.8
  Other ........................         4.6              6.8
                                  --------------  --------------
 Total commercial real estate  .        15.1             16.9
                                  --------------  --------------
 Total real estate .............       146.8            202.8
 Commercial banking ............          --               --
 Consumer ......................         1.6              3.5
                                  --------------  --------------
Total non-accrual loans ........      $148.4           $206.3
                                  ==============  ==============
Restructured loans:
 Real estate
  Residential 1-4 ..............      $  2.1           $  3.0
  Multi-family .................         0.5              0.3
                                  --------------  --------------
 Total residential real estate           2.6              3.3
                                  --------------  --------------
 Commercial real estate ........         1.3               --
                                  --------------  --------------
 Total real estate .............         3.9              3.3
 Commercial banking ............          --               --
                                  --------------  --------------
Total restructured loans  ......      $  3.9           $  3.3
                                  ==============  ==============
Past due loans:
 Consumer ......................      $   --           $   --
                                  --------------  --------------
Total past due loans ...........      $   --           $   --
                                  ==============  ==============
                                      $152.3           $209.6
                                  ==============  ==============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                       1994            1993            1992            1992
                                 --------------  --------------  --------------  --------------

Non-accrual loans:
 Real estate
  Residential 1-4 ..............      $ 97.7          $214.3          $291.5          $201.9
  Multi-family .................        55.9           172.4           251.5           248.5
                                 --------------  --------------  --------------  --------------
 Total residential real estate         153.6           386.7           543.0           450.4
                                 --------------  --------------  --------------  --------------
 Commercial real estate
  Hotels .......................         0.2            30.5            52.2            54.3
  Shopping centers .............         2.3             4.0            17.5            27.0
  Office buildings .............         6.7            68.5            28.8            53.5
  Other ........................        13.5            19.8            18.9            25.0
                                 --------------  --------------  --------------  --------------
 Total commercial real estate  .        22.7           122.8           117.4           159.8
                                 --------------  --------------  --------------  --------------
 Total real estate .............       176.3           509.5           660.4           610.2
 Commercial banking ............          --             2.7            61.1            99.2
 Consumer ......................         1.9             3.2             3.6             2.6
                                 --------------  --------------  --------------  --------------
Total non-accrual loans ........      $178.2          $515.4          $725.1          $712.0
                                 ==============  ==============  ==============  ==============
Restructured loans:
 Real estate
  Residential 1-4 ..............      $  5.8          $  2.9          $   --          $   --
  Multi-family .................          --            13.9            28.0            19.1
                                 --------------  --------------  --------------  --------------
 Total residential real estate           5.8            16.8            28.0            19.1
                                 --------------  --------------  --------------  --------------
 Commercial real estate ........          --              --            10.7            26.2
                                 --------------  --------------  --------------  --------------
 Total real estate .............         5.8            16.8            38.7            45.3
 Commercial banking ............          --              --            25.5              --
                                 --------------  --------------  --------------  --------------
Total restructured loans  ......      $  5.8          $ 16.8          $ 64.2          $ 45.3
                                 ==============  ==============  ==============  ==============
Past due loans:
 Consumer ......................      $   --          $   --          $  3.9          $  2.6
                                 --------------  --------------  --------------  --------------
Total past due loans ...........      $   --          $   --          $  3.9          $  2.6
                                 ==============  ==============  ==============  ==============
                                      $184.0          $532.2          $793.2          $759.9
                                 ==============  ==============  ==============  ==============



   At September 30, 1996, $60.8 million or 37.0% of California Federal's NPL's were performing in accordance with their contractual terms. For the nine months ended September 30, 1996, additional interest income of $8.3 million would have been recorded had the non-accrual loans performed in accordance with their original terms.

   The increase in non-accrual loans during 1995 was primarily due to an increase in performing loans placed on non-accrual status. Additionally, during the fourth quarter of 1995 California Federal expanded its scope of loans subject to individual monitoring. The performing loans that were placed on non-accrual status had risk profiles that included: (i) inverted loan to value ratios, (ii) low levels of operating income insufficient to service the required loan payments, or (iii) had other adverse characteristics. Please refer to the activity of NPA's by property type tables for further information on the change in non-accrual loans from December 31, 1994 to December 31, 1995 and from December 31, 1993 to December 31, 1994. At December 31, 1995, $81.3 million or 38.8% of California Federal's NPL's were performing in accordance with their contractual terms.

   For the year ended December 31, 1995, additional interest income of $10.6 million would have been recorded had the non-accrual loans been performing in accordance with their original terms, compared to $18.0 million and $50.7 million of additional interest income which would have been recorded for the years ended December 31, 1994 and 1993, respectively.

   California Federal has designated all impaired loans at December 31, 1995 as non-accrual or as troubled debt restructuring. At December 31, 1995, California Federal had designated $81.3 million of loans that were performing in accordance with their contractual terms as impaired. The average recorded investment in the impaired loans was $89.2 million for the year ended December 31, 1995. During the year ended December 31, 1995, California Federal did not recognize interest income on impaired loans.

   The following table shows California Federal's delinquent loans at the dates indicated:


                                 SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                     1996             1995             1995            1994            1993
                               ---------------  ---------------  --------------  --------------  --------------
                                                              (DOLLARS IN MILLIONS)
Residential 1-4 loans:
 30-59 days delinquent .......      $ 12.5           $ 23.7           $ 24.1          $ 31.5          $ 34.6
 60-89 days delinquent .......         2.3              6.3              3.5             7.7             5.2
 90 or more days delinquent  .        70.1             98.6             99.6            96.1           212.3
                               ---------------  ---------------  --------------  --------------  --------------
                                      84.9            128.6            127.2           135.3           252.1
                               ---------------  ---------------  --------------  --------------  --------------
Multi-family loans:
 30-59 days delinquent .......         1.8              0.6              0.8             0.5             3.3
 60-89 days delinquent .......         0.2               --               --             0.7             0.1
 90 or more days delinquent  .        10.1             16.3             18.1            36.4            95.4
                               ---------------  ---------------  --------------  --------------  --------------
                                      12.1             16.9             18.9            37.6            98.8
                               ---------------  ---------------  --------------  --------------  --------------
Commercial real estate loans:
 30-59 days delinquent .......         0.8              0.3              0.2             0.1             6.3
 60-89 days delinquent .......         0.4               --               --             0.7             0.8
 90 or more days delinquent  .         3.6             12.6              2.6            16.4            42.7
                               ---------------  ---------------  --------------  --------------  --------------
                                       4.8             12.9              2.8            17.2            49.8
                               ---------------  ---------------  --------------  --------------  --------------
Commercial banking loans:
 30-59 days delinquent .......          --               --               --              --              --
 60-89 days delinquent .......          --               --               --              --              --
 90 or more days delinquent  .          --               --               --              --             2.2
                               ---------------  ---------------  --------------  --------------  --------------
                                        --               --               --              --             2.2
                               ---------------  ---------------  --------------  --------------  --------------
Consumer loans:
 30-59 days delinquent .......         1.2              2.4              3.5             2.9             3.3
 60-89 days delinquent .......         0.9              0.9              1.0             1.5             1.2
 90 or more days delinquent  .         1.7              3.3              3.5             3.5             4.6
                               ---------------  ---------------  --------------  --------------  --------------
                                       3.8              6.6              8.0             7.9             9.1
                               ---------------  ---------------  --------------  --------------  --------------
    Total ....................      $105.6           $165.0           $156.9          $198.0          $412.0
                               ===============  ===============  ==============  ==============  ==============
Total delinquent loans:
 30-59 days delinquent .......      $ 16.3           $ 27.0           $ 28.6          $ 35.0          $ 47.5
 60-89 days delinquent .......         3.8              7.2              4.5            10.6             7.3
 90 or more days delinquent  .        85.5            130.8            123.8           152.4           357.2
                               ---------------  ---------------  --------------  --------------  --------------
                                    $105.6           $165.0           $156.9          $198.0          $412.0
                               ===============  ===============  ==============  ==============  ==============

   The primary factor for the improvement in the level of delinquent loans of September 30, 1996 as compared to the level of delinquencies at September 30, 1995, was the sale of $34.7 million of delinquent residential 1-4 loans during the second quarter of 1996.

   Delinquent loans have continued to decline since December 31, 1993. The 1994 Bulk Sale and the 1993 Bulk Sale transactions reduced the levels of delinquent loans and performing loans with a high risk of default. The sale of those performing loans has been a factor in the reduced level of delinquent loans between 1995 and 1994.

   The following tables present activity of NPA's by property type for the periods presented:



                                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                         -------------------------------------------------------------------
                                                               PAYOFFS/
                           BALANCE                  FORE-       CURES/               BALANCE
                           12/31/95   NEW NPA'S    CLOSURES     SALES      OTHER     9/30/96
                         ----------  ----------  ----------  ----------  --------  ---------
                                                 (DOLLARS IN MILLIONS)
Non-accrual loans:
 Residential 1-4 .......    $ 99.6      $ 45.5(A)   $(72.2)  $  --         $  --     $ 72.9
 Multi-family ..........      86.3        51.5       (22.3)    (52.8)       (3.9)      58.8
 Commercial real estate       16.9        19.3        (2.5)    (17.5)       (1.1)      15.1
 Consumer ..............       3.5          --          --      (1.9)(A)      --        1.6
                         ----------  ----------  ----------  ----------  --------  ---------
                             206.3       116.3       (97.0)    (72.2)       (5.0)     148.4
                         ----------  ----------  ----------  ----------  --------  ---------
Restructured loans:
 Residential 1-4 .......       3.0          --          --      (0.8)       (0.1)       2.1
 Multi-family ..........       0.3         0.5          --      (0.3)         --        0.5
 Commercial real estate         --         1.3          --      --            --        1.3
                         ----------  ----------  ----------  ----------  --------  ---------
                               3.3         1.8          --      (1.1)       (0.1)       3.9
                         ----------  ----------  ----------  ----------  --------  ---------
REO, net:
 Residential 1-4 .......      20.0          --        57.6     (66.1)       (0.9)      10.6
 Multi-family ..........       1.5          --        15.4     (15.2)       (0.6)       1.1
 Commercial real estate        0.7          --         1.4      (1.5)       (0.1)       0.5
                         ----------  ----------  ----------  ----------  --------  ---------
                              22.2          --        74.4     (82.8)       (1.6)      12.2
                         ----------  ----------  ----------  ----------  --------  ---------
 Total NPA's ...........    $231.8      $118.1      $(22.6)  $(156.1)      $(6.7)    $164.5
                         ==========  ==========  ==========  ==========  ========  =========



------------

   (A)   Represents net activity for the period.


                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                            -----------------------------------------------------------------------
                                                                    PAYOFFS/
                              BALANCE                    FORE-       CURES/                BALANCE
                              12/31/94   NEW NPL'S      CLOSURES     SALES       OTHER     12/31/95
                            ----------  ----------    ----------  ----------  ---------  ----------
                             (DOLLARS IN MILLIONS)
Non-accrual loans:
 Residential 1-4 ..........    $ 97.7      $ 93.1(A)    $ (91.1)    $    --     $ (0.1)     $ 99.6
 Multi-family .............      55.9       147.6         (48.5)      (64.3)      (4.4)       86.3
 Commercial income
  property ................      22.7        59.2          (6.6)      (52.0)      (6.4)       16.9
 Consumer .................       1.9         1.6(A)         --          --         --         3.5
                            ----------  ----------    ----------  ----------  ---------  ----------
                                178.2       301.5        (146.2)     (116.3)     (10.9)      206.3
                            ----------  ----------    ----------  ----------  ---------  ----------
Restructured loans:
 Residential 1-4 ..........       5.8         3.0            --        (5.8)        --         3.0
 Multi-family .............        --         1.5            --        (1.2)        --         0.3
 Commercial income
  property ................        --         0.6            --        (0.6)        --          --
                            ----------  ----------    ----------  ----------  ---------  ----------
                                  5.8         5.1            --        (7.6)        --         3.3
                            ----------  ----------    ----------  ----------  ---------  ----------
REO, net:
 Residential 1-4 ..........      21.5          --          70.7       (62.6)      (9.6)       20.0
 Multi-family .............       5.1          --          32.6       (34.5)      (1.7)        1.5
 Commercial income
  property ................      12.5          --           4.3       (20.6)       4.5         0.7
                            ----------  ----------    ----------  ----------  ---------  ----------
                                 39.1          --         107.6      (117.7)      (6.8)       22.2
                            ----------  ----------    ----------  ----------  ---------  ----------
 Total NPA's ..............    $223.1      $306.6       $ (38.6)    $(241.6)    $(17.7)     $231.8
                            ==========  ==========    ==========  ==========  =========  ==========





------------

   (A)   Represents net activity for the period.





                                                  FOR THE YEAR ENDED DECEMBER 31, 1994
                            ---------------------------------------------------------------------------------
                                                                                BULK
                                                                   PAYOFFS/     SALES
                              BALANCE                   FORE-       CURES/     CHARGE-               BALANCE
                              12/31/93    NEW NPA'S    CLOSURES     SALES      OFFS(A)     OTHER     12/31/94
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
                                    (DOLLARS IN MILLIONS)
Non-accrual loans:
 Residential 1-4 ..........    $214.3      $112.4(B)   $(107.2)    $(121.8)    $   --     $   --      $ 97.7
 Multi-family .............     172.4       158.2        (62.6)     (192.4)     (17.8)      (1.9)       55.9
 Commercial income
  property ................     122.8        65.0        (19.5)     (122.7)     (22.1)      (0.8)       22.7
 Commercial banking .......       2.7          --           --        (2.1)        --       (0.6)         --
 Consumer .................       3.2          --           --        (1.2)        --       (0.1)        1.9
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
                                515.4       335.6       (189.3)     (440.2)     (39.9)      (3.4)      178.2
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
Restructured loans:
 Residential 1-4 ..........       2.9         6.1           --        (3.3)        --        0.1         5.8
 Multi-family .............      13.9         0.6           --       (14.6)        --        0.1          --
 Commercial income
  property ................        --         3.4           --        (3.4)        --         --          --
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
                                 16.8        10.1           --       (21.3)        --        0.2         5.8
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
REO, net:
 Residential 1-4 ..........     123.2          --         94.8      (181.1)        --      (15.4)       21.5
 Multi-family .............      55.1          --         54.9       (96.1)        --       (8.8)        5.1
 Commercial income
  property ................      95.2          --         26.0       (89.4)        --      (19.3)       12.5
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
                                273.5          --        175.7      (366.6)        --      (43.5)       39.1
                            ----------  -----------  ----------  ----------  ---------  ---------  ----------
Total NPA's ...............    $805.7      $345.7      $ (13.6)    $(828.1)    $(39.9)    $(46.7)     $223.1
                            ==========  ===========  ==========  ==========  =========  =========  ==========



------------

   (A) Represents charge-offs of specific allowances on NPA's that were established prior to designating the associated assets for inclusion in the 1994 Bulk Sales.

   (B)
       Represents net activity for the period.

   PROVISION FOR LOAN LOSSES

   California Federal's provision for loan losses during the nine months ended September 30, 1996 totaled $30.8 million. Comparatively, provision for loan losses totaled $24.5 million during the nine months ended September 30, 1995.

   California Federal's general valuation allowance declined to $155.3 million at September 30, 1996 from $162.4 million at September 30, 1995. The total allowance for loan losses has decreased to $170.1 million at September 30, 1996 from $177.6 million at September 30, 1995. California Federal has reduced its general valuation allowance to a level that reflects its current assessment of the credit risk profile of its loan portfolio. California Federal evaluates the allowance for losses by estimating a range of losses inherent in the portfolio. California Federal then performs an evaluation to determine what level in the range of inherent losses is most appropriately given: (i) the level of non-performing and classified loans, (ii) the composition of the loan portfolio, (iii) prevailing and forecasted economic conditions, (iv) other credit factors, and (v) California Federal's judgment.

   Should any of the aforementioned factors vary materially in the near term California Federal could experience the need to increase its allowance for loan losses which would result in a higher level of provisions for loan losses.

   California Federal's provision for loan losses during the year ended December 31, 1995 totaled $31.8 million. Comparatively, provisions for loan losses totaled $74.9 million during 1994 and $163.5 million during 1993. Loan loss provisions during 1995 were recorded to partially replenish the general valuation allowance for net charge-offs of $62.4 million. California Federal's charge-offs during 1995 were primarily related to multi-family loans and residential 1-4 loans.

   California Federal's general valuation allowance declined to $156.7 million at December 31, 1995 from $177.1 million at December 31, 1994 and from $196.2 million at December 31, 1993. The total allowance for loan losses has decreased to $181.0 million at December 31, 1995 from $211.6 million at December 31, 1994.

   During 1994 and 1993, California Federal's level of loan loss provisions reflected the higher levels of nonperforming loans outstanding. The 1994 Bulk Sales substantially reduced the level of nonperforming loans which has resulted in a lower level of charge-offs. The decline in the total allowance for loan losses between December 31, 1995 and December 31, 1993 is due to the reduction in the level of non-performing loans.

   The following table presents the activity in the specific and general allowances for loan losses for the periods presented:


                        FOR THE NINE MONTHS ENDED          FOR THE YEAR ENDED
                           SEPTEMBER 30, 1996               DECEMBER 31, 1995
                    -------------------------------  -------------------------------
                     SPECIFIC    GENERAL    TOTAL     SPECIFIC    GENERAL    TOTAL
                    ----------  ---------  --------  ----------  ---------  --------
                                     (DOLLARS IN MILLIONS)
Balance, beginning
 of period ........    $ 24.3     $156.7     $181.0     $ 34.5     $177.1     $211.6
 Provision for
  losses ..........        --       30.8       30.8         --       31.8       31.8
 Allocations to/
  from general
  allowances ......       7.1       (7.1)        --       21.0      (21.0)        --
 Charge-offs, net       (16.6)     (25.1)     (41.7)     (31.2)     (31.2)     (62.4)
 Allowances of
  sold subsidiary          --         --         --         --         --         --
                    ----------  ---------  --------  ----------  ---------  --------
Balance, end of
 period ...........    $ 14.8     $155.3     $170.1     $ 24.3     $156.7     $181.0
                    ==========  =========  ========  ==========  =========  ========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                            FOR THE YEAR ENDED                FOR THE YEAR ENDED
                             DECEMBER 31, 1994                DECEMBER 31, 1993
                     -------------------------------  ---------------------------------
                       SPECIFIC    GENERAL     TOTAL     SPECIFIC    GENERAL     TOTAL
                     ----------  ---------  ---------  ----------  ---------  ---------

Balance, beginning
 of period ........     $ 58.1     $196.2     $ 254.3    $  71.8     $ 252.2    $ 324.0
 Provision for
  losses ..........         --       74.9        74.9         --       163.5      163.5
 Allocations to/
  from general
  allowances ......       75.5      (75.5)         --       95.1       (95.1)        --
 Charge-offs, net        (99.1)     (18.5)     (117.6)    (108.8)     (117.3)    (226.1)
 Allowances of
  sold subsidiary           --         --          --         --        (7.1)      (7.1)
                     ----------  ---------  ---------  ----------  ---------  ---------
Balance, end of
 period ...........     $ 34.5     $177.1     $ 211.6    $  58.1     $ 196.2    $ 254.3
                     ==========  =========  =========  ==========  =========  =========

   The net charge-offs by loan category for the periods presented are summarized as follows:

                                         FOR THE NINE
                                         MONTHS ENDED
                                        SEPTEMBER 30,   FOR THE YEARS ENDED DECEMBER 31,
                                      ----------------  --------------------------------
                                        1996     1995        1995    1994(A)   1993(B)
                                      -------  -------     -------  --------  --------
                                                   (DOLLARS IN MILLIONS)
Real estate:
 Residential 1-4 ....................   $19.8    $15.6       $21.7    $ 18.6    $ 42.9
 Income property
  Multi-family ......................    14.0     29.2        25.0      55.2      60.2
  Hotels ............................      --       --          --      11.6      15.7
  Office buildings ..................     2.3      4.5         5.1      14.9      17.1
  Shopping centers ..................      --       --         4.8       0.9      15.3
  Other .............................     0.4      5.7         1.6       5.8       3.2
                                      -------  -------     -------  --------  --------
 Total income property ..............    16.7     39.4        36.5      88.4     111.5
                                      -------  -------     -------  --------  --------
Total real estate ...................    36.5     55.0        58.2     107.0     154.4
Commercial banking ..................      --       --          --       4.8      60.7
Consumer ............................     5.2      3.5         4.2       5.8      11.0
                                      -------  -------     -------  --------  --------
                                        $41.7    $58.5       $62.4    $117.6    $226.1
                                      =======  =======     =======  ========  ========
As a percentage of average net loans     0.58%    0.88%       0.69%     1.35%     2.21%
                                      =======  =======     =======  ========  ========



------------

   (A) Includes net charge-offs of $60.4 million on certain assets included in the 1994 Bulk Sales. These allowances were established prior to the designation of these assets as "Held for Accelerated Disposition."

   (B) Includes net charge-offs of $80.0 million related to the 1993 Bulk
       Sale.

   The table below presents certain key ratios for NPL's and the allowances for loan losses at the dates presented:



                                         SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                             1996             1995             1995            1994            1993
                                       ---------------  ---------------  --------------  --------------  --------------
NPL's as a % of gross loans
 receivable ..........................        1.49%            1.95%           2.21%            2.05%          5.42%
Total allowances for loan losses as a
 % of NPL's ..........................      111.69            97.48           86.35           115.00          47.78
General allowances as a % of NPL's  ..      101.97            89.13           74.76            96.25          36.87
General allowances as a % of gross
 loans receivable ....................        1.52             1.73            1.65             1.98           2.00
Total allowances for loan losses as a
 % of gross loans receivable .........        1.66             1.90            1.91             2.36           2.59
Ratio of NPA's to total assets(A)  ...        1.16             1.49            1.62             1.57           5.26


------------


   (A) NPA's consist of NPL's and REO.

OTHER INCOME

 Other Income

   For the nine months ended September 30, 1996 and 1995 total other income was $61.9 million and $50.3 million, respectively. The increase in other income for the nine months ended September 30, 1996 compared to the same period of 1995 was primarily due to the $12.0 million gain recorded during the second quarter of 1996 on the sale of six branches located in San Diego County with deposits totaling approximately $380 million.

   For 1995, total other income decreased to $63.5 million from $201.2 million for 1994 and $70.2 million for 1993. Other income is primarily comprised of fee income and gains from the sales of assets. The sale of the Southeast Division accounted for $135.0 million of other income during 1994.

 Fee Income

   Fee income primarily includes fees charged to depositors for services rendered, fees from loan servicing and fees earned from the sales of alternative investment products. Total fee income is affected by the level and type of savings deposits, the level of loan servicing and the sales of alternative investment products. The following table presents California Federal's sources of fee income for the periods presented:



                                    FOR THE NINE
                                    MONTHS ENDED
                                   SEPTEMBER 30,   FOR THE YEARS ENDED DECEMBER 31,
                                 ----------------  --------------------------------
         SOURCE OF FEES            1996     1995        1995     1994     1993
         --------------          -------  -------     -------  -------  -------
                                             (DOLLARS IN MILLIONS)
Savings deposits ...............   $22.3    $18.4       $25.4    $25.2    $26.1
Loan servicing .................     8.3      9.5        12.4     14.6     18.5
Sales of alternative investment
 products ......................    14.0     10.6        14.4     21.7     21.3
Other ..........................      --      1.8         2.3      0.9     (1.6)
                                 -------  -------     -------  -------  -------
                                   $44.6    $40.3       $54.5    $62.4    $64.3
                                 =======  =======     =======  =======  =======


   The increase in savings deposit fees for the nine months ended September 30, 1996 compared to the same period of 1995 resulted from increases in rates charged for depository services and improvements in effectiveness of the fee collection process.

   During 1995, fees from deposits increased slightly as compared to 1994 but declined slightly from 1993. Fees from deposits result from the volume of deposits, and the pricing associated with services relating to the deposits. California Federal has increased its number of checking accounts during 1995 as compared to 1994. Checking accounts typically generate a higher level of fees than money market accounts and time deposits. Additionally, California Federal increased its rates for services provided to its depositors. These actions mitigated the impact of the sale of the Southeast Division, which included a $3.9 billion sale of deposits.

   California Federal offers its customers the opportunity to purchase investment products as an alternative to traditional savings deposits. California Federal offers these products, including annuities, mutual funds and other investments, through its branch network. Sales of alternative investment products totaled $338.3 million for 1995 compared to $477.8 million and $646.0 million for 1994 and 1993, respectively. The decline in the volume of sales has led to a reduction in the level of fees earned by California Federal.

   Loans serviced for others totaled $3.5 billion and $3.9 billion at September 30, 1996 and September 30, 1995, respectively. Loans serviced for others totaled $3.8 billion, $4.5 billion and $5.3 billion at December 31, 1995, 1994 and 1993, respectively. Loans serviced for others are loans that have been sold with the servicing thereof retained by California Federal. The level of loans serviced for others is determined by the volume of loan sales and loan prepayments. The decrease in the portfolio of loans serviced for others since December 31, 1993 primarily resulted from loan payoffs. California Federal limited its sale of loans during 1995 and 1994 as a result of the low volume of fixed rate loan originations and California Federal's decision to retain more of its originations in its portfolio of assets. The reduced volume of loans originated for sale and the level of payoffs contributed to a reduction in the level of loans serviced for others which has resulted in a decline in servicing fee income.

   California Federal offers its customers the opportunity to purchase investment products as an alternative to traditional savings deposits. California Federal offers these products, including annuities, mutual funds and other investments, through its branch network. California Federal earns a fee from the sale of these products. Sales of alternative investment products totaled $348.9 million for the nine months ended September 30, 1996 compared to $248.9 million for the same period of 1995. The increase in the volume of sales has led to an increased in the level of fees earned by California Federal.

 Gain (Loss) on Sales of Loans

   At September 30, 1996, $32.2 million of loans were held for sale with a market value of $32.3 million. For the nine months ended September 30, 1996 and 1995 gains/(losses) on sales of loans were $0.7 million and $(0.3) million, respectively. Loan sales for the nine months ended September 30, 1996 and 1995 were $219.8 million and $149.4 million, respectively.

   During the first quarter of 1996 California Federal implemented SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 122 removes the distinction in accounting for mortgage servicing rights resulting from originated and purchased loans. California Federal did not experience a material impact to its results of operations or financial condition from the implementation of SFAS No. 122.

   For the year ended December 31, 1995, losses on sales of loans were $0.3 million compared with gains of $0.5 million for the year ended December 31, 1994 and a gain of $5.4 million for the year ended December 31, 1993. Loan sales for 1995 totaled $183.6 million. Excluding the 1994 Bulk Sales, loan sales for 1994 totaled $174.2 million. Loan sales for the year ended December 31, 1993 totaled $1.0 billion. California Federal engages in mortgage banking activities for several reasons, including providing liquidity and managing asset size. California Federal's originations of conforming fixed rate residential 1-4 loans are generally held for sale. Originations of adjustable rate loans are generally held for investment. California Federal has established desired ranges for loan portfolio composition and asset growth based upon numerous factors. These factors include (i) origination volume and mix, (ii) portfolio repayments and payoffs, (iii) interest rate risk considerations, (iv) desired servicing portfolio levels, (v) anticipated deposit flows and (vi) regulatory capital requirements. Collectively, these factors enter into the determination of the amount of loans originated for sale.

 Available for Sale Securities

   California Federal determines which securities are available for sale by evaluating whether such securities would be sold in response to liquidity needs, asset/liability management, regulatory capital requirements and other factors. Generally accepted accounting principles require the variance between the market value of available for sale securities and the recorded investment in such securities to be reflected as an unrealized holding gain or loss and presented as an adjustment to shareholders' equity. At September 30, 1996, California Federal had no adjustment to shareholders' equity. The after tax unrealized holding loss from available for sale securities totaled $0.7 million at September 30, 1995. All U.S. treasury securities held by California Federal are included as available for sale securities. Securities available for sale totaled $6.0 million and $150.2 million at September 30, 1996 and 1995, respectively. At December 31, 1995 the adjustment was less than $0.1 million. The after tax unrealized holding loss from available for sale securities totaled $19.2 million at December 31, 1994. Securities available for sale totaled $200.3 million, $1,731.5 million and $894.7 million at December 31, 1995, 1994 and 1993, respectively.

   California Federal sold $952.2 million of securities for a net gain of $6.9 million and $670.2 million of securities for a net gain of $0.2 million during 1995 and 1994, respectively. California Federal did not sell securities during 1993, however, approximately $250.2 million of securities available for sale matured during 1993. California Federal utilized the proceeds from the maturity and sale of the securities to acquire short-term liquid investments and fund the repayment of certain borrowings.

   In November 1995, the FASB issued a Special Report as an aid to understanding and implementing SFAS No. 115. During the fourth quarter of 1995, California Federal, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold the MBS for a loss of less than $0.1 million.

OTHER EXPENSES

   Total other expenses are primarily comprised of general and administrative expenses and operations of real estate held for sale. Other expenses for the nine months ended September 30, 1996 increased to

$240.0 million compared to $186.5 million for the nine months ended September 30, 1995. The increase in other expenses for the nine months ended September 30, 1996 compared to the same period of 1995 is due to an accrual of $58.1 million relating to the Special SAIF Assessment. The assessment was based on California Federal's deposits at March 31, 1995 at a rate of 65.7 basis points and was payable during the fourth quarter of 1996. For the year ended December 31, 1995, other expenses decreased to $249.9 million compared to $611.0 million and $457.1 million for the years ended December 31, 1994 and 1993, respectively. The primary reason for the decrease in other expenses for the year ended December 31, 1995 compared to the year ended December 31, 1994 was the $274.8 million provision for loss on assets held for accelerated disposition recorded in 1994.

 General and Administrative Expenses

   General and administrative expenses are comprised of compensation, office occupancy, federal deposit insurance premiums and special assessments and other general and administrative expenses. General and administrative expenses were $173.9 million for the nine months ended September 30, 1996, compared to $179.2 million for the nine months ended September 30, 1995. At September 30, 1996 California Federal had 2,057 employees as compared to 2,212 at September 30, 1995. General and administrative expenses were $241.9 million for the year ended December 31, 1995, compared to $290.3 million and $323.3 million for the years ended December 31, 1994 and 1993, respectively. The decrease in general and administrative expenses for the year ended December 31, 1995 compared to 1994 was primarily due to the sale of the Southeast Division in the third quarter of 1994. Compensation and office occupancy expenses of the Southeast Division for 1994 were approximately $11 million. Federal deposit insurance premiums associated with the Southeast Division were approximately $12 million for the year ended December 31, 1994. However, the decrease in federal deposit insurance premiums during 1995 compared to 1994 was partially offset by increases in deposits in California Federal's California operations. General and administrative expenses were also reduced by staff reductions and other efficiency measures implemented in California Federal's California operations. During 1995, California Federal incurred approximately $1 million in expenses related to the formation of Cal Fed. Effective January 1, 1996, California Federal became a wholly-owned subsidiary of Cal Fed.

 Operations of Real Estate Held for Sale

   Operations of real estate held for sale consists of operations of real estate held for investment ("REI") and operations of REO. Operations of real estate held for sale include (i) provisions for losses, (ii) the net effect of rental income and related operating expenses and (iii) gains or losses resulting from the sale of properties. For the nine months ended September 30, 1996 and September 30, 1995, operations of real estate held for sale resulted in losses of $8.0 million and $7.3 million, respectively. During 1996, California Federal recorded $5.0 million in provisions for losses on REI, in order to reflect its portfolio at a value that would represent the expected proceeds from an accelerated disposition of the property. California Federal began to actively market its remaining REI during the second quarter of 1996 and during the third quarter of 1996 sold its remaining real estate project. California Federal did not record any profit or loss from the sale. California Federal's remaining real estate held for investment consists of several single family residential properties. California Federal has recorded these properties at their current disposition value.

   Operations of real estate held for sale resulted in losses of $8.0 million, $45.9 million and $118.3 million for the years ended December 31, 1995, 1994 and 1993, respectively. The decline in the expense of operations of real estate held for sale between 1995, 1994 and 1993 is due to lower levels of provisions for losses on REO and REI. The decline in the level of those loss provisions is due to a lower volume of REO properties and a reduced need for allowances for losses on REI. The 1994 and 1993 Bulk Sale transactions reduced the level of delinquent loans, which has resulted in lower levels of foreclosures and losses.

   During the second quarter of 1995, California Federal provided an allowance with respect to certain litigation involving loans made in 1989 and 1990 to California Communities Inc. ("CCI"), a currently inactive subsidiary of California Federal formerly engaged in real estate development activities. During the second quarter of 1995, an Orange County, California Superior Court jury rendered a verdict in which it determined that California Federal was financially liable for two loans made to CCI by the plaintiff. CCI subsequently defaulted on the loans. The jury awarded the plaintiff $6.5 million in compensatory damages and punitive damages of $20.0 million against California Federal and $5.0 million against CCI. California Federal has begun the process of appealing the judgment. While California Federal believes that its liability from this litigation, if any, will be less than the amount awarded by the jury, there can be no assurance that the ultimate outcome of this litigation will result in an amount less than the amount determined by the jury and it is possible that California Federal and its subsidiary could ultimately be found liable for an amount in excess of the allowance that has been established. The provision for this allowance has been included in 1995 real estate operations.

   The following table presents the composition of real estate held for sale, net of allowances, at the dates indicated:


                     SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
  PROPERTY TYPE          1996             1995             1995            1994            1993
-----------------  ---------------  ---------------  --------------  --------------  --------------
                                                 (DOLLARS IN MILLIONS)
Residential 1-4  .       $13.6            $57.2           $47.3           $58.6           $188.6
Multi-family .....         1.1              3.0             1.5             5.1             64.3
Office buildings           0.1              0.4             0.3             5.6             35.8
Shopping centers            --               --              --              --              5.0
Hotels ...........          --               --              --             6.1             27.7
Other ............         0.4              1.4             0.4             2.5             30.2
                   ---------------  ---------------  --------------  --------------  --------------
                         $15.2            $62.0           $49.5           $77.9           $351.6
                   ===============  ===============  ==============  ==============  ==============
REO ..............       $12.2            $29.4           $22.2           $39.1           $273.5
REI ..............         3.0             32.6            27.3            38.8             78.1
                   ---------------  ---------------  --------------  --------------  --------------
                         $15.2            $62.0           $49.5           $77.9           $351.6
                   ===============  ===============  ==============  ==============  ==============


   Please see the NPA activity tables in the Non-Performing Assets section for a comprehensive analysis of the change in REO.

   California Federal determines its level of allowance for losses on REO by comparing the net investment in the property to its fair value as determined by a current appraisal, less cost of disposition. In the event that prices indicated by the current market for similar REO properties ("market price") are less than those indicated by appraisals, California Federal will utilize the market price in evaluating the carrying value of its REO. California Federal has provided specific allowances for all known declines in value and has utilized the most readily available market price for each property in the REO portfolio. Additionally, California Federal maintains general allowances for potential future losses that have not been specifically identified. However, there can be no assurance that real estate market values or the market prices for REO will not decline. In the event such declines occur, further provisions for losses may be required.

 Amortization of Goodwill

   During 1994, California Federal applied SFAS No. 72 retroactively to acquisitions initiated prior to September 30, 1982 resulting in the elimination of $273.7 million of California Federal's goodwill effective January 1, 1994. SFAS No. 72 requires, among other things, that to the extent the fair value of liabilities assumed exceed the fair value of assets resulting from the acquisition of a banking or thrift institution initiated after September 30, 1982, the resulting goodwill recognized shall be amortized over a period no longer than the discount that is recognized as interest income on the acquired long-term interest-earning assets. California Federal had been accounting for acquisitions initiated subsequent to September 30, 1982 in accordance with SFAS No. 72. SFAS No. 72 allowed retroactive implementation for acquisitions that were initiated prior to September 30, 1982. California Federal's application of SFAS No. 72 resulted in the acceleration of the amortization of goodwill arising from California Federal's thrift institution acquisitions initiated prior to September 30, 1982. As a result of California Federal's application of SFAS No. 72, California Federal had no goodwill amortization during 1995 or 1994. During 1993, California Federal's amortization of goodwill totalled $15.5 million.

INCOME TAXES

   Income tax expense (benefit) is computed upon, and generally varies proportionately with, earnings (loss) before income tax expense (benefit) adjusted for nontaxable items of income and expense and certain changes in the components of its net deferred tax asset and related valuation allowance. Although California Federal had earnings before income tax expense for the nine months ended September 30, 1996 and for the year ended December 31, 1995, there was minimal income tax expense because of the availability of unbenefited net operating loss carryforwards. California Federal recorded income tax expense of $6.3 million during 1994 to offset the tax benefit previously recorded on unrealized losses on securities available for sale, which were reported net of taxes as an adjustment to shareholders' equity. Because of the uncertainty regarding the realizability of California Federal's net operating loss carryforward and other deferred tax assets, California Federal has recorded a valuation allowance equal to its net deductible temporary differences at September 30, 1996 and 1995, and at December 31, 1995 and 1994.

CONTINGENCIES

   California Federal is involved as a defendant in certain legal proceedings incidental to its business. California Federal does not believe that the legal proceedings to which it is a party, if adversely decided, in the aggregate would have a material adverse effect upon its financial condition. California Federal has established allowances in connection with these legal proceedings for its current estimate of the potential related liabilities. It is possible that California Federal could be found liable for an amount in excess of the allowance California Federal has established. Adverse decisions in such matters could have a material adverse effect upon California Federal's results of operations for the relevant period or periods in which they occur.

LIQUIDITY AND CAPITAL RESOURCES

   California Federal's cash flows are derived from the results of its investing activities, financing activities and operating activities. California Federal's cash flows from investing activities include: making and collecting loans and acquiring and disposing of investment securities. California Federal's cash flows from financing activities include: California Federal's deposit gathering systems, borrowing money and repaying amounts borrowed, obtaining and paying for other resources obtained from creditors, obtaining capital from shareholders and the dividend return of their investment. California Federal's cash flows from operating activities generally involve the cash effects of transactions and other events that enter into the determination of net earnings.

 Operating Activities

   California Federal's net cash flows from operating activities totaled $218.2 million for the nine months ended September 30, 1996 compared to $155.1 million for the same period of 1995. California Federal does not expect the Special SAIF Assessment to have a material adverse impact on its liquidity. California Federal's cash flows from operating activities totalled $170.4 million, $1.2 billion and $428.4 million during 1995, 1994 and 1993, respectively. The primary sources of these cash flows include (i) sales of loans held for sale and (ii) the excess of net interest income and fee income over general and administrative expenses.

 Investing Activities

   California Federal's cash flows from investing activities are primarily derived from the payments, originations and purchases of loans, and the acquisition and maturity of investment securities.

   Payments on loans and mortgage-backed securities represent other significant sources of funds for California Federal. California Federal's net cash flows provided (used) by investing activities totaled $36.9 million for the nine months ended September 30, 1996 compared to $(157.7) million for the same period of 1995. Principal payments, including payoffs, on loans produced $1.2 billion, $1.4 billion and $1.9 billion of funds for California Federal during 1995, 1994 and 1993, respectively. The reduction in the level of payments from loans receivable is primarily due to a decline in the level of loan prepayments. The reduction of loan prepayments has not had a material adverse impact on California Federal's liquidity. Payments from mortgage-backed securities totaled $435.8 million, $533.5 million and $597.4 million during 1995, 1994 and 1993, respectively. Proceeds from maturities of securities during the years ended December 31, 1995, 1994 and 1993 were $808.8 million, $1.0 million and $254.5 million respectively.

   California Federal's principal use of capital resources is to originate residential 1-4 loans. The table below presents the amount and type of loans originated and purchased by California Federal for the periods presented:



                                      FOR THE NINE MONTHS
                                             ENDED          FOR THE YEARS ENDED
                                      SEPTEMBER 30, 1996        DECEMBER 31,
                                     -------------------  ----------------------
                                                              1995        1994
                                                          ----------  ----------
                                                 (DOLLARS IN MILLIONS)
Originations:
 Residential 1-4 ...................       $1,477.3         $1,646.7    $2,322.4
 Multi-family ......................           11.0             20.6        54.3
 Commercial real estate ............             .7              1.8        49.5
                                     -------------------  ----------  ----------
  Total Real Estate Loans ..........        1,489.0          1,669.1     2,426.2
 Commercial banking ................             --               --         0.5
 Business Banking ..................            6.6               --          --
 Consumer ..........................           67.1             99.3       118.6
                                     -------------------  ----------  ----------
  Total Originations ...............        1,562.7          1,768.4     2,545.3
                                     -------------------  ----------  ----------
Purchases:
 Residential 1-4 ...................       $  622.7         $  494.5    $  121.8
 Multi-family ......................            4.6             22.1        61.1
 Commercial real estate ............             --             61.6        46.3
 Business Banking ..................            1.2               --          --
                                     -------------------  ----------  ----------
  Total Purchases ..................          628.5            578.2       229.2
                                     -------------------  ----------  ----------
  Total Originations and Purchases         $2,191.2         $2,346.6    $2,774.5
                                     ===================  ==========  ==========



   Commercial real estate loans and multi-family loans are originated solely to facilitate the sales of REO and REI. California Federal originates loans through its loan representatives and its branch offices ("retail lending") primarily located in California. Additionally, California Federal utilizes mortgage brokers who offer California Federal's various loan programs ("wholesale lending"). During 1995, California Federal's wholesale lending generated $1.0 billion, or 63% of total residential loans. California Federal's retail lending produced $621.6 million, or 38% of residential loans during 1995 as compared to $784.7 million or 34% during 1994. Approximately 75%, or $1.2 billion, of California Federal's 1995 residential loan production was COFI indexed adjustable rate loans. During the second half of 1995 the demand for fixed rate mortgage loans, including those loans that convert to an adjustable rate after a 3-5 year period, began to rise as the spread between a fully indexed adjustable rate loan and a 30 year fixed rate loan decreased substantially. Although California Federal only originated $455.5 million of fixed rate residential loans during 1995, California Federal anticipates that fixed rate loans may represent a more significant portion of its origination volume during 1996. The decrease in the market demand for adjustable rate loans may lead to more competitive pricing in the market and may adversely impact the yield that California Federal receives on its lending products. The increase in commercial real estate loans originated and purchased for 1995 compared to 1994 is primarily the result of loans repurchased in settlement of a servicing relationship. The decrease in consumer loan originations for 1995 compared to 1994 reflects a decrease in advances on home equity lines of credit. California Federal did not approve additional home equity lines during 1995 or 1994 and originations for 1995 and 1994 consist of fundings of prior commitments. During 1995, California Federal increased its purchases of mortgage loans. California Federal purchases loans as a cost effective means to supplement its origination process. Typically, when California Federal purchases loans, the party that originated the loan retains the servicing. However, California Federal did purchase $56.2 million of loans and the related servicing during 1995.

 Financing Activities

   California Federal's cash flows from financing activities represent the major source of funds for California Federal consisting of retail deposits, FHLB advances, reverse repurchase agreements and other borrowings. California Federal also has access to brokered deposits and capital markets as alternative sources of funds. The mix of these funding sources is changed from time to time, in light of market conditions, liquidity needs, capital requirements and interest rate sensitivity concerns in order to obtain the appropriate balance between maturities and costs of funds.

   California Federal's net cash flows (used) by financing activities totaled $(330.9) million for the nine months ended September 30, 1996 compared to $(48.5) million for the same period of 1995.

   Principal payments, including payoffs, on loans produced $1,026.9 million and $804.5 million of funds for California Federal during the nine months ended September 30, 1996 and 1995, respectively. The increase in the level of payments from loans receivable is primarily due to an increase in the level of loan prepayments. Payments from securities held to maturity totaled $325.1 million and $310.3 million during the nine months ended September 30, 1996 and 1995, respectively, Proceeds from maturities of securities during the nine months ended September 30, 1996 and 1995 were $156.0 million and $807.8 million, respectively.

   Total deposits of California Federal were $8.8 billion and $9.4 billion at September 30, 1996 and September 30, 1995, respectively. Total Brokered Deposits of California Federal were $173.6 million at September 30, 1996 and $259.2 million at September 30, 1995.

   The following table presents the weighted average interest rates and the amounts of deposits for California Federal at the dates indicated:



                                     SEPTEMBER 30, 1996       SEPTEMBER 30, 1995
                                   -----------------------  ----------------------
                                    AVG. RATE    BALANCE     AVG. RATE    BALANCE
                                   -----------  ----------  -----------  ---------
                                                 (DOLLARS IN MILLIONS)
COMPOSITION OF DEPOSITS:
No minimum term - checking:
 Money market checking ...........     1.17%      $  672.0      1.25%     $  774.5
 Non-interest bearing commercial         --          286.5        --         220.7
No minimum term - savings:
 Passbook ........................     2.21          435.3      2.22         530.7
 Tiered savings ..................     4.43          343.4        --            --
 Money market savings ............     3.44          945.1      3.48       1,249.4
Term:
 Less than 3 months ..............     4.41          102.8      4.05          97.8
 3 months to 6 months ............     4.98          527.2      5.29         644.5
 7 months to 1 year ..............     5.32        2,505.7      5.91       2,226.5
 13 months to 2 years ............     6.00        2,410.8      6.11       2,982.7
 25 months to 3 years ............     5.77           64.2      5.43          77.8
 37 months to 4 years ............     5.60           23.5      6.41          69.6
 49 months to 5 years ............     6.19          171.2      6.64         224.0
 Over 5 years ....................     7.10          275.9      7.33         339.8
                                                ----------               ---------
Total consolidated deposits  .....                $8,763.6                $9,438.0
                                                ==========               =========



   During the second quarter of 1996, California Federal sold six branches located in San Diego County, California with deposits totaling approximately $380 million. The sale of the branches resulted in a net gain of $12.0 million or approximately $0.24 per share. The sale of the branches did not have a material impact on the liquidity of California Federal.

   Total deposits of California Federal were $9.5 billion, $8.4 billion and $12.6 billion at December 31, 1995, 1994 and 1993, respectively. Total Brokered Deposits of California Federal were $273.8 million at

December 31, 1995. California Federal had no Brokered Deposits at December 31, 1994 and 1993. During 1995, California Federal acquired three branch offices and $138.6 million in deposits of Pacific Heritage Bank and six branch offices and $359.4 million in deposits of Continental Savings of America. The acquired branches are located in Los Angeles County and in the San Francisco Bay area of Northern California. California Federal received cash as consideration for the assumption of the deposits. In August 1994, California Federal completed the sale of the Southeast Division. The Southeast Division included deposits of approximately $3.9 billion. California Federal funded the sale of the Southeast Division with (i) FHLB advances, (ii) reverse repurchase agreements, (iii) liquid funds held by California Federal, (iv) the sale of short-term liquid investments, (v) proceeds from the 1994 Bulk Sales and (vi) proceeds from equity offerings.

   During the third quarter of 1996, California Federal accrued $58.1 million for the Special SAIF Assessment. California Federal does not anticipate that the Special SAIF Assessment will have a material negative impact on its liquidity.

   California Federal's outstanding balance of FHLB advances at September 30, 1996 and 1995 totaled $3.3 billion and $2.4 billion respectively. The weighted average remaining maturity of these advances at September 30, 1996 was nine months. Reverse repurchase agreements had carrying values of $962.7 million and $801.3 million at September 30, 1996 and 1995, respectively.

   California Federal's outstanding balance of FHLB advances at December 31, 1995, 1994 and 1993 totaled $2.7 billion, $2.5 billion and $1.0 billion, respectively. The weighted average remaining maturity of these advances at December 31, 1995 was twelve months. Reverse repurchase agreements had carrying values of $857.3 million, $1,751.0 million and $249.8 million at December 31, 1995, 1994 and 1993, respectively. During the fourth quarter of 1995, $275.0 million of Student Loan Marketing Association advances ("SLMA advances") matured. California Federal replaced this funding source with FHLB advances. During 1995, California Federal repurchased $8.7 million of the Cal Fed 10% Subordinated Debentures.

   During the quarter ended September 30, 1996 California Federal declared and paid dividends of $4.6 million on its 10 5/8% Preferred Stock, compared to dividends totaling $6.4 million on its California Federal Preferred Stock, Series A and 10 5/8% Preferred Stock during the quarter ended September 30, 1995.

   During 1994, California Federal, as part of its strategic initiatives, raised $183.3 million from the issuance of 21.6 million of additional common shares and $164.2 million from the issuance of 1.7 million shares of the 10 5/8% Preferred Stock. During each of the quarters ending December 31, 1995 and 1994, California Federal declared and paid quarterly dividends of $1.8 million on the California Federal Preferred Stock, Series A, and $4.6 million on the 10 5/8% Preferred Stock. During the year ended December 31, 1995 and 1994, California Federal declared and paid dividends totaling $25.6 million and $16.9 million, respectively, on the California Federal Preferred Stock, Series A and the 10 5/8% Preferred Stock.

   During 1995, California Federal announced its intention to repurchase up to $50.0 million par value of its preferred stock. California Federal did not purchase any preferred stock during 1995. The California Federal Preferred Stock, Series A was callable, at its par value of $25 per share, at the option of California Federal, on or subsequent to March 31, 1996.

   During the second quarter of 1996, California Federal called for redemption all of the 3,740,000 outstanding shares of its California Federal Preferred Stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of Cal Fed's common stock, all shares of the California Federal Preferred Stock, Series A were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

   California Federal has pledged certain of its assets as collateral for certain borrowings, interest rate letters of credit, and other miscellaneous obligations. By utilizing collateralized funding sources, California Federal is able to access a variety of cost effective sources of funds. The assets pledged consist of loans, mortgage-backed securities and U.S. treasury securities. California Federal's process for monitoring its liquidity requirements incorporates an assessment of assets pledged, the level of assets held for sale, additional borrowing capacity and other factors. California Federal does not anticipate any negative impact to its liquidity from its pledging activities. The total amount of California Federal's assets pledged was $5.5 billion at September 30, 1996 and $4.9 billion at December 31, 1995 as compared with $6.2 billion at December 31, 1994 and $3.5 billion at December 31, 1993.

   The following table presents assets pledged at September 30, 1996 for California Federal:



                                                     SUMMARY OF PLEDGED COLLATERAL
                                        -----------------------------------------------------
                                                                     MORTGAGE-
                                                                       BACKED        TOTAL
                                          MORTGAGES    SECURITIES    SECURITIES    COLLATERAL
                                        -----------  ------------  ------------  ------------
                                                         (DOLLARS IN MILLIONS)
Borrowings:
FHLB advances .........................   $4,036.7       $  --        $  397.2      $4,433.9
Reverse repurchase agreements .........         --          --           969.2         969.2
Other Obligations:
Interest rate swaps ...................         --          --             5.1           5.1
Revenue bond standby letters of credit          --          --            22.7          22.7
FHLB letters of credit/lines of credit        20.0          --              --          20.0
Other miscellaneous obligations  ......        6.6        51.5             0.1          58.2
                                        -----------  ------------  ------------  ------------
Total pledged collateral ..............   $4,063.3       $51.5        $1,394.3      $5,509.1
                                        ===========  ============  ============  ============



   California Federal also acquires securities for resale. California Federal's securities available for sale consist of U.S. Treasury securities. During 1995, California Federal sold $952.2 million of securities for a gain of $6.9 million. During 1994, California Federal sold $670.2 million of securities. California Federal did not sell securities during 1993, however, approximately $250.2 million of securities available for sale matured during 1993.

   California Federal also invested in short-term liquid investments as a means of maximizing its return on its liquid investments and to comply with the liquidity requirements of the OTS.

   The liquidity of California Federal, as measured by the ratio of cash and cash equivalents to the sum of withdrawable savings and borrowings payable within one year, averaged 16.3% for the nine months ended September 30, 1996 and 12.3% for the year ended December 31, 1995, compared to 14.6% and 11.3% for the years ended December 31, 1994 and 1993, respectively. California Federal is required by the OTS to maintain its liquidity level in excess of 5.0%.

CAPITAL REQUIREMENTS

   As a savings institution regulated by the OTS with deposits insured by FDIC, California Federal is required to comply with the capital requirements of the OTS. The regulations of the OTS require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. An institution that fails to obtain OTS approval of its capital plan is deemed to be in an unsafe and unsound condition and could be the subject of the appointment of a conservator or a receiver. The OTS has adopted prompt corrective action requirements ("PCA requirements") pursuant to FDICIA. At September 30, 1996, the industry-wide minimum regulatory capital requirements were:

   o Tangible capital of 1.50 percent consisting generally of shareholders' equity, but excluding intangible assets such as goodwill.

   o A leverage ratio requiring core capital (i.e., Tier I capital) of 3.00 percent consisting of tangible capital plus qualifying supervisory goodwill (certain goodwill arising as a result of the acquisition of troubled institutions and regulatory assisted acquisitions).

   o Risk-based capital, consisting of core capital plus certain subordinated debt and other capital instruments and general valuation allowances on loans receivable, equal to 8.00 percent of the value of risk-weighted assets plus off-balance sheet items.

   In addition, the PCA requirements provide that, a savings association is deemed to be "well capitalized" if the savings association has: (i) a total risk-based capital ratio of 10.00 percent or greater, (ii) a Tier I risk-based capital ratio (defined as Tier I capital as a percentage of risk-weighted assets) of 6.00 percent or greater, and (iii) a leverage ratio of 5.00 percent or greater. At September 30, 1996, (i) California Federal's total risk-based capital ratio was 11.18 percent, $92.5 million in excess of "well-capitalized" requirements, (ii) California Federal's Tier I risk-based capital ratio was 9.72 percent, $292.2 million in excess of "well-capitalized" requirements, and (iii) California Federal's leverage ratio was 5.40 percent, $57.0 million in excess of "well-capitalized" requirements. At December 31, 1995, (i) California Federal's total risk-based capital ratio was 12.36 percent, $183.3 million in excess of "well-capitalized" requirements, (ii) California Federal's Tier I risk-based capital ratio was 10.90 percent, $380.1 million in excess of "well-capitalized" requirements, and (iii) California Federal's leverage ratio was 5.91 percent, $130.2 million in excess of "well-capitalized" requirements. Therefore, at December 31, 1995 and September 30, 1996, California Federal met and exceeded all of the requirements of a well capitalized institution.

   The table below presents California Federal's regulatory capital position compared to industry-wide capital requirements at September 30, 1996:


                                          TANGIBLE CAPITAL     CORE CAPITAL     RISK-BASED CAPITAL
                                          -----------------  -----------------  ------------------
                                                          (DOLLARS IN MILLIONS)
Regulatory capital of California Federal    $763.0    5.40%    $763.0    5.40%    $879.7    11.18%
Bank's minimum regulatory capital
 requirements ...........................    211.8    1.50      423.6    3.00      630.3     8.00
                                          --------  -------  --------  -------  --------  --------
Excess over minimum regulatory capital
 requirements ...........................   $551.2    3.90%    $339.4    2.40%    $249.4     3.18%
                                          ========  =======  ========  =======  ========  ========


   Following is a reconciliation of California Federal's shareholders' equity to regulatory capital as of September 30, 1996:



                                                                   TANGIBLE     CORE      RISK-BASED
                                                                   CAPITAL     CAPITAL     CAPITAL
                                                                  ----------  ---------  ------------
                                                                          (DOLLARS IN MILLIONS)
Shareholders' Equity of California Federal ......................    $804.1     $804.1       $804.1
Net unrealized holding (gains) losses on securities available
 for sale .......................................................        --         --           --
Non-allowable capital:
 Intangible assets: .............................................     (26.5)     (26.5)       (26.5)
 Investment in non-permissible subsidiaries .....................     (14.6)     (14.6)       (14.6)
 Tier II capital items:
  Allowable subordinated debt ...................................        --         --         18.7
  Allowable general valuation allowance on loans receivable
   (limited to 1.25% of risk-weighted assets) ...................        --         --         98.0
                                                                  ----------  ---------  ------------
Regulatory capital of California Federal ........................    $763.0     $763.0       $879.7
                                                                  ==========  =========  ============



   During the third quarter of 1996, federal legislation was enacted, which, among other things, will fund the SAIF through the Special SAIF Assessment for SAIF members, such as California Federal. The Special SAIF Assessment is based on California Federal's deposits as of March 31, 1995 at an assessment rate of 65.7 basis points. During the third quarter of 1996, California Federal accrued $58.1 million for the Special SAIF Assessment. The Special SAIF Assessment was payable during the fourth quarter of 1996.

   During the first quarter of 1995, California Federal announced its intention to repurchase up to $50.0 million par value of its preferred stock, pursuant to applicable regulatory guidelines, and up to $13.6 million of its 10% Subordinated Debentures. During 1995, California Federal repurchased $8.7 million of the Cal Fed 10% Subordinated Debentures. Subordinated debt, subject to certain limitations, qualifies as supplementary capital for risk-based capital purposes. California Federal did not repurchase any preferred stock during 1995.

   During the 1995 fourth quarter, California Federal obtained regulatory and shareholder approval to reorganize into a holding company structure, which will provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Cal Fed common stock. Consequently, California Federal became a wholly-owned subsidiary of Cal Fed. California Federal's other securities remained outstanding securities of California Federal. However, during the second quarter of 1996, California Federal called for redemption all of the 3,740,000 outstanding shares of its California Federal Preferred Stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of Cal Fed's common stock, all shares of the California Federal Preferred Stock, Series A were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

   In December 1995, California Federal contributed approximately $22 million in capital to Cal Fed as part of the reorganization into a holding company structure. Although the contribution did not impact California Federal's consolidated regulatory capital at December 31, 1995, California Federal's regulatory capital in 1996 was reduced by the amount of the contribution.

GOODWILL LITIGATION

   See "Business--First Nationwide--Other Activities--Cal Fed Contingent Litigation Recovery Participation Interests."

CURRENT ACCOUNTING PRONOUNCEMENTS

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 addresses the accounting and reporting standards for stock-based employee compensation plans. Additionally, SFAS No. 123 applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments. SFAS No. 123 is effective for transactions entered into in fiscal years that begin after December 1995. California Federal does not believe that SFAS No. 123 will have a material adverse effect on its financial position or results of operations.

   In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 addresses the accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. California Federal has not yet adopted SFAS No.
125. California Federal does not believe that SFAS No. 125 will have a material adverse effect on its financial position or results of operations.

   The following table shows Consolidated Average Balance Sheets for California Federal for the periods indicated as well as interest income and expense and average rates earned and paid on each major category of interest-earning assets and interest-bearing liabilities. Average balances are predominantly calculated on a daily basis. When information is not available for calculations to be made on a daily basis, average balances are calculated on a weekly or monthly basis from the best available data. The interest rate spread is calculated as the average rate earned on total interest-earning assets less the average rate paid on total interest-bearing liabilities.







                                                    1995                        1994
                                     --------------------------------  ---------------------
                                                 INTEREST     AVERAGE              INTEREST
                                      AVERAGE     INCOME/      RATE     AVERAGE    INCOME/
                                       BALANCE    EXPENSE       %       BALANCE    EXPENSE
                                     ---------  ----------  ---------  ---------  ----------
                                    (DOLLARS IN MILLIONS)
ASSETS
 Interest-Earning Assets:
 Certificates of deposit ...........   $    65     $    4      6.15%     $    64      $  2
 Federal funds sold ................       155          9      5.81          470        20
 Investment securities(A) ..........     2,055        119      5.79        2,590       121
 Mortgage-backed securities  .......     2,539        169      6.66        2,390       134
 Loans Receivable: (B)
  Real Estate ......................     8,794        672      7.64        8,599       587
  Equity ...........................        97          8      8.25          309        23
  Commercial banking ...............        --         --        --           23         2
  Consumer .........................       284         27      9.51          180        19
                                     ---------  ----------  ---------  ---------  ----------
   Total Loans Receivable ..........     9,175        707      7.71        9,111       631
                                     ---------  ----------  ---------  ---------  ----------
Total Interest-Earning Assets  .....   $13,989     $1,008      7.21%     $14,625      $908
                                     ---------  ----------  ---------  ---------  ----------
All Other Assets ...................       361                               605
                                     ---------                         ---------
   Total Assets ....................   $14,350                           $15,230
                                     =========                         =========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
 Interest-Bearing Liabilities:
  Deposits:
  Passbook .........................   $   537     $   11      2.05%     $   694      $ 15
  Money market and NOW accounts  ...     2,290         55      2.40        2,987        60
  6-month certificates .............       503         26      5.17          802        28
  9-month to 1-year ................
  certificates .....................     2,377        134      5.64        2,690       114
  Other certificates ...............     3,502        211      6.03        3,343       170
  Jumbo certificates ...............        65          5      7.69          100         4
                                     ---------  ----------  ---------  ---------  ----------
   Total Deposits ..................     9,274        442      4.77       10,616       391
                                     ---------  ----------  ---------  ---------  ----------
Borrowings:
FHLB advances ......................     2,453        154      6.28        1,644        83
Securities sold under agreements to
 repurchase ........................     1,099         65      5.91        1,524        69
Short-term borrowings ..............        --         --        --           --        --
Long-term borrowings ...............       522         35      6.71          434        24
                                     ---------  ----------  ---------  ---------  ----------
   Total Borrowings ................     4,074        254      6.24        3,602       176
                                     ---------  ----------  ---------  ---------  ----------
Total Interest-Bearing
 Liabilities .......................   $13,348     $  696      5.21%     $14,218      $567
                                     ---------  ----------  ---------  ---------  ----------
All other liabilities ..............       162                               203
Shareholders' equity ...............       840                               809
                                     ---------                         ---------
   Total Liabilities and
    Shareholders' Equity ...........   $14,350                           $15,230
                                     =========                         =========
Net Interest Income ................               $  312                             $341
                                                ==========                        ==========
Interest Rate Spread ...............                           2.00%
Net Margin on Average Interest
 Earning Assets ....................                           2.23%



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                        1994                 1993
                                     ---------  --------------------------------
                                      AVERAGE              INTEREST     AVERAGE
                                       RATE      AVERAGE    INCOME/      RATE
                                         %       BALANCE    EXPENSE        %
                                     ---------  ---------  ----------  ---------
ASSETS
 INTEREST-EARNING ASSETS:
       CERTIFICATES OF DEPOSIT          3.13%       $69         $2        2.90%
 FEDERAL FUNDS SOLD ................     4.26          84          2       2.38
 INVESTMENT SECURITIES(A) ..........     4.67       2,029         93       4.59
 MORTGAGE-BACKED SECURITIES  .......     5.61       2,860        160       5.59
 LOANS RECEIVABLE: (B)
  REAL ESTATE ......................     6.83       9,530        676       7.09
  EQUITY ...........................     7.44         410         31       7.57
  COMMERCIAL BANKING ...............     8.70         162         10       6.17
  CONSUMER .........................    10.56         392         40      10.20
                                     ---------  ---------  ----------  ---------
   TOTAL LOANS RECEIVABLE ..........     6.92      10,494        757       7.22
                                     ---------  ---------  ----------  ---------
TOTAL INTEREST-EARNING ASSETS  .....     6.21%    $15,536     $1,014       6.53%
                                     ---------  ---------  ----------  ---------
ALL OTHER ASSETS ...................                1,236
                                                ---------
   TOTAL ASSETS ....................              $16,772
                                                =========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
 INTEREST-BEARING LIABILITIES:
  DEPOSITS:
  PASSBOOK .........................     2.16%    $   745     $   19       2.55%
  MONEY MARKET AND NOW ACCOUNTS  ...     2.01       3,461         83       2.40
  6-MONTH CERTIFICATES .............     3.49       1,186         41       3.46
  9-MONTH TO 1-YEAR ................
  CERTIFICATES .....................     4.24       3,750        154       4.11
  OTHER CERTIFICATES ...............     5.09       3,673        207       5.64
  JUMBO CERTIFICATES ...............     4.00         309         12       3.88
                                     ---------  ---------  ----------  ---------
   TOTAL DEPOSITS ..................     3.68      13,124        516       3.94
                                     ---------  ---------  ----------  ---------
BORROWINGS:
FHLB ADVANCES ......................     5.05       1,413         54       3.83
 INTEREST-EARNING ASSETS:
       CERTIFICATES OF DEPOSIT          3.13%       $69         $2        2.90%
SECURITIES SOLD UNDER AGREEMENTS TO
 REPURCHASE ........................    4.52          726        23       3.17
SHORT-TERM BORROWINGS ..............      --           18         1       5.56
LONG-TERM BORROWINGS ...............    5.53          353        18       5.10
                                     ---------  ---------  ----------  ---------
   TOTAL BORROWINGS ................    4.88        2,510        96       3.83
                                     ---------  ---------  ----------  ---------
TOTAL INTEREST-BEARING
 LIABILITIES .......................    3.98%     $15,634      $612       3.91%
                                     ---------  ---------  ----------  ---------
ALL OTHER LIABILITIES ..............                  183
SHAREHOLDERS' EQUITY ...............                  955
                                                ---------
   TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY ...........              $16,772
                                                =========
NET INTEREST INCOME ................                           $402
                                                           ==========
INTEREST RATE SPREAD ...............    2.23%                             2.62%
NET MARGIN ON AVERAGE INTEREST
 EARNING ASSETS ....................    2.34%                             2.59%



------------

   (A) Includes securities purchased under agreements to resell, securities available for sale and other securities.

   (B) Non-accrual loans, past due loans and restructured loans are included in the applicable loan categories of this table.

   The table below shows the portion of the change in net interest income between 1995 and 1994 as well as 1994 versus 1993 which is due to changes in average balances outstanding and to average rates earned and paid on balances. The amount of the change due to an increase or decrease in average balances is calculated as the change in average balances multiplied by the average rate from the preceding year. The amount of the change due to an increase or decrease in average rates is calculated as the change in average rates multiplied by the average balance in the preceding year. Any remaining change is allocated to the above two categories on a pro-rata basis.


                                            1995 VERSUS 1994              1994 VERSUS 1993
                                     ----------------------------- -----------------------------
                                           AMOUNT OF INCREASE            AMOUNT OF INCREASE
                                           (DECREASE) DUE TO              (DECREASE) DUE TO
                                               CHANGE IN:                    CHANGE IN:
                                     ----------------------------- -----------------------------
                                      AVERAGE    AVERAGE             AVERAGE    AVERAGE
                                      BALANCE     RATE      TOTAL    BALANCE     RATE      TOTAL
                                     ---------  ---------  ------- ---------  ---------  -------
                                         (DOLLARS IN MILLIONS)
Interest-Earning Assets:
 Certificates of deposit ...........    $ --       $  1      $  1     $  --      $ --      $  --
 Federal funds sold ................     (26)        15       (11)       16         2         18
 Investment securities(A) ..........      (7)         5        (2)       26         2         28
 Mortgage-backed securities  .......       9         26        35       (25)       (1)       (26)
 Loans receivable:
  Real Estate(B) ...................      14         71        85       (66)      (23)       (89)
  Equity ...........................     (19)         5       (14)       (7)       (1)        (8)
  Commercial banking ...............      (1)        (1)       (2)      (13)        5         (8)
  Consumer .........................       9         (1)        8       (22)        1        (21)
                                     ---------  ---------  ------- ---------  ---------  -------
   Total Loans Receivable ..........       3         74        77      (108)      (18)      (126)
                                     ---------  ---------  ------- ---------  ---------  -------
Total Interest-Earning Assets  .....     (21)       121       100       (91)      (15)      (106)
                                     ---------  ---------  ------- ---------  ---------  -------
Interest-Bearing Liabilities:
 Deposits:
  Passbook .........................      (3)        (1)       (4)       (1)       (3)        (4)
  Money market and NOW accounts  ...     (28)        23        (5)      (11)      (12)       (23)
  6-month certificates .............       5         (6)       (1)      (13)       --        (13)
  9-month to 1-year ................
  certificates .....................     (11)        31        20       (44)        4        (40)
  Other certificates ...............       8         33        41       (18)      (19)       (37)
  Jumbo certificates ...............      --         --        --        (9)        1         (8)
                                     ---------  ---------  ------- ---------  ---------  -------
   Deposits ........................     (29)        80        51       (96)      (29)      (125)
                                     ---------  ---------  ------- ---------  ---------  -------
 Borrowings:
  FHLB advances ....................      47         24        71        10        19         29
  Securities sold under agreements
   to repurchase ...................     (31)        27        (4)       33        13         46
  Short-term borrowings ............      --         --        --        (1)       --         (1)
  Long-term borrowings .............       6          6        12         4         2          6
                                     ---------  ---------  ------- ---------  ---------  -------
   Total Borrowings ................      22         57        79        46        34         80
                                     ---------  ---------  ------- ---------  ---------  -------
Total Interest-Bearing Liabilities        (7)       137       130       (50)        5        (45)
                                     ---------  ---------  ------- ---------  ---------  -------
Change in Net Interest Income  .....    $(14)      $(16)     $(30)    $ (41)     $(20)     $ (61)
                                     =========  =========  ======= =========  =========  =======



------------

   (A) Includes securities purchased under agreements to resell, securities available for sale and other investment securities.

   (B)   Includes loans held for sale.

                                    BUSINESS


GENERAL


   After giving effect to the Cal Fed Acquisition, at September 30, 1996, the Bank would have had approximately $31.0 billion in assets, approximately $17.6 billion in deposits, would have operated approximately 227 branches and would have ranked at such date as the fourth largest thrift in the United States in terms of assets, based on published sources. The Bank's principal business consists of operating retail deposit branches and originating and/or purchasing one to four family real estate loans and, to a lesser extent, certain consumer loans, and is conducted primarily in California, Florida, Nevada and Texas. The Bank also actively manages its portfolio of commercial real estate loans acquired through acquisitions and is active in mortgage banking and loan servicing. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. At September 30, 1996, First Nationwide had approximately $16.8 billion in assets, approximately $8.8 billion in deposits and operated 116 branches. According to published sources, First Nationwide was ranked the seventh largest thrift in the United States, in terms of assets, as of September 30, 1996.

   The Bank is chartered as a federal stock savings bank under the HOLA and regulated by the OTS and the FDIC, which, through the SAIF, insures the deposit accounts of the Bank. The Bank is also a member of the FHLBS.


   Revenues are derived from interest charged on loans, interest and dividends received on securities and mortgage-backed securities, fees received in connection with loan servicing, securities brokerage and other customer service transactions, and asset management fees. Expenses primarily consist of interest on customer deposit accounts, interest on short-term and long-term borrowings, general and administrative expenses consisting of compensation and benefits, data processing, occupancy and equipment, communications, deposit insurance assessments, advertising and marketing, professional fees and other general and administrative expenses.


BUSINESS STRATEGY


   With the Cal Fed Acquisition, the Bank has substantially completed its business strategy initiated in 1994 by investing in its California franchise and divesting most of its non-California branches. In addition, the Bank has significantly expanded its mortgage servicing operations to gain increased economies of scale. The key elements of the Bank's business strategy following the Cal Fed Acquisition are as follows.


 Concentration and Expansion in California


   Beginning with the FN Acquisition in 1994, First Nationwide developed a strategy to concentrate its retail branch network in California. The management of the Bank believes that the West Coast region, and California in particular, offers attractive opportunities to continue to build franchise value. The Cal Fed Acquisition, the SFFed Acquisition, the Home Federal Acquisition and the Branch Purchases are consistent with this strategy and, in the aggregate, have added, or will add, $12.7 billion in deposits. The SFFed Acquisition, net of the related consolidation of branches, increased the number of First Nationwide Northern California branches from 37 to 63, and, based on information as of December 31, 1995, increased the outstanding balances of First Nationwide's retail deposits in this region by $2.7 billion, from approximately $1.9 billion to approximately $4.6 billion. In addition, the Branch Purchases added another seven California branches, and the Home Federal Acquisition increased First Nationwide's number of Northern California branches by 10 on a net basis so that as of September 30, 1996 First Nationwide had 89 of its 116 branches located in California. The Cal Fed Acquisition provided the Bank with on a net basis an additional 94 branches located in Southern California and Nevada and will increase the outstanding balance of the Bank's retail deposits in this region from approximately $.8 billion as of September 30, 1996 to approximately $8.1 billion. The Cal Fed Acquisition also added, on a net basis, 17 branches and $1.2 billion in deposits in Northern California. The Bank's retail deposits in California will have increased from $2.3 billion at the time of the FN Acquisition in October 1994 to $13.6 billion at

September 30, 1996 after giving effect to the Cal Fed Acquisition. Management believes that these acquisitions will significantly increase the Bank's presence on the West Coast, providing additional economies of scale and diversity of operations within its target California markets.


   With the consummation of the Branch Sales, First Nationwide has consolidated its branch system to California, Texas and Florida. Since the FN Acquisition in 1994, the Bank's retail deposits outside California will have decreased from $6.9 billion to $2.2 billion at September 30, 1996 after giving effect to the Cal Fed Acquisition. As a result of the Branch Sales, the Bank expects to reduce certain operational costs inherent in its widely dispersed branch network. The Bank will continue to explore selective opportunities to expand its California retail branch network.


 Mortgage Banking

   The Bank, through FNMC, has significantly expanded its mortgage banking operations and enhanced efficiency. In February 1995, First Nationwide purchased a larger and more efficient mortgage loan servicing facility located in Frederick, Maryland as part of the Maryland Acquisition. Subsequently, all of FNMC's mortgage servicing has been consolidated in Frederick, Maryland, and the Sacramento, California servicing facility has been closed. FNMC acquired additional mortgage servicing from LMUSA in the LMUSA 1995 Purchase during the fourth quarter of 1995 and on January 31, 1996 in the LMUSA 1996 Purchase. The management of First Nationwide estimates that at September 30, 1996, the existing loan servicing portfolio of FNMC (excluding loans serviced for First Nationwide) aggregated approximately $42.7 billion. The Maryland Acquisition and the LMUSA Purchases will provide the Bank with the opportunity to increase its noninterest income through fees generated from its mortgage servicing operations. First Nationwide's excess servicing capacity and existing servicing expertise enabled it to accommodate the loan servicing portfolios acquired in these transactions without the need for significant additional investment. Since the FN Acquisition, the Bank's mortgage servicing portfolio will have increased from $6.7 billion to $46.2 billion at September 30, 1996 after giving effect to the Cal Fed Acquisition.

   The Bank intends to increase its origination of residential loans through enhanced focus on existing distribution channels, principally correspondent origination and wholesale acquisitions. The LMUSA 1995 Purchase included the acquisition of a correspondent lending operation of one of the largest originators of Government National Mortgage Association ("GNMA") loans in the United States. In order to minimize the exposure to market interest rate fluctuations typically associated with long-term fixed rate lending, the Bank intends to continue to retain in its portfolio the majority of its ARMs, while selling most of its fixed rate mortgage loans.

   The Bank intends to continue to retain servicing on loans that it sells. The number of loans serviced by others and the number of participation loans are expected to be reduced by cancelling contracts or selling assets following a cost-benefit analysis. In addition, the Bank intends to continue to evaluate opportunities to increase its servicing portfolio through purchases.

   The Bank intends to make its loan portfolio more liquid and marketable by consolidating participation loans and modifying some existing loans in order to create a standard product. In addition, the Bank intends to increase front-end loan production fees on loans originated through the retail branch system.

 Protecting Credit Quality

   The Bank will continue to originate single-family residential loans and consumer loans in accordance with stringent underwriting standards. The management of the Bank expects to continue its participation in affordable housing programs which extend loans to multi-family projects. In addition, beginning in 1997 management of the Bank intends to purchase and/or originate a limited volume of loans secured by multi-family and commercial real estate.

   When evaluating acquisition opportunities, the Bank considers the quality of assets to be acquired along with the strategic location of the branches and characteristics of the deposit base. First Nationwide has declined to bid on potential acquisitions where its due diligence investigation raised concerns about asset quality that could not be mitigated.

    First Nationwide's sizeable portfolio of multi-family and commercial real estate loans increased 31% as a result of the SFFed Acquisition. Management will continue to actively review this portfolio of seasoned commercial real estate loans to determine when credit action is necessary. Credit action also included the sale of eligible loans acquired in the FN Acquisition to Granite under the Put Agreement. See "--Other Activities--Put Agreement."


   The Bank continuously manages its credit risk by assessing the current and estimated future performance of the real estate markets in which it operates. The Bank continues to place a high degree of emphasis on the management of its asset portfolio. The Bank has a comprehensive process for classifying assets, and asset reviews are performed on a periodic basis. The Bank's asset portfolio is stratified based on geographic and collateral type concentrations and delinquency trends. The objective of the review process is to identify significant trends and determine the levels of loss exposure to the Bank that would require increases to specific and general valuation allowances.

 Operating Efficiency

   First Nationwide has implemented programs to expand its customer base, increase transaction account volumes and generally enhance the efficiency of its operations. A bank-wide cost reduction project resulted in the consolidation of certain administrative and managerial functions and other measures to be implemented by the end of 1996.


   First Nationwide has improved its efficiency ratio from approximately 62.2% on an annualized basis during the fourth quarter of 1994 to approximately 53.8% on an annualized basis (excluding non-recurring gains and charges and certain incentive plan accruals) during the third quarter of 1996. The efficiency ratio represents the ratio of noninterest expense to net interest income and noninterest income. Management anticipates that the Cal Fed Acquisition will enable the Bank to enhance the value of its franchise and further improve its operating efficiency. By concentrating its operations in the West Coast region, the Bank has increased its presence and enhanced its ability to attract and retain retail customers in its largest market. The Bank expects to achieve increased efficiency in its combined institution through the consolidation or elimination of duplicative back office operations and administrative and management functions, a process it began to implement immediately upon the closing of the SFFed Acquisition. The Bank presently estimates that it will save approximately $74 million in noninterest expense during the first twelve months of operations following the Cal Fed Acquisition as compared to operating Cal Fed on a stand-alone basis and approximately $40 million in annual noninterest expense as compared to operating SFFed on a stand-alone basis. Management has developed a rationalization plan that was put into effect upon closing the Cal Fed Acquisition. In connection with the SFFed and the Home Federal Acquisitions, First Nationwide capitalized acquisition costs of approximately $8.8 million and $3.5 million, respectively. The Bank expects to capitalize acquisition costs of approximately $110 million with respect to Cal Fed Acquisition. The Branch Sales have also improved the efficiencies of First Nationwide's retail operations by reducing the need for multi-state back office support and by allowing First Nationwide to concentrate its marketing activities in an area in which First Nationwide has a larger market presence.


 Service to Community

   The needs of the communities in which the Bank is located will also be met through the Bank's Community Reinvestment Act ("CRA") program. The Bank continues to be committed to the needs of its communities through its CRA program. First Nationwide received an "outstanding" rating in its most recent CRA exam completed in 1995.

   The implementation of the preceding strategies is subject to numerous contingencies beyond management's control. These contingencies include general and regional economic conditions, competition and changes in regulation and interest rates. Accordingly, no assurance can be given that any of the Bank's strategies will prove to be effective or that the Bank's goals will be achieved.


FIRST NATIONWIDE

BACKGROUND

   First Nationwide was organized as First Gibraltar in December 1988 to acquire substantially all of the assets and certain liabilities of the Texas Closed Banks in a federally assisted transaction. The Texas

Closed Banks were purchased effective December 28, 1988 pursuant to five substantially similar acquisition agreements and the Assistance Agreement. In January 1992, certain provisions of the Assistance Agreement were renegotiated and amended or modified. In connection with such modification, First Nationwide accrued the present value of the estimated liability at December 31, 1992 to the FSLIC/RF for the reimbursement by First Nationwide to the FSLIC/RF in an amount equal to 10% of the gross amount of assistance received by First Nationwide from the FSLIC/RF and a fee payable by the FSLIC/RF to First Nationwide for the disposition of a Covered Asset at a price in excess of 50% of such asset's original book value ("Shared Gains") over the life of the Assistance Agreement, resulting in a $60.1 million charge to operations in 1992. See "--Other Activities--The Assistance Agreement."

   On December 31, 1992, First Gibraltar sold or otherwise transferred a substantial portion of its business operations in Oklahoma, consisting of approximately $3 million of loans and 27 branches with $809 million in deposits in the First Gibraltar Oklahoma Sale. A gain of $19 million was recorded in connection with this sale.

   On February 1, 1993, First Gibraltar sold to BankAmerica certain assets, liabilities and substantially all of the branch operations located in Texas consisting of approximately $829 million of loans and 130 branches with approximately $6.9 billion in deposits in the First Gibraltar Texas Sale. A gain of $141 million was recorded in connection with this sale. In anticipation of the First Gibraltar Texas Sale, management sold long-term interest-earning assets, primarily loans and mortgage-backed securities, based on BankAmerica's intention to acquire primarily shorter-term assets. As a result, First Gibraltar recognized gains on the sale of interest-earning assets totalling $203 million during the year ended December 31, 1992. Concurrently with the First Gibraltar Texas Sale, First Nationwide changed its name to First Madison.

   Following the First Gibraltar Texas Sale, and through September 1994, First Madison's principal business was the funding of the Covered Assets and the performance of its obligations under the Assistance Agreement. Subsequent to the First Gibraltar Texas Sale, First Nationwide also managed four retail branches in Texas and supplemented its retail deposit base with wholesale funds from Brokered Deposits and FHLB advances. In June 1995, the FDIC, as manager for the FSLIC/RF, exercised its right under the Assistance Agreement to purchase substantially all of the remaining Covered Assets as of June 1, 1995 at the fair market value of such assets and further purchased additional assets from the remaining Covered Asset portfolio in September 1995. Any losses sustained by First Nationwide as a result of the FDIC Purchase have been reimbursed under the Capital Loss Coverage provision of the Assistance Agreement except for $39 million which the FDIC elected to treat as a Covered Asset. Proceeds from this transaction were reinvested in the normal course of business. On August 19, 1996, First Nationwide and the FDIC executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FDIC paid First Nationwide the Covered Asset balance of $39 million. See "Other Activities--The Assistance Agreement."

   From August 1991 through March 31, 1993, First Nationwide conducted most of its mortgage banking operations through FGMH. Effective July 1, 1992, FGMH acquired all of the outstanding stock of the mortgage banking company Troy and Nichols, Inc. of Monroe, Louisiana, with a servicing portfolio of 129,000 loans totalling approximately $5.9 billion. This transaction was accounted for under the purchase method of accounting. On March 31, 1993, the stock of FGMH was distributed by First Nationwide to its then immediate parent. FGMH was subsequently sold during 1993 for a gain of approximately $95 million.

   On April 14, 1994, First Nationwide entered into the Asset Purchase Agreement with Old FNB. On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Nationwide purchased the FNB Acquired Business in the FN Acquisition for $726.5 million. Effective on October 1, 1994, First Nationwide changed its name from "First Madison Bank, FSB" to "First Nationwide Bank, A Federal Savings Bank." On October 7, 1994, First Nationwide sold the FNB Acquired Business' branch network located in Illinois consisting of 26 branches with approximately $1.2 billion in deposits. The $89 million deposit premium received by First Nationwide was treated as a reduction of intangible assets related to the FN Acquisition.

    First Nationwide financed the FN Acquisition and paid related fees and expenses with: (i) a capital contribution by Holdings funded with the net proceeds of (a) the issuance of the Holdings Senior Notes and (b) the issuance of its class C common stock (all of which was redeemed on June 3, 1996), (ii) the net proceeds from the issuance of the 11 1/2% Preferred Stock and (iii) existing cash and proceeds from securities sold under agreements to repurchase. See "Certain Transactions."

   In December 1994, First Nationwide's wholly owned mortgage bank operating subsidiary, FNMC, entered into a series of agreements with the Resolution Trust Corporation as conservator for StanFed to acquire certain of StanFed's mortgage servicing assets and assume certain of StanFed's mortgage servicing liabilities for approximately $178 million in the Maryland Acquisition. As a result of the Maryland Acquisition, FNMC acquired a 1-4 unit residential mortgage loan servicing portfolio of approximately $11.4 billion (including a subservicing portfolio of $1.8 billion) and certain other assets and liabilities. The transaction was consummated on February 28, 1995. In connection with the Maryland Acquisition, FNMC has moved its mortgage servicing operations to Maryland from its former location in Sacramento, California. Costs totalling $5.7 million associated with such consolidation are included in noninterest expense in First Nationwide's consolidated statement of operations for the year ended December 31, 1995.

   In April 1995, First Nationwide closed substantially all of its retail mortgage loan production offices. Costs associated with such closures of approximately $2.1 million are included in noninterest expense in Frist Nationwide's consolidated statement of operations for the year ended December 31, 1995.

   In April 1995, First Nationwide consummated the Tiburon Purchase in which it acquired approximately $13 million in deposits located in Tiburon, California from East-West Federal Bank, a federal savings bank. In August 1995, First Nationwide consummated the ITT Purchase in which it acquired three retail branches located in Orange County, California with deposit accounts of approximately $356 million from ITT Federal Bank, fsb. On December 8, 1995, First Nationwide consummated the Sonoma Purchase in which it acquired four retail branches located in Sonoma County, California with deposit accounts of approximately $144 million from Citizens Federal Bank, a Federal Savings Bank. The weighted average deposit premium paid in connection with the Branch Purchases was 3.78%.

   On October 2, 1995, FNMC purchased in the LMUSA 1995 Purchase from LMUSA a loan servicing portfolio of approximately $11.1 billion (including a subservicing portfolio of $3.1 billion), a master servicing portfolio of $2.9 billion and other assets, principally existing loans and loan production operations of LMUSA, for $100 million, payable in installments, and the assumption of certain indebtedness relating to the acquired loan portfolio.

   On January 31, 1996, FNMC purchased in the LMUSA 1996 Purchase LMUSA's remaining $14.1 billion loan servicing portfolio (including a subservicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $46.8 million in net other servicing receivables, $2.6 million in mortgage loans, and $6.2 million in net other assets for a purchase price of approximately $160.0 million payable in installments. The initial installment of $49.8 million was paid with existing cash.

   On February 1, 1996, First Nationwide consummated the SFFed Acquisition pursuant to which First Nationwide acquired SFFed and its wholly owned federal savings association subsidiary, San Francisco Federal. The aggregate consideration paid in the SFFed Acquisition was approximately $264 million. Following completion of the SFFed Acquisition, SFFed was liquidated and San Francisco Federal was merged into First Nationwide. See "Strategic Acquisitions and Dispositions--FN and Other Acquisitions--The SFFed Acquisition."

   On June 1, 1996, First Nationwide consummated the Home Federal Acquisition pursuant to which First Nationwide acquired HFFC and its wholly owned federally chartered savings association subsidiary, Home Federal. The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million. See "Strategic Acquisitions and Dispositions--FN and Other Acquisitions--The Home Federal Acquisition."

   On July 27, 1996, Holdings entered into the Merger Agreement providing for the acquisition of Cal Fed and its subsidiary, California Federal, which as of September 30, 1996 had approximately $14.1 billion in assets and $8.8 billion in deposits and operated 118 branches in California and Nevada. See "Strategic Acquisitions and Disposition--The Cal Fed Acquisition."

    From January through June of 1996, First Nationwide consummated the Branch Sales in the following transactions:





                                                    CARRYING VALUE AT
                     SALE                         RESPECTIVE SALE DATE
                 CONSUMMATION      NUMBER OF    -----------------------   PRE-TAX
BRANCH LOCATION      DATE        BRANCHES SOLD     DEPOSITS     ASSETS      GAIN
--------------- --------------  ---------------  ------------  ---------  ---------
                                       (DOLLARS IN THOUSANDS)
New York            1/12/96             7          $  416,476    $ 5,997   $ 32,991
Ohio                1/19/96            28           1,392,561     20,480    130,660
New York            2/23/96             3             270,046      1,838     17,027
New York            3/15/96             5             615,572      8,083     48,933
New Jersey          3/22/96             4             501,262      6,396     35,938
New York            3/22/96            11             637,045      9,465     41,286
Michigan            6/28/96            21             799,226     15,060     56,177
                                ---------------  ------------  ---------  ---------
Total                                  79          $4,632,188    $67,319   $363,012
                                ===============  ============  =========  =========



   The Branch Sales resulted in gains of approximately $363.0 million on a pre-tax basis through September 30, 1996, which represented a premium of 7.96% of the approximately $4.6 billion of deposits sold. The gains from the Branch Sales were used, as necessary, to augment the Bank's regulatory capital to maintain its "well capitalized" status after the SFFed Acquisition.


LENDING ACTIVITIES

   During the time between the First Gibraltar Texas Sale and the FN Acquisition, First Nationwide's lending activity was limited. Loan originations focused on second lien home improvement lending, with a limited number of residential mortgage loans made. In addition, First Nationwide made several loans to address special community housing needs through its CRA program.

   Since the FN Acquisition, First Nationwide's principal lending activity has been and the Bank's principal lending activity is expected to be the origination of adjustable and fixed rate mortgage loans secured by residential properties. To a lesser extent, the Bank also originates consumer loans consisting principally of adjustable rate home equity lines of credit. The current commercial lending activity of the Bank has been limited to restructuring and refinancing existing portfolio loans, and multi-family loans originated under its affordable housing program. The Bank also participates in a number of other affordable housing programs and initiatives.

   The Bank's residential loan origination activities are conducted by FNMC. Throughout this Offering Circular, references to the Bank and its residential loan origination servicing activities relate to functions performed by FNMC. In April 1995, FNMC concluded that the costs of operating retail offices outweighed the benefits and, accordingly, closed substantially all of its retail mortgage production offices. Residential loans continue to be originated through FNMC's wholesale origination offices (wherein loans are purchased from independent loan brokers) and the Bank's retail branches. FNMC originates ARMs on single-family residential properties, which in the case of ARMs originated prior to September 30, 1995, were generally held for investment, and fixed rate loans, which are generally held for sale to the secondary mortgage market. In the fourth quarter of 1995, however, all of the ARMs originated were sold in the secondary market in anticipation of the SFFed Acquisition. During the nine months ended September 30, 1996, most of the fixed and variable rate real estate loans originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. On October 2, 1995, FNMC acquired the correspondent loan purchase operation of LMUSA as well as contracts to administer various housing bond and other private mortgage lending programs.

   The Bank generates consumer loan applications at its retail branches. In addition, the Bank conducts direct-mail solicitations, principally of its existing customers, for both secured and, to a much lesser extent, unsecured revolving loans. All consumer loan processing, servicing and collection operations are centralized at a facility in Oak Brook, Illinois.

    The following table reflects, for the periods indicated, the net change in the total principal balances of loans receivable outstanding, excluding loans held for sale, for First Nationwide and its subsidiaries:


                                                                            YEAR ENDED DECEMBER 31,
                                                      NINE MONTHS ENDED  ------------------------------
                                                      SEPTEMBER 30, 1996     1995       1994      1993
                                                     ------------------  ----------  ---------  -------
                                                                         (IN MILLIONS)
Real estate loans originated:
  Loans to purchase existing property ..............       $   188         $   959     $   419    $  27
  Loans for construction, including loans in process             8              --          --        2
                                                     ------------------  ----------  ---------  -------
   Total real estate loans originated ..............           196             959         419       29
Other loans originated .............................           132             224          61       26
Loans purchased ....................................         3,875             751      11,753        2
                                                     ------------------  ----------  ---------  -------
   Total loans originated and purchased ............         4,203           1,934      12,233       57
Loans sold, securitized, repaid and foreclosed:
  Loans sold (1) ...................................           (63)           (380)       (155)    (300)
  Loans securitized ................................            --            (376)     (1,339)      --
  Loan repayments and payoffs ......................        (1,740)         (1,922)       (387)    (539)
  Loan foreclosures ................................          (124)            (93)        (25)     (32)
                                                     ------------------  ----------  ---------  -------
   Total loans sold, securitized, repaid and
    foreclosed .....................................        (1,927)         (2,771)     (1,906)    (871)
Other changes in loans receivable ..................          (466)           (308)        (40)     (51)
                                                     ------------------  ----------  ---------  -------
  Net increase/(decrease) in loans receivable (2) ..       $ 1,810         $(1,145)    $10,287    $(865)
                                                     ==================  ==========  =========  =======


------------

(1) Includes loans sold pursuant to the Put Agreement totalling $41.9 million, $199.5 million and $188.1 million during the nine months ended September 30, 1996 and during the years ended December 31, 1995 and 1994, respectively.

(2) Excludes allowance for loan losses, purchase accounting adjustments, unearned discounts and loan fees, and loans in process.

 Interest Rates, Terms and Fees

   The Bank offers a variety of ARM products with the objectives of (i) matching, as closely as possible, the interest rate sensitivity of its interest-earning assets with the interest rate sensitivity of its interest-bearing liabilities and (ii) maintaining a relatively stable net interest margin in varied interest rate environments. In response to consumer demand, and in order to diversify its loan portfolio and help to control its future interest rate risk, the Bank's loan portfolio includes several ARM products which vary as to (i) the frequency and amount of periodic interest rate changes and (ii) the minimum and maximum rates applied to a particular loan. ARMs have the advantage of reducing an institution's sensitivity to interest rate fluctuations. However, they also present certain risks not associated with traditional fixed rate mortgages, such as adjustments in interest rates which could cause payment increases that some borrowers might be unable to service.

   The Bank attempts to mitigate the credit risks associated with mortgage lending activities by the use of strict underwriting standards. Substantially all residential loans originated are underwritten to conform with standards adopted by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), GNMA, or other secondary market investors. Accordingly, the Bank's underwriting standards include LTV ratios and maximum loan amounts for both fixed rate loans and ARMs that closely mirror secondary market requirements. Generally, where these standards differ, specific strong compensating factors are required. With respect to ARMs, the Bank underwrites the borrower's ability to pay at the maximum second year payment rate, consistent with secondary market requirements.

   In addition to the interest earned on its loans, the Bank charges fees for loan originations, loan prepayments and modifications, late payments, changes of property ownership and other similar services.

The amount of this fee income varies with the volume of loan originations, prepayments, the general economic conditions affecting the portfolio and other competitive factors affecting the mortgage market.

   Generally, late charges are assessed when payments are delinquent. On loans secured by residential properties, these charges are generally limited to 4% to 6% of the overdue payment of principal and interest and cannot be imposed until the payment is more than 15 days late, in accordance with the contractual terms of the loans and regulatory requirements in effect when the loans were made.

 Composition of Loan Portfolio

   The composition of First Nationwide's loan portfolio, excluding Covered Assets and loans held for sale, is set forth in the following table, at the dates indicated:

                                                                         AT DECEMBER 31,
                                                          --------------------------------------------
                                   AT SEPTEMBER 30, 1996    1995      1994     1993    1992     1991
                                   ---------------------  --------  --------  ------  ------  --------
                                                          (IN MILLIONS)
Real estate loans:
  1-4 unit residential ...........         $ 6,299          $5,423   $ 5,612    $19     $ 40    $1,891
  5+ unit residential ............           2,293           1,854     2,178     --       --        --
  Commercial real estate .........           2,075           1,716     2,015     10      138        96
  Land ...........................              11               9        15     --       --        --
  Construction ...................               8              --         8     --       --        --
                                   ---------------------  --------  --------  ------  ------  --------
   Total real estate loans .......          10,686           9,002     9,828     29      178     1,987
Equity-line and consumer loans  ..             299             171       492      5      631       866
Non real estate commercial loans                --               2         1     --       90       136
                                   ---------------------  --------  --------  ------  ------  --------
  Total loans receivable .........          10,985           9,175    10,321     34      899     2,989
Less:
  Unearned discounts and loan fees               2             (19)       --      3       55       376
  Loans in process ...............              --              --        --     --       52        49
  Allowance for loan losses ......             244             210       203      2       14        23
  Purchase accounting adjustments,
    net ..........................             161             153       151     --        1        --
                                   ---------------------  --------  --------  ------  ------  --------
   Loans receivable, net .........         $10,578          $8,831   $ 9,967    $29     $777    $2,541
                                   =====================  ========  ========  ======  ======  ========

    The following table presents First Nationwide's real estate loan portfolio (excluding loans held for sale and loans subject to the Assistance Agreement), by collateral type, by interest rate type and by state concentration at December 31, 1995:

                       1-4 UNIT              5+ UNIT
                      RESIDENTIAL          RESIDENTIAL
                 -------------------  -------------------
      STATE        VARIABLE    FIXED    VARIABLE    FIXED
---------------  ----------  -------  ----------  -------
                           (DOLLARS IN MILLIONS)
California .....    $2,729     $238      $  798     $ 91
New York .......       404       73         215      115
Illinois .......       160       76          41        7
Florida ........       102       46          39       33
Ohio ...........        93       83          28        8
New Jersey .....       115       28          62        9
Hawaii .........       198       19          --        1
Washington .....        78        8          52        8
Colorado .......        97       53           1        4
Texas ..........        75       48           2       18
Other states(1)        517      183         242       80
                 ----------  -------  ----------  -------
 Total .........    $4,568     $855      $1,480     $374
                 ==========  =======  ==========  =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                      COMMERCIAL
                       AND OTHER        TOTAL REAL
                 -------------------      ESTATE       % OF
      STATE        VARIABLE    FIXED      LOANS       TOTAL
---------------  ----------  -------  ------------  --------

California .....    $1,128     $141       $5,125       56.93%
New York .......        48       40          895        9.94
Illinois .......        40       18          342        3.80
Florida ........        31       12          263        2.92
Ohio ...........        32        3          247        2.74
New Jersey .....         8        4          226        2.51
Hawaii .........         4       --          222        2.47
Washington .....        25        1          172        1.91
Colorado .......        --       --          155        1.72
Texas ..........         1        5          149        1.66
Other states(1)        151       33        1,206       13.40
                 ----------  -------  ------------  --------
 Total .........    $1,468     $257       $9,002      100.00%
                 ==========  =======  ============  ========

------------


(1) Real estate loans involving property located in 39 states, Puerto Rico and the District of Columbia; not more than 1.5% of the total amount of such loans are located in any one state.


   The following table summarizes First Nationwide's loan portfolio not subject to the Assistance Agreement, excluding loans held for sale, at December 31, 1995, based upon various contractually scheduled principal payments allocated to the indicated maturity categories. This table does not reflect expected prepayments.

                                             OVER ONE BUT
                                 DUE WITHIN  WITHIN FIVE    OVER FIVE
                                  ONE YEAR      YEARS         YEARS       TOTAL
                                ----------  ------------  ------------  -------
                                                  (IN MILLIONS)
Real estate loans:
  1-4 unit residential:
   Fixed rate .................     $  9        $   57        $  789     $  855
   Variable rate ..............        4            25         4,539      4,568
  5+ unit residential:
   Fixed rate .................       25           129           220        374
   Variable rate ..............       97           515           868      1,480
  Commercial and other
   Fixed rate .................       21            81           155        257
   Variable rate ..............      121           473           874      1,468
                                ----------  ------------  ------------  -------
    Total .....................      277         1,280         7,445      9,002
Commercial and consumer loans:
   Fixed rate .................       19            10             5         34
   Variable rate ..............       40             4            95        139
                                ----------  ------------  ------------  -------
    Total .....................       59            14           100        173
                                ----------  ------------  ------------  -------
    Total loans receivable ....     $336        $1,294        $7,545     $9,175
                                ==========  ============  ============  =======


 Residential Lending


   The Bank currently offers three primary residential ARM programs, and a variety of fixed rate programs with maturities ranging from 15 to 30 years. Adjustable rate programs include loans which: (i) provide for monthly interest rate adjustments, after the third or sixth month from inception of the loan, based on the FHLB 11th District Cost of Funds, (ii) provide for annual rate adjustments based upon the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity of one year, or (iii) provide for semi-annual rate adjustments based on the weekly average of the secondary market rates on six-month negotiable certificates of deposit. Some ARMs offer an option to convert to a fixed rate after the first year through the fifth year of the loan term. A variety of features are incorporated into ARM loans to protect borrowers from unlimited adjustments in interest rates and payments. All ARMs have lifetime caps which limit the amount of rate increases over the life of the loan. ARMs whose rates adjust annually have rate caps which limit the amount that rates can change to two percentage points per year. Loans which adjust monthly based upon the FHLB 11th District Cost of Funds limit payment changes to no more than 7.5% of the payment amount per year. This may lead to monthly payments which are less than the amount necessary to amortize the loan to maturity at the interest rate in effect for any particular month. In the event that the monthly payment is not sufficient to pay interest accruing on the loan during the month, this deficiency is added to the loan's principal balance (i.e., negative amortization). The total outstanding principal balance for a particular loan is not allowed to exceed 110% of the original loan amount as a result of negative amortization. If the loan reaches 110% of the original loan amount, the loan payment is recalculated to the payment sufficient to repay the unpaid principal balance in full at the maturity date. As of September 30, 1996, First Nationwide's capitalized interest relative to such residential loans was approximately $3.4 million. This amount represents approximately
 .16% of the approximately $2.2 billion of residential ARMs that have the potential to experience negative amortization. The Bank also originates 15 and 30 year fully amortizing fixed rate residential loans under a variety of fixed rate programs, primarily for resale in the secondary mortgage market. When loans are sold, FNMC normally retains the servicing of the loan. See "--Mortgage Banking Operations" for a further discussion of these activities.


 Multi-family, Commercial and Other Real Estate Lending

   While the Bank currently originates multi-family, commercial and other real estate loans only as they relate to affordable housing programs, the Bank's loan portfolio includes loans secured by multi-family residential, commercial, industrial and unimproved real property. Such loans are principally acquired through acquisitions. The Bank's variable rate multi-family and commercial real estate loans have a maximum amortized loan term of 30 years with some loans having balloon payments due in one to fifteen years. ARMs primarily adjust with the FHLB 11th District Cost of Funds or the six-month Treasury Bill indices with a monthly or semi-annual rate adjustment. The terms and characteristics of the ARMs originated for multi-family and commercial real estate lending purposes are similar to those for residential lending. As such, many of the same risks and protections related to residential borrowers are present in the multi-family and commercial real estate portfolios, including the potential for negative amortization. Negative amortization for multi-family and commercial real estate loans is allowed to increase the outstanding principal balance to 110% of the original loan amount. If the loan reaches 110% of the original loan amount, all future interest rate increases will increase the monthly payment to amortize the loan over the remaining life of the loan. At September 30, 1996, First Nationwide's capitalized interest relative to such loans was approximately $1.5 million, which represents approximately 0.1% of the $1.7 billion of multi-family and commercial real estate loans that have the potential to experience negative amortization.

   Real estate loans secured by multi-family and commercial property represent a significant portion of the Bank's portfolio. The management of the Bank periodically reviews the multi-family and commercial real estate loan portfolio. At September 30, 1996, First Nationwide's multi-family and commercial real estate loan portfolio totalled $4.4 billion. Included in First Nationwide's multi-family and commercial real estate loan portfolio at September 30, 1996 are $29.9 million of loans with credit enhancement wherein the lead participant subordinated its minority interest in a pool of loans to First Nationwide's interest in the corresponding pool of loans. No loans are subject to be repurchased by the seller in the event such loans become 90 days delinquent.


   First Nationwide's potential for loss on the multi-family and commercial loan portfolio acquired from Old FNB and, to a lesser extent, the residential mortgage loan portfolio acquired from Old FNB, was mitigated by the Put Agreement entered into by First Nationwide with Granite, an affiliate of Old FNB, in connection with the FN Acquisition. At September 30, 1996, $429.5 million had been put to Granite, leaving a remaining balance available under the Put Agreement to be put of $70.5 million. First Nationwide fully utilized the remaining balance on December 5, 1996. See "--Other Activities--The Put Agreement" for a description of the Put Agreement.

   In addition to managing its own asset portfolio, at September 30, 1996 and December 31, 1995 First Nationwide and its wholly owned subsidiary, FGB Realty, managed non-performing loan (principally multi-family and commercial real estate) and asset portfolios totalling $1.1 billion and $1.3 billion, respectively, for investors. Revenues related to such activities are reflected as management fees in First Nationwide's consolidated statements of operations. A portion of this servicing was acquired from Old FNB which had sold loans with certain recourse provisions. The recourse liability was assumed by First Nationwide in the FN Acquisition and at September 30, 1996, the balance of multi-family and commercial real estate loans sold with recourse totalled $163 million.


 Consumer Lending

   The Bank's consumer loan originations are primarily concentrated in home equity lending. At September 30, 1996, First Nationwide's home equity portfolio totaled $238 million, representing 80% of the total consumer loan portfolio of $299 million. The portfolio is geographically dispersed and correlates closely to retail deposit branch distribution.

   The Bank offers an adjustable, prime interest rate-based home equity line of credit on owner-occupied residential properties. In determining the amount of credit to be extended, all loans secured by the collateral properties are aggregated and compared to the appraised value of the properties. The Bank's policy is to extend credit up to a maximum combined LTV ratio of 80%.


   Other consumer loan products include: fixed rate home equity installment loans; adjustable prime rate-based home equity loans, which while secured, are based on repayment ability and credit history; auto and boat loans; unsecured lines of credit; overdraft protection; and loans secured by certificates of deposit.


 Loans Held for Sale

   The carrying value of First Nationwide loans held for sale portfolio consisted of the following at December 31, 1995 and 1994:

                                               1995     1994
                                             --------  ------
                                               (IN MILLIONS)
Single-family residential mortgage loans  ..   $  877    $26
Consumer loans, primarily home equity loans       326     --
                                             --------  ------
                                               $1,203    $26
                                             ========  ======


   Loans held for sale are carried at the lower of cost or market value. The significant increase in single family residential mortgage loans held for sale is attributed to the higher loan production volumes in 1995 compared to 1994. In addition, substantially all ARMs originated in the fourth quarter of 1995 were sold in the secondary market in anticipation of the SFFed Acquisition. Prior to that time, most ARMs originated were held by First Nationwide for investment. The consumer loans held for sale generally represent loans in states where First Nationwide has sold the retail deposits.


 Origination of Residential Loans

   The Bank originates residential loans principally through the efforts of wholesale origination offices where loans are purchased from independent loan brokers, and, to a lesser degree, staff loan agents. To promote continuity of customer service, help meet credit needs and to increase opportunities to sell customer deposit and other financial services offered by the Bank and its subsidiaries, loan inquiries from retail branch customers and "walk-in" applicants are encouraged. These inquiries are initially processed by retail branch office personnel, with support provided by regional lending offices. The residential loan agents are compensated principally on a commission basis. Closed mortgage loans are also acquired by FNMC through a correspondent lending operation acquired from LMUSA on October 2, 1995.

    The majority of real estate loans originated by First Nationwide have LTV ratios of 80% or less in accordance with its underwriting criteria. First Nationwide has originated loans with LTV ratios of up to 95%, with the portion of the loan exceeding 80% guaranteed by private mortgage insurance, the premiums of which are paid monthly by the borrower. Certain exceptions to this guideline have been made for low and moderate income borrowers. However, the principal balance of loans subject to such exceptions is not significant in terms of the Bank's total loan originations. The value of the property offered as security for a mortgage loan is determined by a professionally qualified appraiser approved by the Bank, who may or may not be an employee of the Bank. As further security for its loan, at the time of loan funding, the Bank requires title insurance and fire and casualty insurance on all loans secured by liens on real property. The Bank also requires flood insurance on any loan secured by real property if the property lies within a U.S. Housing and Urban Development Department ("HUD")-designated flood hazard area. The Bank does not originate loans secured by properties located in HUD-designated flood hazard areas in communities that do not participate in the National Flood Insurance Program.

 Mortgage Banking Operations

   Mortgage banking operations have been an integral part of the business activities of First Nationwide since the FN Acquisition. FNMC was incorporated in June 1994 as a wholly owned operating subsidiary of the Bank. In the FN Acquisition, First Nationwide acquired certain of Old FNB's residential mortgage operations, which were transferred to FNMC in exchange for a combination of debt and equity held by the Bank.

   Mortgage banking activities allow the generation of fee income without the associated capital retention requirements attributable to traditional real estate lending activities. Generally, the Bank originates fixed rate residential loans for sale in the secondary mortgage market. ARMs originated prior to September 30, 1995 were generally held by First Nationwide for investment. In the fourth quarter of 1995, however, all of the ARMs originated were sold or held for sale in the secondary market in anticipation of the SFFed Acquisition. During the nine months ended September 30, 1996, most of the fixed and variable rate real estate loans originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. The Bank employs forward sale hedging techniques to minimize the interest rate and pricing risks associated with the origination and sale of fixed rate loans.

   At the time of origination, management identifies residential loans that are expected to be sold in the foreseeable future. At September 30, 1996, management had identified $710.2 million of single-family residential real estate loans as held for sale. These loans have been classified as assets held for sale in the consolidated statement of financial condition at September 30, 1996 and are recorded at the lower of aggregate amortized cost or market value. At September 30, 1996, First Nationwide had forward commitments to sell loans totalling $529 million. In addition, $144.4 million of the loans held for sale were funded under pre-existing purchase commitments to various housing bond programs and the California Public Employees Retirement System.

   The servicing portfolio of FNMC (excluding loans serviced for First Nationwide) approximated $42.7 billion and 718,945 loans as of September 30, 1996. Substantially all of FNMC's loans are serviced in a 230,000 square-foot facility in Frederick, Maryland acquired from StanFed.

   Since the FN Acquisition, First Nationwide has sold fixed rate and adjustable rate whole loans secured by residential properties to FNMA, FHLMC, and private investors. Mortgage loan sales totalled $3.8 billion and $1.4 billion during the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

   Old FNB occasionally sold loans under recourse provisions; such liability was assumed by the Bank in the FN Acquisition. As of September 30, 1996, the balance of loans sold with certain recourse provisions was $367.7 million.

   The Bank, through FNMC, has generally retained the right to service the loans it has sold. FNMC collects from the borrower payments of principal and interest and, after retaining a servicing fee, remits the balance to the investors.

    In accounting for its mortgage loan sales prior to April 1, 1995, a gain or loss was recognized based on the sum of three components: (i) the difference between the cash proceeds of the loan sales and First Nationwide's book value of the loans; (ii) the "excess servicing," if any; less (iii) provisions for estimated losses to be incurred from limited recourse obligations, if any. Excess servicing results in a capitalized asset that reflects the discounted present value of any difference between the interest rate received from the borrower and the interest rate passed through to the purchaser of the loan, less a "normal servicing fee" (dependent upon loan type), which is retained as compensation for future servicing costs. The amount of excess servicing recognized in any particular loan sale depends significantly upon three factors upon which estimates or assumptions must be employed: (i) the estimated life of the loans, (ii) the discount rate used in calculating discounted present value and (iii) the "normal servicing fee."

   The excess servicing asset is amortized as an offset to servicing fee income using the interest method adjusted for actual prepayment experience over the estimated remaining servicing lives of the loans sold. The Bank monitors the prepayments on the loans serviced for investors and reduces the balance of the asset if the actual prepayments are in excess of the estimated prepayment trends used to record the original asset. The Bank's assumptions relative to prepayment speed, discount and servicing fee rates are revised periodically to reflect current market conditions and regulatory requirements.

   Effective April 1, 1995, First Nationwide adopted SFAS No. 122. SFAS No. 122 requires that, when a mortgage loan is sold and servicing rights are retained, a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing rights based on its fair market value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Accounting Changes" for a description of SFAS No. 122.

   At December 31, 1995, FNMC owned rights to service approximately $27.1 billion of whole loans, participation interests and mortgage-backed securities for others. These loans had an average balance of $52,791, a weighted average coupon rate of 8.58%, a weighted average maturity of 262 months and a service fee spread of .49%. The greater than 30 day delinquency rate on these loans at December 31, 1995 was 3.82%. First Nationwide subserviced for others approximately $3.3 billion of whole loans, participation interests and mortgage-backed securities. These loans had an average balance of $60,709, a weighted average coupon rate of 8.36% and a weighted average remaining maturity of 286 months. The servicing fee collected on these loans is passed through to the primary servicer with First Nationwide retaining a flat subservice fee that is netted out of the monthly remittance. Although First Nationwide has no risk for loans subserviced, the greater than 30 day delinquency rate on these loans is 7.46%. For the year ended December 31, 1995, gross revenue for servicing activities totalled $94.3 million.

   In the fourth quarter of 1996, First Nationwide initiated a program to hedge the reduction in value of its servicing rights in a steeply declining interest rate environment. The hedge will consist primarily of principal-only swaps and floors on a 10 year Treasury note rate.

   On October 2, 1995, FNMC purchased the stock of Lomas Mortgage Services Inc. (now known as FNMC Mortgage Services, Inc.), in the LMUSA 1995 Purchase, which is a 33% owner of Lomas Mortgage Partnership L.P. ("LMP") and its managing general partner. LMP owns the mortgage servicing rights to approximately $3.1 billion of loans serviced for FNMA, GNMA, FHLMC and private investors. LMP's investment in such servicing rights and its other assets are partially funded by independent bank lines of credit totalling approximately $27 million. LMP has no employees or physical operations but discharges its obligations under its servicing contracts under a subservicing contract with FNMC. See "--General--Background."

NON-PERFORMING ASSETS


   First Nationwide's exposure to losses relative to certain assets acquired in the FN Acquisition that became non-performing or otherwise problematic prior to November 30, 1996 were mitigated to the extent First Nationwide was able to put such loans to Granite under the Put Agreement. See "--Other Activities--The Put Agreement."


 Classification of Assets

   Savings institutions are required to classify their assets on a regular basis, establish prudent allowances for loan losses and make quarterly reports of troubled asset classification to the OTS. Assets must be classified as "pass," "special mention," "substandard," "doubtful" or "loss." An asset is generally designated as "special mention" if potential weaknesses are identified that, if left uncorrected, would result in deterioration of the repayment prospects for the asset. An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization on the collateral at the asset's book value. Thus, these assets are characterized by the possibility that the institution will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if identified weaknesses make collectibility or liquidation in full highly questionable and improbable. An asset, or a portion thereof, that is considered to be uncollectible is classified "loss." It should be noted that the Bank does not maintain assets in a loss classification category; rather, the carrying value of all troubled assets is reduced by any amount considered to be uncollectible. The appropriate OTS Regional Director has the authority to approve, disapprove or modify any asset classification or any amount established as an allowance pursuant to such classification. Savings institutions must maintain adequate general valuation allowances in accordance with generally accepted accounting principles and federal regulations for assets classified as "substandard" or "doubtful" and either immediately write off assets classified as "loss" or establish specific valuation allowances equal to the amounts classified as "loss."

   The Bank has a comprehensive process for classifying assets, and asset reviews are performed on a periodic basis. Such reviews are prioritized according to an asset's risk characteristics, such as loan size, collateral type and/or location, and potential loan performance problems. The objective of the review process is to identify significant trends and determine the levels of loss exposure to the Bank that would require increases to specific and general valuation allowances.

  Loan Portfolio Risk Elements

   When a borrower fails to make a contractually required payment on a loan, the loan is characterized as delinquent. In most cases delinquencies are cured promptly; however, foreclosure proceedings, and, in some cases, workout proceedings, are generally commenced if the delinquency is not cured. The procedures for foreclosure actions vary from state to state, but generally if the loan is not reinstated within certain periods specified by statute, the property securing the loan can be acquired through foreclosure by the lender. While deficiency judgments against the borrower are available in some of the states in which the Bank originates loans, the value of the underlying collateral property is usually the principal source of recovery available to satisfy the loan balance.


   In general, loans are placed on nonaccrual status after being contractually delinquent for more than 90 days. When a loan is placed on nonaccrual status, all interest previously accrued but not received is reversed. The Bank may modify or restructure a loan as a result of a borrower's inability to service the obligation under the original terms of the loan agreement.

    The following table indicates the carrying value of First Nationwide's loans, excluding loans subject to the Assistance Agreement, which have been placed on nonaccrual status, as well as the carrying value of foreclosed real estate, at the dates indicated:


                                         AT                         AT DECEMBER 31,
                                    SEPTEMBER 30,  -----------------------------------------------
                                        1996         1995     1994       1993       1992     1991
                                  ---------------  -------  -------  -----------  -------  -------
                                                                 (DOLLARS IN MILLIONS)
Nonaccrual loans:
 Real estate:
  1-4 unit residential ..........       $ 134        $ 136    $ 133     $    2      $   7    $  52
  5+ unit residential ...........          19           23       24          9         --       --
  Commercial and other ..........          13            9       11         --         --       --
  Land ..........................          --           --        7         --         --       --
  Construction ..................          --           --        2         --         --       --
                                  ---------------  -------  -------  -----------  -------  -------
   Total real estate ............         166          168      177         11          7       52
 Equity-line and consumer  ......           3            3        4         --          4        2
                                  ---------------  -------  -------  -----------  -------  -------
   Total nonaccrual loans  ......         169          171      181         11         11       54
Foreclosed real estate, net  ....          59           49       37         --         --       --
                                  ---------------  -------  -------  -----------  -------  -------
   Total non-performing assets  .       $ 228 (a)    $ 220    $ 218     $   11      $  11    $  54
                                  ===============  =======  =======  ===========  =======  =======
Non-performing loans as a
 percentage of First
 Nationwide's total loans .......        1.50%        1.71%    1.81%     37.61%(b)   1.42%    2.12%
                                  ===============  =======  =======  ===========  =======  =======
Non-performing assets as a
 percentage of First
 Nationwide's total assets  .....        1.36%        1.50%    1.49%       .98%       .12%     .53%
                                  ===============  =======  =======  ===========  =======  =======

------------

   (a) Of the $228 million in total non-performing assets, approximately $17.3 million were eligible to be sold to Granite pursuant to the Put Agreement at September 30, 1996. Includes $74.5 million of non-performing assets acquired in the SFFed and Home Federal Acquisitions and in the LMUSA 1996 Purchase.


   (b) The significant increase in the percentage of non-performing loans to total loans at December 31, 1993 from December 31, 1992 reflects the decrease in loans receivable from $899 million at December 31, 1992 to $34 million at December 31, 1993. The level of total non-performing assets over that time period remained relatively constant.


   Interest income of $3.5 million was received and recognized by First Nationwide for nonaccrual loans during the nine months ended September 30, 1996, instead of $10.6 million which would have been recognized had the loans performed in accordance with their original terms. First Nationwide has had no loans contractually past due 90 days or more on accrual status in the past five years.

   The following table indicates loans classified by First Nationwide as troubled debt restructurings, net of purchase accounting adjustments, and excluding loans subject to the Assistance Agreement, at the dates indicated:

                                    AT                    AT DECEMBER 31,
                               SEPTEMBER 30,  --------------------------------------
                                   1996        1995    1994    1993    1992    1991
                             ---------------  ------  ------  ------  ------  ------
                                                           (IN MILLIONS)
Restructured loans:
 1-4 unit residential  .....       $  4         $  8    $ 19    $--     $--     $--
 5+ unit residential .......         66          147     204     --      --      --
 Commercial and other  .....         63           79     110     --      --      --
                             ---------------  ------  ------  ------  ------  ------
  Total restructured loans         $133         $234    $333    $--     $--     $--
                             ===============  ======  ======  ======  ======  ======


   For the nine months ended September 30, 1996, First Nationwide recognized interest income of $10.9 million on restructured loans instead of the $11.7 million which would have been recognized had the loans been performing in accordance with their original terms. There were no non-real estate restructured loans in any of the past five years.

  Allowance for Loan Losses

   The Bank charges current earnings with a provision for estimated credit losses on loans receivable to bring the total allowance to a level deemed appropriate by management. The provision considers both specifically identified problem loans and credit risks not specifically identified in the loan portfolio. The allowance for loan losses is based on such factors as the financial condition of the borrowers, the fair value of the loan collateral, recourse to guarantors, the estimated net cost of holding and maintaining properties and collateral prior to the anticipated date of sale, analysis of delinquency trends, geographic and collateral-type concentrations, past loss experience, regulatory policies, and other factors related to the collectibility of the Bank's loan portfolio.

   The following table summarizes activity in First Nationwide's allowance for loan losses during the periods indicated:

                                                                            YEAR ENDED DECEMBER 31,
                                          NINE MONTHS ENDED    ------------------------------------------------
                                          SEPTEMBER 30, 1996     1995      1994      1993      1992      1991
                                       ----------------------  --------  --------  --------  --------  --------
                                                                                 (IN MILLIONS)
Balance at beginning of period  ......           $210             $203      $  2      $ 15      $ 24      $ 15
 Purchases -- SFFed Acquisition  .....             40               --        --        --        --        --
 Purchases -- Home Federal
  Acquisition ........................              5               --        --        --        --        --
 Purchases -- FN Acquisition .........             --               --       202        --        --        --
 Provision for loan losses ...........             30               37         6         1        16        18
 Charge-offs:
  1-4 unit residential ...............            (36)             (28)       (4)       --       (11)       (6)
  5+ unit residential and
   commercial real estate (a) ........             (4)              --        (4)       --        --        --
  Consumer and other .................             (4)              (5)       (1)       (1)       (7)       (5)
  Non real estate commercial .........             --               --        --        (1)       (1)       --
                                       ----------------------  --------  --------  --------  --------  --------
    Total charge-offs ................            (44)             (33)       (9)       (2)      (19)      (11)
 Recoveries ..........................              3                3         2         1         2         2
                                       ----------------------  --------  --------  --------  --------  --------
  Net charge-offs ....................            (41)             (30)       (7)       (1)      (17)       (9)
                                       ----------------------  --------  --------  --------  --------  --------
 Allowance for losses assigned to
  loans sold .........................             --               --        --       (13)       (8)       --
                                       ----------------------  --------  --------  --------  --------  --------
Balance at end of period .............           $244             $210      $203      $  2      $ 15      $ 24
                                       ======================  ========  ========  ========  ========  ========

------------

   (a) Lack of activity in the nine months ended September 30, 1996 and the year ended December 31, 1995 is principally due to the existence of the Put Agreement.

    The following table sets forth the allocation of First Nationwide's allowance for loan losses at the dates indicated:

                                                                               DECEMBER 31,
                                                             ----------------------------------------------
                                        SEPTEMBER 30, 1996     1995      1994      1993      1992     1991
                                     ----------------------  --------  --------  --------  --------  ------
                                                                              (IN MILLIONS)
Specific reserves:
 Real estate loans:
 1-4 unit residential ..............           $ --             $  1      $  4      $--       $ 2      $ 1
 5+ unit residential ...............              3               --        --       --        --       --
 Commercial real estate ............              5               --        --       --        --       --
                                     ----------------------  --------  --------  --------  --------  ------
   Total specific reserves .........              8                1         4       --         2        1
                                     ----------------------  --------  --------  --------  --------  ------
General reserves:
 Real estate loans:
  1-4 unit residential .............            119              115       105        2        13       23
  5+ unit residential and
   commercial real estate ..........            108               85        85       --        --       --
                                     ----------------------  --------  --------  --------  --------  ------
   Total real estate loans .........            227              200       190        2        13       23
 Equity-line and consumer loans  ...              9                9         9       --        --       --
                                     ----------------------  --------  --------  --------  --------  ------
   Total general reserves ..........            236              209       199        2        13       23
                                     ----------------------  --------  --------  --------  --------  ------
Total allowance for loan losses  ...           $244             $210      $203      $ 2       $15      $24
                                     ======================  ========  ========  ========  ========  ======


   The table below provides First Nationwide's ratios of net charge-offs to outstanding average loan balances for the periods indicated:


                                                             YEAR ENDED DECEMBER 31,
                               NINE MONTHS ENDED  --------------------------------------------
                               SEPTEMBER 30, 1996   1995     1994     1993     1992     1991
                              ------------------  -------  -------  -------  -------  --------
 Real estate:
  1-4 unit residential  .....         0.46%         0.47%    0.06%    1.26%    1.13%    0.38%
  5+ unit residential and
   commercial real estate  ..          .08            --     0.10     0.19     0.01       --
 Consumer and other .........         1.08          1.00     0.23     0.24     0.94     0.57
 Non real estate commercial             --            --       --     1.29     1.06       --


 Impaired Loans


   See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Accounting Changes" for a discussion of SFAS No. 114 and First Nationwide's impaired loans as of September 30, 1996 and December 31, 1995.

INVESTMENT ACTIVITIES

   The Bank is required by OTS regulations to maintain a specified minimum amount of liquid assets which may be invested in specified securities. The Bank is also permitted to invest in certain other types of securities. Securities balances (including cash equivalent securities) exceeding minimum federal requirements are subject to change over time based on the Bank's asset/liability funding needs and interest rate risk management objectives. The Bank's liquidity levels take into consideration anticipated future cash flows and all available sources of credit. Liquidity is maintained at levels management believes are appropriate to assure future flexibility in meeting anticipated funding needs including deposit withdrawal requests, loan funding commitments, and other investment or restructuring requirements.

   During 1993 to 1996 the OTS required members of the FHLBS to maintain eligible liquid assets as defined by federal regulations in an amount equal to or greater than 5% of average deposits and borrowings due within one year. Under applicable law, this liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%, and the OTS has the authority to prescribe liquidity requirements for different classes of savings institutions, which classes may be determined in accordance with criteria selected by the OTS. First Nationwide was in compliance with this regulation throughout 1996.

 Cash Equivalents

   The Bank invests in federal funds sold, securities purchased under agreements to resell and interest-bearing deposits in other banks from time to time to help meet the Bank's regulatory liquidity requirements and as temporary holdings until the funds can be otherwise deployed or invested.

 Securities Available for Sale

   First Nationwide adopted SFAS No. 115 effective January 1, 1994. On November 15, 1995, the FASB issued the Special Report which provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Accounting Changes." On December 29, 1995, First Nationwide reclassified $1.5 billion and $231.8 million in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from the respective held-to-maturity categories to securities available for sale, resulting in a net after-tax increase of $22.5 million in stockholders' equity.

   The following summarizes the amortized cost and estimated fair value of First Nationwide's securities available for sale at the dates indicated (in thousands):

                                                                SEPTEMBER 30, 1996
                                      --------------------------------------------------------------------
                                                        GROSS         GROSS          NET
                                        AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                           COST         GAINS         LOSSES     GAIN (LOSS)      VALUE
                                      ------------  ------------  ------------  ------------  ------------
Marketable equity securities  .......   $   27,034     $34,172       $     --      $34,172      $   61,206
Mortgage-backed securities:
 GNMA ...............................       70,252         539           (442)          97          70,349
 FNMA ...............................      542,543       3,629         (7,275)      (3,646)        538,897
 FHLMC ..............................      658,511      12,998           (540)      12,458         670,969
 Collateralized mortgage obligations       382,406         428         (3,050)      (2,622)        379,784
Other ...............................          137           4             --            4             141
U.S. government and agency
 obligations ........................      508,204       1,105         (2,582)      (1,477)        506,727
                                      ------------  ------------  ------------  ------------  ------------
  Total .............................   $2,189,087     $52,875       $(13,889)      38,986      $2,228,073
                                      ============  ============  ============                ============
Estimated tax effect ................                                               (3,899)
                                                                                ------------
  Net unrealized holding gain in
   stockholders' equity .............                                              $35,087
                                                                                ============

                                                                DECEMBER 31, 1995
                                      --------------------------------------------------------------------
                                                        GROSS         GROSS          NET
                                        AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                           COST         GAINS         LOSSES     GAIN (LOSS)      VALUE
                                      ------------  ------------  ------------  ------------  ------------
Marketable equity securities  .......   $   34,000     $ 80,068      $    --       $ 80,068     $  114,068
Mortgage-backed securities:
 GNMA ...............................       14,018          906           --            906         14,924
 FNMA ...............................      294,070        5,643           --          5,643        299,713
 FHLMC ..............................      801,393       19,671           (1)        19,670        821,063
 Collateralized mortgage obligations       345,699          793       (4,678)        (3,885)       341,814
U.S. government and agency
 obligations ........................      231,794        2,768          (69)         2,699        234,493
                                      ------------  ------------  ------------  ------------  ------------
  Total .............................   $1,720,974     $109,849      $(4,748)       105,101     $1,826,075
                                      ============  ============  ============                ============
FDIC portion of unrealized gain on
 marketable equity securities  ......                                               (34,534)
Estimated tax effect ................                                                (7,055)
                                                                                ------------
  Net unrealized holding gain in
   stockholders' equity .............                                              $ 63,512
                                                                                ============

                                                                DECEMBER 31, 1994
                                      --------------------------------------------------------------------
                                                        GROSS         GROSS          NET
                                        AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                           COST         GAINS         LOSSES         GAIN         VALUE
                                      ------------  ------------  ------------  ------------  ------------
Marketable equity securities  .......   $   34,000     $ 11,000      $     --      $ 11,000     $   45,000
                                      ============  ============  ============  ============  ============

   At September 30, 1996 and December 31, 1995, mortgage-backed securities available for sale included securities totalling $53.1 million and $63.4 million, respectively, which resulted from the securitization of certain qualifying mortgage loans from First Nationwide's loan portfolio. There were no such securities classified as available for sale at December 31, 1994 or 1993.

   At September 30, 1996 and December 31, 1995, First Nationwide's mortgage-backed securities available for sale included $1.1 billion and $1.0 billion, respectively, of variable-rate securities. No variable-rate securities were classified as available for sale at December 31, 1994 or 1993.

   At December 31, 1995, First Nationwide's marketable equity securities available for sale represents approximately 25% of the outstanding common stock of ACS, representing 5% of the voting power, with an original cost basis of $34 million. Pursuant to the terms of a settlement agreement dated June 17, 1991 between First Nationwide, ACS, and the FDIC, the FDIC is entitled to share in a defined portion of the proceeds from the sale of the stock, which at December 31, 1995, approximated $34.5 million and which was recorded in other liabilities. On June 28, 1996, First Nationwide sold 2,000,000 shares of ACS stock for gross proceeds totalling $92.3 million from which it satisfied its full obligation to the FDIC and recognized a pre-tax gain totalling $40.4 million. The net unrealized gain on the ACS stock, net of income taxes, reported as a separate component of stockholders' equity at September 30, 1996 is $30.7 million. At September 30, 1996, ACS stock closed at $58.75 per share on The Nasdaq Stock Market, resulting in a total value of $61.2 million for the ACS shares held by First Nationwide. The ACS stock represented the only marketable security classified as available for sale at September 30, 1996.

   The Bank maintains a significant portfolio of mortgage-backed securities as a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and the credit risk of default which arises in holding a portfolio of loans to maturity. By investing in mortgage-backed securities, management seeks to achieve a positive spread over the cost of funds used to purchase these securities. Mortgage-backed securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Premiums and discounts on the purchase of mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion effect of prepayment being adjusted based on revised estimates of future repayments.

   Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which reduce credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings. Mortgage-backed securities issued or guaranteed by FNMA or FHLMC (except interest-only securities or the residual interests in CMOs) are weighted at no more than 20% for risk-based capital purposes, compared to a weight of 50% to 100% for residential loans. See "Regulation--Regulation of Federal Savings Banks."

   The following represents the largest privately issued CMOs held by First Nationwide at September 30, 1996 (in millions):

                                             AGGREGATE       AGGREGATE
                                           CARRYING VALUE   MARKET VALUE
                                          --------------  --------------
RESIDENTIAL FUNDING MORTGAGE SECURITIES         $69             $68

   First Nationwide held privately issued CMOs with an aggregate carrying value of $240.6 million at September 30, 1996.


   At September 30, 1996, the mortgage-backed securities acquired by First Nationwide have the highest credit rating from one or more of the national securities rating agencies. Such credit rating, however, may be subject to revision or withdrawal at any time by such rating agencies. The mortgage-backed securities which the Bank purchases and maintains in its portfolio include certain CMOs. A CMO is a special type of pay-through debt obligation in which the stream of principal and interest payments on the underlying mortgages or mortgage-backed securities is used to create classes with different maturities and, in some cases, amortization schedules and a residual class of the CMO security being sold, with each such class possessing different risk characteristics. The residual interest sold represents any residual cash flows which result from the excess of the monthly receipts generated by principal and interest payments on the underlying mortgage collateral and any reinvestment earnings thereon, less the cash payments to the CMO holders and any administrative expenses. As a matter of policy, due to the risk associated with residual interests, the Bank does not invest in the residual interests of CMOs.


 Securities Held to Maturity

   Substantially all of First Nationwide's securities classified as held to maturity were reclassified to available for sale at December 29, 1995.

   The following summarizes the amortized cost and estimated fair value of First Nationwide's securities held to maturity at the dates indicated:

                                                                               DECEMBER 31,
                                              ----------------------------------------------------------------------------
                         SEPTEMBER 30, 1996              1995                      1994                      1993
                     ------------------------ ------------------------  ------------------------  ------------------------
                                   ESTIMATED                 ESTIMATED                 ESTIMATED                ESTIMATED
                       AMORTIZED     FAIR      AMORTIZED      FAIR      AMORTIZED       FAIR       AMORTIZED      FAIR
                         COST        VALUE        COST        VALUE        COST         VALUE        COST         VALUE
                     -----------  ----------- -----------  -----------  -----------  -----------  -----------  -----------
                                                                 (IN MILLIONS)
U.S. government and
 agency obligations       $ 4          $ 4         $ --         $ --        $410         $407          $15          $15
Municipal and other
 securities ........       --           --           1            1            2            2           --           --
                     -----------  ----------- -----------  -----------  -----------  -----------  -----------  -----------
  Total ............      $ 4          $ 4         $ 1          $ 1         $412         $409          $15          $15
                     ===========  =========== ===========  ===========  ===========  ===========  ===========  ===========

   The weighted average stated interest rate on First Nationwide's securities held to maturity was 6.83%, 8.25%, 5.79% and 3.66% at September 30, 1996 and December 31, 1995, 1994 and 1993, respectively.

   Securities held to maturity at September 30, 1996 mature within one year.

  Mortgage-backed Securities Held to Maturity

   Substantially all of the Bank's mortgage-backed securities, except for mortgage-backed securities resulting from the securitization of certain of First Nationwide's loans, were reclassified from the held-to-maturity portfolio to the available-for-sale portfolio on December 29, 1995.

   A summary of First Nationwide's mortgage-backed securities held to maturity at the dates indicated is as follows:





                                                                     DECEMBER 31,
                                    ----------------------------------------------------------------------------
               SEPTEMBER 30, 1996              1995                      1994                      1993
           ------------------------ ------------------------  ------------------------  ------------------------
                        ESTIMATED                 ESTIMATED                 ESTIMATED                ESTIMATED
            AMORTIZED     FAIR      AMORTIZED      FAIR      AMORTIZED       FAIR       AMORTIZED      FAIR
              COST        VALUE        COST        VALUE        COST         VALUE        COST         VALUE
           -----------  ----------- -----------  -----------  -----------  -----------  -----------  -----------
                 (IN MILLIONS)
GNMA .....    $    --      $    --     $    --      $    --      $   16       $   16        $  --        $  --
FNMA .....     1,270        1,283         533          548        1,078        1,060          --           --
FHLMC ....       428          442         988        1,016        1,660        1,647          --           --
CMOs .....        --           --          --           --          397          370         341          340
Other ....         2            2           3            3            3            3          --           --
           -----------  ----------- -----------  -----------  -----------  -----------  -----------  -----------
 Total ...    $1,700       $1,727      $1,524       $1,567       $3,154       $3,096        $341         $340
           ===========  =========== ===========  ===========  ===========  ===========  ===========  ===========



   The weighted average stated interest rate on First Nationwide's mortgage-backed securities held to maturity was 7.11%, 7.46%, 6.30%, and 6.75% at September 30, 1996, December 31, 1995, 1994 and 1993, respectively. At September 30, 1996 and December 31, 1995, First Nationwide's mortgage-backed securities held to maturity included securities totalling $1.7 billion and $1.5 billion, respectively, which resulted from the securitization with FNMA and FHLMC of certain qualifying mortgage loans from First Nationwide's or San Francisco Federal's loan portfolios with full recourse to First Nationwide. There were $1.4 billion of such securities held at December 31, 1994. At September 30, 1996, December 31, 1995 and December 31, 1994, respectively, First Nationwide had $1.7 billion, $1.5 billion and $2.5 billion of variable rate mortgage-backed securities held to maturity. No variable rate mortgage-backed securities were held at December 31, 1993.

   For the years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996, First Nationwide did not sell any of its mortgage-backed securities held to maturity.

   Mortgage-backed securities held to maturity are carried at amortized cost rather than the lower of cost or market, unless there is evidence of a decline other than a temporary decline in value. Anything other than temporary declines in value are charged to income in the periods in which the declines are determined. Premiums and discounts on the purchase of mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion effect of prepayment being adjusted based on revised estimates of future repayments.

   The following table summarizes the First Nationwide's mortgage-backed securities held-to-maturity portfolio and the related weighted average coupon rate at September 30, 1996, based upon contractual scheduled maturities allocated to the appropriate maturity categories. This table does not reflect the scheduled amortization or any anticipated prepayment of the underlying loans collateralizing such securities in the portfolio.





            OVER ZERO           OVER THREE           OVER FIVE
           BUT WITHIN    WAC    BUT WITHIN    WAC    BUT WITHIN
          THREE YEARS    (1)    FIVE YEARS    (1)    TEN YEARS
         -------------  -----  ------------  -----  ------------
                           (DOLLARS IN MILLIONS)
FNMA ...       $--        --%       $--        --%       $--
FHLMC  .        --        --         --        --         --
Other  .        --        --         --        --         --
         -------------  -----  ------------  -----  ------------
               $--                  $--                  $--
         =============         ============         ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                    OVER TEN
           WAC     BUT WITHIN      WAC         OVER          WAC
           (1)   FIFTEEN YEARS     (1)     FIFTEEN YEARS     (1)      TOTAL
         -----  ---------------  -------  ---------------  -------  --------

FNMA ...   --%         $--            --%      $1,270        6.97%    $1,270
FHLMC  .   --           --            --          428        7.99        428
Other  .   --            1         10.00            1        7.72          2
         -----  ---------------  -------  ---------------  -------  --------
                       $ 1                     $1,699                 $1,700
         -----  ===============           ===============           ========

------------

   (1)   Weighted average coupon rate.

SOURCES OF FUNDS

 General


   Deposits, sales of securities under agreements to repurchase, advances from the FHLBs of Dallas and San Francisco, and sales, maturities and principal repayments on loans and mortgage-backed securities have been the major sources of funds for use in the Bank's lending and investment activities and other general business purposes. The management of the Bank closely monitors rates and terms of competing sources of funds on a daily basis and utilizes the source which is most cost-effective. The availability of funds from sales of loans and securities is influenced by the levels of general interest rates and other market conditions. For additional information regarding First Nationwide's sources of funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--First Nationwide" and First Nationwide's Consolidated Statements of Cash Flows set forth in the Consolidated Financial Statements of First Nationwide contained elsewhere in this Offering Circular.


   Loan principal and interest payments are a relatively stable source of funds, while customer deposit inflows and outflows and loan repayments and prepayments are influenced significantly by the levels of general interest rates and money market conditions, and may fluctuate widely. Borrowings may be used to compensate for reductions in normal sources of funds such as customer deposits.

 Deposits

   The Bank offers a variety of deposit accounts designed to attract both short-term and long-term deposits. There are no rate limitations on any type of deposit account presently offered by the Bank. The ability of the Bank to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and prevailing market conditions. The following table shows First Nationwide's distribution of deposits by type of account at the dates indicated:

                               AT SEPTEMBER 30,
                                     1996
                           -----------------------
                                       PERCENT OF
                             AMOUNT     DEPOSITS
                           --------  -------------
                             (DOLLARS IN MILLIONS)
Transaction accounts:
 Passbook accounts .......   $  857         9.8%
 Demand deposits:
  Interest-bearing .......      481         5.5
  Noninterest-bearing  ...      828         9.5
 Money market deposit
  accounts ...............      809         9.2
                           --------  -------------
   Total transaction
    accounts .............    2,975        34.0
Term accounts ............    5,784        66.0
                           --------  -------------
                              8,759       100.0%
                                     =============
Accrued interest payable         32
Purchase accounting
 adjustments, net ........        9
                           --------
   Total .................   $8,800
                           ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                         AT DECEMBER 31,
                           --------------------------------------------------------------------------
                                      1995                     1994                     1993
                           ------------------------  -----------------------  -----------------------
                                        PERCENT OF               PERCENT OF               PERCENT OF
                             AMOUNT      DEPOSITS      AMOUNT     DEPOSITS      AMOUNT     DEPOSITS
                           ---------  -------------  --------  -------------  --------  -------------

Transaction accounts:
 Passbook accounts .......   $   664         6.5%      $  685         7.5%       $  3          0.7%
 Demand deposits:
  Interest-bearing .......       684         6.7          667         7.3           5          1.2
  Noninterest-bearing  ...       697         6.8          352         3.8           4          0.9
 Money market deposit
  accounts ...............     1,443        14.2        1,927        21.1          48         11.2
                           ---------  -------------  --------  -------------  --------  -------------
   Total transaction
    accounts .............     3,488        34.2        3,631        39.7          60         14.0
Term accounts ............     6,696        65.8        5,519        60.3         370         86.0
                           ---------  -------------  --------  -------------  --------  -------------
                              10,184       100.0%       9,150       100.0%        430        100.0%
                           ---------  =============            =============            =============
Accrued interest payable          51                       26                       2
Purchase accounting
 adjustments, net ........         7                       21                      --
                           ---------                 --------                 --------
   Total .................   $10,242                   $9,197                    $432
                           =========                 ========                 ========

   Deposit balances, excluding purchase accounting adjustments, averaged $9.4 billion during the nine months ended September 30, 1996, with an average stated interest rate of 4.68%. The weighted average stated interest rate on deposits at September 30, 1996 was 4.55%.

   Deposit balances averaged $9.9 billion, $2.6 billion and $1.2 billion during 1995, 1994 and 1993, respectively, with average stated interest rates of 4.67%, 3.86% and 4.64%, respectively. The weighted average stated interest rates on deposits at December 31, 1995, 1994 and 1993 were 4.67%, 4.19% and 4.41%, respectively.

    The following table presents the average balance and weighted average rate paid on each deposit type of First Nationwide for the dates indicated, excluding the impact of purchase accounting adjustments.

                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30,
                                  1996
                        ----------------------
                          AVERAGE     AVERAGE
                          BALANCE    RATE PAID
                        ---------  -----------

Transaction accounts:
 Passbook accounts  ...   $  872       3.61%
 Demand deposits:
  Interest-bearing  ...      530       1.03
  Noninterest-bearing        893         --
 Money market deposit
  accounts ............      993       3.38
Term accounts .........    6,160       6.03
                        ---------  -----------
  Total ...............   $9,448       4.68%
                        =========  ===========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                   FOR THE YEAR ENDED
                                                      DECEMBER 31,
                        ----------------------------------------------------------------------
                                  1995                    1994                    1993
                        ----------------------  ----------------------  ----------------------
                          AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                          BALANCE    RATE PAID    BALANCE    RATE PAID    BALANCE    RATE PAID
                        ---------  -----------  ---------  -----------  ---------  -----------
                                                 (DOLLARS IN MILLIONS)
Transaction accounts:
 Passbook accounts  ...   $  666       2.20%      $  179       2.14%      $  192       2.67%
 Demand deposits:
  Interest-bearing  ...      699       1.00          184        .97           42       2.02
  Noninterest-bearing        583         --           93         --           11         --
 Money market deposit
  accounts ............    1,581       3.22          547       2.98           32       2.79
Term accounts .........    6,398       6.10        1,611       4.91          918       5.24
                        ---------  -----------  ---------  -----------  ---------  -----------
  Total ...............   $9,927       4.67%      $2,614       3.86%      $1,195       4.64%
                        =========  ===========  =========  ===========  =========  ===========


   The following table sets forth the scheduled maturities of First Nationwide's term accounts by stated interest rate at September 30, 1996.

                               SCHEDULED MATURITIES DURING THE YEAR ENDED DECEMBER 31,
                            ------------------------------------------------------------
                                                                  1999 AND
                                1996        1997       1998      THEREAFTER      TOTAL
                            ----------  ----------  --------  --------------  ----------
                                                    (IN MILLIONS)
3.00% or less .............    $   --      $   --      $ --         $ --         $   --
3.01 -- 4.00% .............         4           3        --           --              7
4.01 -- 5.00% .............       254         195        14            6            469
5.01 -- 6.00% .............       821       2,444       418          179          3,862
6.01 -- 7.00% .............       154         484        50          137            825
7.01 -- 8.00% .............        60         242        42           74            418
8.01 -- 9.00% .............        55          41         3            3            102
9.01 -- 10.00% ............        99          --         2           --            101
10.01 -- 11.00% ...........        --          --        --           --             --
11.01 -- 12.00% ...........        --          --        --           --             --
12.01 -- 13.00% ...........        --          --        --           --             --
                            ----------  ----------  --------  --------------  ----------
  Total term accounts  ....    $1,447      $3,409      $529         $399         $5,784
                            ==========  ==========  ========  ==============  ==========


   The following table sets forth remaining maturities for First Nationwide's term deposits in amounts of $100,000 or more at September 30, 1996 (in millions):

3 months or less ...................   $193
Over 3 months but within 6 months  .    206
Over 6 months but within 12 months      277
Over 12 months .....................    186
                                     ------
  Total ............................   $862
                                     ======


   At September 30, 1996, the aggregate amount outstanding of certificates of deposit of $100,000 or larger at First Nationwide was $862 million, compared with $690 million at December 31, 1995. Deposits held by foreign investors at First Nationwide totalled $57 million and $63 million at September 30, 1996 and December 31, 1995, respectively.

    The Bank's deposit accounts are held primarily by individuals residing in the vicinity of its retail branch offices located throughout the country. The Bank has emphasized, and will continue to emphasize, a retail branch network for attracting deposits. Key market areas, particularly the West Coast region, will continue to be targeted for expansion of retail deposits and the cross-selling of additional consumer products.

   When cost-effective relative to other sources of funding, the Bank issues certificates of deposit through direct placement programs and national investment banking firms ("Brokered Deposits"). These deposits are usually in amounts less than $100,000 and are obtained from a diverse customer base. While these funds are generally more costly than traditional passbook and money market deposits and more volatile as a source of funds because of their sensitivity to the rates offered, they supplement retail customer deposits in raising funds for financing and liquidity purposes. At September 30, 1996, First Nationwide had approximately $751 million of Brokered Deposits outstanding, representing 8.58% of total deposits.

   The following table presents the scheduled maturity of First Nationwide's Brokered Deposits and all other retail term deposits at September 30, 1996.

                                                       1999 AND
                           1996      1997     1998    THEREAFTER    TOTAL
                        --------  --------  ------  ------------  --------
                                           (IN MILLIONS)
Brokered Deposits  ....   $  287    $  390    $  5       $ 69       $  751
Retail term deposits  .    1,160     3,019     524        330        5,033
                        --------  --------  ------  ------------  --------
  Total term deposits     $1,447    $3,409    $529       $399       $5,784
                        ========  ========  ======  ============  ========



   In April 1995, First Nationwide acquired approximately $13 million in deposits located in Tiburon, California in the Tiburon Purchase. In August 1995, First Nationwide acquired three retail branches and associated deposit accounts totalling approximately $356 million located in Orange County, California in the ITT Purchase. On December 8, 1995, First Nationwide acquired four retail branches located in Sonoma County, California with associated deposit accounts of approximately $144 million as of December 7, 1995 in the Sonoma Purchase.


 Borrowings

   The Bank utilize various borrowings as alternative sources of funds for their business needs. These sources have included securities sold under agreements to repurchase, FHLB advances and subordinated debentures. First Nationwide relied primarily on FHLB advances and securities sold under agreements to repurchase to replace funding from deposits sold in the Branch Sales.

  Short-term Borrowings

   The following table sets forth for First Nationwide each category of borrowings due within one year: (i) for the periods presented, the average amount outstanding, the maximum amount outstanding at any month end and the average interest rate paid, and (ii) at period end, the amount outstanding and average interest rate paid. Amounts and rates reflected in the table exclude accrued interest payable and purchase accounting adjustments.

                                                                                 AT OR FOR
                                                         AT OR FOR             THE YEAR ENDED
                                                     THE NINE MONTHS            DECEMBER 31,
                                                    ENDED SEPTEMBER 30,  ----------------------------
                                                           1996           1995      1994      1993
                                                    -------------------  --------  --------  -------
                                                                 (DOLLARS IN MILLIONS)
FHLB advances:
  Average balance outstanding ....................        $2,494          $  862   $  434    $  369
  Maximum amount outstanding at any month end
   during the period ............................          3,141           1,487    1,909       441
  Balance outstanding at end of period ...........         2,533           1,487    1,049       441
  Average interest rate during the period  .......          5.84%           7.19%    6.56%     4.26%
  Average interest rate at end of period  ........          5.72%           6.12%    7.34%     4.54%
Securities sold under agreements to repurchase:
  Average balance outstanding ....................        $1,890          $1,351   $  499    $   21
  Maximum amount outstanding at any month   end
 during the period ...............................         2,424           1,965    1,880       139
  Balance outstanding at end of period ...........         2,055             698    1,880       119
  Average interest rate during the period  .......          5.59%           6.53%    3.78%     3.83%
  Average interest rate at end of period  ........          5.69%           6.06%    6.51%     3.45%
Real estate notes payable and revolving warehouse
 line:
  Average balance outstanding ....................        $   --          $   --   $   --    $    3
  Maximum amount outstanding at any month end
   during the period .............................            --              --       --         6
  Balance outstanding at end of period ...........            --              --       --        --
  Average interest rate during the period  .......            --              --       --     12.50%
  Average interest rate at end of the period  ....            --              --       --        --

   At September 30, 1996, First Nationwide had additional secured borrowing capacity of $2.8 billion with the FHLB and other sources. These collateralized funding sources may also be used to satisfy other funding requirements.

 Securities Sold Under Agreements to Repurchase

   The Bank enters into reverse repurchase agreements whereby it sells marketable U.S. government and mortgage-backed securities and CMOs with a commitment to repurchase the securities at a specified price and on a specified date. These agreements are recorded as financings, and the obligation to repurchase assets sold is reflected as a liability on the consolidated statement of financial condition. The dollar amount of assets underlying the agreements remains in the asset accounts. The securities underlying the agreements are delivered to the dealers who arranged the transactions. The counterparty to the repurchase agreement may have loaned the securities to other parties in the normal course of their operations; however, all agreements require that the identical securities be resold to the Bank at the maturity of the agreements. In order to reduce possible risks associated with these borrowing transactions, the reverse repurchase agreements are generally entered into with national investment banking firms and major commercial banks which are primary dealers in these securities.

   During 1995, First Nationwide reduced the level of funds borrowed under reverse repurchase agreements from $1.9 billion at December 31, 1994 to $1.0 billion at December 31, 1995 to take advantage of favorable rates offered on short-term FHLB advances throughout the year and to assume additional deposits in the Branch Purchases.

  FHLB Advances

   The FHLB functions in a credit capacity for savings institutions and certain other home financing institutions. A thrift institution may generally borrow from its district FHLB through advances secured by its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the U.S. government). A thrift is required to hold a minimum amount of capital stock of the FHLB based upon a percentage of its outstanding home mortgage loans and similar obligations, a percentage of its outstanding advances from the FHLB or a certain percentage of total assets. Such advances may be made pursuant to several different credit programs made available from time to time by the FHLB to meet seasonal and other withdrawals of deposit accounts and to expand lending, each of which has its own interest rate and range of maturities. The FHLB prescribes the acceptable uses, as well as limitations on the size of such advances. Depending on the program, such limitations are based either on a fixed percentage of the institution's net worth or on the FHLB's assessment of the institution's creditworthiness.

   During 1995, First Nationwide prepaid $250 million in FHLB advances resulting in a $2 million extraordinary gain on the early extinguishment of debt, net of tax. During 1994, First Nationwide prepaid $95.2 million in FHLB advances resulting in an extraordinary gain on the early extinguishment of debt, net of tax, of approximately $1.4 million.

 Interest Rate Swap Agreements


   The Bank has used interest rate swap agreements to reduce its interest rate risk exposure on fixed rate FHLB advances. First Nationwide had interest rate swap agreements with a notional principal amount of $400 million outstanding at September 30, 1996. The notional amount does not represent amounts exchanged by the parties and thus, is not a measure of the Bank's exposure. The Bank pays the variable rate and receives the fixed rate based on LIBOR under these agreements. The differential between these two amounts may change significantly in the future due to fluctuations in market interest rates.


   In order to reduce possible counterparty nonperformance risk, the Bank has entered into interest rate swap agreements only with national investment banking firms and the FHLB of San Francisco.

 Old FNB Debentures

   As part of the FN Acquisition, First Nationwide assumed subordinated debentures, which bear interest at 10% per annum and mature on October 1, 2006 (the "Old FNB Debentures"). At September 30, 1996, the aggregate principal amount of the Old FNB Debentures outstanding was $92.1 million.

   Events of Default under the indenture governing the Old FNB Debentures (the "Old FNB Indenture") include, among other things: (i) a default in the payment of interest when due and such default continues for 30 days, (ii) a default in the payment any principal when due, (iii) the failure to comply with covenants in the Old FNB Indenture, provided that the trustee or holders of at least 25% in principal amount of the outstanding Old FNB Debentures notify the Bank of the default and the Bank does not cure the default within 60 days after receipt of such notice, (iv) certain events of bankruptcy, insolvency or reorganization of the Bank, (v) the FSLIC/RF (or a comparable entity) is appointed to act as conservator, liquidator, receiver or other legal custodian for the Bank and (vi) a default under other indebtedness of the Bank in excess of $10 million resulting in such indebtedness becoming due and payable, and such default or acceleration has not been rescinded or annulled within 60 days after the date on which written notice of such failure has been given by the trustee to the Bank or by holders of at least 25% in principal amount of the outstanding Old FNB Debentures to the Bank and the trustee.

 SFFed Notes

   As part of the SFFed Acquisition, First Nationwide assumed the SFFed Notes, which bear interest at 11.20% per annum and mature on September 1, 2004. In connection with the assumption of the SFFed Notes, First Nationwide and all of the holders of the SFFed Notes entered into an agreement amending certain provisions of the note purchase pursuant to which the SFFed Notes were sold (as amended, the "Note Purchase Agreement"). On September 12, 1996, First Nationwide repurchased $44.0 million aggregate principal amount of the SFFed Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. At September 30, 1996, the aggregate principal amount of the SFFed Notes outstanding was $6.0 million. First Nationwide recorded an extraordinary loss, net of tax, of $1.6 million in connection with such repurchase.

   Events of Default under the Note Purchase Agreement include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 15 days after the date such payment was due; (iii) failure to comply with certain covenants in the Note Purchase Agreement, provided that such failure continues for more than 60 days; (iv) failure to deliver to holders a notice of default, notice of event of default, or notice of claimed default as provided in the Note Purchase Agreement; (v) failure to comply with any provision of the Note Purchase Agreement, provided that such failure continues for more than 60 days after notice is delivered to the Bank; (vi) a default under other indebtedness provided that the aggregate amount of all obligations in respect of such indebtedness exceeds $15 million; (vii) one or more final, non-appealable judgements outstanding against the Bank or its subsidiaries for the payment of money aggregating in excess of $15 million, any one of which has been outstanding for 45 days and shall not have been discharged in full or stayed; (viii) any warranty, representation or other statement contained in the Note Purchase Agreement by the Bank or any of its subsidiaries being false or misleading in any material respect when made; or
(ix) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.


   Consummation of the Cal Fed Acquisition constituted a "Change of Control" under the Note Purchase Agreement. Accordingly, holders of the SFFed Notes have the right to compel the Bank to redeem the SFFed Notes held by any such holder at a redemption price of 100% of the principal amount thereof.


 11 1/2% Preferred Stock


   In connection with the FN Acquisition, First Nationwide issued 3,007,300 shares of 11 1/2% Preferred Stock. The 11 1/2% Preferred Stock has a stated liquidation value of $100 per share, plus declared and unpaid dividends, if any. Cash dividends are noncumulative and are payable at an annual rate of 11 1/2% per share if, when and as declared by the Board of Directors of the Bank.


   The 11 1/2% Preferred Stock ranks prior to the common stock of the Bank and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the 11 1/2% Preferred Stock as to dividends and liquidating distributions. The 10 5/8% Preferred Stock and the Bank Preferred Stock will be on parity with the 11 1/2% Preferred Stock as to dividends and liquidating distributions.

   The terms of the 11 1/2% Preferred Stock provide that the Bank may not declare or pay any full dividends with respect to any parity stock, such as the 10 5/8% Preferred Stock and the Bank Preferred Stock, unless and until the Bank has paid full dividends on the 11 1/2% Preferred Stock for the immediately preceeding dividend period. The Bank is currently in compliance with such requirement.

   The terms of the 11 1/2% Preferred Stock provide that the Bank may not declare or pay any dividends or other distributions (other than in shares of common stock of the Bank or other classes of equity securities of the Bank ranking junior to the 11 1/2% Preferred Stock (the "Bank Junior Stock")) with respect to any Bank Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Bank Junior Stock (including the Common Stock held by Holdings) through a sinking fund or otherwise, unless and until: (i) the Bank has paid full dividends on the 11 1/2% Preferred Stock for the four most recent dividend periods, or funds have been paid over to the dividend disbursing agent of the Bank for payment of such dividends, and (ii) the Bank has declared a cash dividend on the 11 1/2% Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of the Bank for the payment of a cash dividend for such current dividend period. The Bank is currently in compliance with both of such requirements.

   Holders of the 11 1/2% Preferred Stock have no voting rights, except as required by law or in certain limited circumstances.

    Except in the event of a change of control, the 11 1/2% Bank Preferred Stock is not redeemable prior to September 1, 1999. The 11 1/2% Preferred Stock is redeemable solely at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, at any time on and after September 1, 1999, in whole or in part, at $105.75 per share on or after September 1, 1999 and prior to September 1, 2000, and at prices decreasing pro rata annually thereafter to the stated liquidation value of $100 per share on or after September 1, 2004, plus declared and unpaid dividends, if any, without interest. Upon a change of control, the 11 1/2% Preferred Stock is redeemable on or prior to September 1, 1999 at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to: (i) $100, plus (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that would be payable on the 11 1/2% Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) a specified make whole premium.


OTHER ACTIVITIES


   Cal Fed Contingent Litigation Recovery Participation Interests. In July 1995, California Federal distributed to its common shareholders its Contingent Litigation Recovery Participation Interests (the "Litigation Interests"), each entitling the holder thereof to receive an amount (the aggregate of such payments being referred to as the "Recovery Payment") equal to five millionths of one percent (0.000005%) of the cash payment (the "Cash Payment"), if any, actually received by the Bank pursuant to a final, nonappealable judgment in or final settlement of its claim against the United States in the lawsuit, California Federal Bank v. United States, Civil Action No. 92-138C (the "California Federal Litigation"), after deduction of (i) the aggregate expenses incurred by California Federal in prosecuting the California Federal Litigation and obtaining such Cash Payment, (ii) any income tax liability of the Bank, computed on a pro forma basis, as a result of the Bank's receipt of such Cash Payment (net of any income tax benefit to California Federal from making the Recovery Payment, and disregarding for purposes of this clause (ii) the effect of any net operating loss carryforwards or other tax attributes held by the Bank or any of its subsidiaries or affiliated entities) and (iii) the expenses incurred by the Bank in connection with the creation, issuance and trading of the Litigation Interests, including without limitation, legal and accounting fees and the fees and expenses of the certificate agent.

   In the California Federal Litigation, California Federal alleges, among other things, that the United States breached certain contractual commitments regarding the computation of its regulatory capital for which California Federal seeks damages and restitution. California Federal's claims arose from changes, mandated by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), with respect to the rules for computing California Federal's regulatory capital. The California Federal Litigation was stayed pending the resolution on appeal of the Winstar Cases (defined below), which present issues similar to those presented by the California Federal Litigation.

   On July 1, 1996, the Unites States Supreme Court issued its opinion for United States v. Winstar Corporation, No. 95-865, which affirmed the decisions of the United States Court of Appeals for the Federal Circuit and the United States Court of Federal Claims in various consolidated cases (the "Winstar Cases") granting summary judgment to the plaintiff thrift institutions on the liability portion of their breach of contract claims against the United States. The Supreme Court held that the government breached certain express contracts when Congress enacted FIRREA, and the Supreme Court remanded the proceedings for a determination of the appropriate measure and amount of damages, which as of the date of this Offering Circular have not been awarded.

   The California Federal Litigation is currently stayed, pending the resolution of a motion by the United States to impose "case management" measures upon the 122 other cases involving the treatment of regulatory capital that have been filed in the Claims Court. Accordingly, the United States has not yet filed an answer to California Federal's complaint in the California Federal Litigation. However, on

October 30, 1996, California Federal filed a motion for partial summary judgment as to the Federal government's liability to California Federal for breach of contract. Although the decision of the Supreme Court has been rendered, a court may still determine that California Federal's claims involve sufficiently different facts and/or legal issues as to render the Winstar Cases inapplicable to the California Federal Litigation and thereby compel a different conclusion from that of the Winstar Cases.

   Pursuant to the Merger Agreement, Cal Fed distributed to common shareholders entitled to receive the merger consideration one-tenth of a Secondary Contingent Litigation Recovery Participation Interest (each a "Secondary Litigation Interest") for each share of Cal Fed common stock held. Each Secondary Litigation Interest will entitle the holder thereof to receive an amount equal to twenty millionths of one percent (0.000020%) of the "Secondary Recovery Payment," if any, as defined below. "Secondary Recovery Payment" means sixty percent (60%) of the amount obtained from the following equation: (A) the Cash Payment, if any, actually received by California Federal in respect of a final, nonappealable judgment in or final settlement of the the Bank Litigation, minus (B) the sum of the following: (i) the aggregate expenses incurred by the Bank in prosecuting the the Bank Litigation and obtaining such Cash Payment, (ii) any income tax liability of the Bank, computed on a pro forma basis, as a result of the Bank's receipt of such Cash Payment (net of any income tax benefit to the Bank, computed on a pro forma basis, from the payment of a portion of the Secondary Recovery Payment to the holders of Secondary Litigation Interests), (iii) the expenses incurred by the Bank in connection with the creation, issuance and trading of the Litigation Interests and the Secondary Litigation Interests, including without limitation, legal and accounting fees and the fees and expenses of the interest agent, (iv) the payment due to the holders of the Litigation Interests and (v) one hundred twenty-five million dollars ($125,000,000). "Income tax liability of the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss, or deduction associated with the receipt by the Bank of the Cash Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities. "Income tax benefit to the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss, or deduction associated with the payment by the Bank of the Secondary Recovery Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any or its subsidiaries or affiliated entities. Any distribution with respect to the Litigation Interests will be subject to the OTS capital distribution regulations.

   In connection with the Cal Fed Acquisition, the Bank intends to record as an asset the estimated after-tax cash recovery, if any, from the California Federal Litigation that may inure to the Bank, net of amounts payable to holders of the Litigation Interests and the Secondary Litigation Interests (the "Goodwill Litigation Asset").

   The Goodwill Litigation Asset will be recorded at its estimated fair value as of the date of consummation of the Cal Fed Acquisition. The quoted market price of the Litigation Interests and the Secondary Litigation Interests as of the date of consummation of the Cal Fed Acquisition will be used to determine the fair value of the Goodwill Litigation Asset. The following represents the components of the Goodwill Litigation Asset that would have been recorded had the Cal Fed Acquisition occurred on September 30, 1996 (in millions):



                                   TOTAL    TAX LIABILITY    NET
                                 -------  ---------------  ------
Gross Asset ....................   $323         $(130)       $193
Payable to holders of:
 Litigation Interests ..........    (82)           33         (49)
 Secondary Litigation Interests     (19)            8         (11)
                                 -------  ---------------  ------
Goodwill Litigation Asset  .....   $222         $ (89)       $133
                                 =======  ===============  ======


 See "Unaudited Pro Forma Financial Data."

   The Bank will account for the Goodwill Litigation Asset at the lower of cost or market. In the event of a cash or other settlement of California Federal Litigation, the recorded asset and related valuation allowance (if any), tax liabilities and liabilities recorded for obligations to holders of the Secondary Litigation Interests and Litigation Interests will be eliminated, with any difference being reflected in earnings of the then-current period.

   The initial allocation of the purchase price of the Goodwill Litigation Asset will have no impact on stockholders' equity or regulatory capital. To the extent that the actual recovery of the Goodwill Litigation Asset exceeds the carrying value of the Goodwill Litigation Asset, such excess would (i) increase the liability for income taxes and the liabilities to holders of the Litigation Interests and the Secondary Litigation Interests, and (ii) increase the net earnings, stockholders' equity and regulatory capital of the Bank; and to the extent that the actual recovery of the Goodwill Litigation Asset is less than the carrying value of the Goodwill Litigation Asset, such deficit would (x) decrease the liability for income taxes and the liabilities to holders of the Litigation Interests and the Secondary Litigation Interests and (y) decrease the net earnings, stockholders' equity and regulatory capital of the Bank.


 The Put Agreement


   In connection with the FN Acquisition, Granite and First Nationwide entered into the Put Agreement. Pursuant to the Put Agreement, First Nationwide has the right, on a quarterly basis (the "Put Option"), to require Granite to purchase certain commercial real estate loans, commercial real estate loans serviced by others and residential mortgage loans with an original principal balance greater than $250,000, and to take certain actions to protect First Nationwide from losses with respect to certain Letters of Credit ("LOC") transactions, in each case, only if such asset was purchased by the Bank from Old FNB pursuant to the Asset Purchase Agreement. The Put Option expired on November 30, 1996, when the sum of (x) the total amount paid by Granite to First Nationwide in connection with all purchases or other payments made by Granite pursuant to the Put Agreement and (y) the aggregate purchase price paid by Granite to Old FNB in connection with purchases made prior to the closing date ("Closing Date") pursuant to the Mortgage Loan Sale Agreement dated as of November 30, 1993 (the "Mortgage Loan Sale Agreement"), between Granite and Old FNB, less the total amount paid by First Nationwide to Granite in connection with purchases made by First Nationwide through exercise of certain buyback rights, equalled $500 million (the "Maximum Amount"). First Nationwide could not require Granite to purchase more than $100 million of residential mortgage loans. Granite's obligations under the Put Agreement were guaranteed by Ford Motor.

   The Put Option was generally triggered in the event that any of the assets subject to the Put Agreement become non-performing assets (i.e., payments of interest or principal become 90 days or more contractually past due) at any time prior to the expiration of the Put Option.

   The purchase price paid by Granite for each mortgage loan purchased pursuant to the Put Agreement was the sum of: (i) the outstanding principal balance of the loan, (ii) any accrued but unpaid interest on the loan shown on First Nationwide's books (not to exceed 90 days accrued but unpaid interest), (iii) amounts owed to First Nationwide for real property taxes, insurance premiums and similar charges and (iv) reasonable amounts (including reasonable attorneys' fees and protective advances) expended by First Nationwide in protecting its security interest or enforcing its rights with respect to such loan. The amount to be paid by Granite to First Nationwide with respect to each non-performing LOC for which First Nationwide required such payment was the amount of any protective advances (the "Protective Advances") made by First Nationwide in connection with such LOC (but in no event did the Protective Advances include an amount greater than 90 days accrued but unpaid interest). In addition, with respect to any such LOC which had been included in the FNMA Pool (as defined in the Put Agreement), Granite was required, if so requested by First Nationwide, to take all necessary or appropriate steps to cause such LOC to be removed from the FNMA Pool and thereafter Granite would bear all economic risk associated with such LOC (or, if all required consents for such removal could not be obtained, Granite was required to take such actions as are necessary to place First Nationwide in the same economic position as it would have been in had the LOC been so removed). With respect to certain other non-performing LOCs (including LOCs that were originally part of the FNMA Pool but were required by FNMA to be removed from such pool prior to the time such LOCs became non-performing), Granite was required, when requested by the Bank, to post substitute collateral for the benefit of First Nationwide, in the form of cash or cash equivalents with a value not less than the face amount of the LOC, or in any other form deemed reasonably acceptable by the Bank, in the place of any existing LOC collateral. The total amount charged against the Maximum Amount with respect to any LOC was the amount of Protective Advances reimbursed by Granite, together with (x) in the case of LOCs removed from the FNMA Pool, to the extent not included as part of the reimbursed Protective Advances, the amounts set forth in clauses
(i)-(iv) of the first sentence of this paragraph with respect to the mortgage loan underlying the LOC, or (y) in the case of LOCs for which a substitution of collateral was made, the face amount of the LOC.

   If First Nationwide declined on any quarterly put date to sell an eligible non-performing mortgage loan or to demand the removal or substitution of collateral, as appropriate, in connection with an eligible LOC, its right to put such asset or demand such removal or substitution, as the case may be, were extinguished, except that put rights with respect to: (i) jumbo residential loans, First Nationwide's interest in certain commercial mortgage loans serviced by others and certain other loans formerly owned by FNMA were extended for one additional quarter, and (ii) loans which had matured as of the Closing Date for which monthly principal and interest payments were being made as of the Closing Date were extended until the end of the second quarter following the Closing Date. In the event that, as of November 30, 1996, Granite had not been required to purchase $500 million of non-performing assets, First Nationwide had the right to require Granite to purchase any Putable Assets of First Nationwide, other than assets which previously became non-performing and which First Nationwide did not require Granite to purchase, up to the Maximum Amount. At September 30, 1996, First Nationwide had a remaining available balance under the Put Agreement of $70.5 million, which First Nationwide fully utilized on December 5, 1996.


 The Assistance Agreement

   On August 19, 1996, First Nationwide and the FSLIC's successor, the FSLIC/RF, executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FSLIC/RF paid First Nationwide the Covered Asset balance of $39 million and, among other things, assumed the responsibility for the disposition of several litigation matters involving Covered Assets which had been retained by First Nationwide following the FDIC Purchase. First Nationwide recorded income of $25.6 million as a result of this settlement.

   Under the terms of the Assistance Agreement, the FSLIC/RF provided capital loss coverage and a guaranteed yield on the Covered Assets, as well as indemnification in connection with certain claims.

   In 1995, the FSLIC/RF purchased substantially all of the remaining Covered Assets at the fair market value of such assets in the FDIC Purchase. Under the terms of the Capital Loss Coverage (as defined herein) provisions of the Assistance Agreement, losses sustained by First Nationwide from the FDIC Purchase were reimbursed by the FSLIC/RF. There was no material impact on the Consolidated Financial Statements of the First Nationwide as a result of the FDIC Purchase.

   First Nationwide's Covered Assets at the dates indicated are summarized by type as follows:

                                                DECEMBER 31,
                                              --------------
                                                1995    1994
                                              ------  ------
                                               (IN MILLIONS)
Loans .......................................   $--     $210
Investments in and advances to subsidiaries      --        7
Real estate owned ...........................    --      129
Other .......................................    39        4
                                              ------  ------
  Total Covered Assets ......................    39      350
FSLIC rebate reserve ........................    --      (38)
                                              ------  ------
  Covered Assets, net .......................   $39     $312
                                              ======  ======

    The tax-exempt assistance received by First Nationwide from the FSLIC/RF included the following provisions:

   Guaranteed Yield. The guaranteed yield for a Covered Asset for any quarter represented the product of the Covered Asset's average book value for such quarter and a yield which is based on the TCOF, the annualized quarterly average cost of funds for Texas-based SAIF-insured savings institutions as reported by the OTS plus a specified basis point spread ("Guaranteed Yield").

   Capital Loss Coverage. The FSLIC/RF mitigated the First Nationwide's exposure to capital losses on Covered Assets by providing for the reimbursement of capital losses resulting from the liquidation of Covered Assets at less than their book value ("Capital Loss Coverage").

   Covered Asset Recovery. When the liquidation of a Covered Asset resulted in a recovery in excess of the asset's original book value, the Assistance Agreement required that 90% of such recovery be remitted to the FSLIC/RF, or offset against payments due to First Nationwide from the FSLIC/RF ("Covered Asset Recovery").

   Shared Gain. First Nationwide was entitled to a disposition fee on any Covered Asset liquidated prior to the termination of coverage for net proceeds in excess of 50% of its original book value.

   Indemnification. The Assistance Agreement provided for indemnification of losses suffered on specific assets acquired by First Nationwide that were not Covered Assets under the Assistance Agreement. Items payable to First Nationwide consisted primarily of indemnification of amounts paid in settlement of certain litigation and reimbursement of specific types of legal costs and expenses.


   FSLIC/RF Reimbursement. First Nationwide agreed to make a payment to the FSLIC/RF over the ten-year term of the Assistance Agreement in lieu of a tax-sharing agreement. Such tax benefit payment was implemented on a current basis, without regard to the actual amount or timing of any such tax benefits received, through a credit to the FSLIC/RF of 10% of the gross assistance the FSLIC/RF paid to First Nationwide. This amount, net of 10% of all Covered Asset Recoveries and Shared Gains, was known as the "FSLIC/RF Reimbursement." In addition, the FSLIC/RF was entitled to a 10% share of tax benefits attributable to the use of net operating loss carryovers of the Texas Closed Banks in reducing the regular tax liability of the affiliated group of which the Bank is a member. The sharing of tax benefits attributable to the use of these net operating loss carryovers, however, occurred only when the net operating loss carryovers were actually used.


   In connection with a modification to the Assistance Agreement in January 1992, First Nationwide was paid $45 million. Of such $45 million payment, $41 million, the amount net of certain claims, was included in First Nationwide's income. Also, in connection with the modification, First Nationwide accrued the present value of the estimated liability at December 31, 1992 to the FSLIC/RF for FSLIC/RF Reimbursement over the life of the Assistance Agreement, resulting in a $60 million charge to operations in 1992. This liability was fully utilized in 1995 as a result of the FDIC Purchase.

 FNMA Letters of Credit

   On September 28, 1994, First Nationwide entered into an agreement with FNMA pursuant to which FNMA provided credit enhancements for certain bond-financed real estate projects originated by Old FNB. The agreement requires that the Bank pledge to FNMA collateral in the form of certain eligible securities which are held by a third party trustee. The collateral requirement varies based on the balance of the bonds outstanding, losses incurred (if any), as well as other factors. At September 30, 1996, First Nationwide had pledged as collateral certain securities available for sale and short-term investment securities with a carrying value of $97.2 million.

 FGB Realty Advisors, Inc.

   FGB Realty, a wholly owned subsidiary of the Bank, provides asset management, disposition and advisory services to institutional owners of real estate. FGB Realty has performed asset management and disposition services for a variety of properties which range in product type from single family homes to complex mixed use developments. Since its formation in 1991, FGB Realty has become one of the largest full service asset management and disposition firms in the United States, having managed portfolios in excess of $7.5 billion. Fee revenues from unaffiliated parties were $14.0 million, $14.1 million and $8.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. These revenues are included in management fees in First Nationwide's respective consolidated statements of operations. At September 30, 1996 and December 31, 1995, First Nationwide and FGB Realty managed non-performing loan (principally multi-family and commercial real estate) and asset portfolios totalling $1.1 billion and $1.3 billion, respectively, for investors.

   At December 31, 1995, FGB Realty was responsible for the asset management and disposition of over 4,500 assets, representing $862 million in commercial and residential real estate loans located in markets throughout the nation. FGB Realty has full service offices in Dallas, New York, Tulsa, Phoenix, San Francisco and Los Angeles.

 FN Investment Center

   FN Investment Center ("FNIC"), an indirect wholly owned subsidiary of the Bank which was acquired as part of the FN Acquisition, offers securities and insurance products to both existing and prospective customers of First Nationwide. FNIC is subject to the guidelines established by the OTS for broker-dealer subsidiaries of savings associations, and is a member of the National Association of Securities Dealers. In addition, FNIC is registered as a broker-dealer with the SEC and the Securities Investor Protection Corporation. FNIC receives commission revenue for acting as a broker-dealer on behalf of its customers, but FNIC does not maintain customer accounts or take possession of customer securities. Commission revenues of $8.5 million and $2.0 million for the years ended December 31, 1995 and 1994, respectively, are included in fees and service charges in First Nationwide's consolidated statements of operations for such years.

DIVIDEND POLICY OF THE BANK

   The dividend policy of the Bank complies with applicable legal and regulatory restrictions. Before declaring any dividend, the directors of the Bank consider the following factors: (i) the quality and stability of the Bank's net income, (ii) the availability of liquid assets to make dividend payments, (iii) the level of earnings retention as it impacts the Bank's capital needs and projected growth and funding levels, both internal and external, and (iv) the adequacy of capital after the payment of a dividend. Under the Bank's dividend policy, a dividend will not be declared or paid which would: (i) cause the capital level of the Bank to be reduced below "well capitalized" levels, or (ii), together with any other dividends declared during the same calendar year, exceed 100% of the net income to the date for that calendar year plus 50% of the Bank's surplus capital at the beginning of that calendar year, so long as the Bank is a Tier 1 association (as defined herein).

   The Bank expects that a substantial portion of any net earnings generated by the Bank, including net earnings generated as a result of sales of assets or deposits, that are not needed in its operations or to expand its business will, subject to the regulatory limitations and the terms of the Existing Preferred Stock, be distributed to Holdings, its parent company.

EMPLOYEES


   At September 30, 1996 First Nationwide and its subsidiaries had approximately 3,466 employees, compared to approximately 3,221 employees at September 30, 1995. None of the Bank's employees is represented by any collective bargaining group and management considers its relations with its employees to be good. The Bank maintains a comprehensive employee benefits program providing, among other benefits, health and welfare benefits, long and short-term disability insurance, and life insurance. Additionally, the Bank offers employees a defined contribution investment plan which is a qualified plan under Section 401(a) of the Internal Revenue Code.

   During 1995, First Nationwide undertook a project to identify opportunities for reducing operating costs and enhancing the efficiency of its operations. Management identified certain employees whose positions were to be eliminated over the next twelve months. These positions spanned all areas and business units of First Nationwide. An initial liability for termination benefits totalling $4 million was established in connection with this plan, and is included in First Nationwide's consolidated statement of operations for the year ended December 31, 1995.

 COMPETITION

   The Bank experiences significant competition in both attracting and retaining deposits and in originating real estate and consumer loans.

   The Bank competes with other thrift institutions, commercial banks, insurance companies, credit unions, thrift and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many of the nation's thrift institutions and many large commercial banks have a significant number of branch offices in the areas in which the Bank operates.

   In addition, there is strong competition in originating and purchasing real estate and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, LTV ratios, loan fees, and the amount of time it takes to process a loan from receipt of the loan application to date of funding. The Bank's future performance will depend on its ability to originate a sufficient volume of mortgage loans in its local market areas and through its wholesale network and, if it is unable to originate a sufficient volume of mortgage loans, to purchase a sufficient quantity of high-quality mortgage-backed securities with adequate yields.

PROPERTIES


   The executive offices of the Bank are located at 14651 Dallas Parkway, Suite 200, Dallas, Texas 75240, and its telephone number is (214) 770-3700. The Bank leases additional administrative office space in Dallas which includes approximately 41,000 square feet of space under a lease expiring in 1999. The Bank maintains additional office space at 135 Main Street, San Francisco, California, 94105, consisting of approximately 99,000 square feet. The Bank leases the building in which its additional office space is located under a ten-year lease expiring in 2001. In addition, the Bank leases approximately 288,000 square feet in a multiple-building administrative facility in West Sacramento, California under a ten-year lease expiring in 2001. In connection with the move of FNMC's servicing operation to Maryland, one of these four Sacramento buildings containing approximately 72,000 square feet was vacated. Since September 30, 1996, management has negotiated with Ford Motor Company regarding the early termination of the Bank's lease on this building. The Bank leases space in an office building located at 5700 Wilshire Boulevard, Los Angeles, California 90036. In addition, in connection with the Cal Fed Acquisition, the Bank assumed the lease on an approximately 225,000 square foot facility located in Rosemead, California which it expects to vacate during the first half of 1997. The lease expires in 2008.


   At September 30, 1996, First Nationwide operated a total of 116 retail branches, and maintained 13 vacant branch facilities which were consolidated as a result of the Sonoma Purchase and the SFFed and Home Federal Acquisitions. Of those, 39 were owned and 90 were leased. Some of these retail branches are multi-purpose facilities, housing loan production and administrative facilities as well. In addition to the branch locations, at September 30, 1996 there are 21 separate loan production offices, all of which are leased and seven of which were vacant, and 25 separate administrative facilities (two owned and 23 leased). The administrative facilities include a 230,000 square foot building owned in Frederick, Maryland, which houses FNMC's mortgage loan servicing operation. A state-by-state breakdown of all retail branches, administrative facilities and loan production offices of First Nationwide at September 30, 1996 is shown in the following table.

                                             ADMINISTRATIVE         LOAN PRODUCTION
                         BRANCHES              FACILITIES             FACILITIES
                  ---------------------  ---------------------  ---------------------
                     OWNED      LEASED      OWNED      LEASED      OWNED      LEASED
                  ---------  ----------  ---------  ----------  ---------  ----------
Arizona .........     --          --         --           1         --           2
California ......     30          72          1          11         --           9
Florida .........      6          18         --           3         --           1
Georgia .........     --          --         --          --         --           1
Illinois ........     --          --         --           2         --           1
Maryland ........     --          --          1           2         --           1
Minnesota .......     --          --         --          --         --           1
Montana .........     --          --         --           1         --          --
New York ........     --          --         --           1         --          --
Oklahoma ........     --          --         --           1         --          --
Pennsylvania  ...     --          --         --          --         --           1
Texas ...........      3          --         --           1         --           2
Washington ......     --          --         --          --         --           2
                  ---------  ----------  ---------  ----------  ---------  ----------
  Total .........     39          90          2          23         --          21
                  =========  ==========  =========  ==========  =========  ==========


   In April 1995, FNMC closed substantially all of its retail mortgage loan production offices. Costs associated with such closure approximated $2 million and are included in noninterest expense in First Nationwide's 1995 consolidated statement of operations. On a continuing basis, the Bank evaluates the adequacy of its office premises. As a result, surplus office facilities may be sold or subleased to maintain cost-effective operations and minimize vacant facilities. The 21 loan production offices at September 30, 1996 include seven offices housing operations acquired in the LMUSA 1995 Purchase, seven offices housing wholesale lending operations, and seven vacant facilities. Of the seven vacant loan production offices, two have been subleased and management is currently screening tenants for the remaining five.


LEGAL PROCEEDINGS


   The Bank is involved in legal proceedings incidental to the normal conduct of its business. See "Other Activities--Cal Fed Contingent Litigation Recovery Participation Interests." Although it is impossible to predict the outcome of any outstanding legal proceedings, management believes that such legal proceedings and claims, individually or in the aggregate, will not have a material effect on the financial condition or results of operations of the Bank.

CALIFORNIA FEDERAL

GENERAL

   California Federal maintained 118 full service branches in California and Nevada at September 30, 1996, offering a broad range of consumer financial services including demand and term deposits and mortgage and consumer loans. Subsidiaries of California Federal sell insurance and investment products to California Federal's customers, and have previously engaged in the real estate investment and development business. California Federal's executive offices are located at 5700 Wilshire Boulevard, Los Angeles, California 90036 and its telephone number is (213) 932-4200.

   During 1995, California Federal obtained regulatory and shareholder approval to reorganize into a holding company structure. The reorganization will provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, which occurred on January 1, 1996, each share of California Federal's common stock was converted into one share of Cal Fed common stock. Consequently, California Federal became a wholly-owned subsidiary of Cal Fed.

   California Federal's principal operating activity consists of originating or purchasing loans secured by residential property of one to four units. California Federal's primary funding source is savings deposits, which are insured by the FDIC through the SAIF. California Federal's net earnings are principally generated by the excess of interest earned over the interest paid on interest-bearing liabilities less general and administrative expenses. California Federal's lending and savings operations are currently centered in California and Nevada. California Federal previously had operations in Florida and Georgia.

    During 1995, California Federal made a nontaxable distribution of Litigation Interests to its common shareholders. The Litigation Interests represent a right to receive a portion of the net cash proceeds, if any, resulting from California Federal's pending goodwill lawsuit against the Federal government. See "Business--First Nationwide--Cal Fed Contingent Litigation Recovery Participation Interests."

   California Federal recorded net earnings of $93.6 million or $1.36 per common share during 1995. During 1994 and 1993, California Federal recorded net losses of $423.1 million or $10.10 per share and $145.5 million or $5.98 per share, respectively.

   California Federal's return to profitability for the year ended December 31, 1995 reflects the results of its restructuring in prior years to meet the new capital requirements of the FIRREA and to respond to the collapse of the real estate markets during the early 1990's.

   In early 1994, California Federal adopted a plan designed to improve California Federal's capital position, improve its profitability and maximize shareholder value (the "Strategic Plan"). The primary components of the Strategic Plan included: (i) the raising of additional equity capital by means of common and preferred stock offerings, (ii) 1994 Bulk Sales and (iii) the sale of 44 depository branches located in the Southeast Division. California Federal successfully completed all aspects of the Strategic Plan during 1994.

   During 1994, California Federal, (i) raised $164.2 million, net of issuance costs, in new capital from the issuance of 1.7 million shares of California Federal's preferred stock, Series B, (ii) raised $183.3 million, net of issuance costs, in new capital from the issuance of 21.6 million shares of California Federal's common stock through a rights offering, (iii) completed the sale of the Southeast Division and (iv) completed the accelerated disposition of $1.3 billion of high-risk performing and NPA's.

   The 1994 Bulk Sales included $1.3 billion of high-risk performing loans, NPL's and real estate held for sale acquired in settlement of loans ("REO"). The sale of these assets resulted in a substantial reduction in NPA's and classified loans. California Federal recorded a $274.8 million loss on the 1994 Bulk Sales.

   California Federal completed the sale of the Southeast Division during the third quarter of 1994. The sale of the Southeast Division resulted in a $3.9 billion reduction in deposits. However, California Federal received a 4.10% deposit premium which contributed to California Federal recording a $135.0 million net gain from the sale. See "Management's Discussion and Analysis of Results of Operating and Financial Condition--California Federal."

INTEREST RATE RISK MANAGEMENT

   California Federal's earnings are primarily determined by its net interest income. Net interest income is affected by the interest rate spread, which is the difference between the rates earned on its interestearning assets and rates paid on its interest-bearing liabilities, as well as the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-earning assets exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. California Federal's average interest rate spread for the years ended December 31, 1995, 1994 and 1993 was 2.00%, 2.23% and 2.62%, respectively. During 1995, average performing interest-earning assets exceeded average interestbearing liabilities by $457.7 million, or 3.32% of average performing interest-earning assets and $19.4 million or 0.14% during 1994. Average interest-bearing liabilities exceeded average performing interest-earning assets by $773.6 million or 4.95% of average interest-bearing liabilities during 1993.

   California Federal is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently than assets may be beneficial in times of declining interest rates, such an asset and liability structure may be detrimental to operations during periods of rising interest rates. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal."

   In order to reduce interest rate risk, California Federal has emphasized the origination of adjustable rate mortgage loans that reprice more closely with its interest-bearing liabilities. California Federal originates fixed rate loans primarily for resale. At December 31, 1995, 88.1% of California Federal's portfolio of loans and mortgage-backed securities consisted of adjustable rate instruments as compared to 88.9% at December 31, 1994 and 84.3% at December 31, 1993. During 1995, 79.1% of real estate loans originated bore adjustable rates compared to 91.4% in 1994 and 69.2% in 1993.

LENDING ACTIVITIES

   Since 1990, California Federal has focused its lending operations primarily on the origination of residential 1-4 loans. During the last several years, California Federal generally has originated fixed rate residential 1-4 loans that conform to the underwriting criteria of FNMA, formerly known as the FHLMC, formerly known as the Federal Home Loan Mortgage Corporation, primarily for sale, and adjustable rate residential 1-4 loans primarily to be held in its portfolio of interest earning assets. Prior to 1990, California Federal was active in originating loans secured by income producing property ("income property loans") but has significantly curtailed this activity. During 1993, California Federal discontinued its origination of income property loans including multi-family loans, except in conjunction with sales of real estate held for sale. Prior to 1994, California Federal originated loans secured by automobiles as well as secured and unsecured personal loans ("consumer loans"), through California Thrift and Loan ("CTL"), a former subsidiary of California Federal. During 1995, California Federal originated consumer loans primarily on an agent basis, and received a fee for originating the loan from a third party. Prior to 1991, California Federal was active in originating secured and unsecured loans to corporate customers ("commercial banking loans"). During 1995, California Federal initiated a new lending program designed to provide credit to small businesses located in California ("Business Banking Loans"). The Business Banking Loan program consists of several products, which include an unsecured line of credit for a term of up to twelve months, and a loan secured by a certificate of deposit for a term of no greater than five years. The maximum amount of the line of credit that California Federal offered during 1995 was $100,000 and these loans bore an interest rate based upon the prime rate plus 3%. The maximum loan amount for a loan secured by a certificate of deposit was $250,000. At December 31, 1995, California Federal's outstanding Business Banking Loan commitments totaled $3.1 million and are included with consumer loans at December 31, 1995.

   California Federal conducts its loan origination functions through its offices in California and Nevada. Although California Federal has nationwide lending authority, a substantial portion of California Federal's mortgage loans are secured by real estate located in California. At December 31, 1995, $8.1 billion or 87.6% of California Federal's portfolio of real estate loans was secured by real estate located in California. California Federal has not originated any loans outside of the United States.

   California Federal offers a variety of residential 1-4 fixed rate and adjustable rate loan programs, including loan programs which begin with a three year or five year fixed rate period and convert to an adjustable rate for the remainder of the loan. The adjustable rate residential loan programs offered by California Federal provide for interest rates that adjust periodically, commencing within three to six months from the loan's inception, based on changes in the monthly weighted average cost of funds for savings institutions in the Eleventh Federal Home Loan Bank District, as computed monthly by the FHLB or indices that fluctuate with U.S. Treasury rates. Adjustments to the monthly payment of principal and interest occur either semi-annually or annually depending on the loan program selected by the borrower. However, to protect borrowers from unlimited interest rate and payment increases, the majority of California Federal's adjustable rate loans have a maximum interest rate change ("interest rate cap") from the initial reduced interest rate period and/or over the life of the loan. Additionally, the interest rate may change within a range of a two to six percentage point increase or decrease in any given period. In certain loan programs, these protections for borrowers can result in monthly payments which are greater or less than the amount required to amortize the loan by its maturity at the interest rate in effect in any particular month. In the event that the monthly payment is not sufficient to pay the interest accruing during the month, the deficiency is added to the loan's principal balance ("negative amortization"). In the event that a loan incurs significant negative amortization, there is an increased risk that the market value of the underlying collateral on the loan may be insufficient to fully satisfy the outstanding principal and interest. In the event that the monthly payment exceeds the amount necessary to pay the interest accruing during the month, the excess is applied to reduce the loan's principal balance, which would result in an earlier payoff of the loan.

    Negative amortization may result in an increased risk that the value of the collateral securing the loan may be insufficient to fully satisfy the outstanding principal and interest in the case of a default by the borrower. However, negative amortization also serves to reduce the amount of payment increase during periods of rising rates. In periods of rapidly rising interest rates, monthly payments on adjustable rate loans may increase sharply, resulting in a hardship for borrowers. Negative amortization reduces the increase in the payments for borrowers. While the outstanding balance of the loan may increase because of negative amortization, the risk of default may be decreased as borrowers have a lower debt service burden or a debt service requirement that increases more slowly than fully amortizing loans.

   California Federal also originates certain 15 and 30 year fully amortizing fixed rate residential 1-4 loans, that conform to the underwriting requirements of FNMA, primarily for resale in the secondary market. When loans are sold, California Federal normally retains the right to service the loan. Substantially all fixed rate loans in California Federal's loan portfolio contain a "due-on-sale" clause which provides that California Federal may, subject to certain regulatory restrictions, declare the unpaid principal amount due and payable upon the resale of the mortgaged property. Although adjustable rate loans in California Federal's loan portfolio contain a due-on-sale clause, by their terms they are transferable to a purchaser of the property if the purchaser meets California Federal's credit standards.

   California Federal originates or purchases loans through several distribution channels, including: (i) through its lending offices located in California and Nevada ("retail loan production"), (ii) through a network of brokers who direct their clients to California Federal ("wholesale loan production"), (iii) through correspondent mortgage banking organizations, which originate loans, using California Federal's underwriting requirements, and then sell the loan to California Federal and (iv) purchases of loan pools.

   California Federal utilizes several distribution channels for loan production in order to maximize its production efforts in a cost effective manner and to mitigate its dependence upon a single origination source. Wholesale loan production became a significantly greater source of loan production during 1995 and 1994, as compared to retail sources. During 1995, wholesale production of loans totaled $1.0 billion as compared to $1.5 billion during 1994. Retail loan production totalled $621.6 million and $784.7 million during 1995 and 1994, respectively. Additionally, during 1995 California Federal purchased a greater percentage of its loan production than in prior years. During 1995, California Federal purchased $578.2 million of loans, all but $139.9 million of which continued to be serviced by other financial institutions. California Federal utilized wholesale production and loan purchases to supplement its loan production.

    The table below shows California Federal's total loan originations and purchases for the periods indicated:


                                                           YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------
                                             1995        1994        1993        1992        1991
                                         ----------  ----------  ----------  ----------  ----------
                                                            (DOLLARS IN MILLIONS)
Real estate
 Residential 1-4:
    Fixed rate(A) ......................   $  456.1    $  186.2    $  824.3    $1,211.5    $1,212.2
    Adjustable rate ....................    1,674.6     2,235.5     1,404.7     1,178.4     1,249.8
 Multi-Family:
    Fixed rate .........................        0.8         3.0         5.7        18.1         9.0
    Adjustable rate ....................       41.9       112.4       285.1       185.5       134.6
 Commercial Real Estate:
    Fixed rate .........................        1.2        16.3        35.5        47.7        19.8
    Adjustable rate ....................       62.2        79.5        45.6        69.3        19.3
 Equity ................................       10.5        22.5       210.5       259.2       257.9
                                         ----------  ----------  ----------  ----------  ----------
Total real estate ......................    2,247.3     2,655.4     2,811.4     2,969.7     2,902.6
 Commercial banking ....................         --         0.5         1.9        56.5        96.2
 Consumer ..............................       99.3       118.6       129.2       332.2       330.3
                                         ----------  ----------  ----------  ----------  ----------
Total loans originated and purchased(B)     2,346.6     2,774.5     2,942.5     3,358.4     3,329.1
Loans refinanced .......................     (100.5)     (155.2)     (204.5)     (298.8)     (140.3)
                                         ----------  ----------  ----------  ----------  ----------
Net loans booked .......................   $2,246.1    $2,619.3    $2,738.0    $3,059.6    $3,188.8
                                         ==========  ==========  ==========  ==========  ==========


------------
(A) Includes certain loans that will convert to an adjustable rate after an initial fixed rate period of 3 or 5 years.

(B) Includes purchases of $578.2 million, $229.2 million, $115.0 million, $99.7 million and $241.5 million for 1995, 1994, 1993, 1992 and 1991, respectively.

   The table below shows the number and dollar amount of loans originated and purchased by California Federal. Adjustable rate loan originations and purchases are presented by rate adjustment index.

                               FOR THE YEAR ENDED DECEMBER 31, 1995
                            -----------------------------------------
                              NUMBER OF                  AVERAGE LOAN
                                LOANS       AMOUNTS         AMOUNT
                            -----------  ------------  --------------
                                          (DOLLARS IN    (DOLLARS IN
                                           MILLIONS)      THOUSANDS)
Loans Originated:
 Residential 1-4
  Wholesale ...............
   Fixed ..................        60       $   11.1        $185.0
   3 or 5 year
   fixed-- Treasury .......       757          226.7         299.5
   1 year Treasury ........        39           13.5         346.2
   11th District COFI  ....     2,692          773.8         287.4
                            -----------  ------------
  Residential
   1-4--Wholesale .........     3,548        1,025.1         288.9
  Retail
   Fixed ..................     1,588          142.4          89.7
   3 or 5 year
   fixed-- Treasury .......       366           85.8         234.4
   1 year Treasury ........        35            7.1         202.9
   11th District COFI  ....     1,897          386.3         203.6
                            -----------  ------------
  Residential 1-4--Retail       3,886          621.6         160.0
                            -----------  ------------
 Total Residential 1-4  ...     7,434        1,646.7         221.5
 Multi-family .............        57           20.6         361.4
 Commercial real estate  ..         5            1.8         360.0
 Commercial banking .......        --             --            --
 Consumer .................     3,038           99.3          32.7
                            -----------  ------------
Total loans originated  ...    10,534       $1,768.4        $167.9
                            ===========  ============
Loans Purchased:
 Residential 1-4
  Fixed ...................        25       $    0.6        $ 24.0
  1 year Treasury .........     1,313          382.8         291.5
  11th District COFI  .....       522          100.7         192.9
  Other ...................        38           10.4         273.7
                            -----------  ------------
 Residential 1-4--Retail  .     1,898          494.5         260.5
 Multi-family .............        87           22.1         254.0
 Commercial real estate  ..       130           61.6         473.8
                            -----------  ------------
Total loans purchased  ....     2,115          578.2         273.4
                            ===========  ============
Total loans originated and
 purchased ................    12,649       $2,346.6        $185.5
                            ===========  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               FOR THE YEAR ENDED DECEMBER 31, 1994
                            -----------------------------------------
                              NUMBER OF                  AVERAGE LOAN
                                LOANS        AMOUNT         AMOUNT
                            -----------  ------------  --------------
                                          (DOLLARS IN    (DOLLARS IN
                                           MILLIONS)      THOUSANDS)
Loans Originated:
 Residential 1-4
  Wholesale ...............
   Fixed ..................        43       $    5.2       $  120.9
   3 or 5 year
   fixed-- Treasury .......       342           84.7          247.7
   1 year Treasury ........       915          278.9          304.8
   11th District COFI  ....     3,951        1,168.9          295.8
                            -----------  ------------
  Residential
   1-4--Wholesale .........     5,251        1,537.7          292.8
  Retail
   Fixed ..................     2,005          145.8           72.7
   3 or 5 year
   fixed-- Treasury .......       149           18.5          124.2
   1 year Treasury ........     1,652          276.1          167.1
   11th District COFI  ....     1,778          344.3          193.6
                            -----------  ------------
  Residential 1-4--Retail       5,584          784.7          140.5
                            -----------  ------------
 Total Residential 1-4  ...    10,835        2,322.4          214.3
 Multi-family .............       100           54.3          543.0
 Commercial real estate  ..        25           49.5        1,980.0
 Commercial banking .......         1            0.5          500.0
 Consumer .................     4,838          118.6           24.5
                            -----------  ------------
Total loans originated  ...    15,799       $2,545.3       $  161.1
                            ===========  ============
Loans Purchased:
 Residential 1-4
  Fixed ...................        36       $    0.9       $   25.0
  1 year Treasury .........       283           73.4          259.4
  11th District COFI  .....       195           35.6          182.6
  Other ...................        73           11.9          163.0
                            -----------  ------------
 Residential 1-4--Retail  .       587          121.8          207.5
 Multi-family .............        71           61.1          860.6
 Commercial real estate  ..        12           46.3        3,858.3
                            -----------  ------------
Total loans purchased  ....       670          229.2          342.1
                            ===========  ============
Total loans originated and
 purchased ................    16,469       $2,774.5       $  168.5
                            ===========  ============

    The composition of California Federal's loan portfolio is set forth in the following table at the dates indicated:

                                                               DECEMBER 31,
                                       -----------------------------------------------------------
                                           1995        1994        1993        1992         1991
                                       ----------  ----------  ----------  -----------  ----------
                                                           (DOLLARS IN MILLIONS)
Real estate:
 Residential 1-4:
  Fixed rate .........................   $  965.4    $  686.5    $  871.1    $ 1,242.5   $ 1,669.2
  Adjustable rate ....................    6,312.2     5,856.8     5,189.9      5,416.2     6,808.0
                                       ----------  ----------  ----------  -----------  ----------
                                          7,277.6     6,543.3     6,061.0      6,658.7     8,477.2
 Multi-Family:
  Fixed rate .........................       67.7        97.5       246.0        321.6       373.3
  Adjustable rate ....................    1,278.5     1,360.6     2,019.6      2,099.1     2,293.7
                                       ----------  ----------  ----------  -----------  ----------
                                          1,346.2     1,458.1     2,265.6      2,420.7     2,667.0
 Commercial Real Estate:
  Fixed rate .........................       53.6        74.8       216.4        224.8       241.4
  Adjustable rate ....................      488.4       490.3       740.3        877.8     1,002.4
                                       ----------  ----------  ----------  -----------  ----------
                                            542.0       565.1       956.7      1,102.6     1,243.8
 Equity ..............................       64.1        79.3        84.5        186.7       337.8
                                       ----------  ----------  ----------  -----------  ----------
  Total real estate ..................    9,229.9     8,645.8     9,367.8     10,368.7    12,725.8
Commercial banking ...................         --          --        85.2        280.9       403.7
Consumer .............................      249.6       322.6       433.7        925.5       978.2
                                       ----------  ----------  ----------  -----------  ----------
                                          9,479.5     8,968.4     9,886.7     11,575.1    14,107.7
Less:
 Undisbursed loan funds ..............        0.1          --         1.3          4.9        31.4
 Deferred loan (costs) fees ..........      (13.9)       (4.3)       23.8         42.0        52.6
 Allowance for loan losses ...........      181.0       211.6       254.3        324.0       332.4
 Unearned interest on equity/consumer
  loans ..............................        1.3         4.1        10.6         56.9        66.9
 Discount on acquired loans ..........        7.4         9.7        13.4         18.0        24.0
 Other deferrals .....................         --          --        11.4         27.2        23.7
                                       ----------  ----------  ----------  -----------  ----------
Total loans receivable ...............    9,303.6     8,747.3     9,571.9     11,102.1    13,576.7
Less: Loans held for sale(A) .........       13.6         1.3        44.3        497.7       209.7
                                       ----------  ----------  ----------  -----------  ----------
Loans receivable held for investment     $9,290.0    $8,746.0    $9,527.6    $10,604.4   $13,367.0
                                       ==========  ==========  ==========  ===========  ==========


------------
(A) See the Notes to the consolidated financial statements for further details.

   The reduction in California Federal's loan portfolio since 1991 is due primarily to (i) reduced levels of originations, (ii) a high level of loan repayments, (iii) the sale of CTL, a subsidiary that specialized in the origination of consumer loans, (iv) the sale or securitization of loans, (v) bulk sale transactions and (vi) California Federal's need to comply with the capital requirements of FIRREA. During 1994, California Federal sold $1.3 billion of loans through a series of Bulk Sale transactions. The Bulk Sale transactions were designed to reduce California Federal's credit risk and concentrations of non-performing and income property loans.

    The table below shows the geographic distribution of California Federal's gross real estate loan portfolio at December 31, 1995, 1994 and 1993, respectively:


                                          DECEMBER 31,
                 ---------------------------------------------------------------
                        1995                   1994                 1993
-                -------------------  --------------------  --------------------
                                      (DOLLARS IN MILLIONS)
California ....   $8,085.7     87.6%    $7,467.9     86.4%    $7,770.3     83.0%
Florida .......      514.0      5.6        630.3      7.3        756.5      8.1
Nevada ........      234.3      2.5        240.8      2.8        288.7      3.1
Georgia .......       89.6      1.0        103.6      1.2        159.6      1.7
New York ......       34.5      0.4         30.5      0.3         36.9      0.4
Arizona .......       33.1      0.4         24.2      0.3         48.2      0.5
New Jersey ....       32.5      0.4         27.9      0.3         38.7      0.4
Texas .........       27.9      0.3         25.0      0.3         98.0      1.0
Connecticut  ..       21.0      0.2         23.0      0.3         27.6      0.3
Washington ....       18.4      0.2          9.5      0.1         39.7      0.4
Colorado ......       18.0      0.2          5.7      0.1         10.2      0.1
Illinois ......       12.5      0.1          2.6       --          3.9       --
Other .........      108.4      1.1         54.8      0.6         89.5      1.0
                ----------  --------  ----------  --------  ----------  -------
                  $9,229.9    100.0%    $8,645.8    100.0%    $9,367.8    100.0%
                ==========  ========  ==========  ========  ==========  =======


   The following table presents the composition of California Federal's gross real estate loan portfolio by state and property type at December 31, 1995:


                  RESIDENTIAL     MULTI-     SHOPPING
                   1-4 UNITS      FAMILY     CENTERS
                -------------  ----------  ----------
                         (DOLLARS IN MILLIONS)
California ....    $6,338.4      $1,234.6     $73.1
Florida .......       467.7          31.5       3.4
Nevada ........       186.3          41.7       3.2
Georgia .......        79.7           7.9       0.2
New York ......        34.4           0.1        --
Arizona .......        16.2          15.3       0.9
New Jersey ....        32.5            --        --
Texas .........        24.8           2.5       0.6
Connecticut  ..        21.0            --        --
Washington ....        13.5           4.9        --
Colorado ......        16.4            --        --
Illinois ......        11.4           1.1        --
Other(A) ......        99.4           6.6       0.4
                -------------  ----------  ----------
  Total .......    $7,341.7      $1,346.2     $81.8
                =============  ==========  ==========
% of Total ....        79.6%         14.6%      0.9%
                =============  ==========  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                               OTHER
                   OFFICE      COMMERCIAL/     INCOME                  % OF
                  BUILDINGS    INDUSTRIAL     PROPERTY     TOTAL      TOTAL
                -----------  -------------  ----------  ----------  --------

California ....    $157.4        $265.4        $16.8      $8,085.7     87.6%
Florida .......       4.7           5.0          1.7         514.0      5.6
Nevada ........       2.3           0.2          0.6         234.3      2.5
Georgia .......       1.2            --          0.6          89.6      1.0
New York ......        --            --           --          34.5      0.4
Arizona .......       0.5            --          0.2          33.1      0.4
New Jersey ....        --            --           --          32.5      0.4
Texas .........        --            --           --          27.9      0.3
Connecticut  ..        --            --           --          21.0      0.2
Washington ....        --            --           --          18.4      0.2
Colorado ......       1.6            --           --          18.0      0.2
Illinois ......        --            --           --          12.5      0.1
Other(A) ......       1.2            --          0.8         108.4      1.1
                -----------  -------------  ----------  ----------  --------
  Total .......    $168.9        $270.6        $20.7      $9,229.9    100.0%
                ===========  =============  ==========  ==========  ========
% of Total ....       1.8%          2.9%         0.2%        100.0%
                ===========  =============  ==========  ==========












------------
(A) Includes states with aggregate gross real estate loans that are less than $11.0 million.

    The following table presents California Federal's mortgage and residential 1-4 equity loan portfolio secured by collateral located in California at December 31, 1995:


                             RESIDENTIAL 1-4    MULTI-     COMMERCIAL     TOTAL REAL
                                  UNITS         FAMILY     REAL ESTATE      ESTATE       % OF TOTAL
                            ---------------  ----------  -------------  -------------  ------------
                                                      (DOLLARS IN MILLIONS)
    County: Los Angeles
Los Angeles ...............     $  509.4       $  217.0      $ 22.7        $  749.1          9.3%
Beverly Hills .............        184.5           14.4         7.3           206.2          2.5
Long Beach ................         87.6          103.1         3.7           194.4          2.4
Palos Verdes ..............        134.3            0.7         0.4           135.4          1.7
West Hollywood ............         83.6           32.0         0.9           116.5          1.4
Santa Monica ..............         79.2           24.7         4.4           108.3          1.3
Pacific Palisades .........         91.7            1.7          --            93.4          1.2
Glendale ..................         42.0           39.0         3.1            84.1          1.0
Calabasas .................         68.8            1.2          --            70.0          0.9
Pasadena ..................         41.4           11.9         8.8            62.1          0.8
Malibu ....................         56.6            1.8         2.8            61.2          0.8
Torrance ..................         34.1           14.4        10.5            59.0          0.7
Redondo Beach .............         48.4            7.4         2.0            57.8          0.7
Manhattan Beach ...........         54.3            1.3         0.6            56.2          0.7
Canoga Park ...............         42.8           10.1         2.1            55.0          0.7
Sherman Oaks ..............         32.1           22.4          --            54.5          0.7
Northridge ................         49.2            1.1         2.2            52.5          0.6
Van Nuys ..................         23.2           26.3         1.7            51.2          0.6
Encino ....................         45.2            1.6          --            46.8          0.6
Woodland Hills ............         44.2            1.4         1.1            46.7          0.6
Rosemead ..................          3.8            1.7        40.2            45.7          0.6
Burbank ...................         28.2           12.0         5.0            45.2          0.5
North Hollywood ...........         20.9           20.8         0.7            42.4          0.5
All Other .................        767.0          220.2        54.8         1,042.0         12.9
                            ---------------  ----------  -------------  -------------  ------------
 Total Los Angeles County        2,572.5          788.2       175.0         3,535.7         43.7
                            ===============  ==========  =============  =============  ============
       County: Orange
Huntington Beach ..........         97.2           16.8        17.3           131.3          1.6
Newport Beach .............        100.1            0.3         3.4           103.8          1.3
Anaheim ...................         42.7           13.0        27.4            83.1          1.0
Santa Ana .................         37.6           13.6        18.7            69.9          0.9
Mission Viejo .............         55.9            0.3         2.5            58.7          0.7
South Laguna ..............         58.1             --          --            58.1          0.7
Orange ....................         34.6            3.6        19.4            57.6          0.7
Irvine ....................         37.9             --        17.8            55.7          0.7
Costa Mesa ................         26.6            8.3         2.8            37.7          0.5
All Other .................        328.9           43.5        58.8           431.2          5.4
                            ---------------  ----------  -------------  -------------  ------------
 Total Orange County  .....        819.6           99.4       168.1         1,087.1         13.5
                            ---------------  ----------  -------------  -------------  ------------
       Other Counties
San Mateo .................        490.0           16.0         5.5           511.5          6.3
San Diego .................        340.6          148.0        20.5           509.1          6.3
Santa Clara ...............        389.1           21.8        38.3           449.2          5.6
San Francisco .............        267.4           21.4        12.5           301.3          3.7
Marin .....................        284.4            7.3         1.4           293.1          3.6
Ventura ...................        260.1           11.0         8.2           279.3          3.5
All Other .................        914.7          121.5        83.2         1,119.4         13.8
                            ---------------  ----------  -------------  -------------  ------------
 Total Other Counties  ....      2,946.3          347.0       169.6         3,462.9         42.8
                            ---------------  ----------  -------------  -------------  ------------
 Total California .........     $6,338.4       $1,234.6      $512.7        $8,085.7        100.0%
                            ===============  ==========  =============  =============  ============
 Percentage of Total  .....         78.4%          15.3%        6.3%          100.0%
                            ===============  ==========  =============  =============

    The table below shows the composition of the residential 1-4 loan and the residential 1-4 equity portfolio by year of origination and size of outstanding balance at December 31, 1995:


                  DECEMBER 31, 1995 OUTSTANDING BALANCE OF RESIDENTIAL
                                  1-4 AND EQUITY LOANS
                ------------------------------------------------------
 YEAR OF                       100K-        200K-      300K-     400K-
ORIGINATION       0-99K        199K         399K       399K      499K
--------------  ----------   ----------  ----------  --------  --------
                                 (DOLLARS IN MILLIONS)
1995 ..........   $   65.2    $  371.2    $  545.6    $335.1    $225.2
1994 ..........      100.3       389.6       433.7     252.2     148.4
1993 ..........       80.3       167.0       191.2     112.3      63.4
1992 ..........       30.6        68.3        52.7      30.8      22.8
1991 ..........       31.8        84.2        65.8      42.5      29.7
1990 ..........       63.8       150.6       112.1      63.9      41.7
1989 ..........       68.0        86.2        63.3      24.5      12.8
1988 ..........      124.7       204.9       130.5      48.6      24.4
1987 ..........      102.0        62.7        29.6       6.8       7.4
1986 ..........       63.0        43.0        19.6      11.2       5.2
1985 ..........       60.2        45.0        15.8       3.1       2.6
1984 ..........       73.7        35.7         6.6       0.7       0.8
1983 ..........       46.7        16.4         1.8       0.4       0.4
1982 ..........        7.9         1.4         0.2        --        --
1981 ..........        2.6         1.0          --        --        --
Prior to 1981         90.5         3.9         1.0        --        --
                ----------  ----------  ----------  --------  --------
  Total .......   $1,011.3    $1,731.1    $1,669.5    $932.1    $584.8
                ==========  ==========  ==========  ========  ========
% of Total ....       13.8%       23.6%       22.7%     12.7%      8.0%
                ==========  ==========  ==========  ========  ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


 YEAR OF          500K-     600K-                             % OF
ORIGINATION       599K      999K     1,000K+     TOTAL       TOTAL
--------------  --------  --------  ---------  ----------  --------

1995 ..........   $108.7    $207.4    $ 41.9     $1,900.3     25.9 %
1994 ..........     91.5     239.9      67.9      1,723.5     23.5 %
1993 ..........     27.7     113.6      26.0        781.5     10.6 %
1992 ..........      7.8      67.2      16.5        296.7      4.0 %
1991 ..........     16.3      62.0      20.1        352.4      4.8 %
1990 ..........     26.2      70.0      44.2        572.5      7.8 %
1989 ..........      6.5      18.5      17.0        296.8      4.0 %
1988 ..........     11.3      50.0      17.1        611.5      8.3 %
1987 ..........      2.8      19.0       8.5        238.8      3.3 %
1986 ..........      1.1        --        --        143.1      2.0 %
1985 ..........      2.3       2.8       1.1        132.9      1.8 %
1984 ..........       --        --        --        117.5      1.6 %
1983 ..........       --        --        --         65.7      0.9 %
1982 ..........       --        --        --          9.5      0.1 %
1981 ..........       --        --        --          3.6      0.1 %
Prior to 1981         --        --        --         95.4      1.3 %
                --------  --------  ---------  ----------  --------
  Total .......   $302.2    $850.4    $260.3     $7,341.7    100.0%
                ========  ========  =========  ==========  ========
% of Total ....      4.1%     11.6%      3.5%       100.0%
                ========  ========  =========  ==========



   The table below shows the composition of the residential 1-4 loan and the residential 1-4 equity portfolio by year of origination and by the original LTV as of December 31, 1995:



                      DECEMBER 31, 1995 COMPOSITION OF
                 RESIDENTIAL 1-4 LOAN PORTFOLIO BY YEAR OF
                       ORIGINATION AND ORIGINAL LTV
                ------------------------------------------
 YEAR OF
ORIGINATION       0-50%     51-60%     61-70%      71-80%
--------------  --------  --------  ----------  ----------
                           (DOLLARS IN MILLIONS)
1995 ..........   $132.8    $163.2    $  300.8    $  958.3
1994 ..........    143.3     144.5       328.9       843.6
1993 ..........     94.6      89.2       177.8       332.4
1992 ..........     31.4      22.8        82.3       140.0
1991 ..........     23.0      28.3        86.1       185.8
1990 ..........     21.0      38.3        89.3       357.8
1989 ..........     11.3      12.1        32.9       171.0
1988 ..........     15.0      26.5        68.5       361.8
1987 ..........      9.6      13.2        43.5       130.6
1986 ..........      6.9       7.8        18.6        88.1
1985 ..........      7.8       7.0        18.6        83.4
1984 ..........      8.5       6.8        15.6        67.4
1983 ..........      3.6       3.5         8.5        36.7
1982 ..........      1.0       0.8         1.1         3.8
1981 ..........      0.6       0.2         0.4         2.0
Prior to 1981        1.6       2.5         9.1        50.4
                --------  --------  ----------  ----------
  Total .......   $512.0    $566.7    $1,282.0    $3,813.1
                ========  ========  ==========  ==========
% of Total ....      7.0%      7.7%       17.5%       51.9%
                ========  ========  ==========  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                     GREATER
 YEAR OF                              THAN
ORIGINATION       81-90%    91-95%     95%      TOTAL      % OF TOTAL
--------------  --------  --------  -------  ----------  ------------

1995 ..........   $208.9    $135.4    $0.9     $1,900.3       25.9 %
1994 ..........    173.1      89.7     0.4      1,723.5       23.5 %
1993 ..........     66.7      17.3     3.5        781.5       10.6 %
1992 ..........     17.5       2.7      --        296.7        4.0 %
1991 ..........     27.4       0.5     1.3        352.4        4.8 %
1990 ..........     63.5       2.4     0.2        572.5        7.8 %
1989 ..........     65.0       3.8     0.7        296.8        4.0 %
1988 ..........    134.6       3.8      1.3       611.5        8.3 %
1987 ..........     33.8       5.8      2.3       238.8        3.3 %
1986 ..........     16.7       4.2      0.8       143.1        2.0 %
1985 ..........      9.5       6.3      0.3       132.9        1.8 %
1984 ..........     12.5       6.2      0.5       117.5        1.6 %
1983 ..........      9.1       3.6      0.7        65.7        0.9 %
1982 ..........      1.6       1.1      0.1         9.5        0.1 %
1981 ..........      0.3       0.1       --         3.6        0.1 %
Prior to 1981       11.9       3.4     16.5        95.4        1.3 %
                --------  --------  -------  ----------  ------------
  Total .......   $852.1    $286.3    $29.5    $7,341.7      100.0%
                ========  ========  =======  ==========  ============
% of Total ....     11.6%      3.9%     0.4%      100.0%
                ========  ========  =======  ==========

    The table below shows the composition of the delinquent residential 1-4 loan and the delinquent residential 1-4 equity loan portfolio by year of origination and size of outstanding balance at December 31, 1995:



                    DECEMBER 31, 1995 OUTSTANDING BALANCE OF
                         DELINQUENT RESIDENTIAL 1-4 AND
                            DELINQUENT EQUITY LOANS
                ----------------------------------------------
YEAR OF                     100K-     200K-     300K-    400K-
ORIGINATION       0-99K     199K      299K      399K     499K
--------------  --------  --------  --------  -------  -------
                             (DOLLARS IN MILLIONS)
1995 ..........   $ 0.2     $ 1.7     $ 1.7     $  --    $  --
1994 ..........     0.2       2.8       1.4       0.6       --
1993 ..........     0.7       1.3       3.2       0.7      2.3
1992 ..........     0.9       1.0       0.7       0.7      1.0
1991 ..........     0.8       2.7       3.8       4.1      1.8
1990 ..........     1.4       6.2       4.7       3.6      2.6
1989 ..........     2.4       4.4       3.1       0.3      0.4
1988 ..........     3.0       6.5       3.7       1.3      1.4
1987 ..........     1.7       1.0       1.2        --      0.4
1986 ..........     1.1       0.7       0.5        --      0.5
1985 ..........     1.0       0.3        --        --       --
1984 ..........     1.2       0.9       0.2        --       --
1983 ..........     1.6       0.4        --        --       --
1982 ..........     0.5        --        --        --       --
1981 ..........     0.1        --        --        --       --
Prior to 1981       1.4       0.2        --        --       --
                --------  --------  --------  -------  -------
  Total .......   $18.2     $30.1     $24.2     $11.3    $10.4
                ========  ========  ========  =======  =======
% of Total ....    14.3%     23.7%     19.0%      8.9%     8.2%
                ========  ========  ========  =======  =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


YEAR OF           500K-    600K-                           % OF
ORIGINATION       599K     999K     1,000K+    TOTAL      TOTAL
--------------  -------  --------  ---------  --------  --------

1995 ..........   $ --     $ 0.6      $  --     $  4.2      3.3%
1994 ..........     --        --        2.2        7.2      5.7%
1993 ..........    0.5       2.3        1.2       12.2      9.6%
1992 ..........    0.6       3.4         --        8.3      6.5%
1991 ..........     --       3.1        1.1       17.4     13.7%
1990 ..........    2.9       5.5        5.7       32.6     25.6%
1989 ..........     --        --         --       10.6      8.3%
1988 ..........    0.5       1.3         --       17.7     13.9%
1987 ..........    0.6       0.9         --        5.8      4.5%
1986 ..........     --        --         --        2.8      2.2%
1985 ..........     --       0.6         --        1.9      1.5%
1984 ..........     --        --         --        2.3      1.8%
1983 ..........     --        --         --        2.0      1.6%
1982 ..........     --        --         --        0.5      0.4%
1981 ..........     --        --         --        0.1      0.1%
Prior to 1981       --        --         --        1.6      1.3%
                -------  --------  ---------  --------  --------
  Total .......   $5.1     $17.7      $10.2     $127.2    100.0%
                =======  ========  =========  ========  ========
% of Total ....    4.0%     13.9%       8.0%     100.0%
                =======  ========  =========  ========



   California Federal's residential 1-4 portfolio at December 31, 1995 is primarily composed of loans originated during 1995, 1994 and 1993 (60.0%) and loans with an outstanding balance less than $300,000 (60.1%). California Federal's delinquencies and resulting 1995 residential 1-4 charge-offs have primarily resulted from loans originated between 1988 and 1991. Additionally, larger balance loans (those in excess of $300,000), comprised a substantial amount of loans in which charge-offs have been recorded.

    The table below shows the composition of the multi-family loan portfolio by year of origination and size of outstanding balance at December 31, 1995:


                      DECEMBER 31, 1995 OUTSTANDING BALANCE OF
                                 MULTI-FAMILY LOANS
                ---------------------------------------------------
 YEAR OF                    750K-     1,000K-    2,000K-    3,000K-
ORIGINATION       0-749K    999K      1,999K     2,999K     3,999K
--------------  --------  --------  ---------  ---------  ---------
                                (DOLLARS IN MILLIONS)
1995 ..........   $ 17.1    $  2.6    $  4.9      $  --      $  --
1994 ..........     28.3       1.7      10.7        2.1        3.7
1993 ..........     69.2      24.5      26.9        4.7         --
1992 ..........     21.4       7.1      18.3        8.8        7.2
1991 ..........     15.5       8.9      12.4         --         --
1990 ..........     41.1      16.4      12.2        7.3        3.7
1989 ..........     17.8       3.4       4.5         --        7.0
1988 ..........    140.5      15.2      22.4        6.7        7.2
1987 ..........    155.9      16.7      24.8        2.3        6.9
1986 ..........    177.6      15.3      12.9       11.3       10.6
1985 ..........    104.4       4.1      13.8        6.6        3.7
1984 ..........     41.8       1.0       1.9         --         --
1983 ..........     25.3       0.9        --         --         --
1982 ..........      1.1       0.9        --         --         --
1981 ..........      0.6        --        --         --         --
Prior to 1981       43.0       2.5       5.4         --         --
                --------  --------  ---------  ---------  ---------
  Total .......   $900.6    $121.2    $171.1      $49.8      $50.0
                ========  ========  =========  =========  =========
% of Total ....     66.9%      9.0%     12.7%       3.7%       3.7%
                ========  ========  =========  =========  =========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



 YEAR OF          4,000K-    5,000K-                            % OF
ORIGINATION       4,999K     5,999K    6,000K+     TOTAL       TOTAL
--------------  ---------  ---------  ---------  ----------  --------

1995 ..........    $  --      $  --      $ --      $   24.6      1.8%
1994 ..........       --         --        --          46.5      3.5%
1993 ..........       --         --        --         125.3      9.3%
1992 ..........       --         --        --          62.8      4.7%
1991 ..........       --         --        --          36.8      2.7%
1990 ..........      4.7         --       6.4          91.8      6.8%
1989 ..........      4.9         --        --          37.6      2.8%
1988 ..........      4.6        5.3        --         201.9     15.0%
1987 ..........     14.1         --        --         220.7     16.4%
1986 ..........      8.1        5.4        --         241.2     17.9%
1985 ..........       --         --        --         132.6      9.9%
1984 ..........       --         --        --          44.7      3.3%
1983 ..........       --         --        --          26.2      2.0%
1982 ..........       --         --        --           2.0      0.1%
1981 ..........       --         --        --           0.6       --%
Prior to 1981         --         --        --          50.9      3.8%
                ---------  ---------  ---------  ----------  --------
  Total .......    $36.4      $10.7      $6.4      $1,346.2    100.0%
                =========  =========  =========  ==========  ========
% of Total ....      2.7%       0.8%      0.5%        100.0%
                =========  =========  =========  ==========



   The table below shows the composition of the multi-family loan portfolio by year of origination and by original LTV:



                   DECEMBER 31, 1995 COMPOSITION OF
                    MULTI-FAMILY LOAN PORTFOLIO BY
                 YEAR OF ORIGINATION AND ORIGINAL LTV
                -------------------------------------
 YEAR OF
ORIGINATION       0-50%    51-60%    61-70%    71-80%
--------------  -------  --------  --------  --------
                         (DOLLARS IN MILLIONS)
1995 ..........   $ 2.2    $ 2.1     $  5.3    $  9.3
1994 ..........     4.1      7.1       15.7      11.9
1993 ..........    18.1     23.3       42.0      40.3
1992 ..........     2.1      2.2       26.6      31.8
1991 ..........     4.9      2.5       16.3      12.7
1990 ..........     1.9      5.8       37.1      47.0
1989 ..........     0.5      0.9       11.8      23.8
1988 ..........     7.3     11.7       39.9     141.3
1987 ..........     7.7      8.0       52.2     150.9
1986 ..........     5.8      9.0       47.7     175.3
1985 ..........     6.3      8.4       27.8      89.7
1984 ..........     2.6      2.4       18.5      20.9
1983 ..........     1.8      2.8       11.2      10.4
1982 ..........     0.5      1.2        0.2       0.1
1981 ..........      --       --         --       0.6
Prior to 1981       1.0      1.6       12.5      35.8
                -------  --------  --------  --------
  Total .......   $66.8    $89.0     $364.8    $801.8
                =======  ========  ========  ========
% of Total ....     5.0%      6.6%     27.1%     59.6%
                =======  ========  ========  ========



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                     GREATER
 YEAR OF                              THAN                  % OF
ORIGINATION       81-90%    91-95%     95%      TOTAL      TOTAL
--------------  --------  --------  -------  ----------  --------

1995 ..........    $5.7      $ --     $ --      $ 24.6       1.8 %
1994 ..........     7.5       0.2       --        46.5       3.5 %
1993 ..........     1.3       0.3       --       125.3       9.3 %
1992 ..........      --       0.1       --        62.8       4.7 %
1991 ..........     0.2       0.2       --        36.8       2.7 %
1990 ..........      --        --       --        91.8       6.8 %
1989 ..........     0.6        --       --        37.6       2.8 %
1988 ..........     1.7        --       --       201.9      15.0 %
1987 ..........     0.8        --      1.1       220.7      16.4 %
1986 ..........     2.4       1.0       --       241.2      17.9 %
1985 ..........     0.4        --       --        132.6      9.9 %
1984 ..........     0.2       0.1       --         44.7      3.3 %
1983 ..........      --        --       --         26.2      2.0 %
1982 ..........      --        --       --          2.0      0.1 %
1981 ..........      --        --       --          0.6       --%
Prior to 1981        --        --       --         50.9      3.8 %
                --------  --------  -------  ----------  --------
  Total .......   $20.8      $1.9     $1.1     $1,346.2    100.0%
                ========  ========  =======  ==========  ========
% of Total ....     1.5%      0.1%     0.1%       100.0%
                ========  ========  =======  ==========

    The table below shows the composition of the delinquent multi-family loan portfolio by year of origination and size of outstanding balance at December 31, 1995:


                DECEMBER 31, 1995 OUTSTANDING BALANCE OF DELINQUENT
                                 MULTI-FAMILY LOANS
                ---------------------------------------------------
YEAR OF                     750K-    1,000K-    2,000K-    3,000K-
ORIGINATION      0-749K     999K     1,999K     2,999K     3,999K
--------------  --------  --------  ---------  ---------  ---------
                                (DOLLARS IN MILLIONS)
1995 ..........   $  --     $  --      $  --       $--        $--
1994 ..........     0.2        --         --        --         --
1993 ..........     0.3        --         --        --         --
1992 ..........     0.6        --        1.6        --         --
1991 ..........     2.0        --         --        --         --
1990 ..........     1.5       0.8         --        --         --
1989 ..........      --        --         --        --         --
1988 ..........     1.9        --         --        --         --
1987 ..........     1.4       0.9         --        --         --
1986 ..........     2.1       0.8        1.1        --         --
1985 ..........     2.0       0.8         --        --         --
1984 ..........     0.3        --         --        --         --
1983 ..........     0.2        --         --        --         --
1982 ..........      --        --         --        --         --
1981 ..........      --        --         --        --         --
Prior to 1981       0.4        --         --        --         --
                --------  --------  ---------  ---------  ---------
  Total .......   $12.9     $ 3.3      $ 2.7       $--        $--
                ========  ========  =========  =========  =========
% of Total ....    68.2%     17.5%      14.3%       --%        --%
                ========  ========  =========  =========  =========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



YEAR OF           4,000K-    5,000K-                         % OF
ORIGINATION       4,999K     5,999K    6,000K+    TOTAL      TOTAL
--------------  ---------  ---------  ---------  -------  ---------

1995 ..........     $--        $--        $--     $   --        --%
1994 ..........      --         --         --        0.2       1.0%
1993 ..........      --         --         --        0.3       1.6%
1992 ..........      --         --         --        2.2      11.6%
1991 ..........      --         --         --        2.0      10.6%
1990 ..........      --         --         --        2.3      12.2%
1989 ..........      --         --         --         --        --%
1988 ..........      --         --         --        1.9      10.1%
1987 ..........      --         --         --        2.3      12.2%
1986 ..........      --         --         --        4.0      21.2%
1985 ..........      --         --         --        2.8      14.8%
1984 ..........      --         --         --        0.3       1.6%
1983 ..........      --         --         --        0.2       1.0%
1982 ..........      --         --         --         --        --%
1981 ..........      --         --         --         --        --%
Prior to 1981        --         --         --        0.4       2.1%
                ---------  ---------  ---------  -------  ---------
  Total .......     $--        $--        $--     $ 18.9     100.0%
                =========  =========  =========  =======  =========
% of Total ....      --%        --%        --%     100.0%
                =========  =========  =========  =======


   California Federal's multi-family portfolio at December 31, 1995 was primarily composed of loans originated during the period of 1985 through 1988 (59.2%) and loans less than $750,000 (66.9%). Correspondingly, 98.3% of California Federal's multi-family loans had an original loan to value ratio of 80% or less. California Federal's delinquent multi-family loans primarily consist of lower balance loans, originated between 1984 through 1992. The 1994 Bulk Sales transactions contributed to a reduction in the amount of delinquent loans and larger balance performing loans.

    The table below shows the composition of the commercial real estate loan portfolio by year of origination and size of outstanding balance at December 31, 1995:


                 DECEMBER 31, 1995 OUTSTANDING BALANCE OF COMMERCIAL
                                  REAL ESTATE LOANS
                ---------------------------------------------------
 YEAR OF                    750K-    1,000K-    2,000K-    3,000K-
ORIGINATION      0-749K     999K     1,999K     2,999K     3,999K
--------------  --------  --------  ---------  ---------  ---------
                                (DOLLARS IN MILLIONS)
1995 ..........   $  2.4    $  --      $  --      $  --      $  --
1994 ..........      3.8      1.8        5.2         --         --
1993 ..........      3.2      0.9         --         --         --
1992 ..........      1.5      1.0        1.3         --        6.7
1991 ..........      0.8       --         --         --         --
1990 ..........      0.9       --         --         --         --
1989 ..........     17.1       --        1.0        4.2         --
1988 ..........     65.3     18.8       26.5        2.2        7.1
1987 ..........     59.7     14.9       33.6        7.4       13.3
1986 ..........     52.6      9.2       16.2        5.1         --
1985 ..........     25.9      9.4       12.8        4.7         --
1984 ..........      4.7       --        1.2        2.8         --
1983 ..........      0.1      0.8         --         --         --
1982 ..........       --       --         --         --         --
1981 ..........       --       --         --         --         --
Prior to 1981       15.8      0.8         --         --         --
                --------  --------  ---------  ---------  ---------
  Total .......   $253.8    $57.6      $97.8      $26.4      $27.1
                ========  ========  =========  =========  =========
% of Total ....     46.8%    10.6%      18.0%       4.9%       5.0%
                ========  ========  =========  =========  =========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



 YEAR OF          4,000K-    5,000K-                          % OF
ORIGINATION       4,999K     5,999K    6,000K+     TOTAL      TOTAL
--------------  ---------  ---------  ---------  --------  ---------

1995 ..........    $  --      $ --       $  --     $  2.4       0.4%
1994 ..........      5.0        --        29.0       44.8       8.3%
1993 ..........       --        --          --        4.1       0.8%
1992 ..........       --        --         7.6       18.1       3.3%
1991 ..........       --        --          --        0.8       0.1%
1990 ..........       --        --          --        0.9       0.2%
1989 ..........       --        --         7.8       30.1       5.5%
1988 ..........      9.1        --          --      129.0      23.8%
1987 ..........       --       5.3          --      134.2      24.8%
1986 ..........      4.7        --          --       87.8      16.2%
1985 ..........       --        --          --       52.8       9.7%
1984 ..........       --        --          --        8.7       1.6%
1983 ..........       --        --        10.8       11.7       2.2%
1982 ..........       --        --          --         --        --%
1981 ..........       --        --          --         --        --%
Prior to 1981         --        --          --       16.6       3.1%
                ---------  ---------  ---------  --------  ---------
  Total .......    $18.8      $5.3       $55.2     $542.0     100.0%
                =========  =========  =========  ========  =========
% of Total ....      3.5%      1.0%       10.2%     100.0%
                =========  =========  =========  ========



   The table below shows the composition of the commercial real estate loan portfolio by year of origination and by original LTV:


                   DECEMBER 31, 1995 COMPOSITION OF COMMERCIAL
                           REAL ESTATE LOAN PORTFOLIO
                     BY YEAR OF ORIGINATION AND ORIGINAL LTV
                -----------------------------------------------
 YEAR OF
ORIGINATION       0-50%    51-60%    61-70%    71-80%    81-90%
--------------  -------  --------  --------  --------  --------
                              (DOLLARS IN MILLIONS)
1995 ..........   $ 0.5    $  --     $  0.4    $  0.9     $0.6
1994 ..........     1.1      2.9        2.6      36.4       --
1993 ..........     1.2      1.6         --       0.9       --
1992 ..........     4.7      9.0        0.4       1.0      3.0
1991 ..........      --       --         --       0.1      0.5
1990 ..........     0.1       --         --       0.6      0.2
1989 ..........     1.5      3.8       10.0      14.8       --
1988 ..........     5.0     11.1       22.1      88.0      2.8
1987 ..........     4.7     10.3       29.8      88.4      0.5
1986 ..........     2.6      6.4       16.3      61.7      0.2
1985 ..........     4.5      2.3       10.3      35.7       --
1984 ..........     0.1      0.5        3.1       4.9       --
1983 ..........    10.9       --        0.8        --       --
1982 ..........      --       --         --        --       --
1981 ..........      --       --         --        --       --
Prior to 1981       0.3      0.8        5.4      10.0      0.1
                -------  --------  --------  --------  --------
  Total .......   $37.2    $48.7     $101.2    $343.4     $7.9
                =======  ========  ========  ========  ========
% of Total ....     6.9%     9.0%      18.6%     63.3%     1.5%
                =======  ========  ========  ========  ========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                           GREATER
 YEAR OF                    THAN                % OF
ORIGINATION       91-95%     95%     TOTAL     TOTAL
--------------  --------  -------  --------  --------

1995 ..........    $ --     $ --     $  2.4      0.4%
1994 ..........     1.5      0.3       44.8      8.3%
1993 ..........     0.4       --        4.1      0.8%
1992 ..........      --       --       18.1      3.3%
1991 ..........     0.2       --        0.8      0.1%
1990 ..........      --       --        0.9      0.2%
1989 ..........      --       --       30.1      5.5%
1988 ..........      --       --      129.0     23.8%
1987 ..........      --      0.5      134.2     24.8%
1986 ..........      --      0.6       87.8     16.2%
1985 ..........      --       --       52.8      9.7%
1984 ..........     0.1       --        8.7      1.6%
1983 ..........      --       --       11.7      2.2%
1982 ..........      --       --         --       --%
1981 ..........      --       --         --       --%
Prior to 1981        --       --       16.6      3.1%
                --------  -------  --------  --------
  Total .......    $2.2     $1.4     $542.0    100.0%
                ========  =======  ========  ========
% of Total ....     0.4%     0.3%     100.0%
                ========  =======  ========

    The table below shows the composition of the delinquent commercial real estate loan portfolio by year of origination and size of outstanding balance at December 31, 1995:


                          DECEMBER 31, 1995 OUTSTANDING BALANCE OF DELINQUENT
                                     COMMERCIAL REAL ESTATE LOANS
                   -------------------------------------------------------------
 YEAR OF                            750K-      1,000K-      2,000K-      3,000K-
ORIGINATION            0-749K       999K       1,999K       2,999K       3,999K
------------------ -----------  ---------  -----------  -----------  -----------
                                         (DOLLARS IN MILLIONS)
1995 ..............     $  --        $--        $  --         $--          $--
1994 ..............        --         --           --          --           --
1993 ..............        --         --           --          --           --
1992 ..............        --         --           --          --           --
1991 ..............       0.2         --           --          --           --
1990 ..............        --         --           --          --           --
1989 ..............       0.7         --          1.3          --           --
1988 ..............       0.4         --           --          --           --
1987 ..............        --         --           --          --           --
1986 ..............       0.1         --           --          --           --
1985 ..............        --         --           --          --           --
1984 ..............        --         --           --          --           --
1983 ..............        --         --           --          --           --
1982 ..............        --         --           --          --           --
1981 ..............        --         --           --          --           --
Prior to 1981 .....       0.1         --           --          --           --
                   -----------  ---------  -----------  -----------  -----------
  Total ...........     $ 1.5        $--        $ 1.3         $--          $--
                   ===========  =========  ===========  ===========  ===========
% of Total ........      53.6%        --%        46.4%         --%          --%
                   ===========  =========  ===========  ===========  ===========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



 YEAR OF              4,000K-      5,000K-
ORIGINATION           4,999K       5,999K       6,000K+      TOTAL    % OF TOTAL
------------------  -----------  -----------  -----------  ---------  ----------

1995 ..............      $--          $--          $--       $   --         --%
1994 ..............       --           --           --           --         --%
1993 ..............       --           --           --           --         --%
1992 ..............       --           --           --           --         --%
1991 ..............       --           --           --          0.2        7.1%
1990 ..............       --           --           --           --         --%
1989 ..............       --           --           --          2.0       71.4%
1988 ..............       --           --           --          0.4       14.3%
1987 ..............       --           --           --           --         --%
1986 ..............       --           --           --          0.1        3.6%
1985 ..............       --           --           --           --         --%
1984 ..............       --           --           --           --         --%
1983 ..............       --           --           --           --         --%
1982 ..............       --           --           --           --         --%
1981 ..............       --           --           --           --         --%
Prior to 1981 .....       --           --           --          0.1        3.6%
                    -----------  -----------  -----------  ---------  ----------
  Total ...........      $--          $--          $--       $  2.8      100.0%
                    ===========  ===========  ===========  =========  ==========
% of Total ........       --%          --%          --%       100.0%
                    ===========  ===========  ===========  =========



   Since 1990, California Federal has not been active in the origination of commercial real estate loans, except to finance the sale of real estate. At December 31, 1995 $403.8 million, or 74.5% of California Federal's commercial real estate loan portfolio was comprised of loans originated between 1985 through 1988. The 1994 Bulk Sales included a substantial amount of delinquent commercial real estate loans and large performing loans. At December 31, 1995, 53.7% of California Federal's commercial real estate loan portfolio was concentrated in commercial warehouses and industrial buildings. Many of these loans are occupied by owner users with balances that are typically $1.0 million or lower.

   The composition of California Federal's gross consumer loan portfolio is set forth in the following table at the dates indicated:

                                    DECEMBER 31,
                            ---------------------------
                               1995      1994     1993
                            --------  --------  -------
                                (DOLLARS IN MILLIONS)
Consumer loans:
 Mobile homes .............   $ 66.3    $ 79.6   $ 95.6
 Vehicles .................     21.5      49.4     98.2
 Equity credit line .......    137.8     168.7    203.9
 Unsecured ................     14.6      16.1     20.5
 Loans secured by deposits       9.4       8.8     15.5
                            --------  --------  -------
   Total consumer loans  ..   $249.6    $322.6   $433.7
                            ========  ========  =======


   Since 1993, California Federal has ceased actively originating consumer loans for its own portfolio. California Federal has continued to originate consumer loans on an agency basis for other financial institutions. Additionally, in 1993, California Federal sold CTL, a subsidiary of California Federal that had specialized in the origination of automobile loans, further reducing the level of California Federal's consumer loan portfolio.

    At December 31, 1995, $1.1 billion of fixed rate loans and approximately $8.3 billion of adjustable rate loans were contractually due after one year. The following table presents the remaining contractual maturities of California Federal's gross loan portfolio at December 31, 1995:


                                                   REMAINING CONTRACTUAL MATURITY
                     -----------------------------------------------------------------------------------------
                                 OVER ONE BUT    OVER THREE    OVER FIVE    OVER TEN BUT
                       WITHIN    WITHIN THREE    BUT WITHIN    BUT WITHIN    WITHIN 15     OVER 15
                      ONE YEAR       YEARS       FIVE YEARS    TEN YEARS       YEARS        YEARS       TOTAL
                     ----------  -------------  ------------  ------------  ------------  ----------  ---------
                                                       (DOLLARS IN MILLIONS)
Real Estate:
 Residential 1-4:
  Fixed rate ......    $ 6.0         $11.6         $ 26.1        $ 74.9        $ 71.5      $  775.3   $  965.4
  Adjustable rate        1.4           1.2            4.1          16.8          35.9       6,252.8    6,312.2
 Income property:
  Fixed rate ......     20.4          11.9           24.4          35.1          26.9           2.6      121.3
  Adjustable rate       24.0          20.9          153.3         334.3          53.2       1,181.2    1,766.9
 Equity ...........      0.7           5.0            4.4          12.4          30.5          11.1       64.1
                    ----------  -------------  ------------  ------------  ------------  ----------  ---------
Total real estate       52.5          50.6          212.3         473.5         218.0       8,223.0    9,229.9
Consumer ..........     36.2          37.4           47.0          68.1          41.7          19.2      249.6
                    ----------  -------------  ------------  ------------  ------------  ----------  ---------
                       $88.7         $88.0         $259.3        $541.6        $259.7      $8,242.2   $9,479.5
                    ==========  =============  ============  ============  ============  ==========  =========


 Sales of Loans and Loan Servicing Activities.

   From time to time, California Federal sells loans in order to manage the growth of its loan portfolio, to aid in managing its capital position, to provide additional sources of cash flow, to enable California Federal to refine the composition and interest rate sensitivity of its loan portfolio and for other reasons. California Federal's loans held for sale were $13.6 million and $1.3 million at December 31, 1995 and 1994, respectively. California Federal continually reviews the composition and level of its loan origination activity in order to determine the level of loans originated for sale. Fixed rate residential 1-4 loans that conform to the underwriting criteria of FHLMC and FNMA, are generally originated for sale, while originations of adjustable rate mortgage loans and non-conforming fixed rate loans have been primarily for investment. California Federal has established desired ranges for portfolio and asset growth based upon numerous factors, including origination volume and mix, portfolio repayments and payoffs, desired servicing portfolio levels and regulatory capital requirements. These factors collectively enter into the determination of the amount of fixed rate loans originated for sale. California Federal typically does not hold such loans in its long-term portfolio because of asset/liability management considerations.

   California Federal records gains or losses from the sale of loans that it continues to service for others by computing the present value of the difference between the yield on the loans sold and the yield to be paid to the buyer, reduced by normal servicing fees ("excess servicing"), over the estimated remaining life of the loans. The present value gain or loss is based upon market prepayment, default and discount rate assumptions. An asset (i.e., the present value of excess servicing) equal to the present value gain is recorded at the time a loan is sold and is amortized over the estimated remaining life of the loan. California Federal monitors actual prepayments on the related loans and reduces the balance of the recorded amount of excess servicing by a charge to earnings if actual prepayments exceed California Federal's estimate. At December 31, 1995, the amount of capitalized excess servicing recorded by California Federal was $3.9 million.

   In most cases, when loans are sold, California Federal retains the servicing of the loans for the purchaser. California Federal receives an annual servicing fee, in the range of 25 to 40 basis points, for servicing loans for others. California Federal received $12.4 million, $14.6 million, $18.5 million, $24.8 million and $26.0 million in loan servicing fees for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively. Fees generated from servicing loans for others are included in fee income in the consolidated financial statements. The following table summarizes loans serviced for others at the dates indicated:

                                    DECEMBER 31,
            ----------------------------------------------------------
 INVESTOR       1995        1994        1993        1992        1991
----------  ----------  ----------  ----------  ----------  ----------
                               (DOLLARS IN MILLIONS)
FNMA ......   $2,323.2    $2,379.0    $2,720.4    $2,764.8    $3,817.4
FHLMC .....      117.7       137.0       168.8       225.0       243.8
Other .....    1,341.4     1,943.3     2,446.1     3,261.2     4,504.2
            ----------  ----------  ----------  ----------  ----------
              $3,782.3    $4,459.3    $5,335.3    $6,251.0    $8,565.4
            ==========  ==========  ==========  ==========  ==========


LOAN PORTFOLIO RISK ELEMENTS

   California Federal originates loans with the expectation that borrowers will honor their repayment obligations. To reduce credit risk, California Federal maintains underwriting criteria for each of its loan programs. As is the case with all other lenders, however, certain of California Federal's borrowers will become unable or unwilling to pay interest or principal when due. Among the reasons for such defaults may be adverse conditions in the regional or national economy, unemployment, an oversupply of space for lease and an increase in vacancies, a decline in real estate values, and other factors. In such cases, and following efforts to encourage borrowers to cure their defaults, California Federal normally commences proceedings to foreclose upon the property securing the loan. Such proceedings may be delayed by litigation or bankruptcy initiated by the borrower. California Federal's risk of loss relates both to the frequency of such defaults and to the severity of loss. The loss is primarily composed of the excess, if any, of the outstanding principal balance of the loan plus accrued interest over the value of the collateral at the time of foreclosure. In some instances, California Federal may be able to recover any loss it incurs from other assets of the borrower but, generally, this has not been possible. California Federal also is exposed to loss if the value of the collateral declines between the time of foreclosure and the time of resale and for the associated costs of acquiring and disposing of the collateral. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal."

   Loans on which California Federal has ceased the accrual of interest and loans on which various concessions have been made due to the inability of the borrower to service the obligation under the original terms of the agreement constitute the primary components of the portfolio of non-performing loans. Under certain limited circumstances, prior to 1993, California Federal continued to accrue interest on loans that were delinquent 90 days or more ("past due loans"). At December 31, 1995, all loans more than 90 days delinquent were on non-accrual status. California Federal may place a performing loan on non-accrual status, and/or designate a loan as impaired, if California Federal believes that a default is probable or the full collection of principal and interest is doubtful.

 Non-accrual loans.

   California Federal generally places a loan on non-accrual status whenever the payment of interest is 90 days or more delinquent, or earlier if the timely collection of interest and/or principal appears doubtful. Loans on non-accrual status can be resolved by: (i) the borrower bringing the loan current, (ii) California Federal and the borrower agreeing to modify the terms of the loan, or (iii) by foreclosure upon the collateral securing the loan. The following table presents California Federal's gross non-accrual loans by state at the dates indicated:

                                    DECEMBER 31,
                 ------------------------------------------------
                    1995      1994      1993      1992      1991
                 --------  --------  --------  --------  --------
                               (DOLLARS IN MILLIONS)
California .....   $188.7    $162.8    $414.0    $575.9    $450.9
Florida ........      8.5       9.7      33.8      70.9      92.2
Alabama ........       --        --        --      20.8      22.5
North Carolina         --        --        --      13.2      17.1
Nevada .........      3.5       1.5       6.2      11.7      32.0
Georgia ........      1.2       0.9      14.3       8.0      38.3
Other ..........      4.4       3.3      47.1      24.6      59.0
                 --------  --------  --------  --------  --------
                   $206.3    $178.2    $515.4    $725.1    $712.0
                 ========  ========  ========  ========  ========



   The following table shows California Federal's portfolio of gross non-accrual loans by state and type at December 31, 1995:


                RESIDENTIAL    MULTI-    SHOPPING
STATE            1-4 UNITS     FAMILY    CENTERS     OFFICE
------------  -------------  --------  ----------  --------
                           (DOLLARS IN MILLIONS)
California  .      $86.6       $82.9       $1.3       $8.8
Florida .....        7.3         0.4         --         --
Nevada ......        1.5         1.8         --         --
New York ....        1.2          --         --         --
Georgia .....        1.0         0.2         --         --
Other(A) ....        2.0         1.0         --         --
              -------------  --------  ----------  --------
Total .......      $99.6       $86.3       $1.3       $8.8
              =============  ========  ==========  ========
% of Total  .       48.3%       41.8%       0.6%       4.3%
              =============  ========  ==========  ========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               OTHER
                COMMERCIAL     INCOME                            % OF
STATE           INDUSTRIAL    PROPERTY    CONSUMER    TOTAL     TOTAL
------------  ------------  ----------  ----------  --------  --------

California  .      $5.8         $1.0        $2.3      $188.7     91.5 %
Florida .....        --           --         0.8         8.5      4.1
Nevada ......        --           --         0.2         3.5      1.7
New York ....        --           --          --         1.2      0.6
Georgia .....        --           --          --         1.2      0.6
Other(A) ....        --           --         0.2         3.2      1.5
              ------------  ----------  ----------  --------  --------
Total .......      $5.8         $1.0        $3.5      $206.3    100.0%
              ============  ==========  ==========  ========  ========
% of Total  .       2.8%         0.5%        1.7%      100.0%
              ============  ==========  ==========  ========


------------
(A) Includes states with totals less than $1 million.

   Restructured Loans. California Federal, in an effort to maximize the value of its loans that are not performing under their contractual terms, may modify such loans at terms that are less favorable than the current market. Restructured loans have interest rates that may be less than current market rates or may contain other concessions. Since 1990, California Federal has generally declined to restructure loans except in special situations where a recovery seems likely. This policy reflected a determination that in most cases property values were unlikely to recover during the real estate downturn. The following table presents gross restructured loans by state at the dates indicated:


                                DECEMBER 31,
                 ----------------------------------------
                   1995    1994    1993     1992     1991
                 ------  ------  -------  -------  ------
                           (DOLLARS IN MILLIONS)
California .....   $3.1    $5.8    $14.5    $52.8   $ 5.0
Alaska .........     --      --       --       --    26.2
Texas ..........     --      --       --      0.8    14.1
Florida ........     --      --       --      5.9      --
North Carolina       --      --       --      2.5      --
Other ..........    0.2      --      2.3      2.2      --
                 ------  ------  -------  -------  ------
                   $3.3    $5.8    $16.8    $64.2   $45.3
                 ======  ======  =======  =======  ======


   See "Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal."

 Potential Problem Loans.

   California Federal monitors its loan portfolio in an effort to identify potential problem loans on a timely basis. Additionally, California Federal's primary regulator, the OTS, has promulgated a regulation that requires savings institutions to utilize an internal asset classification system as a means of reporting problem and potential problem assets for regulatory supervision purposes. California Federal has incorporated the OTS' internal asset classifications as a part of its credit monitoring system. California Federal currently classifies its assets as Pass, Special Mention, Substandard, Doubtful or Loss.

   A Pass asset is considered of sufficient quality to preclude designation as Special Mention or an adverse classification. Pass assets are generally protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

   Assets classified as Special Mention have potential weaknesses that deserve management's close attention. These potential weaknesses, if left uncorrected, may result in deterioration of the repayment prospects for these assets or in the institution's credit position at some future date. Special Mention assets are not considered as adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

   Assets classified as Substandard are inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified have a well-defined weakness or weaknesses. They are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected.

   Assets classified as Doubtful have the weaknesses of those classified as Substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. California Federal views the Doubtful classification as a temporary category. California Federal will generally classify assets as Doubtful when inadequate data is available or when such uncertainty exists as to preclude a Substandard classification. Therefore, California Federal will normally tend to have a minimal amount of assets classified in this category.

   Assets classified as Loss are considered uncollectible and of such little value that their continuance as assets without establishment of a specific allowance or charge-off is not warranted. A Loss classification does not imply that an asset has absolutely no recovery or salvage value. Rather, it indicates that it is not practical or desirable to defer establishing a specific allowance for the worthless portion of such asset even though partial recovery may be effected in the future. California Federal will generally classify as Loss the portion of assets with a specific allowance. Therefore, the amount of an asset classified as Loss includes the total specific valuation allowance established for the particular asset.

CREDIT LOSS EXPERIENCE

   Credit losses are inherent in the business of originating and retaining real estate, consumer and commercial loans. As previously discussed, California Federal, in an effort to identify and mitigate the risk of credit losses in a timely manner, performs periodic reviews of any asset that has been identified as having potential excess credit risk. California Federal maintains special departments with responsibility for resolving problem loans and selling real estate acquired through foreclosure in order to facilitate this process. Valuation allowances for estimated potential future losses are established on a specific and general basis. Specific allowances for real estate secured loans are determined by the excess of the recorded investment in the loan over the fair market value of the collateral. General valuation allowances are provided for losses inherent in the loan portfolio which have yet to be specifically identified. The general valuation allowance is based upon a number of factors, including: (i) historical loss experience, (ii) composition of the loan portfolio, (iii) loan classifications, (iv) prevailing and forecasted economic conditions and (v) management's judgment. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal--Provision for Losses" and Notes to the consolidated financial statements of California Federal.

   The table below shows California Federal's specific and general allowances for loan losses by loan type at the dates indicated:



                                                    DECEMBER 31,
                                 -----------------------------------------------
                                     1995      1994      1993      1992     1991
                                 --------  --------  --------  --------  -------
                                               (DOLLARS IN MILLIONS)
Specific Allowance:
 Real Estate:
  Residential 1-4 ...............  $   --    $  4.1    $  3.5    $   --   $   --
  Income property ...............    24.3      30.4      54.4      55.5     58.0
 Total real estate ..............    24.3      34.5      57.9      55.5     58.0
 Commercial banking .............      --        --       0.2      16.3     26.1
                                 --------  --------  --------  --------  -------
Total specific allowance ........  $ 24.3    $ 34.5    $ 58.1    $ 71.8   $ 84.1
                                 --------  --------  --------  --------  -------
General Allowance:
 Real Estate:
  Residential 1-4 ...............  $ 45.0    $ 44.0    $ 49.0    $ 20.0   $ 16.0
  Income property ...............    90.0     112.0     121.1     141.9    146.2
                                 --------  --------  --------  --------  -------
 Total real estate ..............   135.0     156.0     170.1     161.9    162.2
 Commercial banking .............      --        --       5.0      55.0     54.5
 Consumer .......................    11.7      11.1      11.1      25.3     21.6
 Unallocated ....................    10.0      10.0      10.0      10.0     10.0
                                 --------  --------  --------  --------  -------
Total general allowance .........   156.7     177.1     196.2     252.2    248.3
                                 --------  --------  --------  --------  -------
Total allowance for loan losses    $181.0    $211.6    $254.3    $324.0   $332.4
                                 ========  ========  ========  ========  =======

    The following table shows the allocation of California Federal's allowance for loan losses to the various loan types for the periods indicated:


                                                 AMOUNT OF ALLOWANCE
                                 -----------------------------------------------
                                   1995      1994      1993      1992      1991
                                 -------  --------  --------  --------  --------
                                                (DOLLARS IN MILLIONS)
Real Estate:
 Residential 1-4 ................ $ 45.0    $ 48.1    $ 52.5    $ 20.0    $ 16.0
 Income property ................  114.3     142.4     175.5     197.4     204.2
                                  ------  --------  --------  --------  --------
 Total real estate ..............  159.3     190.5     228.0     217.4     220.2
Commercial banking ..............     --        --       5.2      71.3      80.6
Consumer ........................   11.7      11.1      11.1      25.3      21.6
Unallocated .....................   10.0      10.0      10.0      10.0      10.0
                                  ------  --------  --------  --------  --------
Total allowance for loan losses   $181.0    $211.6    $254.3    $324.0    $332.4
                                  ======  ========  ========  ========  ========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                                 PERCENT OF LOANS IN
                                               CATEGORY TO TOTAL LOANS
                                  ----------------------------------------------
                                     1995      1994      1993      1992     1991
                                  -------  --------  --------  --------  -------

Real Estate:
 Residential 1-4 ................  77.5%     73.8%     62.2%     59.2%     62.5%
 Income property ................  19.9      22.6      32.6      30.4      27.7
                                  ------  --------  --------  --------  -------
 Total real estate ..............  97.4      96.4      94.8      89.6      90.2
Commercial banking ..............    --        --       0.9       2.4       2.9
Consumer ........................   2.6       3.6       4.3       8.0       6.9
Unallocated .....................    --        --        --        --        --
                                  ------  --------  --------  --------  -------
Total allowance for loan losses   100.0%    100.0%    100.0%    100.0%    100.0%
                                  ======  ========  ========  ========  =======



   The table below shows the activity in the allowance for loan losses for the years indicated:


                                                         DECEMBER 31,
                                     ---------------------------------------------------
                                        1995      1994       1993       1992       1991
                                     --------  ---------  ---------  ---------  --------
                                                     (DOLLARS IN MILLIONS)
Balance, January 1, ................   $211.6    $ 254.3    $ 324.0    $ 332.4    $246.6
Provision for loan losses ..........     31.8     74.9(B)     163.5      126.4     175.0
Charge-offs(A) .....................    (72.4)    (123.3)    (240.5)    (141.6)    (92.6)
Recoveries .........................     10.0        5.7       14.4        6.8       3.4
                                     --------  ---------  ---------  ---------  --------
Net charge-offs ....................    (62.4)    (117.6)    (226.1)    (134.8)    (89.2)
Allowances of sold subsidiary (CTL)        --         --       (7.1)        --        --
                                     --------  ---------  ---------  ---------  --------
Balance, December 31, ..............   $181.0    $ 211.6    $ 254.3    $ 324.0    $332.4
                                     ========  =========  =========  =========  ========
Ratio of net charge-offs during the
 period to average loans
 outstanding during the period  ....     0.69%      1.35%      2.21%      1.13%     0.62%
                                     ========  =========  =========  =========  ========

------------
(A) Includes 1994 net charge-offs of $60.4 million that were established prior to designating the associated assets for inclusion in the 1994 Bulk Sales and 1993 net charge-offs of $80.0 million related to the 1993 Bulk Sale. Exclusive of the 1994 and 1993 Bulk Sale charge-offs, the ratio of net charge-offs to average loans outstanding was 0.66% and 1.46%, respectively.

(B) The $274.8 million loss on assets held for accelerated disposition is reported as a separate line item on the Consolidated Statements of Operations of California Federal and is excluded from provision for loan losses.

    The table below presents the components of charge-offs and recoveries by category for the years indicated:


                                                 DECEMBER 31,
                          --------------------------------------------------------
                             1995        1994        1993        1992       1991
                          ---------  ----------  ----------  ----------  ---------
                                            (DOLLARS IN MILLIONS)
Charge-offs:
 Real estate loans:
  Residential 1-4 .......   $(24.8)    $ (19.5)    $ (44.1)    $  (9.3)    $ (4.1)
  Income property
   Multi-family .........    (30.2)      (56.1)      (64.9)      (39.9)     (13.0)
   Hotels ...............       --       (11.6)      (16.0)      (14.5)      (7.6)
   Shopping centers  ....     (4.9)       (0.9)      (17.3)       (2.0)      (2.3)
   Office buildings  ....     (5.5)      (15.2)      (20.4)      (18.5)     (33.4)
   Other ................     (1.6)       (6.2)       (4.1)      (22.9)      (1.7)
                          ---------  ----------  ----------  ----------  ---------
  Total income property      (42.2)      (90.0)     (122.7)      (97.8)     (58.0)
                          ---------  ----------  ----------  ----------  ---------
 Total real estate loans     (67.0)     (109.5)     (166.8)     (107.1)     (62.1)
 Commercial banking  ....       --        (6.8)      (61.0)      (20.2)     (15.4)
 Consumer ...............     (5.4)       (7.0)      (12.7)      (14.3)     (15.1)
                          ---------  ----------  ----------  ----------  ---------
    Total charge-offs  ..   $(72.4)    $(123.3)    $(240.5)    $(141.6)    $(92.6)
                          ---------  ----------  ----------  ----------  ---------
Recoveries:
 Real estate loans:
  Residential 1-4 .......   $  3.1     $   0.9     $   1.2     $   0.1     $  0.1
  Income property .......
   Multi-family .........      5.2         0.9         4.7         3.3        0.1
   Hotels ...............       --          --         0.3          --         --
   Shopping centers  ....      0.1          --         2.0          --         --
   Office buildings  ....      0.4         0.3         3.3         0.5        0.4
   Other ................       --         0.4         0.9          --         --
                          ---------  ----------  ----------  ----------  ---------
  Total income property        5.7         1.6        11.2         3.8        0.5
                          ---------  ----------  ----------  ----------  ---------
 Total real estate loans       8.8         2.5        12.4         3.9        0.6
 Commercial banking  ....       --         2.1         0.3         0.1        0.7
 Consumer ...............      1.2         1.1         1.7         2.8        2.1
                          ---------  ----------  ----------  ----------  ---------
   Total recoveries  ....     10.0         5.7        14.4         6.8        3.4
                          ---------  ----------  ----------  ----------  ---------
   Total net charge-offs    $(62.4)    $(117.6)    $(226.1)    $(134.8)    $(89.2)
                          =========  ==========  ==========  ==========  =========


REAL ESTATE HELD FOR SALE

   REO results when property collateralizing a loan is foreclosed upon, or otherwise acquired in satisfaction of the loan. California Federal records its investment in REO at the lower of (i) appraised value less disposition cost, (ii) market price or (iii) the historical cost of the REO. California Federal also maintains a general valuation allowance against its portfolio of REO.

   FIRREA placed severe capital requirements on direct investments in real estate by savings institutions. In 1990, California Federal determined that the capital requirements for investing in real estate under FIRREA were such that the anticipated return on capital from investing in real estate development would be below its investment requirements. As a result, California Federal initiated in 1990 and implemented in 1991 a program to cease its real estate investment activities and to phase-out its real estate investments over several years. At December 31, 1995, California Federal's principal real estate investment was a 97 unit, luxury high-rise condominium project located near the Westwood area of Los Angeles, California (the "condominium project"). The condominium project had 31 unsold units at December 31, 1995 and a net book value of $27.3 million. The condominium project was sold during the third quarter of 1996. California Federal did not record any profit or loss from the sale.

    The following table presents the composition of real estate held for sale, net of allowances, at the dates indicated:


                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
PROPERTY TYPE            1995            1994            1993
-----------------  --------------  --------------  --------------
                                (DOLLARS IN MILLIONS)
Residential 1-4  .      $47.3           $58.6           $188.6
Multi-family .....        1.5             5.1             64.3
Office buildings          0.3             5.6             35.8
Shopping centers           --              --              5.0
Hotels ...........         --             6.1             27.7
Other ............        0.4             2.5             30.2
                   --------------  --------------  --------------
                        $49.5           $77.9           $351.6
                   ==============  ==============  ==============
REO ..............      $22.2           $39.1           $273.5
REI ..............       27.3            38.8             78.1
                   --------------  --------------  --------------
                        $49.5           $77.9           $351.6
                   ==============  ==============  ==============


   The following table shows the detail of California Federal's net real estate held for sale by state at the dates indicated:


                         DECEMBER 31,
                 --------------------------
                   1995     1994      1993
                 -------  -------  --------
                    (DOLLARS IN MILLIONS)
California .....   $47.7    $70.9    $293.5
Alabama ........     0.1      6.1      15.0
Florida ........     1.2      0.7      19.4
Washington .....      --       --       9.2
Arizona ........      --       --       3.0
North Carolina        --       --       6.8
Other ..........     0.5      0.2       4.7
                 -------  -------  --------
                   $49.5    $77.9    $351.6
                 =======  =======  ========


   The decline in the level of REO was due to the 1994 Bulk Sales which eliminated $419.2 million of non-performing loans and $822.1 million of performing loans with high risk characteristics. The sale of these loans has resulted in a decline in delinquencies and foreclosures and consequently a lower level of REO. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal--Operations."

SECURITIES

   California Federal's securities are comprised of: (i) short-term liquid investments, which principally consist of federal funds sold and certificates of deposit, (ii) securities purchased under agreements to resell, (iii) securities available for sale, which consists primarily of U.S. Treasury securities, and (iv) securities held to maturity, which principally consist of mortgage-backed securities. These securities provide flexibility and risk diversification beyond real estate secured assets. Additionally, California Federal is required by federal regulations to maintain a specified minimum amount of liquid assets which may be invested in certain securities. California Federal maintains liquidity at a level to assure adequate funds, taking into account anticipated cash flows and available sources of credit, to afford future flexibility to meet deposit withdrawal requests and loan commitments or to make other investments. California Federal has consistently maintained its liquidity ratio above that required by federal regulations.

SHORT-TERM LIQUID INVESTMENTS

Federal Funds Sold.

   Federal funds sold are invested with various members of the Federal Reserve System to maintain short-term liquidity needs. The amount of short-term liquid assets held by California Federal at any point in time is a function of many factors, including liquidity requirements, projected cash requirements and actual cash flows.

   The following table presents California Federal's investment in short-term liquid investments at the dates indicated:


                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                             1995               1994               1993
                                      -----------------  -----------------  -----------------
                                        AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD
                                      --------  -------  --------  -------  --------  -------
                                                        (DOLLARS IN MILLIONS)
Fed funds sold and commercial paper     $70.0     5.80%    $330.0    6.28%    $302.2    3.19%
Certificates of deposit .............     4.1     5.19        3.8    3.18        4.6    3.21
                                      --------  -------  --------  -------  --------  -------
                                        $74.1     5.77%    $333.8    6.25%    $306.8    3.19%
                                      ========  =======  ========  =======  ========  =======




   Please see the Notes to the Consolidated Financial Statements of California Federal liquid investments.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   California Federal invests in repurchase agreements to maximize its yield on liquid assets. California Federal obtains collateral for repurchase agreements, which normally consists of U.S. Treasury securities or mortgage-backed securities guaranteed by agencies of the U.S. government. The duration of repurchase agreements is typically 30 days or less during which the collateral consisting of U.S. Treasury securities or mortgage-backed securities is held by a third party trustee for California Federal. At December 31, 1995, California Federal held $1.7 billion of repurchase agreements as compared to $48.2 million at December 31, 1994 and $30.2 million at December 31, 1993. The yield on such securities was 6.01%, 5.70% and 3.15% at December 31, 1995, 1994 and 1993.

   The following table presents California Federal's repurchase agreements at the dates indicated:



                        DECEMBER 31,        DECEMBER 31,       DECEMBER 31,
                            1995                1994               1993
                    -------------------  -----------------  -----------------
                       AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT    YIELD
                                -------  --------  -------  --------  -------
                                                (DOLLARS IN MILLIONS)
Investment period:
 7 days or less  ..   $1,097.5    6.04%    $48.2     5.70%    $30.2     3.15%
 8-30 days ........      577.1    5.95        --       --        --       --
                    ----------  -------  --------  -------  --------  -------
                      $1,674.6    6.01%    $48.2     5.70%    $30.2     3.15%
                    ==========  =======  ========  =======  ========  =======



   The following table presents California Federal's recorded investment in assets pledged as collateral for repurchase agreements at the dates indicated:



                                       DECEMBER 31,
                              ----------------------------
                                  1995      1994     1993
                              ----------  -------  -------
                                  (DOLLARS IN MILLIONS)
U.S. Treasury securities  ...   $     --    $48.3    $30.4
Mortgage-backed securities ..    1,704.4       --       --
                              ==========  =======  =======
                                $1,704.4    $48.3    $30.4
                              ==========  =======  =======

   See the Notes to the Consolidated Financial Statements of California
Federal.

SECURITIES AVAILABLE FOR SALE


   California Federal's securities available for sale consist of U.S. Treasury securities.

   The carrying values and market values of securities available for sale at December 31, 1995 are as follows:


                                                                          WEIGHTED
                                      HISTORICAL    CARRYING    MARKET    AVERAGE
                                         COST        VALUE      VALUE       RATE
                                    ------------  ----------  --------  ----------
                                                 (DOLLARS IN MILLIONS)
U.S. Treasury securities:
 Maturing within 1 year ...........     $150.0       $149.9     $149.9      4.00%
 Maturing after 1 year but within
  5 years .........................       50.3         50.4       50.4      7.46
                                    ------------  ----------  --------
                                        $200.3       $200.3     $200.3      4.87%
                                    ============  ==========  ========


   California Federal did not hold marketable equity securities at December 31, 1995.

   The carrying values and market values of securities available for sale at December 31, 1994 are as follows:



                                                                           WEIGHTED
                                     HISTORICAL    CARRYING     MARKET     AVERAGE
                                        COST        VALUE       VALUE        RATE
                                   ------------  ----------  ----------  ----------
                                                 (DOLLARS IN MILLIONS)
U.S. Treasury securities:
 Maturing within 1 year ..........    $1,001.2     $  997.5    $  997.5      4.64%
 Maturing after 1 year but within
  5 years ........................       749.5        734.0       734.0      6.19
                                   ------------  ----------  ----------
                                      $1,750.7     $1,731.5    $1,731.5      5.30%
                                   ============  ==========  ==========



   California Federal did not hold marketable equity securities at December 31, 1994.

   The carrying values and market values of securities available for sale at December 31, 1993 are as follows:



                                                                         WEIGHTED
                                     HISTORICAL    CARRYING    MARKET    AVERAGE
                                        COST        VALUE      VALUE       RATE
                                   ------------  ----------  --------  ----------
                                                (DOLLARS IN MILLIONS)
U.S. Treasury securities:
 Maturing within 1 year ..........     $242.3       $243.3     $243.3      4.86%
 Maturing after 1 year but within
  5 years ........................      636.9        651.1      651.1      5.51
 Maturing after 10 years .........        0.1          0.1        0.1      7.35
                                   ------------  ----------  --------  ----------
                                        879.3        894.5      894.5      5.33
 Marketable equity securities  ...        0.8          0.2        0.2        --
                                   ------------  ----------  --------  ----------
                                       $880.1       $894.7     $894.7      5.33%
                                   ============  ==========  ========  ==========



   See the Notes to the Consolidated Financial Statements of California
Federal.

SECURITIES HELD TO MATURITY

   California Federal invests only in mortgage-backed securities and corporate debt securities which are rated investment grade by nationally recognized rating organizations. These securities may be used as collateral for California Federal's borrowing requirements.

    The following table presents California Federal's portfolio of securities held to maturity at the dates indicated:


                                                        DECEMBER 31,
                             ----------------------------------------------------------------
                                      1995                  1994                  1993
                             --------------------  --------------------  --------------------
                                AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD
                                         --------  ----------  --------  ----------  --------
                                                   (DOLLARS IN MILLIONS)
Mortgage-backed securities     $2,366.7     6.93%    $2,513.7     6.08%    $2,622.0     5.41%
Corporate obligations  .....         --       --         11.4     9.37         11.5     9.29
                             ----------  --------  ----------  --------  ----------  --------
                               $2,366.7     6.93%    $2,525.1     6.09%    $2,633.5     5.43%
                             ==========  ========  ==========  ========  ==========  ========



   California Federal invests primarily in mortgage-backed securities issued by agencies of the United States, such as Fannie Mae. These investments are made by either purchasing such securities or obtaining them by exchanging pools of mortgage loans originated or purchased by California Federal for the securities ("securitized loans"). California Federal invests in mortgage-backed securities primarily to provide a source of collateral in support of California Federal's funding activities and to strengthen California Federal's regulatory capital position.

   Summarized below are the carrying values of mortgage-backed securities, net of discounts at the dates indicated:


                                                               DECEMBER 31,
                                                   ----------------------------------
                                                       1995        1994        1993
                                                   ----------  ----------  ----------
                                                          (DOLLARS IN MILLIONS)
FNMA .............................................   $1,192.7    $1,359.5    $1,348.1
California Federal AA-rated mortgage pass-through
 securities ......................................      802.3       787.1       839.5
Other ............................................      371.7       367.1       434.4
                                                   ----------  ----------  ----------
Total Mortgage-backed securities .................   $2,366.7    $2,513.7    $2,622.0
                                                   ==========  ==========  ==========


   See Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal."

SOURCES OF FUNDS

   In addition to funds generated from loan payments and payoffs and from the sale of loans and securities available for sale, California Federal derives funds from deposits, FHLB advances, securities sold under agreements to repurchase, and other short-term and long-term borrowings. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--California Federal."

    Deposits

   The largest source of funds for California Federal is retail deposits. California Federal primarily obtains its deposits through a network of its full service branches located in California and Nevada. Deposits are a cost effective source of funds and provide a customer base for other products and services offered by California Federal. California Federal has several types of deposit accounts designed to attract both short-term and long-term deposits. The following table sets forth the weighted average interest rates and the amounts of deposits for California Federal at the dates indicated:



                                      WEIGHTED AVERAGE RATE
                                         AT DECEMBER 31,            BALANCE AT DECEMBER 31,
                                   -------------------------  ----------------------------------
                                     1995     1994     1993       1995        1994        1993
                                   -------  -------  -------  ----------  ----------  ----------
                                                                     (DOLLARS IN MILLIONS)
No minimum term-checking:
 NOW .............................     --%      --%    1.14%    $     --    $     --   $   169.5
 Money market ....................   1.24     1.24     1.26        764.2       850.1       972.8
 Non-interest bearing commercial       --       --       --        216.9       184.9       243.2
No minimum term-savings:
 Passbook Accounts ...............   2.22     2.22     2.20        509.7       578.2       767.1
 Money market savings ............   3.52     3.15     2.55      1,244.2     1,271.0     2,164.5
Certificate Accounts
 Original term:
  Less than 3 months .............   4.18     3.10     2.64        150.0       108.3       191.6
  3 months to 6 months ...........   5.23     4.03     3.24        812.4       562.7     1,034.5
  7 months to 12 months ..........   5.70     4.97     3.92      1,882.9     2,559.6     3,536.3
  13 months to 24 months .........   6.22     4.67     4.74      3,263.6     1,550.6     2,191.7
  25 months to 36 months .........   5.52     5.37     6.08         72.3        76.4       151.3
  37 months to 48 months .........   6.16     6.60     7.02         51.5        82.1       180.2
  49 months to 60 months .........   6.37     6.78     7.32        197.6       221.5       405.1
  Over 60 months .................   7.24     7.33     7.31        311.4       315.5       593.0
                                                              ----------  ----------  ----------
                                     4.87%    4.02%    3.67%    $9,476.7    $8,360.9   $12,600.8
                                                              ==========  ==========  ==========



   The following table provides additional deposit information at December 31, 1995, 1994 and 1993:


                                                     AT DECEMBER 31,
                                           ----------------------------------
                                               1995        1994        1993
                                           ----------  ----------  ----------
                                                  (DOLLARS IN MILLIONS)
Passbook Accounts ........................   $  509.7    $  578.2   $   767.1
Money Market and NOW Accounts ............    2,008.4     2,121.1     3,306.8
Non-Interest Bearing Commercial Accounts        216.9       184.9       243.2
                                           ----------  ----------  ----------
                                              2,735.0     2,884.2     4,317.1
                                           ----------  ----------  ----------
Certificate Accounts:
 2.00% to 2.99% ..........................       16.5        28.9       201.8
 3.00% to 3.99% ..........................       22.5       861.0     3,627.7
 4.00% to 4.99% ..........................      208.2     2,352.4     2,875.9
 5.00% to 5.99% ..........................    2,545.3     1,605.3       367.6
 6.00% to 6.99% ..........................    3,630.4       296.9       344.0
 7.00% to 7.99% ..........................      293.0       322.9       848.3
 8.00% to 8.99% ..........................       23.3         3.4         5.8
 9.00% to 9.99% ..........................        2.5         4.6         6.9
 10.00% to 11.99% ........................         --         1.3         5.7
                                           ----------  ----------  ----------
  Total Certificate Accounts .............    6,741.7     5,476.7     8,283.7
                                           ----------  ----------  ----------
                                             $9,476.7    $8,360.9   $12,600.8
                                           ==========  ==========  ==========

    At December 31, 1995, deposits of California Federal had the following remaining contractual maturities:


                                                OVER 3      OVER 6       OVER 12
                                              MONTHS BUT  MONTHS BUT   MONTHS BUT
                                   3 MONTHS    WITHIN 6    WITHIN 12    WITHIN 24
                                   OR LESS      MONTHS      MONTHS       MONTHS
                                 ----------  ----------  -----------  -----------
                                               (DOLLARS IN MILLIONS)
Passbook Accounts ..............   $  509.7    $     --    $     --      $   --
Money Market, NOW and
 Non-interest Bearing
 Commercial Accounts ...........    2,225.3          --          --          --
Certificate Accounts:
 2.00% to 2.99% ................       16.4         0.1          --          --
 3.00% to 3.99% ................       22.4         0.1          --          --
 4.00% to 4.99% ................      110.9        69.7         5.5         8.1
 5.00% to 5.99% ................      903.4       835.2       595.9       121.3
 6.00% to 6.99% ................      238.8       629.8     1,822.1       761.4
 7.00% to 7.99% ................       28.9        51.8       135.7        50.7
 8.00% to 8.99% ................        7.7         2.2         3.6         4.6
 9.00% to 9.99% ................        0.8         0.2         0.4         0.5
                                 ----------  ----------  -----------  -----------
  Total Certificate Accounts  ..    1,329.3     1,589.1     2,563.2       946.6
                                 ----------  ----------  -----------  -----------
                                   $4,064.3    $1,589.1    $2,563.2      $946.6
                                 ==========  ==========  ===========  ===========



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                    OVER 24
                                  MONTHS BUT
                                   WITHIN 36    OVER 36
                                    MONTHS      MONTHS      TOTAL
                                 -----------  ---------  ---------

Passbook Accounts ..............    $   --      $   --    $  509.7
Money Market, NOW and
 Non-interest Bearing
 Commercial Accounts ...........        --          --     2,225.3
Certificate Accounts:
 2.00% to 2.99% ................        --          --        16.5
 3.00% to 3.99% ................        --          --        22.5
 4.00% to 4.99% ................       5.8         8.2       208.2
 5.00% to 5.99% ................      39.9        49.6     2,545.3
 6.00% to 6.99% ................     128.7        49.6     3,630.4
 7.00% to 7.99% ................      18.4         7.5       293.0
 8.00% to 8.99% ................       3.1         2.1        23.3
 9.00% to 9.99% ................       0.3         0.3         2.5
                                 -----------  ---------  ---------
  Total Certificate Accounts  ..     196.2       117.3     6,741.7
                                 -----------  ---------  ---------
                                    $196.2      $117.3    $9,476.7
                                 ===========  =========  =========


   Jumbo certificates and other deposit accounts with balances of $100,000 or greater included in the above table had the following remaining contractual maturities:


                                                DECEMBER 31,
                                     ---------------------------------
                                         1995        1994       1993
                                     ----------  ----------  ---------
                                            (DOLLARS IN MILLIONS)
3 months or less ...................   $  789.5    $  681.1   $  953.4
Over 3 months but within 6 months  .      247.2       132.6      312.8
Over 6 months but within 12 months        369.9       249.3      190.3
Over 12 months .....................      112.2        70.1      152.5
                                     ----------  ----------  ---------
                                       $1,518.8    $1,133.1   $1,609.0
                                     ==========  ==========  =========


   The decline in California Federal's deposits from December 31, 1993 to 1994 was due to the sale of the Southeast Division, which resulted in the sale of $3.9 billion of deposits. The increase in deposits during 1995 was due to (i) an increase in term deposits offered through California Federal's retail branches, (ii) the acquisition of three branches and $138.6 million of deposits from Pacific Heritage Bank and six branches and $359.4 million of deposits from Continental Savings of America and (iii) the use of brokers to obtain deposits. Subject to certain regulatory limitations, deposits can be gathered through brokers, generally the nation's largest investment banking firms. California Federal had $273.8 million of Brokered Deposits at December 31, 1995. At December 31, 1995 all Brokered Deposits were from individual investors. Total Brokered Deposits constituted 2.9% of total deposits at December 31, 1995. California Federal had no Brokered Deposits at December 31, 1994 and 1993.

 Borrowings

   The borrowings of California Federal, which borrowings are of the Bank following the consummation of the Cal Fed Acquisition, consisted of the following at September 30, 1996 (in millions):


 Securities sold under agreements to repurchase  ........ $  962.7
FHLB advances ..........................................   3,261.0
Student Loan Marketing Association advances  ...........        --
Cal Fed 6 1/2% Convertible Subordinated Debentures Due
 2001 ..................................................       2.7
Cal Fed 10% Subordinated Debentures Due 2003  ..........       4.3
Cal Fed 10.668% Subordinated Note Due 1998 .............      50.0
                                                         ---------
                                                          $4,280.7
                                                         =========


   The weighted average rate on such borrowings as of September 30, 1996 was 5.64%.

   California Federal utilizes a variety of borrowing sources as an alternative source of funds. These sources have included FHLB advances, securities sold under reverse repurchase agreements, federal funds purchased, convertible subordinated debentures and various other sources.

   Federal Home Loan Bank Advances. California Federal borrows funds from the FHLB from time to time, pledging as security mortgage-backed securities, the capital stock of the FHLB and certain of its mortgage loans and treasury notes. Such borrowings may be obtained pursuant to several different credit programs, and each credit program has its own rate and range of maturities up to a maximum of 10 years for both fixed and variable rate advances. Prepayment fees are charged on advances if paid prior to maturity. During 1994, FHLB advances were utilized as a primary source of funds for the sale of the Southeast Division.

   The following table presents California Federal's FHLB advances at the dates indicated:


                            DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                          -------------------  -------------------  -------------------
                             AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                          ----------  -------  ----------  -------  ----------  -------
                                               (DOLLARS IN MILLIONS)
Maturing in one year  ...   $  880.0    6.16%    $2,015.0    6.21%    $  200.0    3.66%
Maturing in two years  ..    1,780.0    5.98        500.0    6.36        405.0    3.67
Maturing in three years           --      --           --      --        400.0    3.90
Maturing in four years  .       11.0    9.71           --      --           --      --
Maturing in five years  .         --      --         11.0    9.71           --      --
Thereafter ..............         --      --           --      --         11.0    9.71
                          ----------  -------  ----------  -------  ----------  -------
                            $2,671.0    6.06%    $2,526.0    6.25%    $1,016.0    3.82%
                          ==========  =======  ==========  =======  ==========  =======


   California Federal's FHLB advances were collateralized by loans and mortgage-backed securities totalling $3.6 billion, $3.7 billion and $2.5 billion at December 31, 1995, 1994 and 1993, respectively.

   Securities Sold under Agreements to Repurchase. California Federal enters into reverse repurchase agreements whereby it sells marketable U.S. government securities, federal agency securities, or mortgage-backed securities with a simultaneous commitment to repurchase the same securities at a specified price at a specified later date. Reverse repurchase agreements are typically short-term (1 day to 30 days) at a fixed-rate and long-term (up to 3 years) at a variable rate. Securities sold under agreements to repurchase are subject to risks relating to the financial strength of the counterparty to the transaction, the nature of the lien against the securities subject to the transaction and the disparity between the book value of the securities sold and the amount of funds obtained. California Federal deals only with national investment banking firms and major commercial banks which are primary dealers in U.S. government securities and has set limits on the amounts and terms of borrowings from any single institution.

    The following table presents California Federal's reverse repurchase agreements at the dates indicated:


                                                                          DECEMBER 31,
                                DECEMBER 31, 1995   DECEMBER 31, 1994         1993
                               -----------------  -------------------  ----------------
                                 AMOUNT    RATE      AMOUNT     RATE     AMOUNT    RATE
                               --------  -------  ----------  -------  --------  ------
                                                 (DOLLARS IN MILLIONS)
1 day to 30 days .............   $   --      --%    $1,026.2    5.67%    $   --      --%
Over 30 days to one year  ....    857.3    5.56        724.8    6.15         --      --
Over one year to two years  ..       --      --           --      --         --      --
Over two years to three year         --      --           --      --      249.8    3.40
                               --------  -------  ----------  -------  --------  ------
                                 $857.3    5.56%    $1,751.0    5.87%    $249.8    3.40%
                               ========  =======  ==========  =======  ========  ======



   The following table presents the recorded amount of the collateral pledged to secure California Federal's reverse repurchase agreements at the dates indicated:


                                           DECEMBER 31,
                                 ------------------------------
                                    1995       1994       1993
                                 --------  ----------  --------
                                      (DOLLARS IN MILLIONS)
Securities .....................   $   --    $  692.6    $   --
Mortgage-backed securities  ....    908.9     1,080.3     252.6
                                 --------  ----------  --------
                                   $908.9    $1,772.9    $252.6
                                 ========  ==========  ========
Market value of the collateral     $907.5    $1,783.5    $258.6
                                 ========  ==========  ========


   Student Loan Marketing Association Advances. California Federal has a SLMA advance outstanding for a total of $200.0 million at December 31, 1995 which matured on September 18, 1996. The SLMA advance bears interest based upon the three month LIBOR and reprices quarterly. The advance is secured by mortgage-backed securities and government securities.

   Cal Fed 6 1/2% Convertible Subordinated Debentures Due 2001. The Cal Fed 6 1/2% Convertible Subordinated Debentures bear interest at 6 1/2% per annum and mature at February 20, 2001. Events of Default under the indenture governing the Cal Fed 6 1/2% Convertible Subordinated Debentures include, among other things: (i) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (ii) failure to make any payment of principal when due; (iii) default in the performance, or breach, of any covenant or warranty in the indenture, provided that such default or breach continues for more than 60 days after notice is delivered to the Bank; or (iv) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

   Cal Fed 10% Subordinated Debentures Due 2003. The Cal Fed 10% Subordinated Debentures bear interest at 10% per annum and mature at January 3, 2003. Events of Default under the indenture governing the Cal Fed 10% Subordinated Debentures include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (iii) failure to comply with certain covenants in the indenture; (iv) failure to comply with certain covenants in the indenture provided that such failure continues for more than 60 days after notice is delivered to the Bank; (v) certain events of bankruptcy, insolvency or reorganization of the Bank; or (vi) the default or any event which, with the giving of notice or lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate.

   Cal Fed 10.668% Subordinated Notes Due 1998. The Cal Fed 10.668% Subordinated Notes Due 1998 bear interest at 10.668% per annum and mature at December 22, 1998. Events of Default under the note agreement governing the Cal Fed 10.668% Subordinated Notes Due 1998 include, among other things, (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 10 business days after the date such payment was due; (iii) failure to comply with certain covenants in the note agreement provided that such failure continues for more than 60 days after notice is delivered to the Bank; (iv) the default or any event which, with the giving of notice or the lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate; and (v) certain events of bankruptcy, insolvency or reorganization of the Bank.

   10 5/8% Preferred Stock. The Bank has outstanding 1,725,000 shares of the 10 5/8% Preferred Stock. The 10 5/8% Preferred Stock has a stated liquidation value of $100 per share, plus declared and unpaid dividends, if any, without interest. Cash dividends are noncumulative and are payable at an annual rate of 10 5/8% per share if, when and as declared by the Board of Directors of the Bank.

   The 10 5/8% Preferred Stock will rank prior to the Common Stock, including the Common Stock held by Holdings, and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being in a parity with or senior to the 10 5/8% Preferred Stock as to dividends and liquidating distributions. The 11 1/2% Preferred Stock and the Bank Preferred Stock are on parity with the 10 5/8% Preferred Stock as to dividends and liquidating distributions.

   The terms of the 10 5/8% Preferred Stock provide that the Bank may not declare or pay any full dividends with respect to any parity stock, such as the 11 1/2% Preferred Stock and the Bank Preferred Stock, unless and until the Bank has paid full dividends on the 10 5/8% Preferred Stock for the most recent dividend period.

   The terms of the 10 5/8% Preferred Stock provide that the Bank may not declare or pay any dividends or other distributions (other than in shares of common stock of the Bank or other Junior Stock (as defined therein)) with respect to any Junior Stock (as defined therein) or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Junior Stock (as defined therein) through a sinking fund or otherwise, unless and until: (i) the Bank has paid full dividends on the 10 5/8% Preferred Stock for the four most recent dividend periods, or funds have been paid over to the dividend disbursing agent of the Bank for payment of such dividends, and (ii) the Bank has declared a cash dividend on the 10 5/8% Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of the Bank for the payment of a cash dividend for such current period.

   Holders of the 10 5/8% Preferred Stock have no voting rights, except as required by law or in certain limited circumstances.

   Except in the event of a change of control, the 10 5/8% Preferred Stock is not redeemable prior to April 1, 1999. The 10 5/8% Preferred Stock is redeemable solely at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor or any such acquiring or resulting entity), as applicable, at any time on or after April 1, 1999, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing pro rata annually thereafter to a stated liquidation value of $100 per share on or after April 1, 2003, plus declared and unpaid dividends, if any, without interest. Upon a change of control, the 10 5/8% Preferred Stock is redeemable on or prior to April 1, 1999 at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to $114.50, plus an amount equal to declared and unpaid dividends (whether or not declared) from the date of consummation of the change of control to the date fixed for redemption, without interest.

   Other Borrowings. Other borrowings include medium-term notes and other miscellaneous borrowings, some of which are collateralized by mortgage-backed securities, mortgage loans and real estate held for investment.

    The following table provides additional information on all significant borrowed funds. Please refer to the consolidated financial statements for additional information on California Federal borrowings.


                                                 1995        1994        1993
                                             ----------  ----------  ----------
                                                    (DOLLARS IN MILLIONS)
FHLB Advances:
 Balance at year-end .......................   $2,671.0    $2,526.0    $1,016.0
 Average amount outstanding ................    2,452.9     1,654.6     1,428.1
 Maximum amount outstanding at any
  month-end ................................    2,671.0     2,576.0     1,789.7
 Average interest rate for the year  .......       6.28%       5.05%       3.83%
 Average interest rate on year-end balance         6.06%       6.25%       3.82%
Securities Sold under Agreements to
 Repurchase:
 Balance at year-end .......................   $  857.3    $1,751.0    $  249.8
 Average amount outstanding ................    1,098.9     1,493.0       695.8
 Maximum amount outstanding at any
  month-end ................................    1,336.8     1,751.0       435.1
 Average interest rate for the year  .......       5.91%       4.52%       3.17%
 Average interest rate on year-end balance         5.56%       5.87%       3.40%
SLMA Advances:
 Balance at year-end .......................   $  200.0    $  475.0    $  275.0
 Average amount outstanding ................      462.1       357.8       275.0
 Maximum amount outstanding at any
  month-end ................................      475.0       475.0       275.0
 Average interest rate for the year  .......       6.27%       4.62%       3.47%
 Average interest rate on year-end balance         5.86%       6.43%       3.44%
Subordinated Debentures:
 Balance at year-end .......................   $   57.6    $   66.5    $   66.7
 Average amount outstanding ................       60.0        66.6        66.7
 Maximum amount outstanding at any
  month-end ................................       66.5        66.6        66.8
 Average interest rate for the year  .......      10.41%      10.36%      10.35%
 Average interest rate on year-end balance        10.43%      10.36%      10.35%


COMPETITION

   California Federal experiences intense competition in both attracting and retaining deposits and in originating real estate and consumer loans. The competition for deposits comes from other savings institutions, commercial banks, credit unions, thrift and loan associations, issuers of corporate securities, money market mutual funds and the U.S. Treasury. Competition for deposits from large savings institutions and commercial banks is particularly strong. Most of the nation's largest savings institutions and many large commercial banks are headquartered or have a significant number of offices in the same areas in which California Federal operates. In addition to offering competitive interest rates, the principal methods used to attract deposits include the variety of services offered, the quality of service rendered, the perceived level of financial strength of the institution, the convenience of office locations and the hours of service that offices are open to the public.

   Competition in originating real estate and consumer loans comes principally from other savings institutions, commercial banks, mortgage banking companies, insurance companies, consumer finance companies and commercial finance companies. The primary factors in competing for loans are interest rates, interest rate caps, rate adjustment provisions, loan maturities, loan fees and the quality and extent of service to borrowers and brokers.

SUBSIDIARIES

   At December 31, 1995, California Federal was permitted by applicable OTS regulations to invest up to approximately $768 million of its assets in subsidiary corporations. As of that date, California Federal had invested approximately $328 million (primarily equity and loans) in subsidiaries. The principal business activities of California Federal conducted through such subsidiaries include real estate and financial activities.

 Real Estate Activities.

   California Federal, principally through its subsidiaries, Cal Fed Enterprises ("CFE") currently and previously had investments in residential developments and commercial and industrial developments. CCI is an inactive single-family residential developer and currently does not own any real estate investments. CFE is involved in completing the sale of its existing single family developments. Similarly, CF Management Corp. ("CFMC"), a subsidiary of California Federal, was the general partner of CF Income Partners L.P. ("CFIP"), a master limited partnership, engaged in the business of investing in income-producing residential, commercial and industrial real properties and real estate development projects. During the first quarter of 1994, CFIP completed the sale of its assets and subsequently liquidated, settled its indebtedness to California Federal and deeded to California Federal four properties valued at $6.2 million. That transaction terminated California Federal's lending relationship with CFIP, settled certain outstanding litigation surrounding CFIP to which California Federal and CFMC were a party, and resulted in no additional material loss. During 1995, California Federal sold the last of the four properties deeded to it by CFIP.

  Other Subsidiaries

   In addition to subsidiaries engaged in real estate activities, California Federal also has subsidiaries that are or have been engaged in financial activities. XCF Acceptance Corporation holds loans which it acquired through the 1992 merger with CalFed Inc. Prior to the first quarter of 1993, Cal Fed Credit Inc., ("Cal Fed Credit") was actively involved in the purchase of loans secured by automobiles and other consumer loans. Since the first quarter of 1993, Cal Fed Credit has not been engaged in acquiring or originating new loans. The loans of Cal Fed Credit are serviced by a former wholly-owned subsidiary of XCF Acceptance Corporation. California Federal also has a subsidiary that offers alternative investment products to California Federal's customers on behalf of independent third parties and a subsidiary which functions as an insurance agency offering a variety of insurance products.

EMPLOYEES

   At December 31, 1995, California Federal had approximately 2,100 employees. None of its employees are represented by any collective bargaining group. California Federal maintains a comprehensive employee benefits program providing, among other benefits, hospitalization and major medical insurance, long and short-term disability insurance, life insurance and reduced loan rates for qualifying employees. Additionally, California Federal has a defined benefit plan ("retirement income plan"). Effective May 31, 1993 the retirement income plan was frozen and all accrued benefits were automatically 100% vested. California Federal also offers qualifying employees the opportunity to participate in a qualified plan under Section 401(k) of the Code.

TAXATION

   California Federal files a consolidated federal income tax return and a combined California franchise tax report with its subsidiaries.

   In connection with the 1992 corporate restructuring (the "Restructuring"), California Federal and its affiliates underwent a change in ownership within the meaning of Section 382 of the Internal Revenue Code for both federal income and California franchise tax purposes. As a consequence, the post-Restructuring use of pre-Restructuring net operating loss and other carryforwards to absorb taxable income and reduce tax liability may be restricted. In addition, such restrictions may also apply to certain losses recognized and deductions incurred during the five year period following the Restructuring that were economically accrued as of the Restructuring date. California Federal does not expect that these restrictions, if applicable, will have a material adverse effect on the financial condition of California Federal and its affiliates.

   Savings institutions are generally subject to federal income taxation in the same manner as other types of corporations. However, under applicable provisions of the Internal Revenue Code, a savings institution that meets certain definitional and other tests ("qualifying institution") can, unlike most other corporations, use the reserve (versus specific charge-off) method to compute its deduction for bad debt losses.

   Under the reserve method, qualifying institutions are generally allowed to deduct an amount up to the greater of two alternative computations. Under the "percentage of taxable income method" computation, a qualifying institution can claim a bad debt deduction computed as a percentage of taxable income before such deduction. Alternatively, a qualifying institution may utilize its bad debt loss experience to compute its annual addition to its bad debt reserves (the "experience method").

   Prior to the enactment of the Tax Reform Act of 1986 ("1986 Act"), many qualifying institutions, including California Federal, used the percentage of taxable income method which generally resulted in a lower effective federal income tax rate than that applicable to other types of corporations. However, the 1986 Act reduced the maximum percent that could be deducted under the percentage of taxable income method from 40% to 8% for tax years beginning after December 31, 1986; thus, many qualifying institutions, including California Federal, began to use the experience method beginning in 1987. The amount by which a qualifying institution's actual tax bad debt reserves exceed an allowable offset computed under the experience method ("excess tax bad debt reserves") may be subject to recapture and includable in taxable income.

   If amounts appropriated to excess tax bad debt reserves are used for the payment of nontaxable dividends or other distributions (including distributions in dissolution, liquidation or redemption of stock), an amount equal to the distribution plus the tax attributable thereto, but not exceeding the aggregate amount of excess tax bad debt reserves, will generally be includable in taxable income. In addition, if an association fails to meet the definitional or other tests of a qualifying institution, its total tax bad debt reserves must be recaptured and included in taxable income.

   As a result of the Small Business Job Protection Act of 1996, which provided for the repeal of the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks, Calfornia Federal will generally be required to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two year deferral if certain residential loan tests are satisfied. As of December 31, 1995, California Federal had tax bad debt reserves totaling $196 million, all of which is subject to recapture into income and has been provided for in deferred tax liabilities. California Federal does not expect to generate substantial amounts of federal taxable income (after taking into account its net operating loss carryovers) from any recapture of California Federal's bad debt reserve. Accordingly, the repeal of the section 593 reserve method of accounting for bad debts by thrift institutions is not expected to have a material adverse effect on California Federal.

   For California franchise tax purposes, savings institutions are taxed as "financial corporations." Financial corporations are taxed at the general corporate franchise tax rate plus an "in lieu" rate based on their statutory exemption from local business and personal property taxes. California Federal is also subject to taxation in certain other states in which it operates, primarily as a result of California Federal's 1982 and subsequent acquisitions.

   See the Notes to the Consolidated Financial Statements of California
Federal.

PROPERTIES

   California Federal maintains executive offices in an office building leased by California Federal and located at 5700 Wilshire Boulevard, Los Angeles, California 90036. At December 31, 1995, California Federal operated full service branches at 31 owned locations and at 94 leased locations. In addition, California Federal has certain operating and administrative departments in an approximately 225,000 square foot leased facility located in Rosemead, California. The lease expires in 2008. The net book value of all facilities at December 31, 1995 was $51.4 million. Expiration dates of California Federal's leased full service branches ranged from January 1996 to January 2055. California Federal's full service branches are located principally in California. The following table shows the location of California Federal's full service branches by state at December 31, 1995:



LOCATION                NUMBER OF OFFICES
---------               -----------------
California:
 Los Angeles County  ..          57
 San Francisco County            20
 Orange County ........          18
 San Diego County  ....           6
 Ventura County .......           6
 Other Counties .......          12
                        -----------------
   Total California  ..         119
Nevada ................           6
                        -----------------
                                125
                        =================

                                  REGULATION

GENERAL

   The Bank is a federally chartered and insured stock savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the SAIF.

   The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on Holdings or the Bank, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

 Holding Company Acquisitions

   Holdings is a registered savings and loan holding company. The HOLA and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

 Holding Company Activities

   Holdings currently operates as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries. If Holdings ceases to be a unitary savings and loan holding company, the activities of Holdings and its non-savings association subsidiaries would thereafter be subject to substantial restrictions.

   The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "--Regulation of Federal Savings Banks--Capital Distribution Regulation."

 Affiliate Restrictions

   Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

   In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

    In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

   The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Board of Governors of the Federal Reserve System (the "FRB") decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

REGULATION OF FEDERAL SAVINGS BANKS

 Regulatory System

   As a federally insured savings bank, lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

   Although the OTS is the Bank's primary regulator, the FDIC has "backup enforcement authority" over the Bank. The Bank's eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.

 Federal Home Loan Banks

   The Bank is a member of the FHLBS. Among other benefits, FHLB membership provides the Bank with a central credit facility. The Bank is required to own capital stock in an FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its FHLB advances (borrowings).

 Liquid Assets

   Under OTS regulations, for each calendar month, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which is currently at 5.0%, may be changed from time to time by the OTS to any amount between 4.0% to 10.0%, depending upon certain factors. OTS regulations also require each savings association to maintain an average daily balance of short-term liquid assets equal to not less than 1.0% of the average daily balance of its net withdrawable accounts and short-term borrowings during the preceding calendar month. The Bank maintains liquid assets in compliance with these regulations.

 Regulatory Capital Requirements


   OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels. See ''--REIT Subsidiary Preferred Stock."

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    All savings banks are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings bank is required to maintain core capital equal to a minimum of 3% of adjusted total assets. (In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized. See "--Prompt Corrective Action.") A savings bank is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

   Under OTS regulations, a savings bank with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR") component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The interest rate risk component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation. Based on internal measures of interest rate risk at December 31, 1995, First Nationwide would not have been required to deduct an IRR component in calculating total risk-based capital had the IRR component of the capital regulations been in effect.

   These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by activities or condition of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. The Bank is not subject to any such individual minimum regulatory capital requirement.

   First Nationwide's total capital to risk-based assets ratio was 12.93%, its core capital to risk-based assets ratio was 10.81%, its leverage capital ratio was 6.71% and its tangible capital ratio was 6.71% at September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

 Certain Consequences of Failure to Comply with Regulatory Capital
Requirements

   A savings bank's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings bank to enforcement actions and other proceedings. Any savings bank not in compliance with all of its capital requirements is required to submit a capital plan that addresses the bank's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings bank must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings bank's capital plan is not approved, the bank will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the ability of a savings bank not in compliance with the capital requirements to pay dividends and compensation, and may require such a bank to take one or more of certain corrective actions, including, without limitation: (i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and (vi) limiting operational expenditures to specified levels.

   The HOLA permits savings banks not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings bank still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

 Prompt Corrective Action

   The prompt corrective action regulation of the OTS, promulgated under FDICIA, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation.

   The regulation establishes five categories of capital classification:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. At September 30, 1996, First Nationwide met the capital requirements of a "well capitalized" institution under applicable OTS regulations.

   In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept Brokered Deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over Brokered Deposits.

   Institutions that are classified as undercapitalized are subject to certain mandatory supervisory actions, including: (i) increased monitoring by the appropriate federal banking agency for the institution and periodic review of the institution's efforts to restore its capital, (ii) a requirement that the institution submit a capital restoration plan acceptable to the appropriate federal banking agency and implement that plan, and that each company having control of the institution guarantee compliance with the capital restoration plan in an amount not exceeding the lesser of 5% of the institution's total assets at the time it received notice of being undercapitalized, or the amount necessary to bring the institution into compliance with applicable capital standards at the time it fails to comply with the plan, and (iii) a limitation on the institution's ability to make any acquisition, open any new branch offices, or engage in any new line of business without the prior approval of the appropriate federal banking agency for the institution or the FDIC.

   The regulation also provides that the OTS may take any of certain additional supervisory actions against an undercapitalized institution if the agency determines that such actions are necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund. These supervisory actions include: (i) requiring the institution to raise additional capital or be acquired by another institution or holding company if certain grounds exist, (ii) restricting transactions between the institution and its affiliates, (iii) restricting interest rates paid by the institution on deposits, (iv) restricting the institution's asset growth or requiring the institution to reduce its assets, (v) requiring replacement of senior executive officers and directors, (vi) requiring the institution to alter or terminate any activity deemed to pose excessive risk to the institution, (vii) prohibiting capital distributions by bank holding companies without prior approval by the FRB, (viii) requiring the institution to divest certain subsidiaries, or requiring the institution's holding company to divest the institution or certain affiliates of the institution, and (ix) taking any other supervisory action that the agency believes would better carry out the purposes of the prompt corrective action provisions of FDICIA.

    Institutions classified as undercapitalized that fail to submit a timely, acceptable capital restoration plan or fail to implement such a plan are subject to the same supervisory actions as significantly undercapitalized institutions. Significantly undercapitalized institutions are subject to the mandatory provisions applicable to undercapitalized institutions. The regulation also makes mandatory for significantly undercapitalized institutions certain of the supervisory actions that are discretionary for institutions classified as undercapitalized, creates a presumption in favor of certain discretionary supervisory actions, and subjects significantly undercapitalized institutions to additional restrictions, including a prohibition on paying bonuses or raises to senior executive officers without the prior written approval of the appropriate federal bank regulatory agency. In addition, significantly undercapitalized institutions may be subjected to certain of the restrictions applicable to critically undercapitalized institutions.

   The regulation requires that an institution be placed into conservatorship or receivership within 90 days after it becomes critically undercapitalized, unless the OTS, with concurrence of the FDIC, determines that other action would better achieve the purposes of the prompt corrective action provisions of FDICIA. Any such determination must be renewed every 90 days. A depository institution also must be placed into receivership if the institution continues to be critically undercapitalized on average during the fourth quarter after the institution initially became critically undercapitalized, unless the institution's federal bank regulatory agency, with concurrence of the FDIC, makes certain positive determinations with respect to the institution.

   Critically undercapitalized institutions are also subject to the restrictions generally applicable to significantly undercapitalized institutions and to a number of other severe restrictions. For example, beginning 60 days after becoming critically undercapitalized, such institutions may not pay principal or interest on subordinated debt without the prior approval of the FDIC. (However, the regulation does not prevent unpaid interest from accruing on subordinated debt under the terms of the debt instrument, to the extent otherwise permitted by law.) In addition, critically undercapitalized institutions may be prohibited from engaging in a number of activities, including entering into certain transactions or paying interest above a certain rate on new or renewed liabilities.

   If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions.

 Conservatorship/Receivership

   In addition to the grounds discussed under "--Prompt Corrective Action," the OTS (and, under certain circumstances, the FDIC) may appoint a conservator or receiver for a savings association if any one or more of a number of circumstances exist, including, without limitation, the following:
(i) the institution's assets are less than its obligations to creditors and others, (ii) a substantial dissipation of assets or earnings due to any violation of law or any unsafe or unsound practice, (iii) an unsafe or unsound condition to transact business, (iv) a willful violation of a final cease-and-desist order, (v) the concealment of the institution's books, papers, records or assets or refusal to submit such items for inspection to any examiner or lawful agent of the appropriate federal banking agency or state bank or savings association supervisor, (vi) the institution is likely to be unable to pay its obligations or meet its depositors' demands in the normal course of business, (vii) the institution has incurred, or is likely to incur, losses that will deplete all or substantially all of its capital, and there is no reasonable prospect for the institution to become adequately capitalized without federal assistance, (viii) any violation of law or unsafe or unsound practice that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of the institution's depositors or the federal deposit insurance fund, (ix) the institution is undercapitalized and the institution has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan, (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital, or (xi) the institution is found guilty of certain criminal offenses related to money laundering.

  Liability of Commonly Controlled Depository Institutions

   In general, savings associations and other depository institutions can be held liable for any loss which the FDIC incurs or reasonably anticipates incurring in connection with either the default of a commonly controlled depository institution or any assistance provided by the FDIC to a commonly controlled institution in danger of default. A depository institution is required to pay the amount of such liability upon receipt of written notice from the FDIC unless such written notice is received more than two years from the date the FDIC incurred the loss. Liability for the losses of commonly controlled institutions can lead to the failure of all depository institutions in a holding company structure if the remaining institutions are unable to pay the liability assessed by the FDIC.

   In general, for purposes of this provision, depository institutions are deemed to be "commonly controlled" if they are controlled by the same holding company or if one depository institution is controlled by another; "default" of a depository institution occurs when there is an official determination pursuant to which a conservator, receiver or other legal custodian is appointed for the institution; and a depository institution is deemed to be "in danger of default" where its federal or state supervisory agency determines that the institution is not likely to be able to meet the demands of its depositors or pay its obligations in the normal course of business and there is no reasonable prospect that it will be able to do so, or determines that the institution has incurred or is likely to incur losses that will deplete substantially all of its capital and there is no reasonable prospect that the institution's capital can be replenished without federal assistance. The Bank is not currently under common control with any other depository institution.

 Enforcement Powers

   The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and shareholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts.

 Capital Distribution Regulation

   In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings associations. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

   Under the regulation, an association that meets its fully phased-in capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than normal supervision (a "Tier 1 association") may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of: (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. A savings association that meets its regulatory capital requirements both before and after a proposed distribution but does not meet its fully phased-in capital requirement (a "Tier 2 association") is authorized, after prior notice to the OTS but without OTS approval, to make capital distributions in an amount up to 75% of its net income over the most recent four-quarter period, taking into account all prior distributions during the same period. Any distribution in excess of this amount must be approved in advance by the OTS. A savings association that does not meet its current regulatory capital requirements (a "Tier 3 association") cannot make any capital distribution without prior approval from the OTS, unless the capital distribution is consistent with the terms of a capital plan approved by the OTS.

   At September 30, 1996, First Nationwide qualified as a Tier 1 association for purposes of the capital distribution rule. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice. The requirements of the capital distribution regulation supersede less stringent capital distribution restrictions in earlier agreements or conditions.

   The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS prompt corrective action regulation. Under the proposed regulation, an institution that would remain at least adequately capitalized after making a capital distribution, and that was owned by a holding company, would be required to provide notice to the OTS prior to making a capital distribution. "Troubled" associations and undercapitalized associations would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.

 Qualified Thrift Lender Test

   In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

   Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the the Internal Revenue Code as a "domestic building and loan association." The Bank is a domestic building and loan association as defined in the Internal Revenue Code.

   Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family, and household purposes (other than credit card, small business, and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At September 30, 1996, under the expanded QTL test, approximately 89.02% of First Nationwide's portfolio assets were qualified thrift investments.

 FDIC Assessments

   The deposits of the Bank are insured by the SAIF of the FDIC, up to applicable limits, and are subject to deposit premium assessments by the SAIF. Under the FDIC's risk-based insurance system, SAIF-assessed deposits have been subject to premiums of between 23 and 31 basis points, depending upon the institution's capital position and other supervisory factors. The rate applicable to First Nationwide Bank at September 30, 1996 was 23 basis points.


   Under recent legislation, SAIF-assessable deposits held as of March 31, 1995 are subject to a tax-deductible one-time special assessment at a rate sufficient to achieve the 1.25% designated reserve ratio of the SAIF as of October 1, 1996. This Special SAIF Assessment generally was payable no later than November 29, 1996. The special assessment was 65.7 cents per $100 of SAIF-assessable deposits and was collected on November 27, 1996. At the 65.7 basis point rate, the cost of the special assessment to the Bank was approximately $118.2 million on a pre-tax basis and $106.4 million on an after-tax basis.

   Under the new legislation, beginning in January 1997 institutions with Bank Insurance Fund ("BIF") deposits will be required to share the cost of funding debt obligations issued by the Financing Corporation ("FICO"), a corporation established by the federal government in 1987 to finance the recapitalization of FSLIC. However, until the earlier of December 31, 1999 or the date of elimination of the thrift charter, the FICO assessment rate for BIF deposits is only 1/5 of the rate applicable to SAIF deposits. Consequently, the annual FICO assessments to be added to deposit insurance premiums are expected to equal approximately 6.4 basis points for SAIF deposits and 1.3 basis points for BIF deposits from January 1, 1997 through December 31, 1999, and approximately 2.4 basis points for both BIF and SAIF deposits thereafter. From January 1, 1997, FICO payments will be paid directly by SAIF and BIF institutions in addition to deposit insurance assessments.


   On October 16, 1996, the FDIC proposed to lower the rates on SAIF-assessable deposits. The proposed rule would establish SAIF rates ranging from 0 to 27 basis points as of October 1, 1996. A special interim schedule of rates ranging from 18 to 27 basis points would apply from October 1, 1996 through December 31, 1996 for those institutions, such as the Bank, that continue to be subject to FICO assessments until the new FICO funding mechanism goes into effect on January 1, 1997. Excess assessments collected under the prior assessment schedule would be refunded or credited with interest. Following the special assessment and the new FICO funding mechanism effective January 1, 1997, future SAIF assessment rates are expected to depend primarily on the rate of any new losses from the SAIF insurance fund. Under the recent legislation, however, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Leaving aside the special assessment and the new FICO assessments beginning January 1, 1997, the Bank paid the minimum SAIF assessment rate of 18 basis points from October 1, 1996 to December 31, 1996 and expects to pay 0 basis points from January 1, 1997.


 Thrift Charter

   Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Recent legislation requires the Treasury Department to prepare for Congress by March 31, 1997 a comprehensive study on development of a common charter for federal savings associations and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single Deposit Insurance Fund on that date. In the absence of appropriate "grandfather" provisions, legislation eliminating the thrift charter could have a material adverse effect on the Bank and its parent holding companies because, among other things, these holding companies engage in activities that are not permissible for bank holding companies and the regulatory capital and accounting treatment for banks and thrifts differs in certain significant respects. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather rights for the Bank and its parent holding companies.

 Non-Investment Grade Debt Securities

   Savings associations and their subsidiaries are prohibited from acquiring or retaining any corporate debt security that, at the time of acquisition, is not rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization. The Bank does not own any non-investment grade debt securities.

 Community Reinvestment Act and the Fair Lending Laws

   Savings associations have a responsibility under CRA and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, as a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

  New Safety and Soundness Guidelines

   The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

 Change of Control

   Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

   Under recent legislation, companies subject to the Bank Holding Company Act that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters.

 Reduction Act

   On September 30, 1996, President Clinton signed into law the Reduction Act. The Reduction Act's principal provisions relate to recapitalization of the SAIF, but it also contains numerous regulatory relief measures, some of which are directly applicable to the Bank. Specific provisions of the Reduction Act are discussed above in "--Qualified Thrift Lender Test," "--FDIC Assessments," "--Thrift Charter," and "--Change of Control." The Reduction Act also contains other provisions to reduce regulatory burdens associated with compliance with various consumer and other laws applicable to the Bank, including, for example, provisions designed to coordinate the disclosure and other requirements under the Truth-in-Lending Act and the Real Estate Settlement Procedures Act, modify certain insider lending restrictions, permit OTS to allow exemptions to anti-tying prohibitions and exempt certain transactions and simplify certain disclosures under the Truth-in-Lending Act.


 REIT Subsidiary Preferred Stock

   The Bank filed a 30-day notice on November 29, 1996 with the OTS regarding the establishment of the Company as an operating subsidiary of the Bank. The OTS is considering the notice and issued a letter dated December 29, 1996 expressing that it will not object to such establishment.

   In conjunction with the operating subsidiary notice, the OTS is reviewing among other things the appropriateness of including the minority interest represented by the Company's Series A Preferred Shares in the regulatory capital of the Bank. See "--Regulatory Capital Requirements." In general, as a minority interest in a consolidated subsidiary, the Series A Preferred Shares are eligible to be treated as core capital of the Bank, but the OTS may have the authority to exclude such REIT subsidiary preferred stock from core capital. In a recent similar transaction, the OTS indicated that it will not exclude REIT subsidiary preferred stock from the core capital of the parent savings association if the following prudential standards are met: (i) the REIT subsidiary preferred stock meets all of the same terms and conditions that preferred stock issued by the parent savings association must meet in order to be included in core capital; (ii) the REIT subsidiary preferred stock cannot be redeemed without the prior written consent of the OTS; (iii) the REIT subsidiary preferred stock must be converted into or exchanged for a core capital instrument of the parent savings association if the OTS directs, in writing, that such a conversion or exchange should occur because (a) the parent savings association becomes undercapitalized under prompt corrective action regulations, (b) the parent savings association is placed in bankruptcy, reorganization, conservatorship, or receivership, or (c) the OTS, in its sole discretion, directs in writing such conversion or exchange in anticipation of the parent savings association becoming undercapitalized in the near term;
(iv) the amount of the parent savings association's core capital that is composed of REIT subsidiary preferred stock does not exceed 25% of core capital including such REIT subsidiary preferred stock (33 1/3% of core capital excluding REIT subsidiary preferred stock); and (v) the OTS may exclude REIT subsidiary preferred stock from core capital if it ceases to provide meaningful capital support and a realistic ability to absorb losses or otherwise raises supervisory concerns, including OTS concerns about the capital mix or asset structure of the REIT subsidiary or the parent savings association. The Company expects the Series A Preferred Shares to be included in the core capital of the Bank.


TAXATION OF THE BANK

   For a discussion of recently enacted tax legislation that changes the Bank's method of accounting for bad debts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provision for Federal and State Income Taxes."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information (ages as of November 1, 1996) concerning the directors and executive officers of the Bank. All directors serve terms of one year or until election of their respective successors.

 NAME                        AGE   POSITION
-------------------------  -----   -----------------------------------------
Ronald O. Perelman .......   53    Director
Gerald J. Ford ...........   52    Chairman of the Board, Chief Executive
                                     Officer and Director
Carl B. Webb .............   46    President, Chief Operating Officer and
                                   Director
Paul M. Bass, Jr. ........   61    Director
George W. Bramblett, Jr.     56    Director
Bob Bullock ..............   67    Director
Irwin Engelman ...........   61    Director
Howard Gittis ............   62    Director
Gabrielle K. McDonald  ...   54    Director
Lynn Schenk ..............   54    Director
Robert Setrakian .........   72    Director
Christie S. Flanagan  ....   58    Executive Vice President and General
                                    Counsel
Kendall M. Fugate ........   58    Executive Vice President and Information
                                    and Technology Services Director
Roger L. Gordon ..........   54    Executive Vice President
Richard P. Hodge .........   41    Executive Vice President and Corporate
                                    Tax Director
Walter C. Klein, Jr.  ....   53    Executive Vice President; President, FNMC
Lacy G. Newman, Jr.  .....   46    Executive Vice President and Chief Credit
                                    Officer
James R. Staff ...........   49    Executive Vice President and Chief
                                    Financial Advisor
Richard H. Terzian .......   59    Executive Vice President and Chief
                                    Financial Officer
Peter K. Thomsen .........   54    Executive Vice President and Retail
                                    Banking Director
Michael R. Walker ........   50    Executive Vice President--Commercial Real
                                    Estate
Renee Nichols Tucei  .....   40    Senior Vice President and Controller

   Mr. Perelman has been a Director of First Nationwide or the Bank since 1994 and Chairman of the Board of Holdings since its formation in 1994. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes and various of its affiliates since 1980. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated ("Andrews Group"), Consolidated Cigar Holdings Inc. ("Consolidated Cigar Holdings"), Meridian Sports Incorporated ("Meridian Sports"), New World Communications Group Incorporated ("New World"), Power Control Technologies Inc. ("PCT") and Toy Biz, Inc. ("Toy Biz") and is the Chairman of the Executive Committee of the Board of Directors of Marvel Entertainment Group, Inc. (Marvel), Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, The Coleman Company, Inc. ("Coleman"), Coleman Holdings Inc., Coleman Worldwide Corporation ("Coleman Worldwide"), Consolidated Cigar Corporation ("Consolidated Cigar"), Consolidated Cigar Holdings, First Nationwide, Holdings, Mafco Consolidated Group Inc. ("Mafco Consolidated"), Mafco Worldwide Corporation ("Mafco Worldwide"), Marvel, Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc., ("Marvel Parent"),

Marvel III Holdings Inc. ("Marvel III"), Meridian Sports, New World, New World Television Incorporated ("New World Television"), NWCG Holdings Corporation ("NWCG Holdings"), Parent Holdings, PCT, Revlon, Revlon Products, Revlon Worldwide Corporation ("Revlon Worldwide") and Toy Biz.

   Mr. Ford has been Chairman of the Board, Chief Executive Officer and a Director of First Nationwide or the Bank since consummation of the FN Acquisition and of the Company since its formation in November 1996. Mr. Ford was Chairman of the Board and a Director of First Madison from 1993 to 1994. Mr. Ford previously served as Chairman of the Board, Chief Executive Officer and a Director of First Gibraltar from 1988 through 1993. Mr. Ford served as the Chairman of the Board, Chief Executive Officer and a Director of First United Bank Group, Inc. ("First United Bank Group"), from 1993 through 1994. Mr. Ford is Chairman of the Board and a Director of FNMC, a wholly owned subsidiary of First Nationwide. Mr. Ford is Chairman of the Board and a Director of FGB Services, Inc. and Madison Realty Advisors, Inc. ("Madison Realty"). Mr. Ford has also served in the following capacities over the past five years: Chairman of the Board, Chief Executive Officer and Director, Ford Bank Group, Inc. ("Ford Bank Group"); Chairman of the Board, Chief Executive Officer and Director, United New Mexico Financial Corporation. Mr. Ford is also Chairman of the Board and Chief Executive Officer of Liberte Investors Inc., President and a Director of Parent Holdings and a Director of Norwest Corporation and ACS.

   Mr. Webb has been the President, Chief Operating Officer and a Director of First Nationwide or the Bank since the consummation of the FN Acquisition and of the Company since its formation in November 1996. Mr. Webb served as President, Chief Executive Officer and Director of First Madison from 1993 through 1994. Mr. Webb previously served as President, Chief Operating Officer and a Director of First Gibraltar from 1988 through 1993. Mr. Webb also serves as a Director of FNMC.

   Mr. Bass has been a Director of First Nationwide or the Bank since May, 1993. Mr. Bass is currently the Vice Chairman and Director of First Southwest Company. Mr. Bass is a Director and Chairman of the Audit Committee of Keystone Consolidated Industries, and is a Director of Source Services, Inc. Mr. Bass has served in the following capacities during the past five years:
Director, Endevco, Inc.; Director, Ford Bank Group; and Chairman of the Board and Director, Pizza Inn, Inc.

   Mr. Bramblett has been a Director of First Nationwide or the Bank since May, 1993. Mr. Bramblett has been associated with the law firm of Haynes & Boone since 1973 and is currently a Partner and a member of the Executive Committee of that firm. Mr. Bramblett has served in the following capacities during the past five years: Member of the Texas Higher Education Coordinating Board of the Texas College and University System and Trustee of the Baylor College of Dentistry.

   Mr. Bullock has served as a Director of First Nationwide or the Bank since 1994. Mr. Bullock has been Lieutenant Governor of the State of Texas since 1990. Mr. Bullock is Chairman of the Board, Director and President of JFB-RDB, Inc. Mr. Bullock served as a Director of the Ford Bank Group from 1992 to 1993, and as Director of the First United Bank Group from 1992 to 1993. Prior to 1990, Mr. Bullock served as the State of Texas Comptroller of Public Accounts. Mr. Bullock has been Of Counsel to the law firm of Scott, Douglass, Luton and McConnico, L.L.P. since 1992.

   Mr. Engelman has been a Director of First Nationwide or the Bank since 1992 and the Executive Vice President and Chief Financial Officer of Holdings since its formation in 1994. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various of its affiliates since February 1992. He was Executive Vice President and Chief Financial Officer of GAF Corporation from 1990 to 1991; Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Director and Executive Vice President of General Foods Corporation for more than five years prior to 1987. Mr. Engelman is a Director of New World, New World Television and Revlon Products.

   Mr. Gittis has been a Director of First Nationwide or the Bank and a Vice Chairman and a Director of Holdings since 1994. Mr. Gittis has been Vice Chairman and Director of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is a Director of Andrews Group, Consolidated Cigar,

Consolidated Cigar Holdings, Jones Apparel Group, Inc., Loral Space & Communications Ltd., Mafco Consolidated, Mafco Worldwide, Rutherford-Moran Oil Corporation, New World, New World Television, NWCG Holdings, Parent Holdings, PCT, Revlon, Revlon Products and Revlon Worldwide.

   Ms. McDonald has served as a Director of First Nationwide or the Bank since January, 1990. Ms. McDonald also served as a Director of FGB-San Antonio in 1992. Ms. McDonald currently serves as a Judge on the International Criminal Tribunal for the former Yugoslavia. Ms. McDonald is also currently a Professor of Law at the Thurgood Marshall School of Law of Texas Southern University. Ms. McDonald currently serves as a director of Freeport McMoRan Inc., McMoRan Oil & Gas Co. and Freeport McMoRan Copper & Gold Inc. Ms. McDonald was Of Counsel to the Walker & Satterthwaite firm from 1991 to 1993. She was a partner in the law firm of Matthews & Branscomb from 1988 through 1991. Prior to that time, Ms. McDonald served as a United States District Court Judge for the Southern District of Texas.

   Ms. Schenk has been a Director of First Nationwide or the Bank since November, 1996. Ms. Schenk has been a Senior Consultant to Baker & McKenzie, San Diego, California since 1995. From January, 1993 to January, 1995 Ms. Schenk served in the U.S. House of Representatives as Congresswoman representing the 49th Congressional District in the State of California. During her term in the House of Representatives, Ms. Schenk served on the Energy and Commerce Committee and the Merchant Marine and Fisheries Committee. Ms. Schenk served as the State of California Secretary of Business, Transportation and Housing prior to 1983. From 1983 until her election to Congress, Ms. Schenk was in private law practice in California and served as an independent consultant to various public and private businesses with respect to government relations. From 1985 to 1993, Ms. Schenk served as a director of Long Beach Bank, F.S.B. She is currently a director of IDEC Pharmaceuticals, Inc.

   Mr. Setrakian has been a Director of First Nationwide or the Bank since November 1994. Mr. Setrakian previously served as a Director of Old FNB for more than 10 years. Mr. Setrakian is presently the Chairman and President of the William Saroyan Foundation and the Chairman and President of Mid-State Horticultural Company. He is also a former Chairman and member of the Board of Governors of the United States Postal Service; former Commissioner of the Federal Maritime Commission; former Chairman and Chief Executive Officer of the California Growers Winery, Inc.; and former Chairman and founder of the National Bank of Agriculture.

   Mr. Flanagan has been the Executive Vice President and General Counsel of First Nationwide or the Bank since the consummation of the FN Acquisition. Mr. Flanagan has been the Executive Vice President, General Counsel and a Director of the Company since its formation in November 1996. He also serves as a Director of FNMC. Mr. Flanagan has been associated with the law firm of Jenkens & Gilchrist, P.C. and its predecessors since 1968 in various capacities, including Managing Partner, and he is currently Of Counsel to that firm.

   Mr. Fugate has been an Executive Vice President of First Nationwide or the Bank since the consummation of the FN Acquisition. Mr. Fugate previously served as Executive Vice President of Old FNB from 1991 to 1994, and held various executive positions with Citibank, N.A. and Citibank California, FSB from 1982 to 1991.

   Mr. Gordon has been an Executive Vice President of First Nationwide or the Bank since February 1996. Mr. Gordon previously was associated with SFFed for more than five years prior to February 1996, including most recently as Chairman, President and Chief Executive Officer.

   Mr. Hodge has been an Executive Vice President of First Nationwide or the Bank since January 1996 and has been employed by First Nationwide since November 1995. Mr. Hodge previously was associated with the public accounting firm of KPMG Peat Marwick LLP and its predecessors since 1981, including most recently as a tax partner since 1986.

   Mr. Klein has been an Executive Vice President of First Nationwide or the Bank and the President of FNMC since January 1996. He also serves as a Director of FNMC. Mr. Klein previously was associated with PNC Mortgage Corp. of America and its predecessor, Sears Mortgage Corporation, since 1986, including most recently as Chairman and Chief Executive Officer.

    Mr. Newman has been Executive Vice President and Chief Credit Officer of First Nationwide or the Bank since the consummation of the FN Acquisition. Mr. Newman has also served as President and a Director of FGB Realty and Madison Realty since 1992. During 1991, Mr. Newman was a Senior Vice President of J.E. Robert Companies. He served as a Senior Vice President of Bank of New England Corporation from 1990 to 1991, and served as the President, Chief Executive Officer and Director of the Seamen's Bank for Savings from 1989 to 1990.

   Mr. Staff has been an Executive Vice President of First Nationwide or the Bank since October 17, 1994. He also serves as a Director of the Company and FNMC and as Chairman and Director of FGB Realty. Mr. Staff previously was associated with the public accounting firm of KPMG Peat Marwick LLP and its predecessors since 1979, including most recently as Partner-in-charge of Financial Services for the Southwest-Dallas area.

   Mr. Terzian has served as Executive Vice President and Chief Financial Officer of First Nationwide or the Bank since April 1, 1995. Mr. Terzian has been the Executive Vice President, Chief Financial Officer and a Director of the Company since its formation in November 1996. For the five years prior to that date, Mr. Terzian served as Chief Financial Officer of Dime Bancorp, Inc. (The Dime Savings Bank of New York, FSB).

   Mr. Thomsen has been an Executive Vice President of First Nationwide or the Bank since the consummation of the FN Acquisition. Mr. Thomsen previously served as Senior Executive Vice President of Old FNB and a Director from 1992 to 1994. Mr. Thomsen was an Executive Vice President of Old FNB from 1991 to 1992. Mr. Thomsen had been Executive Vice President of Michigan National Corporation from 1986 to 1991 and a Director from 1989 to 1991, and the President of Michigan National Bank from 1988 to 1991 and a Director from 1989 to 1991. Mr. Thomsen was Chairman of Independence One Mortgage Corporation, a subsidiary of Michigan National Bank, from 1986 to 1990.

   Mr. Walker has been an Executive Vice President of First Nationwide or the Bank since the consummation of the FN Acquisition. Mr. Walker served as Senior Vice President of First Madison from 1993 to 1994. Mr. Walker previously served as Senior Vice President of First Gibraltar from 1988 to 1993.

   Ms. Tucei has been a Senior Vice President and the Controller of First Nationwide or the Bank since the consummation of the FN Acquisition. Ms. Tucei previously served as Senior Vice President and Controller of First Madison from 1993 to 1994. Ms. Tucei was Senior Vice President and Director of Regulatory Assistance Compliance for First Gibraltar from 1991 to 1993, and served as Senior Vice President and Manager of Regulatory Assistance Operations for First Gibraltar from 1989 to 1991.

COMPENSATION OF DIRECTORS

   Directors of the Bank who do not receive compensation as officers or employees of the Bank or any of its affiliates are paid a fee of $3,500 for each meeting of the Board of Directors they attend and each director who attends 67% or more of the regular meetings of the Board of Directors during a fiscal year will receive an additional fee of $9,000. Members of the Audit Committee of the Board of Directors of the Bank who do not receive compensation as officers or employees of the Bank or any of its affiliates are paid a fee of $1,500 for each meeting of the Audit Committee they attend.

 EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

   The following table sets forth certain compensation awarded to, earned by or paid to the Chief Executive Officer of First Nationwide, and the four most highly paid executive officers of First Nationwide, other than the Chief Executive Officer, who served as executive officers of First Nationwide at December 31, 1995 for services rendered in all capacities to First Nationwide and its subsidiaries during the years ended December 31, 1995, 1994 and 1993.

                                              ANNUAL COMPENSATION
                                     ------------------------------------
                                                             OTHER ANNUAL     ALL OTHER
                                                             COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS         (1)             (2)
---------------------------  ------  ----------  --------  --------------  --------------
Gerald J. Ford (3)             1995    $750,000   $     0      $  7,644        $49,511
 Chairman & Chief              1994     192,358         0           912          4,500
 Executive Officer

Carl B. Webb                   1995     600,000         0       274,351         66,707
 President & Chief             1994     346,434         0       154,496          9,000
 Operating Officer             1993     269,551    80,000         8,493         12,658

Lacy G. Newman, Jr.            1995     475,000         0       178,457         36,166
 Executive Vice President &    1994     345,334         0       124,916          9,000
 Chief Credit Officer          1993     300,000    77,200         6,289         11,572

Christie S. Flanagan (3)       1995     350,000    20,000        10,892         44,854
 Executive Vice President &    1994      95,725         0             0              0
 General Counsel

Peter K. Thomsen (3)           1995     305,000         0        13,441         18,841
 Executive Vice President &    1994      76,963         0         6,123          1,361
 Retail Banking Director


------------
(1) Includes: (i) the value of group term life insurance, (ii) amounts paid under relocation programs for Messrs. Webb and Newman, (iii) the value of the use of First Nationwide-owned automobiles for Messrs. Webb, Flanagan, Newman and Thomsen, (iv) club dues, (v) personal financial planning services paid by the Bank for Messrs. Ford, Webb, Newman and Thomsen, and (vi) security expenses paid by First Nationwide for Messrs. Newman and Thomsen.

(2) Includes: (i) First Nationwide's contributions to the 401(k) plan for Messrs. Ford, Webb, Flanagan and Newman, (ii) the Bank's contribution to the Supplemental Employees' Investment Plan, and (iii) premiums on supplemental life insurance paid by the Bank for Messrs. Ford, Webb and Flanagan.

(3) Mr. Ford became Chief Executive Officer of the Bank upon the consummation of the FN Acquisition on October 3, 1994. Messrs. Flanagan and Thomsen became Executive Vice Presidents on October 3 and October 17, 1994, respectively.

   Certain executive officers of the Bank have entered into employment agreements with the Bank. See "Certain Transactions--Executive Employment Agreements." Also, Gerald J. Ford has been and is presently a party to certain consulting, and similar agreements with the certain affiliates of the Bank, as more fully described in "Certain Transactions--Transactions with Mr. Ford."

   Effective October 1, 1995, Holdings adopted a management incentive plan (the "Incentive Plan") with respect to certain executive officers of First Nationwide (the "Participants"). Awards under the Incentive Plan are made in the form of performance units. Each performance unit entitles the Participants to receive cash and/or stock options ("Bonuses") based on the Participant's vested interest in a bonus pool.

    Generally, the Incentive Plan provides for the payment of Bonuses, on a quarterly basis, to the Participants upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995. The aggregate amount of Bonuses payable under the Incentive Plan is subject to a cap of $50 million. During 1995, expense of $2 million was recorded relative to the Incentive Plan. Additional expense of $33.6 million was recorded relative to the Incentive Plan during the nine months ended September 30, 1996.

   The following table sets forth information concerning awards made during 1995 to each of the executive officers named in the preceding table under all long-term incentive plans. There were no long-term incentive plan awards in 1994 or 1993.

                     LONG-TERM INCENTIVE PLAN AWARDS (1)

                                                              ESTIMATED FUTURE PAYOUTS UNDER
                                                                NON-STOCK-PRICE-BASED PLANS
                                                       -------------------------------------------
                        NUMBER OF
                         SHARES,      PERFORMANCE OR
                        UNITS OR    OTHER PERIOD UNTIL
                          OTHER       MATURATION OR     THRESHOLD ($)   TARGET ($)     MAXIMUM ($)
NAME                   RIGHTS (#)       PAYOUT (2)           (3)            (3)            (3)
--------------------  -----------  ------------------  -------------  -------------  -------------
Carl B. Webb ........      500          Ten years        $10,127,500    $10,127,500    $25,000,000
Christie S. Flanagan        80          Ten years          1,620,400      1,620,400      4,000,000
Lacy G. Newman, Jr.         80          Ten years          1,620,400      1,620,400      4,000,000
Peter K. Thomsen  ...       50          Ten years          1,012,750      1,012,750      2,500,000

------------
(1) The table above represents awards of performance units pursuant to the
    Incentive Plan. Any payout with respect to the performance units would only be made by Holdings. Units vest at 20% per year beginning on
    October 1, 1995.

(2) Payouts of cash awards would be made only if earned and only (i) upon achievement of a target "Excess Value" prior to December 31, 2004, (ii) upon an occurrence of a change in control of Holdings or the Bank,
    (iii) upon an occurrence of a public offering of common stock of Holdings or the Bank or (iv) on December 31, 2004. "Excess Value" is a measure of Holdings' performance tied to the aggregate earnings of Holdings and the aggregate distributions made to the shareholders of Holdings.

(3) Generally, the cash payout with respect to a performance unit equals
    .0084% of the Excess Value. Upon achievement of the target Excess
    Value, the cash payout with respect to each performance unit would be $20,255. If a payout is triggered otherwise than by achievement of the target Excess Value, no cash payouts would be made unless the Excess
    Value at the time of the event triggering payment exceeds or equals the amount resulting in a payout of at least $20,255 with respect to each performance unit. In certain circumstances, in case of a public offering of common stock of Holdings or the Bank, the payout would be made, in whole or in part, in options to acquire common stock of Holdings or the Bank. The number of shares of stock that would be subject to such options is not determinable at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The following directors serve on the Compensation Committee of the Board of the Bank: Gerald J. Ford, Howard Gittis, Paul Bass and George Bramblett. During the 1995 and 1994 fiscal years, Mr. Ford was Chairman of the Board of First Nationwide. In addition, Mr. Ford controls Hunter's Glen, which owns 100% of the class B common stock of Holdings representing 20% of the voting common stock (representing approximately 15% of the voting power of its common stock) of Holdings. Mr. Gittis is a director of Holdings and of the Bank.

                         OWNERSHIP OF THE COMMON STOCK

   All of the Bank's Common Stock is owned by Holdings. Ronald O. Perelman, a director of the Bank and Chairman of the Board, Chief Executive Officer and a director of Holdings, 35 East 62nd Street, New York, New York 10021, through MacAndrews & Forbes, beneficially owns 100% of the class A common stock of Holdings representing 80% of its voting common stock (representing approximately 85% of the voting power of its common stock). Hunter's Glen, a limited partnership controlled by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a director of the Bank, 200 Crescent Court, Suite 1350, Dallas, Texas 75201, owns 100% of the class B common stock of Holdings, representing 20% of its voting common stock (representing approximately 15% of the voting power of its common stock). See "Certain Transactions."

                             CERTAIN TRANSACTIONS

RELATIONSHIP WITH MACANDREWS & FORBES

   MacAndrews & Forbes is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, MacAndrews & Forbes is engaged in the cosmetics and skin care, fragrance and personal care products business. MacAndrews & Forbes owns 83% of Coleman, which is engaged in the manufacture and marketing of recreational outdoor products, portable generators, power-washing equipment, spas and hot tubs and 65% of Meridian Sports, a manufacturer and marketer of specialized boats and water sports equipment. Marvel, a youth entertainment company, is 80% owned by MacAndrews & Forbes. MacAndrews & Forbes also is engaged in the television broadcast and programming production business through its approximate 42% ownership of New World Communications, and through its 85% ownership of Mafco Consolidated, in the processing of licorice and other flavors, and in the manufacture and distribution of cigars and pipe tobacco. MacAndrews & Forbes is also in the financial services business through the Bank. The principal executive offices of MacAndrews & Forbes are located at 35 East 62nd Street, New York, New York 10021.

TAX SHARING AGREEMENT

   For federal income tax purposes, Holdings and the Bank are included in the Mafco Group, and accordingly their federal taxable income and loss will be included in the consolidated federal income tax return filed by Mafco Holdings. Holdings and the Bank also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. The Bank, Holdings and Mafco Holdings are parties to the Tax Sharing Agreement, effective as of January 1, 1994, pursuant to which: (i) the Bank will pay to Holdings amounts equal to the taxes that the Bank would be required to pay if it were to file a return separately from the Mafco Group, and (ii) Holdings will pay to Mafco Holdings amounts equal to the taxes that Holdings would be required to pay if it were to file a consolidated return on behalf of itself and the Bank separately from the Mafco Group. The Tax Sharing Agreement allows the Bank to take into account, in determining its liability to Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of First Nationwide. The Tax Sharing Agreement also allows Holdings to take into account, in determining its liability to Mafco Holdings, any net operating losses that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and the Bank for each year since the formation of First Nationwide.


   First Nationwide generated significant federal income tax net operating losses since its formation. This was due, in part, to the fact that under applicable federal income tax law, the financial assistance received by First Nationwide pursuant to the Assistance Agreement was excluded from the taxable income of First Nationwide. In addition to such tax-free financial assistance, First Nationwide had been entitled to its normal operating deductions, including interest expense and certain losses relating to its loan portfolio. As a result, First Nationwide generated significant net operating losses for federal income tax purposes even though its operations were profitable. Furthermore, under the reorganization provisions of the Code, First Nationwide succeeded to certain net operating loss carryovers of the Texas Closed Banks.

    At December 31, 1995, if First Nationwide had filed a consolidated tax return on behalf of itself and its subsidiaries for each year since the formation of First Nationwide, it would have had approximately $2.6 billion of regular net operating losses and approximately $959 million of AMT net operating losses, both of which First Nationwide would have utilized. A portion of such losses, to the extent not previously used to offset income, will expire in the year 2002 and in each year thereafter and will fully expire in 2007. It is expected that under the Tax Sharing Agreement, the Bank and Holdings will be able to eliminate a significant portion of the amounts they otherwise would be required to pay to Holdings and Mafco Holdings, respectively, under the Tax Sharing Agreement in respect of federal income tax and, accordingly, it is not expected that the Bank or Holdings will record significant amounts of federal income tax expense as members of the Mafco Group. Payments made by First Nationwide under the Tax Sharing Agreement with the Mafco Group during the year ended December 31, 1995 totalled $5.1 million. There were no such payments in 1994. During 1998, the Bank and Holdings anticipate that the AMT net operating losses will be fully utilized and the Bank and Holdings will incur federal income tax expense at a rate of 20%. Prior to 1998, the Bank and Holdings have incurred and will continue to incur federal income tax expense at a 2 percent rate because 90 percent of AMT net operating losses were available to offset AMT income.

   Under federal tax law, Holdings and the Bank will be subject to several liability with respect to the consolidated federal income tax liabilities of the Mafco Group for any taxable period during which Holdings or the Bank are, as the case may be, a member of such group. Mafco Holdings has agreed, however, to indemnify Holdings and the Bank for any such federal income tax liability (and certain state and local tax liabilities) of Mafco Holdings or any of its subsidiaries (other than Holdings and the Bank) that Holdings or the Bank is actually required to pay. Therefore, the Tax Sharing Agreement will not increase the amounts payable by Holdings or the Bank over the amounts that they would have had to pay if they were not members of the Mafco Group.

TRANSACTIONS WITH MR. FORD

   Madison Financial, Inc. ("Madison Financial"), a corporation formerly owned by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of the Bank, was a party to a Consulting Agreement (the "Consulting Agreement"), effective as of February 1, 1993, between Madison Financial and TNIS pursuant to which Madison Financial provided consulting services to TNIS for a term ending on December 31, 1998. The Consulting Agreement was terminated in July 1994 in connection with the Exchange Agreement (as defined herein). Certain costs related to the Consulting Agreement were charged to Holdings.

   The Bank is an indirect subsidiary of First Gibraltar Holdings. In connection with the offering of the Holdings Senior Notes, First Gibraltar Holdings incorporated Parent Holdings and a wholly owned subsidiary of Parent Holdings, Holdings, to hold 100% of the common stock of First Nationwide. First Gibraltar Holdings contributed all of its shares of capital stock of First Nationwide to Parent Holdings, which contributed such shares to Holdings in exchange for 1,000 shares of common stock of Holdings. Holdings amended its certificate of incorporation to create 800 shares of class A common stock having one vote per share, 200 shares of class B common stock having .75 votes per share and 230.3 shares of nonvoting class C common stock, and Parent Holdings exchanged its 1,000 shares of common stock for 800 shares of class A common stock. Pursuant to the terms of an Exchange Agreement entered into between Holdings, Mr. Ford and Parent Holdings (the "Exchange Agreement"), and in connection with the consummation of the FN Acquisition, Parent Holdings acquired 100% of the class C common stock of Holdings (all of which was redeemed on June 3, 1996), in exchange for $210 million and Mr. Ford acquired 100% of the class B common stock of Holdings in exchange for his 6.25% of the class A common stock of First Gibraltar Holdings and all of the shares of Madison Financial, the sole asset of which was the Consulting Agreement. In addition, Holdings also assumed indebtedness of Mr. Ford in the amount of approximately $11.9 million to TNIS (the "Ford Obligation"), which obligation has been forgiven by TNIS. As a result of the consummation of the transactions contemplated by the Exchange Agreement, Mr. Ford owns 100% of the class B common stock of Holdings, representing 20% of its voting common stock (representing approximately 15% of the voting power of its voting common stock) and Parent Holdings owns 100% of the class A common stock of Holdings, representing 80% of its voting common stock (representing approximately 85% of the voting power of its voting common stock). Holdings, Parent Holdings and Mr. Ford have entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which, among other things, Mr. Ford and Holdings have the right to transfer their respective shares to certain affiliates. In addition, the Stockholders Agreement contains other customary provisions regarding restrictions on transfer and registration rights. On December 29, 1995, Mr. Ford transferred his shares of class B common stock to Hunter's Glen, which assumed the obligations under, and will receive the benefits of, the Stockholders Agreement.

   Mr. Ford has entered into a loan agreement with NationsBank of Texas, N.A. ("NationsBank"), whereby NationsBank has loaned Mr. Ford $5 million. Such loan has a maturity of up to one year and bears interest at a floating interest rate based on LIBOR. The loan is secured by Mr. Ford's Holdings Senior Notes. The terms of the loan provide that, in the event of default by Mr. Ford under such loan or in the event of certain rapid and material declines in the value of the Holdings Senior Notes pledged as collateral, NationsBank or any successor or assignee thereof will have the right to foreclose on the pledged Holdings Senior Notes and sell, or direct Mr. Ford to sell, such Holdings Senior Notes, to certain Qualified Institutional Buyers ("QIBs") (as such term is defined in Rule 144A under the Securities
Act) pursuant to Rule 144A under the Securities Act, pursuant to Regulation S under the Securities Act, to Holdings or pursuant to a shelf registration statement.

   Mr. Ford has entered into an employment agreement with the Bank calling for his continued employment by the Bank in his current executive capacity with an annual base salary of $750,000. The term of this agreement extends through December 31, 1997, and provides for, among other things, a life insurance policy on the life of Mr. Ford in an amount equal to three times his base salary.

   Mr. Ford has also entered into a consulting agreement with First Nationwide Management Corp. ("First Nationwide Management"), an affiliate of the Bank, providing for the payment to him of annual consulting fees of $750,000 for 1995 and in increasing amounts through 1997, and certain other related expenses. Pursuant to an arrangement between First Nationwide Management and Holdings, such consulting fees and other related expenses paid by First Nationwide Management are charged to Holdings. Such charges amounted to approximately $964,000 and $155,000 in 1995 and 1994, respectively.

EXECUTIVE EMPLOYMENT AGREEMENTS

   In addition to the employment agreement between Mr. Ford and the Bank (see "--Transactions with Mr. Ford"), Messrs. Webb, Flanagan, Staff, Newman and Hodge have entered into employment agreements with the Bank calling for their continued employment by the Bank in their current executive capacities. All five agreements are substantially similar in their terms except that Messrs. Webb, Staff and Newman's employment agreements terminate on January 31, 1998, Mr. Hodge's terminates on December 31, 1998 and Mr. Flanagan's terminates May 31, 1999 and except that Mr. Flanagan's agreement provides for a $20,000 "substitution" bonus which was paid in 1996. Additionally, each employment agreement provides for a life insurance policy on the life of the insured in an amount double the base salary payable by the Bank to such individual. Pursuant to such employment agreements, the annual base salaries payable by First Nationwide to Messrs. Webb, Flanagan, Staff, Newman and Hodge are $900,000, $700,000, $550,000, $475,000 and $250,000, respectively.

   Pursuant to an Agreement for Provision of Services between First Nationwide and First Nationwide Management, dated December 1, 1994 (the "Services Agreement"), a portion of the salaries payable by the Bank to Messrs. Webb, Flanagan and Staff is charged to First Nationwide Management so that the annual net base compensation payable by the Bank will be $600,000, $350,000 and $275,000 for Messrs. Webb, Flanagan and Staff, respectively. All of such fees paid by First Nationwide Management are charged to Holdings for services performed by these executives. The total amounts of such fees were approximately $945,000 and $214,000 in 1995 and 1994, respectively, including $945,000 and $78,000 in 1995 and 1994, respectively received by the Bank pursuant to the Services Agreement, which fees are included in the amounts allocated by First Nationwide Management to Holdings as described in the first paragraph under "--Services Agreement."

    The Bank has also entered into an employment agreement with Mr. Gordon, effective as of the consummation of the SFFed Acquisition, for a term ending on January 30, 1999. Pursuant to such employment agreement, the annual base salary payable by the Bank to Mr. Gordon is $400,000. Mr. Gordon's agreement also provides for life insurance in an amount on the life of the insured equal to $714,000.


   Effective January 8, 1996, FNMC entered into an employment agreement with Mr. Klein, for a term ending January 7, 1999. Pursuant to this employment agreement, Mr. Klein receives a base salary of $300,000 per year. The agreement also provides for life insurance on the life of the insured in the amount of $450,000.

SERVICES AGREEMENTS

   Effective December 1, 1994, First Nationwide entered into the Services Agreement with First Nationwide Management whereby selected Bank employees (including Messrs. Webb, Flanagan, and Staff) provided services for First Nationwide Management and certain of its subsidiaries. Fees are paid to First Nationwide under the Services Agreement at the rate of approximately $107,000 per month based on actual services provided and approximated $1,092,000 and $86,000 for the years ended December 31, 1995 and 1994, respectively.

   Effective on June 1, 1995, First Nationwide entered into an agreement whereby it provides marketing and other support services to TNIS in connection with the insurance agency business it purchased from a First Nationwide subsidiary on the same date. Service charges under this agreement during 1995 were approximately $43,000 per month and during 1996 are approximately $13,300 per month. Management believes that the terms and conditions of these arrangements are at least as favorable to the Bank as those which could be obtained from similar arrangements with an unaffiliated party.

SALE OF BUSINESS TO TNIS

   Effective on June 1, 1995, FNC Insurance Agency, Inc., a wholly owned subsidiary of First Nationwide, sold that portion of its insurance agency business related to marketing insurance products to First Nationwide's retail deposit and consumer loan customers to TNIS for approximately $0.7 million. Management believes that the terms and conditions of this transaction are at least as favorable to First Nationwide as might have been obtained in a similar transaction with an unaffiliated party.

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

   Some of the Bank's executive officers, directors, and members of their immediate families have engaged in loan transactions with the Bank. Such loans were made: (i) in the ordinary course of the Bank's business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between the Bank and other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

                   DESCRIPTION OF THE BANK PREFERRED STOCK


   The following summary sets forth the material terms and provisions of the Bank Preferred Stock, and is qualified in its entirety by reference to the terms and provisions of the Federal Stock Charter of the Bank (the "Charter") and the Fourth Supplementary Section to Section 5 of the Charter setting forth the powers, designations, preferences and rights of the Bank Preferred Stock.


GENERAL

   The Bank Preferred Stock forms a series of the preferred stock of the Bank, which preferred stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Bank's Board of Directors or, if then constituted, a duly authorized committee thereof. The Board of Directors has authorized the Bank to issue the Bank Preferred Stock.

   When issued, the Bank Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Bank Preferred Stock will have no preemptive rights with respect to any shares of the capital stock of the Bank or any other securities of the Bank convertible into or carrying rights or options to purchase any such shares. The Bank Preferred Stock will not be convertible into shares of Common Stock or any other class or series of capital stock of the Bank and will not be subject to any sinking fund or other obligation of the Bank for their repurchase or retirement.

   The registrar for the Bank Preferred Stock will send notices to shareholders of any meetings at which holders of such shares have the right to elect directors of the Company.

RANKING

   The Bank Preferred Stock will rank prior to the Common Stock and to all other classes and series of equity securities of the Bank now or hereafter issued, other than any class or series of equity securities of the Bank expressly designated as being on a parity with or senior to the Bank Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution. The Bank has the power to create and issue additional preferred stock or other classes of stock ranking on a parity with the Bank Preferred Stock, or that constitute junior stock, without any approval or consent of the holders of Bank Preferred Stock. The rights of holders of shares of the Bank Preferred Stock will be subordinate to the rights of the Bank's general creditors, including its depositors.

DIVIDENDS

   Holders of Bank Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Bank out of funds of the Bank
legally available therefor, noncumulative cash dividends at the rate of     %
per annum of the initial liquidation preference (equivalent to $      per
share per annum). Dividends on the Bank Preferred Stock will be payable, if declared, quarterly in arrears on March 31, June 30, September 30 and December 31 (or, if such day is not a business day, on the next business day) of each year. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Bank on such record dates, not more than 45 calendar days nor less than 10 calendar days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Bank provided, however, that if a redemption date for the Bank Preferred Stock occurs after a dividend is declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Upon the conversion of Series A Preferred Shares for Bank Preferred Stock, any accrued and unpaid dividends of the Series A Preferred Shares at the time of the conversion will be deemed to be accrued and unpaid dividends on the Bank Preferred Stock.

   The right of holders of Bank Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not declare a dividend payable in respect of any dividend period, holders of the Bank Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Bank will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future period.

    If any shares of Bank Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of capital stock of the Bank ranking, as to dividends, on a parity with or junior to the Bank Preferred Stock for any dividend period unless full dividends have been or contemporaneously are declared and paid or a sum sufficient for the payment thereof is set apart for such payments on the Bank Preferred Stock for (i) the immediately preceding dividend period, in the case of parity stock and (ii) the then-current dividend period in the case of junior stock. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any dividend period upon the Bank Preferred Stock and the shares of any parity stock, all dividends declared on the Bank Preferred Stock and the shares of any other series of capital stock ranking on a parity as to dividends with the Bank Preferred Stock shall only be declared pro rata based upon the respective amounts that would have been paid on the Bank Preferred Stock and any shares of parity stock had dividends been paid in full.

   In addition to the foregoing restriction, the Bank shall not declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other junior stock) with respect to any Common Stock or other junior stock or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other junior stock through a sinking fund or otherwise, unless and until (i) full dividends on the Bank Preferred Stock for the four (4) most recent preceding dividend periods (or such lesser number of dividend periods during which shares of Bank Preferred Stock have been outstanding) are declared and paid or a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (ii) the Bank has declared a cash dividend on the Bank Preferred Stock at the annual dividend rate for the then-current dividend period, and sufficient funds have been paid over to the dividend disbursing agent for the payment of such cash dividend for such then-current dividend period.

   No dividend shall be paid or set aside for holders of the Bank Preferred Stock for any dividend period unless full dividends have been paid or set aside for the holders of each class or series of equity securities, if any, ranking prior to the Bank Preferred Stock as to dividends for such dividend period.

REDEMPTION

   Except in the case of a Change of Control, the Bank Preferred Stock will
not be redeemable prior to         , 2002. On or after such date, the Bank
Preferred Stock will be redeemable by the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, at its option, in whole or in part, at any time or from time to time at the redemption prices set forth below in cash, plus declared and unpaid dividends to the date of redemption without interest:


  IF REDEEMED DURING THE         REDEMPTION PRICE
      12-MONTH PERIOD            PER SHARE OF THE
     BEGINNING       ,         BANK PREFERRED STOCK
--------------------------  ------------------------
2002 ......................           $
2003 ......................
2004 ......................
2005 ......................
2006 ......................
2007 and thereafter .......            25.00


   If less than all of the outstanding shares of Bank Preferred Stock are to be redeemed, the Bank will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Bank Preferred Stock is then listed.


   Upon a Change of Control, the Bank Preferred Stock is redeemable on or
prior to         , 2002, at the option of the Bank or its successor or any
acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a redemption price per share equal to (i) $25.00, plus (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Bank Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) the Applicable Premium payable in cash.

   The Bank will be entitled to issue a notice of redemption after the Bank or a parent company has entered into a definitive binding agreement with a third party that will result in a Change of Control, provided that (i) the date fixed for redemption is not earlier than the date on which the related Change of Control occurs and (ii) the obligation to effect such redemption is contingent with the occurrence of such Change of Control.

   Notice of any optional redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of shares of Bank Preferred Stock to be redeemed at its registered address.

   If all funds necessary for such redemption are set aside or delivered to the redemption agent with irrevocable instructions to effect the redemption, then all shares so called for redemption will be deemed to be no longer outstanding and all rights with respect to such shares will terminate, except for the right to receive the funds so deposited, without interest.

   The Bank's ability to redeem shares of Bank Preferred Stock, whether as a result of a Change of Control or otherwise, is subject to compliance with applicable regulatory requirements, including those of the OTS, relating to the redemption of capital instruments.

VOTING RIGHTS

   Except as expressly required by applicable law, or except as indicated below, the holders of the Bank Preferred Stock will not be entitled to vote. In the event the holders of Bank Preferred Stock are entitled to vote, each share of Bank Preferred Stock will be entitled to one vote.


   If full dividends on shares of Bank Preferred Stock have not been paid for six (6) dividend periods, the maximum authorized number of directors of the Bank shall thereupon be increased by two (2). Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of the Bank Preferred Stock, voting together as a class with the holders of any parity stock upon which the same voting rights as those of the Bank Preferred Stock have been conferred and are irrevocable, will have the exclusive right to elect the two additional directors at the Bank's next annual meeting of shareholders and at each subsequent annual meeting until full dividends have been paid or declared and a sum sufficient for payment thereof is set apart for payment on the Bank Preferred Stock for four (4) consecutive dividend periods. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two (2), upon the first annual meeting of stockholders after the payment or the declaration and setting aside for payment of full dividends on the Bank Preferred Stock for four (4) consecutive dividend periods. Any such director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Bank Preferred Stock and parity stock entitled to vote, voting together as a single class without regard to series, at a meeting of the Bank's stockholders, or of the holders of Bank Preferred Stock and parity stock so entitled to vote thereon, called for that purpose. As long as dividends on the Bank Preferred Stock shall not have been paid for six (6) dividend periods, (i) any vacancy in the office of any such director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by any such remaining director and filed with the Bank, and (ii) in the case of the removal of any such director, the vacancy may be filled by the vote of the holders of the outstanding Bank Preferred Stock and parity stock entitled to vote, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted.


   So long as any share of Bank Preferred Stock is outstanding, the Bank shall not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of Bank Preferred Stock, voting separately as a class, (a) amend, alter or repeal or otherwise change any provision of the Charter (including the Supplementary Section establishing the Bank Preferred Stock) if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Bank Preferred Stock, or (b) authorize, create or increase the authorized amount of or issue any class or series of any equity securities of the Bank, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Bank, ranking prior to the Bank Preferred Stock, either as to dividend rights or rights on liquidation, dissolution or winding up of the Bank or (c) merge, consolidate, reorganize or effect any other business combination involving the Bank, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the Bank Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of the Bank that are authorized and outstanding immediately prior to such transaction, and each holder of Bank Preferred Stock immediately prior to such transaction shall receive shares with the same rights, preferences, powers and privileges of the resulting corporation as the Bank Preferred Stock held by such holder immediately prior thereto.


   The creation or issuance of parity stock or junior stock in respect of the payment of dividends, or the distribution of assets upon liquidation, dissolution or winding up of the Bank, or an amendment that increases the number of authorized shares of Preferred Stock, or Bank Preferred Stock or any junior stock or parity stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of the Bank Preferred Stock.

RIGHTS UPON LIQUIDATION

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of the Bank Preferred Stock at the time outstanding will be entitled to receive out of assets of the Bank legally available for distribution to its stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Bank Preferred Stock upon liquidation, subject to the rights of holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the Bank's general creditors, including its depositors, liquidating distributions in the amount of $25.00 per share, plus declared and unpaid dividends thereon, if any, to the date of liquidation.

   After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Bank Preferred Stock will have no right or claim to any of the remaining assets of the Bank. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Bank are insufficient to pay the amount of the liquidation distributions on all outstanding Bank Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Bank ranking on a parity with the Bank Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Bank, then the holders of the Bank Preferred Stock and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.


   For such purposes, the consolidation or merger or other business combination of the Bank with or into any other Person, or the sale of all or substantially all of the assets of the Bank, shall not be deemed to constitute liquidation, dissolution or winding up of the Bank.


CERTAIN DEFINITIONS

   "Applicable Premium" means the greater of (i)$    and (ii) the excess of
(A) the present value of (1) an amount equal to the amount of dividends that would be payable on the Bank Preferred Stock in respect of the period from
the date fixed for redemption through      , 2002 (assuming all such
dividends were to be declared) plus (2) $    , computed using a discount rate
equal to the Treasury Rate plus 75 basis points, over (B) $25.00.

   "Bank" means California Federal Bank, A Federal Savings Bank as the surviving entity in the Cal Fed Acquisition until a successor Person shall have become such pursuant to the applicable provisions of this Certificate of Designation, and thereafter, "Bank" shall mean each successor Person, and any other obligor upon the Bank Preferred Stock.

    "Change of Control" means the occurrence of any of the following events:

   (i) any Person other than a Permitted Holder shall be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of the Bank, whether as a result of issuance of securities of the Bank, any merger, consolidation, liquidation or dissolution of the Bank, any direct or indirect transfer of securities by a Permitted Holder or otherwise; or

   (ii) a sale, transfer, conveyance or other disposition, in a single transaction or in a series of related transactions (other than to an affiliate of the Bank or any of its subsidiaries), in either case occurring outside the ordinary course of business, of more than 75% of the assets and 75% of the deposit liabilities of the Bank shown on the consolidated balance sheet of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first in such related series of transactions); or

   (iii) a transaction or series of related transactions as a result of which 20% or more of the voting stock or Common Stock (or capital stock convertible or exchangeable into 20% of the voting stock or Common Stock of the Bank is held by one or more Persons other than Holdings or its wholly owned subsidiaries.

   "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

   "FHLB" means any of the regional Federal Home Loan Banks.

   "GAAP" means generally accepted accounting principles, consistently applied.

   "OTS" means the Office of Thrift Supervision or any successor thereto.

   "Permitted Holder" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

   "Preferred Stock" means, collectively, the Bank Preferred Stock, the 11 1/2% Preferred Stock and the 10 5/8% Preferred Stock.

   "Regulatory Capital Requirements" means the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R.
Section 567 (and any amendment to either thereof) or any successor law or regulation, or such higher amount of capital as the Bank, individually, is required to maintain in order to meet any individual minimum capital standard applicable to the Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R.
Section 567.3 (and any amendment to either such Section) or any successor law or regulation.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly
equal to the period of time to            , 2002; provided, however, that if
such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if such remaining life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                                   EXCHANGE

   The Bank Preferred Stock is to be issued, if ever, in connection with an exchange of the Series A Preferred Shares issued by the Company. The Series A Preferred Shares are subject to an automatic exchange, in whole and not in part, on a share-for-share basis, into Bank Preferred Stock if (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. The Bank has registered with the OTS a total of 9,200,000 shares of the Bank Preferred Stock to cover the exchange, if necessary, of the 8,000,000 Series A Preferred Shares offered by the Company and the 1,200,000 share over-allotment option granted to the underwriters of the Series A Preferred Shares.

                                LEGAL MATTERS

   Certain legal matters with respect to the Bank Preferred Stock will be passed upon for the Bank by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including the Bank) in connection with certain legal matters. Joseph H. Flom, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Revlon Group Incorporated, a wholly owned subsidiary of MacAndrews & Forbes.

                                   EXPERTS

   The Consolidated Financial Statements of First Nationwide as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Offering Circular in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for mortgage servicing rights in 1995, a change in accounting for certain investments in debt and equity securities in 1994 and a change in accounting for income taxes in 1993.


   The consolidated statements of financial condition of the FNB Acquired Business as of December 31, 1993, and the consolidated statements of operations, equity and cash flows for each of the two years in the period ended December 31, 1993, have been included herein in reliance upon the report of Coopers & Lybrand LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report of Coopers & Lybrand LLP covering the December 31, 1992 consolidated financial statements refers to a change in accounting for income taxes and postretirement health benefits.


   The consolidated financial statements of SFFed as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in this Offering Circular, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of SFFed), and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The Consolidated Financial Statements of California Federal as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Offering Circular in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for certain acquisitions of banking or thrift institutions in 1994 and a change in accounting for certain investments in debt and equity securities in 1993.

                           INDEX OF DEFINED TERMS*


                                        PAGE
TERM                                   NUMBER
-----------------------------------  --------
Acquisitions .......................     12
ACS ................................     53
ALCO ...............................     68
AMT ................................     18
Andrews Group ......................    190
Applicable Premium .................    203
ARM ................................     65
Asset Purchase Agreement ...........      6
Assistance Agreement ...............      6
Bank ...............................      1
Bank Junior Stock ..................    137
Bank Preferred Stock ...............      1
BankAmerica ........................      6
BIF ................................    186
Bonuses ............................    194
Branch Purchases ...................      5
Branch Sales .......................      5
Brokered Deposits ..................    134
Business Banking Loans .............    147
Cal Fed ............................      3
Cal Fed Acquisition ................      3
Cal Fed Credit .....................    177
Cal Fed Senior Subordinated Notes ..     26
Cal Fed 6 1/2% Convertible
 Subordinated Debentures ...........     26
Cal Fed 10% Subordinated Debentures      26
California Federal .................      3
California Federal Litigation  .....    138
California Federal Preferred Stock,
 Series A ..........................     80
Capital Contribution ...............      4
Capital Loss Coverage ..............    142
Cash Payment .......................    138
CCI ................................    100
CFE ................................    177
CFIP ...............................    177
CFMC ...............................    177
Change of Control ..................    203
Charter ............................    200
Closing Date .......................    140
CMT ................................     86
CMOs ...............................     56
Code ...............................     23
COFI ...............................     82
Coleman ............................    190
Coleman Worldwide ..................    190
commercial banking loans ...........    147
Common Stock .......................      1
Company ............................      1
condominium project ................    166
Consolidated Cigar .................    190
Consolidated Cigar Holdings  .......    190
Consulting Agreement ...............    197
consumer loans .....................    147
Covered Assets .....................      6
Covered Asset Recovery .............    142
CRA ................................    113
CTL ................................    147
11 1/2% Preferred Stock ............      1
Excess .............................     75
Excess Purchase Price ..............     33
excess servicing ...................    160
excess tax bad debt reserves  ......    178
Exchange Act .......................      2
Exchange Agreement .................    197
Existing Preferred Stock ...........      1
experience method ..................    178
Fair Lending Laws ..................    187
FASB ...............................     21
FDIC ...............................      3
FDIC Purchase ......................     58
FDICIA .............................     19
FGB Realty .........................     59
FGMH ...............................     44
FHLB ...............................     44
FHLB advances ......................     83
FHLBS ..............................      3
FHLMC ..............................    117
FICO ...............................    186
FIRREA .............................    138
First Gibraltar ....................      6
First Gibraltar Holdings ...........      6
First Gibraltar Oklahoma Sale  .....      6
First Gibraltar Texas Sale .........      6
First Madison ......................      6
First Nationwide ...................      3
First Nationwide Management  .......    198
First United Bank Group ............    191
FN Acquisition .....................      6

------------
* Does not include terms defined under "Description of the Bank Preferred
Stock--Certain Definitions."
                             OC-206

                                        PAGE
TERM                                   NUMBER
------------------------------------  -------
FNB Acquired Business ..............      6
FNIC ...............................    143
FNMA ...............................    117
FNMC ...............................      4
Ford Bank Group ....................    191
Ford Motor .........................      6
Ford Obligation ....................    197
Form OC ............................      2
FRB ................................    181
FSLIC ..............................      6
FSLIC/RF ...........................      6
FSLIC/RF Reimbursement .............    142
GNMA ...............................    112
Goodwill Litigation Asset ..........    139
Granite ............................      7
Guaranteed Yield ...................    142
HFFC ...............................      5
HOLA ...............................      3
Holdings ...........................      3
Holdings Preferred Stock ...........      4
Holdings Senior Notes ..............      7
Home Federal .......................      5
Home Federal Acquisition ...........      5
HUD ................................    122
Hunter's Glen ......................      8
Illinois Sale ......................     28
Incentive Plan .....................    194
income property loans ..............    147
interest rate cap ..................    147
interest bearing liabilities  ......     81
interest earning assets ............     80
interest rate spread ...............     81
interest rate sensitivity ..........     85
IRR ................................    182
IRS ................................     23
ITT Purchase .......................      5
leverage capital ratio .............     75
Litigation Interests ...............    138
LMP ................................    123
LMUSA ..............................      5
LMUSA Purchases ....................      5
LMUSA 1995 Purchase ................      5
LMUSA 1996 Purchase ................      5
LOC ................................    140
LTV ................................     22
MacAndrews & Forbes ................      8
MacAndrews Holdings ................      6
Madison Financial ..................    197
Madison Realty .....................    191
Mafco Consolidated .................    190
Mafco Group ........................     23
Mafco Holdings .....................      8
Mafco Worldwide ....................    190
market price .......................    101
Marvel .............................    190
Marvel Holdings ....................    190
Marvel III .........................    191
Marvel Parent ......................    190
Maryland Acquisition ...............      5
master servicing portfolio .........      5
Maximum Amount .....................    140
MBS's ..............................     83
Merger Agreement ...................      3
Meridian Sports ....................    190
Michigan Branch Sale ...............      5
Mortgage Loan Sale Agreement  ......    140
MSRs ...............................      5
NationsBank ........................    198
negative amortization ..............    147
New World ..........................    190
New World Television ...............    191
1993 Bulk Sale .....................     89
1994 Bulk Sales ....................     79
1986 Act                                178
non-accrual loans ..................     90
Northeast Branch Sales .............      5
Note Purchase Agreement ............    136
NPA's ..............................     79
NPL's ..............................     80
NWCG Holdings ......................    191
NYSE ...............................      1
OTS ................................      2
Ohio Branch Sale ...................      5
Old FNB ............................      6
Old FNB Debentures .................    136
Old FNB Indenture ..................    136
one year gap .......................     86
Originated .........................     75
Parent Holdings ....................      7
Participants .......................    194
past due loans .....................    161
PCA Requirements ...................    106
PCT ................................    190







periodic caps ......................     83
Preferred Stock ....................      1

                             OC-207

                                        PAGE
TERM                                   NUMBER
-----------------------------------  --------
Protective Advances ................    140
Purchased ..........................     75
Put Agreement ......................      7
Put Option .........................    140
Putable Assets .....................     21
QIBs ...............................    198
QTL Test ...........................    186
qualifying institutions ............    178
Recovery Payment ...................    138
Reduction Act ......................     44
REO ................................    146
REI ................................    100
REIT ...............................      7
repurchase agreements ..............     83
reverse repurchase agreements  .....     83
restructured loans .................     90
Restructuring ......................    177
retail lending .....................    103
retail loan production .............    148
retirement income plan .............    177
Revlon .............................    190
Revlon Products ....................    190
Revlon Worldwide ...................    191
SAIF ...............................      3
San Francisco Federal ..............      5
SEC ................................      1
Secondary Litigation Interest  .....    139
Secondary Recovery Payment .........    139
Securitized Loans ..................    170
Series A Preferred Shares ..........      1
Services Agreement .................    198
SFAS ...............................     21
SFFed ..............................      5
SFFed Acquisition ..................      5
SFFed Notes ........................     26
Shared Gains .......................    114
SLMA Advances ......................    105
Sonoma Purchase ....................      5
Southeast Division .................     79
Special Purpose Corp. ..............      4
Special Report .....................     21
Special SAIF Assessment ............     44
StanFed ............................     27
Stockholders Agreement .............    198
Strategic Plan .....................    146
subservicing portfolio .............     26
Tax Sharing Agreement ..............     22
10 5/8% Notes ......................      4
10 5/8% Preferred Stock ............      1
Texas Closed Banks .................      6
TCOF ...............................     61
Tiburon Purchase ...................      5
Tier 1 association .................    185
Tier 2 association .................    185
Tier 3 association .................    186
TNIS ...............................      9
Toy Biz ............................    190
wholesale lending ..................    103
wholesale loan production ..........    148
Winstar Cases ......................    138

                        INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE
                                                                                            ---------
First Nationwide Bank, A Federal Savings Bank and Subsidiaries
At December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993:
 Independent Auditors' Report .............................................................      F-2
 Consolidated Statements of Financial Condition ...........................................      F-3
 Consolidated Statements of Operations ....................................................      F-4
 Consolidated Statements of Stockholders' Equity ..........................................      F-5
 Consolidated Statements of Cash Flows ....................................................      F-6
 Notes to Consolidated Financial Statements ...............................................      F-8
At September 30, 1996 and for the nine months ended September 30, 1996 and 1995:
 Consolidated Statement of Financial Condition (Unaudited) ................................     F-46
 Consolidated Statements of Operations (Unaudited) ........................................     F-47
 Consolidated Statements of Cash Flows (Unaudited) ........................................     F-48
 Notes to Unaudited Consolidated Financial Statements .....................................     F-50
The FNB Acquired Business
At December 31, 1993 and for the years ended December 31, 1993 and 1992:
 Report of Independent Accountants ........................................................     F-57
 Consolidated Statements of Financial Condition ...........................................     F-58
 Consolidated Statements of Operations ....................................................     F-59
 Consolidated Statements of Equity ........................................................     F-60
 Consolidated Statements of Cash Flows ....................................................     F-61
 Notes to Consolidated Financial Statements ...............................................     F-63
SFFed Corp. and Subsidiaries
At December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993:
 Independent Auditors' Report .............................................................     F-90
 Consolidated Statements of Financial Condition ...........................................     F-91
 Consolidated Statements of Operations ....................................................     F-92
 Consolidated Statements of Stockholders' Equity ..........................................     F-93
 Consolidated Statements of Cash Flows ....................................................     F-94
 Notes to Consolidated Financial Statements ...............................................     F-96
California Federal Bank, A Federal Savings Bank and Subsidiaries
At December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993:
 Independent Auditors' Report .............................................................    F-125
 Consolidated Statements of Financial Condition ...........................................    F-126
 Consolidated Statements of Operations ....................................................    F-127
 Consolidated Statements of Shareholders' Equity ..........................................    F-128
 Consolidated Statements of Cash Flows ....................................................    F-129
 Notes to Consolidated Financial Statements ...............................................    F-130
At September 30, 1996 and for the nine months ended September 30, 1996 and 1995:
 Condensed Consolidated Statements of Financial Condition (Unaudited) .....................    F-182
 Condensed Consolidated Statements of Operations (Unaudited) ..............................    F-183
 Condensed Consolidated Statements of Cash Flows (Unaudited) ..............................    F-184
 Notes to Unaudited Consolidated Financial Statements .....................................    F-185
Unaudited Pro Forma Financial Data of First Nationwide
Pro Forma Condensed Combined Statement of Financial Condition at September 30, 1996  ......      P-2
  Notes to Pro Forma Condensed Combined Statement of Financial Condition  .................      P-3
Pro Forma Condensed Combined Statement of Operations for the nine months ended September
 30, 1996 .................................................................................      P-8
 Notes to Pro Forma Condensed Combined Statement of Operations ............................      P-9
Pro Forma Condensed Combined Statement of Operations for the year ended
 December 31, 1995 ........................................................................     P-21
  Notes to Pro Forma Condensed Combined Statement of Operations ...........................     P-22

                               OC-F-1

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
First Nationwide Bank, A Federal Savings Bank:

We have audited the accompanying consolidated statements of financial condition of First Nationwide Bank, A Federal Savings Bank and subsidiaries (the "Bank") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Nationwide Bank, A Federal Savings Bank and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 3 to the consolidated financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" in 1995, No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994, and No. 109, "Accounting for Income Taxes" in 1993.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 8, 1996

                               OC-F-2

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          DECEMBER 31, 1995 AND 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   1995           1994
                                                              -------------  -------------
                            ASSETS
Cash and amounts due from banks .............................   $   154,758    $   145,763
Interest-bearing deposits in other banks ....................        32,772         39,219
Short-term investment securities ............................       125,035             --
                                                              -------------  -------------
 Cash and cash equivalents ..................................       312,565        184,982
Securities available for sale ...............................     1,826,075         45,000
Securities held to maturity (fair value $1,455 in 1995 and
 $409,398 in 1994) ..........................................         1,455        411,859
Mortgage-backed securities held to maturity (fair value
 $1,567,197 in 1995 and $3,095,994 in 1994) .................     1,524,488      3,153,812
Loans held for sale, net ....................................     1,203,412         26,354
Loans receivable, net .......................................     8,831,018      9,966,886
Covered assets, net .........................................        39,349        311,603
Investment in Federal Home Loan Bank System .................       109,943        128,557
Office premises and equipment, net ..........................        93,509         76,109
Foreclosed real estate, net .................................        48,535         37,369
Accrued interest receivable .................................       100,604         87,706
Core deposit and other intangible assets ....................        18,606         12,217
Mortgage servicing rights ...................................       241,355         86,840
Other assets ................................................       286,531        139,859
                                                              -------------  -------------
  Total assets ..............................................   $14,637,445    $14,669,153
                                                              =============  =============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ....................................................   $10,241,628    $ 9,196,656
Securities sold under agreements to repurchase ..............       969,510      1,883,490
Borrowings ..................................................     2,189,731      2,605,848
Other liabilities ...........................................       276,691        142,562
                                                              -------------  -------------
  Total liabilities .........................................    13,677,560     13,828,556
                                                              -------------  -------------
Commitments and contingencies
Stockholders' equity:
 11 1/2% Noncumulative perpetual preferred stock, $.01 par
  value, 5,000,000 shares authorized, 3,007,300 shares
 issued  and outstanding ....................................       300,730        300,730
 Common stock, $.01 par value, 50,000 shares authorized, 800
  shares issued and outstanding .............................             1              1
 Additional paid-in capital .................................       466,216        464,216
 Net unrealized holding gain on securities available for
 sale .......................................................        63,512         11,000
 Retained earnings (substantially restricted) ...............       129,426         64,650
                                                              -------------  -------------
  Total stockholders' equity ................................       959,885        840,597
                                                              -------------  -------------
  Total liabilities and stockholders' equity ................   $14,637,445    $14,669,153
                                                              =============  =============

See accompanying notes to consolidated financial statements.

                               OC-F-3

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (IN THOUSANDS)

                                                              1995         1994       1993
                                                          -----------  ----------  ---------
Interest income:
  Loans receivable ......................................  $  799,607    $212,553   $ 15,766
  Mortgage-backed securities ............................     212,880      43,015      6,028
  Covered assets ........................................      10,705      29,991     49,128
  Loans held for sale ...................................      24,257         583         --
  Securities and interest-bearing deposits in other banks      28,055       6,842     24,342
                                                          -----------  ----------  ---------
   Total interest income ................................   1,075,504     292,984     95,264
                                                          -----------  ----------  ---------
Interest expense:
  Deposits ..............................................     447,359     100,957     55,410
  Securities sold under agreements to repurchase ........     104,957      18,863        805
  Borrowings ............................................     156,960      73,644     18,513
                                                          -----------  ----------  ---------
   Total interest expense ...............................     709,276     193,464     74,728
                                                          -----------  ----------  ---------
   Net interest income ..................................     366,228      99,520     20,536
Provision for loan losses ...............................      37,000       6,226      1,402
                                                          -----------  ----------  ---------
  Net interest income after provision for loan losses ...     329,228      93,294     19,134
                                                          -----------  ----------  ---------
Noninterest income:
  Loan servicing fees, net ..............................      70,265      10,042      8,868
  Customer banking fees and service charges .............      47,493      10,595      2,863
  Management fees .......................................      15,141      13,121      7,855
  Gain (loss) on sale of assets .........................         147        (152)    24,188
  Gain on sales of branches .............................          --          --    140,877
  Other income ..........................................      17,927       7,552      6,225
                                                          -----------  ----------  ---------
   Total noninterest income .............................     150,973      41,158    190,876
                                                          -----------  ----------  ---------
Noninterest expense:
  Compensation and employee benefits ....................     154,288      48,846     24,951
  Occupancy and equipment ...............................      49,897      12,247      5,343
  Savings Association Insurance Fund ("SAIF") deposit
   insurance premium  ...................................      22,262       6,813      3,259
 Loan expense ...........................................      12,431       1,132        388
  Marketing .............................................      10,810       3,385        166
  Data processing .......................................       9,787       2,888      3,739
  Foreclosed real estate operations, net ................        (927)       (528)      (726)
  Amortization of core deposit and other intangible
   assets  ..............................................       1,474         222        468
  Other .................................................      66,712      20,306     25,804
                                                          -----------  ----------  ---------
   Total noninterest expense ............................     326,734      95,311     63,392
                                                          -----------  ----------  ---------
Income before income taxes and extraordinary item  ......     153,467      39,141    146,618
Income taxes ............................................     (55,826)      3,191      2,500
                                                          -----------  ----------  ---------
Income before extraordinary item ........................     209,293      35,950    144,118
Extraordinary item--gain on early extinguishment of FHLB
 advances, net ..........................................       1,967       1,376         --
                                                          -----------  ----------  ---------
   Net income ...........................................  $  211,260    $ 37,326   $144,118
                                                          ===========  ==========  =========

See accompanying notes to consolidated financial statements.

                               OC-F-4

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (IN THOUSANDS)

                                                      11 1/2%
                                  FLOATING RATE    NONCUMULATIVE
                                  NONCUMULATIVE      PERPETUAL
                                 PREFERRED STOCK  PREFERRED STOCK
                                ---------------  ---------------
Balance at January 1, 1993  ...     $ 124,500        $      --
Net income ....................            --              --
Redemption of preferred stock        (124,500)             --
Dividends and distributions to
 stockholders .................            --              --
                                ---------------  ---------------
Balance at December 31, 1993  .            --              --

Net income ....................            --              --
Issuance of preferred stock  ..            --         300,730
Contribution by parent ........            --              --
Change in net unrealized
 holding gains on securities
 available for sale ...........            --              --
                                ---------------  ---------------
Balance at December 31, 1994  .            --         300,730

Net income ....................            --              --
Change in net unrealized
 holding gains on securities
 available for sale ...........            --              --
Dividends paid ................            --              --
Capital contribution ..........            --              --
                                ---------------  ---------------
Balance at December 31, 1995  .     $       --       $300,730
                                ===============  ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                           NET UNREALIZED
                                            ADDITIONAL    HOLDING GAIN ON                      TOTAL
                                  COMMON     PAID-IN         SECURITIES       RETAINED     STOCKHOLDERS'
                                  STOCK      CAPITAL     AVAILABLE FOR SALE   EARNINGS        EQUITY
                                --------  ------------  ------------------  -----------  ---------------
Balance at January 1, 1993  ...    $ 1      $ 277,069         $     --        $  71,206      $ 472,776
Net income ....................     --             --              --           144,118        144,118
Redemption of preferred stock       --             --              --                --       (124,500)
Dividends and distributions to
 stockholders .................     --       (191,500)             --          (188,000)      (379,500)
                                --------  ------------  ------------------  -----------  ---------------
Balance at December 31, 1993  .      1         85,569              --            27,324        112,894

Net income ....................     --             --              --            37,326         37,326
Issuance of preferred stock  ..     --        (12,144)             --                --        288,586
Contribution by parent ........     --        390,791              --                --        390,791
Change in net unrealized
 holding gains on securities
 available for sale ...........     --             --          11,000                --         11,000
                                --------  ------------  ------------------  -----------  ---------------
Balance at December 31, 1994  .      1        464,216          11,000            64,650        840,597

Net income ....................     --             --              --           211,260        211,260
Change in net unrealized
 holding gains on securities
 available for sale ...........     --             --          52,512                --         52,512
Dividends paid ................     --             --              --          (146,484)      (146,484)
Capital contribution ..........     --          2,000              --                --          2,000
                                --------  ------------  ------------------  -----------  ---------------
Balance at December 31, 1995  .    $ 1      $ 466,216         $63,512        $  129,426      $ 959,885
                                ========  ============  ==================  ===========  ===============

                See accompanying notes to consolidated financial statements.

                               OC-F-5

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (IN THOUSANDS)

                                                                  1995          1994        1993
                                                             -------------  ----------  -----------
Cash flows from operating activities:
Net income .................................................   $   211,260    $ 37,326    $ 144,118
Adjustments to reconcile net income to net cash used in
 operating activities:
  Adjustments related to the BAC Sale:
   Write-off of excess cost over fair value of net assets
    acquired  ..............................................            --          --       59,506
   Write-off of purchase premiums and discounts for assets
   and liabilities sold  ...................................            --          --      (49,013)
   Net premium on liabilities sold .........................            --          --     (141,215)
   Net premium on assets sold ..............................            --          --      (17,363)
   Other adjustments .......................................            --          --        7,208
  Amortization of core deposit and other intangible assets .         1,474         222          468
  (Accretion) amortization of premiums and discounts, net ..        (5,491)      3,156        1,545
  Amortization of mortgage servicing rights ................        33,892       3,604        2,259
  Provision for accrued termination and facilities costs ...        12,772          --           --
  Provision for loan losses ................................        37,000       6,226        1,402
  Loss (gain) on sales of assets ...........................        17,755         158      (24,373)
  Gain on sales of foreclosed real estate ..................        (3,010)       (728)      (1,864)
  Extraordinary gain on early extinguishment of FHLB
   advances  ...............................................        (1,967)     (1,376)          --
  Depreciation and amortization ............................         8,884       2,493        2,118
  FHLB stock dividend ......................................        (6,951)     (3,188)      (1,433)
  Capitalization of originated mortgage servicing rights and
   excess servicing fees receivable  .......................       (17,902)         --           --
  Purchases and originations of loans held for sale ........    (1,773,437)    (40,284)          --
  Proceeds from the sale of loans held for sale ............     1,191,281      47,227           --
  Increase in other assets .................................       (79,244)    (54,854)     (65,242)
  (Increase) decrease in accrued interest receivable .......        (9,743)        759          752
  Increase (decrease) in other liabilities .................        11,819     (19,434)      38,640
                                                             -------------  ----------  -----------
   Total adjustments .......................................      (582,868)    (56,019)    (186,605)
                                                             -------------  ----------  -----------
   Net cash flows used in operating activities .............      (371,608)    (18,693)     (42,487)
                                                             -------------  ----------  -----------

                                                                   (Continued)

                               OC-F-6

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (IN THOUSANDS)

                                                                  1995           1994           1993
                                                             -------------  -------------  -------------
Cash flows from investing activities:
  Acquisitions and divestitures:
   Maryland Acquisition and Lomas 1995 Purchase ............   $  (214,727)   $        --    $        --
   Branch Acquisitions .....................................       501,351             --             --
   FN Acquisition ..........................................            --       (526,813)            --
   Illinois Branch Sale ....................................            --         31,263             --
   BAC Sale ................................................            --             --       (471,998)
  Purchases of securities available for sale ...............            --         (5,939)            --
  Proceeds from sales of securities available for sale .....            --          5,939             --
  Purchases of securities held to maturity .................      (157,962)      (152,068)    (3,473,977)
  Proceeds from maturities of securities held to maturity ..       344,475        108,754             --
  Purchases of mortgage-backed securities available for sale            --         (5,758)            --
  Proceeds from sales of mortgage-backed securities
   available for sale ......................................            --          5,758             --
  Purchases of mortgage-backed securities held to maturity .       (19,825)       (58,125)      (454,327)
  Principal payments on mortgage-backed securities held to
   maturity ................................................       570,607        177,926        159,925
  Proceeds from sales of mortgage-backed securities held to
   maturity ................................................            --             --         80,205
  Proceeds from sales of loans receivable ..................       431,247        154,638        300,156
  Net increase in loans receivable .........................       (86,193)       (69,025)       (38,149)
  Decrease in covered assets ...............................       272,254        279,930        243,355
  Redemptions of FHLB stock, net of purchases ..............        25,565         28,281             --
  Purchases of office premises and equipment ...............       (15,744)        (2,141)        (1,251)
  Proceeds from the disposal of office premises and
   equipment ...............................................         1,667          1,427             --
  Proceeds from sales of foreclosed real estate ............        71,453         25,763          8,182
  Purchase of mortgage servicing rights ....................          (774)          (444)        (1,728)
                                                             -------------  -------------  -------------
   Net cash flows provided by (used in) investing activities     1,723,394           (634)    (3,649,607)
                                                             -------------  -------------  -------------
Cash flows from financing activities:
  Net increase (decrease) in deposits ......................       542,633        (83,851)      (432,464)
  Proceeds from additional borrowings ......................     6,151,319      1,250,000        112,100
  Principal payments on borrowings .........................    (6,860,569)    (2,220,219)      (138,874)
  Net (decrease) increase in securities sold under
   agreements to repurchase ................................      (913,103)       534,998        119,144
  Issuance of Preferred Stock ..............................            --        288,586             --
  Dividends ................................................      (146,483)            --       (136,210)
  Capital contribution from parent .........................         2,000        390,791             --
  Net cash transferred through dividend of First Gibraltar
  Mortgage Holdings ........................................            --             --         (4,295)
  Redemption of preferred stock ............................            --             --       (124,500)
                                                             -------------  -------------  -------------
   Net cash flows (used in) provided by financing activities    (1,224,203)       160,305       (605,099)
                                                             -------------  -------------  -------------
Net change in cash and cash equivalents ....................       127,583        140,978     (4,297,193)
Cash and cash equivalents at beginning of year .............       184,982         44,004      4,341,197
                                                             -------------  -------------  -------------
Cash and cash equivalents at end of year ...................   $   312,565   $    184,982   $     44,004
                                                             =============  =============  =============

                   See accompanying notes to consolidated financial statements.

                               OC-F-7

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

   First Nationwide Bank, A Federal Savings Bank ("First Nationwide" or "Bank"), formerly First Madison Bank, FSB ("First Madison"), was organized and chartered as First Gibraltar Bank, FSB ("First Gibraltar"), a Federal stock savings bank, in December 1988 for the primary purpose of acquiring substantially all of the assets and assuming deposit, secured and certain other liabilities of five insolvent Texas savings and loan associations ("Closed Associations") from the Federal Savings and Loan Insurance Corporation ("FSLIC"), as receiver. On August 9, 1989, the FSLIC was abolished and its obligations and rights were assumed by the FSLIC Resolution Fund ("FSLIC/RF").

   Acquisition of the Closed Associations was made pursuant to five substantially similar acquisition agreements and an assistance agreement ("Assistance Agreement") among the FSLIC/RF, First Gibraltar, First Gibraltar Holdings Inc. ("First Gibraltar Holdings"), and MacAndrews & Forbes Holdings Inc. ("M&F Holdings"), and became effective on December 28, 1988. Both First Gibraltar Holdings and M&F Holdings are indirect parents of First Nationwide. Assets subject to the Assistance Agreement are known as "Covered Assets." The Assistance Agreement generally provides for guaranteed yield amounts to be paid on the book value of the Covered Assets, and pays First Nationwide for 90% of the losses incurred upon disposition of the Covered Assets ("Capital Loss Provision"). The remaining 10% not reimbursed, net of 10% of all asset recoveries and certain agreed-upon Covered Asset disposition fees ("Shared Gain"), is known as the "FSLIC/RF Reimbursement." In January 1992, certain provisions of the Assistance Agreement were renegotiated and amended or modified.

   On February 1, 1993, First Gibraltar sold to BankAmerica Corporation certain assets, liabilities and substantially all of the branch operations of First Gibraltar located in Texas, including $829 million of loans and 130 branches with approximately $6.9 billion in deposits (the "BAC Sale"). A net gain of $141 million was recorded in connection with this sale. Subsequent to the BAC Sale, First Gibraltar changed its name to First Madison and its principal business consisted of funding the Covered Assets and the performance of its obligations under the Assistance Agreement.

   On April 14, 1994, First Madison entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") with First Nationwide Bank, A Federal Savings Bank ("Old FN"), an indirect subsidiary of Ford Motor Company ("Ford Motor"). On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Madison acquired substantially all of the assets and certain of the liabilities (the "FN Acquired Business") of Old FN (the "FN Acquisition") for approximately $715 million based on estimates prepared by Old FN. On March 2, 1995, an additional $11.5 million was paid to Old FN pursuant to certain settlement provisions of the Asset Purchase Agreement. Effective on October 1, 1994, First Madison changed its name to First Nationwide.

   Following the FN Acquisition, the Bank's principal business consists of operating retail deposit branches and originating and/or purchasing one-to four-family real estate mortgage loans and, to a lesser extent, certain consumer loans. First Nationwide actively manages its portfolio of commercial real estate loans acquired through acquistions and is also active in mortgage banking and loan servicing. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans and mortgage-backed securities, asset sales and retained earnings.

   During 1995, the FSLIC/RF exercised its right under the Assistance Agreement to purchase substantially all of the remaining Covered Assets at the fair market value of such assets (the "FDIC Purchase"). Under the Capital Loss Provision, losses sustained by First Nationwide from these actions are reimbursed by the FSLIC/RF and therefore no gain or loss was recorded on the sale of these assets to the Federal Deposit Insurance Corporation ("FDIC").

(2) ACQUISITIONS

   The following represent acquisitions consummated during 1995. In addition, the Bank has executed various contracts in 1995 for the acquisition of other thrift institutions and mortgage loan servicing operations, and for the sale of a significant portion of the retail deposit operations outside California, as further described in note 32.

                               OC-F-8

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  FN Acquisition

   The FN Acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to assets and liabilities based on estimates of fair values at October 3, 1994. Since October 3, 1994, the results of operations of the FN Acquired Business have been included in First Nationwide's consolidated statements of operations.

   The following is a summary of the assets acquired and liabilities assumed in connection with the FN Acquisition at October 3, 1994 (in thousands):

                                                    OLD FN       FAIR VALUE    FIRST NATIONWIDE
                                                CARRYING VALUE   ADJUSTMENTS    CARRYING VALUE
                                               --------------  -------------  ----------------
Securities ...................................   $    355,760     $ (3,989)      $    351,771
Mortgage-backed securities ...................      1,615,183      (30,516)         1,584,667
Loans held for sale ..........................         33,527          (72)            33,455
Loans receivable, net ........................     11,395,622        6,651         11,402,273
Investment in FHLB ...........................        111,654           --            111,654
Offices premises and equipment ...............         98,075      (13,166)            84,909
Foreclosed real estate, net ..................         48,188       (4,032)            44,156
Accrued interest receivable ..................         86,361           --             86,361
Cost of mortgage servicing rights, net  ......         50,718       39,282             90,000
Other assets .................................         82,186       67,304            149,490
Deposits .....................................    (10,047,911)     (25,607)       (10,073,518)
Securities sold under agreement to repurchase      (1,229,296)        (416)        (1,229,712)
Borrowings ...................................     (2,012,574)      33,765         (1,978,809)
Other liabilities ............................       (106,073)     (36,250)          (142,323)
                                               --------------  -------------  ----------------
                                                      481,420       32,954            514,374
Cash and cash equivalents ....................        188,109           --            188,109
                                               --------------  -------------  ----------------
                                                 $    669,529    $  32,954            702,483
                                               ==============  =============  ----------------
Purchase price paid at closing ...............                                        714,922
                                                                              ----------------
Excess cost over fair value of net assets
 acquired ....................................                                  $      12,439
                                                                              ================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                   ESTIMATED
                                                REMAINING LIVES
                                                 AT ACQUISITION
                                                DATE (IN YEARS)
                                               ----------------
Securities ...................................        1 to  5
Mortgage-backed securities ...................        6 to  9
Loans held for sale ..........................       --
Loans receivable, net ........................        2 to 18
Investment in FHLB ...........................       --
Offices premises and equipment ...............        3 to 10
Foreclosed real estate, net ..................       --
Accrued interest receivable ..................        2 to  7
Cost of mortgage servicing rights, net  ......        2 to  4
Other assets .................................        2 to  5
Deposits .....................................        1 to  5
Securities sold under agreement to repurchase        --
Borrowings ...................................        1 to 17
Other liabilities ............................        1 to  5

Cash and cash equivalents ....................

Purchase price paid at closing ...............
Excess cost over fair value of net assets
 acquired ....................................

   The amount paid at closing was based on an estimated purchase price prepared by Old FN. This estimate was subsequently adjusted, and an additional $11.5 million, plus interest, was paid to Old FN on March 2, 1995. As a result of this additional amount paid and other revisions to the original fair value estimates, the excess of cost over fair value of net assets acquired was reduced to $6.5 million.

   The Bank financed the FN Acquisition and paid related fees and expenses with (i) a capital contribution by its parent, First Nationwide Holdings Inc. ("FN Holdings"), funded with the net proceeds of (a) the issuance by FN Holdings of 12 1/4% Senior Notes due 2001 ("Senior Notes"), and (b) the issuance of FN Holdings' class C common stock to First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), an indirect subsidiary of M&F Holdings,
(ii) the net proceeds from the issuance of the Bank's 3,007,300 shares of its 11 1/2% Noncumulative Perpetual Preferred Stock ("Preferred Stock"), and
(iii) existing cash and proceeds from securities sold under agreements to repurchase.

   On October 7, 1994 the Bank sold the FN Acquired Business' branch network in Illinois, with approximately $1.2 billion in deposits, to Household Bank, f.s.b. (the "Illinois Sale"). The Illinois Sale was

                               OC-F-9

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

funded with approximately $1.2 billion in borrowings and did not result in any gain or loss. The following is a summary of the Bank's carrying value of the assets and liabilities of the branch operations in the Illinois Sale at date of sale (in thousands):

 Office premises and equipment ..........  $    10,293
Core deposit intangible (other assets)          89,726
Deposits ...............................   $(1,218,758)
                                         =============

   The following pro forma financial information combines the historical results of the Bank and the FN Acquired Business as if the FN Acquisition and the Illinois Sale had occurred as of the beginning of each year presented. The pro forma results are not necessarily indicative of the results which would have actually been obtained if the FN Acquisition and the Illinois Sale had been consummated in the past nor do they project the results of operations in any future period (in thousands) (unaudited):

                       YEAR ENDED DECEMBER
                               31,
                     ----------------------
                         1994        1993
                     ----------  ----------
 Net interest income   $409,914    $514,632
 Net income ........    136,056     209,241
                     ==========  ==========

 Maryland Acquisition

   On February 28, 1995, the Bank's wholly owned mortgage bank operating subsidiary, First Nationwide Mortgage Corporation ("FNMC") acquired the mortgage servicing operations of the former Standard Federal Savings Association in Frederick, Maryland for approximately $178 million (the "Maryland Acquisition"). As a result of this transaction, the Bank acquired certain assets and liabilities and a loan servicing portfolio of approximately $11.4 billion (including a subservicing portfolio of $1.8 billion). The transaction was accounted for as a purchase. Accordingly, the accompanying consolidated statement of operations for the period ended December 31, 1995 includes the results of the acquired mortgage servicing operations for the period since March 1, 1995.

 Branch Acquisitions

   In April 1995, First Nationwide acquired approximately $13 million in deposits located in Tiburon, California, from East-West Federal Bank, a federal savings bank (the "Tiburon Purchase"). In August 1995, the Bank acquired three retail branches located in Orange County, California with deposit accounts totalling approximately $356 million from ITT Federal Bank, fsb, ( the "ITT Purchase"). On December 8, 1995, the Bank acquired four retail branches located in Sonoma County, California with deposit accounts of approximately $144 million from Citizens Federal Bank, a Federal Savings Bank (the "Sonoma Purchase" and, collectively with the Tiburon Purchase and the ITT Purchase, the "Branch Acquisitions"). The aggregate amounts received from the sellers in the Branch Acquisitions totalled $501 million.

 Lomas 1995 Purchase

   In September 1995, FNMC entered into an agreement to purchase a portion of Lomas Mortgage USA, Inc.'s ("LMUSA") loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a master servicing portfolio of $2.9 billion and other assets, principally existing loans, loan production operations and ownership of Lomas Mortgage Services Inc. from LMUSA, a subsidiary of Lomas Financial Corporation, for $100 million, payable in installments, and the assumption of the certain indebtedness relating to the acquired loan portfolio totalling approximately $274 million (the "Lomas 1995 Purchase"). This transaction closed on October 2, 1995, and FNMC made the first installment payment totalling $35 million from existing cash. At December 31, 1995, approximately $64.7 million remains payable to LMUSA and bears interest at the average federal funds rate plus 1%. The transaction was accounted for as a purchase. Accordingly, the accompanying consolidated financial statements of operations include the results of the acquired operations since October 2, 1995.

                              OC-F-10

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Pro forma financial information for the Maryland and Branch Acquisitions and the Lomas 1995 Purchase has not been presented because such information is not considered material to the consolidated financial statements.

 Purchase Accounting Adjustments

   Premiums and discounts related to interest-earning assets acquired and interest-bearing liabilities assumed are amortized (accreted) to operations using the level yield method over the estimated remaining lives of the respective assets and liabilities. Premiums and discounts relative to noninterest-earning assets and noninterest-bearing liabilities are amortized (accreted) to operations using the straight-line method over the estimated useful lives.

   Income before income taxes and extraordinary item for the years ended December 31, 1995 and 1994 included net amortization (accretion) of premiums (discounts) of $.9 million and $.6 million, respectively, which resulted from the application of purchase accounting relative to interest-earning assets and interest-bearing liabilities assumed in the FN, Maryland and Branch Acquisitions, and the Lomas 1995 Purchase.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of First Nationwide conform to generally accepted accounting principles and general practices within the savings and loan industry. The following summarizes the more significant of these policies.

   (a)     Basis of Presentation

     The accompanying consolidated financial statements include the accounts of First Nationwide, a wholly owned subsidiary of FN Holdings, and its wholly owned subsidiaries not subject to the Assistance Agreement. As First Nationwide's common stock is wholly owned by FN Holdings, per share data is not presented. All significant intercompany accounts and transactions have been eliminated.

     Investments in and advances to directly-held subsidiaries at December 28, 1988 are Covered Assets under the provisions of the Assistance Agreement. Therefore, all significant activity regarding additional investments and dispositions is subject to FSLIC/RF approval. Because control over such subsidiaries does not rest solely with First Nationwide and ownership is temporary in management's view, the assets and liabilities and results of operations of these entities are not consolidated in the accompanying consolidated financial statements. The investments in these subsidiaries, including advances, are recorded as Covered Assets at their guaranteed values.

   (b)     Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits in other banks, and other short-term investment securities with original maturities of three months or less. Savings and loans are required by the Federal Reserve Bank to maintain non-interest bearing cash reserves equal to a percentage of certain deposits. The reserve balance for First Nationwide at December 31, 1995 was $53.6 million.

   (c) Securities and Mortgage-backed Securities

     First Nationwide's investment in securities consists primarily of U.S. government and agency securities and mortgage-backed securities. First Nationwide adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which specifies the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values, effective

                              OC-F-11

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    January 1, 1994. There was no material impact on the consolidated financial statements as a result of the adoption of SFAS No. 115 at January 1, 1994. SFAS No. 115 requires classification of debt and equity securities, including mortgage-backed securities, into one of three categories: held to maturity, available for sale or trading securities. Securities expected to be held to maturity represent securities which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities are classified as available for sale and are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity until realized. Should an other than temporary decline in the fair value of a security classified as held to maturity or available for sale occur, the carrying value of such security would be written down to fair value by a charge to operations. Realized gains or losses on securities available for sale are computed on a specific identification basis and are accounted for on a trade-date basis.

     The Financial Accounting Standards Board ("FASB") issued a Special Report in November 1995, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report"). The Special Report provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, the Bank reclassified $1.5 billion and $231.8 million in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from the respective held-to-maturity categories to securities available for sale.

     Amortization and accretion of premiums and discounts relating to mortgage-backed securities is recognized using the interest method over the estimated lives of the underlying mortgages with adjustments based on prepayment experience.

   (d) Loans Held for Sale, Net

     One-to four-family residential mortgage loans originated and intended for sale in the secondary market and other loans which are expected to be sold in the near term are carried at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

   (e) Loans Receivable, Net

     Loans receivable, net, is stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination fees and purchase discounts.

     Discounts on one-to four-family residential mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts on consumer and other loans are recognized over the lives of the loans using the interest method.

     A significant portion of First Nationwide's real estate loan portfolio is comprised of adjustable-rate mortgages. The interest rate and payment terms of these mortgages adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms which limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage. During periods of limited payment increases, negative amortization may occur on certain adjustable-rate mortgages. See note 29.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on such factors as the Bank's past loan loss experience, delinquency trends, known and inherent risks in

                              OC-F-12

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. As management utilizes information currently available to make such evaluation, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, regulatory authorities, as an integral part of their regular examination process, review the Bank's allowance for estimated losses on a periodic basis. These authorities may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

     Uncollectible interest on loans that are contractually ninety days or more past due is charged off, or an allowance is established, based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes, the loan is returned to accrual status.

   (f) Impaired Loans

     Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS No. 118"). Under SFAS No. 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. For First Nationwide, loans collectively reviewed for impairment include all single-family loans, and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process. The adoption of SFAS No. 114, as amended by SFAS No. 118, had no material impact on the Bank's consolidated financial statements as the Bank's existing policy of measuring loan impairment was consistent with methods prescribed in these standards.

     The Bank considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, First Nationwide considers large non-homogeneous loans including nonaccrual loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ratios, low debt-coverage ratios, or other indications that the borrowers are experiencing increased levels of financial difficulty. The Bank bases the measurement of collateral-dependent impaired loans, which represent substantially all of the Company's loan portfolio, on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.

     Cash receipts on impaired loans not performing according to contractual terms are generally used to reduce the carrying value of the loan, unless the Company believes it will recover the remaining principal balance of the loan. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Adjustments to impairment losses due to changes in the fair value of collateral of impaired loans are included in provision for loan losses. Upon disposition of an impaired loan, loss of principal, if any, is recorded through a charge-off to the allowance for loan losses.

                              OC-F-13

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    (g)    Loan Origination and Commitment Fees and Related Costs

     Loan origination fees, net of direct underwriting and closing costs, are deferred and amortized to interest income using the interest method over the contractual term of the loans, adjusted for actual loan prepayment experience. Unamortized fees on loans sold or paid in full are recognized as income. Adjustable-rate loans with lower initial interest rates during the introductory period result in the amortization of a substantial portion of the net deferred fee during the introductory period.

     Commitment fees paid to investors, for the right to deliver permanent residential mortgages in the future to the investors at a specified yield, are deferred. Amounts are included in the recognition of gain (loss) on sale of loans as loans are delivered to the investor in proportion to the percentage relationship of loans delivered to the total commitment amount. Any unused fee is recognized as an expense at the expiration of the commitment date, or earlier, if it is determined that the commitment will not be filled.

     Fees received in connection with loan commitments are deferred and recognized as fee revenue on a straight-line basis over the term of the commitment. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the term of the loan as an adjustment to yield.

     Other loan fees and charges, which represent income from the prepayment of loans, delinquent payment charges, and miscellaneous loan services, are recognized as income when collected.

   (h)     Office Premises and Equipment

     Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Premises, equipment and leasehold improvements are depreciated or amortized on a straight-line basis over the lesser of the lease term or the estimated useful lives of the various classes of assets. Maintenance and repairs on premises and equipment are charged to expense in the period incurred.

     Closed facilities of the Bank are carried at fair value. In the case of leased premises that are vacated by the Bank, a liability is established representing the difference between the net present value of future lease payments and the net present value of anticipated sublease income, if any, for the remaining term of the lease.

   (i) Foreclosed Real Estate

     Real estate acquired through foreclosure is carried at fair value less estimated disposal costs at the time of foreclosure. Subsequent to foreclosure, First Nationwide charges current earnings with a provision for estimated losses when the carrying value of the collateral property exceeds its fair value.

   (j) Core Deposit and Other Intangible Assets

     The core deposit intangible asset is amortized over the estimated lives of existing deposit relationships. Other intangible assets, principally excess of cost over fair value of net assets acquired in business combinations accounted for as a purchase, are amortized on a straight-line basis over the expected period to be benefited of 15 years. First Nationwide periodically reviews the operations of the businesses acquired to determine that income from operations continues to support the recoverability of its intangible assets and the amortization periods used.

   (k) Mortgage Servicing Rights

     The Bank purchases mortgage servicing rights separately or it may acquire mortgage servicing rights by purchasing or originating mortgage loans and selling those loans with servicing rights retained. Generally, purchased mortgage servicing rights are capitalized at the cost to acquire the

                              OC-F-14

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    rights and are carried at the lower of cost, net of accumulated amortization, or fair value. Originated mortgage servicing rights are capitalized based on the relative fair value of the servicing right to the fair value of the loan and are recorded at the lower of the capitalized amount, net of accumulated amortization, or fair value.

     The Bank records mortgage servicing rights at cost, net of accumulated amortization. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The Bank uses a cash flow model to calculate the amortization of mortgage servicing rights. The amortization of the mortgage servicing rights is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates.

     On May 12, 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment to Statement No. 65" ("SFAS No. 122"). This statement provides guidance for the recognition of mortgage servicing rights as an asset when a mortgage loan is sold and servicing rights are retained. The Bank elected to adopt this standard effective April 1, 1995. The result of the adoption was to capitalize approximately $17 million in mortgage servicing rights related to loans originated by the Bank in 1995.

     SFAS No. 122 requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing rights based on its fair value. To determine the fair value of mortgage servicing rights created since April 1, 1995, the Bank uses market prices for comparable mortgage servicing contracts, when available, or alternatively uses a valuation model that calculates the present value of future net servicing income. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing, the discount rate, mortgage escrow earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.

     SFAS No. 122 requires enterprises to measure the impairment of servicing rights based on the difference between the carrying amount and current fair value of the servicing rights. In determining impairment, the Bank aggregates all mortgage servicing rights, including those capitalized prior to adoption of SFAS No. 122, and stratifies them based on the predominant risk characteristics of interest rate, loan type and investor type. A valuation allowance is established for any excess of amortized cost over the current fair value, by risk stratification, by a charge to income.

     The carrying value of mortgage servicing rights is amortized over the life of the related loan portfolio. A decline in long-term interest rates generally results in an acceleration in mortgage loan prepayments. Higher levels of prepayments would result in an acceleration of the amortization of mortgage servicing rights, causing a reduction in the Bank's servicing fee income. Management takes the current and projected interest rate environment into account in estimating the amount of amortization of mortgage servicing rights included in the accompanying consolidated statements of operations. However, further declines in long-term interest rates could cause the level of prepayments to exceed management's estimates.

   (l) Gains/Losses on Sales of Mortgage Loans

     Mortgage loans are generally sold with the mortgage servicing rights retained by the Bank. Effective with the adoption of SFAS No. 122 on April 1, 1995, the carrying value of mortgage loans sold was reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. Such gains and losses are adjusted by the amount of excess servicing fees recorded. Excess servicing exists when the servicing fee on a mortgage loan sold with servicing retained exceeds a "normal" servicing fee (typically .25% to .375% per annum of the mortgage loan principal amount). The gain or loss will be adjusted to provide for the recognition of a normal service fee rate over the estimated lives of the loans. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized at the time of sale in the gain or loss determination.

                              OC-F-15

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    (m) Servicing Fee Income

     Servicing fee income represents the fees earned for servicing mortgage loans under servicing agreements with the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), and certain private investors. The fees are based on a contractual percentage of the outstanding principal balance or a fixed amount per loan and are recorded as income when received. Amortization of capitalized excess servicing is netted against loan servicing fees to reflect a normal servicing fee. The amortization of mortgage servicing rights is netted against servicing fee income.

   (n) Interest Rate Swap Agreements

     The Bank is a party to various interest rate swap agreements as a means of managing its interest rate exposure relative to the Bank's FHLB advances. Amounts receivable or payable under these derivative financial instruments are recognized as adjustments to interest expense of the hedged liability (FHLB advances). Gains and losses on early termination of these agreements are included in the carrying amount of the related liability and amortized over the remaining terms of the liability.

   (o) Income Taxes

     For Federal income tax purposes, First Nationwide is a member of the Mafco Holdings Inc. ("Mafco", the indirect parent of FN Holdings) affiliated group, and accordingly, its Federal taxable income or loss will be included in the consolidated Federal income tax return filed by Mafco. First Nationwide may also be included in certain state and local income tax returns of Mafco or its subsidiaries. First Nationwide's tax sharing agreement with FN Holdings provides that income taxes will be based on the separate results of First Nationwide. The agreement generally provides that First Nationwide will pay to FN Holdings amounts equal to the taxes that First Nationwide would be required to pay if it were to file a return separately from the affiliated group. Furthermore, the agreement provides that First Nationwide shall be entitled to take into account any net operating loss carryovers attributable to taxable periods prior to January 1, 1994 in determining its tax liability. The agreement also provides that FN Holdings will pay First Nationwide amounts equal to tax refunds First Nationwide would be entitled to if it had always filed a separate company tax return.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Bank adopted SFAS No. 109, "Accounting for Income Taxes", effective January 1, 1993 for which there was no cumulative effect of that change in the method of accounting for income taxes in the accompanying 1993 consolidated statement of operations. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (p) Extraordinary Gain from Extinguishment of Debt

     During 1995, First Nationwide prepaid $250 million on FHLB advances resulting in an extraordinary gain of approximately $2.0 million, net of income taxes, on the early extinguishment of debt. During 1994, First Nationwide prepaid $95.2 million in FHLB advances resulting in an extraordinary gain of approximately $1.4 million, net of income taxes, on the early extinguishment of debt.

   (q) Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported

                              OC-F-16

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the date of the consolidated financial statements and
    (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (r) Reclassification

     Certain amounts within the consolidated financial statements have been reclassified to conform to the current year presentation.

   (s) Newly Issued Accounting Pronouncements

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used by an entity and assets to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. Although the Bank has not yet adopted SFAS No. 121, management does not expect such adoption to have a material impact on the Bank's consolidated financial statements.

(4) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN THOUSANDS)

   Cash paid for interest for the years ended December 31, 1995, 1994 and 1993 was $677,754, $177,149, and $84,663 respectively.

   During the year ended December 31, 1995, noncash activity consisted of the reclassification of $1.5 billion and $231.8 million historical carrying value of mortgage-backed securities and U. S. government and agency securities, respectively, from the held-to-maturity portfolio to the available-for-sale portfolio (see note 5). In addition, $326.0 million of consumer loans were reclassified from loans receivable to loans held for sale, transfers from loans receivable to foreclosed real estate amounted to $79.6 million, and $376.3 million was transferred from loans receivable to mortgage-backed securities to be held to maturity representing the securitization of certain of the Bank's qualifying single-family loans.

   During the year ended December 31, 1994, noncash activity consisted of the transfer of $21.8 million from loans receivable to foreclosed real estate and the transfer of $1.3 billion from loans receivable to mortgage-backed securities to be held to maturity representing the securitization of certain of the Bank's qualifying single-family loans. The transfer to foreclosed real estate was net of a $4 million write-down, which was recorded as a receivable from the FSLIC/RF (other assets), resulting from the expiration of coverage of a multi-family residential commercial loan.

   During the year ended December 31, 1993, noncash activity consisted of the transfer of $50,950 from loans receivable to mortgage-backed securities, the transfer of $7,136 from loans held for sale to loans receivable, and the transfer of $9,604 from Covered Assets to loans receivable due to a commercial loan which expired from coverage. The Bank distributed the common stock of a subsidiary, First Gibraltar Mortgage Holdings Inc., ("FGMH"), to First Gibraltar Holdings at its carrying value of $99,781. Net cash and cash equivalents transferred amounted to $4,295. The Bank also dividended office premises and equipment totalling $943 and securities totalling $142,566 to First Gibraltar Holdings. As discussed in note 1, the Bank sold substantially all of its branch operations to BAT during 1993. The excess of liabilities transferred over assets was $141,215. Net cash and cash equivalents transferred to BAT amounted to $471,998.

                              OC-F-17

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) SECURITIES AVAILABLE FOR SALE

   At December 31, 1995 and 1994, securities available for sale and the related unrealized gain or loss consisted of the following (in thousands):

                                                                   DECEMBER 31, 1995
                                         --------------------------------------------------------------------
                                                           GROSS         GROSS          NET
                                           AMORTIZED     UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                              COST         GAINS         LOSSES         GAIN         VALUE
                                         ------------  ------------  ------------  ------------  ------------
Marketable equity securities ...........   $   34,000     $ 80,068      $    --       $ 80,068     $  114,068
Mortgage-backed securities:
 GNMA ..................................       14,018          906           --            906         14,924
 FNMA ..................................      294,070        5,643           --          5,643        299,713
 FHLMC .................................      801,393       19,671           (1)        19,670        821,063
 Collateralized mortgage obligations  ..      345,699          793       (4,678)        (3,885)       341,814
U.S. government and agency obligations        231,794        2,768          (69)         2,699        234,493
                                         ------------  ------------  ------------  ------------  ------------
  Total ................................   $1,720,974     $109,849      $(4,748)       105,101     $1,826,075
                                         ============  ============  ============  ============  ============
FDIC portion of unrealized gain on
 marketable equity securities ..........                                               (34,534)
Estimated tax effect ...................                                                (7,055)
                                                                                   ------------
  Net unrealized holding gain in
   stockholders' equity ................                                              $  63,512
                                                                                   ============

                                                        DECEMBER 31, 1994
                               -----------------------------------------------------------------
                                                GROSS         GROSS          NET
                                 AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED    CARRYING
                                   COST         GAINS         LOSSES         GAIN        VALUE
                               -----------  ------------  ------------  ------------  ----------
Marketable equity securities      $34,000      $11,000         $--         $11,000      $45,000
                               ===========  ============  ============  ============  ==========

   The following represents a summary of the amortized cost, carrying value and weighted average yield of securities available for sale with related maturities (dollars in thousands):

                                                      DECEMBER 31, 1995
                                           --------------------------------------
                                                                         WEIGHTED
                                             AMORTIZED      CARRYING     AVERAGE
                                                COST         VALUE        YIELD
                                           ------------  ------------  ----------
Marketable equity securities .............   $   34,000    $  114,068        --
Mortgage-backed securities ...............    1,455,180     1,477,514      7.41%
U.S. government and agency obligations:
 Maturing within 1 year ..................       62,054        62,093      5.70
 Maturing after 1 year but within 5 years       169,676       172,336      6.98
 Maturing after 5 years through 10 years             64            64      7.25
                                           ------------  ------------  ----------
  Total ..................................   $1,720,974    $1,826,075      7.16%
                                           ============  ============  ==========

   As discussed more fully in note 3, the FASB issued the Special Report which provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, the Bank reclassified $1.5 billion and $231.8 million

                              OC-F-18

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from held to maturity to securities available for sale. This reclassification resulted in a net after-tax increase in the unrealized gain account in stockholders' equity of $22.5 million.

   Proceeds on sales of mortgage-backed securities available for sale during 1994 totalled $6 million. No realized gain or loss was recognized on such sales.

   At December 31, 1995, mortgage-backed securities available for sale included securities totalling $63.4 million which resulted from the securitization of certain qualifying mortgage loans from First Nationwide's loan portfolio.

   At December 31, 1995, mortgage-backed securities available for sale included $979.0 million of variable-rate securities.

   U.S. government and agency obligations and mortgage-backed securities available for sale of $50 million and $39 million, respectively, were pledged as collateral for various obligations as further discussed in note 29.

   Marketable equity securities available for sale represents approximately 25% of the outstanding common stock of Affiliated Computer Services ("ACS"), representing 5% of the voting power, with an original cost basis of $34 million. Pursuant to the terms of a settlement agreement dated June 17, 1991 between the Bank, ACS, and the FDIC, the FDIC is entitled to share in a defined portion of the proceeds from the sale of the stock, which, at December 31, 1995 and 1994, approximated $34.5 million and $0, respectively, and which is recorded in other liabilities.

(6) SECURITIES HELD TO MATURITY

   At December 31, 1995 and 1994 securities held to maturity consist of the following (in thousands):

                                          DECEMBER 31, 1995
                       -----------------------------------------------------
                                        GROSS         GROSS
                         AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                           COST         GAINS         LOSSES      FAIR VALUE
                       -----------  ------------  ------------  ------------
Municipal securities      $1,455         $--           $--          $1,455
                       ===========  ============  ============  ============

                                                            DECEMBER 31, 1994
                                         -----------------------------------------------------
                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                             COST         GAINS         LOSSES      FAIR VALUE
                                         -----------  ------------  ------------  ------------
U. S. government and agency obligations    $410,211        $51          $2,524       $407,738
Municipal securities ...................      1,648         12              --          1,660
                                         -----------  ------------  ------------  ------------
                                           $411,859        $63          $2,524       $409,398
                                         ===========  ============  ============  ============

   As discussed in note 5 to the consolidated financial statements, securities with a carrying value of $231.8 million were reclassified from securities held to maturity to securities available for sale at December 29, 1995.

   The weighted average stated interest rates on securities held to maturity were 8.25% and 5.79% at December 31, 1995 and 1994, respectively.

                              OC-F-19

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The following represents a summary of the carrying values (amortized cost), estimated fair values, and weighted average yield of securities held to maturity with related maturities (dollars in thousands):

                                                     DECEMBER 31, 1995
                                           ------------------------------------
                                                          ESTIMATED    WEIGHTED
                                             AMORTIZED      FAIR       AVERAGE
                                               COST         VALUE       YIELD
                                           -----------  -----------  ----------
Municipal securities:
 Maturing within 1 year ..................    $1,250       $1,250        8.25%
 Maturing after 1 year but within 5 years        205          205        8.25
                                           -----------  -----------  ----------
  Total ..................................    $1,455       $1,455        8.25%
                                           ===========  ===========  ==========

(7) MORTGAGE-BACKED SECURITIES HELD TO MATURITY

   At December 31, 1995 and 1994, mortgage-backed securities held to maturity consist of the following (in thousands):

                                                     DECEMBER 31, 1995
                                  ------------------------------------------------------
                                                    GROSS         GROSS
                                    AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                       COST         GAINS         LOSSES      FAIR VALUE
                                  ------------  ------------  ------------  ------------
FHLMC ...........................   $  533,208     $15,285         $--        $  548,493
FNMA ............................      988,700      27,424          --         1,016,124
Other mortgage-backed securities         2,580          --          --             2,580
                                  ------------  ------------  ------------  ------------
                                    $1,524,488     $42,709         $--        $1,567,197
                                  ============  ============  ============  ============

                                                         DECEMBER 31, 1994
                                      ------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                           COST         GAINS         LOSSES      FAIR VALUE
                                      ------------  ------------  ------------  ------------
FHLMC ...............................   $1,659,912      $4,865       $17,744      $1,647,033
FNMA ................................    1,078,323       1,234        19,093       1,060,464
GNMA ................................       15,712           4           203          15,513
Collateralized Mortgage Obligations        396,820          13        26,894         369,939
Other mortgage-backed securities  ...        3,045          --            --           3,045
                                      ------------  ------------  ------------  ------------
                                        $3,153,812      $6,116       $63,934      $3,095,994
                                      ============  ============  ============  ============

   As discussed in note 5 to the consolidated financial statements, mortgage-backed securities with a carrying value of $1.5 billion were reclassified from mortgage-backed securities held to maturity to securities available for sale at December 29, 1995.

   The weighted average stated interest rates on mortgage-backed securities to be held to maturity were 7.46% and 6.30% at December 31, 1995 and 1994, respectively.

   At December 31, 1995 and 1994, mortgage-backed securities held to maturity included securities totalling $1.5 billion and $1.4 billion, respectively, which resulted from the securitization of certain qualifying mortgage loans from First Nationwide's loan portfolio. At December 31, 1995 and 1994, these securities include $1.5 billion and $1.3 billion, respectively, which have been securitized with FNMA and FHLMC with full recourse to the Bank. At December 31, 1995 and 1994, mortgage-backed securities held to maturity included $1.5 billion and $2.5 billion, respectively, of variable-rate securities.

                              OC-F-20

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) LOANS RECEIVABLE, NET

   At December 31, 1995 and 1994, loans receivable, net, excluding Covered Assets, included the following (in thousands):

                                                         1995           1994
                                                    -------------  -------------
Real estate loans:
  1-4 unit residential ............................   $5,423,411     $ 5,612,150
  5+ unit residential .............................    1,854,333       2,177,646
  Commercial ......................................    1,716,121       2,015,808
  Construction ....................................           --           7,544
  Land ............................................        8,840          15,270
                                                    -------------  -------------
                                                       9,002,705       9,828,418
  Undisbursed loan funds ..........................           --            (732)
                                                    -------------  -------------
    Total real estate loans .......................    9,002,705       9,827,686
                                                    -------------  -------------
  Equity-line loans ...............................      110,830         408,964
  Other consumer loans ............................       60,106          82,996
  Commercial loans ................................        1,913             970
                                                    -------------  -------------
    Total consumer and other loans ................      172,849         492,930
                                                    -------------  -------------
    Total loans receivable ........................    9,175,554      10,320,616
  Deferred fees and unearned premiums (discounts)         19,423            (255)
  Allowance for loan losses .......................     (210,484)       (202,780)
  Purchase accounting discounts, net ..............     (153,475)       (150,695)
                                                    -------------  -------------
    Total loans receivable, net ...................   $8,831,018     $ 9,966,886
                                                    =============  =============

   The Bank's lending activities are principally conducted in California, New York and Florida.

   As a result of the FN Acquisition, the Bank assumed obligations for certain loans sold with recourse. The outstanding balances of loans sold with recourse at December 31, 1995 totalled $333.2 million. The Bank evaluates the credit risk of loans sold with recourse and if necessary, records a liability (other liabilities) for estimated losses related to these potential obligations. No loans were sold with recourse during the years ended December 31, 1995, 1994 and 1993.

   The following table indicates the carrying value of loans which have been placed on nonaccrual status, excluding Covered Assets, as of the dates indicated (in thousands):

                                  AT DECEMBER 31,
                              ----------------------
                                  1995        1994
                              ----------  ----------
Nonaccrual loans:
  Real estate:
    1-4 unit residential  ...   $135,710    $133,439
    5+ unit residential  ....     23,253      23,543
    Commercial and other  ...      9,280      11,334
    Land ....................        136       6,850
    Construction ............         --       2,036
                              ----------  ----------
      Total real estate  ....    168,379     177,202
  Non-real estate ...........      3,159       4,002
                              ----------  ----------
      Total nonaccrual loans    $171,538    $181,204
                              ==========  ==========

                              OC-F-21

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The following table indicates the carrying value of loans classified as troubled debt restructurings, net of purchase accounting adjustments and excluding Covered Assets, as of December 31, 1995 and 1994 (in thousands):

                                      AT DECEMBER 31,
                                  ---------------------
                                      1995       1994
                                  ----------  ---------
1-4 unit residential real estate    $  8,479   $ 19,026
5+ unit residential real estate      146,971    203,742
Commercial and other real estate      79,000    110,123
                                  ----------  ---------
  Total restructured loans  .....   $234,450   $332,891
                                  ==========  =========

   At December 31, 1995, the Bank's loan portfolio totalling $9.2 billion is concentrated in California. The financial condition of the Bank is subject to general economic conditions such as the volatility of interest rates and real estate market conditions and, in particular, to conditions in the California residential real estate market. Any downturn in the economy generally, and in California in particular, could further reduce real estate values. An increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, in the event interest rates rise or real estate market values decline, particularly in California, the Bank may find it difficult to maintain its asset quality and may require additional allowances for loss above the amounts currently estimated by management.

   For nonaccrual loans and loans classified as troubled debt restructurings, the following table summarizes the interest income recognized ("Recognized") and total interest income that would have been recognized had the borrowers performed under the original terms of the loans ("Contractual") for the years ended December 31, 1995 and 1994 (in thousands). There were no loans classified as troubled debt restructurings in 1993.

                          DECEMBER 31, 1995            DECEMBER 31, 1994
                    ---------------------------  ---------------------------
                      RECOGNIZED    CONTRACTUAL    RECOGNIZED    CONTRACTUAL
                    ------------  -------------  ------------  -------------
Restructured loans     $22,098        $33,093        $6,976        $ 8,572
Nonaccrual loans  .      6,136         15,329           544          3,806
                    ------------  -------------  ------------  -------------
                       $28,234        $48,422        $7,520        $12,378
                    ============  =============  ============  =============

   At December 31, 1995 and 1994, respectively, the Bank and its wholly owned subsidiary, FGB Realty Advisors, Inc., managed principally non-performing loan and asset portfolios totalling $1.3 billion and $1.6 billion, respectively, for investors. Revenues related to such activities are included in management fees in the accompanying statements of operations.

   Activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is summarized as follows (in thousands):

                                                  1995        1994        1993
                                              ----------  ----------  ----------
Balance -- January 1 ........................   $202,780    $  2,250    $ 14,537
Purchases -- FN Acquisition .................         --     201,927          --
Provision for loan losses ...................     37,000       6,226       1,402
Allowance for losses assigned to loans sold           --          --     (12,918)
Charge-offs .................................    (32,344)     (9,676)     (1,860)
Recoveries ..................................      3,048       2,053       1,089
                                              ----------  ----------  ----------
Balance -- December 31 ......................   $210,484    $202,780    $  2,250
                                              ==========  ==========  ==========

                              OC-F-22

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) IMPAIRED LOANS

   The Bank's adoption of SFAS No. 114, as amended by SFAS No. 118 effective January 1, 1995, had no material impact on the Bank's consolidated financial statements as the Bank's existing policy of measuring loan impairment was consistent with methods prescribed in these standards.

   At December 31, 1995, the carrying value of loans that are considered to be impaired under SFAS No. 114 totalled $125.4 million (of which $29.6 million were on nonaccrual status). The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $125.5 million. For the year ended December 31, 1995, the Bank recognized interest income on those impaired loans of $12.9 million, which included $.2 million of interest income recognized using the cash basis method of income recognition.

   Generally, specific allowances for loan losses relative to impaired multi-family and commercial real estate loans which comprised the majority of impaired loans at December 31, 1995, have not been established, because most would be eligible to be sold to Granite under the Put Agreement (see note
10). There have been no significant multi-family or commercial real estate loans originated since October 1, 1994.

(10) PUT AGREEMENT

   In connection with the FN Acquisition, the Bank assumed generally the same rights under an agreement ("Put Agreement") Old FN had with Granite Management and Disposition, Inc. ("Granite"), an indirect subsidiary of Ford Motor, whereby Old FN had the option to sell ("put") to Granite, on a quarterly basis, up to approximately $500 million of certain assets, primarily non-performing commercial real estate loans and residential mortgage loans with an original principal balance greater than $250,000. The Put Agreement will expire upon the earlier of (i) November 30, 1996; or (ii) the date on which the aggregate purchase price of assets which have been "put" to Granite equals $500 million, including assets "put" to Granite by Old FN under a similar agreement through October 3, 1994. The purchase price represents the outstanding principal balance, accrued interest and certain other expenses. The remaining balance of the Put Agreement at December 31, 1995 was $112.4 million.

(11) RECEIVABLES FROM THE FSLIC/RF -- COVERED ASSETS

 Components and Coverage Periods

   Covered Assets represent guaranteed amounts to be received by First Nationwide either from the disposition of the underlying assets or from the FSLIC/RF. During the coverage period, which varies based on the underlying asset, First Nationwide is not subject to any loss from the disposition of such assets other than the 10% FSLIC/RF Reimbursement.

   During the coverage period, the FSLIC/RF guarantees to First Nationwide an agreed-upon yield on Covered Assets ("Guaranteed Yield"). The Guaranteed Yield is based on a spread that began at 2.25% over the Texas cost of funds (the average cost of funds of all previous FSLIC-insured institutions whose main offices are located in Texas as most recently reported by the Office of Thrift Supervision ("TCOF")) declining to 1.50% over the TCOF over the term of the Assistance Agreement. The TCOF was 5.63%, 4.46% and 4.07% at December 31, 1995, 1994 and 1993, respectively. The spread over the TCOF was 1.90%, 2.00%, and 2.05% at December 31, 1995, 1994 and 1993, respectively.

   Certain provisions of the Assistance Agreement were amended and/or modified in January 1992. The Bank recorded a FSLIC/RF Reimbursement reserve in 1992 based on the present value of the FSLIC/RF Reimbursement amount (net of Shared Gains) to be paid. At December 31, 1994, this reserve was reflected as a reduction of the related Covered Assets and is evaluated periodically and adjusted for any change in the expected amounts. The FSLIC/RF Reimbursement reserve was fully utilized in 1995 as a result of the FDIC Purchase.

                              OC-F-23

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    In June 1995, the FDIC, as manager of the FSLIC/RF, as successor to the FSLIC, exercised its rights under the Assistance Agreement to purchase substantially all of the remaining Covered Assets as of June 1, 1995 at the fair market value of such assets and further purchased additional assets from the remaining Covered Asset portfolio in September 1995 as part of the FDIC Purchase. Under the terms of the Capital Loss Coverage provisions of the Assistance Agreement, losses sustained by First Nationwide from the FDIC Purchase were reimbursed by the FSLIC/RF. At December 31, 1995, the Covered Asset balance of $39.3 million represents amounts which remain unpaid by the FDIC in connection with the FDIC Purchase. The FDIC has elected to treat this amount as a Covered Asset, earning Guaranteed Yield, until such time as it is paid to the Bank.

(12) INVESTMENT IN FHLB

   The Bank's investment in FHLB stock is carried at cost. The FHLB provides a central credit facility for member institutions. As a member of the FHLB system, the Bank is required to own capital stock in the FHLB in an amount equal to the greater of (i) 1% of the aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its advances (borrowings) from the FHLB. The Bank was in compliance with this requirement at December 31, 1995 and 1994.

(13) OFFICE PREMISES AND EQUIPMENT, NET

   Office premises and equipment, net at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                                         ESTIMATED
                                                                        DEPRECIABLE
                                                                         LIVES AT
                                                 1995       1994     DECEMBER 31, 1995
                                             ----------  ---------  -----------------
Land .......................................   $  17,952   $14,857          --
Buildings and leasehold improvements  ......     46,652     38,240          25
Furniture and equipment ....................     37,697     24,934          10
Capitalized equipment leases ...............         --        819          --
Construction in progress ...................      2,471      2,882          --
                                             ----------  ---------
                                                104,772     81,732
Accumulated depreciation and amortization  .    (11,263)    (5,623)
                                             ----------  ---------
  Total office premises and equipment, net     $  93,509   $76,109
                                             ==========  =========

   Depreciation and amortization expense of office premises and equipment for the years ended December 31, 1995, 1994 and 1993 totalled $8.8 million, $2.5 million and $2.0 million, respectively.

   Certain of the office premises and equipment included in the above table are included in the Branch Sale Agreements, as defined and more fully described in note 32.

                              OC-F-24

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    First Nationwide rents certain office premises and equipment under long-term, noncancelable operating leases expiring at various dates through 2015. Rental expense under such operating leases, included in occupancy and equipment expense, for the years ended December 31, 1995, 1994 and 1993 totalled $22.6 million, $4.2 million and $1.1 million, respectively. Rental income from subleasing agreements for the years ended December 31, 1995 and 1994 totalled $2.2 and $.4 million, respectively. At December 31, 1995, the projected minimum rental commitments, net of sublease agreements, under terms of the leases were as follows (in thousands):

 YEAR ENDED
-------------------
1996 ...............   $12,852
1997 ...............    11,399
1998 ...............    10,488
1999 ...............     8,188
2000 ...............     6,896
2001 and thereafter     11,096
                     ---------
  Total ............   $60,919
                     =========

   During 1995, the Bank established reserves for certain of these rental expenses as further discussed in note 21.

   The above table includes projected minimum rental commitments, net of sublease agreements, of $2.5 million, $2.2 million, $2.0 million, $1.4 million, $1.1 million, and $5.8 million for the years ended 1996 through 2000, and 2001 and thereafter, respectively, related to facilities subject to the Branch Sale Agreements, as defined and further described in note 32.

(14) FORECLOSED REAL ESTATE, NET

   Foreclosed real estate, net, at December 31, 1995 and 1994 consists of the following (in thousands):

                                        1995       1994
                                     ---------  ---------
1-4 unit residential real estate  ..   $33,694    $37,396
Multifamily real estate ............    14,368         --
Commercial real estate .............       506         --
Less allowance for losses ..........       (33)       (27)
                                     ---------  ---------
  Total foreclosed real estate, net    $48,535    $37,369
                                     =========  =========

   Activity in the allowance for losses on foreclosed real estate for the years ended December 31, 1995, 1994 and 1993 is summarized as follows (in thousands):

                          1995    1994     1993
                        ------  -------  -------
Balance -- January 1  .   $  27   $ 223    $ 358
Charge-offs ...........    (53)    (248)    (135)
Recoveries ............     59       52       --
                        ------  -------  -------
Balance -- December 31    $  33   $  27    $ 223
                        ======  =======  =======

                              OC-F-25

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                      1995       1994
                                                  ----------  ---------
Cash and cash equivalents and securities  .......   $  4,387    $ 4,062
Mortgage-backed securities ......................     21,200     19,268
Loans receivable, including loans held for sale .     75,017     64,376
                                                  ----------  ---------
  Total accrued interest receivable .............   $100,604    $87,706
                                                  ==========  =========

(16) MORTGAGE SERVICING RIGHTS

   The following is a summary of activity for mortgage servicing rights purchased ("Purchased"), originated ("Originated"), and excess servicing fees receivable ("Excess") for the years ended December 31, 1995, 1994 and 1993 (in thousands):

                                           PURCHASED    ORIGINATED    EXCESS      TOTAL
                                         -----------  ------------  ---------  ----------
Balance at January 1, 1993 .............   $  71,951          --      $ 2,718    $ 74,669
 Additions .............................       1,191          --          537       1,728
 Amortization ..........................     (2,123)          --         (136)     (2,259)
 Distribution of stock of FGMH to First
  Gibraltar Holdings ...................    (71,019)          --       (3,119)    (74,138)
                                         -----------  ------------  ---------  ----------
Balance at December 31, 1993 ...........         --           --           --          --
 Additions from FN Acquisition .........     90,000           --           --      90,000
 Additions -other ......................        168           --          276         444
 Amortization ..........................     (3,600)          --           (4)     (3,604)
                                         -----------  ------------  ---------  ----------
Balance at December 31, 1994 ...........     86,568           --          272      86,840
 Additions from Maryland Acquisition  ..     76,369           --           --      76,369
 Additions from Lomas 1995 Purchase  ...     93,362           --           --      93,362
 Additions -other ......................        774      $16,824        1,078      18,676
 Amortization ..........................    (33,324)        (454)        (114)    (33,892)
                                         -----------  ------------  ---------  ----------
Balance at December 31, 1995 ...........   $223,749      $16,370      $ 1,236    $241,355
                                         ===========  ============  =========  ==========

   At December 31, 1995, 1994 and 1993, the outstanding balances of single-family residential mortgage loan participations, whole loans and mortgage pass-through securities serviced for other investors by FNMC totalled $27.1 billion, $7.5 billion and $0.3 billion, respectively. In addition, the loan servicing portfolio included $3.0 billion of master servicing at December 31, 1995.

   SFAS No. 122 requires enterprises to measure the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. At December 31, 1995, no allowance for impairment of the mortgage servicing rights was necessary. The estimated fair value of the mortgage servicing rights was $307 million and $91 million at December 31, 1995 and 1994, respectively.

                              OC-F-26

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    At December 31, 1995 and 1994, servicing advances and other receivables related to single-family residential mortgage loan servicing, net of valuation allowances of $6 million and $9 million in 1995 and 1994, respectively (included in other assets), consisted of the following (in thousands):

                                        1995       1994
                                    ----------  ---------
Servicing advances ................   $ 57,359    $16,485
Corporate advances due from banks .     73,566     21,111
Other .............................     35,042      1,729
                                    ----------  ---------
                                      $165,967    $39,325
----------------------------------  ==========  =========

(17) DEPOSITS

   A summary of deposits and weighted average contractual interest rates at December 31, 1995 and 1994 follows (dollars in thousands):

                                             1995                     1994
                                  ------------------------  ----------------------
                                    AVERAGE     CARRYING      AVERAGE    CARRYING
                                     RATE         VALUE        RATE        VALUE
                                  ---------  -------------  ---------  -----------
Passbook accounts ...............     2.17%    $   663,880      2.14%   $  685,049
Demand deposits:
 Interest-bearing ...............      .98         684,079      1.04       666,957
 Noninterest-bearing ............       --         696,918        --       351,824
Money market deposit accounts  ..     3.14       1,443,465      3.11     1,926,851
Term accounts:
 3.00% or less ..................     2.82           2,882      2.91        45,055
 3.01 -- 4.00% ..................     3.68         112,564      3.57     1,050,648
 4.01 -- 5.00 ...................     4.65         367,247      4.52     1,596,827
 5.01 -- 6.00 ...................     5.49       3,053,770      5.46     1,113,486
 6.01 -- 7.00 ...................     6.52       1,944,418      6.42       703,933
 7.01 -- 8.00 ...................     7.34         935,780      7.56       371,446
 8.01 -- 9.00 ...................     8.47         123,293      8.45       404,859
 9.01 -- 10.00 ..................     9.29         149,434      9.31       173,694
 10.01 -- 11.00 .................    10.57           3,696     10.92        49,434
 11.01 -- 12.00 .................    11.52             788     11.12         8,206
 12.01 -- 13.00 .................    12.27           1,587     12.27         1,641
                                  ---------  -------------  ---------  -----------
                                      4.67%     10,183,801      4.19%    9,149,910
 Accrued interest payable  ......                   50,755                  25,848
 Purchase accounting adjustments                     7,072                  20,898
                                             -------------             -----------
  Total deposits ................              $10,241,628              $9,196,656
                                             =============             ===========

   The aggregate amount of jumbo certificates of deposit (term deposits) with a minimum denomination of $100,000 was approximately $690 million and $523 million at December 31, 1995 and 1994, respectively. Brokered certificates of deposit totalling $965 million and $824 million were included in deposits at December 31, 1995 and 1994, respectively.

                              OC-F-27

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    A summary of interest expense by deposit category for the years ended December 31, 1995, 1994 and 1993 follows (in thousands):

                                       1995        1994       1993
                                   ----------  ----------  --------
Passbook accounts ................   $ 14,668   $   3,843  $    768
Interest-bearing demand deposits .      6,953       1,809       879
Money market deposit accounts  ...     50,847      16,137     5,498
Term accounts ....................    374,891      79,168    48,265
                                   ----------  ----------  --------
                                     $447,359    $100,957   $55,410
                                   ==========  ==========  ========

   At December 31, 1995, term accounts had scheduled maturities as follows (in thousands):

1996 ...............   $4,928,828
1997 ...............    1,071,908
1998 ...............      157,438
1999 ...............      180,424
2000 ...............      310,302
2001 and thereafter        46,559
                     ------------
                       $6,695,459
                     ============

   Certain of these deposits are the subject of the Branch Sale Agreements as defined and more fully described in note 32.

(18) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   A summary of information regarding securities sold under agreements to repurchase collateralized mortgage-backed securities as of December 31, 1995 and 1994 follows (dollars in thousands):

                                                 DECEMBER 31, 1995
                                 ------------------------------------------------
                                   UNDERLYING COLLATERAL     REPURCHASE LIABILITY
                                 ------------------------  ----------------------
                                   RECORDED      MARKET                  INTEREST
                                  VALUE (I)      VALUE        AMOUNT       RATE
                                 ----------  ------------  ----------  ----------
Maturing within 30 days ........   $501,647    $  511,513    $487,528      5.82%
Maturing 30 days to 90 days  ...    236,483       240,152     210,057      6.64
Maturing over 1 year ...........    253,363       254,502     250,000      7.63
                                 ----------  ------------  ----------
  Total (ii) ...................    991,493     1,006,167     947,585
Purchase accounting adjustment          554           554          --
Accrued interest payable  ......         --            --      21,925
                                 ----------  ------------  ----------
                                   $992,047    $1,006,721    $969,510
                                 ==========  ============  ==========

                              OC-F-28

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                   DECEMBER 31, 1994
                                 ---------------------------------------------------
                                    UNDERLYING COLLATERAL      REPURCHASE LIABILITY
                                 --------------------------  -----------------------
                                    RECORDED       MARKET                   INTEREST
                                   VALUE (I)       VALUE        AMOUNT        RATE
                                               ------------  -----------  ----------
Maturing within 30 days ........   $  321,965    $  319,249   $  306,659      6.07%
Maturing 30 days to 90 days  ...    1,231,871     1,226,579    1,168,738      6.22
Maturing 90 days to 1 year  ....      438,362       433,454      404,286      7.70
                                 ------------  ------------  -----------
  Total (ii) ...................    1,992,198     1,979,282    1,879,683
Purchase accounting adjustment          3,078         3,078           53
Accrued interest payable  ......           --            --        3,754
                                 ------------  ------------  -----------
                                   $1,995,276    $1,982,360   $1,883,490
                                 ============  ============  ===========

------------
(i) Recorded value includes accrued interest at December 31, 1995 and 1994. In addition, the recorded value at December 31, 1995, includes adjustments for the unrealized gain or loss on securities available for sale pursuant to SFAS No. 115.

(ii) Total mortgage-backed securities collateral at December 31, 1995 and 1994 includes $585 million and $876 million, respectively, in recorded value of loans securitized with full recourse to the Bank. The market value of such collateral was $600 million and $876 million at December 31, 1995 and 1994, respectively.

   At December 31, 1995 and 1994, these agreements had weighted average stated interest rates of 6.48% and 6.51%, respectively. The underlying securities were delivered to, and are being held under the control of, third-party securities dealers. These dealers may have loaned the securities to other parties in the normal course of their operations, but all agreements require the dealers to resell to First Nationwide the identical securities at the maturities of the agreements. Securities sold under agreements to repurchase averaged $1.6 billion and $499 million during 1995 and 1994, respectively, and the maximum amount outstanding at any month-end during these periods was $2.2 billion and $1.9 billion, respectively.

(19) BORROWINGS

   Borrowings at December 31, 1995 and 1994 are summarized as follows (dollars in thousands):

                                                     1995                     1994
                                           -----------------------  -----------------------
                                              CARRYING     AVERAGE     CARRYING     AVERAGE
                                               VALUE        RATE        VALUE        RATE
                                           ------------  ---------  ------------  ---------
Fixed-rate borrowings from the FHLB  .....   $1,789,811      6.68%    $2,242,323      7.61%
Variable-rate borrowings from the FHLB  ..      250,000      6.02        275,000      5.93
Subordinated debentures due October 2006         92,100     10.00         92,100     10.00
Federal funds purchased ..................       55,000      6.00             --        --
Other borrowings .........................        3,755      7.91          4,416      7.94
                                           ------------  ---------  ------------  ---------
  Total borrowings .......................    2,190,666      6.73      2,613,839      7.52
Accrued interest payable .................        8,424        --         15,504        --
Purchase accounting adjustments, net  ....       (9,359)       --        (23,495)       --
                                           ------------  ---------  ------------  ---------
                                             $2,189,731      6.73%    $2,605,848      7.52%
                                           ============  =========  ============  =========


                              OC-F-29

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Maturities and weighted average stated interest rates of borrowings at December 31, 1995, not including accrued interest payable or purchase accounting adjustments, are as follows (dollars in thousands):

                                                            WEIGHTED
                                 BALANCES MATURING       AVERAGE RATES
                             ------------------------  ----------------
MATURITIES DURING THE YEARS
ENDING DECEMBER 31                FHLB        OTHER      FHLB     OTHER
---------------------------  ------------  ----------  -------  -------
1996 .......................   $1,487,166    $ 55,236    6.12%    6.01%
1997 .......................      240,000         213    8.61     8.10
1998 .......................      310,000         200    7.34     8.20
1999 .......................          250         171    7.75     8.19
2000 .......................           --         121      --     8.27
2001 and thereafter ........        2,395      94,914    7.71     9.94
                             ------------  ----------  -------  -------
  Total ....................   $2,039,811    $150,855    6.60%    8.49%
                             ============  ==========  =======  =======

   Interest expense on borrowings for the years ended December 31, 1995, 1994 and 1993, is summarized as follows (in thousands):

                                      1995       1994       1993
                                  ----------  ---------  ---------
FHLB advances ...................   $139,051    $71,662    $15,895
Interest rate swap agreements  ..    (15,177)    (8,797)        --
Subordinated debentures .........      9,210      2,303         --
Federal funds purchased .........      2,268        438         --
Revolving warehouse line ........         --         --      1,924
Other ...........................        364        101        694
Purchase accounting adjustments       21,244      7,937         --
                                  ----------  ---------  ---------
  Total .........................   $156,960    $73,644    $18,513
                                  ==========  =========  =========

   The following is a summary of the carrying value of assets pledged as collateral for FHLB advances at December 31, 1995 (in thousands):

Real estate loans (primarily residential)    $1,643,971
Mortgage-backed securities ...............      905,823
FHLB stock ...............................      109,943
                                           ------------
  Total ..................................   $2,659,737
                                           ============

                              OC-F-30

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) INTEREST RATE SWAP AGREEMENTS

   Interest rate swap agreements outstanding and their weighted average rates at December 31, 1995 are as follows (dollars in thousands):

                                  WEIGHTED
                  NOTIONAL      AVERAGE RATE       ESTIMATED
                  PRINCIPAL   ----------------     MATURITY        VARIABLE
MATURITY DATE      AMOUNT      PAY     RECEIVE     IN YEARS       RATE INDEX
--------------  -----------   -----    -------    ----------    --------------
April 1996 ....  $  500,000    6.04%     8.19%        .26       3-month LIBOR
September 1996      250,000    5.96      4.19         .71       1-month LIBOR
April 1998 ....     400,000    6.00      8.38        2.26       3-month LIBOR
                -----------
  Total .......  $1,150,000
                ===========

   Interest rate swap agreements outstanding and their weighted average rates at December 31, 1994 are as follows (dollars in thousands):


                                  WEIGHTED
                  NOTIONAL      AVERAGE RATE       ESTIMATED
                  PRINCIPAL   ----------------     MATURITY        VARIABLE
MATURITY DATE      AMOUNT      PAY     RECEIVE     IN YEARS       RATE INDEX
--------------  -----------   -----    -------    ----------    --------------
April 1995 ....  $  500,000    5.06%     7.97%         .3       3-month LIBOR
April 1996 ....     500,000    5.64      8.19         1.3       3-month LIBOR
September 1996      250,000    6.14      4.19         1.8       1-month LIBOR
April 1998 ....     400,000    5.56      8.38         3.3       3-month LIBOR
                -----------
  Total .......  $1,650,000
                ===========

   The Bank uses interest rate swap agreements to hedge against interest rate risk inherent in its FHLB advances. Under the agreements, the Bank receives or makes payments based on the differential between fixed-rate and variable-rate interest amounts on the notional amount of the agreement. The notional amounts of these derivatives do not represent amounts exchanged by the parties and thus, are not a measure of the Bank's exposure through its use of derivatives. The Bank pays the variable-rate and receives the fixed-rate under these agreements. The variable interest rates presented in the table above are based on LIBOR. The current LIBOR rates have been assumed implicitly, in the aforementioned weighted average receive rate, to remain constant throughout the term of the respective swaps. Any changes in LIBOR interest rates would affect the variable-rate information disclosed above.

   The Bank is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements but does not expect any counterparties to fail their obligations. The Bank deals only with highly rated counterparties.

                              OC-F-31

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (21) ACCRUED TERMINATION AND FACILITIES COSTS

   During the year ended December 31, 1995, the Bank recognized liabilities for certain employee severance and termination costs and facilities costs as a result of: (i) the relocation of the Bank's mortgage loan servicing operations to Maryland, (ii) the closure of substantially all the Bank's retail mortgage loan production offices, (iii) a Bank-wide cost reduction project, and (iv) branch consolidations due to duplicate facilities resulting from certain Branch Acquisitions. These accruals have been charged to noninterest expense in the accompanying consolidated statement of operations for the year ended December 31, 1995 as follows (in thousands):

                                  COMPENSATION &
                                     EMPLOYEE      OCCUPANCY &
                                     BENEFITS       EQUIPMENT     TOTAL
                                     --------       ---------     -----
Servicing relocation ...........      $1,800         $3,913      $ 5,713
Closing loan production offices          787          1,294        2,081
Cost reduction project .........       4,000            446        4,446
Branch consolidations ..........          --            532          532
                                      ------         ------      -------
  Total liability established  .       6,587          6,185       12,772
Charges to liability account  ..       4,374          2,239        6,613
                                      ------         ------      -------
  Balance, December 31, 1995  ..      $2,213         $3,946      $ 6,159
                                      ======         ======      =======

   As a result of the relocation of the servicing operation to Frederick, Maryland from Sacramento, California, virtually all California-based loan servicing employees were terminated. Termination benefits totalling approximately $1.8 million have been charged against the liability established. In addition, the relocation resulted in the vacancy of approximately 108,000 square feet of leased office space in Sacramento. A $3.9 million liability was established in 1995 representing the estimated present value of future occupancy expenses, offset by estimates of sub-lease income over the remaining six-year term of the lease. At December 31, 1995, approximately $.9 million had been charged against this liability.

   In connection with the Bank's closure of substantially all of its retail mortgage loan production offices, certain employees were terminated. Termination benefits totalling approximately $.8 million have been charged against the liability established. In addition, such closure resulted in the vacancy of 18 leased offices. The $1.3 million liability established in April 1995 represents the estimated present value of future occupancy expenses, offset by estimates of sub-lease income over the applicable remaining lease terms. At December 31, 1995, costs totalling approximately $.8 million had been charged against the liability.

   In connection with a project to identify opportunities for reducing operating costs and enhancing the efficiency of its operations, management has identified certain employees whose positions will be eliminated. These positions span all areas and business units of the Bank. An initial liability for termination benefits totalling $4 million was established, of which $1.8 million had been charged at December 31, 1995 relating to this plan. In connection with the elimination of these positions, the Bank has identified opportunities for office space consolidation and has established additional liabilities totalling $.4 million for lease termination payments, none of which had been charged at December 31, 1995.

   The Bank has identified certain of its retail banking facilities that will be closed and marketed for sale, with the related operations consolidated into other retail banking facilities acquired in the Branch Acquisitions. Accordingly, a liability of $.5 million was established during the year ended December 31, 1995 to record such facilities at fair value, which amount had been charged at December 31, 1995.

                              OC-F-32

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (22) STOCKHOLDERS' EQUITY

   (a) Preferred Stock

   In connection with the FN Acquisition, the Bank issued 3,007,300 shares of its 11 1/2% noncumulative perpetual preferred stock ("Preferred Stock") with a par value of $.01 per share, having a liquidation preference of $300.7 million. This stock has a stated liquidation value of $100 per share. Costs related to the Preferred Stock issuance were deducted from additional paid-in capital. At or after September 1, 1999, the Preferred Stock is redeemable at the option of the Bank, in whole or in part, at $105.75 per share prior to September 1, 2000, and at prices which will decrease annually thereafter to the stated liquidation value of $100 per share on or after September 1, 2004, plus declared but unpaid dividends. Dividends are payable quarterly at an annual rate of 11.5% per share when declared by the Bank's Board of Directors. Dividends paid during 1995 totalled $34.6 million.

   Floating rate noncumulative preferred stock ("Old Preferred Stock") was issued by the Bank in December 1989 to First Gibraltar Holdings. The par value of the Old Preferred Stock was $.01 with 200,000 shares originally issued and 500,000 shares authorized. The liquidation preference and stated value was $1,000 per share. During 1990, 75,500 shares were redeemed at liquidation value. During 1993, the remaining 124,500 shares were redeemed at liquidation value.

   (b) Common Stock

   Dividends and distribution on the Bank's common stock in 1995 totalled $111.9 million. There were no dividends or distributions on common stock in 1994. Dividends and distributions on the Bank's common stock in 1993 totalled $379.5 million and included certain non-cash assets of the Bank, including the stock of First Gibraltar Mortgage Holdings Inc. ("FGMH").

   (c) Payment of Dividends

   The Federal thrift laws and regulations of the OTS limit First Nationwide's ability to pay dividends on its preferred or common stock. First Nationwide generally may not pay dividends if, after the payment of the dividends, it would be deemed "undercapitalized" under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991. In addition, depending upon the extent to which First Nationwide meets its fully phased-in regulatory capital requirements, other limitations will apply to First Nationwide's payment of dividends. The payment of dividends will also be subject to First Nationwide's dividend policy, which reflects such legal and regulatory restrictions.

(23) REGULATORY CAPITAL

   As a savings institution which is regulated by the OTS, the Bank is required to comply with capital requirements of the OTS. These regulations require savings institutions to maintain minimum regulatory tangible capital equal to 1.5% of adjusted total assets and minimum core capital equal to 3.0% of adjusted total assets. Additionally, savings institutions are required to meet a risk-based total capital requirement of 8.0%. At December 31, 1995, the Bank's regulatory capital levels exceeded the minimum regulatory capital requirements.

                              OC-F-33

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (24) FINANCIAL ASSISTANCE PROVIDED BY FSLIC/RF

   Financial assistance provided pursuant to the Assistance Agreement for the years ended December 31, 1995, 1994 and 1993 follows:

                                                  ACTUAL      FSLIC/RF     GUARANTEED
                                                   YIELD     ASSISTANCE      YIELD
                                                 -------     ----------    ----------
1995
Yield maintenance on Covered Assets:
 Loans and accounts receivable ................   $ 7,572      $   (213)     $ 7,359
 Investments in and advances to subsidiaries  .       (63)          283          220
 Real estate owned ............................    (1,890)        5,016        3,126
                                                  -------      --------      -------
                                                  $ 5,619         5,086      $10,705
                                                  =======                    =======
FSLIC/RF Reimbursement ........................                     --
                                                               --------
Total effect of FSLIC/RF assistance on the
 consolidated statement of operations  ........                $  5,086
                                                               ========
FDIC Purchase proceeds, write-downs, losses on
 Covered Assets and other claims ..............                $236,378
                                                               ========

                                                ACTUAL        FSLIC/RF     GUARANTEED
                                                 YIELD       ASSISTANCE      YIELD
                                                ------       ----------    ----------
1994
Yield maintenance on Covered Assets:
 Loans and accounts receivable ..............   $21,573         $(5,543)     $16,030
 Investments in and advances to subsidiaries       (473)          1,178          705
 Real estate owned ..........................    (1,561)         14,817       13,256
                                                -------         -------      -------
                                                $19,539          10,452      $29,991
                                                =======                      =======
FSLIC/RF Reimbursement ......................                    (1,060)
                                                                -------
Total effect of FSLIC/RF assistance on the
 consolidated statement of operations  ......                   $ 9,392
                                                                =======
Write-downs and losses on Covered Assets and
 other claims ...............................                   $71,220
                                                                =======

                                                ACTUAL        FSLIC/RF     GUARANTEED
                                                 YIELD       ASSISTANCE      YIELD
                                                ------       ----------    ----------
1993
Yield maintenance on Covered Assets:
 Loans and accounts receivable ..............   $27,458         $(4,884)      $22,574
 Investments in and advances to subsidiaries     (4,488)          6,029         1,541
 Real estate owned ..........................     4,953          19,897        24,850
 Other ......................................        35             128           163
                                                -------         -------       -------
                                                $27,958          21,170       $49,128
                                                =======                       =======
FSLIC/RF Reimbursement ......................                    (5,694)
                                                                -------
Total effect of FSLIC/RF assistance on the
 consolidated statement of operations  ......                   $15,476
                                                                =======
Write-downs and losses on Covered Assets and
 other claims ...............................                   $28,076
                                                                =======

                              OC-F-34

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (25) OTHER NONINTEREST INCOME AND EXPENSE

   Other noninterest income and expense amounts are summarized as follows for the years ended December 31, 1995, 1994 and 1993 (in thousands):

                                           1995       1994       1993
                                           ----       ----       ----
Other noninterest income:
 Dividends on FHLB stock ..............   $ 6,546    $ 3,186    $ 1,438
 Disbursement float ...................     2,622        943        149
 Other ................................     8,759      3,423      4,638
                                          -------    -------    -------
                                          $17,927    $ 7,552    $ 6,225
                                          =======    =======    =======
Other noninterest expense:
 Professional fees ....................   $11,802    $ 2,622    $ 5,906
 Telephone ............................     7,652      2,134        737
 Insurance and surety bonds ...........     4,005      2,321      2,370
 Postage ..............................     6,856      1,535        801
 Printing, copying and office supplies      6,096      2,057      1,103
 Employee travel ......................     5,244      1,249        449
 Other ................................    25,057      8,388     14,438
                                          -------    -------    -------
                                          $66,712    $20,306    $25,804
                                          =======    =======    =======

(26) INCOME TAXES

   Total income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 was allocated as follows (in thousands):

                                                        1995      1994      1993
                                                        ----      ----      ----
Income before income taxes and extraordinary item     $(55,826)  $3,191   $2,500
Extraordinary item ................................        219      119       --
Net unrealized holding gain on securities
 available
 for sale .........................................      7,055       --       --
                                                      --------   ------   ------
                                                      $(48,552)  $3,310   $2,500
                                                      ========   ======   ======

   Income tax expense (benefit) attributable to income before income taxes and extraordinary item for the years ended December 31, 1995, 1994 and 1993 consisted of (in thousands):

                     1995        1994      1993
                     ----        ----      ----
Federal
 Current .......   $    896    $   --     $2,500
 Deferred ......    (69,000)       --         --
                   --------    ------     ------
                    (68,104)       --      2,500
                   --------    ------     ------

State and local
 Current .......     12,278        --         --
 Deferred ......         --     3,191         --
                   --------    ------     ------
                   $ 12,278    $3,191     $2,500
                   --------    ------     ------
                   $(55,826)   $3,191     $2,500
                   ========    ======     ======

                              OC-F-35

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The consolidated income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 differs from the amounts computed by applying the statutory U.S. Federal corporate tax rate of 35% for 1995, 1994 and 1993 to income before income taxes and extraordinary item (in thousands):

                                                          1995        1994       1993
                                                          ----        ----       ----
Computed "expected" income tax expense .............   $  53,713    $13,699    $ 51,316
Increase (decrease) in taxes resulting from:
 State income taxes, net of Federal income tax
  benefit ..........................................       7,980      2,151          --
 Tax exempt income .................................      (2,636)    (3,493)     (5,679)
 Amortization of excess cost over fair value of net
  assets acquired ..................................          --         --         164
 Earnings from nonconsolidated subsidiaries  .......          --         --     (11,825)
 Loss on sales of real estate owned, net of income
  earned ...........................................          --         --      (2,193)
 Gain on sales of assets and deposits due to
  goodwill .........................................          --         --      19,152
 Reduction of net operating losses related to
  subsidiary .......................................          --         --      12,214
 Adjustment to prior year's tax expense ............      (2,173)        --          --
 Adjustment to deferred tax asset ..................       7,865         --          --
 Unrealized holding gain on securities available
  for sale recognized for tax purposes .............      15,937         --          --
 Other .............................................      (1,383)       307         390
 Change in the beginning-of-the-year balance of the
  valuation allowance for deferred tax assets
  allocated to income tax expense ..................    (135,129)    (9,473)    (61,039)
                                                       ---------     ------    --------
                                                       $ (55,826)   $ 3,191    $  2,500
                                                       =========    =======    ========

   The significant components of deferred income tax expense (benefit) attributable to income before income taxes and extraordinary item for the years ended December 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                          1995        1994       1993
                                                          ----        ----       ----
Deferred tax expense (exclusive of the effects of
 other components listed below) ..................     $  66,129    $12,664    $ 61,039
Decrease in beginning-of-the-year balance of the
 valuation allowance for deferred tax assets  ....      (135,129)    (9,473)    (61,039)
                                                       ---------    -------    --------
                                                       $ (69,000)   $ 3,191    $     --
                                                       =========    =======    ========

                              OC-F-36

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below (in thousands):

                                                        1995         1994
                                                        ----         ----
Deferred tax assets:
Net operating loss carryforwards ..................  $  907,332   $  935,849
  Foreclosed real estate ..........................          --        8,209
  Loans receivable ................................       6,868       62,833
  Securities ......................................          --        3,850
  Miscellaneous reserves ..........................      11,842        5,538
  Accrued liabilities .............................      12,675        1,354
  Deferred interest ...............................       4,552           --
  State taxes .....................................       4,243        1,101
  Other intangible assets .........................      47,169       27,498
 Alternative minimum tax credit and investment tax
  credit carryforwards ............................       3,529        3,290
 Other ............................................       8,174        4,116
                                                     ----------   ----------
    Total gross deferred tax assets ...............   1,006,384    1,053,638
    Less valuation allowance ......................    (798,088)    (933,938)
                                                     ----------   ----------
    Net deferred tax assets .......................     208,296      119,700
                                                     ----------   ----------
Deferred tax liabilities:
  Change in accounting method .....................      35,043       46,725
  Other intangible assets .........................      41,651           --
  Purchase accounting adjustments .................      56,319       64,684
  FHLB stock ......................................       2,610        3,297
  Unrealized gains on securities available for sale       2,503           --
  Other ...........................................       3,673        4,994
                                                     ----------   ----------
    Net deferred tax liabilities ..................     141,799      119,700
                                                     ----------   ----------
    Net deferred tax assets and liabilities .......  $   66,497   $       --
                                                     ==========   ==========

   The net change in the total valuation allowance for the year ended December 31, 1995 was a decrease of $135.8 million, of which $135.1 million is attributable to income before income taxes and extraordinary item and $.7 million is attributable to the extraordinary item. The decrease of $135.1 million attributable to income before income taxes and extraordinary item consists of $69 million relating to a favorable reassessment, in the fourth quarter of 1995, of future earnings expectations and $66.1 million relating to the current year. The valuation allowance for deferred tax assets at January 1, 1994 was approximately $943.8 million. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $9.9 million.

   As of December 31, 1994, First Nationwide recorded a valuation allowance for 100% of the Bank's net deferred tax asset because at that time it was not more likely than not that such deferred tax asset would be realized. Based on a favorable earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgement about the realizability of the Bank's net deferred tax assets and recognized a deferred tax benefit of $69 million in the fourth quarter of 1995. Management believes that the realization of such asset is more likely than not, based upon the expectation that First Nationwide will generate the necessary amount of taxable income in future periods.

   At December 31, 1995, if the Bank had filed a consolidated Federal income tax return on behalf of itself and its subsidiaries for each year since the formation of the Bank, it would have had regular and

                              OC-F-37

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

alternative minimum tax net operating losses for Federal income tax purposes of approximately $2.6 billion and $959 million, respectively, which expire in 2002 through 2007.

(27) EMPLOYEE BENEFIT PLANS

 Postretirement Benefits Plan

   In connection with the FN Acquisition, the Bank assumed unfunded plans to provide postretirement medical benefits to certain eligible employees and their dependents through age 64. In general, early retirement is age 55 with 10 years of service. Retirees participating in the plans pay Consolidated Omnibus Budget Reduction Act premiums for the period of time they participate.

   The estimated cost for postretirement health care benefits has been accrued on an actuarial net present value basis, in accordance with the requirements of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

   The following table sets forth the plans' combined liabilities included in the Bank's consolidated statements of financial condition at December 31, 1995 and 1994 (in thousands):

                                                   1995     1994
                                                   ----     ----
Accumulated postretirement benefit obligation:
  Retirees ....................................   $   --   $   --
  Eligible active plan participants ...........    1,177      713
  Ineligible active plan participants  ........    1,719    1,164
                                                  ------   ------
    Accumulated postretirement benefit
    obligation (other liabilities) ............   $2,896   $1,877
                                                  ======   ======

   The projected benefit obligation at December 31, 1995 and 1994 was determined using a discount rate of 8.00% and 8.75%, respectively. At December 31, 1995, an increase of 1% in the health care cost trend rate would cause the accumulated postretirement benefit obligation to increase by $.1 million, and the service and interest costs to increase by less than $.1 million.

   Net periodic postretirement benefits cost for the years ended December 31, 1995 and 1994 included the following components (in thousands):

                                                         1995    1994
                                                         ----    ----
Service cost -benefits attributable to service
 during the current period ...........................   $340    $ 78
Interest cost on accumulated postretirement benefit
 obligation ..........................................    163      37
                                                         ----    ----
  Periodic postretirement benefit cost ...............   $503    $115
                                                         ====    ====

   The initial health care cost trend rate for medical benefits in 1995 was 9.50%, the average trend rate was 7.32%, and the ultimate trend rate was 5.50% which will be reached in seven years. In 1994, the initial health care cost trend rate for medical and dental benefits were 10% and 8%, respectively, and the average trend rate used was 7.5%, with an ultimate trend rate of 6%, to be achieved in ten years.

   Investment Plan

   In connection with the FN Acquisition, the Bank assumed Old FN's defined contribution plan. Effective December 31, 1994, the Bank resolved to merge these plans. The merger was completed in February 1995 upon completion of the transfer of all funds to the surviving plan. Both plans are qualified

                              OC-F-38

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

plans under Section 401(a) of the Internal Revenue Code. The plan is available to substantially all employees with at least one year of employment. Employee contributions are voluntary. The plan provides for deferral of up to 12% of qualifying compensation of plan participants. The Bank's matching contribution was a maximum of 100% of up to the first 3% of employee deferrals. The annual discretionary employer profit sharing contribution is a maximum of 3% of eligible compensation. It can be declared at any level in the range from 0% to 3%. Employees vest immediately in their own deferrals and any employer profit sharing contributions and vest in employer matching contributions based on completed years of service. The Bank's contributions to such plan totalled $2.8 million, $1.5 million, and $.65 million for the years ended December 31, 1995, 1994 and 1993, respectively.

(28) INCENTIVE PLAN

   Effective October 1, 1995, FN Holdings entered into a management incentive plan ("Plan") with certain executive officers of the Bank ("Participants"). Awards under the Plan will be made in the form of performance units. Each performance unit entitles Plan Participants to receive cash and/or stock options ("Bonuses") based upon the Participants' vested interest in a bonus pool. Generally, the Plan provides for the payment of Bonuses, on a quarterly basis, to the Participants upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995 and are subject to a cap of $50 million.

   In accordance with generally accepted accounting principles, Bonuses are recorded by a charge to compensation and employee benefits and an increase to additional paid-in capital. During 1995, a liability of $2 million was recorded relative to the Plan.

(29) COMMITMENTS AND CONTINGENCIES

   In the ordinary course of business, the Bank has various commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. Loan commitments have off-balance sheet credit risk because only origination fees and accruals for possible losses are recognized in the consolidated statement of financial condition until the commitments are fulfilled. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and that, in accordance with Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", collateral or other security is of no value. The Bank does not anticipate any material loss as a result of these commitments. The Bank applies the same credit standards used in the lending process to extending these commitments, and periodically reassesses the customers' creditworthiness through ongoing credit reviews.

   The following is a summary of outstanding firm commitments to originate, purchase and sell loans at December 31, 1995 and 1994 (in thousands):

                                                  1995       1994
                                                  ----       ----
Commitments to originate and purchase loans:
  Fixed-rate ................................   $325,199    $29,583
  Variable-rate .............................    101,355     81,230
Forward commitments to sell loans ...........   $572,363    $33,255
                                                ========    =======

   On September 28, 1994, First Nationwide entered into an agreement with FNMA pursuant to which FNMA provided credit enhancements for certain bond-financed real estate projects originated by Old FN. The agreement requires that First Nationwide pledge to FNMA collateral in the form of certain

                              OC-F-39

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

eligible securities which are held by a third party trustee. The collateral requirement varies based on the balance of the bonds outstanding, losses incurred (if any), as well as other factors. At December 31, 1995, First Nationwide had pledged as collateral certain securities available for sale and short-term investment securities with a carrying value of $98.6 million.

   At December 31, 1995, certain mortgage-backed securities available for sale with a carrying value of $39.0 million were pledged to FNMA associated with the sales of certain securitized multi-family loans.

   At December 31, 1995, loans receivable included approximately $2.0 billion of loans that had the potential to experience negative amortization.

   Proposed budget reconciliation legislation that contains provisions to recapitalize the SAIF has been passed by Congress. The legislation includes provisions for a special assessment, as determined by the FDIC, on SAIF-assessable deposits of insured depository institutions in an amount adequate to cause the SAIF to achieve a specified designated reserve ratio. Under the proposed legislation, the assessment would have been due January 1, 1996. The FDIC has publicly estimated that the amount of the special assessment needed to recapitalize the SAIF ranges between 85 to 90 basis points.

   The legislation provides that the assessment would be applied to SAIF deposits held as of March 31, 1995. The SAIF-assessable deposits of the Bank as of this date, adjusted for the deposit acquisitions and sales discussed in notes 2 and 32, totalled approximately $8.9 billion. If the assessment is made at a rate within the estimated range of 85 to 90 basis points, after giving effect to the deposit acquisitions and sales discussed in notes 2 and 32, the effect on the Bank would be a pre-tax charge in the range of $75 to $80 million ($68 to $72 million on an after-tax basis) (unaudited). It is expected that in the event that the SAIF is capitalized pursuant to this legislation, the assessment rates applicable to SAIF-assessable deposits will be reduced substantially from the Bank's current rate of 23 cents. The proposed legislation includes additional provisions that, among other things, would require BIF member institutions to share pro rata in the obligations of SAIF members for certain obligations issued by the Financing Corporation, a corporation established by the federal government in 1987 to finance the recapitalization of FSLIC. The President has vetoed this budget reconciliation bill. Such veto, however, was based on issues unrelated to the provisions dealing with capitalization of the SAIF. Congress and the President are in negotiations that will affect the outcome of the legislation. The Bank is unable to predict whether such legislation will be enacted.

   First Nationwide is involved in various claims and lawsuits arising from the December 28, 1988 acquisition of five savings associations located in Texas. Under the terms of the Assistance Agreement, FSLIC/RF will indemnify First Nationwide for any amounts incurred in connection with the satisfaction, settlement or compromise of such previous claims and lawsuits, including costs and expenses.

   With respect to the FN Acquisition, First Nationwide and Old FN disagree on two components of the purchase price paid for the FN Acquired Business, which total approximately $28 million. This $28 million is carried in other assets in the Bank's consolidated statement of financial condition. The more significant of the two issues in dispute arises from Old FN's change in net book value from January 1, 1994, to the close of business on September 30, 1994. In arriving at the cash purchase price, Old FN added back to the book value of the purchased assets an amount of approximately $24 million which had been amortized from intangible assets and goodwill for the period from January 1, 1994 through September 30, 1994, thereby increasing the estimated cash purchase price by $24 million. First Nationwide believes that the exclusion of the amortization of intangible assets and goodwill from the closing net book value is contrary to the express provisions of the Asset Purchase Agreement. As a result, First Nationwide does not believe that the addition by Old FN of $24 million to the cash purchase price was proper under the terms of the Asset Purchase Agreement. First Nationwide and Old FN commenced the arbitration in December 1995. Although management of First Nationwide believes that it will prevail on this issue, in the event that First Nationwide does not so prevail, the result would not be material to the consolidated financial statements of First Nationwide.

                              OC-F-40

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The other remaining issue in dispute relates to an outstanding receivable account, which the Bank maintains was overstated by approximately $4 million by Old FN at September 30, 1994. Resolution of this issue remains outstanding. Although management of the Bank believes that it will prevail on this issue, in the event that it does not do so, the result would not be material to the consolidated financial statements of First Nationwide.

   In addition, First Nationwide is involved in various claims and lawsuits arising in the ordinary course of business. Management is of the opinion that the effect, if any, of these claims and lawsuits is not material to the Bank's consolidated financial statements.

(30) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following table presents the carrying amounts and fair values of the Bank's financial instruments at December 31, 1995 and 1994 (in thousands). Statement of Financial Accounting Standards No. 107, "Disclosures of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                             1995                         1994
                                                    -----------------------      -----------------------
                                                    CARRYING                     CARRYING
                                                     VALUE       FAIR VALUE       VALUE       FAIR VALUE
                                                     -----       ----------       -----       ----------
Financial Assets:
  Cash and cash equivalents ....................  $   312,565    $   312,565   $  184,982    $  184,982
  Securities available for sale ................    1,826,075      1,826,075       45,000        45,000
  Securities held to maturity ..................        1,455          1,455      411,859       409,398
  Mortgage-backed securities held to maturity ..    1,524,488      1,567,197    3,153,812     3,095,994
  Loans held for sale ..........................    1,203,412      1,209,302       26,354        26,354
  Loans receivable, net ........................    8,831,018      8,971,983    9,966,886     9,832,003
  Covered assets ...............................       39,349         39,349      311,603       311,603
  Investment in FHLB ...........................      109,943        109,943      128,557       128,557
  Accrued interest receivable ..................      100,604        100,604       87,706        87,706
Financial Liabilities:
  Deposits .....................................   10,241,628     10,283,600    9,196,656     9,140,000
  Securities sold under agreements to
   repurchase ..................................      969,510        978,700    1,883,490     1,883,490
 Borrowings:
   Gross .......................................    2,206,035      2,238,300    2,650,238     2,624,000
   Interest rate swap agreement (1) ............      (16,304)       (32,000)     (44,390)      (27,000)
                                                  -----------    -----------   ----------    ----------
     Total borrowings ..........................  $ 2,189,731    $ 2,206,300   $2,605,848    $2,597,000
                                                  ===========    ===========   ==========    ==========
Off-balance-sheet net unrealized gains
(losses):
  Commitments to originate loans ...............                 $     1,691                 $       --
  Forward commitments to sell loans ............                      (2,757)                        56

------------

   (1) Designated as a hedge against FHLB advances.

   The carrying amounts in the table are included in the accompanying consolidated statement of financial position under the indicated captions, except for off-balance sheet net unrealized gains (losses).

   The following summary presents a description of the methodologies and assumptions used to estimate the fair value of the Bank's financial instruments. Much of the information used to determine fair

                              OC-F-41

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Bank's financial instruments, active markets do not exist. Therefore, considerable judgement was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, and interest rates, all of which are subject to changes.

   Cash and cash equivalents: Cash and cash equivalents are valued at their carrying amounts included in the consolidated statement of financial condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

   Securities and mortgage-backed securities: Securities and mortgage-backed securities are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans held for sale: Loans held for sale are valued based on quoted market prices for mortgage-backed securities backed by similar loans.

   Loans receivable, net: Fair values are estimated for loans in groups with similar financial and risk characteristics. Loans are segregated by type including residential, multi-family and commercial. Each loan type is further segmented into fixed and variable interest rate terms and by performing and non-performing categories in order to estimate fair values.

   For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value of performing commercial and multi-family loans is calculated by discounting scheduled principal and interest cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan type.

   Fair value for non-performing loans is based on discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows, or underlying collateral values, where appropriate.

   Covered Assets: Since the carrying value of Covered Assets is fully guaranteed by the FSLIC Resolution Fund, fair value of these financial instruments approximates the carrying value.

   Investment in FHLB: Since no secondary market exists for FHLB stock and the stock is bought and sold at par by FHLB, fair value of these financial instruments approximates the carrying value.

   Accrued interest: The carrying amounts of accrued interest approximate their fair values.

   Deposits: The fair values of demand deposits, passbook accounts, money market accounts, and other deposits immediately withdrawable, by definition, approximate carrying values for the respective financial instruments. For fixed maturity deposits, the fair value was estimated by discounting expected cash flows by the current offering rates of deposits with similar terms and maturities.

   Securities sold under agreements to repurchase: The fair value of securities sold under agreements to repurchase is estimated using a discounted cash flow analysis based on interest rates currently offered on such repurchase agreements with similar maturities.

   Borrowings: The fair value of borrowings, other than FHLB advances, is estimated using discounted cash flow analyses based on current incremental rates for similar borrowing arrangements. The fair values of FHLB advances are estimated using a discounted cash flow analysis based on interest rates currently offered on advances with similar maturities. Fair values of the Bank's interest rate swap agreements, which effectively hedge certain of the Bank's FHLB advances, are based on the net present value of the estimated interest due to the Bank as compared to the estimated interest due to the counterparties of the agreements.

                              OC-F-42

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Off-balance sheet financial instruments: Fair values of the Bank's commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair value of forward commitments to sell loans are determined using current estimated replacement costs.

(31) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   The following table presents selected quarterly financial data for the years ended December 31, 1995 and 1994 (in thousands) (unaudited):

                                                             QUARTER ENDED
                                        -------------------------------------------------------
                                        DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                            1995            1995           1995         1995         TOTAL
                                            ----            ----           ----         ----         -----
Total interest income ...............    $ 277,648       $ 270,516      $ 268,005    $ 259,335    $1,075,504
Total interest expense ..............     (179,210)       (178,367)      (178,857)    (172,842)     (709,276)
                                         ---------       ---------      ---------    ---------    ----------
 Net interest income ................       98,438          92,149         89,148       86,493       366,228
Provision for loan losses ...........      (19,000)         (6,000)        (5,799)      (6,201)      (37,000)
                                         ---------       ---------      ---------    ---------    ----------
 Net interest income after provision
  for loan losses ...................       79,438          86,149         83,349       80,292       329,228
Total noninterest income ............       45,717          35,636         38,595       31,025       150,973
Total noninterest expense ...........      (81,692)        (75,594)       (90,492)     (78,956)     (326,734)
                                         ---------       ---------      ---------    ---------    ----------
 Income before income taxes and
  extraordinary item ................       43,463          46,191         31,452       32,361       153,467
Income taxes (see note 26) ..........       64,648          (4,620)        (3,139)      (1,063)       55,826
                                         ---------       ---------      ---------    ---------    ----------
 Income before extraordinary item  ..      108,111          41,571         28,313       31,298       209,293
Extraordinary item ..................           --              --             --        1,967         1,967
                                         ---------       ---------      ---------    ---------    ----------
 Net income .........................    $ 108,111       $  41,571      $  28,313    $  33,265    $  211,260
                                         =========       =========      =========    =========    ==========

                                                             QUARTER ENDED
                                        ------------------------------------------------------
                                        DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                            1994            1994           1994         1994         TOTAL
                                            ----            ----           ----         ----         -----
Total interest income ...............    $ 252,065        $12,856       $ 13,307    $ 14,756     $ 292,984
Total interest expense ..............     (163,053)        (9,385)       (10,325)    (10,701)     (193,464)
                                         ---------        -------       --------    --------     ---------
 Net interest income ................       89,012          3,471          2,982       4,055        99,520
Provision for loan losses ...........       (6,226)            --             --          --        (6,226)
                                         ---------        -------       --------    --------     ---------
 Net interest income after provision
  for loan losses ...................       82,786          3,471          2,982       4,055       93,294
Total noninterest income ............       28,651          4,174          4,634       3,699       41,158
Total noninterest expense ...........      (73,414)        (7,059)        (7,279)     (7,559)     (95,311)
                                         ---------        -------       --------    --------     --------
 Income before income taxes and
  extraordinary item ................       38,023            586            337         195       39,141
Income taxes ........................       (3,191)            --             --          --       (3,191)
                                         ---------        -------       --------    --------     --------
 Income before extraordinary item  ..       34,832            586            337         195       35,950
Extraordinary item ..................         (119)            --          1,495          --        1,376
                                         ---------        -------       --------    --------     --------
 Net income .........................    $  34,713        $   586       $  1,832    $    195     $ 37,326
                                         =========        =======       ========    ========     ========

                                        OC-F-43

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (32) SUBSEQUENT EVENTS (UNAUDITED)

 Lomas 1996 Purchase

   On January 31, 1996, FNMC consummated an agreement to purchase LMUSA's remaining $14.1 billion loan servicing portfolio (including a sub-servicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $45.3 million in net other servicing receivables, $5.8 million in mortgage loans, and $6.2 million in net other assets for a purchase price of approximately $160.8 million payable in installments (the "Lomas 1996 Purchase"). The initial installment of $49.8 million was paid with existing cash.

 SFFed Acquisition

   On August 27, 1995 the Bank entered into an Agreement and Plan of Merger (the "Merger Agreement") with SFFed Corp. ("SFFed"), a savings and loan holding company, pursuant to which the Bank acquired (the "SFFed Acquisition") SFFed and its wholly owned federal savings association, San Francisco Federal Savings and Loan Association ("San Francisco Federal"). San Francisco Federal operated 35 branches in the Northern California area. At December 31, 1995, San Francisco Federal had approximately $4.0 billion in assets and approximately $2.7 billion in deposits.

   The SFFed Acquisition was consummated on February 1, 1996. Under the Merger Agreement, holders of SFFed common stock outstanding at the effective time of the merger (other than shares for which dissenters' rights were perfected, shares held by First Nationwide and shares held as treasury stock) received $32 per share. The holders of options on the common stock of SFFed received for each share subject to an option the difference between $32 and the applicable per share option price. The aggregate consideration paid under the Merger Agreement was approximately $264 million. Following completion of the SFFed Acquisition, SFFed was liquidated and San Francisco Federal was merged into First Nationwide. The Bank financed the SFFed Acquisition with existing cash and other borrowings which may ultimately be replaced by proceeds from the sale of certain mortgage-backed securities or other assets.

 Capital Contribution

   On February 1, 1996, FN Holdings contributed the net proceeds from the issuance of its 9 1/8% Senior Subordinated Notes Due 2003 totalling $133 million as additional paid in capital of the Bank to ensure that the Bank retains its "well-capitalized" status upon consummation of the SFFed Acquisition and the Lomas 1996 Purchase described in the preceding paragraphs.

 Pending Acquisition -- Home Federal

   On December 19, 1995, the Bank entered into a merger agreement with Home Federal Financial Corporation ("HFFC"), pursuant to which the Bank will acquire (the "Home Federal Acquisition") HFFC and its wholly owned federally chartered savings association subsidiary, Home Federal Savings and Loan Association of San Francisco ("Home Federal"). At December 31, 1995, HFFC had approximately $718 million in assets and $625 million in deposits and operated 15 branches in the Northern California area. The aggregate consideration to be paid in connection with the Home Federal Acquisition is estimated to approximate $70.6 million. The Home Federal Acquisition is subject to approval by HFFC's shareholders and regulatory approval by the Office of Thrift Supervision, and is expected to close in the second quarter of 1996.

                                OC-F-44

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Branch Sales

   From September through December of 1995, the Bank entered into the following agreements (the "Branch Sale Agreements") to sell retail deposits ("Deposits") and the related retail banking assets comprised of cash on hand, loans on deposits and facilities ("Related Assets") in Ohio, New York, New Jersey and Michigan as follows:

                                                                                        CARRYING VALUE AT
                                                                                        DECEMBER 31, 1995
                                           DATE OF     NUMBER OF      GENERAL      ---------------------------
               PURCHASER                  AGREEMENT    BRANCHES       LOCATION     DEPOSITS     RELATED ASSETS
               ---------                  ---------    --------       --------     --------     --------------
                                                                                       (IN THOUSANDS)
Fifth Third Bank of Northeastern Ohio      9/22/95        28      Ohio            $1,414,695       $18,480
North Fork Bank .......................    9/28/95        10      Long Island,       602,014         8,222
                                                                  New York
Middletown Savings Bank ...............    9/29/95         8      Upstate New        485,975         5,594
                                                                  York
Independence Savings Bank .............   10/11/95         3      Brooklyn, New      330,073         3,308
                                                                  York
Republic National Bank ................   10/31/95         3      Manhattan, New     282,580         1,795
                                                                  York
Midlantic Bank ........................    11/3/95         4      New Jersey         509,597         5,556
Independence Savings Bank .............   11/15/95         2      Staten Island,     286,723         3,718
                                                                  New York
Charter One Bank ......................   12/14/95        21      Michigan           783,965        12,667
                                                          --                      ----------       -------
Total .................................                   79                      $4,695,622       $59,340
                                                          ==                      ==========       =======

   The premiums to be paid by the purchasers in these transactions total approximately $367 million. These sales are subject to regulatory approval and are expected to close during the first half of 1996.

   As of March 8, 1996, the Bank has consummated the sale of 38 branches pursuant to the Branch Sale Agreements, totalling $2.1 billion and $28.1 million in carrying value of Deposits and Related Assets at their respective sale dates, respectively. The Bank financed these sales through additional borrowings from the FHLB and reverse repurchase agreements. Through March 8, 1996, pre-tax gains totalling $180.9 million have been recognized in connection with these transactions.

                              OC-F-45

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   SEPTEMBER 30, 1996 AND DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                   1996            1995
                                                                   ----            ----
                                                                (UNAUDITED)
                           ASSETS
Cash and amounts due from banks ............................    $   119,091     $   154,758
Interest-bearing deposits in other banks ...................         24,182          32,772
Short-term investment securities ...........................          1,072         125,035
                                                                -----------     -----------
 Cash and cash equivalents .................................        144,345         312,565
Securities available for sale, at fair value ...............        567,933         348,561
Securities held to maturity ................................          4,277           1,455
Mortgage-backed securities available for sale, at fair
 value .....................................................      1,660,140       1,477,514
Mortgage-backed securities held to maturity ................      1,700,387       1,524,488
Loans held for sale, net ...................................        710,233       1,203,412
Loans receivable, net ......................................     10,578,170       8,831,018
Covered assets .............................................             --          39,349
Investment in Federal Home Loan Bank ("FHLB") System  ......        217,529         109,943
Office premises and equipment, net .........................         92,088          93,509
Foreclosed real estate, net ................................         58,791          48,535
Accrued interest receivable ................................        110,811         100,604
Intangible assets ..........................................        144,782          18,606
Mortgage servicing rights, net .............................        406,669         241,355
Other assets ...............................................        413,306         286,531
                                                                -----------     -----------
  Total assets .............................................    $16,809,461     $14,637,445
                                                                ===========     ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ...................................................    $ 8,799,990     $10,241,628
Securities sold under agreements to repurchase .............      2,127,574         969,510
Borrowings .................................................      4,028,416       2,189,731
Other liabilities ..........................................        391,900         276,691
                                                                -----------     -----------
  Total liabilities ........................................     15,347,880      13,677,560
                                                                -----------     -----------
Commitments and contingencies                                            --              --
Stockholders' equity:
 11 1/2% Noncumulative perpetual preferred stock, $100 par
  value, 5,000,000 shares authorized, 3,007,300 shares
  issued and outstanding ...................................        300,730         300,730
 Common stock, $.01 par value, 50,000 shares authorized,
  800 shares issued and outstanding ........................              1               1
 Additional paid-in capital ................................        632,805         466,216
 Net unrealized holding gain on securities available for
  sale .....................................................         35,087          63,512
 Retained earnings (substantially restricted) ..............        492,958         129,426
                                                                -----------     -----------
 Total stockholders' equity ................................      1,461,581         959,885
                                                                -----------     -----------
 Total liabilities and stockholders' equity ................    $16,809,461     $14,637,445
                                                                ===========     ===========

See accompanying notes to consolidated financial statements.

                              OC-F-46

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                                                     1996        1995
                                                                     ----        ----
Interest income:
 Loans receivable ..............................................   $669,459    $603,814
 Mortgage-backed securities ....................................    191,602     156,440
 Covered assets ................................................      1,413       9,869
 Loans held for sale ...........................................     45,424       6,959
 Securities and interest-bearing deposits in other banks  ......     24,680      20,774
                                                                   --------    --------
  Total interest income ........................................    932,578     797,856
                                                                   --------    --------
Interest expense:
 Deposits ......................................................    323,246     328,879
 Securities sold under agreements to repurchase ................     89,923      77,994
 Borrowings ....................................................    173,189     123,193
                                                                   --------    --------
  Total interest expense .......................................    586,358     530,066
                                                                   --------    --------
  Net interest income ..........................................    346,220     267,790
Provision for loan losses ......................................     29,700      18,000
                                                                   --------    --------
 Net interest income after provision for loan losses  ..........    316,520     249,790
                                                                   --------    --------
Noninterest income:
 Loan servicing fees, net ......................................     92,150      48,061
 Customer banking fees and service charges .....................     34,356      34,815
 Management fees ...............................................      8,016      11,139
 Gain on sale of branches ......................................    363,012          --
 Gain/(loss) on sales of loans, net ............................     13,005      (1,113)
 Gain (loss) on sale of assets .................................     38,396        (180)
 Other income ..................................................     46,526      12,534
                                                                   --------    --------
  Total noninterest income .....................................    595,461     105,256
                                                                   --------    --------
Noninterest expense:
 Compensation and employee benefits ............................    155,976     117,897
 Occupancy and equipment .......................................     37,441      39,456
 Loan expense ..................................................     20,454       6,331
 Savings Association Insurance Fund ("SAIF") deposit insurance
  premium ......................................................     77,011      16,360
 Data processing ...............................................      8,345       7,195
 Marketing .....................................................      7,697      11,308
 Professional fees .............................................     13,444       8,281
 Foreclosed real estate operations, net ........................     (6,841)       (232)
 Amortization of intangible assets .............................      6,877         460
 Other .........................................................     49,740      37,986
                                                                   --------    --------
  Total noninterest expense ....................................    370,144     245,042
                                                                   --------    --------
Income before income taxes and extraordinary item ..............    541,837     110,004
Income tax (benefit) expense ...................................    (77,523)      8,822
                                                                   --------    --------
Income before extraordinary item ...............................    619,360     101,182
Extraordinary item -gain on early extinguishment of debt, net        (1,586)      1,967
                                                                   --------    --------
  Net income ...................................................    617,774     103,149
Preferred stock dividends ......................................     25,938      25,938
                                                                   --------    --------
  Net income available to common stockholder ...................   $591,836    $ 77,211
                                                                   ========    ========

See accompanying notes to consolidated financial statements.

                              OC-F-47

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                                                       1996          1995
                                                                       ----          ----
Cash flows from operating activities:
 Net income .....................................................   $   617,774    $ 103,149
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Amortization of intangible assets .............................         6,877          460
  Accretion of premiums and discounts, net ......................       (11,431)      (4,344)
  Amortization of mortgage servicing rights .....................        65,482       19,836
  Provision for loan losses .....................................        29,700       18,000
  Provision for accrued termination and facilities costs  .......            --       13,992
  (Gain) Loss on sales of assets ................................       (38,396)         180
  Gain on sales of branches .....................................      (363,012)          --
  Loss on sales of loans, net ...................................        41,968        7,380
  Gain on sales of foreclosed real estate, net ..................       (10,533)      (2,033)
  Extraordinary loss (gain) on early extinguishment of
   debt, net ....................................................         1,586       (1,967)
  Depreciation and amortization .................................         7,905        6,560
  FHLB stock dividend ...........................................        (3,585)      (5,216)
  Capitalization of originated mortgage servicing rights and
   excess servicing fees receivable .............................       (54,973)      (6,267)
 Purchases and originations of loans held for sale ..............    (3,554,652)    (621,565)
 Proceeds from the sales of loans held for sale .................     4,025,868      411,165
 Increase in other assets .......................................       (46,017)     (10,043)
 Decrease (increase) in accrued interest receivable  ............        16,214      (14,687)
 (Decrease) increase in other liabilities .......................       (59,303)      38,458
                                                                    -----------    ---------
  Total adjustments .............................................        53,698     (150,091)
                                                                    -----------    ---------
  Net cash flows provided by (used in) operating activities  ....       671,472      (46,942)
                                                                    -----------    ---------

                              OC-F-48

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                                                         1996           1995
                                                                         ----           ----
Cash flows from investing activities:
 Acquisitions: ....................................................
  SFFed Acquisition ...............................................   $   (83,184)   $        --
  Home Federal Acquisition ........................................        79,044             --
  Mortgage loan servicing operations ..............................       (48,305)      (178,093)
  Retail banking branches and deposits ............................            --        363,224
 Purchases of securities available for sale .......................      (322,569)            --
 Proceeds from maturities of securities available for sale  .......       127,919             --
 Purchases of securities held to maturity .........................        (9,303)      (314,368)
 Proceeds from maturities of securities held to maturity  .........         1,250        339,225
 Purchases of mortgage-backed securities available for sale  ......      (149,724)            --
 Principal payments on mortgage-backed securities available for
  sale ............................................................       411,012             --
 Purchases of mortgage-backed securities held to maturity  ........            --        (19,825)
 Principal payments on mortgage-backed securities held to maturity        309,296        400,096
 Proceeds from sales of loans receivable ..........................        65,393        247,364
 Net decrease (increase) in loans receivable ......................     1,280,284       (454,341)
 Decrease in covered assets .......................................        39,349        307,946
 (Purchases) redemptions of FHLB stock, net .......................       (65,753)         7,161
 Purchases of office premises and equipment .......................       (28,445)       (19,853)
 Proceeds from disposal of office premises and equipment  .........         4,097         10,071
 Proceeds from sales of foreclosed real estate ....................       126,386         51,387
 Purchases of mortgage servicing rights ...........................       (49,527)          (169)
                                                                      -----------    -----------
  Net cash flows provided by investing activities .................     1,687,220        739,825
                                                                      -----------    -----------
Cash flows from financing activities:
 Branch Sales .....................................................    (4,585,022)            --
 Net increase in deposits .........................................       238,230        571,310
 Proceeds from additional borrowings ..............................     6,812,954      3,444,719
 Principal payments on borrowings .................................    (5,247,157)    (4,492,932)
 Net increase (decrease) in securities sold under agreements to
  repurchase ......................................................       341,736       (153,384)
 Dividends ........................................................      (254,242)      (104,912)
 Capital contributions from parent ................................       166,589             --
                                                                      -----------    -----------
  Net cash flows used in financing activities .....................    (2,526,912)      (735,199)
Net change in cash and cash equivalents ...........................      (168,220)       (42,316)
Cash and cash equivalents at beginning of period ..................       312,565        184,982
                                                                      -----------    -----------
Cash and cash equivalents at end of period ........................   $   144,345    $   142,666
                                                                      ===========    ===========

              See accompanying notes to consolidated financial statements.

                                      OC-F-49

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

   The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for meeting the requirements of Regulation S-X, Article 10 and therefore do not include all disclosures necessary for complete financial statements. In the opinion of management, all adjustments have been made that are necessary for a fair presentation of the financial position and results of operations and cash flows as of and for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period. Certain amounts for the three and nine month periods in the prior year have been reclassified to conform with the current period's presentation.

   The accompanying consolidated financial statements include the accounts of First Nationwide Bank, A Federal Savings Bank ("First Nationwide" or "Bank"), and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The statements should be read in conjunction with the consolidated financial statements included in the Bank's Annual Report on Form 10-K for the year ended December 31, 1995, as amended. All terms used but not defined elsewhere herein have meanings ascribed to them in the Bank's Annual Report on Form 10-K, as amended.

   As First Nationwide's common stock is wholly owned by First Nationwide Holdings Inc. ("FN Holdings"), earnings per share data is not presented.

(2) ACQUISITIONS AND SALES

   On February 28, 1995, the Bank (through its wholly owned mortgage bank operating subsidiary, First Nationwide Mortgage Corporation ("FNMC")), acquired a 1-4 unit residential mortgage loan servicing portfolio of approximately $11.4 billion and other assets and liabilities (the "Maryland Acquisition").

   In April 1995, the Bank acquired approximately $13 million in deposits located in Tiburon, California from East-West Federal Bank, a federal savings bank (the "Tiburon Purchase"). In August 1995, the Bank acquired three retail branches located in Orange County, California with deposit accounts totalling approximately $356 million from ITT Federal Bank, fsb (the "ITT Purchase"). On December 8, 1995, the Bank acquired four retail branches located in Sonoma County, California with associated deposit accounts of approximately $144 million from Citizens Federal Bank, a Federal Savings Bank (the "Sonoma Purchase" and, collectively with the Tiburon and ITT Purchases, the "Branch Purchases").

   On October 2, 1995, FNMC purchased from Lomas Mortgage USA, Inc. ("LMUSA") a loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a $2.9 billion master servicing portfolio in which FNMC monitors the performance and consolidates the reporting and remittances of multiple servicers for various investors (a "master servicing portfolio") and other assets (the "LMUSA 1995 Purchase"). On January 31, 1996, FNMC purchased LMUSA's remaining $14.1 billion loan servicing portfolio (including a sub-servicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $46.8 million in net other servicing receivables, $2.6 million in mortgage loans, and $6.2 million in net other assets (including $1.4 million in cash and cash equivalents) for a purchase price of approximately $160.0 million payable in installments (the "LMUSA 1996 Purchase" and, together with the LMUSA 1995 Purchase, the "LMUSA Purchases").

                              OC-F-50

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS AND SALES  (CONTINUED)

    On February 1, 1996, First Nationwide acquired SFFed Corp. ("SFFed") and its wholly owned subsidiary, San Francisco Federal Savings and Loan Association (the "SFFed Acquisition"). The following is a summary of the assets acquired and liabilities assumed in connection with the SFFed Acquisition at February 1, 1996:

                                                                                               ESTIMATED
                                                     SFFED                                     REMAINING
                                                   CARRYING      FAIR VALUE    BANK CARRYING     LIVES
                                                     VALUE       ADJUSTMENTS       VALUE       (IN YEARS)
                                                  -----------    -----------   -------------   ----------
                                                           (DOLLARS IN THOUSANDS)
Cash and cash equivalents .....................   $   181,061     $     --      $   181,061        --
Mortgage-backed securities ....................       918,817       11,007          929,824       1-5
Loans receivable, net .........................     2,715,758      (23,245)       2,692,513       2-18
Office premises and equipment .................        20,581      (11,672)           8,909       3-10
Investment in FHLB System .....................        31,989           --           31,989        --
Foreclosed real estate, net ...................        30,018           --           30,018        --
Accrued interest receivable ...................        22,740           --           22,740        --
Mortgage servicing rights .....................         2,238       13,762           16,000       2-4
Other assets ..................................        44,938       (7,773)          37,165       2-5
Deposits ......................................    (2,678,692)     (10,950)     $(2,689,642)      1-5
Securities sold under agreements to repurchase       (815,291)      (3,640)        (818,931)       --
Borrowings ....................................      (227,203)      (8,831)        (236,034)      1-17
Other liabilities .............................       (50,805)      (5,898)         (56,703)      1-5
                                                  -----------     --------      -----------
                                                  $   196,149     $(47,240)         148,909
                                                  ===========     ========
Purchase price ................................                                     264,245
                                                                                -----------
Excess cost over fair value of net assets
 acquired .....................................                                 $   115,336
                                                                                ===========

   The purchase price for the SFFed Acquisition was financed with existing cash of the Bank and other borrowings, some of which were repaid with the $311.8 million proceeds from the sale of consumer loans on February 23, 1996.

                              OC-F-51

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS AND SALES  (CONTINUED)

    On June 1, 1996, the Bank acquired Home Federal Financial Corporation ("HFFC"), and its wholly-owned federally chartered savings association, Home Federal Savings and Loan Association of San Francisco (the "Home Federal Acquisition," and together with the SFFed Acquisition, the "1996 Acquisitions"). The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million funded with existing cash. The following is a summary of the assets acquired and liabilities assumed in the Home Federal Acquisition at June 1, 1996:

                                                                                      ESTIMATED
                                               HFFC                        BANK       REMAINING
                                             CARRYING     FAIR VALUE     CARRYING       LIVES
                                               VALUE      ADJUSTMENTS      VALUE      (IN YEARS)
                                            ----------    -----------   ----------    ----------
                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents ................   $ 146,867      $    --      $ 146,867        --
Mortgage-backed securities ...............       4,053          (65)         3,988       1-5
Loans receivable, net ....................     538,722        3,983        542,705       2-18
Office premises and equipment ............       4,202       (2,165)         2,037       3-10
Investment in FHLB System ................       6,259           --          6,259        --
Foreclosed real estate, net ..............       2,421         (198)         2,223        --
Accrued interest receivable ..............       3,594           --          3,594        --
Mortgage servicing rights ................         817        1,657          2,474       2-4
Other assets .............................      10,016         (202)         9,814       2-5
Deposits .................................    (632,399)      (1,875)      (634,274)      1-5
Borrowings ...............................     (30,000)         241        (29,759)      1-17
Other liabilities ........................      (3,602)      (2,940)        (6,542)      1-5
                                             ---------      -------      ---------
                                             $  50,950      $(1,564)        49,386
                                             =========      =======
Purchase price ...........................                                  67,823
                                                                         ---------
Excess cost over fair value of net assets
 acquired ................................                               $  18,437
                                                                         =========

   The 1996 Acquisitions and the LMUSA 1996 Purchase were accounted for as purchases and, accordingly, their respective purchase prices were allocated to the assets acquired and liabilities assumed in each transaction based on estimates of fair values at the date of purchase. Since the respective dates of purchase, the results of operations related to such assets and liabilities have been included in the Bank's consolidated statement of operations.

                              OC-F-52

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS AND SALES  (CONTINUED)

    From September through December of 1995, First Nationwide entered into contracts for the sale of its retail deposits ("Deposits") and the related retail banking assets comprised of cash on hand, loans on deposits, and facilities (collectively, "Assets") in the states of Ohio, New York, New Jersey and Michigan (collectively, the "Branch Sale Agreements") at gross prices which represent an average premium of 7.96% of the deposits sold. During the nine months of 1996, all of the Branch Sale Agreements were consummated in a series of transactions, as follows (the "Branch Sales"):

                                                  CARRYING VALUE AT
                                                RESPECTIVE SALE DATE
                       SALE                   ------------------------
                   CONSUMMATION    NUMBER OF                             PRE-TAX
BRANCH LOCATION        DATE        BRANCHES    DEPOSITS       ASSETS      GAIN
---------------        ----        --------    --------       ------     -------
                                                     (DOLLARS IN THOUSANDS)
New York .......     1/12/96           7      $  416,476     $ 5,997    $ 32,991
Ohio ...........     1/19/96          28       1,392,561      20,480     130,660
New York .......     2/23/96           3         270,046       1,838      17,027
New York .......     3/15/96           5         615,572       8,083      48,933
New Jersey .....     3/22/96           4         501,262       6,396      35,938
New York .......     3/22/96          11         637,045       9,465      41,286
                                              ----------     -------    --------
Michigan .......     6/28/96          21         799,226      15,060      56,177
                                      --      ----------     -------    --------
                                      79      $4,632,188     $67,319    $363,012
                                      ==      ==========     =======    ========

   The Branch Sales were funded with short-term FHLB advances of $2.0 billion with a weighted average rate of 5.47%, long-term FHLB advances of $.6 billion with a weighted average rate of 5.41% maturing from April 1997 through March 1998 and securities sold under agreements to repurchase of $1.5 billion with a weighted average rate of 5.45%, supplemented by cash from operations, principally the maturity of and principal payments on securities.

   The following pro forma financial information combines the historical results of the Bank as if the SFFed Acquisition, LMUSA Purchases and Branch Sales had occurred as of the beginning of first period presented (in thousands):

                                             NINE MONTHS ENDED SEPTEMBER 30,
                                             -------------------------------
                                                    1996        1995
                                                    ----        ----
Net interest income .........................     $350,362    $353,740
Net income ..................................      286,716     187,533
                                                  ========    ========

   The gains recognized related to the Branch Sales are excluded from the above table. The pro forma information does not include the effect of the Maryland Acquisition, the Home Federal Acquisition or the Branch Purchases because such effect is not material. The pro forma results are not necessarily indicative of the results which would have actually been obtained if the SFFed Acquisition, LMUSA Purchases and Branch Sales had been consummated in the past nor do they project the results of operations in any future period.

   On July 27, 1996, FN Holdings entered into an agreement pursuant to which the Bank will acquire 100% of the outstanding stock of Cal Fed Bancorp Inc. ("Cal Fed") for approximately $1.2 billion of cash consideration and a portion of litigation interests owned by Cal Fed (the "Cal Fed Acquisition"). Cal Fed Bancorp Inc., a savings and loan holding company, owns 100% of the common stock of California Federal Bank, A Federal Savings Bank, which at June 30, 1996, had total assets of approximately $14.0 billion and

                              OC-F-53

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS AND SALES  (CONTINUED)

deposits of $8.8 billion, and operated 118 branches in California and Nevada. The acquisition is subject to Cal Fed shareholder and regulatory approval and is expected to close in the first quarter of 1997.

   Pursuant to a merger agreement, dated September 19, 1996 by and between FN Holdings and FN Escrow (the "FN Escrow Merger"), FN Holdings will acquire the net proceeds from the September 19, 1996 issuance of FN Escrow's $575 million of 10 5/8% senior subordinated notes due 2003 (the "Notes"). FN Holdings expects to use (i) the net proceeds of the Notes of approximately $555 million, together with (ii) the $144.2 million net cash proceeds from the sale of $150 million aggregate liquidation value of FN Holdings Preferred Stock to a corporation owned by Gerald J. Ford, Chairman of the Board, Chief Executive Officer and a Director of the Bank, and (iii) existing cash, to finance the Cal Fed Acquisition. Upon consummation of the Cal Fed Acquisition, FN Escrow will be merged with and into FN Holdings. Pursuant to the FN Escrow Merger, the obligations of FN Escrow under the Notes will be assumed by FN Holdings.

(3) CASH, CASH EQUIVALENTS, AND STATEMENT OF CASH FLOWS

   First Nationwide uses the indirect method to present cash flows from operating activities. Cash paid for interest for the nine months ended September 30, 1996 and 1995 was $601.5 million and $491.8 million, respectively.

   During the nine months ended September 30, 1996, noncash activity consisted of transfers from loans receivable to foreclosed real estate of $87.4 million, and the transfers of certain consumer loans from loans held for sale to loans receivable totalling $27.7 million.

   During the nine months ended September 30, 1995, noncash activity consisted of the transfer of $58.5 million from loans receivable to foreclosed real estate.

(4) STOCKHOLDERS' EQUITY

   Preferred stock dividends totalling $25.9 million were declared and paid during each of the nine months ended September 30, 1996 and 1995. Dividends on the Bank's common stock during the nine months ended September 30, 1996 and September 30, 1995 totalled $228.3 million and $79.0 million, respectively.

   On February 1, 1996, FN Holdings contributed the net proceeds from the offering of its 9 1/8% Senior Subordinated Notes Due 2003, totalling $133 million, to the Bank as additional paid-in capital.

   Effective October 1, 1995, FN Holdings entered into a management incentive plan ("Incentive Plan") with certain executive officers of the Bank ("Participants"). Awards under the Incentive Plan will be made in the form of performance units. Each performance unit entitles Incentive Plan Participants to receive cash and/or stock options ("Bonuses") based upon the Participants' vested interest in a bonus pool. Generally, the Plan provides for the payment of Bonuses, on a quarterly basis, to the Participants upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995 and are subject to a cap of $50 million. In accordance with generally accepted accounting principles, Bonuses are recorded by a charge to compensation expense with an offsetting increase in paid-in capital. Compensation expense for the nine months ended September 30, 1996 includes $33.6 million related to the Incentive Plan. No payments have been made under the Incentive Plan.

                              OC-F-54

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) GAINS ON SALES OF ASSETS

   On June 28, 1996, First Nationwide sold 2,000,000 shares of its investment in common stock of Affiliated Computer Services, Inc. ("ACS") and acquired the FDIC's interest in the remaining shares of ACS owned by the Bank. A pre-tax gain of $40.4 million resulted from this transaction.

(6) TERMINATION OF ASSISTANCE AGREEMENT

   On August 19, 1996, the Bank and the FSLIC's successor, the FSLIC/RF, executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FSLIC/RF paid the Bank the Covered Asset balance of $39 million and, among other things, assumed the responsibility for the disposition of several litigation matters involving Covered Assets which had been retained by the Bank following the FDIC Purchase. Accordingly, all accounts related to the Assistance Agreement, including previously established allowances for losses, were extinguished, resulting in additional noninterest income of $25.6 million.

(7) SPECIAL SAIF ASSESSMENT

   On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act ("Act") of 1996 was enacted. The Act included a special assessment ("Special SAIF Assessment") related to the recapitalization of the SAIF, which was levied based on a rate of 65.7 cents per $100 of SAIF-insured domestic deposits held as of March 31, 1995. As a result of the Act, First Nationwide recorded a pre-tax charge of $60.1 million on September 30, 1996. The portion of the assessment related to deposits sold in Ohio, New York, New Jersey and Michigan will be borne, pursuant to each sales contract, by the respective purchasers and accordingly, such amounts are not included in the expense recorded by First Nationwide. Management expects the 1997 SAIF deposit premiums to decline to 6.4 cents per $100 of SAIF-insured deposits per year from the prior rate of 23 cents.

(8) EXTRAORDINARY ITEM

   On September 12, 1996, First Nationwide repurchased $44 million aggregate principal amount of the $50 million in Senior Notes assumed in the SFFed Acquisition, resulting in an extraordinary loss of $1.6 million, net of income taxes, on the early extinguishment of such debt. In February 1995, First Nationwide prepaid $250 million in Federal Home Loan Bank advances, resulting in an extraordinary gain of $2.0 million, net of income taxes, on the early extinguishment of such borrowings.

(9) NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

   In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 provides guidance for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used by an entity and assets to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Bank adopted SFAS No. 121 effective January 1, 1996. Such adoption had no material impact on the Bank's consolidated financial statements.

   On June 28, 1996, FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the

                              OC-F-55

        FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS  (CONTINUED)

financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

   SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management has not yet completed its analysis of SFAS No. 125 and is unable to determine the effect, if any, implementation may have on the Bank's consolidated financial statements.

                              OC-F-56

                      REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
First Nationwide Bank, A Federal Savings Bank and
First Madison Bank, FSB

   We have audited the accompanying consolidated statements of financial condition of the acquired business of First Nationwide Bank ("the Acquired Business"), as of December 31, 1993, and the related consolidated statements of operations, equity, and cash flows for each of the two years in the period ended December 31, 1993. The historical financial statements of First Nationwide Bank ("Old FNB") are the responsibility of the management of Old FNB. The assumptions discussed in Note 1 under "Basis of Presentation" (to the extent related to the Asset Purchase Agreement, as defined therein, and the transactions contemplated thereby) used in preparing the accompanying consolidated financial statements of the Acquired Business are the responsibility of the management of First Madison Bank. Our responsibility is to express an opinion on the financial statements of the Acquired Business based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Acquired Business, at December 31, 1993, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1993, in conformity with generally accepted accounting principles and the basis of presentation discussed in Note 1.

   As discussed in Notes 16 and 18 to the consolidated financial statements, the Acquired Business changed its method of accounting for income taxes and postretirement health benefits in 1992.

                                            COOPERS & LYBRAND LLP
San Francisco, California
May 10, 1994

                              OC-F-57

                             THE ACQUIRED BUSINESS
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (DOLLARS IN THOUSANDS)

                                                                                  DECEMBER 31
                                                                                     1993
                                                                                -------------
                                     ASSETS

Cash and amounts due from depository institutions .............................   $   230,624
Other short-term investment securities ........................................        40,000
                                                                                  -----------
  Total cash and cash equivalents .............................................       270,624
Investment securities, net (approximate market value $377 million in 1993)  ...       376,429
Mortgage-backed securities, net (approximate market value $1.8 billion in
 1993) ........................................................................     1,776,140
Loans receivable, net .........................................................    11,408,852
Loans and investment securities held for sale, net ............................       155,316
Accrued interest receivable ...................................................        84,835
Property acquired in settlement of loans, net .................................        63,851
Investment in Federal Home Loan Bank system, at cost ..........................       152,629
Office premises and equipment, net ............................................       108,711
Real estate held for investment and sale, net .................................         9,691
Goodwill ......................................................................       216,777
Other assets ..................................................................       282,632
                                                                                  -----------
  Total Assets ................................................................   $14,906,487
                                                                                  ===========

                             LIABILITIES AND EQUITY

Liabilities:
  Customer deposit ............................................................   $10,561,620
  Securities sold under agreements to repurchase ..............................       835,341
  Other borrowings ............................................................     2,477,615
  Advance payments by borrowers ...............................................        45,056
  Accounts payable and accrued liabilities ....................................        82,196
                                                                                  -----------
    Total Liabilities .........................................................    14,001,828
Contingent Liabilities ........................................................            --
Equity ........................................................................       904,659
                                                                                  -----------
  Total Liabilities and Equity ................................................   $14,906,487
                                                                                  ===========

               See Notes to Consolidated Financial Statements.

                              OC-F-58

                             THE ACQUIRED BUSINESS
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                -------------------------
                                                                                    1993          1992
                                                                                    ----          ----
INTEREST AND DIVIDEND INCOME
  Real estate loans ...........................................................  $  891,588    $1,179,468
  Mortgage-backed securities ..................................................      80,458        64,059
  Consumer and other loans ....................................................      42,437        51,230
  FSLIC/RF notes and investment securities ....................................      32,395       105,226
  Short-term investment securities ............................................      20,101        36,387
  Receivable/Transferred Asset ................................................      18,062        65,050
  FSLIC/RF yield maintenance and net earnings on unconsolidated
   subsidiaries ...............................................................          --         7,742
                                                                                 ----------    ----------
    Total interest and dividend income ........................................   1,085,041     1,509,162
INTEREST EXPENSE
  Customer deposits ...........................................................     482,431       755,480
  Securities sold under agreements to repurchase ..............................      12,730         5,370
  Short-term borrowings .......................................................         370         3,396
  Other borrowings ............................................................     133,125       176,547
                                                                                 ----------    ----------
    Total interest expense ....................................................     628,656       940,793
                                                                                 ----------    ----------
Net interest income ...........................................................     456,385       568,369
Provision for loan losses .....................................................      81,506        85,228
                                                                                 ----------    ----------
Net interest income after provision for loan losses ...........................     374,879       483,141
OTHER INCOME
  Mortgage banking operations, net ............................................      14,795        40,941
  Customer banking fees .......................................................      52,104        37,558
  Other loan fees and charges .................................................      14,044        13,307
  Net gain (loss) on sales of:
    Customer deposits .........................................................      22,281           527
    Investment securities .....................................................         109         7,921
    Consumer loans ............................................................       1,105        (3,094)
    Other assets ..............................................................      (1,547)      (18,959)
Real estate operations, net ...................................................      (3,578)       (1,330)
Provision for losses on foreclosed property ...................................     (45,110)      (80,654)
Other .........................................................................      90,389        50,635
                                                                                 ----------    ----------
    Total other income ........................................................     144,592        46,852
OTHER EXPENSE
  Compensation and benefits ...................................................     142,568       158,857
  Premises and equipment ......................................................      73,242        92,967
  SAIF insurance premiums .....................................................      31,820        36,036
  Communications ..............................................................      15,327        18,919
  Marketing and advertising ...................................................       8,928        14,949
  Goodwill amortization .......................................................      16,945        20,496
  Other general and administrative ............................................      43,033        79,377
                                                                                 ----------    ----------
    Total other expense .......................................................     331,863       421,601
                                                                                 ----------    ----------

Earnings (loss) before income taxes and cumulative effect of accounting
 changes ......................................................................     187,608       108,392
Federal and state income tax expense (benefit) ................................      40,408       (27,451)
                                                                                 ----------    ----------

Earnings before cumulative effect of accounting changes .......................     147,200       135,843
Cumulative effect of accounting changes, net of income taxes ..................          --        10,128
                                                                                 ----------    ----------

Net Earnings ..................................................................  $  147,200    $  145,971
                                                                                 ==========    ==========

               See Notes to Consolidated Financial Statements.

                              OC-F-59

                            THE ACQUIRED BUSINESS
                      CONSOLIDATED STATEMENTS OF EQUITY
                            (DOLLARS IN THOUSANDS)

                                                             EQUITY OF
                                                         ACQUIRED BUSINESS
                                                         -----------------
Balance--December 31, 1991 .........................          960,863
Capital contribution  ..............................           40,625
Cash dividends paid ................................         (240,000)
Net earnings .......................................          145,971
                                                            ---------

Balance--December 31, 1992 .........................          907,459
Cash dividends paid ................................         (150,000)
Net earnings .......................................          147,200
                                                            ---------

Balance--December 31, 1993 .........................        $ 904,659
                                                            =========

               See Notes to Consolidated Financial Statements.

                              OC-F-60

                             THE ACQUIRED BUSINESS
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                  ----------------------------
                                                                       1993           1992
                                                                       ----           ----
CASH AND CASH EQUIVALENTS AT JANUARY 1 ..........................   $ 2,142,498    $   596,993
CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings ...................................................       147,200        145,971
 Adjustments to reconcile net earnings to net cash provided by operating activities:
  Cumulative effect of accounting changes .......................            --        (10,128)
  Provisions for losses .........................................       126,616        168,083
  Depreciation and amortization .................................        99,886        105,831
  Accretion of fees and discounts and amortization of premiums  .       (14,718)       (60,006)
  Gain on sales of loans, mortgage-backed securities and
   investment securities ........................................        (5,917)       (22,872)
  Provision for deferred income taxes ...........................       (14,156)       (50,747)
  Mortgage banking activities:
   Loans originated or purchased for resale .....................    (2,129,216)    (2,588,452)
   Proceeds from sales of loans held for sale ...................     2,189,480      2,665,227
  Changes in assets and liabilities:
   Decrease in accounts payable and accrued liabilities  ........      (178,637)      (232,050)
   Decrease in accrued interest receivable ......................        17,089         44,262
   Increase (decrease) in accrued interest payable ..............        17,134        (48,688)
   Decrease (increase) in accounts receivable ...................         3,796        (53,873)
   Other ........................................................       157,803        295,100
                                                                    -----------    -----------

   Net cash provided by operating activities ....................       416,360        357,658
CASH FLOWS FROM INVESTING ACTIVITIES
 Principal payments, net of originated loans ....................       480,730        806,826
 Proceeds from sales of loans and mortgage-backed securities  ...        71,485        321,164
 Principal payments on mortgage-backed securities ...............       318,965        203,224
 Purchases of loans and mortgage-backed securities ..............      (985,881)      (583,925)
 Decrease (increase) in receivable/transferred assets  ..........       330,011        778,239
 Changes in real estate held for investment and sale and
 property  acquired in settlement of loans:
  Acquisitions and improvements .................................           (93)            --
  Sales and disposals, net ......................................       238,884        407,903
 Proceeds from FDIC settlement:
  FSLIC/RF notes and accrued interest ...........................            --      2,177,708
  Repurchase of assets and other settlement proceeds  ...........       357,480        933,848
 Changes in investment securities:
  Purchases .....................................................       (66,654)    (1,329,820)
  Maturities and sales ..........................................       234,432      1,332,671
 Purchases and sales of premises and equipment, net  ............        27,115          8,505
 Other ..........................................................         7,590         50,182
                                                                    -----------    -----------
 Net cash provided by investing activities ......................     1,014,064      5,106,525
                                                                    -----------    -----------

                                                                     continued

                See Notes to Consolidated Financial Statements

                              OC-F-61

                             THE ACQUIRED BUSINESS
                    CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                  ----------------------------
                                                                       1993           1992
                                                                       ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES
  Change in customer deposits, net ..............................    (1,576,627)    (2,834,312)
  Sale of customer deposits .....................................    (2,180,768)       (24,599)
  Purchase of customer deposits .................................       233,111             --
  Principal payments on borrowings ..............................      (929,231)    (1,110,777)
  Net increase (decrease) in short-term borrowings ..............       785,432        (15,000)
  Proceeds from issuance of borrowings ..........................       524,708        284,045
  Capital contributions .........................................            --         40,625
  Cash dividends paid ...........................................      (150,000)      (240,000)
  Other .........................................................        (8,923)       (18,660)
                                                                     ----------    -----------

  Net cash used by financing activities .........................    (3,302,298)    (3,918,678)
                                                                      ---------    -----------

  Net (decrease) increase in cash and cash equivalents ..........    (1,871,874)     1,545,505
                                                                    -----------    -----------

CASH AND CASH EQUIVALENTS AT DECEMBER 31 ........................   $   270,624    $ 2,142,498
                                                                    ===========    ===========

               See Notes to Consolidated Financial Statements.

                              OC-F-62

                            THE ACQUIRED BUSINESS
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--STATEMENT OF ACCOUNTING POLICIES

 Basis of Presentation:

   First Nationwide Bank, A Federal Savings Bank ("Old FNB") is a federally chartered capital stock savings bank. Old FNB is a wholly-owned subsidiary of First Nationwide Financial Corporation ("FNFC") which, in turn, is a wholly-owned subsidiary of Ford Motor Company ("Ford"). On April 14, 1994, the "Asset Purchase Agreement" between First Madison Bank, FSB ("First Madison") and Old FNB was executed. Pursuant to this agreement, Old FNB agreed to sell substantially all of its assets and liabilities to First Madison with the exception of certain excluded asset and liability amounts as defined in the agreement. The excluded assets include, principally, certain commercial and other mortgages, investments in certain subsidiaries, foreclosed commercial real estate, and real estate held for development. Certain liabilities, principally amounts due to affiliated companies and income taxes payable as of December 31, 1993, were also excluded.

   The excess of assets over liabilities acquired by First Madison from Old FNB represents only a portion of the assets and liabilities of Old FNB. Accordingly, the stockholder's equity section of Old FNB has been eliminated and replaced with "equity of the Acquired Business."

   These financial statements have been prepared in connection with this Asset Purchase Agreement. They represent the historical financial statements of Old FNB adjusted to eliminate the impact of the excluded assets and liabilities on the financial position and the results of operations and cash flows for all years presented. In addition, certain assets (including their impact on the results of operations and cash flows) which were transferred to FNFC in contemplation of this sale, principally real estate held for development, non-performing commercial and multi-family mortgages, and a portfolio of mortgage derivative securities, have been eliminated for all periods presented. The adjustments to 1992 financial statements also reflect a reduction in long-term debt (to the extent such debt was eventually paid down when such assets were transferred) and an increase in an interest bearing Receivable/Transferred Asset corresponding to the amount transferred. Interest income (based on the interest rate of investments maturing within one year) and interest expense (based on the actual rates associated with the debt reduced) also reflect this adjustment. The resulting entity is referred to herein as the Acquired Business.

   Below is a discussion of the various assets transferred to FNFC and its subsidiaries.

   On June 30, 1993, Old FNB sold approximately $34 million of foreclosed real estate assets to FN Development Company, Delta ("FND-Delta"), a wholly-owned subsidiary of FNFC, at net book value.

   On December 30, 1993, Old FNB sold approximately $466 million of commercial and multi-family real estate loans, foreclosed real estate assets and real estate development assets to Granite Management and Disposition, Inc. ("GMD"), a subsidiary of FNFC, Epsilon Properties Inc., a wholly-owned subsidiary of GMD, and FND-Delta, a subsidiary of FNFC, at net book value.

   On October 31, 1992, Old FNB sold approximately $453 million of real estate development assets to FNFC at their net book value.

   In September 1992, Old FNB sold approximately $318 million of mortgage derivative securities to FNFC at a sales price equal to book value of the securities.

   Below is a summary of the impact on the net earnings of Old FNB for the years ending December 31, 1993 and 1992 related to both the excluded net assets and transferred assets.

                                ADJUSTMENTS     ADJUSTMENTS    NET EARNINGS
                                 RELATED TO      RELATED TO      FOR THE
  FOR THE      NET EARNINGS     EXCLUDED NET    TRANSFERRED      ACQUIRED
YEAR ENDED  (LOSS) OF OLD FNB      ASSETS          ASSETS        BUSINESS
----------  -----------------  -------------   -------------  --------------
1993 ........      $82,563         $30,542        $ 34,095        $147,200
1992 ........      $(7,928)        $43,167        $110,732        $145,971

                              OC-F-63

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

  Regulatory Requirements:

   FNB is subject to regulation by the Federal Deposit Insurance Corporation ("FDIC") and the OTS, an office of the Department of the Treasury.

   As a member of the Federal Home Loan Bank System ("FHLB"), savings and loans are required to maintain an investment in the capital stock of the Federal Home Loan Banks. The investment is carried at cost. Savings and loans also maintain insurance on customer deposit accounts with the Savings Association Insurance Fund ("SAIF"), which requires semi-annual payments of deposit insurance premiums. Savings and loans are required by the Federal Reserve Bank to maintain non-interest bearing cash reserves equal to a percentage of certain deposits. The average reserve balance for the Acquired Business was $54 million in 1993.

 Principles of Consolidation:

   The consolidated financial statements of the Acquired Business include the accounts of its wholly-owned subsidiaries, FNB Mortgage Corp. ("FNBMC"), FN Projects, Inc., FN Investment Center, Trans Network Insurance Services, D.L. Equity Corporation and Master Mortgage Company. All material intercompany accounts and transactions have been eliminated in consolidation.

 Cash, Cash Equivalents and Statement of Cash Flows:

   For purposes of reporting cash flows, cash and cash equivalents include cash due from depository institutions, U.S. Government and agency securities, federal funds sold, securities purchased under agreements to resell, and highly liquid short-term debt securities. At December 31, 1993, other short-term investment securities included $40 million of federal funds sold with a weighted average interest rate of 2.75%. Cash equivalents include short-term investments with remaining terms to maturity of three months or less from the date of acquisition. Other short-term investment securities include substantially all cash balances held in other financial institutions which exceed existing deposit insurance coverage.

   For purposes of reporting cash flows, short-term investments have an original term to maturity of three months or less. Cash flows from financial instruments that are accounted for as hedges of identifiable transactions are classified in the same category as the cash flows from the items being hedged.

 Disclosures About Fair Value of Financial Instruments:

   Statement of Financial Accounting Standards No. 107 ("SFAS No.107"), "Disclosures about Fair Value of Financial Instruments", requires the disclosure in the financial statements, or notes thereto, of fair value information for financial instruments, as defined, whether or not recognized in the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent, the full underlying value of the Acquired Business.

 Investment Securities:

   Investment securities are stated at cost, net of any unamortized premiums or discounts. The Acquired Business has the ability to hold these assets to maturity. Premiums and discounts on these securities are

                              OC-F-64

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

amortized over the expected life of the underlying securities using methods approximating the interest method. Investment securities identified as being held for sale are stated at the lower of amortized cost or market value. Gains or losses on the sale of such securities are based on the specific identification method.

   Fair value of investment securities is determined by reference to quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar securities. For short-term investments, the carrying amount is a reasonable estimate of fair value.

 Mortgage-backed Securities:

   Mortgage-backed securities are stated at cost, net of any unamortized premiums and discounts. The Acquired Business has the ability to hold these assets to maturity. Premiums and discounts on these securities are amortized over the expected life of the underlying mortgages using methods approximating the interest method. A portion of the mortgage-backed securities portfolio resulted from the securitization of certain qualifying mortgage loans in the Acquired Business' portfolio. Gains or losses on the sale of mortgage-backed securities are based on the specific identification method.

   For mortgage-backed securities, fair value is determined by reference to quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar securities.

 Loans Receivable:

   Loans receivable are recorded at cost, net of discounts and premiums, undisbursed loan funds, advances to borrowers for taxes and insurance, net deferred fees and allowance for loan losses. The Acquired Business holds loans receivable primarily for investment purposes and has both the intent and ability to hold these loans until maturity. Unforeseen circumstances may arise in the future that would cause the sale of loans prior to their maturity. The Acquired Business' real estate loan portfolio consists primarily of long-term loans (15-30 years) secured by first trust deeds on 1 to 4 unit residences, multi-family property, commercial property, and land. The Acquired Business also makes first and second trust deed loans with shorter terms.

   A significant portion of the Acquired Business' real estate loan portfolio is comprised of adjustable-rate mortgages. The interest rate and payment terms of these mortgages adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms which limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage. During periods of limited payment increases, negative amortization may occur on certain adjustable-rate mortgages.

   The Acquired Business' loan portfolio also includes consumer and commercial loans that are collateralized by passbook accounts, mobile homes, recreational vehicles, motor vehicles and other non-real estate commercial assets. Finance charges included in consumer loans receivable are deferred and amortized into income over the term of the loan except in the case of delinquent installments for which collection is not reasonably assured.

   The fair value of performing loans has been estimated by discounting future cash flows using interest rates that consider the current credit and interest rate risk inherent in the loans, and current economic and lending conditions. In general, the fair value of nonperforming loans has been estimated using management's current estimate of future cash flows from the underlying collateral discounted at a rate commensurate with the risks of the specific property identified.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other

                              OC-F-65

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

termination clauses and may require payment of a fee by the customer. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

   Interest income is accrued based on the outstanding principal amount of loans and their contractual terms. Loans are generally placed on non-accrual status when the borrowers are contractually past due 90 days and when payment in full of principal or interest is not expected. The accrual of interest is discontinued and any accrued and unpaid interest is reversed out of current income when the loans are placed on non-accrual status. Such interest, if ultimately collected, is credited to interest income in the period of recovery.

 Loan Fees:

   The Acquired Business charges fees for originating loans. Loan origination fees, net of direct underwriting and closing costs, are deferred and amortized to interest income using the interest method over the contractual term of the loans, adjusted for actual loan prepayment experience. Unamortized fees on loans sold or paid in full are recognized as income. Adjustable-rate loans with lower initial interest rates during the introductory period result in the amortization of a substantial portion of the net deferred fee during the introductory period.

   Other loan fees and charges, which represent income from the prepayment of loans, delinquent payment charges, and miscellaneous loan services are recognized as income when collected.

 Allowance for Loan Losses:

   The Acquired Business charges current earnings with a provision for estimated credit losses on loans receivable. The provision considers both specifically identified problem loans and credit risks not specifically identified in the loan portfolio. The allowance for loan losses takes into consideration numerous factors including the financial condition of the borrowers, the fair value of collateral, recourse to guarantors, the estimated net cost of holding and maintaining properties and collateral prior to the anticipated date of sale, analysis of delinquency trends, geographic and collateral-type concentrations and past loss experience. The allowance also considers the ability of the Acquired Business to "put" $500 million of non-performing and classified assets to an affiliate of FNB (also, see Note
10). Losses are charged to the allowance when the loan is considered uncollectible or at the time of foreclosure. Recoveries on receivables and loans previously charged-off as uncollectible are credited to the allowance for loan losses.

 Mortgage Banking Activities:

   The Acquired Business sells whole loans and participating interests in whole loans. The Acquired Business is also active in the creation of mortgage-backed securities through the securitization of the loans it originates. Mortgage banking activities are undertaken to generate fee income, to effectively manage the Acquired Business' interest rate risk levels, overall funding requirements and to meet certain regulatory requirements and limitations.

   During the loan origination process, loans and unfunded loan commitments identified as held for investment are recorded at cost; loans and commitments to fund loans identified for sale are carried at the lower of aggregate cost or market value on an aggregate basis. Commitments to purchase or sell loans are included in determining aggregate cost or market value. In general, the Acquired Business originates fixed rate loans and fixed rate mortgage-backed securities for sale in the secondary market. Adjustable rate

                              OC-F-66

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

loans and mortgage-backed securities are originated primarily for investment purposes and the Acquired Business has both the intent and ability to hold them until maturity. In certain instances, fixed rate loans are held for investment purposes and adjustable rate loans and mortgage-backed securities originated are identified as being held for sale.

   Forward loan sale commitments are contracts for delayed delivery of mortgage-backed securities in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. The Acquired Business uses forward loan sale commitments in its mortgage banking operations to reduce the interest rate risk on unfunded fixed rate loan commitments before they are sold in the secondary market. This action is taken to effectively manage the total interest rate risk levels of the Acquired Business' asset/liability structure.

   Gains or losses resulting from loan and mortgage-backed securities sales are recognized at time of sale based on the difference between the net sales proceeds and the net carrying value of the loans or interests sold. When the rights to service the underlying loans are retained, the cash gain or loss is adjusted based on the net present value of the expected amounts to be received or paid. The Acquired Business calculates these amounts by comparing the contractual interest rates to be paid by the borrowers and the interest rates to be paid to the investors, less an amount equal to the present value of a normal servicing fee. The resulting deferred premium is amortized to income over the estimated remaining servicing lives of the loans sold using the interest method, adjusted for actual and anticipated prepayments.

   Loans and mortgage-backed securities may be sold with limited recourse obligations. The credit risk associated with these limited recourse obligations is generally less than the credit risk the Acquired Business would have had if it held the loans in its own portfolio.

 Real Estate Held for Investment and Sale:

   Real estate held for investment and sale consists of partnership investments which are accounted for by the equity method. Valuation allowances for estimated losses on real estate are provided when the cost exceeds net realizable value. Net realizable value is based on current market conditions and estimated sales values of similar properties, less estimated holding costs to anticipated date of sale. Net income from real estate operations includes net gains from the sale of real estate partnerships, equity in net earnings or losses from real estate partnerships, and provisions for estimated losses. FNFC has guaranteed First Madison collection on $5.5 million of the December 31, 1993, balance in real estate held for investment and sale.

 Property Acquired in Settlement of Loans:

   Property acquired in settlement of loans is recorded at the lower of cost or fair value less estimated disposal costs at the time of foreclosure. Subsequent to foreclosure, the Acquired Business charges current earnings with a provision for estimated losses when the carrying value of the collateral property exceeds its estimated fair value. Net operating income or loss from the properties is recorded in other income.

 Interest Rate Exchange Agreements:

   The Acquired Business enters into interest rate exchange agreements to assist in matching interest expense on specific interest-bearing liabilities with the interest rate adjustments of specific interest-earning assets. These agreements may consist of interest rate swaps, interest rate caps and interest rate options. Interest rate swaps are agreements in which the Acquired Business and third parties agree to exchange interest payments (one at a variable rate, the other at a fixed rate) on notional principal amounts. Interest rate caps are agreements under which the Acquired Business will receive interest

                              OC-F-67

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

payments from third parties if interest rates exceed certain agreed upon rates on notional amounts. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price within a specified period of time from the seller or "writer" of the option.

   The effect on interest expense relating to payments or receipts from interest rate exchange agreements is recognized currently. Gains or losses at early termination of these agreements are deferred and amortized to income or expense over the shorter of the original maturity of the agreement or the maturity of the hedged assets or liabilities. Fees paid, if any, are amortized on a straight-line basis over the term of the agreement.

   For purposes of calculating fair values under FASB 107, the fair value of interest rate exchange agreements is the estimated amounts that the Acquired Business would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the exchange agreement counterparties.

 Office Premises and Equipment:

   Premises, equipment, leasehold improvements and capitalized software are stated at cost, less accumulated depreciation and amortization. Premises, equipment, leasehold improvements and capitalized software are depreciated or amortized on a straight-line basis over the lesser of the lease term or the estimated useful lives of the various classes of assets. Maintenance and repairs on premises and equipment are charged to expense in the period incurred.

   From time to time, the Acquired Business designates certain owned and leased office facilities as surplus facilities no longer needed to support ongoing business operations. Valuation allowances are established to adjust the net carrying value of surplus office facilities to the lower of aggregate cost or market value.

 Financial Instruments with Off-Balance-Sheet Risk:

   The Acquired Business is a party to financial instruments with off-balance-sheet risk in the normal course of business and to meet the financial needs of its customers. These financial instruments include commitments to extend credit, options written, regular and standby letters of credit, interest rate exchange agreements, and forward commitments to purchase or sell loans, investment securities or mortgage-backed securities. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Acquired Business has in particular classes of financial instruments.

   The Acquired Business generally uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments, which may require that it obtain collateral that will reduce its exposure to credit loss. The Acquired Business' exposure to credit loss, in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit, and regular and standby letters of credit is represented by the difference between the contractual commitment amount of those instruments and the fair value of the collateral. If there is no collateral, or if the underlying collateral is determined to have little or no value, or the Acquired Business is not able to obtain possession of the collateral, the maximum exposure to credit loss is represented by the contractual commitment. For interest rate exchange transactions, forward commitments, and options written, the risk associated with these instruments arises from movements in interest rates and dealing with counterparties and their ability to meet the terms of the contracts. The notional principal amounts often are used to express the volume of these transactions, but the amounts subject to credit risk are much smaller. The Acquired Business controls the credit risk of its interest rate exchange agreements and forward commitments through credit approvals, limits, and monitoring procedures.

                              OC-F-68

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

    The market risk associated with the forward sale of unfunded loan commitments used in the Acquired Business' mortgage banking operations occurs when the estimated amount of the unfunded loan commitments is not the same as the outstanding forward commitments to sell loans and mortgage-backed securities and from the possible inability of counterparties to meet the terms of their contracts. An increase in interest rates may cause greater than expected fundings on loan commitments. This could result in a loss since the unsold loans not covered by forward sale commitments would be required to be adjusted to the lower of aggregate cost or market value. A decrease in interest rates may cause lower than expected fundings on loan commitments. This could result in a loss equal to the fee paid to satisfy the unfulfilled forward sale commitment. The fair value of commitments to originate, purchase or sell loans and mortgage-backed securities is estimated using the difference between current levels of interest rates and the committed rates.

 Goodwill and Intangible Assets:

   Goodwill resulting from acquisitions is $217 million at December 31, 1993. A portion of this amount totalling $176 million, is amortized on the straight-line method over a period of approximately 25 years. The remaining goodwill of $41 million is amortized using the interest method over the estimated composite remaining life of the long-term, interest-earning assets acquired, which is approximately 7 years. The Acquired Business periodically evaluates its goodwill for possible impairment based on expected net earnings, on an undiscounted basis, over the remaining life of the goodwill.

   Identified intangible assets totalling $75 million at December 31, 1993 resulting from certain acquisitions are amortized using the straight-line method over an estimated remaining composite life of approximately 5 years. Core deposit intangible assets totalling $8 million at December 31, 1993 are amortized using the interest method over an estimated remaining composite life of approximately 7 years.

 Securities Sold Under Agreements of Repurchase:

   The Acquired Business enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the statements of financial condition. The securities underlying the reverse repurchase agreements are carried as assets.

 Income Taxes:

   Old FNB and its subsidiaries are included with FNFC and Ford in filing consolidated income tax returns. Income taxes have been computed on the separate results of the Acquired Business and its subsidiaries based on the provisions of Old FNB's tax sharing agreements with FNFC and Ford. The federal tax sharing agreements generally provide that the Acquired Business will be charged or reimbursed based on the tax effects of its earnings or losses in the consolidated returns. The state tax sharing agreements provide that charges or reimbursements will be allocated as if Old FNB and its subsidiaries filed state taxes on a separate return basis. Deferred income taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The recoverability of deferred tax assets is evaluated on a consolidated basis with FNFC and Ford.

 New Accounting Standards:

   In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan". The standard requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate. The Acquired Business does not plan to adopt this standard until January 1, 1995.

                              OC-F-69

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--STATEMENT OF ACCOUNTING POLICIES  (CONTINUED)

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities". The standard establishes financial accounting and reporting requirements for investments in equity securities (excluding those accounted for under the equity method and investments in consolidated subsidiaries) that have readily determinable fair values and for all investments in debt securities. The Acquired Business adopted SFAS No. 115 in 1994. The impact of adoption was not material.

NOTE 2--RECEIVABLES FROM THE FSLIC/RF

   In 1988, FNFC and Old FNB acquired several financial institutions in federally assisted acquisitions. All of the acquired institutions were either immediately or subsequently merged with and into the Acquired Business. In connection with the acquisitions, FNFC and Old FNB entered into various assistance agreements with the FSLIC Resolution Fund ("FSLIC/RF"), a special fund administered by the FDIC. Under the terms of the assistance agreements, the FSLIC/RF provided Old FNB with assistance payments consisting primarily of interest payments on FSLIC/RF notes, and yield maintenance and loss protection on certain underperforming and other assets including investments in unconsolidated subsidiaries of the acquired savings and loan institutions. This revenue provided reimbursement for interim losses without which the assets could not have been acquired economically. The FSLIC/RF notes were issued to FNFC and Old FNB at the time of the acquisitions in an amount generally equal to the tangible negative net worth of the acquired institutions' assets after reflecting the fair value or mark to market adjustments on certain assets and liabilities.

   Effective June 30, 1992, FNFC and Old FNB entered into a settlement agreement with the FDIC Manager ("FDIC") which covered the remaining active assistance agreements with the FSLIC/RF. In accordance with the terms of the settlement agreement, the FDIC prepaid approximately $2.2 billion in FSLIC/RF notes and related accrued interest. In addition, the FDIC paid $0.9 billion primarily for the repurchase of certain covered assets. The FDIC and Old FNB also reached agreement on certain federal and state tax issues associated with the covered assets and related assistance payments. There was no gain or loss recognized on the settlement. The agreement also provided for various options related to the treatment of approximately $490 million of covered assets.

   Effective January 31, 1993, FNFC and Old FNB reached a final settlement with the FDIC concerning these remaining covered assets. As part of the final settlement, Old FNB received the book value of these remaining covered assets.

   With the exception of certain indemnity and audit provisions, the 1992 and 1993 settlement agreements with the FDIC effectively terminate the remaining active assistance agreements with the FSLIC/RF. Management believes there will be no adjustments material to the financial statements from the resolution of the final audit. Future assistance payments from the FSLIC/RF are curtailed. Certain previously received assistance payments may be recognized as revenue when the final audits of the assistance agreements and associated payments are completed and remaining issues resolved.

                              OC-F-70

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--RECEIVABLES FROM THE FSLIC/RF  (CONTINUED)

    During 1993, approximately $72 million of FSLIC/RF assistance was recognized in other income. The amount of FSLIC/RF assistance recognized as revenue by the Acquired Business in 1992 is reflected in the statement of operations as follows:

                                                              YEAR ENDED
                                                           DECEMBER 31, 1992
                                                           -----------------
(Dollars in Thousands)
Interest and Dividend Income:
 FSLIC/RF notes and investment securities ...............      $ 63,417
 Real estate loans ......................................        36,873
 Mortgage-backed securities .............................        (1,439)
 Consumer and other loans ...............................          (327)
FSLIC/RF yield maintenance on unconsolidated
 subsidiaries ...........................................        25,518
                                                               --------
                                                                124,042
Other Income:
 Net gain on sales of investment securities .............        44,812
 Other ..................................................        40,585
                                                               --------
                                                                 85,397
                                                               --------
  Total .................................................      $209,439
                                                               ========

NOTE 3--INVESTMENT SECURITIES

   Investment securities consist of the following:

 (Dollars in Thousands)                                     DECEMBER 31, 1993
                                         -------------------------------------------------------
                                          AMORTIZED    UNREALIZED    UNREALIZED     ESTIMATED
                                            COST         GAINS         LOSSES      MARKET VALUE
                                         -----------  ------------  ------------  --------------
U.S. Government and agency obligations..  $191,166       $  698        $ 15          $191,849
Collateralized mortgage obligations  ...   182,947          440         852           182,535
Municipal securities ...................     2,316           --          --             2,316
                                          --------       ------        ----          --------
  Total investment securities ..........  $376,429       $1,138        $867          $376,700
                                          ========       ======        ====          ========

   The weighted average interest rate on investment securities was 5.11% at December 31, 1993. Non-taxable interest recognized on municipal securities during 1993 and 1992 was $0.7 million and $1 million, respectively.

                              OC-F-71

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3--INVESTMENT SECURITIES  (CONTINUED)

    At December 31, 1993 investment securities at amortized cost and estimated market value, have scheduled maturities as follows:

 (Dollars in Millions)                                  DECEMBER 31, 1993
                                              ----------------------------------
                                                          ESTIMATED    WEIGHTED
                                              AMORTIZED    MARKET      AVERAGE
                                                 COST       VALUE       YIELD
                                             -----------  ---------  ----------
U.S. Government and agency securities:
  Maturing within 1 year ...................     --           --          --
  Maturing after 1 year but within 5 years .   $191         $191        4.17%
  Maturing after 5 years but within 10 years     --           --          --
  Maturing after 10 years ..................     --            1       14.00
                                               ----         ----
                                                191          192        4.19
                                               ----         ----
Collateralized mortgage obligations:
  Maturing within 1 year ...................      1            2        8.92
  Maturing after 1 year but within 5 years .    174          173        5.38
  Maturing after 10 years ..................      8            8        7.00
                                               ----         ----
                                                183          183        5.48
Municipal securities:
  Maturing after 1 year but within 5 years .      1            1        8.25
  Maturing after 5 years but within 10 years     --           --          --
  Maturing after 10 years ..................      1            1        8.25
                                               ----         ----
                                                  2            2        8.03
  All other securities maturing within 1
   year  ...................................     --           --          --
                                               ----         ----
    Total ..................................   $376         $377        4.83
                                               ====         ====

   Proceeds from sales of investments in debt securities during 1993 were $41 million, of which $32 million, were related to the sales of investments in debt securities covered for loss by the FSLIC/RF. There were no material gains or losses on the sale of investment debt securities in 1993. Gains on the sale of investments in debt securities not covered for loss were $4 million in 1992. Losses on the sale of investments in debt securities not covered for loss were $5 million in 1992. Gains on the sale of investments in debt securities covered for loss were $8 million in 1992. No material losses were recognized in the sales of investments in debt securities covered for loss in 1992.

                              OC-F-72

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--MORTGAGE-BACKED SECURITIES

   Mortgage-backed securities consist of the following:

 (Dollars in Thousands)                                           DECEMBER 31, 1993
                                           ------------------------------------------------------
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                              COST         GAINS         LOSSES      MARKET VALUE
                                              ----         -----         ------      ------------
Federal Home Loan Mortgage Corporation     $1,236,993     $20,483        $  946       $1,256,530
Federal National Mortgage Association  .      514,915       5,391           348          519,958
Government National Mortgage
 Association ...........................       18,609       1,193             1           19,801
Other ..................................        5,623          --            --            5,623
                                           ----------     -------        ------       ----------
  Total mortgage-backed securities, net    $1,776,140     $27,067        $1,295       $1,801,912
                                           ==========     =======        ======       ==========

   The weighted average interest rate on mortgage-backed securities was 5.52% at December 31, 1993. Proceeds from sales of mortgage-backed securities during 1993 were $96 million, of which $90 million were related to the sales of mortgage-backed securities covered for loss by the FSLIC/RF. During 1993 and 1992, there were no gains or losses realized on sales of mortgage-backed securities.

   At December 31, 1993, $94 million of mortgage-backed securities held resulted from the securitization of certain qualifying mortgage loans from the Acquired Business' loan portfolio. At December 31, 1993 the Acquired Business had $1.5 billion of variable rate mortgage-backed securities. At December 31, 1993, other mortgage-backed securities contained approximately $5 million in securities which represent subordinated interests in mortgage pool securities.

NOTE 5--LOANS RECEIVABLE

   Loans receivable consists of the following:

 (Dollars in Thousands)                                      DECEMBER 31, 1993
                                                             -----------------
Real estate loans:
  1-4 unit residential ....................................     $ 6,533,809
  5+ unit residential .....................................       2,396,385
  Commercial ..............................................       2,303,182
  Construction ............................................          24,921
  Land ....................................................          10,101
                                                                -----------
                                                                 11,268,398
  Undisbursed loan funds ..................................          (7,373)
                                                                -----------
   Total real estate loans ................................      11,261,025
Equity-line loans .........................................         403,694
Other consumer loans ......................................          78,027
Commercial loans ..........................................           3,623
                                                                -----------
  Total consumer and other loans ..........................         485,344
Amounts advanced to borrowers for taxes and insurance  ....          24,732
Unearned fees, unearned income, discounts and premiums,
net .......................................................        (105,007)
Allowance for loan losses .................................        (257,242)
                                                                -----------
  Total loans receivable, net .............................     $11,408,852
                                                                ===========

                              OC-F-73

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5--LOANS RECEIVABLE  (CONTINUED)

    The weighted average stated interest rate on loans receivable was 6.43% at December 31, 1993. At December 31, 1993, the Acquired Business had $8.7 billion of variable rate real estate loans. During 1993 the Acquired Business sold $10 million of various consumer loans and credit card receivables recognizing a net gain of $1 million and a net loss of $3 million, respectively. Loans receivable, net, had a fair value of approximately $11.7 billion at December 31, 1993.

   The following table indicates the gross amount of loans which have been placed on nonaccrual status as of the dates indicated:

 (Dollars in Millions)                  AT DECEMBER 31, 1993
                                        --------------------
Nonaccrual loans:
 Real Estate:
  1-4 unit residential  .............           $313
  5+ unit residential  ..............             18
  Commercial and other  .............             15
  Construction ......................             --
                                                ----
    Total real estate  ..............            346
 Non-mortgage .......................              2
                                                ----
    Total nonaccrual loans ..........           $348
                                                ====

   The following table indicates the remaining principal balances of loans classified as troubled debt restructurings, excluding loans subject to FSLIC/RF loss coverage, as of the dates indicated:

 (Dollars in Millions)                  AT DECEMBER 31, 1993
                                        --------------------
Modified and restructured loans:
 Real estate:
  5+ unit residential ...............           $255
  Commercial and other ..............            111
  Construction ......................             14
  1-4 unit residential ..............             15
                                                ----
    Total restructured loans  .......           $395
                                                ====

   At December 31, 1993, there were no commitments to lend additional funds to borrowers whose loans were on nonaccrual or were restructured.

   The following table reflects the amount of nonaccrual, past due and troubled debt restructured loans including the interest income recognized and total interest income that would have been recognized had the borrowers performed under the original terms of the loans.

                                                                    DECEMBER 31, 1993
                                                        ------------------------------------------
                                                                                    TOTAL INTEREST
                                                                   INTEREST INCOME    INCOME IF
(Dollars in Millions)                                    BALANCE     RECOGNIZED       PERFORMING
                                                         -------     ----------       ----------
Troubled debt restructured loans .....................    $395           $33             $36
Nonaccrual loans .....................................     348             7              26
Accruing loans contractually past due 91 days or more       --            --              --
                                                          ----           ---             ---
                                                          $743           $40             $62
                                                          ====           ===             ===

                              OC-F-74

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5--LOANS RECEIVABLE  (CONTINUED)

    The following table summarizes real estate loans net of undisbursed loan funds by collateral type, interest rate type and state concentration as of December 31, 1993.



(Dollars in Millions)        1-4 UNIT RESIDENTIAL  5+ UNIT RESIDENTIAL
                             --------------------  -------------------
STATE                         VARIABLE    FIXED     VARIABLE    FIXED
-----                         --------    -----     --------    -----
California .........           $3,151    $  439     $  932      $159
New York ...........              538       119        194       210
Florida ............              138        67         50        72
Illinois ...........              125       105         55        16
Hawaii .............              311        41         --        --
Ohio ...............              145       125         29        12
New Jersey .........              170        47         58        28
Colorado ...........               35       155          2         3
Texas ..............               68        57          3        40
Nevada .............               14         4         79        26
Other states (1)  ..              565       260        243       186
                               ------    ------     ------      ----
Total ..............           $5,260    $1,419     $1,645      $752
                               ======    ======     ======      ====

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                          COMMERCIAL                          TOTAL
                           AND OTHER                          REAL
                     -------------------   CONSTRUCTION      ESTATE
STATE                  VARIABLE    FIXED     VARIABLE       LOANS(2)  % OF TOTAL
-----                  --------    -----     --------       --------  ----------
California .........    $1,336     $298        $ 3          $ 6,318        55%
New York ...........        47       49         --            1,157        10
Florida ............        75       37         --              439         4
Illinois ...........        51       30         --              382         3
Hawaii .............         4       --         --              356         3
Ohio ...............        31       10         --              352         3
New Jersey .........        16       11         --              330         3
Colorado ...........        --       --         --              195         2
Texas ..............         1        5         --              174         2
Nevada .............        37        1         --              161         1
Other states (1)  ..       163      110         15            1,542        14
                        ------     ----        ---          -------       ---
Total ..............    $1,761     $551        $18          $11,406       100%
                        ======     ====        ===          =======       ===

------------

   (1) There are 40 states, of which no one state has real estate loans in excess of 1.3% of the total.

   (2) The table balances exclude accrued interest receivable, amounts advanced to borrowers for taxes and insurance, discounts and premiums, and loss reserves, and include $145 million of loans held for sale.

NOTE 6--LOANS AND INVESTMENT SECURITIES HELD FOR SALE

   Assets held for sale at the lower of aggregate amortized cost or estimated market value, are summarized as follows:

                                                            DECEMBER 31, 1993
                                                        ------------------------
                                                        AMORTIZED    ESTIMATED
(DOLLARS IN THOUSANDS)                                    COST      MARKET VALUE
                                                        ---------   ------------

1-4 unit residential real estate loans ...............   $145,316     $145,316
Investment securities ................................     10,000       10,000
Consumer loans .......................................         --           --
                                                        ---------     --------
Total loans and investment securities held for sale ..  $155,316      $155,316
                                                        =========     ========

                              OC-F-75

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--MORTGAGE BANKING OPERATIONS

   Income from mortgage banking operations is comprised of the following:

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
(Dollars in Thousands)                                  1993        1992
                                                        ----        ----
Net gains on loans and mortgage-backed securities
 sales:
 Cash gain (loss) ................................    $ (3,440)   $  3,720
 Present value of retained yield on loans sold  ..      12,978      14,325
Loan servicing fee revenue .......................      47,306      59,189
Net amortization and write downs of: .............
 Present value of retained yield on loans sold  ..     (30,036)    (32,358)
 Purchased servicing rights ......................     (12,013)     (3,935)
                                                      --------    --------
   Income from mortgage banking operations,
    net ..........................................    $ 14,795    $ 40,941
                                                      ========    ========

   Details of certain other mortgage banking activities are as follows:

 (Dollars in Thousands)                                        DECEMBER 31, 1993
                                                               -----------------
UNAMORTIZED BALANCES OF:
 Purchased servicing rights .................................     $    5,052
 Present value of excess servicing on loans sold ............         45,701
Loans serviced for others ...................................      7,903,767
Remaining balance of loans sold with limited recourse
 provisions .................................................        456,711

   The fair value of the purchased servicing rights and excess servicing on loans sold was approximately $116 million at December 31, 1993. The cash flow valuation model used to calculate this amount utilizes assumptions regarding future net servicing income and current market discount rates. Future net servicing income is based on many factors including independent investment banker prepayment rate projections. At December 31, 1993, included in non-interest bearing demand deposit accounts are approximately $229 million of unremitted principal and interest due investors and funds held for payment of taxes and insurance on investor-owned loans.

NOTE 8--ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable is summarized as follows:

 (Dollars in Thousands)                                DECEMBER 31, 1993
                                                       -----------------
Investment securities ...........................           $ 2,184
Mortgage-backed securities ......................            12,738
Loans receivable ................................            69,913
                                                            -------
  Total accrued interest receivable..............           $84,835
                                                            =======

                              OC-F-76

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--PROPERTY ACQUIRED IN SETTLEMENT OF LOANS:

   Property acquired in settlement of loans consists of the following:

 (Dollars in Thousands)                                  DECEMBER 31, 1993
                                                         -----------------
Real estate
 1-4 unit residential .................................       $ 65,712
 5+ unit residential ..................................         13,186
 Commercial and other .................................             --
Mobile homes and automobiles ..........................            433
                                                              --------
                                                                79,331
Less allowance for losses .............................        (15,480)
                                                              --------
 Total property acquired in settlement of loans, net...       $ 63,851
                                                              ========

   The above balance in 5+ unit residential real estate represents an amount for which, upon consummation of the purchase by First Madison of the Acquired Business, FNFC has partially guaranteed First Madison collection of such balance.

NOTE 10--LOSS RESERVES

   Analysis of the allowance for losses on loans, investment real estate and foreclosed property is as follows:

                                                LOANS
                                --------------------------------------
                                               CONSUMER
(Dollars in Thousands)          REAL ESTATE    AND OTHER    COMMERCIAL
                                -----------    ---------    ----------
Balance--December 31, 1991  .    $ 361,728      $10,317     $ 7,173
Additions charged to expense        78,552        2,725        3,951
Charge-offs .................     (131,469)      (4,682)      (6,240)
Recoveries ..................        2,372        1,159          740
                                 ---------      -------      -------
Balance--December 31, 1992  .      311,183        9,519        5,624
Additions charged to expense        78,550        2,946           10
Charge-offs .................     (153,637)      (5,150)      (5,011)
Recoveries ..................       12,023          808          377
                                 ---------      -------      -------
 Balance--December 31, 1993      $ 248,119      $ 8,123     $ 1,000
                                 =========      =======      =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            INVESTMENT    FORECLOSED
(Dollars in Thousands)            TOTAL     REAL ESTATE    PROPERTY      TOTAL
                                  -----     -----------    --------      -----
Balance--December 31, 1991  .   $ 379,218     $10,608    $  71,513    $ 461,339
Additions charged to expense       85,228       2,120       80,654      168,002
Charge-offs .................    (142,391)     (9,922)    (116,801)    (269,114)
Recoveries ..................       4,271           5       18,835       23,111
                                ---------     -------    ---------    ---------
Balance--December 31, 1992  .     326,326       2,811       54,201      383,338
Additions charged to expense       81,506       2,690       45,110      129,306
Charge-offs .................    (163,798)         --      (94,922)    (258,720)
Recoveries ..................      13,208         772       11,091       25,071
                                ---------     -------    ---------    ---------
 Balance--December 31, 1993     $ 257,242     $ 6,273    $  15,480    $ 278,995
                                =========     =======    =========    =========

   On December 30, 1993, Old FNB entered into an agreement with GMD, pursuant to which Old FNB would sell to GMD approximately $500 million in non-performing and/or classified commercial and multi-family real estate loans at Old FNB's gross book value, over a period not exceeding approximately three years. The obligations of GMD under this arrangement are guaranteed by Ford Motor Company.

   Generally, under this agreement, Old FNB will sell to GMD, on a quarterly basis, all non-performing commercial and multi-family real estate loans, up to the aggregate $500 million limit. If that limit is not reached by the end of the three year term, the remaining portion of the $500 million commitment will be satisfied by Old FNB selling to GMD performing classified commercial and multi-family real estate loans. The assets that may be sold under this agreement are limited to commercial and multi-family real estate loans held by Old FNB as of November 30, 1993. $17 million of such loans were sold to GMD in the first quarter of 1994.

                              OC-F-77

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11--OFFICE PREMISES AND EQUIPMENT

   The components of office premises and equipment are as follows:

 (DOLLARS IN THOUSANDS)                      DECEMBER 31, 1993
                                             -----------------
Land ......................................      $  21,425
Buildings and leasehold improvements  .....         91,629
Furniture and equipment ...................        146,335
Capitalized equipment leases ..............          1,310
Construction in progress ..................          2,891
                                                 ---------
                                                   263,590
Accumulated depreciation and amortization         (154,879)
                                                 ---------
  Total office premises and equipment, net       $ 108,711
                                                 =========

   The estimated cost to complete projects included in construction in progress was $4 million at December 31, 1993. Depreciation and amortization expense on office premises and equipment for the years ended December 31, 1993 and 1992 was $25 million and $36 million, respectively.

   The Acquired Business and its subsidiaries rent premises under long-term, noncancelable operating leases expiring at various dates through 2064. Rental expense for the years ended December 31, 1993 and 1992 was $23 million and $27 million, respectively. Rental income from subleasing agreements was $5 million in each of the years ended December 31, 1993 and 1992. At December 31, 1993, minimum rental commitments, net of sublease agreements, under all noncancelable operating leases were as follows:


YEAR ENDED                     (DOLLARS IN THOUSANDS)
----------                     ----------------------
1994 .....................            $14,834
1995 .....................             12,058
1996 .....................             10,541
1997 .....................              9,872
1998 .....................              8,744
1999 and thereafter ......             26,025
                                      -------
  Total ..................            $82,074
                                      =======

   At December 31, 1993, future minimum lease payments under all capital leases together with the present value of the minimum lease payments were as follows:


YEAR ENDED                                  (DOLLARS IN THOUSANDS)
----------                                  ----------------------
1994 .....................................         $   937
1995 .....................................             894
1996 .....................................             894
1997 .....................................             223
                                                   -------
Total minimum lease payments .............           2,948
Less interest portion ....................          (1,777)
                                                   -------
  Total capitalized lease obligations ....         $ 1,171
                                                   =======

                              OC-F-78

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 NOTE 12--CUSTOMER DEPOSITS

   A summary of deposit accounts by category is presented below:


 (Dollars in Thousands)                 DECEMBER 31, 1993
                                    ------------------------
                                    AVERAGE RATE     BALANCE
                                    ------------     -------
TYPE OF ACCOUNT
Passbook accounts ...............       2.14%      $   838,922
NOW accounts:
 Interest bearing ...............       1.04           761,433
 Non-interest bearing ...........         --           788,309
Money market deposit accounts  ..       2.51         2,786,381
Term accounts:
  3.0% or less ..................       2.78         1,078,875
  3.01-4.00% ....................       3.45         1,739,313
  4.01-5.00 .....................       4.63           506,427
  5.01-6.00 .....................       5.31           261,512
  6.01-7.00 .....................       6.57           258,522
  7.01-8.00 .....................       7.51           524,059
  8.01-9.00 .....................       8.47           525,305
  9.01-10.00 ....................       9.34           283,160
 10.01-11.00 ....................      10.64            13,358
 11.01-12.00 ....................      11.36            89,455
 12.01-13.00 ....................      12.28            91,452
 13.01-14.00 ....................      13.43               188
                                                   -----------
                                                    10,546,671
Accrued interest payable ........                       12,479
Purchase accounting adjustments                          2,470
                                                   -----------
  Total customer deposits  ......                  $10,561,620
                                                   ===========


   The weighted average stated interest rates on deposits at December 31, 1993 was 3.54%. Brokered certificates of deposits included above totalled $230 million at December 31, 1993. Deposit month-end balances averaged $12.1 billion during 1993 with a weighted average rate of interest of 4.00%. At December 31, 1993, deposit liabilities include $283 million of deposits from affiliated companies and entities. At December 31, 1993, the Acquired Business had committed to sell customer deposits held in two branches totalling approximately $35 million.

   The fair value of customer deposits at December 31, 1993 is $10.6 billion. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity term accounts is estimated using the interest rates currently offered for deposits of similar remaining maturities.

                              OC-F-79

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12--CUSTOMER DEPOSITS  (CONTINUED)

    A summary of deposit interest expense by category is presented below:

                                                  DECEMBER 31,
                                             ---------------------
(Dollars in Thousands)                           1993       1992
                                                 ----       ----
TYPE OF ACCOUNT
  Passbook accounts ........................   $ 32,493   $ 28,856
  NOW accounts .............................     11,584     25,154
  Money market deposit accounts ............     78,149    141,917
  Term accounts ............................    361,331    561,124
                                               --------   --------
                                                483,557    757,051
  Interest forfeitures .....................     (1,126)    (1,571)
                                               --------   --------
   Total customer deposit interest expense     $482,431   $755,480
                                               ========   ========

   At December 31, 1993, term accounts have scheduled maturities as follows:

                              TERM ACCOUNTS
                              MATURING WITH
(Dollars in Thousands)           BALANCES
                        ------------------------
        MATURITY                                      TOTAL       WEIGHTED
DURING THE YEAR ENDING      OVER      $100,000       BALANCES     AVERAGE
      DECEMBER 31,        $100,000    AND UNDER      MATURING      RATE
      ------------       ----------  -----------   ------------  ----------
1994 ..................   $360,710    $3,458,494    $3,819,204      4.36%
1995 ..................     84,698       494,553       579,251      7.42
1996 ..................     66,343       528,031       594,374      7.55
1997 ..................     17,181       196,622       213,803      6.21
1998 ..................     11,184       133,780       144,964      5.60
1999 and thereafter  ..      5,859        14,171        20,030      9.53
                          --------    ----------    ----------
                          $545,975    $4,825,651    $5,371,626      5.17%
                          ========    ==========    ==========

NOTE 13--SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   Securities sold under agreements to repurchase are summarized as follows:

 (DOLLARS IN THOUSANDS)                                    DECEMBER 31, 1993
                                                           -----------------
Mortgage-backed securities:
  Maturing within 30 days ...............................      $554,057
  Maturing 30-90 days ...................................       236,291
  Maturing 90 days to 1 year ............................        30,500
  Maturing 1-2 years ....................................        13,051
  Accrued interest payable ..............................         1,442
                                                               --------
    Total securities sold under agreements to repurchase       $835,341
                                                               ========

   At December 31, 1993, these agreements had a weighted average interest rate of 3.73%. The market value of these agreements at December 31, 1993 was $836 million. The underlying securities were delivered to, and are being held by securities dealers. These dealers may have loaned the securities to other parties in the normal course of their operations, but all agreements require the dealers to resell to the Acquired Business the identical securities at the maturities of the agreements. Securities sold under agreements to repurchase averaged $309 million during 1993 and the maximum amount outstanding at any month-end was $983 million for 1993.

                              OC-F-80

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13--SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE  (CONTINUED)

    At December 31, 1993 the amortized cost of the mortgage-backed securities subject to the terms of the reverse repurchase agreements was $855 million. The market value of these securities at December 31, 1993 was $907 million.

   The following is a summary by dealer of securities sold under agreements to repurchase, excluding accrued interest, at December 31, 1993:

                                     WEIGHTED AVERAGE
(DOLLARS IN THOUSANDS)              AMOUNT DUE    MATURITY (DAYS)
                                    ----------   ----------------
First Boston ........                $250,035           27
Goldman Sachs .......                 205,877            8
Merrill Lynch .......                  98,145           10
Morgan Stanley ......                 279,842          125
                                     --------          ---
  Total .............                $833,899           53
                                     ========          ===

NOTE 14--OTHER BORROWINGS

   Other borrowings consist of the following:

                                            DECEMBER 31, 1993
                                      ----------------------------
(DOLLARS IN THOUSANDS)                   BALANCE      AVERAGE RATE
                                      ------------  --------------
Fixed rate borrowings from the FHLB     $2,350,110        8.52%
Subordinated debentures:
 10.00%, due October, 2006 ..........       92,100       10.00
 Multi-family housing revenue bonds         20,099        3.79
 Capitalized lease obligations  .....        1,171       15.77
 Other borrowings ...................        5,665        8.14
                                        ----------       -----
                                         2,469,145        8.54%
Accrued interest payable ............       19,024
Net discount ........................      (10,554)
                                        ----------
Total long-term borrowings ..........   $2,477,615
                                        ==========

   Maturities of other borrowings at December 31, 1993 are as follows:

                                                         WEIGHTED
                              BALANCES MATURING       AVERAGE RATES
  MATURITIES DURING THE   ------------------------  ----------------
YEARS ENDING DECEMBER 31       FHLB        OTHER      FHLB     OTHER
------------------------  ------------  ----------  -------  -------
(DOLLARS IN THOUSANDS)
1994 ....................   $  680,787    $  1,258    9.60%     6.63%
1995 ....................      485,710          81    8.74      8.20
1996 ....................      865,968         321    7.30      8.38
1997 ....................      215,000       8,325    8.92     13.49
1998 ....................      100,000          --    9.85        --
1999 and thereafter  ....        2,645     109,050    7.71      8.96
                            ----------    --------    ----     -----
  Total .................   $2,350,110    $119,035    8.52%     9.25%
                            ==========    ========    ====     =====

   Short-term borrowings averaged $12 million during 1993, with a weighted average rate of 3.09%. There were no outstanding short-term borrowings as of December 31, 1993. Long-term borrowings averaged $2.7 billion during 1993 with a weighted average rate, adjusted for interest income recognized

                              OC-F-81

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14--OTHER BORROWINGS  (CONTINUED)

on interest rate exchange agreements, of 5.59%. Included in discounts at December 31, 1993 are deferred gains on sale of interest rate exchange agreements totalling $4 million.

   At December 31, 1993, advances from Federal Home Loan Banks and other borrowings had a fair value of approximately $2.6 billion. Fair value of borrowings is estimated using rates currently offered for liabilities of similar remaining maturities.

   The following is a summary of the carrying value of real estate loans, mortgage-backed securities, investment securities, and FHLB stock pledged as collateral for FHLB borrowings:

 (Dollars in Thousands)       DECEMBER 31, 1993
                              -----------------
Real estate loans ..........     $4,643,239
Mortgage-backed securities        1,008,222
FHLB stock .................        152,629
                                 ----------
    Total ..................     $5,804,090
                                 ==========

NOTE 15--INTEREST RATE EXCHANGE AGREEMENTS

   Interest rate exchange agreements outstanding at December 31, 1993 are as follows:

                                 NOTIONAL      YEAR END INTEREST RATE
(Dollars in Thousands)          PRINCIPAL    --------------------------
MATURITY DATE                    AMOUNT          PAID       RECEIVED       VARIABLE RATE INDEX
-----------------------------    ------          ----       --------       -------------------
Paid Variable/Received Fixed:
 April 1994 ..................   $500,000        3.38%       7.73%           3 Month LIBOR
 April 1995 ..................    500,000        3.38        7.97            3 Month LIBOR
 April 1996 ..................    500,000        3.38        8.19            3 Month LIBOR
 September 1996 ..............    250,000        3.33        4.19            1 Month LIBOR
 April 1998 ..................    400,000        3.38        8.38            3 Month LIBOR

   As of December 31, 1993, interest rate exchange agreements totalling $1.35 billion of notional principal are collateralized by a $30 million third party letter of credit issued. If terminated at December 31, 1993, the interest rate exchange agreements would generate a pre-tax gain of approximately $133 million. There were no interest rate cap, collar and floor agreements outstanding at December 31, 1993.

   The net decrease in interest expense on customer deposits and borrowings from interest rate exchange agreements is as follows:

                                           YEAR ENDED DECEMBER 31,
                                          ------------------------
(DOLLARS IN THOUSANDS)                        1993       1992
                                              ----       ----
Interest rate exchanges .................   $87,369    $76,280
Amortization of deferred gains and fees       1,985      2,934
Interest rate caps, collars and floors  .        --       (750)
                                            -------    -------
                                            $89,354    $78,464
                                            =======    =======

                              OC-F-82

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15--INTEREST RATE EXCHANGE AGREEMENTS  (CONTINUED)

    Below is a roll forward of deferred gains associated with interest rate swaps. These gains resulted from the termination of interest rate swaps in 1990 and are being amortized over the original life of the swap terminated.

Balance as of December 31, 1991 ......................   $8,740
Amortization .........................................    2,934
                                                         ------

Balance as of December 31, 1992 ......................    5,806
Amortization .........................................    1,985
                                                         ------

Balance as of December 31, 1993                          $3,821
                                                         ======

NOTE 16 -- FEDERAL AND STATE TAXES ON INCOME

   The components for the provision (recovery) for federal and state income taxes are as follows:

                                           YEAR ENDED DECEMBER 31,
                                           -----------------------
(Dollars in Thousands)                        1993       1992(*)
                                              ----       -------
Federal and state tax expense (benefit):
  Current:
    Federal .............................   $ 46,730    $ 21,296
    State ...............................      7,834       2,000
                                            --------    --------
                                              54,564      23,296
  Deferred: .............................
    Federal .............................    (14,156)    (50,747)
    State ...............................         --          --
                                             (14,156)    (50,747)
                                            --------    --------
      Expense (benefit) for the period  .   $  40,408   $(27,451)
                                            ========    ========

   (*)    Excludes cumulative effect of changes in accounting principles.

   The Acquired Business adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," as of January 1, 1992. The cumulative effect of this change in accounting principle increased 1992 net income by $13 million. Financial statements for prior years were not restated to apply the provisions of SFAS No.109. The adoption of SFAS No. 109 changes the method of accounting for income taxes from the deferred method using Accounting Principles Board Opinion No. 11 ("APB No. 11") to an asset and liability approach.

   Under SFAS No. 109, deferred income taxes reflect the estimated tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. These temporary differences include purchase accounting valuation adjustments and other items not previously included in the determination of deferred income taxes under APB No. 11. Accordingly, certain purchase accounting valuation adjustments and related amortization have been modified as a result of the adoption of SFAS No. 109. The impact from the adoption of SFAS No. 109 as it relates to purchase accounting valuation adjustments was to increase pre-tax income by $14 million and increase income tax expense by $14 million for the year ended December 31, 1992.

                              OC-F-83

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16 -- FEDERAL AND STATE TAXES ON INCOME  (CONTINUED)

    The components of deferred income tax assets and liabilities as of December 31, 1993 are as follows:

                                               1993 DEFERRED TAX
                                            -----------------------
(Dollars in Millions)                       ASSETS      LIABILITIES
                                            -------     -----------
Loss reserves ..........................     $ 76           --
Deferred intercompany transactions  ....       47           --
Purchase accounting ....................       23           --
Deferred loan servicing ................       --         $(16)
Deferred loan fees .....................       --          (11)
Employee benefit plans .................        2           --
All other ..............................       15          (38)
                                             ----         ----
                                              163          (65)
Valuation allowances ...................      (16)          --
                                             ----         ----
  Total ................................     $147         $(65)
                                             ====         ====

   The valuation allowances established relate primarily to state deferred tax assets. The Acquired Business' net deferred federal tax assets, including alternative minimum taxes, are expected to be realized in the consolidated income tax return, in accordance with the terms of its tax sharing agreement.

   A reconciliation of statutory tax rates to effective tax rates is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                   -----------------------------------
(Dollars in Millions)                                     1993              1992
                                                   ----------------  -----------------
Tax at statutory federal rate ....................   $ 66     35.0%    $ 37      34.0%
Effect of:
 Payments from the FSLIC/RF ......................    (25)   (12.8)     (75)    (69.6)
 Municipal bond interest .........................     (1)    (0.5)      (1)     (0.9)
 Amortization of purchase accounting adjustments,
  goodwill and intangible assets .................      6      3.2        6       5.5
Qualifying loan loss reserve liquidation  ........      8      4.3       --        --
 Change in tax rate ..............................     (5)    (2.7)      --        --
  Other, net .....................................    (14)    (7.5)       5       4.6
                                                     ----     ----     ----     -----
                                                       35     19.0      (28)    (26.4)
State tax, net of federal income tax effect  .....      5      2.7        1       0.9
                                                     ----     ----     ----     -----
Income tax expense (recovery) ....................   $ 40     21.7%    $(27)    (25.5)%
                                                     ====     ====     ====     =====

   During 1993, the Acquired Business recognized $8 million of federal income tax charges resulting from the partial liquidation of its qualifying loan loss reserves for which deferred income taxes have not previously been provided. The liquidation of the qualifying loan loss reserves resulted from a decline in the balance of qualifying loans and real estate owned. Included in retained earnings at December 31, 1993 is $187 million which represents the accumulation of qualifying loan loss reserve deductions and supplemental reserve deductions for which no provision for federal income taxes has been made. If in the future these amounts are used for any purpose other than to absorb losses on bad debts, or if further reductions in qualifying loans and real estate owned occur, a tax liability will be imposed on Old FNB for these amounts at the then-current tax rates.

                              OC-F-84

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 17--REGULATION

   The OTS has established capital regulations requiring all savings institutions to maintain: (a) tangible capital equal to 1.5% of adjusted total assets, as defined; (b) core capital equal to 3.0% of adjusted total assets, as defined; and (c) risk-based capital, equal to 8.0% on December 31, 1993, of risk-weighted assets, as defined.

   The following table sets forth the regulatory capital positions as reported to the OTS by Old FNB at December 31, 1993:

                                                         REGULATORY CAPITAL (UNAUDITED)
                                                       ----------------------------------
                                                                     CORE
                                                       TANGIBLE   (LEVERAGE)   RISK-BASED
                                                       --------   ----------    ----------
  Regulatory capital ratios, as filed with the OTS       6.3%        6.5%         11.1%
                                                         ===         ===          ====

   The above ratios were calculated using amounts reported to the OTS prior to the preparation of the Acquired Business' financial statements. The new management of the Acquired Business intends to continue to comply with all required capital ratios.

   The FDIC Improvement Act of 1992 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, the OTS adopted final rules, effective December 19, 1993, based upon FDICIA's five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, the OTS is required to take supervisory action against institutions that are not deemed either "well capitalized" or "adequately capitalized." The rules generally provide that a savings association is "well capitalized" if its total risk-based capital ratio is 10% or greater, its ratio of core capital to risk-based assets is 6% or greater, its core capital (leverage) ratio is 5% or greater, and the institution is not subject to a capital directive.

NOTE 18--EMPLOYEE BENEFIT PLANS

 Retirement Plans:

   The FNFC Retirement Plan ("Plan") is the primary retirement plan covering the employees of FNFC, the Acquired Business and their subsidiaries. The Plan covers substantially all permanent employees who have completed one year of service. In addition, an unfunded, nonqualified, discretionary plan is maintained to provide supplemental retirement benefits to certain present and former senior officers.

   During 1991, the Plan benefit formula was modified retroactively to an effective date of July 1, 1989. Under the Plan's previous benefit formulas, participants accrued a monthly benefit amount under a defined benefit formula. Upon revision of the Plan's benefit formulas, the monthly benefit amount was converted to a lump-sum equivalent value representing the participant's beginning account balance under the amended plan. Thereafter, 4% of the participant's quarterly eligible compensation is allocated to each participant's account. Plan net earnings are allocated based on the participant's account balance. The periodic pension expense for 1993 and 1992 has been calculated using the revised benefit formula and reflects all adjustments necessary to adopt the provisions of the new Plan.

   The Acquired Business' funding policy is to contribute amounts sufficient to meet funding requirements set forth in U.S. employee benefit and tax laws plus such additional amounts as the Acquired Business may determine to be appropriate. A contribution of $0.1 million was made in 1992. No contributions were required in 1993. All assets are invested with the Ford Retirement Plan Master Trust. Master Trust assets are principally U.S. Government and Agency obligations, corporate bonds and notes, and common stocks.

                              OC-F-85

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 18--EMPLOYEE BENEFIT PLANS  (CONTINUED)

    The Plan was previously qualified under 401(a) of the Internal Revenue Code. The Plan intends to file an application with the IRS for a determination that the Plan, as amended, satisfies the qualification requirements of Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended. The Plan intends to file the determination letter application before the required filing due date and to make all such amendments to the Plan as may be necessary or appropriate to ensure that it will obtain a favorable determination letter. Pension costs include the following components:

                                                  ENDED DECEMBER 31,
                                                  ------------------
(DOLLARS IN THOUSANDS)                             1993       1992
                                                   ----       ----
Benefits credited for service during the year     $ 2,099    $ 1,565
Interest cost on projected benefit obligation       2,567      2,690
Actual return on assets .......................    (4,134)    (4,470)
Net amortization and deferral .................      (782)      (782)
Curtailment (loss) gain .......................      (587)    (1,137)
                                                  -------    -------
Net periodic pension cost (credit) ............   $  (837)   $(2,134)
                                                  =======    =======

   Net periodic pension costs at December 31, 1993 and 1992 were computed using a weighted average discount rate of 8.0%, 8.5% and an expected rate of return on plan assets of 9.5% for 1993 and 1992.

   The projected benefit obligations at December 31, 1993 were determined using a discount rate of 8%.

                              OC-F-86

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 18--EMPLOYEE BENEFIT PLANS  (CONTINUED)

    The status of the retirement plans is as follows:

                                                           DECEMBER 31, 1993
                                                     -------------------------------
                                                     ASSETS EXCEED     ACCUMULATED
                                                      ACCUMULATED    BENEFITS EXCEED
(Dollars in Thousands)                                 BENEFITS          ASSETS
                                                     --------------  ---------------
Present value of accumulated retirement benefits:
 Vested ..........................................    $(34,542)         $(2,258)
 Non-vested ......................................      (2,320)             (53)
                                                      --------          --------
Accumulated benefits obligation ..................    $(36,862)         $(2,311)
                                                      ========          ========
Projected benefit obligation .....................    $(36,862)         $(2,311)
Plan assets at fair value ........................      48,500               --
                                                      --------          --------
Projected benefit obligation less than
 (in excess of) Plan assets ......................      11,638           (2,311)
Unrecognized net (asset) obligation at
 January 1, 1987 (date of adoption) ..............      (4,582)             153
Unamortized amendments ...........................      (3,475)             760
Unrecognized net amount resulting from
 Plan investment experience ......................      (9,592)            (913)
                                                      --------          --------
  Total accrued pension cost .....................    $  6,011)         $ 2,311)
                                                      ========          ========

   Since the plan will not be retained by First Madison upon completion of its acquisition of the Acquired Business, any plan over funding amount will remain with FNFC.

 Postretirement Benefits Plan:

   FNB and certain of its subsidiaries sponsor unfunded plans to provide medical, dental and vision benefits to certain eligible employees and their dependents from the date of early retirement to a maximum age of 65. In general, early retirement is age 55 with 10 years of service. Certain retirees contribute nothing for their coverage; however, all new retirees participating in the Plan contribute a portion of the premiums until age 65.

   The estimated cost for postretirement health care benefits has been accrued on an actuarially-determined basis, in accordance with the requirements of Statement of Financial Accounting Standards No. 106, ("SFAS No. 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions". In 1992, Old FNB elected to recognize immediately the full amount of the accumulated postretirement benefit obligation of this accounting change, resulting in an adverse effect on income of $3 million in the first quarter of 1992. The change reflected an unaccrued retiree benefit obligation liability of approximately $4 million, partially offset by projected tax benefits of $1 million.

   The status of the postretirement plan is as follows:

 (Dollars in Thousands)                          DECEMBER 31, 1993
                                                 -----------------
Accumulated postretirement benefit obligation:
 Retirees .....................................       $2,202
Active employees eligible to retire ...........        1,818
Other active employees ........................        1,754
                                                      ------
 Total accrued benefit liability ..............       $5,774
                                                      ======

                              OC-F-87

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 18--EMPLOYEE BENEFIT PLANS  (CONTINUED)

    The projected benefit obligation at December 31, 1993 was determined using a discount rate of 7.5%. An increase of 1% in the health care cost trend rate would cause service and interest costs and the accumulated postretirement benefit obligation to increase by less than $2 million.

   Postretirement benefits costs for the years ended December 31, 1993 and 1992 include the following components:

                                        FOR THE YEAR
                                           ENDED
                                        DECEMBER 31,
                                        ------------
(Dollars in Thousands)                  1993    1992
                                        ----    ----
Current service cost ................   $288    $249
Interest cost on benefit obligation      389     360
                                        ----    ----
Net periodic benefit cost ...........   $677    $609
                                        ====    ====

   Net periodic benefit cost at December 31, 1993 was computed using a weighted average discount rate of 7.5%. The initial health care cost trend rate used was 11.5%, the average trend rate used was 8.7% and the ultimate trend rate used was 5.5%, with the ultimate rate being achieved in 10 years.

 Investment Plan:

   At December 31, 1993, FNFC, the Acquired Business and substantially all of their subsidiaries had a defined contribution plan that is a qualified plan under Section 401(k) of the Internal Revenue Code ("401(k) Plan"). The 401(k) Plan has received a favorable determination letter from the IRS. The 401(k) Plan is available to substantially all employees with at least one year of employment. Employee contributions are voluntary. Effective January 1, 1993, the 401(k) Plan has been amended to provide for deferrals of up to twelve percent of qualifying compensation with a corresponding dollar for dollar matched employer contribution of the first four percent of eligible employee contributions. Employees vest immediately in their own contributions, and vest in the Acquired Business' contributions based on years of service. For the years ended December 31, 1993 and 1992, the Acquired Business' pre-tax 401(k) Plan contributions were $3 million and $3 million, respectively.

NOTE 19--COMMITMENTS AND CONTINGENCIES

 Lending and Investment Commitments:

   Outstanding written commitments relating to loans, mortgage-backed securities and investment securities are as follows:

 (Dollars in Thousands)                                        DECEMBER 31, 1993
                                                               -----------------
Commitments to originate loans:
 Variable rate .................................................    $123,725
 Fixed rate ....................................................     148,983
 Unused lines of credit provided to consumers ..................     327,671
Commitments to purchase loans and mortgage-backed securities:
 Variable rate .................................................          --
 Fixed rate ....................................................       8,912
Forward commitments to sell loans and mortgage-backed
 securities ....................................................     280,187

 Letters of Credit Commitments:

   Through year-end 1985, FNBMC entered into partnership agreements with developers to acquire and develop multi-family rental projects. The projects are partially funded through tax-exempt mortgage

                              OC-F-88

                            THE ACQUIRED BUSINESS
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 19--COMMITMENTS AND CONTINGENCIES  (CONTINUED)

revenue bond programs. Commencing in 1984, the Acquired Business began issuing its letters of credit to guarantee the payment of principal and interest on bonds issued by various housing authorities, and concurrently originated and serviced the mortgage loans made by the bond issuers. Should the Acquired Business be obligated under its letter of credit to redeem the bonds because of default of a project, the bond trustee is required to assign the mortgage loan to the Acquired Business. At December 31, 1993, the Acquired Business had a total of $375 million of such letters of credit outstanding with remaining terms of 2 to 26 years. Given the uncertainty of the interaction of these letters of credit with the underlying mortgage loans and cash flows of collateral properties under future economic conditions, it is not practicable to estimate the fair value of these letters of credit.

 Litigation:

   The Acquired Business and its subsidiaries are involved in litigation and may be subject to claims arising from its operations. The Acquired Business does not believe that the outcome of these actions, individually or in the aggregate, will have a material adverse effect on the consolidated financial position of the Acquired Business.

NOTE 20 -- SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

   Interest and Income Taxes Paid:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
(Dollars in Thousands)
                                                            1993         1992
                                                            ----         ----
Interest paid .........................................   $612,397    $1,008,821
Income taxes paid  ....................................      1,956         2,413
Income tax refunds  ...................................     17,708       114,573

   Non-Cash Investing and Financing Activities:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
(Dollars in Thousands)                                      1993         1992
                                                            ----         ----
Additions to property acquired in settlement of loans ... $135,251    $226,320
Loans securitized into mortgage-backed securities  ......       --      17,827

                              OC-F-89

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and Stockholders of SFFed Corp.

   We have audited the accompanying consolidated statements of financial condition of SFFed Corp. and subsidiaries ("SFFed") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of SFFed's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SFFed Corp. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the consolidated financial statements, on February 1, 1996, SFFed was acquired by and merged into First Nationwide Bank, A Federal Savings Bank.

Deloitte & Touche LLP
San Francisco, California
April 15, 1996

                              OC-F-90

                         SFFED CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
               (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                           DECEMBER 31,
                                                                   --------------------------
                                                                        1995          1994
                                                                        ----          ----
                              ASSETS
Cash and cash equivalents (Note 3):
 Cash on hand and amounts due from depository institutions  ......   $   26,251    $   18,306
 Federal funds sold ..............................................        4,000        34,900
 Securities purchased under agreements to resell .................      165,000       112,000
                                                                     ----------    ----------
                                                                        195,251       165,206
Mortgage-backed securities available for sale, at market (Note 4)        72,844        77,458
Mortgage-backed securities held for investment, net (approximate
 market value of 1995: $872,475; and 1994: $323,257) (Note 4)  ...      859,554       330,578
Loans held for sale, net (Note 6) ................................        4,393         3,627
Loans receivable held for investment, net (Note 5) ...............    2,714,988     3,011,504
Accrued interest receivable (Notes 4 and 5) ......................       23,600        18,798
Federal Home Loan Bank stock, at cost (Note 3) ...................       31,579        30,049
Premises and equipment, net (Note 7) .............................       21,899        22,946
Real estate owned, net (Note 8) ..................................       32,404        25,784
Other assets .....................................................       26,923        23,986
Excess of cost over fair value of net assets acquired (net of
 accumulated amortization of 1995: $8,967; and 1994: $8,298)  ....        8,053         8,722
                                                                     ----------    ----------
                                                                     $3,991,488    $3,718,658
                                                                     ==========    ==========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Customer deposits (Note 9) .......................................   $2,693,243    $2,481,988
Federal funds purchased ..........................................        4,000        35,000
Securities sold under agreements to repurchase (Note 10)  ........      713,362       347,679
Advances from Federal Home Loan Bank of San Francisco (Note 10)  .      274,952       580,983
Senior notes (Note 10) ...........................................       49,245        49,158
Advance payments by borrowers for taxes and insurance  ...........        2,138         3,425
Taxes on income (Note 11) ........................................        3,671           602
Other liabilities and accrued expenses ...........................       54,186        23,636
Unearned income ..................................................        1,301         1,643
                                                                     ----------    ----------
                                                                      3,796,098     3,524,114
                                                                     ----------    ----------
Commitments and contingencies (Note 17)
Stockholders' equity (Notes 4, 10, 11, 12, 14 and 15):
  Serial preferred stock--par value $.01 per share; 4,000,000
    shares authorized and unissued ...............................           --            --
    Common stock--par value $.01 per share; 20,000,000 shares
    authorized; issued and outstanding--1995: 7,883,247 and 1994:
    7,833,282 ....................................................           79            78
    Additional paid-in capital ...................................       70,497        69,912
    Retained earnings--substantially restricted ..................      126,270       128,512
    Unrealized loss on securities available for sale, net of tax .       (1,128)       (3,449)
    Minimum pension liability adjustment, net of tax .............         (328)         (509)
                                                                     ----------    ----------
     Total stockholders' equity ..................................      195,390       194,544
                                                                     ----------    ----------
      Total ......................................................   $3,991,488    $3,718,658
                                                                     ==========    ==========

               See Notes to Consolidated Financial Statements.

                              OC-F-91

                         SFFED CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                  1995        1994        1993
                                                                  ----        ----        ----
Interest income:
 Interest on loans ..........................................   $215,147    $189,984    $191,532
 Interest on mortgage-backed securities .....................     60,024      22,729      21,963
 Interest and dividends on investments and FHLB stock  ......     10,685       6,735       4,850
                                                                --------    --------    --------
  Total .....................................................    285,856     219,448     218,345
                                                                --------    --------    --------
Interest expense:
 Interest on customer deposits (Note 9) .....................    135,299     101,411      94,803
 Interest on Federal Home Loan Bank advances ................     23,958      24,915      28,303
 Interest on senior notes ...................................      5,703       1,756          --
 Interest on other borrowings ...............................     41,882      12,861       9,074
                                                                --------    --------    --------
  Total .....................................................    206,842     140,943     132,180
                                                                --------    --------    --------
 Net interest income ........................................     79,014      78,505      86,165
Provision for loan losses (Note 5) ..........................     11,094      17,205       6,583
                                                                --------    --------    --------
 Net interest income after provision for loan losses  .......     67,920      61,300      79,582
                                                                --------    --------    --------
Noninterest income:
 Mortgage banking activities (Note 6):
  Gain (loss) on sale of real estate loans ..................       (205)        491       4,898
  Loan servicing income .....................................      5,460       4,080       2,621
                                                                --------    --------    --------
  Total .....................................................      5,255       4,571       7,519
 Loan, deposit and other fees ...............................      5,291       5,853       6,773
 Income from real estate partnerships .......................        267          79         953
 Other income ...............................................      1,410         171         858
                                                                --------    --------    --------
  Total .....................................................     12,223      10,674      16,103
                                                                --------    --------    --------
Noninterest expense:
 Compensation and benefits (Notes 2, 14 and 15)  ............     35,518      35,979      36,616
 Occupancy and equipment (Note 17) ..........................     13,865      12,953      13,252
 Advertising and promotion ..................................      2,094       2,446       1,859
 Outside data processing ....................................      4,540       4,065       3,849
 Deposit insurance premiums and regulatory assessments  .....      6,811       6,178       5,867
 Provision for losses on real estate owned and other (Note
 5) .........................................................      4,874       8,524       7,067
 Real estate owned operations, net ..........................      2,138       5,897       6,353
 Deferred loan origination costs ............................     (4,497)     (7,016)     (8,077)
 Amortization of excess of cost over fair value of net
  assets acquired ...........................................        669         708         709
 Other expense (Note 2) .....................................     12,763      10,368      10,391
                                                                --------    --------    --------
  Total .....................................................     78,775      80,102      77,886
                                                                --------    --------    --------
 Income (loss) before income taxes ..........................      1,368      (8,128)     17,799
Income tax expense (benefit) (Note 11) ......................      1,568      (3,400)      7,905
                                                                --------    --------    --------
Net income (loss) ...........................................   $   (200)   $ (4,728)   $  9,894
                                                                ========    ========    ========
Earnings (loss) per share (Note 1) ..........................   $  (0.03)   $  (0.60)   $   1.24
                                                                ========    ========    ========
Dividends per share .........................................   $   0.26    $   0.28    $   0.15
                                                                ========    ========    ========

               See Notes to Consolidated Financial Statements.

                              OC-F-92

                         SFFED CORP. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)

                                                YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             --------------------------------------------------------------------------------
                                                                        UNREALIZED
                                                         RETAINED        LOSS ON        MINIMUM
                                                         EARNINGS       SECURITIES      PENSION
                                                       SUBSTANTIALLY    AVAILABLE      LIABILITY
                                         ADDITIONAL     RESTRICTED      FOR SALE,     ADJUSTMENT,
                               COMMON     PAID-IN      (NOTES 11, 12    NET OF TAX    NET OF TAX
                               STOCK      CAPITAL         AND 15)        (NOTE 4)      (NOTE 14)      TOTAL
                               -----      -------         -------        --------      ---------      -----
Balances, December 31, 1992     $77       $68,824        $126,704                                    $195,605
  Stock option and
   restricted stock
   activity  ...............      1           568                                                         569
  Cash dividends ...........                               (1,166)                                     (1,166)
  Unrealized gain on
   securities available for
   sale, net of tax  .......                                             $ 3,149                        3,149
  Net income ...............                                9,894                                       9,894
                                ---       -------        --------        -------         -----       --------
Balances, December 31, 1993      78        69,392         135,432          3,149                      208,051
  Stock option and
   restricted stock
   activity  ...............                  520                                                         520
  Cash dividends ...........                               (2,192)                                     (2,192)
  Net change in unrealized
   loss on securities
   available for sale, net
   of tax  .................                                              (6,598)                      (6,598)
  Minimum pension liability
   adjustment, net of tax  .                                                             $(509)          (509)
  Net loss .................                               (4,728)                                     (4,728)
                                ---       -------        --------        -------         -----       --------
Balances, December 31, 1994      78        69,912         128,512         (3,449)         (509)       194,544
  Stock option and
   restricted stock
   activity  ...............      1           585                                                         586
  Cash dividends ...........                               (2,042)                                     (2,042)
  Net change in unrealized
   loss on securities
   available for sale, net
   of tax  .................                                               2,321                        2,321
  Net change in minimum
   pension liability
   adjustment, net of tax  .                                                               181            181
  Net loss .................                                 (200)                                       (200)
                                ---       -------        --------        -------         -----       --------
Balances, December 31, 1995     $79       $70,497        $126,270        $(1,128)        $(328)      $195,390
                                ===       =======        ========        =======         =====       ========

               See Notes to Consolidated Financial Statements.

                              OC-F-93

                         SFFED CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                        YEAR ENDED DECEMBER 31,
                                                                    ------------------------------
                                                                    1995         1994         1993
                                                                    ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .............................................   $    (200)   $  (4,728)   $   9,894
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization of premises and equipment  .....       3,206        3,226        3,043
 Amortization of excess of cost over fair value of net assets
  acquired ....................................................         669          708          709
 Provision for losses, net ....................................      15,968       25,729       13,650
 Change in deferred income taxes ..............................       4,195       (2,660)      (5,050)
 Increase in interest payable .................................      16,872        5,356        1,293
 Increase in interest receivable ..............................      (4,802)      (1,996)        (142)
 Dividend income on FHLB stock ................................      (1,530)      (1,322)        (737)
 (Gain) loss on sale of real estate loans, net ................         205         (491)      (4,898)
 Amortization of deferred loan fees ...........................      (1,778)      (2,667)      (3,271)
 Proceeds from sales of loans originated for sale  ............      46,623      130,824      434,242
 Originations of loans held for sale ..........................     (58,402)    (153,709)    (472,847)
 Net change in other assets/liabilities .......................       8,587      (21,137)       2,226
 Increase (decrease) in income taxes payable ..................      (1,126)      (1,040)       4,476
                                                                  ---------    ---------    ---------
Net cash provided by (used in) operating activities  ..........      28,487      (23,907)     (17,412)
                                                                  ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Principal payments received on mortgage-backed securities
 available for sale ...........................................       8,467       37,233           --
Principal payments received on mortgage-backed securities held
 for investment ...............................................      73,668       31,669       77,610
Purchases of mortgage-backed securities held for investment  ..    (104,472)      (4,074)     (10,053)
Maturities of investment securities ...........................          --           --       13,270
Purchases of investment securities ............................          --           --       (6,040)
Principal payments received on loans receivable held for
 investment ...................................................     245,990      367,463      385,560
Originations of loans held for investment .....................    (469,761)    (795,217)    (693,488)
Loans purchased ...............................................     (12,386)      (1,307)        (542)
Proceeds from redemption of FHLB stock ........................          --           --        2,103
Purchases of FHLB stock .......................................          --         (622)      (1,118)
Sales of premises and equipment ...............................         214           43           92
Purchases of premises and equipment ...........................      (2,373)      (2,791)      (2,924)
Sales of real estate ..........................................      24,900       44,923       58,536
Investment in and acquisition of real estate ..................      (1,771)      (1,738)      (3,512)
Other, net ....................................................         754       (3,861)         254
                                                                  ---------    ---------    ---------
Net cash used in investing activities .........................    (236,770)    (328,279)    (180,252)
                                                                  ---------    ---------    ---------

               See Notes to Consolidated Financial Statements.

                              OC-F-94

                         SFFED CORP. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                                (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                 1995          1994         1993
                                                                 ----          ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in demand deposits .................  $  286,369    $(169,676)    $ (92,625)
Certificate account deposits ...............................     458,162      896,549       538,089
Certificate account withdrawals ............................    (533,276)    (544,995)     (416,881)
Increase (decrease) in borrowings with maturities of three
 months or less ............................................     (20,848)      53,397        57,941
Proceeds from long-term borrowings .........................   1,047,876      809,710       624,368
Principal payments on long-term borrowings .................    (998,289)    (688,979)     (494,194)
Proceeds from issuance of common stock .....................         376          404           488
Payment of dividends .......................................      (2,042)      (2,192)       (1,166)
                                                              ----------    ---------     ---------
Net cash provided by financing activities ..................     238,328      354,218       216,020
                                                              ----------    ---------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..................      30,045        2,032        18,356
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .............     165,206      163,174       144,818
                                                              ----------    ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...................  $  195,251    $ 165,206     $ 163,174
                                                              ==========    =========     =========
Supplemental disclosures of cash flow information:
 Cash paid for:
    Interest on customer deposits ..........................  $  135,557    $ 100,626     $  95,663
    Interest on borrowings .................................      54,542       32,402        34,061
    Income taxes ...........................................          --          466         8,479
 Non-cash investing activities:
    Transfers of loans to real estate owned ................      39,242       58,295        43,809
    Loans converted to mortgage-backed securities ..........     499,657       91,958       142,136
    Mortgage-backed securities transferred to
      available-for-sale portfolio .........................          --           --       379,135
    Mortgage-backed securities transferred from
      available-for-sale portfolio to held-for-investment
      portfolio ............................................          --      258,344            --
    Loans transferred from held-for-sale portfolio to
      held-for-investment portfolio ........................      11,013       77,195            --

               See Notes to Consolidated Financial Statements.

                              OC-F-95

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of SFFed Corp. ("SFFed") and its wholly owned subsidiary; San Francisco Federal Savings and Loan Association (the "Association") and its subsidiaries; Franciscan Financial Corporation, Development Credit Corporation, Capital Conveyance Company and Capital CMO Services and the subsidiary of Franciscan Financial Corporation; San Francisco Auxiliary Corporation. All significant intercompany transactions have been eliminated.

PRIMARY BUSINESS ACTIVITIES

   SFFed's principal business is attracting deposits from the general public and using such funds, along with borrowings from various other sources, to originate real estate loans secured by deeds of trust, other loans and to make short-term investments. SFFed's revenues are primarily interest received from its loan portfolio, investment securities and mortgage-backed securities and fees related to originating and servicing loans.

CASH AND CASH EQUIVALENTS

   For purposes of the statements of cash flows, SFFed considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   SFFed enters into purchases of securities under agreements to resell (repurchase agreements). The amounts advanced under these agreements represent short-term loans.

MORTGAGE-BACKED SECURITIES ("MBS")

   SFFed has converted certain qualifying real estate loans in its portfolio to Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") MBS. Additionally, SFFed has purchased MBS through established securities dealers. Effective December 31, 1993 SFFed adopted Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). In accordance with the provision of SFAS 115, SFFed has identified MBS as either held for investment or available for sale. SFFed does not have any trading securities. Premiums and discounts on purchased MBS are amortized or accreted over the expected life of the underlying mortgages using the interest method.

MBS HELD FOR INVESTMENT

   SFFed has the positive intent and ability to hold these MBS to maturity. These MBS are reported at cost, net of any applicable premium or discount. Transfers of MBS available-for-sale to MBS held-for-investment portfolio are recorded at fair value. The related net unrealized holding gains or losses, net of applicable income taxes, at the date of transfer are reported as a separate component of stockholders' equity and amortized over the remaining contractual life of these securities using the interest method.

MBS AVAILABLE FOR SALE

   These MBS are reported at their aggregate fair value. Net unrealized gains and losses are excluded from earnings and reported, net of applicable income taxes, as a separate component of stockholders'

                              OC-F-96

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (CONTINUED)

equity until realized. Gains and losses from the sale of MBS available for sale are determined using the specific identification method. Any permanent decline in the fair value of individual securities held for investment and available for sale below their cost would be recognized through a write-down of the individual securities to their fair value by a charge to earnings as a realized loss.

LOANS HELD FOR SALE

   During the period of origination, real estate loans are designated as held either for sale or investment purposes. Loans held for sale are carried at the lower of cost or estimated market value, determined on an aggregate basis. Transfers of loans held for sale to the held-for-investment portfolio are recorded at the lower of cost or market value on the transfer date.

   Net unrealized losses are recognized through a valuation allowance by charges to income.

IMPAIRED AND NON-PERFORMING LOANS

   The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), in May 1993 and Statement of Financial Standards No. 118, Accounting for Creditors for Impairment of a Loan-Income Recognition and Disclosures ("SFAS 118") (an amendment of SFAS 114), in October 1994. SFFed adopted SFAS 114 and SFAS 118 effective January 1, 1993. SFFed, in accordance with the methods prescribed under SFAS 114, considers a loan impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for loan losses. SFFed has defined residential 1-4 loans and consumer loans as homogenous loans. Homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. SFFed's loans are secured primarily by real estate and therefore, measurement of impairment is based upon the fair value of the property collateralizing the loan. Where impairment is determined to be permanent, a charge-off is recorded; where impairment may be temporary, an allowance is established. SFFed, before the adoption of SFAS 114, measured loan impairment with the methods prescribed in this pronouncement. As a result, no additional loss provisions were required by adoption of SFAS 114.

   All loans designated by SFFed as "impaired" are either placed on non-accrual status or are designated as restructured and are included with those loans reported as non-performing. SFFed's non-performing loans consist of loans on which SFFed has ceased the accrual of interest ("non-accrual loans") and loans on which various concessions have have been made with respect to the interest rate or other terms due to the inability of the borrower to service the obligation under the original terms of the agreement ("restructured loans"). It is SFFed's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful or the risk of default is probable.

ALLOWANCE FOR LOAN LOSSES

   SFFed maintains a loan monitoring system which provides a means for the timely identification of impaired loans and to permit the evaluation of the adequacy of the allowance for losses. SFFed has established valuation allowances for estimated losses on specific loans ("specific allowances") and for the

                              OC-F-97

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (CONTINUED)

inherent risk in the loan portfolio which has yet to be specifically identified ("general allowances"). Specific allowances are provided when a decline in the value of an impaired loan is identified, based upon the excess of the outstanding loan amount over the fair value of the related collateral plus holding and selling costs. General allowances are established based upon the inherent risk in the loan portfolio that has not been specifically identified. In conjunction with a review of the loan portfolio, the allowance for loan losses is evaluated quarterly and maintained at a level believed adequate by management to absorb estimated probable losses. In evaluating the general allowance for loan losses, management considers various factors including historical loss experience, the level and trend of delinquent real estate conditions, and the composition of the loan portfolio. Losses incurred upon initial acquisition of real estate owned through foreclosure are charged to the allowance for loan losses.

   While management uses currently available information in evaluating and adjusting the allowance for loan losses, additions to the allowance may be required because of changes in future economic, real estate and other conditions beyond SFFed's control.

INTEREST ON LOANS

   Interest on loans is credited to income when earned. Interest is not recognized on loans that are considered to be uncollectible or in the process of foreclosure. In general, loans are placed on non-accrual status when they become 90 days delinquent and a reserve is established for previously accrued but uncollected interest on such loans. Interest income received on non-accrual loans is recognized during the year using the cash basis method of income recognition.

LOAN ORIGINATION FEES

   SFFed charges fees for originating loans. These fees, net of certain related direct loan origination costs, are recognized as an adjustment of the loan's yield over the contractual life of the loan using the interest method, which results in a constant rate of return. When a loan is paid-off or sold, the unamortized balance of any related fees and costs is recognized as income. Other loan fees and charges representing service costs are reported in income when collected or earned.

SALES OF LOANS

   Gains or losses resulting from sales of loans or interests in loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the assets sold. When the right to service the loans is retained, a gain or loss is recognized based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer, taking into account estimated prepayments on such loans. Excluded from the net present value portion of the gain or loss is an amount equal to the present value of a normal servicing fee. The net asset resulting from the present value computation, representing deferred revenue or expense, is amortized to operations over the estimated remaining life of the loan using a method that approximates the interest method. The balance of deferred revenue and expense has been adjusted as necessary for loan prepayments in excess of, or below, estimated prepayments (See Note 6). Any loans held for sale by SFFed are carried at the lower of cost or market.

PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of office property and equipment is computed using the straight-line method over the

                              OC-F-98

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

estimated useful lives of the various classes of assets. Amortization of leasehold improvements is provided for using the straight-line method over the remaining term of the lease or the estimated useful life of the asset, whichever is less. Maintenance and repairs are charged to expense and improvements are capitalized.

REAL ESTATE OWNED

   Real estate acquired in settlement of loans is initially recorded at the lower of the unpaid loan balance or fair value at the date acquired. Subsequent adjustments, if any, are made when the carrying value exceeds estimated fair value. Costs related to the development of such properties are capitalized and holding costs are charged to expense. Real estate acquired for sale or development is carried at the lower of cost or estimated net realizable value. The carrying value of this real estate includes capitalized development and construction costs. The carrying value is reviewed periodically and adjusted when it exceeds net realizable value. Interest is capitalized on funds disbursed during the development and construction period for real estate projects.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED (GOODWILL)

   Goodwill is stated net of accumulated amortization and is being amortized using the straight-line method over periods ranging from 5 to 25 years.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   SFFed enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing arrangements, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements remain in the asset accounts.

TAXES ON INCOME

   SFFed accounts for income taxes in accordance with the provisions of the Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the use of an asset and liability approach whereby deferred income taxes are computed by applying enacted tax laws and rates applicable to future periods to the temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Future tax benefits attributable to temporary differences are recognized to the extent the realization of such benefits is more likely than not.

EARNINGS PER SHARE

   Earnings per share is based on the weighted average number of shares outstanding (including the dilutive effect of unexercised stock options):
7,855,919, 7,827,665 and 7,956,090 for 1995, 1994 and 1993, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   During 1995, the Financial Accounting Standards Board issued several Statements of Financial Accounting Standards, ("SFAS's") which are described below. SFFed has not assessed the impact of these Statements on its financial position or its result of operations because of SFFed's acquisition by First Nationwide Bank, A Federal Savings Bank (see Note 2).

                              OC-F-99

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), was issued in March 1995. The Statement addresses the accounting for the impairment of long-lived assets, such as premises, furniture and equipment, certain identifiable intangibles and goodwill related to those assets. Long-lived assets and certain identifiable intangibles are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of the future cash flows (undiscounted and without interest charges expected from the use of the asset and its eventual disposition) is less than the carrying amount of the asset. The Statement also requires that long-lived assets and identifiable intangibles, except for assets of a discontinued operation held for disposal, be accounted for at the lower of cost or fair value less cost to sell. SFAS 121 is effective for financial statements for periods beginning after December 15, 1995.

   In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, Accounting for Mortgage Servicing Rights ("SFAS 122"). SFAS 122 requires that an enterprise that acquires servicing rights through either the purchase or origination of mortgage loans and sells or securitizes these mortgage loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. SFAS 122 is effective for financial statements for periods beginning after December 15, 1995.

   SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), was issued in October 1995. This Statement prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock and stock appreciation rights. The Statement defines a "fair value based method" of accounting for employee stock options and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation for those plans using the "intrinsic value based method" under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion No. 25").

   Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Under Opinion No. 25, no compensation cost is recognized.

   SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based compensation agreements regardless of the method used to account for them. An employer that continues to apply the accounting provisions of Opinion No. 25 will disclose pro forma amounts that reflect the difference between compensation cost, if any, included in results of operations and the related cost measured by the fair value based method, including tax effects, that would have been recognized in the statement of operations if the fair value based method had been used. SFAS 123 is effective for transactions entered into after December 15, 1995.

USE OF FINANCIAL ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              OC-F-100

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

 RECLASSIFICATIONS

   Certain of the 1994 and 1993 consolidated financial statement amounts have been reclassified to conform to the 1995 presentation.

NOTE 2 -- ACQUISITION BY FIRST NATIONWIDE BANK

   On August 27, 1995, SFFed entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Nationwide Bank, A Federal Savings Bank ("First Nationwide"), pursuant to which SFFed was acquired.

   The acquisition by and merger into First Nationwide was consummated on February 1, 1996. Under the Merger Agreement, holders of SFFed common stock outstanding at the effective time of the merger (other than shares for which dissenter's rights were perfected, shares held by First Nationwide and shares held as treasury stock) received $32 per share. The holders of options on the common stock of SFFed received for each share subject to an option the difference between $32 and the applicable per share option price. The aggregate consideration paid by First Nationwide under the Merger Agreement was approximately $264,000,000. In connection with the acquisition by First Nationwide, at December 31, 1995, SFFed accrued approximately $9,600,000 of investment banker and legal fees, contract termination costs, severance and other employee related costs.

NOTE 3 -- CASH AND INVESTMENTS

   SFFed's banking depositories apply an imputed interest credit to balances left on deposit which is used as an offset to charges for banking services rendered. The Association is required by the Federal Reserve System to maintain noninterest-bearing cash balances against some of its customer certificate and transaction deposit accounts. The required reserves averaged $3,016,000 during the year ended December 31, 1995. SFFed does not maintain compensating balances with banks.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   The following is a summary of these securities:

                                                                        DECEMBER 31,
                                                                  ----------------------
                                                                      1995        1994
                                                                   (DOLLARS IN THOUSANDS)
Balance at end of period, comprised of mortgage-backed
 securities .....................................................   $165,000    $112,000
                                                                    ========    ========
Average balance during each year ................................   $149,412    $102,983
Maximum balance at any month end ................................    175,000     138,000
Weighted average interest rate ..................................       6.12%       6.12%
Weighted average days to maturity ...............................          4           4

   These agreements are collateralized by mortgage-backed securities and loans. At December 31, 1995 and 1994, all agreements to resell securities were for securities identical to those purchased and were executed with five primary dealers. The related collateral was held by the dealers arranging the transactions.

FEDERAL HOME LOAN BANK STOCK

   At December 31, 1995 and 1994, this investment consisted of 315,795 and 300,492 shares, respectively, of Federal Home Loan Bank of San Francisco
(FHLB) $100 par value capital stock at cost. The amount of stock owned meets the last annual regulatory determination. The FHLB capital stock is pledged to secure borrowings from the FHLB.

                              OC-F-101

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

NOTE 4 -- MORTGAGE-BACKED SECURITIES [MBS]

   SFFed has classified a portion of its MBS portfolio as "available for sale" as of December 31, 1995 and 1994. At December 31, 1995 and 1994 the available-for-sale MBS portfolio is reported in the accompanying Consolidated Statements of Financial Condition at fair value. The held-for-investment MBS portfolio is reported at amortized cost. At December 31, 1995, SFFed reflected an unrealized loss on the MBS available for sale portfolio, net of tax, of $1,128,000 as a decrease to stockholders' equity. At December 31, 1994 the unrealized loss on the MBS portfolio of $3,449,000, net of tax.

   The carrying amount of MBS and their approximate fair values at December 31, 1995 and 1994 were as follows:

  MBS available for sale:

                                    GROSS         GROSS
                     AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                       COST         GAINS         LOSSES       VALUE
                       ----         -----         ------       -----
                                  (DOLLARS IN THOUSANDS)
DECEMBER 31, 1995
Adjustable rate  .    $46,668       $  533            --      $47,201
 Fixed rate ......     25,328          539       $  (224)      25,643
                      -------       ------       -------      -------
    Total ........    $71,996       $1,072       $  (224)     $72,844
                      =======       ======       =======      =======
 Weighted average
  interest rate  .       6.53%
                      =======
DECEMBER 31, 1994
Adjustable rate  .    $50,242           --       $(1,662)     $48,580
 Fixed Rate ......     30,218       $  127        (1,467)      28,878
                      -------       ------       -------      -------
                      $80,460       $  127       $(3,129)     $77,458
                      =======       ======       =======      =======
 Weighted average
  interest rate  .       6.17%
                      =======

  MBS held for investment are summarized as follows:

                                                  GROSS         GROSS
                                   AMORTIZED    UNREALIZED    UNREALIZED
                                     COST         GAINS         LOSSES     FAIR VALUE
                                     ----         -----         ------     ----------
                                                (DOLLARS IN THOUSANDS)
DECEMBER 31, 1995
Adjustable rate ................   $776,397      $ 9,220       $   (79)     $785,538
Fixed rate .....................     83,157        3,780            --        86,937
                                   --------      -------       -------      --------
Total ..........................   $859,554      $13,000       $   (79)     $872,475
                                   ========      =======       =======      ========
Weighted average interest rate         7.32%
                                   ========
DECEMBER 31, 1994
Adjustable rate ................   $324,757           --       $(7,136)     $317,621
Fixed rate .....................      5,821      $    23          (208)        5,636
                                   --------      -------       -------      --------
                                   $330,578      $    23       $(7,344)     $323,257
                                   ========      =======       =======      ========
Weighted average interest rate         5.92%
                                   ========

                              OC-F-102

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    The scheduled maturities of MBS available for sale and MBS held for investment at December 31, 1995, were as follows:

                                     AVAILABLE FOR SALE      HELD FOR INVESTMENT
                                  ----------------------  -----------------------
                                    AMORTIZED    FAIR      AMORTIZED
                                      COST       VALUE       COST     FAIR VALUE
                                      ----       -----       ----     ----------
                                              (DOLLARS IN THOUSANDS)
Due from one year to five years      $12,158    $11,934          --          --
Due from five years to ten years         894        937          --          --
Due after ten years .............     58,944     59,973    $859,554    $872,475
                                     -------    -------    --------    --------
    Total .......................    $71,996    $72,844    $859,554    $872,475
                                     =======    =======    ========    ========


   The amortized cost of SFFed's MBS portfolio, pledged as collateral in conjunction with various borrowings and transactions, is as follows:

                                                   DECEMBER 31,
                                             ----------------------
                                                 1995        1994
                                                 ----        ----
                                              (DOLLARS IN THOUSANDS)
Collateral for:
 Local government agency deposits ..........   $    550    $    545
 Securities sold under agreements (Note 10)     791,665     371,679
 FNMA servicing ............................      4,638      18,599
                                               --------    --------
    Total ..................................   $796,853    $390,823
                                               ========    ========


   At December 31, 1995 and 1994, accrued interest receivable on MBS amounted to $5,836,000 and $2,160,000, respectively.

   MBS converted from SFFed originated loans included in the amortized cost of MBS available for sale and held for investment at December 31, 1995 totalled $36,056,000 and $740,158,000, respectively (December 31, 1994,
$41,285,000 and $284,087,000).

   In accordance with the provisions of SFAS 115, the MBS portfolio has been classified in the accompanying Consolidated Statements of Financial Condition according to management's intent. At June 30, 1994, as a result of a revision of its long-term business plans, SFFed transferred $258,344,000 of its MBS from the available-for-sale portfolio to its held-for-investment portfolio. The unrealized holding loss at the date of transfer, in the amount of $3,055,000, is being amortized as a yield adjustment over the remaining life of these MBS. At December 31, 1995, the unrealized holding loss related to this transfer is reflected as a $1,620,000, net of tax, reduction in stockholders' equity.

                              OC-F-103

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

 NOTE 5 -- LOANS RECEIVABLE HELD FOR INVESTMENT

   Loans receivable held for investment are summarized as follows:

                                                   DECEMBER 31,
                                                ------------------
                                                1995          1994
                                                ----          ----
                                              (DOLLARS IN THOUSANDS)
One-to-four family residential loans  ....   $1,535,791    $1,764,572
Multi-family residential loans ...........      628,410       648,491
Commercial property loans ................      465,466       500,106
Construction and improved land loans  ....       40,230        54,489
                                             ----------    ----------
    Total ................................    2,669,897     2,967,658
Consumer loans ...........................       94,749        91,928
Loans secured by savings accounts  .......        7,528         6,689
                                             ----------    ----------
    Total ................................    2,772,174     3,066,275
Less:
 Undisbursed loan funds ..................      (16,468)      (12,557)
 Deferred loan fees, net .................       (1,160)       (4,292)
 Discounts and premiums, net .............         (955)       (1,093)
 Allowance for loan losses ...............      (38,603)      (36,829)
                                             ----------    ----------
Loans receivable held for investment, net    $2,714,988    $3,011,504
                                             ==========    ==========
Weighted average interest rate ...........         7.88%         6.90%
                                             ==========    ==========


   The above classifications are net of participation interests in loans sold and loans serviced for others.

   The following is an analysis, by property type, of commercial real estate loans included above:

                                                DECEMBER 31,
                                             ----------------
                                             1995        1994
                                             ----        ----
                                          (DOLLARS IN THOUSANDS)
Office buildings......................   $225,130    $233,234
Warehouses ...........................     93,628     100,813
Shopping centers .....................     17,610      53,970
Motels ...............................     20,098      15,958
General purpose ......................     53,709      24,281
Mobile home parks ....................      9,007      10,449
Other ................................     46,284      61,401
                                         --------    --------
    Total ............................   $465,466    $500,106
                                         ========    ========

                              OC-F-104

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    Certain of SFFed's real estate loans are pledged as collateral for borrowings from various sources, as summarized below:

                                                          DECEMBER 31,
                                                       ------------------
                                                       1995          1994
                                                       ----          ----
                                                     (DOLLARS IN THOUSANDS)
Collateral for:
 FHLB advances (Note 10) ........................   $1,016,450    $1,109,092
 Deposits of state and local government agencies         3,502         4,887
                                                    ----------    ----------
    Total .......................................   $1,019,952    $1,113,979
                                                    ==========    ==========

   At December 31, 1995 and 1994, accrued interest receivable on loans amounted to $17,389,000 and $16,184,000, respectively.

   Over 99% of SFFed's loan portfolio is secured by property within the state of California. Additionally, 61% of SFFed's loan portfolio is secured by property located within the greater San Francisco Bay Area. Accordingly, the ultimate collectibility of SFFed's loan portfolio is susceptible to changes in the regional economics and real estate markets within Northern California and, to a lesser extent, in Southern California.

   On occasion, SFFed restructures major loans, generally because of a borrower's financial difficulties. Interest rate and cash payment concessions and an extension of a loan's maturity may be granted in such restructurings.

   Information concerning impaired loans that were past due for three months or more or in the process of foreclosure, (nonaccrual loans), and restructured loans, is summarized as follows:

                                                          AT OR FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                         --------------------------
                                                         1995       1994       1993
                                                         ----       ----       ----
                                                           (DOLLARS IN THOUSANDS)
Nonaccrual loans:
 Balance at year end ................................   $40,976    $44,809    $81,067
 Interest foregone ..................................     3,259      3,829      4,362
Restructured loans:
 Balance at year end (1) ............................     4,304     29,639     33,044
 Actual interest income recognized ..................     1,123      2,305      2,284
 Pro-forma interest income using original loan terms      1,119      2,358      2,387

------------

   (1) Ending balances are shown of net of nonaccrual loans. During the second quarter of 1995, SFFed re-evaluated its policies on restructured loans and determined that several loans that had been restructured were current for several years. As such, the December 31, 1995 balance does not include these loans.

   At December 31, 1995, the aggregate investment in loans considered to be impaired under SFAS 114 was $45,280,000. Included in this amount is $12,463,000 of impaired loans for which the related allowance for loan losses was $3,665,000 and $32,817,000 of loans for which no allowance was considered necessary. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $61,225,000. For the year ended December 31, 1995, SFFed recognized interest income on those impaired loans of $1,123,000. Interest income recognized during the year using the cash basis method of income recognition cannot be practicably determined.

                              OC-F-105

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    At December 31, 1994, SFFed's aggregate investment in loans considered impaired under SFAS 114 was $74,448,000. Included in this amount is $18,069,000 of impaired loans for which the related allowance for loan losses was $2,430,000 and $56,379,000 of loans for which no allowance was considered necessary. SFFed recognized approximately $2,305,000 of interest income on these loans in 1994.

   Activity in the allowance for losses on loans, real estate owned and other transactions is summarized as follows:

                                      REAL ESTATE    CONSUMER     TOTAL
                                         LOANS        LOANS       LOANS
                                    -------------  ----------  ----------
                                            (DOLLARS IN THOUSANDS)
Balance at December 31, 1992  .....    $ 33,194       $ 717      $ 33,911
 Provision for losses (recoveries)        6,279         304         6,583
 Charge-offs ......................      (3,290)       (603)       (3,893)
 Recoveries .......................          25         171           196
                                    -------------  ----------  ----------
Balance at December 31, 1993  .....      36,208         589        36,797
 Provision for losses .............      16,828         377        17,205
 Charge-offs ......................     (16,830)       (605)      (17,435)
 Recoveries .......................          59         203           262
                                    -------------  ----------  ----------
Balance at December 31, 1994  .....      36,265         564        36,829
 Provision for losses .............      10,169         925        11,094
 Charge-offs ......................      (8,895)       (945)       (9,840)
 Recoveries .......................         262         258           520
                                    -------------  ----------  ----------
Balance at December 31, 1995  .....    $ 37,801       $ 802      $ 38,603
                                    =============  ==========  ==========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                      REAL ESTATE
                                         OWNED      OTHER(1)    TOTAL
                                    -------------  --------  ----------

Balance at December 31, 1992  .....     $ 6,645      $  838    $ 41,394
 Provision for losses (recoveries)        7,134         (90)     13,627
 Charge-offs ......................      (5,975)         --      (9,868)
 Recoveries .......................          --          --         196
                                    -------------  --------  ----------
Balance at December 31, 1993  .....       7,804         748      45,349
 Provision for losses .............       8,336         188      25,729
 Charge-offs ......................      (4,980)       (200)    (22,615)
 Recoveries .......................          --          --         262
                                    -------------  --------  ----------
Balance at December 31, 1994  .....      11,160         736      48,725
 Provision for losses .............       3,832       1,042      15,968
 Charge-offs ......................      (1,902)        (28)    (11,770)
 Recoveries .......................          --          --         520
                                    -------------  --------  ----------
Balance at December 31, 1995  .....     $13,090      $1,750    $ 53,443
                                    =============  ========  ==========

------------

   (1) The 1995, 1994 and 1993 provision for losses (recoveries) included $1,042,000, $188,000 and ($90,000), respectively, related to real estate development projects.

NOTE 6 -- MORTGAGE BANKING

   Loans held for sale are summarized as follows:

                                                      DECEMBER 31,
                                               1995                  1994
                                      --------------------  --------------------
                                        CARRYING    MARKET    CARRYING    MARKET
                                         VALUE      VALUE      VALUE      VALUE
                                      ----------  --------  ----------  --------
                                                     (IN THOUSANDS)
Adjustable-rate single-family loans          --         --     $3,627     $3,627
Fixed-rate single-family loans  .....    $4,393     $4,393         --         --
                                      ----------  --------  ----------  --------
 Total ..............................    $4,393     $4,393     $3,627     $3,627
                                      ==========  ========  ==========  ========

   SFFed services loans for others amounting to $1,829,863,000, $1,454,344,000 and $1,518,546,000 at December 31, 1995, 1994 and 1993,
respectively, and are not included in the accompanying Consolidated Statements of Financial Condition. Income from loan servicing amounted to $5,460,000, $4,080,000 and $2,621,000 for the years ended December 31, 1995,
1994 and 1993, respectively. Custodial balances maintained in connection with loans serviced for others were approximately $12,399,000, $8,310,000 and $31,902,000 at December 31, 1995, 1994 and 1993, respectively.

   Activity in the net deferred premiums resulting from sales of loans, participation interests in loans and securitization of loans when servicing rights are retained for the three years ended December 31, is summarized as follows:

                              OC-F-106

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

                                                              1995       1994       1993
                                                           ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Balance at beginning of year .............................   $ 2,803    $ 3,424    $ 5,361
Additions to gain on sale of loans .......................        12        175        364
Amortization charged to loan servicing income:
 Regular .................................................    (1,447)    (1,696)    (1,826)
(Increase) decrease due to changes in actual and
 estimated prepayments ...................................       980        900       (475)
                                                           ---------  ---------  ---------
Balance at end of year ...................................   $ 2,348    $ 2,803    $ 3,424
                                                           =========  =========  =========

NOTE 7 -- PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

                                                      DECEMBER 31,
                                                 --------------------      ESTIMATED
                                                     1995       1994     USEFUL LIVES
                                                 ----------  --------    ---------------
                                                     (IN THOUSANDS)
Land ...........................................   $  4,811   $ 4,811                --
Buildings ......................................     10,170    10,064          40 years
Leasehold improvements .........................     14,717    13,754     Life of lease
Furniture and equipment ........................     22,347    23,447        5-20 years
Construction in progress .......................         57       131                --
                                                 ----------  --------
    Total ......................................     52,102    52,207
Less accumulated depreciation and amortization      (30,203)   29,261
                                                 ----------  --------
    Net ........................................   $ 21,899   $22,946
                                                 ==========  ========

   Depreciation and amortization expense amounted to $3,206,000, $3,226,000 and $3,043,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 8 -- REAL ESTATE OWNED

   Real estate owned is comprised of the following:

                                                                                 DECEMBER 31,
                                                                           ----------------------
                                                                               1995        1994
                                                                           ----------  ----------
                                                                                (IN THOUSANDS)
Real estate acquired through foreclosure and held for sale or development    $ 45,494    $ 36,944
Less allowance for losses (Note 5) .......................................    (13,090)    (11,160)
                                                                           ----------  ----------
    Net ..................................................................   $ 32,404    $ 25,784
                                                                           ==========  ==========

   Real estate acquired by foreclosure during 1995 and 1994, as adjusted to the lower of cost or fair value, amounted to $34,580,000 and $47,436,000, respectively.

                              OC-F-107

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

 NOTE 9 -- CUSTOMER DEPOSITS

   Customer deposits consist of the following:

                                                          DECEMBER 31,
                                        ----------------------------------------------
                                                  1995                    1994
                                        ----------------------  ----------------------
                                            AMOUNT        %         AMOUNT        %
                                        ------------  --------  ------------  --------
                                                     (DOLLARS IN THOUSANDS)
Passbook accounts:
 0.01 to 4.50% ........................   $  572,848     21.3%    $   76,250      3.1%
NOW and money market deposit accounts:
 0.01 to 6.00% ........................      279,867     10.4        490,153     19.7
                                        ------------  --------  ------------  --------
Demand deposits .......................      852,715     31.7        566,403     22.8
                                        ------------  --------  ------------  --------
Certificate accounts:
 Less than 3.00% ......................       15,022      0.6         33,858      1.4
 3.00 to 4.99% ........................      132,192      4.9        863,911     34.8
 5.00 to 6.99% ........................    1,548,151     57.4        921,283     37.1
 7.00 to 8.99% ........................      144,910      5.4         95,133      3.8
 9.00 to 10.99% .......................          196       --          1,350      0.1
 11.00% and above .....................           57       --             50       --
                                        ------------  --------  ------------  --------
Total certificate accounts ............    1,840,528     68.3      1,915,585     77.2
                                        ------------  --------  ------------  --------
Total customer deposits ...............   $2,693,243    100.0%    $2,481,988    100.0%
                                        ============  ========  ============  ========
Weighted average interest rate  .......                  5.13%                   4.61%
                                                      ========                ========

   Noninterest bearing deposits were $29,061,000 and $23,335,000 at December 31, 1995 and 1994, respectively.

   A summary of certificate accounts by maturity is as follows:

                                            DECEMBER 31,
                           ---------------------------------------------
                                     1995                   1994
                           ----------------------  ---------------------
                               AMOUNT        %         AMOUNT        %
                           ------------  --------  ------------  -------
                                       (DOLLARS IN THOUSANDS)
Maturity within one year     $1,108,847     60.3%    $1,316,580     68.7%
One to two years .........      243,006     13.2        334,842     17.5
Two to three years .......      127,333      6.9        156,595      8.2
Three or more years  .....      361,342     19.6        107,568      5.6
                           ------------  --------  ------------  -------
    Total ................   $1,840,528    100.0%    $1,915,585    100.0%
                           ============  ========  ============  =======

   Customer deposits include approximately $387,385,000 and $373,347,000 of accounts with balances in excess of $100,000 at December 31, 1995 and 1994, respectively.

   At December 31, 1995 and 1994, accrued interest payable on customer deposits, included in other liabilities in the accompanying Statements of Financial Condition, was $363,000 and $491,000, respectively.

                              OC-F-108

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    A tabulation of interest expense on customer deposits follows:

                             YEAR ENDED DECEMBER 31,
                       ---------------------------------
                           1995        1994       1993
                       ----------  ----------  ---------
                                 (IN THOUSANDS)
Demand deposits ......   $ 29,580    $ 14,592    $19,590
Certificate accounts      105,719      86,819     75,213
                       ----------  ----------  ---------
                         $135,299    $101,411    $94,803
                       ==========  ==========  =========

NOTE 10 -- BORROWINGS

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   SFFed enters into agreements with broker-dealers and other financial institutions to repurchase securities previously sold. These agreements are effectively short-term borrowings secured by MBS (see Note 4). Securities sold under the terms of these agreements are held by the securities dealers who arrange the transactions.

   Information related to securities sold under agreements to repurchase is summarized as follows:

                                         DECEMBER 31,
                                   ----------------------
                                       1995        1994
                                   ----------  ----------
                                    (DOLLARS IN THOUSANDS)
Balance at end of period .........   $713,362    $347,679
                                   ==========  ==========
Average balance during each year     $658,953    $261,368
Maximum balance at any month end      871,722     347,679
Weighted average interest rate  ..       6.14%       5.74%

   At December 31, 1995, $659,442,000 of SFFed's agreements mature in one year or less, and $53,920,000 mature in 1998.

ADVANCES FROM THE FEDERAL HOME LOAN BANK OF SAN FRANCISCO

   Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member associations, subject to such regulations and limitations that the Federal Housing Finance Board may prescribe. SFFed's borrowings from the FHLB consist of notes payable with interest rates ranging from 4.11% to 9.10%. The maturity and weighted average interest rate of the advances outstanding at December 31, 1995 are as follows:

                                      (DOLLARS IN
YEAR ENDING DECEMBER 31:               THOUSANDS)
-------------------------------
1996 ...........................        $266,969
1997 ...........................           7,500
1998 ...........................              --
1999 ...........................              --
2000 ...........................              --
Thereafter .....................             483
                                 --------------------
                                        $274,952
                                 ====================
Weighted average interest rate              6.90%
                                 ====================

                              OC-F-109

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

    At December 31, 1995 and 1994, SFFed had pledged certain real estate loans (see Note 5), mortgage-backed securities (see Note 4) and SFFed's investment in stock of the FHLB of San Francisco (see Note 3) to secure FHLB advances.

MORTGAGE-BACKED BONDS

   In September 1994, SFFed retired the collateralized mortgage obligation at face value and incurred a loss of $347,000.

SENIOR NOTES

   In September 1994, SFFed issued $50,000,000 of its senior notes due September 1, 2004. The notes are reported net of unamortized issuance costs. The notes bear interest at the rate of 11.20% payable semi-annually on March 1 and September 1. Under the terms of the notes, SFFed may not make any prepayments of principal, except that in the event of a change in control of SFFed, SFFed shall offer to prepay the notes in full. SFFed may contribute up to $34,000,000 from the proceeds of the note sale to the Association in the form of equity capital and by December 31, 1995 SFFed had so contributed $30,000,000.

   The note agreement contains certain restrictive covenants which, among other things, (1) require SFFed to maintain certain capital levels, (2) restrict the amount of funds available for payment of dividends on SFFed's stock or for the repurchase of its stock and (3) establish a maximum ratio of non-performing assets (as defined) to consolidated total assets. If an event of default occurs, including failure to comply with any restrictive covenant, the notes may become immediately payable in full. SFFed was in compliance with all terms of the note agreement at December 31, 1995.

NOTE 11 -- TAXES ON INCOME

   The provision (benefit) for taxes on income in the accompanying Consolidated Statements of Operations is comprised of the following items:

                                 YEAR ENDED DECEMBER 31,
                            -------------------------------
                               1995       1994       1993
                            --------  ----------  ---------
                                     (IN THOUSANDS)
Current:
 Federal income tax .......   $ (760)   $  (357)    $ 9,338
 California franchise tax        (15)      (383)      3,617
                            --------  ----------  ---------
    Total .................     (775)      (740)     12,955
                            --------  ----------  ---------
Deferred:
 Federal income tax .......      873     (1,748)     (3,453)
 California franchise tax      1,470       (912)     (1,597)
                            --------  ----------  ---------
    Total .................    2,343     (2,660)     (5,050)
                            --------  ----------  ---------
Total:
 Federal income tax .......      113     (2,105)      5,885
 California franchise tax      1,455     (1,295)      2,020
                            --------  ----------  ---------
    Total .................   $1,568    $(3,400)    $ 7,905
                            ========  ==========  =========

                              OC-F-110

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    The liability for taxes on income at December 31, 1995 and 1994 in the accompanying Consolidated Statements of Financial Condition includes a net deferred tax liability totalling $1.9 million for 1995 and a net deferred tax asset totalling $2.3 million for 1994, that have been provided for the temporary differences between the tax bases and financial statement carrying amounts of assets and liabilities. Tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not. The major sources of these temporary differences comprising SFFed's net deferred tax liability and net deferred tax (asset) at December 31, 1995 and 1994, respectively, are as follows:

                                                         DECEMBER 31,
                                                   ----------------------
                                                       1995        1994
                                                   ----------  ----------
                                                        (IN THOUSANDS)
             DEFERRED TAX LIABILITIES:
  Loan fee income and discounts deferred for tax
    purposes .....................................   $ 18,508    $ 17,243
  FHLB stock dividends ...........................      3,244       2,311
  Deferred servicing-related premiums on loans ...        933         999
  Tax basis versus financial statement basis
    depreciation expense .........................      2,701       2,846
  Investments in partnerships ....................         54         179
  Other ..........................................         --         682
                                                   ----------  ----------
 Gross deferred tax liabilities ..................     25,440      24,260
                                                   ----------  ----------

            GROSS DEFERRED TAX ASSETS:
  Federal tax basis loss carryovers ..............        (12)       (648)
  Deferred interest on restructured loans ........       (605)       (692)
  Accrued pension plan contributions .............     (6,160)     (4,380)
  Book basis loss reserves .......................    (13,349)    (17,052)
  Minimum pension liability adjustment ...........       (241)       (376)
  CMO investment trust ...........................       (972)       (887)
  Unrealized loss on securities available for sale       (709)     (2,507)
  Contract accruals ..............................     (1,373)         --
  Other ..........................................       (106)         --
                                                   ----------  ----------
 Gross deferred tax assets .......................    (23,527)    (26,542)
                                                   ----------  ----------
 Net deferred tax liability (asset) ..............   $  1,913    $ (2,282)
                                                   ==========  ==========

                              OC-F-111

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (CONTINUED)

    The differences between the federal statutory income tax rate and the effective rate of SFFed's tax provision (benefit) are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                     1995      1994      1993
                                                  --------  ---------  -------
Federal statutory tax rate ......................    35.0%     (35.0)%   35.0%
Increase (reduction) in tax rate resulting from:
  California franchise tax, net of federal
    benefit .....................................     7.5       (7.5)     7.4
  Amortization and write-down of intangible asset    20.9        3.1      1.4
  Change in base year tax bad debt reserve ......      --       (5.0)    (3.4)
  Deferred tax adjustment resulting from tax rate
    change ......................................      --         --      1.1
  Capitalized merger costs ......................    84.9         --       --
  Interest on officer's life insurance ..........   (14.6)        --       --
  California enterprise zone deduction ..........    (9.0)        --       --
  Other .........................................   (10.1)       2.6      2.9
                                                  --------  ---------  -------
Effective tax rate ..............................   114.6%     (41.8)%   44.4%
                                                  ========  =========  =======

   Under the Internal Revenue Code, the Association in determining taxable income is allowed a special bad debt deduction based on a percentage of taxable income (8% for 1995, 1994 and 1993) or on specific experience formulas. The Association used the experience method in 1995, 1994 and 1993 in determining the federal income tax bad debt deduction for tax return purposes for each respective year.

   A deferred tax liability has not been recognized for the amount of the Association's tax bad debt reserves that arose in tax years beginning before December 31, 1987. These reserves amounted to approximately $15.9 million at both December 31, 1995 and 1994. The amount of the unrecognized deferred tax liability on such reserves at both December 31, 1995 and 1994 was approximately $5.6 million. This deferred tax liability could be recognized if, in the future, (1) that portion of the Association's retained earnings represented by these reserves is used for purposes other than to absorb losses from bad debts, including dividends or distributions in liquidation,
(2) the Association fails to meet the definition of a "qualified savings institution," or (3) there is a change in the federal tax law.

   During 1994 the Internal Revenue Service (IRS) completed its examination of SFFed's tax returns for the years 1989 and 1990. The IRS had previously completed its examination of SFFed's tax returns for 1987 and 1988. As a result of these examinations the IRS has proposed adjustments, primarily related to timing differences as to the recognition of income and expense for tax return purposes. The most significant proposed adjustment relates to deferred loan fee income. SFFed filed a formal protest with the IRS in 1994 contesting the results of the audit of 1989 and 1990 (SFFed had previously filed a protest with regards to the results of 1987 and 1988 examinations). Taxes associated with the proposed adjustments which are being protested amount to approximately $23.5 million. SFFed believes that the income tax returns are substantially correct as originally filed. SFFed has established a deferred tax liability in prior periods for substantially all the items included in the IRS proposed adjustments. Accordingly, SFFed's exposure is limited to interest on any tax deficiency that may finally be assessed. SFFed believes that any additional tax and interest thereon which may be due will not have a materially adverse effect on the consolidated financial position or results of operations of SFFed.

                              OC-F-112

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (CONTINUED)

NOTE 12 -- STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

   Office of Thrift Supervision (OTS) regulations issued pursuant to the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA) specify minimum tangible, core and risk-based capital requirements for thrift institutions. The amount of the Association's net worth included in its minimum regulatory capital requirements is not available for the payment of dividends and may only be used to cover any future losses. Various adjustments are required to be made to stockholder's equity and total assets for computing these capital ratios, depending on an institution's capital and asset structure (see the following table). For purposes of computing the risk-based capital requirement, the regulations assign a degree of credit risk to each of a thrift's assets and off-balance sheet liabilities, ranging from zero to 100%.

   Under Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal banking authorities are required to take prompt corrective action against undercapitalized financial institutions, imposing a series of increasing constraints on the operations of such institutions, depending on the level of their undercapitalization. There are five capital levels specified by FDICIA, ranging from well capitalized to critically undercapitalized. OTS regulations set forth the minimum capital ratios for each of these levels. Based upon qualitative judgments made during its most recent examination of an institution, the OTS may downgrade an institution's capital level by one step (e.g., a well capitalized institution can be reclassified as adequately capitalized). Under these regulations, the Association is deemed to be well capitalized at December 31, 1995.

   The Association's regulatory capital position at December 31, 1995 and 1994 is summarized as follows:

                                                          DECEMBER 31, 1995           DECEMBER 31, 1994
                                                     --------------------------  --------------------------
                                                       TANGIBLE,                   TANGIBLE,
                                                      CORE, TIER 1     TOTAL      CORE, TIER 1     TOTAL
                                                       RISK-BASED    RISK-BASED    RISK-BASED    RISK-BASED
                                                      CAPITAL (1)     CAPITAL     CAPITAL (1)     CAPITAL
                                                     ------------  ------------  ------------  ------------
                                                                          (IN THOUSANDS)
 Capital per Association financial statements  .....    $231,966      $231,966      $219,225      $219,225
 Adjustments for regulatory capital purposes:
  Goodwill (2) .....................................      (8,054)       (8,054)       (8,722)       (8,722)
  Investment in nonincludable subsidiaries (2)  ....      (8,924)       (8,924)       (8,205)       (8,205)
  Unrealized loss on securities available for sale,
   net of tax ......................................       1,128         1,128         3,449         3,449
 General valuation allowances ......................          --        27,829            --        26,771
                                                     ------------  ------------  ------------  ------------
   Regulatory capital ..............................    $216,116      $243,945      $205,747      $232,518
                                                     ============  ============  ============  ============

------------

   (1) For the Association, there are no differences in these regulatory capital computations.

   (2) Also deducted from total assets for regulatory test purposes.

                              OC-F-113

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (CONTINUED)

                                                     ACTUAL               MINIMUM
                                                DECEMBER 31, 1995       REQUIREMENT
                                              -------------------  -------------------
                                                CAPITAL     RATIO    CAPITAL     RATIO
                                              ----------  -------  ----------  -------
                                                        (DOLLARS IN THOUSANDS)
FIRREA Capital Standards:
 Tangible ...................................   $216,116     5.43%   $ 59,717     1.50%
 Core (leverage) ............................    216,116     5.43     199,433     3.00
 Risk-based .................................    243,945    10.92     178,720     8.00
FDICIA Capital Standards (well capitalized):
 Leverage ...................................   $216,116     5.43%   $199,056     5.00%
 Tier 1 risk-based ..........................    216,116     9.67     134,041     6.00
 Total risk-based ...........................    243,945    10.92     223,401    10.00

                                                    ACTUAL               MINIMUM
                                               DECEMBER 31, 1994       REQUIREMENT
                                             -------------------  -------------------
                                               CAPITAL     RATIO    CAPITAL     RATIO
                                             ----------  -------  ----------  -------
                                                       (DOLLARS IN THOUSANDS)
FIRREA Capital Standards:
 Tangible ..................................   $205,747     5.54%   $ 55,666     1.50%
 Core (leverage) ...........................    205,747     5.54     111,332     3.00
 Risk-based ................................    232,518    10.84     171,662     8.00
FDICIA Capital Standards (well
 capitalized):
 Leverage ..................................   $205,747     5.54    $185,552     5.00
 Tier 1 risk-based .........................    205,747     9.59     128,746     6.00
 Total risk-based ..........................    232,518    10.84     214,577    10.00

   During 1995, SFFed contributed $5,000,000 from the senior note proceeds to the Association as equity capital. During 1994, SFFed contributed $30,000,000 to the Association as equity capital, including $25,000,000 of the proceeds from the sale of its senior notes. See Note 10 concerning certain covenants included in the senior note agreement.

   In August 1994, the OTS issued a regulation adding an interest rate risk component to the risk-based capital requirement for thrifts. Those thrifts that have an above normal interest rate risk exposure will be subject to take a deduction from the total capital available in computing their risk-based capital requirement. The regulation, which was to become effective as of December 31, 1994, has been postponed indefinitely, pending the testing of an OTS appeals process at certain institutions and the impositions of similar requirements by federal banking agencies. Based upon its December 31, 1995 computations, SFFed does not currently have an above normal interest rate risk.

   At periodic intervals, both the OTS and the FDIC routinely examine the Association's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. No such adjustments were required by the regulators as a result of their most recent examination of the Association which was completed in March 1995.

   Pursuant to a quarterly dividend policy initiated in 1993, SFFed paid cash dividends totalling $2,042,000 or $0.26 per share on its common stock during 1995 compared with $0.28 per share in 1994 and $0.15 per share in 1993.

                              OC-F-114

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

NOTE 13 -- PARENT COMPANY FINANCIAL INFORMATION

   SFFed and its subsidiary file a consolidated federal income tax return in which the taxable income or loss of SFFed is combined with that of its subsidiary. SFFed's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, SFFed's equity in the net income or loss of its subsidiary is excluded from the computation of the provision for income taxes for financial statement purposes.

   SFFed's statements of financial condition and related statements of operations and cash flows are as follows:

                      STATEMENTS OF FINANCIAL CONDITION

                                                                                 DECEMBER 31,
                                                                           ----------------------
                                                                               1995        1994
                                                                           ----------  ----------
                                                                                (IN THOUSANDS)
ASSETS
Cash .....................................................................   $    234    $    169
Note receivable from subsidiary ..........................................     11,770      24,170
Tax benefit ..............................................................      3,613         893
Other assets .............................................................      2,022       1,018
Investment in subsidiary .................................................    231,966     219,225
                                                                           ----------  ----------
    Total ................................................................   $249,605    $245,475
                                                                           ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses .........................................................   $  4,970    $  1,773
Senior notes (Note 10) ...................................................     49,245      49,158
Stockholders' equity (see Consolidated Statements of Financial Condition)     195,390     194,544
                                                                           ----------  ----------
    Total ................................................................   $249,605    $245,475
                                                                           ==========  ==========

                           STATEMENTS OF OPERATIONS

                                                                         YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                       1995        1994       1993
                                                                    ---------  ----------  --------
                                                                             (IN THOUSANDS)
INCOME
Dividend from subsidiary ..........................................   $    --    $    --     $1,000
Interest on investments ...........................................     1,151        835        238
                                                                    ---------  ----------  --------
                                                                        1,151        835      1,238
                                                                    ---------  ----------  --------
EXPENSES
General and administrative ........................................     3,464        576        395
Interest on senior notes ..........................................     5,703      1,756         --
Federal and state income tax benefit ..............................    (2,577)      (605)       (79)
                                                                    ---------  ----------  --------
                                                                        6,590      1,727        316
                                                                    ---------  ----------  --------
Income (loss) before undistributed net income (loss) of subsidiary     (5,439)      (892)       922
Undistributed net income (loss) of subsidiary .....................     5,239     (3,836)     8,972
                                                                    ---------  ----------  --------
Net income (loss) .................................................   $  (200)   $(4,728)    $9,894
                                                                    =========  ==========  ========

                              OC-F-115

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

                           STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                    1995        1994       1993
                                                                 ---------  ----------  ---------
                                                                           (IN THOUSANDS)
Cash flows from operating activities:
 Net income (loss) .............................................   $  (200)   $ (4,728)   $ 9,894
 Adjustments to reconcile net income (loss) to net cash
 provided  by (used in) operating activities:
  Undistributed net (income) loss of subsidiary ................    (5,239)      3,836     (8,972)
  Amortization of organization expense .........................        --          --         42
  Income tax benefit ...........................................    (2,577)       (605)       (79)
  Net change in other assets/liabilities .......................     2,401         705        378
                                                                 ---------  ----------  ---------
Net cash provided by (used in) operating activities  ...........    (5,615)       (792)     1,263
                                                                 ---------  ----------  ---------
Cash flows from investing activities:
 Maturities of investment securities ...........................        --          --     13,270
 Purchases of investment securities ............................        --          --     (6,040)
 Note receivable from subsidiary ...............................    12,400     (16,800)    (7,370)
 Capital contributions to subsidiary ...........................    (5,000)    (30,000)        --
 Other, net ....................................................       (54)         --       (106)
                                                                 ---------  ----------  ---------
Net cash provided by (used in) investing activities  ...........     7,346     (46,800)      (246)
                                                                 ---------  ----------  ---------
Cash flows from financing activities:
 Proceeds from issuance of common stock ........................       376         404        488
 Proceeds from issuance of senior notes ........................        --      49,158         --
 Payment of dividends ..........................................    (2,042)     (2,192)    (1,166)
                                                                 ---------  ----------  ---------
Net cash provided by (used in) financing activities  ...........    (1,666)     47,370       (678)
                                                                 ---------  ----------  ---------
Net increase (decrease) in cash and cash equivalents  ..........        65        (222)       339
Cash and cash equivalents at Beginning of Year .................       169         391         52
                                                                 ---------  ----------  ---------
Cash and cash equivalents at End of Year .......................   $   234    $    169    $   391
                                                                 =========  ==========  =========

NOTE 14 -- PENSION PLANS AND OTHER RETIREMENT BENEFITS

PENSION PLANS

   The Association has five noncontributory pension plans: A qualifying defined benefit plan covering substantially all employees over the age of 21 who meet minimum service requirements, and four nonqualifying supplemental plans to provide eligible plan members benefits, based on compensation and length of service, greater than permitted by the terms of the qualified plan. Assets of the qualified plan are maintained by a trustee and administered by the Association's advisory committee. Such assets consist primarily of money market funds, government securities, corporate bonds and common stocks. The nonqualifying plans have no assets. The Association has voluntary agreed to make contributions to each Plan sufficient to provide for the payment of pension benefits to Plan participants.

   During the third quarter of 1995, SFFed recorded an approximate $1.7 million reduction of retirement plan expenses reflecting a net curtailment gain arising from the suspension of SFFed's defined benefit retirement plan. The gain is net of the costs of enhancing certain retirement benefits under that plan immediately before it was suspended and net of certain other costs associated primarily with enhancing benefits provided under SFFed's defined contribution (401(k)) plan. During the fourth quarter

                              OC-F-116

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

of 1995, SFFed recorded an approximate $1.4 million increase in retirement plan expenses arising from the suspension of SFFed's nonqualified supplemental retirement plans related to the anticipated acquisition of SFFed as discussed in Note 2.

   Net periodic pension cost and its components are as follows:

                                               YEAR ENDED DECEMBER 31,
                                          -------------------------------
                                             1995       1994       1993
                                          ---------  ---------  ---------
                                                   (IN THOUSANDS)
Service cost -benefits earned  ........   $   875    $ 1,897    $ 1,810
Interest on projected benefit obligation      2,814      2,756      2,410
Return on plan assets ...................    (1,887)    (1,531)    (1,640)
Other components -net .................       280        819        602
Curtailment gain -qualified plan  .....    (1,689)        --         --
Curtailment loss -unqualified plans  ..     1,406         --         --
                                          ---------  ---------  ---------
Net periodic pension cost ...............   $ 1,799    $ 3,941    $ 3,182
                                          =========  =========  =========

   Assumptions used were as follows:

 Discount rate ..................................  7.25%    8.00%    6.50%
Rate of increase in compensation levels  .......   5.00     5.00     5.00
Expected long-term rate of return on assets (1)    8.00     8.00     8.50

                              OC-F-117

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

    The following table shows the funded status and amounts recognized in the Consolidated Statements of Financial Condition:

                                                                DECEMBER 31,
                                                          ----------------------
                                                              1995        1994
                                                                      ----------
                                                               (IN THOUSANDS)
QUALIFIED PLAN -- ASSETS LESS THAN ACCUMULATED BENEFITS
Actuarial present value of benefit obligations:
 Vested benefits ........................................   $ 31,022    $ 23,257
 Nonvested benefits .....................................        543         734
                                                          ----------  ----------
  Accumulated benefit obligation ........................   $ 31,565    $ 23,991
                                                          ==========  ==========
Projected benefit obligation for service rendered to
 date ...................................................   $ 31,565    $ 28,627
Plan assets at fair value ...............................    (28,098)    (21,787)
                                                          ----------  ----------
Plan assets less than projected benefit obligation  .....      3,467       6,840
Unrecognized net loss from past experience different
 from that assumed ......................................       (928)     (1,520)
Unrecognized net asset being recognized over 13 years  ..        437         546
Unrecognized prior service cost .........................         --        (680)
Adjustment required to recognize minimum liability  .....        491          --
                                                          ----------  ----------
Accrued pension cost (included in "Other Liabilities")  .   $  3,467    $  5,186
                                                          ==========  ==========
NONQUALIFIED PLANS -- ACCUMULATED BENEFITS EXCEED ASSETS
Actuarial present value of benefit obligations:
 Vested benefits ........................................   $  7,171    $  5,847
 Nonvested benefits .....................................         --           7
                                                          ----------  ----------
  Accumulated benefit obligation ........................   $  7,171    $  5,854
                                                          ==========  ==========
Projected benefit obligation for service rendered to
 date ...................................................   $  7,171    $  7,678
Plan assets at fair value ...............................         --          --
                                                          ----------  ----------
Plan assets less than projected benefit obligation  .....      7,171       7,678
Unrecognized net loss from past experience different
 from that assumed ......................................     (1,069)     (1,668)
Unrecognized net obligation being recognized over 15
 years ..................................................                   (202)
Unrecognized prior service cost .........................                   (667)
Adjustment required to recognize minimum liability  .....      1,069         916
                                                          ----------  ----------
Accrued pension cost (included in "Other Liabilities")  .   $  7,171    $  6,057
                                                          ==========  ==========

   In accordance with the provisions of Statement of Financial Accounting Standards No. 87 (SFAS 87), Employer's Accounting for Pensions, SFFed has recognized an additional pension liability of $570,000 and $885,000 in 1995 and 1994, respectively, representing the excess of the accumulated benefit obligation over the fair value of pension plan assets and accrued pension liability. As required by SFAS 87, in 1995, this liability, net of an income tax benefit of $242,000, has been reflected as a $328,000 reduction of stockholders' equity and in 1994, this liability, net of an income tax benefit of $376,000, has been

                              OC-F-118

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

established by a $509,000 reduction of stockholders' equity. This additional liability is a result of a change in the discount rate used in the measurement of pension plan benefits and a reduction in the expected long-term rate of return on pension plan assets.

OTHER POSTRETIREMENT BENEFITS

   Effective January 1, 1993, SFFed adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106 ("SFAS 106") Employers' Accounting for Postretirement Benefits Other than Pensions. Under SFAS 106, the cost of postretirement benefits other than pensions (e.g. health care) must be recognized on an accrual basis as employees perform services to earn the benefits. Many of the provisions and concepts of SFAS 106 are similar to current standards on accounting for pensions. Based on the transition provisions of SFAS 106, the accumulated postretirement benefit obligation at the date of adoption (the transition obligation) may be recognized in income as the cumulative effect of an accounting change in the period of adoption or delayed and amortized over future periods as a component of net periodic postretirements cost. The transition obligation at January 1, 1993 has been estimated at $4.0 million, which SFFed is amortizing to expense over 20 years as permitted by SFAS 106. SFFed has estimated that accounting for covered benefits on an accrual basis, as required by SFAS 106, rather than the pay-as-you-go method previously used by SFFed, increased expense for 1993 by approximately $0.4 million. During the fourth quarter of 1995, SFFed recorded an approximate $1.9 million increase in retirement medical benefits expenses resulting from the curtailment of the plan due to the anticipated acquisition of SFFed, as discussed in Note 2.

NOTE 15 -- EMPLOYEE INCENTIVE AND COMPENSATION PLANS

   SFFed's Stock Incentive Plan, which was amended in 1994 to increase the number of shares reserved thereunder for issuance by 500,000 shares, provides for up to 1,271,500 shares of common stock to be issued to directors and key employees of SFFed and its subsidiaries. Directors of SFFed are granted options for 10,000 shares of common stock upon their initial election to the Board of Directors. The Plan provides that stock options may be either incentive stock options ("ISO"), as defined by Section 422 of the Internal Revenue Code, or nonstatutory options which do not satisfy the provisions of Code Section 422. The Plan also provides for the issuance of stock appreciation rights ("SAR") and restricted stock.

   ISOs may be granted at an option price not less than fair market value as of the date of grant and nonstatutory options at a price determined by the Stock Option Committee provided for in the Plan. Stock options may be exercised with cash, shares of SFFed's common stock, or a combination of cash and common stock equal to the option price.

   In 1990 a stock option plan for non-employee directors (Directors' Plan) was established to allow those directors the choice of receiving nonstatutory options in lieu of their annual retainer fees. In 1994 the Directors' Plan was amended permitting participants to elect to receive nonstatutory options in lieu of their attendance fees as well as retainer fees. In addition, the Directors' Plan was further amended to provide an option pricing model generally accepted by the financial community as reflective of the fair market value of the interest received by the Directors in exchange for the cash compensation. The exercise price of options granted under this plan is $1.00 per share. The maximum number of shares of common stock which may be issued under the Directors' Plan is 200,000 shares, provided that the aggregate number of shares of common stock issuable under this plan and SFFed's Stock Incentive Plan shall not exceed 1,271,500 shares.

   SARs are only granted in conjunction with all or any part of any stock option granted under the Plan. A SAR entitles the holder to receive cash, shares of SFFed's common stock or a combination thereof, at the discretion of SFFed, equal to the excess of the fair market value at the date of exercise over the option price of the related stock option. Exercise of a SAR cancels the related stock option.

                              OC-F-119

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

    During 1992 certain key employees agreed to convert their existing SARs for limited stock appreciation rights ("LSAR"). LSARs are subject to the same terms and conditions as SARs but are exercisable only if there is a change of control of SFFed.

   Restricted stock is subject to such restrictions against sale, transfer or other disposition, as may be determined at the time of making the award. Employees forfeit all shares of restricted stock if they leave the employ of SFFed and its subsidiaries prior to the lapse of restrictions.

   All nonstatutory options and related SARs granted may be exercised prior to a dissolution or liquidation of SFFed or a sale of substantially all the assets of SFFed or a merger or consolidation in which SFFed is not the surviving entity.

   No ISOs have been granted through December 31, 1995. Nonstatutory options, restricted stock, SARs and LSARs granted, exercised or terminated are summarized as follows:

                                         TOTAL      RESTRICTED
                                         SHARES       STOCK       OPTIONS
                                      ----------  ------------  ----------
Outstanding at December 31, 1992  ...   594,453        6,603      587,850
 Granted ............................     6,096           --        6,096
 Exercised ..........................   (49,915)          --      (49,915)
 Restrictions lapsed ................    (2,996)      (2,996)          --
 Terminated/cancelled ...............   (44,780)          --      (44,780)
                                      ----------  ------------  ----------
Outstanding at December 31, 1993  ...   502,858        3,607      499,251
 Granted ............................   103,146           --      103,146
 Exercised ..........................   (33,379)          --      (33,379)
 Restrictions lapsed ................    (2,691)      (2,691)          --
 Terminated/cancelled ...............    (6,118)          --       (6,118)
                                      ----------  ------------  ----------
Outstanding at December 31, 1994 (2)    563,816          916      562,900
 Granted ............................   117,508       20,000       97,508
 Exercised ..........................   (29,965)          --      (29,965)
 Restrictions lapsed ................      (916)        (916)          --
 Terminated/cancelled ...............    (1,264)          --       (1,264)
                                      ----------  ------------  ----------
Outstanding at December 31, 1995 (2)    649,179       20,000      629,179
                                      ==========  ============  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                 PRICE PER
                                        SARS (1)     LSARS         SHARE
                                      ----------  ----------  -------------
Outstanding at December 31, 1992  ...    61,143     272,536
 Granted ............................        --          --    $       1.00
 Exercised ..........................   (24,826)         --      6.38-17.00
 Restrictions lapsed ................        --          --     11.25-14.13
 Terminated/cancelled ...............   (18,037)         --      6.38-17.00
                                      ----------  ----------
Outstanding at December 31, 1993  ...    18,280     272,536
 Granted ............................        --      86,550      1.00-18.88
 Exercised ..........................    (5,918)         --      6.38-17.00
 Restrictions lapsed ................        --          --     11.25-14.13
 Terminated/cancelled ...............    (1,124)    (20,682)     6.38-17.00
                                      ----------  ----------
Outstanding at December 31, 1994 (2)     11,238     338,404
 Granted ............................        --      87,600      1.00-20.25
 Exercised ..........................    (1,264)         --      6.38-17.00
 Restrictions lapsed ................        --          --           11.25
 Terminated/cancelled ...............      (511)     (9,000)     6.38-17.00
                                      ----------  ----------
Outstanding at December 31, 1995 (2)      9,463     417,004
                                      ==========  ==========

------------

   (1)All SARs are related to options. The exercise of SARs results in a surrender of the related option.

   (2)Options and SARs exercisable at December 31, 1995 were 444,177 and 9,463, respectively.

   The number of shares available for future options was 393,045 and 510,533 at December 31, 1995 and 1994, respectively. See Note 2 regarding the treatment of options in connection with the acquisition of SFFed by First Nationwide.

   Incentive Plans are maintained to provide a means of awarding incentive compensation to most officers and employees, including loan agents. The Plans are nonqualified plans and all disbursements are paid from the general assets of SFFed. For the years ended December 31, 1995, 1994 and 1993 SFFed's expense under these plans amounted to approximately $183,000, $422,000 and $1,726,000, respectively. SFFed maintains a savings plan for its employees and the employees of its subsidiaries. The plan allows participants to make contributions by salary deductions equal to 15% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by SFFed at the rate

                              OC-F-120

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

of 50% of such contributions up to 2% of the employee's salary. SFFed's matching contributions, under the terms of the plan, must be used to purchase SFFed's common stock. SFFed contributions to the plan amounted to $413,000, $347,000 and $316,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 16 -- ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of SFFed's financial instruments is in accordance with the provisions of Statement of Financial Accounting Standards No. 107 ("SFAS 107") Disclosures about Fair Value of Financial Instruments. The valuation methods used by SFFed are set forth below.

   The accuracy and usefulness of the fair value information disclosed herein is limited by the following factors.

    o Because no market exists for a significant portion of SFFed's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in these assumptions could significantly affect the estimates.

    o These estimates do not reflect any premium or discount that could result from offering for sale at one time SFFed's entire holding of a particular financial asset.

    o SFAS 107 excludes from its disclosure requirements certain financial instruments and various significant assets and liabilities that are not considered to be financial instruments.

   Because of these and other limitations, the aggregate fair value amounts presented in the following table do not represent the underlying value of SFFed.

                              OC-F-121

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

    The carrying amounts and the estimated fair values of SFFed's financial instruments at December 31, 1995 and 1994 are as follows:

                                              DECEMBER 31, 1995          DECEMBER 31, 1994
                                         -------------------------  -------------------------
                                           CARRYING     ESTIMATED     CARRYING     ESTIMATED
                                            AMOUNT      FAIR VALUE     AMOUNT      FAIR VALUE
                                         -----------  ------------  -----------  ------------
                                                             (IN THOUSANDS)
ASSETS
Cash and cash equivalents ..............  $  195,251    $  195,251   $  165,206    $  165,206
Federal Home Loan Bank stock ...........      31,579        31,579       30,049        30,049
Mortgage-backed securities .............     932,398       945,319      408,036       400,715
Loans held for sale ....................       4,393         4,393        3,627         3,627
Loans receivable held for investment  ..   2,714,988     2,708,195    3,011,504     2,942,263
Excess servicing .......................       2,348        25,825        2,803        14,175
LIABILITIES
Demand deposits ........................     852,715       852,715      566,403       566,403
Certificate accounts ...................   1,840,528     1,852,308    1,915,585     1,899,119
Borrowings .............................   1,041,559     1,049,860    1,012,820     1,006,902
OFF BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to originate loans and
 related hedging program (unrealized
 gain) .................................          --            46           --           371


   The following methods and assumptions were used by SFFed in computing the estimated fair values in the above table:

   Cash and Cash Equivalents and Federal Home Loan Bank Stock and Demand
Deposits: The carrying amounts of these financial instruments approximate their fair values.

   Mortgage-Backed Securities: Fair values of these securities are based on year-end quoted market prices.

   Loans Held for Sale: The fair value of these loans has been based on market prices of similar loans traded in the secondary market.

   Loans Receivable Held for Investment: For fair value estimation purposes, these loans have been categorized by type of loan (e.g., one-to-four unit residential) and then further segmented between adjustable or fixed rates and performing or nonperforming. Where possible, the fair value of these groups of loans has been based on secondary market prices for loans with similar characteristics. The fair value of the remaining loans has been estimated by discounting the future cash flows using current interest rates being offered for loans with similar terms to borrowers of similar credit quality.

   Excess Servicing (Deferred Premium on Sales and Securitization of Loans): Fair value of this asset has been estimated by reference to market loan prepayment assumptions and interest rates for similar pools of loans.

   Certificate Accounts and Borrowings: Fair values have been estimated using projected cash flows discounted at replacement rates offered at each year end for instruments of similar remaining maturities.

   Commitments to Originate Loans and Related Hedging Program: The fair value of the amount of commitments to originate loans considered likely to fund has been estimated based on current secondary market prices for similar loans. No loans were being originated for sale at December 31, 1995 and 1994.

                              OC-F-122

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

    The fair value estimates disclosed above were based on market prices and other available information at year-end 1995 and 1994, respectively. No detailed valuation has been performed since December 31, 1995 and, although SFFed is not aware of any changes that could significantly impact these estimates, current fair value estimates could be materially different from the year-end 1995 amounts presented above.

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

Outstanding commitments relating to loans and MBS are as follows:

                                           DECEMBER 31,
                                      --------------------
                                         1995       1994
                                      ---------  ---------
                                          (IN THOUSANDS)
Commitments to originate loans  .....   $31,341   $ 76,928
Commitments to sell loans ...........     1,014      1,423
Commitments to convert loans to MBS          --    199,784
Commitments to purchase MBS .........        --    100,000
Forward commitments to sell loans  ..     4,500         --

   At December 31, 1995 SFFed's commitments to originate loans included $10,977,000 of fixed-rate loans at interest rates ranging from 6.38% to 7.88%, and were outstanding for no more than 30 days.

   SFFed on occasion has securitized (received MBS for loans) and sold loans with recourse provisions. In 1995, SFFed did not have any sales of loans or MBS with recourse. The principal balance of loans that have been securitized or sold with recourse at December 31, 1995 and 1994 were $478,348,000 and $11,796,000, respectively.

   As part of the normal course of business, SFFed has entered into forward transactions in order to reduce its exposure to fluctuations in interest rates associated with originating loans for sale. At December 31, 1995 forward commitments to sell loans was $4,500,000.

LITIGATION

   SFFed is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultations with counsel, the ultimate disposition of these matters will not have a materially adverse effect on SFFed's consolidated financial position or results of operations.

LEASE COMMITMENTS

   Certain branches and offices are leased by SFFed under the terms of operating leases expiring at various dates through the year 2029. Lease rental expense amounted to $7,223,000, $7,173,000 and $8,009,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Future approximate minimum lease payments under the terms of the existing operating leases are as follows:

                              OC-F-123

                         SFFED CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

                                                    OFFICE AND
                              NET      SUBLEASES    EQUIPMENT
                          ---------  -----------  ------------
                                      (IN THOUSANDS)
Year ending December 31:
 1996 ...................   $ 6,966     $  514       $ 7,480
 1997 ...................     6,778        414         7,192
 1998 ...................     5,677        382         6,059
 1999 ...................     5,287        240         5,527
 2000 ...................     5,032         99         5,131
 Thereafter .............     6,067        297         6,364
                          ---------  -----------  ------------
                            $35,807     $1,946       $37,753
                          =========  ===========  ============

   Legislation is currently pending in Congress which would recapitalize the Savings Association Insurance Fund ("SAIF") in order to bring it into parity with the FDIC's other insurance fund, the Bank Insurance Fund ("BIF"). The legislation would require an assessment of all SAIF-insured institutions of approximately 0.85% to 0.90% of their March 31, 1995 customer deposit balances. If such legislation had been enacted by law by December 31, 1995, the Association would have been assessed approximately $23,100,000 to $24,400,000, on a pre-tax basis. After paying the one-time assessment, it would be expected that SFFed would pay significantly reduced insurance premiums on its customer deposits. SFFed is unable to predict whether such legislation will be enacted.

                             OC-F-124

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
California Federal Bank, F.S.B.:

   We have audited the accompanying consolidated statements of financial condition of California Federal Bank, F.S.B. and subsidiaries (the "Bank") as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Federal Bank, F.S.B. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 1 of the notes to the consolidated financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, in 1994, and No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1993.

                                                     KPMG Peat Marwick LLP

Los Angeles, California
January 18, 1996

                              OC-F-125

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (DOLLARS IN MILLIONS)

                                                                                DECEMBER 31,
                                                                         ------------------------
                                                                             1995         1994
                                                                         -----------  -----------
                                 ASSETS
Cash ...................................................................   $   273.7    $   292.8
Short-term liquid investments ..........................................        74.1        333.8
Securities purchased under agreements to resell ........................     1,674.6         48.2
Securities available for sale (market value: $200.3 in 1995 and
 $1,731.5 in 1994) .....................................................       200.3      1,731.5
Securities held to maturity (market value $2,361.3 in 1995 and $2,437.2
 in 1994) ..............................................................     2,366.7      2,525.1
Loans receivable held for sale (market value: $13.8 in 1995 and $1.3 in
 1994) .................................................................        13.6          1.3
Loans receivable held for investment ...................................     9,290.0      8,746.0
Federal Home Loan Bank stock ...........................................       135.7        134.1
Interest receivable ....................................................        79.5         79.6
Premises and equipment .................................................        71.2         81.5
Real estate held for sale ..............................................        49.5         77.9
Prepaid expenses and other assets ......................................        91.7        130.6
                                                                         -----------  -----------
    Total Assets .......................................................   $14,320.6    $14,182.4
                                                                         ===========  ===========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits ...............................................................   $ 9,476.7    $ 8,360.9
Advances from Federal Home Loan Banks ..................................     2,671.0      2,526.0
Securities sold under agreements to repurchase .........................       857.3      1,751.0
Student Loan Marketing Association advances ............................       200.0        475.0
Subordinated debentures ................................................        57.6         66.5
Interest payable .......................................................        29.4         18.6
Other liabilities ......................................................       141.1        186.1
                                                                         -----------  -----------
    Total Liabilities ..................................................   $13,433.1    $13,384.1
                                                                         ===========  ===========
Shareholders' equity
 Preferred stock, Series A .............................................        93.5         93.5
 Preferred stock, Series B .............................................       172.5        172.5
 Common stock ..........................................................        49.2         49.2
 Additional paid-in capital ............................................       838.6        836.6
 Net unrealized holding gains (losses) on securities available for sale           --        (19.2)
 Retained earnings (deficit) ...........................................      (266.3)      (334.3)
                                                                         -----------  -----------
    Total Shareholders' Equity .........................................       887.5        798.3
                                                                         -----------  -----------
    Total Liabilities and Shareholders' Equity .........................   $14,320.6    $14,182.4
                                                                         ===========  ===========

         See accompanying notes to consolidated financial statements.

                              OC-F-126

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------
                                                                       1995        1994        1993
                                                                    ---------  ----------  ----------
Interest income:
 Loans receivable .................................................  $  706.9    $ 630.4     $  756.5
 Securities held to maturity ......................................     170.3      135.5        160.9
 Securities purchased under agreements to resell ..................      68.5       44.0         30.5
 Securities available for sale ....................................      49.4       75.2         61.7
 Short-term liquid investments ....................................      12.9       23.0          4.3
                                                                    ---------  ----------  ----------
    Total interest income .........................................   1,008.0      908.1      1,013.9
                                                                    ---------  ----------  ----------
Interest expense:
 Deposits .........................................................     441.6      390.8        516.1
 Borrowings .......................................................     254.5      175.7         95.8
                                                                    ---------  ----------  ----------
    Total interest expense ........................................     696.1      566.5        611.9
                                                                    ---------  ----------  ----------
    Net interest income ...........................................     311.9      341.6        402.0
Provision for loan losses .........................................      31.8       74.9        163.5
                                                                    ---------  ----------  ----------
    Net interest income after provision for loan losses  ..........     280.1      266.7        238.5
Other income:
 Fee income .......................................................      54.5       62.4         64.3
 (Loss) gain on sales of loans ....................................      (0.3)       0.5          5.4
 Gain on sales of securities ......................................       6.9        0.2           --
 Gain on sale of Southeast Division ...............................        --      135.0           --
 Other ............................................................       2.4        3.1          0.5
                                                                    ---------  ----------  ----------
    Total other income ............................................      63.5      201.2         70.2
                                                                    ---------  ----------  ----------
Other expenses:
 Compensation .....................................................      97.1      118.7        133.9
 Office occupancy .................................................      39.4       47.3         50.2
 Other general and administrative .................................      79.4       89.2        102.5
 Federal deposit insurance premiums and special assessments  ......      26.0       35.1         36.7
                                                                    ---------  ----------  ----------
    Total general and administrative expenses .....................     241.9      290.3        323.3
 Operations of real estate held for sale ..........................       8.0       45.9        118.3
 Loss on assets held for accelerated disposition ..................        --      274.8           --
 Amortization of goodwill .........................................        --         --         15.5
                                                                    ---------  ----------  ----------
    Total other expenses ..........................................     249.9      611.0        457.1
                                                                    ---------  ----------  ----------
Earnings (loss) before income tax expense (benefit) and cumulative
 effect of change in accounting for goodwill ......................      93.7     (143.1)      (148.4)
Income tax expense (benefit) ......................................       0.1        6.3         (2.9)
                                                                    ---------  ----------  ----------
Earnings (loss) before cumulative effect of change in accounting
 for goodwill .....................................................      93.6     (149.4)      (145.5)
Cumulative effect of change in accounting for goodwill  ...........        --     (273.7)          --
                                                                    ---------  ----------  ----------
    Net earnings (loss) ...........................................  $   93.6    $(423.1)    $ (145.5)
Preferred dividends ...............................................      25.6       16.9          3.8
                                                                    ---------  ----------  ----------
Net earnings (loss) available for common shareholders  ............  $   68.0    $(440.0)    $ (149.3)
                                                                    =========  ==========  ==========
Earnings (loss) per common share before the cumulative effect of
 change in accounting for goodwill ................................  $   1.36    $ (3.82)    $  (5.98)
Loss per share of the cumulative effect of change in accounting
 for goodwill .....................................................  $     --    $ (6.28)    $     --
Net earnings (loss) per common share ..............................  $   1.36    $(10.10)    $  (5.98)

         See accompanying notes to consolidated financial statements.

                              OC-F-127

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                             YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                           1995       1994       1993
                                                                        ---------  ---------  ---------
Preferred stock:
 Balance at beginning of year .........................................   $ 266.0    $  93.5    $    --
  Issuance of preferred stock, series A ...............................        --         --       93.5
  Issuance of preferred stock, series B ...............................        --      172.5         --
                                                                        ---------  ---------  ---------
 Balance at end of year ...............................................     266.0      266.0       93.5
                                                                        ---------  ---------  ---------
Common stock:
 Balance at beginning of year .........................................      49.2       25.0       25.0
  Issuance of shares of common stock ..................................        --       21.6         --
  Exercise of common stock warrants ...................................        --        2.6         --
                                                                        ---------  ---------  ---------
 Balance at end of year ...............................................      49.2       49.2       25.0
                                                                        ---------  ---------  ---------
Additional paid-in capital:
 Balance at beginning of year .........................................     836.6      658.2      662.6
  Issuance cost of preferred stock, Series A ..........................        --         --       (4.5)
  Issuance cost of preferred stock, Series B ..........................        --       (8.3)        --
  Issuance of shares of common stock ..................................        --      161.7         --
  Exercise of common stock warrants ...................................        --       20.7         --
  Long-term incentive stock options ...................................       2.0        4.3        0.1
                                                                        ---------  ---------  ---------
 Balance at end of year ...............................................     838.6      836.6      658.2
                                                                        ---------  ---------  ---------
Net unrealized holding (losses) gains on securities available for sale:
 Balance at beginning of year .........................................     (19.2)       8.3       (0.7)
  Net unrealized holding gains (losses) ...............................      19.2      (27.5)       9.0
                                                                        ---------  ---------  ---------
 Balance at end of year ...............................................        --      (19.2)       8.3
                                                                        ---------  ---------  ---------
Retained earnings (deficit):
 Balance at beginning of year .........................................    (334.3)     105.7      255.0
  Dividends on preferred stock, Series A ($1.94 per share in 1995,
   $1.94 per share in 1994 and $1.02 per share in 1993) ...............      (7.2)      (7.2)      (3.8)
  Dividends on preferred stock, Series B ($10.625 per share in 1995,
   $5.61 per share in 1994 and none in 1993) ..........................     (18.4)      (9.7)        --
  Net earnings (loss) .................................................      93.6     (423.1)    (145.5)
                                                                        ---------  ---------  ---------
 Balance at end of year ...............................................    (266.3)    (334.3)    (105.7)
                                                                        ---------  ---------  ---------
Total Shareholders' Equity ............................................   $ 887.5    $ 798.3    $ 890.7
                                                                        =========  =========  =========

         See accompanying notes to consolidated financial statements.

                              OC-F-128

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN MILLIONS)

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------
                                                                      1995         1994         1993
                                                                  -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss) .............................................   $    93.6    $  (423.1)   $  (145.5)
Adjustments to reconcile net earnings (loss) to net cash
 provided by operating activities:
 Loss on assets held for accelerated disposition ................          --        274.8           --
 Cumulative effect of change in accounting principle  ...........          --        273.7           --
 Depreciation and amortization ..................................        13.0         14.8         33.1
 Accretion of fees and discounts ................................       (13.5)       (37.3)       (21.0)
 Provision for losses on loans receivable .......................        31.8         74.9        163.5
 (Recovery) provision for losses on real estate held for sale  ..        (7.4)        79.7         93.6
 Loss (gain) on sales of loans ..................................         0.3         (0.5)        (5.4)
 Loans originated for sale ......................................      (117.2)      (115.8)      (648.3)
 Gain on sales of securities ....................................        (6.9)        (0.2)          --
 Proceeds from sales of loans receivable held for sale  .........       183.2      1,099.4        940.1
 Decrease in other assets .......................................        39.0          7.3         46.3
 (Decrease) increase in other liabilities .......................       (34.4)        17.0         (2.1)
 Other items ....................................................       (11.1)       (20.5)       (25.9)
                                                                  -----------  -----------  -----------
    Net cash provided by operating activities ...................       170.4      1,244.2        428.4
CASH FLOWS FROM INVESTING ACTIVITIES:
 Loans originated for investment ................................    (2,128.9)    (2,503.5)    (2,020.1)
 Purchases of securities available for sale .....................      (202.9)    (1,519.2)        (5.5)
 Proceeds from sales of securities available for sale  ..........       976.3        670.4           --
 Proceeds from sales of loans held for investment ...............          --           --         65.1
 Net (purchases) maturities of securities held to maturity  .....       (54.2)         0.4       (145.7)
 Principal collected on loans receivable held for investment  ...     1,152.1      1,406.9      1,877.2
 Principal collected on securities held to maturity  ............       435.8        533.5        597.4
 Proceeds from maturities of securities .........................       808.8          1.0        254.5
 Net (increase) decrease in FHLB stock ..........................        (1.6)       (12.6)        29.0
 Proceeds from sales of real estate held for sale, net  .........       136.8        398.2        522.7
 Net (additions) dispositions of premises and equipment  ........        (2.8)         8.3          2.3
 Net decrease (increase) in short-term liquid investments  ......       259.7        (27.0)       123.9
 Net (increase) decrease in securities purchased under
  agreements to resell ..........................................    (1,626.4)       (18.0)         9.6
 Proceeds from sale of California Thrift & Loan .................          --           --         30.3
                                                                  -----------  -----------  -----------
    Net cash (used) provided by investing activities  ...........      (247.3)    (1,061.6)     1,340.7
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase (decrease) in deposits ................................     1,115.8     (4,239.9)      (511.2)
 Proceeds from Federal Home Loan Bank advances ..................     3,135.0      1,710.0        505.0
 Payments on Federal Home Loan Bank advances ....................    (2,990.0)      (200.0)    (1,328.7)
 Net (decrease) increase in reverse repurchase agreements  ......      (893.7)     1,501.2       (185.3)
 Proceeds from other borrowings .................................         3.0        202.0        317.5
 Payments on other borrowings and subordinated debentures  ......      (286.7)       (41.4)      (300.9)
 Proceeds from the issuance of common shares ....................          --        210.9           --
 Proceeds from the issuance of preferred shares .................          --        164.2         89.0
 Payment of dividends on preferred stock ........................       (25.6)       (16.9)        (3.8)
                                                                  -----------  -----------  -----------
    Net cash provided (used) by financing activities  ...........        57.8       (709.9)    (1,418.4)
                                                                  -----------  -----------  -----------
Net (decrease) increase in cash .................................       (19.1)      (527.3)       350.7
Cash at beginning of period .....................................       292.8        820.1        469.4
                                                                  -----------  -----------  -----------
Cash at end of period ...........................................   $   273.7    $   292.8    $   820.1
                                                                  ===========  ===========  ===========

         See accompanying notes to consolidated financial statements.

                              OC-F-129

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of California Federal Bank, A Federal Savings Bank and its subsidiaries ("the Bank"). The Bank maintains 125 full service branches in California and Nevada and is one of the largest savings associations in the United States. The Bank offers a broad range of consumer financial services including demand and term deposits and mortgage and consumer loans. Subsidiaries of the Bank sell insurance and investment products to the Bank's customers, and have previously engaged in the real estate investment and development and trust business. The Bank's deposit gathering and loan production operations are concentrated in California, particularly in Southern California.

   It is the Bank's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1994 and 1993 data in order to conform to the current presentation. The preparation of the Bank's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported operations of the Bank for the periods presented. Actual results may differ from those estimates calculated by the Bank.

   During 1995, the Bank obtained regulatory and shareholder approval to reorganize into a holding company structure, which will provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of the Bank's common stock was converted into one share of Cal Fed Bancorp Inc. common stock. Consequently, the Bank became a wholly-owned subsidiary of Cal Fed Bancorp Inc. The Bank's other securities remain outstanding securities of the Bank. However, while the Bank's 7 3/4% noncumulative convertible preferred stock, Series A remains an outstanding security of the Bank; the Series A preferred stock will be convertible into shares of Cal Fed Bancorp Inc. common stock if converted. The Bank may call the Series A preferred stock at anytime on or after March 31, 1996 at its par value of $25.00.

   In December 1995, the Bank contributed approximately $22 million in capital to Cal Fed Bancorp Inc. as part of the reorganization into a holding company structure. Although the contribution did not impact the Bank's consolidated regulatory capital at December 31, 1995, the Bank's regulatory capital will be reduced by the amount of the contribution in 1996.

 SHORT-TERM LIQUID INVESTMENTS

   The Bank's short-term liquid investments consist of federal funds sold and certificates of deposit. These investments generally mature within 60 days. The Bank invests in these assets as a means to maximize its return on short-term funds that it holds for liquidity purposes.

 SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   The Bank invests in securities purchased under agreements to resell ("repurchase agreements") to maximize the yield on its liquid assets. The Bank obtains collateral for these agreements, which normally consists of U.S. treasury securities or mortgage-backed securities ("MBS") guaranteed by agencies of the U.S. government. The collateral is held in the custody of a trustee, who is not a party to the transaction. The duration of these agreements is typically less than 30 days. The Bank deals only with nationally recognized investment banking firms as the counterparties to these agreements. The Bank's investment in repurchase agreements solely consisted of securities purchased under agreements to resell identical securities.

                              OC-F-130

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

  INVESTMENTS IN SECURITIES

   The Bank's investment in securities principally consists of U.S. treasury securities and mortgage-backed securities. The Bank has created MBS when it exchanges pools of loans for mortgage-backed securities ("securitized loans"). The Bank adopted Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115") at December 31, 1993. In accordance with SFAS 115, the Bank classifies its investment in securities as held to maturity securities, trading securities and available for sale securities as applicable. The Bank did not hold any trading securities at December 31, 1995 or 1994.

 Available for Sale Securities

   The Bank has classified certain securities as "available for sale". The Bank classifies securities as available for sale based upon a determination that such securities may be sold at a future date or if there are foreseeable circumstances under which the Bank would sell such securities.

   Securities designated as available for sale are recorded at market value. Changes in the market value of debt securities held for sale are included in shareholders' equity as unrealized holding gains or losses net of the related tax effect, if any. Unrealized losses, on available for sale securities reflecting a decline in value judged to be other than temporary, are charged to income in the Consolidated Statement of Operations. Realized gains or losses on available for sale securities are computed on a specific identification basis.

 Securities Held to Maturity

   The Bank has classified certain securities as "held to maturity". Securities are designated as held to maturity if the Bank has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost, adjusted for the amortization of any related premiums or the accretion of any related discounts into interest income using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Unrealized losses on held to maturity securities, reflecting a decline in value, judged by the Bank to be other than temporary, are charged to income and reported under the caption "Gain (loss) on Sale of Securities" in the Consolidated Statements of Operations.

 LOANS RECEIVABLE

   The Bank's principal interest earning asset is loans receivable. The Bank primarily originates loans secured by residential property of 4 units or less ("residential 1-4 loans"). Prior to 1993, the Bank was active in the origination of loans secured by residential properties of 5 or more units ("multifamily loans") and loans secured by office buildings, shopping centers, industrial buildings, warehouses, marinas and hotels ("commercial real estate loans.") The Bank currently limits its originations of multifamily and commercial real estate loans to finance the sale of real estate. Prior to 1993, the Bank was active in the origination of loans secured by vehicles, mobile homes, boats and unsecured personal loans ("consumer loans"). Since 1993, the Bank has ceased originating consumer loans for its own portfolio. However, the Bank does originate consumer loans for other financial institutions for a fee. The Bank segregates its loan portfolio into loans held for sale and loans held for investment. The Bank normally designates a loan as held for sale at the time of origination. The Bank's portfolio of residential 1-4 loans, multifamily loans and commercial real estate loans are primarily secured by property located in California. The Bank continues to focus its origination efforts in California, particularly in Southern California. The Bank's ability to originate loans is affected by economic conditions, competition and the market for real estate in California. Likewise, the ability of the Bank's borrowers to honor their contractual loan obligations to the Bank are also affected by the strength of the California economy and particularly the availability of

                              OC-F-131

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

employment and the pricing for residential housing. Should the California economy, the market for real estate, and/or the availability of employment experience a significant downturn over the near term, the Bank may experience a reduction in the level of loan originations and/or an increase in loan losses.

 Loans Receivable Held for Sale

   The Bank has designated certain of its loans receivable as "held for sale". In determining the level of loans held for sale, the Bank considers whether such loans would be sold in response to liquidity needs, asset/liability management requirements, regulatory capital needs and other factors. The Bank's current policy is to designate substantially all originations of fixed-rate residential 1-4 loans that conform to the underwriting criteria of Fannie Mae ("FNMA"), formerly known as the Federal National Mortgage Association or Freddie Mae ("FHLMC"), formerly known as the Federal Home Loan Mortgage Corporation, as held for sale.

   Loans held for sale are recorded at the lower of cost or market value. Unrealized losses are recorded as reduction in earnings and are included under the caption "Gain (loss) on sale of loans" in the Consolidated Statements of Operations. Realized gains and losses from the sale of loans receivable are computed under the specific identification method.

 Gains and Losses from the Sale of Loans

   The Bank sells whole loans and participations in mortgage loans to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific identification method and reflect the extent that the sales proceeds exceed or are less than the Bank's investment in the loans (which includes adjusting the unpaid principal balance of the loans for unearned discounts, premiums and deferred fees and costs at the time of sale). In some cases, the Bank sells loans and continues to service such loans for the investor. In these cases, the Bank recognizes a gain or loss on the loan sale measured by the present value of the difference between the yield on the loans and the yield to be paid to the buyer, reduced by the normal servicing fees, over the estimated remaining lives of those loans using market prepayment, default and discount rate assumptions. If loans are sold with recourse, the estimated liability under the recourse provisions is provided for in the computation of the gain or loss. The resulting deferred discount or premium ("excess servicing") is amortized as an addition to or deduction from income using the interest method, adjusted for actual prepayments. The Bank periodically reviews the remaining premium to ensure that it does not exceed the present value of the estimated excess servicing fees, using current estimates of market prepayments and default. In the event that actual prepayments exceed the assumptions used in determining the gain or loss, the deferred premium is adjusted to reflect current prepayment projections by a charge to operations. To the extent sales of loans involve the sale of part of a loan or a pool of loans with disproportionate credit and prepayment risks, the cost basis is allocated based upon the relative fair market value of the portion sold and the portion retained on the date such loans were acquired or, if that is not determinable, the date of sale. The amount of excess servicing recorded by the Bank was $3.9 million at both December 31, 1995 and 1994. Such amounts were included in "Prepaid expenses and other assets" on the Consolidated Statements of Financial Condition.

 Loan Servicing

   The Bank services its loan portfolio and real estate and consumer loans which are owned by independent investors. Loans serviced by the Bank for others are primarily the result of the Bank selling loans while retaining the servicing of such loans. Loans which are serviced for other parties are not included with loans receivable or any other asset in the accompanying consolidated financial statements. Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred.

                              OC-F-132

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

  Loans Receivable Held for Investment

   The Bank's loan portfolio is comprised of residential 1-4 loans, loans secured by income producing real estate ("income property loans") and consumer loans. Since 1993, the Bank has not actively engaged in originating income property loans, except to finance the sale of the Bank's real estate.

   Loans receivable are generally recorded at the contractual amounts owed by borrowers, less deferrals, unearned interest, the allowance for loan losses, undisbursed funds and purchase premiums and discounts. Interest on loans is credited to income as earned, to the extent deemed collectible. Discounts on loans purchased and unearned interest on consumer loans is accreted into interest income using the interest method over the contractual lives of the loans, adjusted for actual prepayments.

 Loan Origination Fees and Costs

   Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of loan yield using the interest method. When a loan is paid off or sold, any unamortized net deferred fee balance is credited to income. Commitment fees received in connection with the purchase of loans are deferred and recognized over the life of the resulting loans as an adjustment of yield, or if the commitment expires unexercised, credited to income upon expiration of the commitment. Any costs in connection with the purchase of loans are expensed as incurred.

 Impaired and Non-Performing Loans

   In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"). Under SFAS 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. SFAS 114 excludes among other items, large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. The Bank adopted SFAS 114 as of January 1, 1995. The Bank has defined residential 1-4 loans, consumer loans, multifamily loans with an outstanding balance of less than $750,000 and commercial real estate loans with an outstanding balance of less than $500,000 as homogenous loans. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate; (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for losses. For all loans secured by real estate, the Bank measures impairment and establishes specific valuation allowances by utilizing the fair value of the property collateralizing the loan. Additionally, SFAS 114 eliminates the requirement that a creditor account for certain loans as foreclosed assets until the creditor has taken possession of the collateral. SFAS 114 became effective for financial statements issued for fiscal years beginning after December 15, 1994 and is required to be adopted prospectively.

   All loans designated by the Bank as "impaired" are either placed on non-accrual status or are designated as restructured and are included with those loans reported as non-performing. The Bank did not experience a material impact upon its financial condition or operations from the implementation of SFAS 114. The Bank's non-performing loans consist of loans on which the Bank has ceased the accrual of interest ("non-accrual loans") and loans on which various concessions have been made with respect to the interest rate or other terms due to the inability of the borrower to service the obligation under the original terms of the agreement ("restructured loans"). It is the Bank's policy to place a loan on

                              OC-F-133

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful. When a loan is determined to be impaired and/or placed on non-accrual status, the accrued and unpaid interest receivable is reversed. All cash subsequently collected on non-accrual loans are used to reduce the recorded investment in the loan until the loan is returned to performing status. The Bank's policy allows for loans that are contractually performing to be designated as impaired and to be placed on non-accrual status, if the future collection of interest and or principal appears doubtful or the risk of default is probable.

 Allowance for Loan Losses

   The Bank has established valuation allowances for estimated losses on specific loans ("specific valuation allowances") and for the inherent risk in the loan portfolio which has yet to be specifically identified ("general valuation allowances").

   The Bank maintains a loan monitoring system which provides a means for the timely identification of impaired and potential problem loans and to permit the evaluation of the adequacy of the allowances for losses. The Bank's loan monitoring system has established specific policies relating to its residential 1-4, income property, commercial banking and consumer loan portfolios. Additionally, the Bank is required by various regulatory agencies to monitor and classify its assets as Pass, Special Mention, Substandard, Doubtful and Loss. The Bank's monitoring system further disaggregates loans that are determined to be Pass into four separate grades. Additionally, the Bank places loans on a watchlist if they exhibit certain credit characteristics. These characteristics include dollar size, tenant concentration and the timing of maturity.

   The Bank's residential 1-4 loans and consumer loans are relatively homogenous and no single residential 1-4 or consumer loan possesses the potential for significant risk of loss. Therefore, the Bank normally evaluates the risk of loss on these loans by analyzing their loss experience, performance, default rates and other indicators of risk for the portfolios as a whole. The Bank stratifies its income property loan portfolio by size and by type and treats performing multi-family loans with outstanding principal balances less than $750,000 and commercial real estate loans with balances less than $500,000 as homogenous portfolios. Income property loans that are below the homogenous threshold are evaluated for impairment based upon their payment status and on a pool basis. For income property loans exceeding the homogenous threshold, the Bank conducts a periodic review of each loan in order to test each loan for impairment. The frequency and type of review is dependent upon the inherent risk attributed to each loan. The level of risk is measured by a scale which evaluates each loan on a continuum of multiple grades. The frequency and intensity of the loan review is directly proportionate to the adversity of the loan grade. The Bank evaluates the risk of default and the risk of loss for each loan subject to individual monitoring. During 1995, the Bank expanded the scope or its individual loan monitoring to include commercial real estate loans with an outstanding principal balance in excess of $500,000. Previously, the Bank had utilized a threshold of $750,000 for all income property loans. The Bank expanded the scope of its non-homogenous loans to ensure that a majority of its commercial real estate loans were subject to individual review. Non-performing income property loans and performing loans that have been graded substandard, special mention, or watchlist are typically reviewed on a quarterly basis. Current appraisals are generally obtained annually as long as the loan continues to possess certain risk characteristics. These loans are monitored throughout the year by a review of the collateral's operating performance and the borrowers indicated or demonstrated ability to continue to meet their obligations. When necessary, the Bank utilizes operating statements of the collateral to perform its own discounted cash flow analyses. These analyses provide the basis for specific valuation allowances. Numerous other factors are considered in the evaluation, including a review of certain individual borrowers' current financial status, credit standing, available collateral, the Bank's judgment regarding prevailing and anticipated economic conditions and other relevant factors.

                              OC-F-134

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

    Specific valuation allowances are provided when an identified decline in the value of an impaired loan (or the related collateral) is identified. The determination of specific valuation allowances includes a periodic evaluation of the financial status of certain individual borrowers or collateral relating to loans specifically identified as containing elements of potential risk in the loan portfolio. For loans that are impaired and secured by real estate or other collateral, the Bank provides specific allowances based upon the excess of the outstanding loan amount over the fair value of the related collateral with consideration of holding and selling costs.

   General valuation allowances are based upon the inherent risk in the loan portfolio that has not been specifically identified. The general valuation allowance is based upon a number of factors, including historical loss experience, the level of non-performing and internally classified loans, the composition of the loan portfolio, estimated remaining lives of the various types of loans within the portfolio, prevailing and forecasted economic conditions and the Bank's judgment. General allowances are provided for all loans, regardless of any specific allowances provided. The determination of the Bank's allowance for loan losses is based on estimates that are affected by changes in the regional or national economy and market conditions. The Bank believes that as of December 31, 1995 and 1994, the allowance for loan losses is adequate based on current economic and market conditions. However, in the course of evaluating the adequacy of the allowance for loan losses, the Bank has assumed that the California economy and the market for real estate will remain in the same relative condition that it was in at December 31, 1995. Should these factors experience a downturn in the near term or if market interest rates increase significantly in the near term, the Bank could experience a material increase in the level of loan defaults and charge-offs.

 REAL ESTATE HELD FOR SALE

   Real estate held for sale consists of real estate acquired in settlement of loans ("REO") and real estate investments ("REI"). REO generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by the Bank in satisfaction of the loan. REO is recorded at the lower of the recorded investment in the loan satisfied, the fair value or the disposition value of the related assets acquired less anticipated disposition costs. The fair value of the assets is based upon a current appraisal adjusted for estimated carrying and selling costs. The disposition value is based upon the current market pricing of the asset. Net cash receipts on REO are recorded as a reduction in the basis of the asset. Net cash payments are expensed as incurred. The Bank's REI consist of properties that the Bank, through its subsidiaries, acquired for purposes of development. The Bank has not been actively involved in real estate investment or development for several years. The Bank's REI consist of properties where the Bank is actively seeking to dispose of the property in an expeditious manner. The Bank records its REI at the lower of cost as fair value of the properties. The Bank determines fair value by utilizing recent sales activity and deducting for holding and disposition costs over the estimated remaining period to sell the projects. The Bank has assumed an orderly disposition in estimating the holding period to sale. Should the Bank be unable to sell the project at the projected prices, or if the holding period is substantially longer than forecast, or if the Bank's intent with respect to an orderly disposition were to change, the fair value ultimately realized by the Bank could be materially lower than the Bank's current forecast.

 PREMISES AND EQUIPMENT, DEPRECIATION AND CAPITALIZATION OF INTEREST

   Maintenance and repairs on premises and equipment are changed to expense in the year incurred. Depreciation and amortization of premises and equipment are computed using the straight-line method over the estimated useful lives of the assets. Interest incurred on amounts used to finance the construction of such assets is capitalized and amortized over the depreciable lives of the related assets.

                              OC-F-135

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

  GOODWILL

   Goodwill, which represents the excess of cost over the fair value of tangible and identifiable intangible net assets acquired, was amortized on a straight-line basis over the expected periods to be benefited, ranging from 20 to 40 years. During 1994, the Bank applied Statement of Financial Accounting Standards No. 72 Accounting for Certain Acquisitions of Banking or Thrift Institutions ("SFAS 72") to acquisitions initiated, by the Bank, prior to September 30, 1982. SFAS 72 requires, among other things, that to the extent, the fair value of liabilities assumed exceeds the fair value of identifiable assets acquired from a banking or thrift institution, the unidentifiable intangible asset recognized (i.e., goodwill) generally shall be amortized over a period no longer than the discount on the acquired long-term interest earning assets. SFAS 72 was effective for acquisitions initiated after September 30, 1982 with retroactive applications permitted. The Bank had been accounting for its acquisitions initiated subsequent to September 30, 1982 in accordance with SFAS 72. The cumulative effect of the retroactive application of SFAS 72 resulted in the acceleration of the Bank's goodwill amortization arising from the Bank's thrift institution acquisitions initiated prior to September 30, 1982. Under generally accepted accounting principles, the cumulative effect from the retroactive application of SFAS 72 must be reflected as of the first day of the fiscal year in which it is implemented. To that extent, $273.7 million of remaining unamortized goodwill was eliminated effective January 1, 1994.

 INCOME TAXES

   The Bank files a consolidated federal income tax return and a combined California franchise tax report with its subsidiaries.

   The Bank has adopted financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109") and has applied the provisions of SFAS 109 retroactively to January 1, 1982. Under the asset and liability method of SFAS 109, deferred income tax expense (benefit) is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank's evaluation of the realizability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years. The Bank has not considered income from future operations in evaluating the realizability of its deferred tax assets. See Note 20 Income Taxes.

 SHAREHOLDERS' EQUITY

   The par value of the Bank's common stock was $1.00 per share at December 31, 1995 and at December 31, 1994. The number of shares issued and outstanding were 49,200,444 and 49,199,044 at December 31, 1995 and 1994,
respectively. The authorized number of common shares were 100,000,000 at December 31, 1995 and 1994.

   During the 1995 fourth quarter, the Bank obtained regulatory and shareholder approval to reorganize into a holding company structure. As a result of the reorganization, on January 1, 1996, each share of the Bank's common stock was converted into one share of Cal Fed Bancorp Inc. common stock. Consequently, the Bank became a wholly-owned subsidiary of Cal Fed Bancorp Inc. The Bank's other equity securities remain outstanding securities of the Bank. However, the Bank's 7 1/2% noncumulative convertible preferred stock, Series A is convertible into shares of Cal Fed Bancorp Inc. common stock if converted.

                              OC-F-136

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

    The par value of the Bank's 7 3/4% noncumulative convertible preferred stock, Series A, was $25.00 per share at both December 31, 1995 and December 31, 1994, respectively. The designated and outstanding number of shares at December 31, 1995 were 3,800,000 and 3,740,000, respectively. Preferred stock, Series A, dividends are not cumulative and are payable quarterly when declared by the Bank's Board of Directors. Quarterly dividend payments commenced May 15, 1993. The preferred stock, Series A, is convertible by the holder into common stock at anytime, unless previously redeemed by the Bank, at a conversion price of $20.16 per share of common stock, subject to adjustment. The preferred stock, Series A, is not redeemable prior to March 31, 1996. The preferred stock, Series A, is redeemable solely at the option of the Bank at any time on or after March 31, 1996, in whole or in part, at par value plus declared but unpaid dividends.

   During 1994, the Bank issued 1,725,000 shares of 10 5/8% noncumulative perpetual preferred stock, Series B ("Preferred Stock, Series B"). Cash dividends on the Preferred Stock, Series B, are not cumulative and are payable quarterly when declared by the Bank's Board of Directors. The Preferred Stock, Series B, has a liquidation preference and par value of $100.00 per share. The par value of the Preferred Stock, Series B was $100.00 per share at December 31, 1995 and 1994. Both the designated and outstanding number of shares at December 31, 1995 and 1994 were 1,725,000. The Preferred Stock, Series B, is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of the Bank, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank on or after April 1, 1994 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of the Bank at $114.50 per share.

   On February 28, 1993, the Bank completed a one-for-five reverse stock split (the "Reverse Stock Split") of all classes of the Bank's common stock. The Reverse Stock Split has been reflected in the consolidated financial statements of the Bank for and at all periods presented. Therefore, the par value, the number of shares issued, the number of shares authorized, the number of shares outstanding and the average number of shares at and for all periods are presented as if the reverse stock split had occurred at the first day of each fiscal year for all periods presented.

 NET EARNINGS (LOSS) PER SHARE

   Net earnings (loss) per common share is computed by dividing net earnings
(loss) available to common shareholders by the weighted average number of common shares outstanding, including the dilutive effect, if any, of common stock equivalents. For the years ended December 31, 1995, 1994 and 1993, the weighted average number of shares used to calculate primary earnings (loss) per share were 49,855,150; 43,556,167 and 24,971,836, respectively. For the years ended December 31, 1995, 1994 and 1993 the weighted average number of shares used to calculate fully diluted earnings (loss) per share were 50,020,218; 43,556,167 and 24,971,836, respectively.

 FINANCIAL INSTRUMENTS

   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("SFAS 107").

                              OC-F-137

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

    Financial instruments are defined under SFAS 107 as cash, evidence of an ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

   A significant portion of the Bank's assets and liabilities are financial instruments as defined under SFAS 107. The Bank is also a party to financial instruments that are not reported on the Consolidated Statements of Financial Condition ("off balance sheet financial instruments"). Such off balance sheet financial instruments include: commitments to originate loans, standby letters of credit, recourse arrangements and interest rate exchange agreements.

 Risks Associated with Financial Instruments

 Credit Risk

   Credit risk of a financial instrument is the possibility that a loss may result from the failure of another party to perform in accordance with the terms of the contract. The most significant credit risk associated with the Bank's financial instruments is concentrated in its loans receivable. Additionally, the Bank is subject to credit risk on certain off-balance sheet financial instruments. The Bank utilizes a loan monitoring system to evaluate the level of credit risk on its loan portfolio and utilizes a similar process for loans sold by the Bank with recourse and standby letters of credit. The Bank's credit risk with respect to interest rate exchange agreements is limited to the premium paid on interest rate cap and floor arrangements, and the amount of interest due from the counterparty.

 Market Risk

   Market risk of a financial instrument is the possibility that future changes in market prices may reduce the value of a financial instrument or increase the contractual obligations of the Bank. The Bank's market risk is concentrated in its portfolios of securities held for sale and loans receivable. The Bank's securities held for sale are traded in active markets. The value of these securities are susceptable to fluctuations in the general market. When a borrower fails to meet the contractual requirements of his loan agreement, the Bank is subject to the market risk of the collateral securing the loan.

 Interest Rate Risk

   Financial instruments are subject to interest rate risk to the extent that they reprice on a frequency, degree or basis that varies from market repricing. The Bank is subject to interest rate risk to the degree that its interest earning assets reprice on a different frequency or schedule than its interest bearing liabilities. A majority of the Bank's loans receivable and mortgage backed securities reprice based upon the eleventh district cost of funds index ("COFI"). The repricing of COFI leads to lag market interest rates. The Bank closely monitors the pricing sensitivity of its financial instruments and, if deemed cost effective, utilizes hedging and other asset/liability techniques to mitigate the impact of interest rate risk.

 Concentrations of Credit Risk

   The Bank's lending activities are principally conducted in California and the Bank currently focuses on the origination of residential 1-4 loans. The largest concentration of the Bank's loan portfolio is located in the Los Angeles County area of California. The ability of the Bank's borrowers to repay their commitments is contingent on several factors, including the economic conditions in the borrower's geographic region, primarily Southern California, market interest rates, and upon the individual financial condition of the borrower.

                              OC-F-138

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

  Fair Value of Financial Instruments

   SFAS 107 requires the disclosure of the fair value of financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate the value. SFAS 107 requires that the Bank disclose estimated fair values for its financial instruments. Fair values, estimates and assumptions are set forth in Note 21 Fair Value of Financial Instruments.

  Derivative Financial Instruments

   The Bank's derivative financial instruments are primarily limited to interest rate exchange contracts and such contracts are predominantly utilized for hedging activities for existing assets and liabilities.

   The Bank uses several types of interest rate exchange contracts as an integral part of its asset/liability management program including: (i) interest rate swaps, (ii) interest rate caps and (iii) interest rate floors. Interest rate exchange agreements have been utilized primarily to reduce interest rate risk on certain interest bearing liabilities and interest earning assets. Interest rate swap agreements are instruments in which the Bank and another party agree to exchange interest payments on a notional amount. When using interest rate cap agreements, the Bank pays another party a premium in exchange for cash payments on a notional amount in the event that a specified index exceeds a specified rate. When utilizing interest rate floors, the Bank pays a premium in exchange for cash payments on a notional amount in the event that a specified index is less than a specified rate. These premiums are amortized over the duration of the agreement. The notional amounts of interest rate exchange agreements are not reflected in the Consolidated Statements of Financial Condition, but are disclosed in the notes to these Consolidated Financial Statements. The Bank records interest income and expense on the accrual method for its interest rate exchange agreements. Changes in the value of interest rate exchange agreements that are designated as held for a purpose other than trading are not reflected in the Consolidated Financial Statements unless the Bank determined that it was probable that the counterparty would default. Interest rate exchange agreements that are designated as held for trading purposes are evaluated at fair value, and in the event that such evaluation indicates a net liability to the Bank, such liablility is reflected on the Consolidated Statements of Financial Condition with corresponding charge reflected on the Consolidated Statement of Operations. To the extent that the Bank is in a gain position, the Bank records net cash flow as income upon receipt and typically does not record unrealized gains as income.

NEWLY ENACTED AND PROPOSED ACCOUNTING PRONOUNCEMENTS

   In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS 118"). SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Additionally, SFAS 118 requires, among other things, additional disclosure, either in the body of the Financial Statements or in the accompanying notes, about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. SFAS 118 is effective for financial statements issued for fiscal years beginning after December 15, 1994. The disclosures required by SFAS 118 are reflected in the Notes to the Consolidated Financial Statements.

   In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS 121"). SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that a

                              OC-F-139

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

long-lived asset is determined to be impaired, an impairment loss shall be recognized. SFAS 121 prescribes that impairment losses for long-lived assets shall be measured as the amount by which the carrying amount of the asset exceeds its fair value. Additionally, SFAS 121 provides that long-lived assets, to be disposed by sale or abandonment, shall be reported at the lower of carrying amount or fair value less cost of disposition. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, earlier application is permitted. The Bank has not yet implemented SFAS 121 and does not believe that it will have a material adverse effect on its financial position or results of operations.

   In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), an amendment of FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities" ("SFAS 65"). SFAS 122 amends SFAS 65 to remove the distinction in accounting for mortgage servicing rights resulting from originated loans and those resulting from purchased loans. Additionally, SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights SFAS 122 is to be applied prospectively to fiscal years beginning after December 15, 1995, earlier application is permitted. The Bank has not yet implemented SFAS 122 and does not believe that it will have a material adverse effect on its financial position or results of operations.

   In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. These transactions must be accounted for, or at least disclosed in the case of stock options, based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS 123 is initially adopted for recognizing compensation cost. The Bank has not yet implemented SFAS 123 and does not believe that it will have a material adverse effect on its financial position or results of operation.

   In November 1995, the FASB issued a Special Report as an aid in understanding and implementing Statement of Financial Accounting Standards No. 115. "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Special Report included such guidance that enabled the Bank to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value in accordance with SFAS 115. During the fourth quarter of 1995, the Bank, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale". Prior to December 31, 1995, the Bank sold the MBS for a loss of less than $0.1 million.

 PROPOSED LEGISLATION

   The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to a maximum of $100,000 for each insured depositor. The Federal Deposit Insurance Corporation ("FDIC") administers a separate Bank Insurance Fund ("BIF") applicable to commercial banks and certain other non-SAIF insured institutions. Legislation is currently under consideration by Congress which includes a one-time assessment for SAIF members such as the Bank. Should legislation be enacted in its currently contemplated form, the Bank's one-time assessment would be approximately $80 million, based upon the Bank's insured deposits at March 31, 1995 and an assumed assessment rate of 85 basis points. Additionally,

                              OC-F-140

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

once the SAIF has been recapitalized through the one-time assessment, the Bank's deposit insurance premium assessments would be reduced from the current rate. The currently proposed legislation has evolved significantly over recent months and may continue to change until final legislation is enacted, if ever. Moreover, there can be no assurance that a premium reduction will occur.

   Assuming the proposed one-time special assessment became law in 1996 and was immediately charged against results of operations, the one-time assessment would, most likely, have a material adverse effect on the Bank's 1996 results of operations. However, the Bank believes that it has sufficient regulatory capital to continue to be classified as "well-capitalized" following such an assessment. In addition, the Bank would not face any liquidity issues as a result of such a one-time assessment.

   In addition, this proposed legislation would also significantly change the federal income tax law affecting the bad debt reserves of savings institutions. Although these proposed tax law changes are generally intended to provide favorable tax results to savings institutions, there are unique situations, such as in the case of the Bank, where the results may be unfavorable in comparison to current tax law. The proposed legislation is currently under review and may change significantly before final legislation is enacted, if ever.

NOTE 2: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   For the purposes of the Consolidated Statements of Cash Flows, the Bank defines cash as currency on hand and demand deposits with other financial institutions.

                                                    1995       1994       1993
                                                   ---------  --------  --------
                                                        (DOLLARS IN MILLIONS)
Cash Paid (Received) During the Year for:
  Interest expense  ............................   $685.2    $  557.8    $617.4
  Income taxes refunded  .......................     (1.6)       (8.5)    (41.1)
Non-Cash Investing and Financing activities:
  Loan foreclosures  ...........................    146.2       189.3     506.3
  Loans exchanged for mortgage-backed
  securities  ..................................    239.7       424.0     411.9
  Transfer of securities to available for sale       17.2(A)       --     578.0
  Transfer of loans to held for sale(B)  .......     78.7     1,213.9     189.6
  Transfer of loans to held for investment  ....       --          --     127.4

------------

   (A) In November 1995, the FASB issued a Special Report as an aid to understanding and implementing SFAS 115. During the fourth quarter of 1995, the Bank, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold the MBS for a loss of less than $0.1 million.

   (B) During 1994, the Bank designated $1.2 billion of performing and non-performing loans as assets held for accelerated disposition. This designation was made during 1994 as an integral part of the bank's program to improve its capital position, reduce non-performing assets and improve its operating efficiency.

                              OC-F-141

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3: SHORT-TERM LIQUID INVESTMENTS

   The Bank's short-term liquid investments include certificates of deposit, commercial paper and Federal funds sold. The amount of short-term liquid investments held by the Bank at any point in time is a function of many factors including: liquidity requirements, projected cash requirements and cash flows.

   The following table presents the Bank's short-term liquid investments at the dates indicated:

                                    DECEMBER 31, 1995                                      DECEMBER 31, 1994
                  -----------------------------------------------------------------   ----------------------------------------------
                           CARRYING              WEIGHTED AVG.      WEIGHTED AVG.       CARRYING     WEIGHTED        WEIGHTED AVG.
                             VALUE                  RATE          MATURITY (DAYS)         VALUE       AVG. RATE     MATURITY (DAYS)
                  --------------------------   ---------------   ------------------   ------------   -----------   -----------------
                          (DOLLARS IN                                                 (DOLLARS IN
                            MILLIONS)                                                   MILLIONS)
Federal funds
 sold ..........         $70.0                    5.80%                 2                  $330.0           6.28%              3
Certificates of
 deposit .......           4.1                    5.19                 27                     3.8           3.18              32
                 -------------------                                                ----------------
                         $74.1                    5.77                                     $333.8           6.25
                 ===================                                                ================

   At both December 31, 1995 and 1994 accrued interest and dividends receivable related to short-term liquid investments held to maturity was $0.2 million.

NOTE 4: SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   Securities purchased under agreements to resell are collateralized by mortgage-backed securities at December 31, 1995 and by U.S. Treasury securities at December 31, 1994. The following table provides additional information on the agreements:

                                                                     DECEMBER 31,
                                                         --------------------------------------
                                                                1995                1994
                                                             -------------       ------------
                                                                    (DOLLARS IN MILLIONS)
Carrying value of agreements to resell ....................   $1,674.6             $   48.2
Market value of collateral ................................    1,704.4                 48.3
Maximum amounts of outstanding agreements to resell at any
 month-end ................................................    1,704.2                 48.2
Average amounts of outstanding agreements to resell for
 the year .................................................    1,144.5              1,032.9
Weighted average interest rate for the year ...............       5.99%                4.26%
Weighted average interest rate on year-end balances  ......       6.01%                5.70%
Weighted average maturity of outstanding agreements to
 resell (days) ............................................         11                    3

   At December 31, 1995 and 1994, the Bank held only securities purchased under agreements to resell the identical securities. The securities collateralizing these agreements are held in the custodial accounts of a trustee, who is not a party to the agreement for the Bank for the duration of the agreements. The following table presents the Bank's securities purchased under agreements to resell, by counterparty, at the dates indicated:

                              OC-F-142

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4: SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL  (CONTINUED)

                               DECEMBER 31,
                    ------------------------------
COUNTERPARTY            1995                 1994
-------------        ---------            -------
                        (DOLLARS IN MILLIONS)
Lehman Brothers  ..   $  700.7            $ 48.2
Nomura Securities        500.0                --
Bear Stearns ......      473.9                --
                    ----------           --------
                      $1,674.6            $148.2
                    ==========           ========

   Accrued interest related to securities purchased under agreements to resell at December 31, 1995 and 1994 totaled $2.7 million and less than $0.1 million, respectively.

NOTE 5: SECURITIES AVAILABLE FOR SALE

   The carrying values, market values and weighted average rate of securities available for sale at December 31, 1995 are as follows:

                                                       UNREALIZED
                             HISTORICAL    CARRYING     HOLDING
                                COST        VALUE        GAINS
                           --------------  ----------  ------------
                                   (DOLLARS IN MILLIONS)
U.S. Treasury securities:
  Maturing within 1 year       $150.0       $149.9        $ --
  Maturing after 1 year
  but  within 5 years  ...       50.3         50.4         0.1
                           ------------  ----------  ------------
                               $200.3       $200.3        $0.1
                           ============  ==========  ============


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                              NET
                                           UNREALIZED
                             UNREALIZED     HOLDING                WEIGHTED
                              HOLDING        GAINS       MARKET    AVERAGE
                               LOSSES       (LOSSES)     VALUE       RATE
                           -------------  -----------  --------  ----------
                                   (DOLLARS IN MILLIONS)
U.S. TREASURY SECURITIES:
  Maturing within 1 year       $(0.1)        $(0.1)      $149.9      4.99%
  Maturing after 1 year
  but  within 5 years  ...        --           0.1         50.4      7.46
                           ------------  ------------  --------
                               $(0.1)        $  --       $200.3      4.87%
                           ============  ============  ========

   The carrying values, market values and weighted average rate of securities available for sale at December 31, 1994 are as follows:

                                                       UNREALIZED
                             HISTORICAL    CARRYING     HOLDING
                                COST        VALUE        GAINS
                           --------------  ----------  ------------
U.S. Treasury securities:
  Maturing within 1 year      $1,001.2     $  997.5       $--
  Maturing after 1 year
  but within 5 years  ....       749.5        734.0        --
                           ------------  ----------  ------------
                              $1,750.7     $1,731.5       $--
                           ============  ==========  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                              NET
                             UNREALIZED    UNREALIZED                WEIGHTED
                              HOLDING       HOLDING       MARKET     AVERAGE
                               LOSSES        LOSSES       VALUE        RATE
                            ------------  ----------  ----------  -------------
                                   (DOLLARS IN MILLIONS)
U.S. TREASURY SECURITIES:
  Maturing within 1 year       $ (3.7)       $ (3.7)     $  997.5      4.64%
  Maturing after 1 year
  but within 5 years  ....      (15.5)        (15.5)        734.0      6.19
                           ------------  ------------  ----------
                               $(19.2)       $(19.2)     $1,731.5      5.30%
                           ============  ============  ==========

                              OC-F-143

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              NOTE 5: SECURITIES AVAILABLE FOR SALE  (CONTINUED)
    The table below presents the activity of securities available for sale for the periods presented:

                               YEAR ENDED DECEMBER 31,
                         ---------------------------------------
                               1995        1994          1993
                          ----------     ----------   ----------
                                  (DOLLARS IN MILLIONS)
Balance, January 1,  ...   $1,731.5        $  894.7       $ 546.0
Purchases ..............      202.9         1,519.2           5.5
Sales ..................     (969.4)         (670.2)           --
Transfers ..............       17.2(A)           --         578.0(B)
Maturities(C) ..........     (801.1)           22.2        (250.1)
Market value adjustment        19.2           (34.4)         15.3
                         ----------        ----------     ----------
Balance, December 31,  .   $  200.3        $1,731.5       $ 894.7
                         ==========        ==========     ==========

------------

   (A) During 1995, the Bank transferred $17.2 million of mortgage-backed securities held to maturity to securities available for sale. See
        Note 6 Securities Held to Maturity for further information.

   (B) During 1993, the Bank adopted SFAS 115 and accordingly $578.0 million of securities held to maturity were transferred to securities available for sale.

   (C) Maturities include amortization of premiums and accretion of discounts.

   Accrued interest receivable as securities available for sale at December 31, 1995 and December 31, 1994 totaled $2.7 million and $15.0 million, respectively.

   Proceeds from sales of securities available for sale during the years ended December 31, 1995, 1994 and 1993 were $976.3 million, $670.4 million and zero, respectively.

   The Bank has pledged certain securities, including those available for sale, as collateral for advances from the Student Loan Mortgage Association ("SLMA") and various other borrowings. The following table presents the outstanding balances at the Bank's carrying value of securities pledged as collateral at December 31, 1995 and 1994, respectively.

                                DECEMBER 31,
                          ---------------------------
                              1994            1994
                           ---------        --------
                                (DOLLARS IN MILLIONS)
Pledged as collateral for:
  Repurchase agreements  ..   $   --        $692.6
  SLMA advances  ..........    124.9         287.0
  Other borrowings  .......     58.8          11.9
                            --------       --------
                              $183.7        $991.5
                            ========       ========

NOTE 6: SECURITIES HELD TO MATURITY

   The Bank's securities held to maturity have primarily consisted of MBS. The Bank had an investment in a guaranteed investment contract, which matured in 1995. The Bank's portfolio of MBS consist of securities issued by agencies of the United States, such as Fannie Mae ("FNMA"). The investments are purchased or are obtained by exchanging pools of mortgage loans for the securities ("securitized loans").

                              OC-F-144

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6: SECURITIES HELD TO MATURITY  (CONTINUED)

    Summarized below are securities held to maturity at December 31, 1995 and 1994:

                                                               1995
                                       ----------------------------------------------------------
                                                           GROSS        GROSS
                                            CARRYING     UNREALIZED   UNREALIZED
                                             VALUE         GAINS        LOSSES      MARKET VALUE
                                        ------------  ------------  -------------  --------------
                                                       (DOLLARS IN MILLIONS)
Mortgage-backed securities:
  FNMA  ....................               $1,192.7          $17.9         $ (0.2)     $1,210.4
  California Federal
   AA-rated mortgage
   pass-through securities                    803.3            1.3           (5.2)        798.4
  Other  ...................                  371.7            1.5          (20.7)        352.5
                                         ----------      ------------  ------------  ----------
                                            2,366.7           20.7          (26.1)      2,361.3
                                         ----------      ------------  ------------  ----------
Guaranteed investment
 contracts .................                     --             --             --            --
                                         ----------      ------------  ------------  ----------
                                           $2,366.7          $20.7         $(26.1)     $2,361.3
                                         ==========      ============  ============  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                     1994
                              -----------------------------------------------------------
                              CARRYING     GROSS UNREALIZED    GROSS UNREALIZED   MARKET
                               VALUE            GAINS                LOSSES        VALUE
                              --------     ---------------    -----------------  ---------
                                                  (DOLLARS IN MILLIONS)
 MORTGAGE-BACKED SECURITIES:
    FNMA                       $1,359.5           $0.4          $(46.4)         $1,313.5
    CALIFORNIA FEDERAL
      AA-RATED MORTGAGE
      PASS-THROUGH SECURITIES     787.1             --           (21.1)            766.0
Other ......................      367.1             --           (20.8)            346.3
                             ----------     ------------     ------------        ----------
                                2,513.7           0.4            (88.3)          2,425.6
                             ----------     ------------     ------------        ----------
Guaranteed investment
 contracts .................       11.4            --               --              11.4
                             ----------     ------------     ------------       ----------
                               $2,525.1          $0.4           $(88.3)         $2,437.2
                             ==========     ============     ============       ==========

   The weighted average interest rates of MBS held to maturity were 6.93% and 6.08% at December 31, 1995 and 1994, respectively. Accrued interest receivable related to MBS held to maturity outstanding at December 31, 1995 and 1994 totaled $13.8 million and $12.7 million, respectively. The Bank utilizes MBS as collateral for various borrowings. At December 31, 1995 and 1994, $1,316.3 million and $1,710.6 million, respectively, of MBS, were pledged as collateral for various borrowings as follows:

                                  DECEMBER 31,
                             --------------------------
                                  1995         1994
                              ----------   -----------
         (DOLLARS IN MILLIONS)
Pledged as collateral for:
  Advances from FHLB  .....   $  255.9      $  309.7
  Repurchase agreements  ..      908.9       1,080.3
  SLMA advances  ..........      108.6         269.9
  Other obligations  ......       42.9          50.7
                            ----------    ----------
                              $1,316.3      $1,710.6
                            ==========    ==========

   At December 31, 1995, the Bank had $1,064.5 million of securitized loans with some form of recourse to the Bank. In the unanticipated event the securitized loans are sold, purchasers would have varying forms of recourse to the Bank. The recourse provisions subject the Bank to varying degrees of liability in the event of loss. The Bank currently intends to hold its portfolio of mortgage-backed securities until maturity. The following table presents the composition of securitized loans with potential recourse, by colleteral type, at December 31, 1995:









                                                           ORIGINAL LOAN
                                          ORIGINAL LOAN   TO VALUE RATIO
  SECURITIZED LOANS      ORIGINAL LOAN   TO VALUE RATIO    GREATER THAN
     WITH RECOURSE      TO VALUE RATIO    GREATER THAN      98% WITHOUT
  COLLATERALIZED BY      LESS THAN 98%   98% WITH PMI(A)      PMI(A)         TOTAL
---------------------  ---------------  ---------------  ---------------  ---------
                                           (DOLLARS IN MILLIONS)
Residential 1-4 units      $  636.1           $51.0            $10.1       $  697.2
Multi-family property         365.7              --              1.6          367.3
                       ---------------  ---------------  ---------------  ---------
                           $1,001.8           $51.0            $11.7       $1,064.5
                       ===============  ===============  ===============  =========

------------

   (A) Private mortgage insurance (PMI) provides limited insurance protection to the Bank in the event of default.

                              OC-F-145

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6: SECURITIES HELD TO MATURITY (CONTINUED)

   The Bank periodically reviews the credit quality of its portfolio of MBS. In the case of securitized loans with recourse provisions, the Bank makes an assessment of the credit quality of the underlying loans. See Note 1 Summary of Significant Accounting Policies for a discussion of the Bank's loan monitoring policies.

   In November 1995, the FASB issued a Special Report as an aid to understanding and implementing SFAS 115. During the fourth quarter of 1995, the Bank, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold the MBS for a loss of less than $0.1 million. There were no sales of MBS during the year ended December 31, 1994.

NOTE 7: LOANS RECEIVABLE HELD FOR SALE

   In order to manage its asset size, liquidity requirements, the composition and interest rate sensitivity of its interest earning assets and other factors, the Bank originates certain fixed rate residential 1-4 loans for sale.

   At December 31, 1995 and 1994, the historical cost bases of loans receivable held for sale were $13.6 million and $1.3 million, respectively. At December 31, 1995 and 1994, the market value of loans receivable held for sale were $13.8 million and $1.3 million, respectively. Market values, at December 31, 1995 and 1994, were based upon quotes of similar or identical loans.

   Gross unrealized gains on loans receivable held for sale were $0.2 million and zero at December 31, 1995 and 1994, respectively. Gross unrealized losses on loans receivable held for sale were zero at both December 31, 1995 and 1994. Proceeds from sales of loans receivable held for sale were $183.2 million, $1,099.4 million and $940.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

   The following table summarizes the gains and losses recorded for the periods presented for loans receivable:

                                                                    DECEMBER 31,
                                                         ---------------------------------
                                                             1995      1994      1993
                                                            -------   -------   --------
                             (DOLLARS IN MILLIONS)
Realized gains from sales of loans receivable .............   $ 0.3     $ 1.0      $ 6.6
Realized losses from sales of loans receivable  ...........    (0.6)     (0.5)      (4.4)
Net lower of cost or market adjustment for unrealized
 gains ....................................................      --        --        3.2
                                                            --------   -------    -------
Net (losses) gains ........................................   $(0.3)    $ 0.5      $ 5.4
                                                            ========   =======    =======

                              OC-F-146

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT

   Loans receivable held for investment consist of the following:

                                                   DECEMBER 31,
                                             ----------------------
                                                 1995        1994
                                             ----------  ----------
                                              (DOLLARS IN MILLIONS)
Loans secured by real estate:
 Residential 1-4 ...........................   $7,277.6    $6,543.3
 Equity ....................................       64.1        79.3
                                             ----------  ----------
                                                7,341.7     6,622.6
 Income property:
  Multi-family .............................    1,346.2     1,458.1
  Shopping centers .........................       81.8        94.5
  Office buildings .........................      168.9       192.1
  Other income property ....................      291.3       278.5
                                             ----------  ----------
   Total income property ...................    1,888.2     2,023.2
                                             ----------  ----------
  Total loans secured by real estate(A)  ...    9,229.9     8,645.8
 Consumer:
  Mobile homes .............................       66.3        79.6
  Vehicles .................................       21.5        49.4
  Equity creditline ........................      137.8       168.7
  Unsecured ................................       14.6        16.1
  Loans secured by deposits ................        9.4         8.8
                                             ----------  ----------
   Total consumer loans ....................      249.6       322.6
                                             ----------  ----------
                                                9,479.5     8,968.4
Loss:
 Undisbursed loan funds ....................        0.1          --
 Deferred loan (costs) fees ................      (13.9)       (4.3)
 Allowance for loan losses .................      181.0       211.6
 Unearned interest on equity/consumer loans         1.3         4.1
 Discount on acquired loans ................        7.4         9.7
                                             ----------  ----------
Total loans receivable .....................    9,303.6     8,747.3
Loss: Loans held for sale (see Note 7)  ....       13.6         1.3
                                             ----------  ----------
Loans receivable held for investment  ......   $9,290.0    $8,746.0
                                             ==========  ==========

------------

   (A) Includes construction loans of $1.4 million at both December 31, 1995 and 1994.

   Certain of the Bank's adjustable loan programs allow the borrower to make monthly payments which are lower than the amount required to amortize the loan until its maturity in any particular month. In the event that the monthly payment is not sufficient to pay the interest accruing during the month, the deficiency is added to the loan's principal balance ("negative amortization"). In the event that a loan incurs significant negative amortization, there is an increased risk that the market value of the underlying collateral on the loan may be insufficient to fully satisfy the outstanding principal and interest, should the borrower default.

   At December 31, 1995 and 1994, the Bank's loan portfolio included $4.7 billion and $4.6 billion, respectively, of loans with the potential to negatively amortize, of which $1.4 billion and $1.0 billion of loans had some amount of negative amortization.

                              OC-F-147

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT  (CONTINUED)

    Accrued interest receivable related to loans receivable including loans held for sale at December 31, 1995 and 1994 totaled $60.1 million and $51.7 million, respectively.

   The Bank has pledged certain loans as collateral for advances from the FHLB, letters of credit, interest rate swaps, and capital lease obligations. The following table presents the outstanding balance of loans pledged as collateral at December 31, 1995 and 1994:

                                       DECEMBER 31,
                                 ----------------------
                                     1995        1994
                                 ----------  ----------
                                  (DOLLARS IN MILLIONS)
Pledged as collateral for:
 Advances from FHLB ............   $3,322.1    $3,408.1
 Letters of credit from FHLB  ..       52.3       107.4
 Interest rate swap agreements           --         6.9
 Capital lease obligations  ....        8.7         9.5
                                 ----------  ----------
                                   $3,383.1    $3,531.9
                                 ==========  ==========

   The Bank's loans are concentrated in (i) loans secured by residential property of 1-4 units, (ii) loans with collateral located in California and
(iii) loans secured by residential property of five units or more. The following table shows the concentrations of the gross real estate secured portfolio by state and property type:

                    RESIDENTIAL 1-4           EQUITY
                ----------------------  ----------------
                      DECEMBER 31,         DECEMBER 31,
                ----------------------  ----------------
STATE               1995        1994      1995     1994
--------------  ----------  ----------  -------  -------
                          (DOLLARS IN MILLIONS)
California ....   $6,288.9    $5,574.7    $49.5    $24.8
Florida .......      456.4       533.3     11.3     45.8
Nevada ........      183.4       182.9      2.9      7.1
Georgia .......       79.6        92.0      0.1      1.4
New York ......       34.4        30.3       --       --
Arizona .......       16.1         5.9      0.1      0.1
New Jersey ....       32.5        27.9       --       --
Texas .........       24.8        19.5       --       --
Connecticut  ..       21.0        23.0       --       --
Washington ....       13.5         4.5       --       --
Colorado ......       16.4         3.0       --       --
Illinois ......       11.3         1.3      0.1       --
Other (1) .....       99.3        45.0      0.1      0.1
                ----------  ----------  -------  -------
                  $7,277.6    $6,543.3    $64.1    $79.3
                ==========  ==========  =======  =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                              INCOME PROPERTY
                ------------------------------------------
                      MULTI-FAMILY           COMMERCIAL
                ----------------------  ------------------
                      DECEMBER 31,          DECEMBER 31,
                ----------------------  ------------------
STATE               1995        1994       1995      1994
--------------  ----------  ----------  --------  --------

California ....   $1,234.6    $1,338.1    $512.7    $530.3
Florida .......       31.5        34.5      14.8      16.7
Nevada ........       41.7        42.8       6.3       8.0
Georgia .......        7.9         8.1       2.0       2.1
New York ......        0.1         0.2        --        --
Arizona .......       15.3        16.5       1.6       1.7
New Jersey ....         --          --        --        --
Texas .........        2.5         4.1       0.6       1.4
Connecticut  ..         --          --        --        --
Washington ....        4.9         5.0        --        --
Colorado ......         --          --       1.6       2.7
Illinois ......        1.1         1.3        --        --
Other (1) .....        6.6         7.5       2.4       2.2
                ----------  ----------  --------  --------
                  $1,346.2    $1,458.1    $542.0    $565.1
                ==========  ==========  ========  ========

------------

   (1)   Includes states with totals less than $11 million.

   The majority of the Bank's California real estate loans are secured by property located in Los Angeles, Orange, and San Diego counties.

   At December 31, 1995, the largest amount of loans to a single borrower totaled $39.8 million. The collateral for the loan is a 224,840 square foot office building occupied entirely by certain of the Bank's operating and administrative departments and subject to a lease for the life of the loan.

                              OC-F-148

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT  (CONTINUED)

    Impaired and Non-Performing Loans

   The Bank identifies impaired loans through its loss monitoring process. See Note 1 Summary of Significant Accounting Policies for further information about the Bank's loan monitoring process. The Bank stratifies its review procedures by loans that are reviewed on an individual basis, and those that are treated as homogeneous pools. Loans that are considered to be homogeneous are evaluated on the basis of their payment record and/or on a pool basis. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogeneous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring.

   Loans that are individually monitored are determined to be impaired if it is determined that it is probable that the Bank will be unable to collect the contractual amount of principal and interest owed to the Bank. The Bank's policy allows for a loan to be designated as impaired even if the borrower has currently fulfilled his repayment obligations. Loans that are delinquent 90 days or more, in foreclosure or if the borrower has filed for bankruptcy are normally designated as impaired. If a loan is designated as impaired, the loan is either placed on non-accrual status or designated as a restructured loan and is included as a non-performing loan. Cash collected on impaired loans on non-accrual status is generally applied as a reduction to the carrying value of the loan.

   The Bank has identified two types of non-performing loans within its portfolio: non-accrual loans and restructured loans. The following table summarizes the Bank's gross non-performing loans by property type at the dates indicated:

                                                             DECEMBER 31,
                          --------------------------------------------------------------------------------
                                            1995                                     1994
                          ---------------------------------------  ---------------------------------------
                            NON-ACCRUAL    RESTRUCTURED    TOTAL     NON-ACCRUAL    RESTRUCTURED    TOTAL
                          -------------  --------------  --------  -------------  --------------  --------
                                                        (DOLLARS IN MILLIONS)
Residential 1-4 .........     $ 99.6           $3.0        $102.6      $ 97.7           $5.8        $103.5
Income property:
 Multi-family ...........       86.3            0.3          86.6        55.9             --          55.9
 Shopping centers .......        1.3             --           1.3         2.3             --           2.3
 Office buildings .......        8.8             --           8.8         6.7             --           6.7
 Hotels/motels ..........         --             --            --         0.2             --           0.2
 Other income property  .        6.8             --           6.8        13.5             --          13.5
                          -------------  --------------  --------  -------------  --------------  --------
  Total income property        103.2            0.3         103.5        78.6             --          78.6
                          -------------  --------------  --------  -------------  --------------  --------
Consumer ................        3.5             --           3.5         1.9             --           1.9
                          -------------  --------------  --------  -------------  --------------  --------
                              $206.3           $3.3        $209.6      $178.2           $5.8        $184.0
                          =============  ==============  ========  =============  ==============  ========
Interest not recognized       $ 10.6           $ --        $ 10.6      $ 18.0           $0.1        $ 18.1
                          =============  ==============  ========  =============  ==============  ========

   For the years ended December 31, 1995 and 1994, interest income of less than $0.1 million and $0.6 million, respectively, was recorded on restructured loans. This was less than $0.1 million and $0.1 million, respectively, lower than what would have been recorded if the restructured loans had been performing in accordance with their original contractual terms.

                              OC-F-149

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT  (CONTINUED)

    The following table summarizes the Bank's concentration of gross non-accrual and restructured loans by state as of the dates indicated:

                                              DECEMBER 31,
              --------------------------------------------------------------------------
                            NON-ACCRUAL                           RESTRUCTURED
              --------------------------------------  ----------------------------------
STATE                 1995                1994               1995              1994
------------  ------------------  ------------------  ----------------  ----------------
                                         (DOLLARS IN MILLIONS)
California  .   $188.7     91.5%    $162.8     91.4%    $3.1     94.0%    $5.8    100.0%
Florida .....      8.5      4.1        9.7      5.4       --       --       --       --
Nevada ......      3.5      1.7        1.5      0.8      0.2      6.0       --       --
Georgia .....      1.2      0.6        0.9      0.5       --       --       --       --
Texas .......      1.0      0.5         --       --       --       --       --       --
Arizona .....      0.4      0.2         --       --       --       --       --       --
Other .......      3.0      1.4        3.3      1.9       --       --       --       --
              --------  --------  --------  --------  ------  --------  ------  --------
                $206.3    100.0%    $178.2    100.0%    $3.3    100.0%    $5.8    100.0%
              ========  ========  ========  ========  ======  ========  ======  ========

   The following table presents impaired loans with specific allowances and impaired loans without specific allowances by property type and by the method that impairment is determined at the dates indicated:

                                                               DECEMBER 31, 1995
                                                     -----------------------------------
                                                       GROSS     SPECIFIC
                                                       AMOUNT    ALLOWANCE    NET AMOUNT
                                                     --------  -----------  ------------
                                                             (DOLLARS IN MILLIONS)
Impairment Measured By Individual Review:
Impaired Loans with Specific Allowances:
 Multi-family ......................................   $ 86.1      $18.7        $ 67.4
 Commercial real estate:
  Office buildings .................................      8.8        2.0           6.8
  Shopping centers .................................      1.3        0.2           1.1
  Industrial .......................................      5.8        1.1           4.7
  Other ............................................      0.9        0.3           0.6
                                                     --------  -----------  ------------
 Total commercial real estate ......................     16.8        3.6          13.2
                                                     --------  -----------  ------------
Total impaired loans with specific allowances  .....    102.9       22.3          80.6
                                                     --------  -----------  ------------
Impaired Loans without Specific Allowances:
 Residential 1-4 ...................................      3.0         --           3.0
 Multi-family ......................................      0.5         --           0.5
 Commercial real estate ............................      0.1         --           0.1
                                                     --------  -----------  ------------
Total impaired loans without specific allowances  ..      3.6         --           3.6
                                                     --------  -----------  ------------
Total impaired loans measured by individual review      106.5       22.3          84.2
                                                     --------  -----------  ------------
Impairment Measured on a Pool Basis:
 Residential 1-4 ...................................     99.6         --          99.6
 Consumer ..........................................      3.5         --           3.5
                                                     --------  -----------  ------------
                                                        103.1         --         103.1
                                                     --------  -----------  ------------
Total impaired loans ...............................   $209.6      $22.3        $187.3
                                                     ========  ===========  ============

                              OC-F-150

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT (CONTINUED)

    The Bank has designated all impaired loans at December 31, 1995 as non-accrual or as a troubled debt restructuring. For all impaired loans, the Bank evaluates the need for a specific allowance by comparing the fair value or the related collateral to the net recorded investment in the loan. For all impaired loans where the fair value of the related collateral is less than the net recorded investment in the loan, the Bank allocates a specific allowance equal to the excess of the net recorded investment in the loan over the fair value of the related collateral with consideration given to holding and selling costs. All uncollected interest relating to impaired loans has been fully reversed from income. At December 31, 1995, the Bank had designated $81.3 million of loans as impaired that were performing in accordance with their contractual terms. The Bank applies cash collections from impaired loans as a reduction of the loan's carrying amount. The average recorded investment in the impaired loans was $89.2 million for the year ended December 31, 1995. During the year ended December 31, 1995, the Bank did not recognize interest income on impaired loans.

   Allowance for Loan Losses

   The Bank's policies for providing the appropriate level of allowance for loan losses are discussed further in Note 1 Summary of Significant Accounting Policies.

   The following table presents an analysis of the general and specific allowances at the dates presented:

                                DECEMBER 31, 1995                   DECEMBER 31, 1994
                       ----------------------------------  ---------------------------------
                         SPECIFIC      GENERAL               SPECIFIC      GENERAL
                         ALLOWANCE    ALLOWANCE    TOTAL     ALLOWANCE    ALLOWANCE    TOTAL
                       -----------  -----------  --------  -----------  -----------  -------
                                                (DOLLARS IN MILLIONS)
Real estate:
 Residential 1-4 .....     $  --       $ 45.0      $ 45.0      $ 4.1       $ 44.0     $ 48.1
 Income property  ....      24.3         90.0       114.3       30.4        112.0      142.4
                       -----------  -----------  --------  -----------  -----------  -------
   Total real estate        24.3        135.0       159.3       34.5        156.0      190.5
Consumer .............        --         11.7        11.7         --         11.1       11.1
Unallocated ..........        --         10.0        10.0         --         10.1       10.0
                       -----------  -----------  --------  -----------  -----------  -------
   Total .............     $24.3       $156.7      $181.0      $34.5       $177.1     $211.6
                       ===========  ===========  ========  ===========  ===========  =======

                              OC-F-151

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT (CONTINUED)

    Activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is summarized as follows:

                                  1995      1994       1993
                               --------  ---------  ---------
                                    (DOLLARS IN MILLIONS)
Balance, January 1, ..........   $211.6    $ 254.3    $ 324.0
Provision for losses .........     31.8       74.9      163.5
Charge-offs:
 Real estate:
  Residential 1-4 ............    (24.8)     (19.5)     (44.1)
  Income property:
   Multi-family ..............    (30.2)     (56.1)     (64.9)
   Shopping centers ..........     (4.9)      (0.9)     (17.3)
   Office buildings ..........     (5.5)     (15.2)     (20.4)
   Hotels/motels .............       --      (11.6)     (16.0)
   Other income property  ....     (1.6)      (6.2)      (4.1)
                               --------  ---------  ---------
    Total income property  ...    (42.2)     (90.0)    (122.7)
                               --------  ---------  ---------
  Total real estate ..........    (67.0)    (109.5)    (166.8)
  Commercial banking .........       --       (6.8)     (61.0)
  Consumer ...................     (5.4)      (7.0)     (12.7)
                               --------  ---------  ---------
   Total Charge-offs .........    (72.4)    (123.3)    (240.5)
                               --------  ---------  ---------
Recoveries:
 Real estate:
  Residential 1-4 ............      3.1        0.9        1.2
  Income property:
   Multi-family ..............      5.2        0.9        4.7
   Shopping centers ..........      0.1         --        2.0
   Office buildings ..........      0.4        0.3        3.3
   Hotels/motels .............       --         --        0.3
   Other income property  ....       --        0.4        0.9
                               --------  ---------  ---------
    Total income property  ...      5.7        1.6       11.2
                               --------  ---------  ---------
 Total real estate ...........      8.8        2.5       12.4
 Commercial banking ..........       --        2.1        0.3
 Consumer ....................      1.2        1.1        1.7
                               --------  ---------  ---------
  Total recoveries ...........     10.0        5.7       14.4
                               --------  ---------  ---------
Net charge-offs ..............    (62.4)    (117.6)    (226.1)
                               --------  ---------  ---------
Allowances of sold subsidiary        --         --       (7.1)
                               --------  ---------  ---------
Balance, December 31, ........   $181.0    $ 211.6    $ 254.3
                               ========  =========  =========

   During the normal course of business, the Bank has securitized and/or sold certain loans with recourse. Estimated probable loan losses and related costs of collection and repossession are provided for at the time of such sales and are periodically reevaluated. The Bank evaluates the credit risk of loans sold with recourse in the same manner as it reviews its own portfolio of loans. The Bank has accrued an allowance for potential future losses on loans sold with recourse. Such allowance is included with "Other liabilities" on the Consolidated Statements of Financial Condition.

                              OC-F-152

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT  (CONTINUED)

    A summary of the outstanding balance of loans sold with recourse at December 31, 1995 follows:

                                                            RESIDENTIAL     INCOME
                                                                1-4        PROPERTY    TOTAL
                                                          -------------  ----------  --------
                                                                  (DOLLARS IN MILLIONS)
Loans with original loan to value ratio less than or
 equal to 80% ...........................................     $125.4        $253.6     $379.0
Loans with original loan to value ratio greater than
 80%:
 With PMI ...............................................        2.2            --        2.2
 Without PMI ............................................       28.8          26.3       55.1
                                                          -------------  ----------  --------
                                                              $156.4        $279.9     $436.3
                                                          =============  ==========  ========

   The Bank has obtained credit insurance for $390.3 million of residential loans sold with recourse not included in the amounts above. The amount of the Bank's liability on these loans was limited to $2.8 million at December 31, 1995. The insurance was obtained to limit the Bank's risk of loss on these loans. The fair value of the Bank's potential obligation for recourse or guarantees on loans sold with recourse at December 31, 1995 and 1994 was determined to approximate the value of the liability established by the Bank for the potential cost of such obligations, which totaled $11.5 million and $11.4 million at December 31, 1995 and December 31, 1994, respectively.

   At December 31, 1995, $3.8 billion of loans owned by others were serviced by the Bank (virtually all of which were originated by the Bank) compared to $4.5 billion and $5.3 billion at December 31, 1994 and 1993, respectively.

   Loan servicing fees, which are included as a component of "Fee income" on the Consolidated Statements of Operations, totaled $12.4 million, $14.6 million and $18.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

   During 1993, the Bank sold $5.9 million of loan servicing, and recorded gains on the sales of $0.2 million. Such gains have been included with "Other income" on the Consolidated Statements of Operations. During 1995 and 1994, the Bank had no sales of loan servicing.

                              OC-F-153

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT  (CONTINUED)

  Fair Value of Loans Receivable

   The fair value information presented below represents the Bank's estimate of the fair value of its loans held for investment. The assumptions inherent in these fair value estimates may be found in Note 21 Fair Value of Financial Instruments.

                                         DECEMBER 31, 1995             DECEMBER 31, 1994
                                   ----------------------------  ----------------------------
                                    BOOK VALUE (A)   FAIR VALUE   BOOK VALUE (A)   FAIR VALUE
                                   --------------  ------------  --------------  ------------
                                                      (DOLLARS IN MILLIONS)
Residential 1-4 loans:
 Fixed ...........................     $  994.1       $  996.6       $  688.6       $  664.0
 Adjustable ......................      6,295.3        6,293.1        5,888.5        5,700.0
                                   --------------  ------------  --------------  ------------
  Total residential 1-4 loans  ...      7,289.4        7,289.7        6,577.1        6,364.0
Multi-family loans ...............      1,269.7        1,230.6        1,336.3        1,255.8
Commercial real estate loans  ....        494.3          485.0          525.3          505.2
Consumer loans ...................        236.6          240.8          307.3          305.4
                                   --------------  ------------  --------------  ------------
  Total loans held for investment      $9,290.0       $9,246.1       $8,746.0       $8,430.4
                                   ==============  ============  ==============  ============

------------

   (A) Book value is presented net of undisbursed loan funds, discounts, deferred items and allowances for loan losses.

NOTE 9: REAL ESTATE HELD FOR SALE

   The Bank's real estate held for sale is comprised of REO and REI.

   A summary of real estate held for sale, net of allowance for losses, follows:

                          DECEMBER 31,
                       ----------------
                         1995     1994
                       -------  -------
                          (DOLLARS IN
                           MILLIONS)
Residential 1-4 ......   $47.3    $58.6
Multi-family .........     1.5      5.1
Office buildings  ....     0.3      5.6
Hotels/motels ........      --      6.1
Other income property      0.4      2.5
                       -------  -------
                         $49.5    $77.9
                       =======  =======

                              OC-F-154

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9: REAL ESTATE HELD FOR SALE (CONTINUED)

    The following table presents the Bank's real estate held for sale by state and property type at December 31, 1995:

                RESIDENTIAL                    OFFICE      COMMERCIAL/
                 1-4 UNITS     MULTIFAMILY    BUILDINGS    INDUSTRIAL     TOTAL
              -------------  -------------  -----------  -------------  -------
                                     (DOLLARS IN MILLIONS)
California  .      $45.6          $1.5          $0.3          $0.3        $47.7
Florida .....        1.2            --            --            --          1.2
Georgia .....        0.3            --            --            --          0.3
Nevada ......        0.2            --            --            --          0.2
Alabama .....         --            --            --           0.1          0.1
              -------------  -------------  -----------  -------------  -------
Total .......      $47.3          $1.5          $0.3           0.4        $49.5
              =============  =============  ===========  =============  =======
REO .........      $20.0          $1.5          $0.3           0.4        $22.2
REI .........       27.3            --            --            --         27.3
              -------------  -------------  -----------  -------------  -------
Total .......      $47.3          $1.5          $0.3          $0.4        $49.5
              =============  =============  ===========  =============  =======

   The operating results of real estate held for sale are summarized below:

                                                               YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                             1995       1994       1993
                                                          ---------  ---------  ---------
                                                                (DOLLARS IN MILLIONS)
(Losses) gains from the sale of real estate and other
 net operating income ...................................   $(15.4)    $ 33.8     $ (24.7)
Recoveries of (provision for) losses on real estate  ....      7.4      (79.7)      (93.6)
                                                          ---------  ---------  ---------
                                                            $ (8.0)    $(45.9)    $(118.3)
                                                          =========  =========  =========

   During the second quarter of 1995, the Bank provided an allowance with respect to certain litigation involving loans made in 1989 and 1990 to California Communities, Inc. ("CCI"), a currently inactive subsidiary of the Bank formerly engaged in real estate development activities. During the second quarter of 1995, an Orange County California Superior Court jury rendered a verdict in which it determined that the Bank was financially liable for two loans made to CCI by the plaintiff on which CCI had defaulted. The jury awarded the plaintiff $6.5 million in compensatory damages and punitive damages of $20.0 million against the Bank and $5.0 million against CCI. The Bank has began the process of appealing the judgment. While the Bank believes that its liability from this litigation, if any, will be less than the amount awarded by the jury, there can be no assurance that the ultimate outcome of this litigation will result in an amount less than the amount determined by the jury and it is possible that the Bank and its subsidiary could ultimately be found liable for an amount in excess of the allowance that the Bank has established. The provision for this allowance has been included in 1995 real estate operations.

   The following table presents the activity in the allowance for losses on real estate held for sale:

                                          YEAR ENDED DECEMBER 31,
                                      ------------------------------
                                         1995      1994       1993
                                      --------  ---------  ---------
                                           (DOLLARS IN MILLIONS)
Balance, January 1, .................   $ 95.7    $ 121.6    $ 136.6
(Recoveries of) provision for losses      (7.4)      79.7       93.6
Net charge-offs .....................    (49.2)    (105.6)    (108.6)
                                      --------  ---------  ---------
Balance, December 31, ...............   $ 39.1    $  95.7    $ 121.6
                                      ========  =========  =========

                              OC-F-155

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9: REAL ESTATE HELD FOR SALE (CONTINUED)

    Amounts charged off against the allowance for losses are shown net of recoveries. During 1995, the Bank reduced its allowance for losses on real estate held for sale. The reduction resulted from a decrease in the Bank's portfolio of real estate held for sale and a decrease in the level of charge-offs during 1995. The 1994 bulk sales transactions reduced the level of delinquent loans which has resulted in lower levels of foreclosures and losses. The Bank did not experience a material level of recoveries during 1994 or 1993.

NOTE 10: FEDERAL HOME LOAN BANK STOCK

   The Bank's investment in Federal Home Loan Bank of San Francisco ("FHLB") stock at December 31, 1995 and 1994 was $135.7 million and $134.1 million, respectively. The FHLB provides a central credit facility for member institutions. As a member of the FHLB system, the Bank is required to own capital stock in the FHLB in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid home loans, home purchase contracts and similar obligations at the end of each calendar year, assuming for such purposes that at least 30% of its assets were home mortgage loans, or 5% of its advances (borrowings) from the FHLB. The Bank was in compliance with this requirement at December 31, 1995. The fair value of the Bank's FHLB stock approximates book value due to the Bank's ability to redeem such stock with the FHLB at par value.

NOTE 11: PREMISES AND EQUIPMENT

   Premises and equipment consists of the following:

                                    DECEMBER 31,
                               --------------------
                                  1995       1994
                               ---------  ---------
                                    (DOLLARS IN
                                     MILLIONS)
Land .........................   $  12.0    $  12.2
Buildings ....................     103.8      110.6
Furniture and equipment  .....     102.6      103.4
                               ---------  ---------
                                   218.4      226.2
Less accumulated depreciation     (147.2)    (144.7)
                               ---------  ---------
                                 $  71.2    $  81.5
                               =========  =========

   The Bank has operating lease commitments on certain premises and equipment. Lease expense, net of sublease income, totaled $25.5 million, $30.7 million and $33.2 million for the years ended December 31, 1995, 1994 and 1993, respectively. Sublease income totaled $9.8 million, $10.3 million and $10.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

   Annual minimum lease commitments at the dates presented were:

                       DECEMBER 31,
                    -----------------
                       1995     1994
                    --------  -------
                        (DOLLARS IN
                         MILLIONS)
Within one year  ..   $ 22.3   $ 22.6
Within two years  .     21.7     22.3
Within three years      20.2     21.7
Within four years       23.4     20.5
Within five years       22.9     23.8
Thereafter ........    160.2    194.2
                    --------  -------
                      $270.7   $305.1
                    ========  =======

                              OC-F-156

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12: ACCELERATED DISPOSITION OF ASSETS

   During 1994, the Bank completed the accelerated disposition of $1.3 billion of performing and non-performing assets (the "1994 Bulk Sales"). The assets included in the 1994 Bulk Sales included loans receivable and REO. The loans receivable were transferred from the portfolio of loans held for investment to "held for accelerated disposition" as an integral part of the Bank's 1994 program to raise capital, reduce non-performing assets and improve operating efficiency. The 1994 Bulk Sales were designed to reduce the Bank's non-performing assets and reduce the Bank's exposure to certain performing loans with higher risk profiles than the Bank wished to retain in its portfolio. In selecting performing loans for the 1994 Bulk Sales, the Bank considered the credit risk inherent in the loan, the concentration that certain loans possessed because of the geographic location of the collateral, the size of the loan and/or the overall relationship with certain borrowers. A substantial amount of the performing loans sold as part of the 1994 Bulk Sales were classified as substandard or designated as special mention. The Bank recorded a $274.8 million loss form the 1994 Bulk Sales. The Bank recorded $60.4 million of charge-offs, relating to previously established specific allowances, on loans receivable included in the 1994 Bulk Sales.

   The table below presents the composition of the assets sold in the 1994 Bulk Sales:

                          PERFORMING    NON-ANNUAL    RESTRUCTURED
                            LOANS         LOANS          LOANS         REO       TOTAL
                        ------------  ------------  --------------  --------  ---------
                                              (DOLLARS IN MILLIONS)
Residential 1-4 .......     $ 62.4        $121.8          $ --        $ 47.0   $  231.2
Multi-family ..........      487.3         183.5           7.6          34.7      713.1
Commercial real estate       272.4         113.9            --          20.6      406.9
                        ------------  ------------  --------------  --------  ---------
                            $822.1        $419.2          $7.6        $102.3   $1,351.2
                        ============  ============  ==============  ========  =========

   During 1993, the Bank completed the sale of a pool of $232.1 million of non-performing assets and collected $52.4 million of payoffs on non-performing assets (the "1993 Bulk Sale"). These transactions resulted in a $228.2 million reduction in non-accrual loans and a $55.8 million reduction in REO. The 1993 Bulk Sale resulted in $80.0 million of charge-offs. The charge-offs related to the 1993 Bulk Sale were primarily related to previously established specific valuation allowance.

NOTE 13: DEPOSITS

   The Bank obtains deposits primarily through a network of full service branches located in California and Nevada. Deposits obtained by the Bank are insured by the SAIF of the FDIC up to a maximum of $100,000 for each depositor.

                              OC-F-157

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13: DEPOSITS  (CONTINUED)

    A summary of deposit balances and weighted average rates at the dates indicated follows:

                                   DECEMBER 31, 1995             DECEMBER 31, 1994
                                 -------------------  -------------------------------------
                                   BALANCE     RATE     BALANCE     RATE
                                 ----------  -------  ----------  -------
                                                (DOLLARS IN MILLIONS)
Passbook accounts ..............   $  509.7    2.22%    $  578.2     2.22%
Money market and NOW accounts  .    2,008.4    2.65      2,121.1     2.38
Non-interest bearing commercial       216.9      --        184.9       --
                                 ----------           ----------
                                    2,735.0              2,884.2
Certificate accounts:
 2.00% to 2.99% ................       16.5    2.86         28.9     2.86
 3.00% to 3.99% ................       22.5    3.34        861.0     3.85
 4.00% to 4.99% ................      208.2    4.61      2,352.4     4.53
 5.00% to 5.99% ................    2,545.3    5.49      1,605.3     5.51
 6.00% to 6.99% ................    3,630.4    6.26        296.9     6.70
 7.00% to 7.99% ................      293.0    7.13        322.9     7.29
 8.00% to 8.99% ................       23.3    8.45          3.4     8.15
 9.00% to 9.99% ................        2.5    9.29          4.6     9.20
 10.00% to 10.99% ..............         --      --          0.8    10.51
 11.00% to 11.99% ..............         --      --          0.5    11.55
                                 ----------           ----------
  Total certificate accounts  ..    6,741.7    5.95      5,476.7     4.99
                                 ----------           ----------
                                   $9,476.7    4.87%    $8,360.9     4.02%
                                 ==========           ==========

   Deposit maturities are summarized as follows at the dates indicated:

                                                        DECEMBER 31,
                                                  ----------------------
                                                      1995        1994
                                                  ----------  ----------
                                                   (DOLLARS IN MILLIONS)
Maturing within one year ........................   $8,216.6    $7,392.3
Maturing after one year and within two years  ...      946.6       521.7
Maturing after two years and within three years        196.2       178.9
Maturing after three years and within four years        53.6       182.8
Maturing after four years and within five years         28.6        44.4
Thereafter ......................................       37.1        40.8
                                                  ----------  ----------
                                                    $9,476.7    $8,360.9
                                                  ==========  ==========

   Jumbo certificates and other deposit accounts with balances of $100,000 or greater included in the above table had the following remaining contractual maturities:

                                        AT DECEMBER 31,
                                    ---------------------
                                        1995       1994
                                    ----------  ---------
                                     (DOLLARS IN MILLIONS)
3 months or less ..................   $  789.5   $  681.1
Over 3 months but within 6 months        247.2      132.6
Over 6 months but within 12 months       369.9      249.3
Over 12 months ....................      112.2       70.1
                                    ----------  ---------
                                      $1,518.8   $1,133.1
                                    ==========  =========

                              OC-F-158

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13: DEPOSITS (CONTINUED)

    At December 31, 1995, the Bank had $273.8 million of brokered deposits. At December 31, 1994, the Bank had no brokered deposits. Accrued interest payable on deposits at December 31, 1995 and 1994 was $10.8 million and $2.7 million, respectively, which is included in "Interest payable" on the Consolidated Statements of Financial Condition.

   On August 4, 1994, the Bank completed the sale of 44 branches located in Florida and Georgia ("Southeast Division"). At the time of the sale, the Southeast Division had deposits totaling approximately $3.9 billion. The Bank received a 4.10% deposit premium from the sale which contributed to a net gain of $135.0 million recorded from the sale. The $135.0 million net gain from the sale of the Southeast Division is included with "Other income" in the Consolidated Statements of Operations for 1994.

   A summary of interest expense by deposit type is summarized in the table below for the years indicated:

                                       AT DECEMBER 31,
                                ---------------------------
                                   1995      1994     1993
                                --------  --------  -------
                                    (DOLLARS IN MILLIONS)
Passbook accounts .............   $ 11.1    $ 14.9   $ 18.8
Money market and NOW accounts       55.3      60.2     83.3
6-Month certificates ..........     26.2      27.8     41.0
9-Month to 1-Year certificates     133.5     113.5    154.4
Other certificates ............    215.5     174.4    218.6
                                --------  --------  -------
                                  $441.6    $390.8   $516.1
                                ========  ========  =======

   Savings deposit fees, which are included as a component of "Fee income" in the Consolidated Statements of Operations, totaled $25.4 million, $25.2 million and $26.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 14: ADVANCE FROM FEDERAL HOME LOAN BANK

   FHLB advances totaling $2,671.0 million at December 31, 1995 and $2,526.0 million at December 31, 1994, principally adjustable rate, fixed term, with interest rates ranging from 5.77% to 9.71% are secured by MBS and certain mortgage loans aggregating $3.6 billion and $3.7 billion at December 31, 1995 and 1994, respectively. The rates of the FHLB advances primarily reprice based upon the LIBOR index and therefore are sensitive to its volatility. Accrued interest payable on FHLB advances was $16.6 million and $9.5 million at December 31, 1995 and 1994, respectively. The accrued interest on FHLB advances is included with "Interest payable" on the Consolidated Statements of Financial Condition.

   A summary of maturities of FHLB advances and weighted average interest rates at December 31, 1995 and 1994 follows:

                                 1995                 1994
                         -------------------  -------------------
                            AMOUNT     RATE      AMOUNT     RATE
                         ----------  -------  ----------  -------
                                   (DOLLARS IN MILLIONS)
Maturing in one year  ..   $  880.0    6.16%    $2,015.0    6.21%
Maturing in two years  .    1,780.0    5.98        500.0    6.36
Maturing in three years          --      --           --      --
Maturing in four years         11.0    9.71           --       -
Maturing in five years           --      --         11.0    9.71
                         ----------  -------  ----------  -------
                           $2,671.0    6.06%    $2,526.0    6.25%
                         ==========  =======  ==========  =======

                              OC-F-159

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14: ADVANCE FROM FEDERAL HOME LOAN BANK (CONTINUED)

    At December 31, 1995, the Bank had credit availability with the FHLB which allows borrowings up to 30% of the Bank's assets, subject to the balance of pledged collateral, with terms up to ten years in the form of FHLB Advances and Letters of Credit.

   During 1995, $1.6 billion of the Bank's FHLB advances, utilized as a funding source for the sale of the Southeast Division, matured. These borrowings bore an interest rate based upon the 1 month LIBOR plus 0.27%. When those borrowings matured, the FHLB offered to renew them. In order to reduce the cost of those borrowings, the Bank entered into an interest rate swap agreement which reduces the cost of the advances to approximately the one month LIBOR plus 0.20%. The interest rate swap agreement was established, such that the index which determines the interest that the Bank receives is identical to the index that the Bank pays relative to the FHLB Advances. The notional amount of the swaps totaled $1.5 billion at December 31, 1995 and the maturity of the swaps is identical to that of the FHLB advances. The counterparty to the interest rate swaps is an internationally recognized banker-dealer.

NOTE 15: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   The securities sold under agreements to repurchase ("reverse repurchase agreements") were collateralized by MBS at December 31, 1995 and by MBS and U.S. Treasury securities at December 31, 1994. The following table provides additional information on the agreements:

                                                              1995        1994
                                                           ---------  ----------
                                                            (DOLLARS IN MILLIONS)
Carrying value of agreements to repurchase ...............  $  857.3    $1,751.0
Carrying value of collateral .............................     908.9     1,772.9
Market value of collateral ...............................     907.5     1,783.5
Maximum amounts of outstanding agreements
 at any month-end ........................................   1,336.8     1,751.0
Average amounts of outstanding agreements ................   1,098.9     1,493.0
Weighted average interest rate for the year ..............      5.91%       4.52%
Weighted average interest on year-end balances  ..........      5.56%       5.87%
Weighted average maturity of outstanding agreements
 (days) ..................................................       148          53

   The securities collateralizing these agreements are held in the custodial account of a trustee that is not a party to the agreements, until the maturities of the agreements. For all of the agreements, the dealers have agreed to resell the identical securities to the Bank. The following table presents reverse repurchase agreements by counterparty:

 COUNTERPARTY           DECEMBER 31, 1995  DECEMBER 31, 1994
---------------------  -----------------  -----------------
                               (DOLLARS IN MILLIONS)
Lehman Brothers ......       $780.9            $  674.5
Bear Stearns .........         76.4                  --
Morgan Stanley .......           --               700.1
FHLB of San Francisco            --               326.5
Smith Barney .........           --                49.9
                       -----------------  -----------------
                             $857.3            $1,751.0
                       =================  =================

   Accrued interest related to reverse repurchase agreements at December 31, 1995 and 1994 totaled $1.2 million and $4.7 million, respectively.

                              OC-F-160

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16: STUDENT LOAN MARKETING ASSOCIATION ADVANCES

   The advance from the Student Loan Marketing Association ("SLMA Advances") was $200.0 million at December 31, 1995 and was secured by MBS with a carrying value of $108.6 million and government securities with a carrying value of $124.9 million and had a weighted average interest rate of 5.86%. At December 31, 1994, the advances totaled $475.0 million and were secured by MBS with a carrying value of $269.9 million and government securities with a carrying value of $287.0 million and had a weighted average interest rate of 6.43%. The SLMA Advance outstanding at December 31, 1995 is scheduled to mature on September 18, 1996.

   Accrued interest related to SLMA Advances at December 31, 1995 and 1994 totaled $0.4 million and $0.9 million, respectively.

NOTE 17. SUBORDINATED DEBENTURES

   The Bank's subordinated debentures consist of (i) a senior subordinated note, (ii) subordinated debentures issued in connection with the 1992 corporate restructuring and (iii) convertible subordinated debentures.

   Senior Subordinated Note. The Bank has outstanding a $50.0 million, 10.68% unsecured senior subordinated note which is scheduled to mature on December 22, 1998.

   1992 Subordinated Debentures. On December 16, 1992, the Bank issued $13.6 million of 10.0% unsecured subordinated debentures due 2003. The Bank repurchased $8.7 million of these debentures during 1995 for no material gain or loss.

   Convertible Subordinated Debentures. The debentures were issued in 1986 by CalFed Inc., the Bank's former holding company, which as a result of the 1992 corporate restructuring was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of the Bank. The debentures are unsecured obligations of XCF, bear an annual interest rate of 6.5%, and, effective January 1, 1996, are convertible into the common stock of Cal Fed Bancorp Inc. at a conversion price of $143.95 per share. The debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount.

                                        DECEMBER 31,
                                     ----------------
                                                            DATE OF       INTEREST
                                       1995     1994       MATURITY         RATE
                                     -------  -------  ---------------  ----------
                                          (DOLLARS
                                        IN MILLIONS)
Senior Subordinated Note ...........   $50.0    $50.0     Dec. 22, 1998    10.68%
1992 Subordinated Debt .............     4.9     13.6      Jan. 3, 2003    10.00
Convertible Subordinated Debentures      2.7      2.9     Feb. 20, 2001     6.50%
                                     -------  -------
                                       $57.6    $65.5
                                     =======  =======

   Accrued interest related to subordinated debentures at December 31, 1995 and 1994 totaled $0.4 million and $0.8 million, respectively.

                              OC-F-161

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18: INTEREST EXPENSE ON BORROWINGS

   Interest expense on borrowings is comprised of the following for the years indicated:

                                                                   AT DECEMBER 31,
                                                            ---------------------------
                                                               1995      1994     1993
                                                            --------  --------  -------
                                                                (DOLLARS IN MILLIONS)
Securities sold under agreements to repurchase
 (short-term) .............................................   $ 64.9    $ 68.5    $14.6
FHLB advances (short-term) ................................     14.7       7.4      2.3
Other .....................................................       --        --      0.6
                                                            --------  --------  -------
 Interest expense on short-term borrowings ................     79.6      75.9     17.5
                                                            --------  --------  -------
Securities sold under agreements to repurchase (long-term)        --        --      8.3
FHLB advances (long-term) .................................    139.4      76.2     52.4
Medium-term notes .........................................       --        --      0.4
Convertible subordinated debentures .......................      0.2       0.2      0.2
Subordinate debentures ....................................      0.7       1.4      1.4
SLMA advances (long-term) .................................     29.2      16.5      9.5
Other .....................................................      5.4       5.5      6.1
                                                            --------  --------  -------
 Interest expense on long-term borrowings .................    174.9      99.8     78.3
                                                            --------  --------  -------
Total Interest Expense on Borrowings ......................   $254.5    $175.7    $95.8
                                                            ========  ========  =======

NOTE 19: DERIVATIVE FINANCIAL INSTRUMENTS

   The Bank's use of derivative financial instruments is limited to interest rate exchange agreements. The Bank utilities interest rate exchange agreements as an integral part of its asset/liability management program.

   The primary focus of the Banks' asset/liability management program is to reassure and monitor the sensitivity of net interest income under varying interest rate securities. On a quarterly basis, the Bank simulates the level of net interest income expected to be earned over a twelve month period following the date of the simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest earning assets and interest bearing liabilities during the measurement period. Also, any periodic or lifetime caps that contractually limit the repricing of any interest earning asset is considered.

   Based upon the outcome of the simulation analysis, the Bank may consider the use of interest rate exchange agreements as a means of reducing the volatility of projected net interest income within certain ranges of projected changes in interest rates. The Bank evaluates the effectiveness of entering into any interest rate exchange agreements by measuring the cost of such agreements in relation to the reduction in net interest income volatility within an assured range of interest rates.

                              OC-F-162

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19: DERIVATIVE FINANCIAL INSTRUMENTS  (CONTINUED)

    The following tables present the Bank's interest rate exchange agreements which were designated as hedges at December 31, 1995 and December 31, 1994:

                                                        DECEMBER 31, 1995
                         -------------------------------------------------------------------------------------------------------
                                                                             WEIGHTED
                                                            WEIGHTED       AVERAGE YIELD
TYPE OF INTEREST RATE       NOTIONAL         MONTHS TO    AVERAGE YIELD   PAYABLE BY THE   DESCRIPTION OF ASSET OR
 EXCHANGE AGREEMENT          AMOUNT           MATURITY   DUE TO THE BANK       BANK           LIABILITY HEDGED
---------------------  -------------------  ----------  ---------------  --------------- --------------------------------
                                     (DOLLARS IN   MILLIONS)
Interest rate swap  ..       $   25.0             5           5.74%            8.77%      FHLB advances
Interest rate swap  ..          500.0            10           5.94             5.63       FHLB advances
Interest rate swap  ..          100.0             3           5.45             5.94       2-year fixed rate CDs
Interest rate swap  ..          100.0             4           7.45             5.75       18-month fixed rate CDs
Interest rate swap  ..          100.0             3           6.36             5.60       1-year fixed rate CDs
Interest rate swap  ..        1,540.0            15           5.83%            5.91%      FHLB advances (A)
                       -------------------
  Total ..............       $2,365.0
                       ===================

------------
(A) Please refer to Note 14 Advances from Federal Home Loan Bank for further information about this interest rate swap.

                                                        DECEMBER 31, 1994
                         -------------------------------------------------------------------------------------------------------
                                                                             WEIGHTED
                                                            WEIGHTED       AVERAGE YIELD
TYPE OF INTEREST RATE       NOTIONAL         MONTHS TO    AVERAGE YIELD   PAYABLE BY THE   DESCRIPTION OF ASSET OR
 EXCHANGE AGREEMENT          AMOUNT           MATURITY   DUE TO THE BANK       BANK           LIABILITY HEDGED
---------------------  -------------------  ----------  ---------------  --------------- --------------------------------
                                    (DOLLARS IN   MILLIONS)
Interest rate swap  ..        $191.5              9           4.19%            8.38%      Fixed rate loans
Interest rate swap  ..          25.0             17           6.31             8.77       FHLB advances
Interest rate swap  ..          50.0              9           5.07             6.13       2-year fixed rate CDs
Interest rate swap  ..         100.0             15           5.45             6.13       2-year fixed rate CDs
Interest rate swap  ..          75.0              8           3.86             6.08       FHLB advances
Interest rate swap  ..          50.0             10           5.07%            6.13%      2-year fixed rate CDs
                       -------------------
  Total ..............        $491.5
                       ===================

   The estimated fair value of swaps designated as hedges at December 31, 1995 and 1994 were gains (losses) of $7.1 million and $(6.6) million, respectively.

   At December 31, 1995 and 1994, the Bank had an index amortizing interest rate swap which was designated as hold for trading with a notional balance of $50.0 million, with interest payable at a variable rate determined by a specified index (3 month LIBOR) in exchange for interest receivable at a fixed rate. At December 31, 1995, this agreement had a weighted average rate to be paid by the Bank of 5.94% and the weighted average rate to be received was 4.82%. At December 31, 1994, this agreement had a weighted average rate to be paid by the Bank of 5.63% and the weighted average rate to be received was 4.82%. The agreement has an expiration date of April 1999. It is partially collateralized by MBS and a letter of credit amounting to approximately $5.4 million at December 31, 1995. The fair values of the index amortizing swap at December 31, 1995 was a liability of $0.3 million. Such liability has been reflected on the Consolidated Statements of Financial Condition. The average fair value of the index amortizing swap during 1995 was a liability of $1.0 million. The fair value of the index amortizing swap at December 31, 1994 was a liability of $2.2 million. Such liability has been reflected on the Consolidated Statements of Financial Condition.

                              OC-F-163

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19: DERIVATIVE FINANCIAL INSTRUMENTS  (CONTINUED)
    At December 31, 1995 and 1994, the Bank was also a party to an interest rate floor contract maturing September 1998. In addition, the Bank was a party to an interest rate floor contract that matured in June 1995. The Bank paid the counterparties premiums in exchange for cash payments in the event that a specified index (e.g., 5-year CMT, 1-year CMT) falls below the strike price. At December 31, 1995, the notional amount of the remaining interest rate floor was $100.0 million, the strike price was 3.38% and the monthly floating rate was 5.29%. At December 31, 1994, the notional amount of the interest rate floors was $150.0 million, the weighted average strike price was 4.51% and the monthly floating rate for the interest rate floor was based on the 1-year Treasury Constant Maturity Rate for the floor contract maturing September 1998 and the 5-year Treasury Constant Maturity Rate for the floor contract that matured in June 1995. The unamortized premium on the interest rate floors was zero and $0.3 million at December 31, 1995 and 1994, respectively. At December 31, 1995, the floating rate exceeded the strike price by 1.91%. At December 31, 1994, the floating rate exceeded the strike price by an average of 2.79%.

   The Bank adheres to credit guidelines when entering into interest rate exchange agreements in order to minimize its exposure to credit loss in the event of non-performance by the counterparties to the agreements. In the event that is counterparty to an interest rate swap does not perform in accordance with the terms of the agreement, the Bank would be at risk for the amount of the net interest receivable due from the counterparty. At December 31, 1995, the Bank was at risk for $11.9 million of net interest receivable from its counterparties on its aggregate interest rate exchange portfolio.

NOTE 20: INCOME TAXES

   Income tax expense (benefit) consists of:

                                                             AT DECEMBER 31,
                                                      ----------------------------
                                                         1995      1994      1993
                                                      --------  --------  --------
                                                          (DOLLARS IN MILLIONS)
Current Tax Expense (Benefit):
 Federal ............................................   $   --    $   --    $  2.9
 State ..............................................      0.1        --       0.5
                                                      --------  --------  --------
                                                           0.1        --       3.4
                                                      --------  --------  --------
Deferred Tax Expense (Benefit):
 Federal ............................................     41.1     (49.0)    (20.8)
 State ..............................................     11.4     (12.3)    (10.0)
                                                      --------  --------  --------
                                                          52.5     (61.3)    (30.8)
Change in valuation allowance for deferred tax asset     (52.5)     61.3      30.8
                                                      --------  --------  --------
 Net change in net deferred taxes ...................       --        --        --
                                                      --------  --------  --------
 Total income tax expense (benefit) .................   $  0.1    $   --    $  3.4
                                                      ========  ========  ========
 Total allocated to containing operations  ..........   $  0.1    $  6.3   ($  2.9)
 Total allocated to shareholders' equity ............       --      (6.3)      6.3
                                                      --------  --------  --------
  Total tax expense (benefit) .......................   $  0.1    $   --    $  3.4
                                                      ========  ========  ========

                              OC-F-164

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 20: INCOME TAXES (CONTINUED)

    The table below sets forth the significant components of the net deferred tax asset/liability at December 31, 1995 and December 31, 1994 (as adjusted and restated for 1994 and prior year tax returns filed through 1995):

                                                       DECEMBER 31,
                                                  ---------------------
                                                     1995        1994
                                                  ---------  ----------
                                                   (DOLLARS IN MILLIONS)
Components of the deferred tax asset:
 Bad debt reserve ...............................   $ (87.1)   $(152.8)
 Real estate and partnerships ...................     (38.8)     (37.7)
 Prior year affirmative adjustments, net  .......     (48.0)     (48.0)
 Depreciation ...................................     (10.3)      (8.6)
 Net operating loss carryforward ................     (30.9)     (24.8)
 Alternative minimum tax credit carryforward  ...     (27.8)     (27.8)
 Other ..........................................     (11.7)     (12.5)
                                                  ---------  ----------
                                                     (254.6)    (312.2)
 Valuation allowance ............................     146.3      198.8
                                                  ---------  ----------
  Deferred tax asset, net of valuation allowance     (108.3)    (113.4)
Components of the deferred tax liability:
 Loan fees, interest and discount, net  .........      51.9       54.3
 FHLB stock .....................................      36.9       36.4
 Accrued interest income ........................      12.7       13.2
 Prepaid expense ................................       2.5        6.5
 Other ..........................................      10.6        9.3
                                                  ---------  ----------
  Deferred tax liability ........................     114.6      119.7
                                                  ---------  ----------
  Net deferred tax liability ....................   $   6.3    $   6.3
                                                  =========  ==========
Net state deferred tax liability ................   $   6.3    $   6.3
Net federal deferred tax liability ..............        --         --
                                                  ---------  ----------
  Net deferred tax liability ....................   $   6.3    $   6.3
                                                  =========  ==========

   The change in the valuation allowance from December 31, 1994 relates to the decrease in the net deductible temporary difference in 1995 that cannot be realized through carryback to prior periods. The valuation allowance of $146.3 million at December 31, 1995 includes $11.0 million related to a $31.5 million acquired federal net operating loss expiring in 2002 and 2003 and $19.9 million attributable to the Bank's tax losses occurring in 1993, 1994 and 1995. In the event the $31.5 million net operating loss is utilized, 65% of the tax benefits may at some time be payable to the FDIC pursuant to the acquisition agreement.

   Although the Bank has reported net earnings since the quarter ended June 1994, significant regulatory and tax law changes have been proposed that would adversely affect future earnings for both financial reporting and income tax purposes. See Proposed Legislation in Note 1 -- Summary of Significant Accounting Policies for further information. In addition, even though the Bank has reported net earnings for financial reporting purposes during this period, it has CONTINUED to generate losses for income tax purposes, thus raising uncertainty regarding the realizability of its net operating loss carryforward and other deferred tax assets. Accordingly, the Bank has recorded a valuation allowance equal to its net deductible temporary difference at December 31, 1995 as well as at December 31, 1994.

                              OC-F-165

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 20: INCOME TAXES  (CONTINUED)

    The Bank generated net operating losses in 1993, 1994 and 1995 for federal income tax purposes of $5.7 million, $21.3 million and $16.5 million expiring in 2008, 2009 and 2010, respectively. In addition, the Bank has adjusted net operating loss carryforwards from 1993, 1994 and 1995 for California franchise tax purposes of $16.7 million, $23.9 million and $0.8 million expiring in 1998, 1999 and 2000, respectively. The Bank also has alternative minimum tax credit carryforwards of $19.6 million for federal income tax purposes and $8.2 million for California franchise tax purposes which have no expiration date.

   For federal income tax purposes, savings institutions that meet certain definitional and other tests may compute a bad debt deduction based on either the percentage of taxable income method or the experience method. For years subsequent to 1986, the Bank has computed its deduction for qualifying real property loans based on the experience method. The experience method allows a deduction for an amount necessary to increase a savings institution's tax bad debt reserve, adjusted for net charge-offs during the current year, up to the greater of the adjusted base year reserve amount or an amount based on the savings institution's actual 6 year moving average experience. For years subsequent to 1987, the adjusted base year reserve amount at the end of any year is the tax bad debt reserve amount at the end of 1987 proportionately decreased by any reduction in the aggregate related loan base at the end of the current year relative to the end of 1987.

   The consolidated financial statements at December 31, 1995 and 1994 do not include a potential federal income tax liability of $25.3 million and zero, respectively, attributable to the Bank's tax bad debt reserves. Circumstances that may require an accrual of this unrecorded tax liability are: a failure to meet the tax definition of a savings institution and, if the currently proposed tax law changes are enacted, dividend payments in excess of tax earnings and profits and other distributions in dissolution, liquidation or redemption of stock.

   A reconciliation of total income tax expense (benefit) and the amount computed by applying the statutory federal corporate income tax rate to earnings (loss) from continuing operations before income tax expense (benefit) follows:

                                                 PERCENT OF PRETAX EARNINGS
                                              ------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                              ------------------------------
                                                 1995      1994       1993
                                              --------  ---------  ---------
Statutory federal corporate income tax rate      35.0%     (35.0)%    (35.0)%
State tax, net of federal income tax effect       0.1        0.7       (0.5)
                                              --------  ---------  ---------
                                                 35.1      (34.3)     (35.5)
Increase (decrease) resulting from:
 Valuation allowance ........................   (43.9)      34.2       14.0
 Bad debt deduction .........................     0.7        3.4       14.7
 Amortization of goodwill ...................      --         --        3.6
 Distribution of Participation Interests  ...     8.4         --         --
 Rate change ................................      --         --       (1.5)
 Other, net .................................    (0.2)       1.1        2.7
                                              --------  ---------  ---------
                                                  0.1%       4.4%      (2.0)%
                                              ========  =========  =========

   The Internal Revenue Service ("IRS") and the California Franchise Tax Board ("FTB") have completed examinations of the Bank's consolidated federal income tax returns through 1988 and combined California franchise tax reports through 1985, respectively, and have proposed certain adjustments primarily related to timing differences as to the recognition of taxable income and expense. The Bank previously filed formal protests with both the IRS and the FTB to take exception to these

                              OC-F-166

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 20: INCOME TAXES  (CONTINUED)

proposed adjustments and has filed claims for refund to recover its payment of the assessed federal deficiencies. The Bank currently intends to pursue most of the positions set forth in its federal and California protests as well as in its federal refund claims.

   In addition, the IRS has completed its examination of the consolidated federal income tax returns filed by the Bank's former life insurance company affiliate, Beneficial Standard Life Insurance Company ("BSLIC"), through 1989 and in December 1993, assessed certain deficiencies against BSLIC. In March 1994, the Bank filed a Tax Court petition on behalf of BSLIC, and in November 1995, the Tax Court rendered its decision affirming the Bank's position on most of the issues contested by the Bank on behalf of BSLIC.

   The Bank's current income tax receivables at December 31, 1995 and 1994 were $7.9 million and $9.6 million, respectively.

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following summary presents a description of the methodologies and assumptions used to estimate the fair value of the Bank's financial instruments. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Bank's financial instruments, active markets do not exist. Therefore, considerable judgments were required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1995 and December 31, 1994, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

   Cash and Short-Term Investments

   The book value of cash and short-term investments approximates the fair value of such assets because of the short maturity of such investments.

   Securities Purchased Under Agreements to Resell

   The book value of securities purchased under agreements to resell approximates the fair value of such securities due to the short term maturity of such investments.

   Securities Available for Sale and Securities Held to Maturity

   The Bank has utilized market quotes for similar or identical securities in an actively traded market, where such a market exists, or has obtained quotes from independent security brokers or dealers to determine the fair value of its securities available for sale and securities held to maturity.

   Loans Receivable

   The fair value of loans receivable was computed as follows: (i) for loans held for sale, quotes were obtained from independent brokers or dealers; (ii) for performing residential loans held for investment, the Bank aggregated the loans into pools based upon secondary market requirements for mortgage-backed securities and utilized market quotes for similar securities; (iii) for performing consumer, commercial banking and income property, the fair value was determined by a discounted cash flow analysis and (iv) the fair value of impaired income property loans was determined on an individual basis, based upon the fair value of the related collateral, reduced by an estimate of the cost and timing of dispositions. For impaired residential 1-4 and consumer loans, fair value was estimated based on a discounted cash flow analysis, adjusted for the Bank's estimate of excess credit risk.

                              OC-F-167

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS  (CONTINUED)

    Deposits

   The fair value of deposits was determined as follows: (i) for demand deposits, passbook accounts, money market accounts and other deposits immediately withdrawable, fair value was determined to approximate the amount payable on demand and (ii) for fixed maturity deposits, the fair value was estimated by discounting expected cash flows using an average of rates offered by other institutions combined with the Bank's current offering rates of term deposits with similar maturities. In accordance with SFAS 107, no value has been assigned to the Bank's long-term relationships with its deposit customers (core deposit intangible) since it is not a financial instrument as defined under SFAS 107.

   Borrowings

   The fair value of the Bank's borrowings was determined as follows: (i) the fair value of FHLB advances was based upon current rates for advances with similar terms and maturities; (ii) the fair value of student loan marketing advances was estimated to approximate the amounts due as the rates on these borrowings fluctuate with a market index; (iii) the fair value of reverse repurchase agreements was based upon the current pricing for such agreements and (iv) the fair value of the Bank's various other borrowings was based upon alternative borrowing costs.

   Off-Balance Sheet Financial Instruments

   The fair value of the Bank's off-balance sheet financial instruments was determined as follows: (i) the fair value of interest rate exchange agreements that do not have an active market was determined by comparing the net present value of the estimated interest due to the Bank as compared to the estimated interest due to the counterparties of the interest rate exchange agreements; (ii) the fair value of the Bank's recourse arrangements on assets sold was determined to approximate the value of the liability currently recorded for such recourse arrangements; and (iii) the Bank's standby letters of credit and commitments to originate or sell loans have terms that are consistent with current market terms. Therefore, the Bank estimates that the face amount of these commitments approximates book value.

                              OC-F-168

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS  (CONTINUED)

    The following table presents fair value estimates and carrying amounts for financial instruments at December 31, 1995 and December 31, 1994:

                                                      DECEMBER 31, 1995         DECEMBER 31, 1994
                                                  ------------------------  ------------------------
                                                    CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                     AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                  ----------  ------------  ----------  ------------
                                                                 (DOLLARS IN MILLIONS)
FINANCIAL INSTRUMENT ASSETS:
Cash ............................................   $  273.7     $  273.7        292.8     $  292.8
Short-term liquid investments ...................       74.1         74.1        333.8        333.8
Securities purchased under agreements to resell      1,674.6      1,674.6         48.2         48.2
Securities available for sale ...................      200.3        200.3      1,731.5      1,731.5
Securities held to maturity .....................    2,366.7      2,361.3      2,525.1      2,437.2
Loans receivable held for sale ..................       13.6         13.8          1.3          1.3
Loans receivable held for investment(A)  ........    9,290.0      9,246.1      8,746.0      8,430.4
Accrued interest receivable and other ...........       83.4         98.4         83.5         95.5
FINANCIAL INSTRUMENT LIABILITIES:
Savings deposits(B) .............................    9,476.7      9,534.6      8,360.9      8,425.0
Advances from federal home loan banks ...........    2,671.0      2,676.0      2,526.0      2,548.7
Securities sold under agreements to repurchase  .      857.3        852.2      1,751.0      1,750.6
Student loan marketing association advances  ....      200.0        193.9        475.0        461.0
Other borrowings ................................       58.1         65.3         66.8         72.3
Interest payable ................................       29.4         29.4         18.6         18.6
Other liabilities ...............................      140.6        140.6        185.8        185.8
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Interest rate floors(C) .........................         --           --           --           --
Interest rate swaps (designated as a hedge)  ....         --          7.1           --         (6.6)
Interest rate swaps (designated as held for
 trading)(C) ....................................       (0.3)        (0.3)        (2.2)        (2.2)
Loans sold with recourse(D) .....................   $   11.5     $   11.5     $   11.4     $   11.4

------------

 (A) Please see Note 8 Loans Receivable Held for Investment for additional detail.

 (B) The fair value does not include any amount that relates to core deposit intangibles, since they are not defined as financial instruments under SFAS 107.

 (C)   The estimated fair values represent either a net gain or a net
       (loss). The net loss has been reflected in the Consolidated Statement of Financial Position as a component of "other liabilities."

 (D) These amounts represent the Bank's estimate of its credit exposure with respect to loans sold with recourse.

                              OC-F-169

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 22: COMMITMENTS AND CONTINGENCIES

   The Bank is a party to various outstanding commitments and contingent liabilities in the normal course of business which are not reflected in the accompanying consolidated financial statements. The following is a summary of such commitments and contingencies:

                                               DECEMBER 31,
                                            ----------------
                                              1995     1994
                                            -------  -------
                                               (DOLLARS IN
                                                MILLIONS)
Standby letters of credit .................  $ 57.9   $ 63.6
Commitments to sell loans .................    15.7      1.8
Commitments to fund fixed rate loans  .....   232.0    231.6
Commitments to fund adjustable rate loans      98.3    208.2

   The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. The Bank does not anticipate any material loss as a result of these transactions. The Bank applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' creditworthiness through ongoing credit reviews.

   The fair value of the Bank's commitments at December 31, 1995 and 1994 was based upon (i) the contractual terms of the commitment as compared to market terms, (ii) the period of time that the commitments could be exercised and
(iii) the inherent credit risk of the commitments. The fair value of the Bank's commitments approximates the amount of the outstanding commitment at December 31, 1995 and 1994.

   During the second quarter of 1995, the Bank provided an allowance with respect to certain litigation involving loans made in 1989 and 1990 to California Communities Inc. ("CCI"), a currently inactive subsidiary of the Bank formerly engaged in real estate development activities. During the second quarter of 1995, an Orange County, California Superior Court jury rendered a verdict in which it determined that the Bank was financially liable for two loans made to CCI by the plaintiff. CCI subsequently defaulted on the loans. The jury awarded the plaintiff $6.5 million in compensatory damages and punitive damages of $20.0 million against the Bank and $5.0 million against CCI. The Bank has begun the process of appealing the judgment. While the Bank believes that its liability from this litigation, if any, will be less than the amount awarded by the jury, there can be no assurance that the ultimate outcome of this litigation will result in an amount less than the amount determined by the jury and it is possible that the Bank and its subsidiary could ultimately be found liable for an amount in excess of the allowance that has been established. The provision for this allowance has been included in 1995 real estate operations.

   The Bank is involved as a defendant in certain legal proceedings incidental to its business. The Bank has established an accrual for its estimate of the potential liability that it believes it may be found liable for. However, it is possible that the Bank's actual liability may be substantially higher or lower than the amount of the established allowance. The Bank does not believe that the litigation to which it is a party, if adversely decided, in the aggregate would have a material adverse effect upon the Bank's financial condition. However, adverse decisions in such matters could have a material adverse effect upon the Bank's results of operations for the relevant period or periods in which they occur.

NOTE 23: SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

   The Bank's shareholders' equity at December 31, 1995 and 1994 was comprised of (i) common stock, (ii) 7 3/4% convertible preferred stock, Series A and (iii) 10 5/8% noncumulative perpetual preferred stock, Series B.

                              OC-F-170

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23: SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL  (CONTINUED)

  Common Stock

   The Bank's common stock at December 31, 1995 and 1994 is summarized in the table below:

                                                   DECEMBER 31,
                                          ----------------------------
                                               1995           1994
                                          -------------  -------------
Par value ...............................  $       1.00   $       1.00
Number of shares authorized .............   100,000,000    100,000,000
Number of shares issued and outstanding      49,200,444     49,199,044

   During the 1995 fourth quarter, the Bank obtained regulatory and shareholder approval to reorganize into a holding company structure, which will provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of the Bank's common stock was converted into one share of Cal Fed Bancorp Inc. common stock. Consequently, the Bank became a wholly-owned subsidiary of Cal Fed Bancorp Inc.

 7 3/4% Noncumulative Convertible Preferred Stock, Series A, Par Value $25.00 Per Share

   In March 1993, the Bank issued 3,740,000 shares of 7 3/4% noncumulative convertible preferred stock at its liquidation preference of $25.00 per share (the "Preferred Stock, Series A"). The issuance of the Preferred Stock, Series A, resulted in an $89.0 million increase in the Bank's equity capital, after deducting issue costs of $4.5 million. Effective January 1, 1996, the Preferred Stock, Series A, is convertible by the holders into the common stock of Cal Fed Bancorp Inc. at any time at a conversion price of $20.16 per share, subject to adjustment. The Preferred Stock, Series A, is not redeemable prior to March 31, 1996. At or after March 31, 1996, the Preferred Stock, Series A, is redeemable at the option of the Bank, in whole or in part, at par value plus declared but unpaid dividends.

 10 5/8% Noncumulative Perpetual Preferred Stock, Series B, Par Value $100.00 Per Share

   In March 1994, the Bank issued 1,725,000 shares of 10 5/8% noncumulative perpetual preferred stock at its liquidation preference of $100.00 per share (the "Preferred Stock, Series B"). The issuance of the Preferred Stock, Series B resulted in an $164.2 million increase in the Bank's equity capital, after deducting issue costs of $8.3 million. The Preferred Stock, Series B, is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of the Bank, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of the Bank at $114.50 per share.

 Common Stock Warrants

   In December 1992, the Bank issued 13,879,865 warrants to purchase Bank common stock during June 1994. Throughout June 1994, warrant holders were entitled to purchase one share of the Bank's common stock for $9.00 and five warrants. Approximately 93% of the warrants were exercised. Warrants not exercised by June 30, 1994 became worthless and no longer entitled the holders to purchase any shares of the Bank's common stock. The exercised warrants provided the Bank with $23.3 million of additional equity capital during 1994.

                              OC-F-171

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23: SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL  (CONTINUED)

  Participation Interests

   During 1995, the Bank registered contingent litigation recovery participation interests ("Participation Interests") to be issued to its common shareholders. The Participation Interests represent a right to receive an amount equal to up to 25.377745% of the cash payment, if any, actually received by the Bank, resulting from the Bank's pending goodwill lawsuit against the federal government. In the lawsuit, the Bank alleges that the United States breached certain contractual commitments regarding the computation of its regulatory capital and deprived the Bank of certain of its property without just compensation in violation of the United States constitution. The Bank's claims arose from changes, mandated by FIRREA, with respect to the rules for computing the Bank's regulatory capital. The Bank's shareholders of record on July 14, 1995, received one Participation Interest for every ten shares of common stock owned on the record date. The Participation Interests were distributed on July 28, 1995 and began trading on the NASDAQ Small Cap Market under the symbol "CALGZ" on August 1, 1995.

 Regulatory Capital

   As a savings institution which is regulated by the OTS, the Bank is required to comply with the capital requirements of the OTS. The regulations of the OTS require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. An institution that fails to obtain OTS approval of its capital plan is deemed to be in an unsafe and unsound condition and could be the subject of the appointment of a conservator or a receiver. At December 31, 1995, the industry-wide minimum regulatory capital requirements were:

     o Tangible capital of 1.5% of adjusted total assets, consisting generally of stockholders' equity, but excluding most intangible assets such as goodwill.

     o A leverage ratio requiring core capital of 3.0% of adjusted total assets, consisting of tangible capital plus supervisory goodwill (certain goodwill arising as a result of the acquisition of troubled institutions and regulatory assisted acquisitions).

     o Total risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and general valuation allowances on loans receivable equal to 8.0% of the value of risk-weighted assets plus off-balance sheet items.

   The table below presents the Bank's capital ratios as compared to the industry-wide minimum capital requirements at December 31, 1995:

                            CALIFORNIA        REGULATORY          EXCESS
                             FEDERAL         REQUIREMENT          CAPITAL
                        ------------------  ------------------  ------------
                                      (DOLLARS IN MILLIONS)
Tangible Capital  ...   $845.3     5.91%    $214.5    1.50%    $630.8
Core Capital ........   $845.3     5.91%    $429.0    3.00%    $416.3
Risk-based Capital ..   $961.4    12.36%    $623.0    8.00%    $338.4

   The OTS has implemented a system requiring regulatory sanctions against institutions that are not adequately capitalized, with the sanctions growing more severe the lower the institution's capital. The OTS has established specific capital ratios for five separate capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized."

   Under the OTS regulations, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is 10.0% or more, its ratio of core capital to risk-weighted assets is 6.0% or more, its ratio of core capital to total assets is 5.0% or greater and it is not subject to any order or directive by the OTS to meet a specific capital level.

                              OC-F-172

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23: SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL  (CONTINUED)

    At December 31, 1995, (i) the Bank's total risk-based capital ratio was
12.36 percent, $183.3 million in excess of "well-capitalized" requirements,
(ii) the Bank's Tier I risk-based capital ratio was 10.90 percent, $380.1 million in excess of "well-capitalized" requirements, and (iii) the Bank's leverage ratio was 5.91 percent, $130.2 million in excess of "well-capitalized" requirements. Therefore, at December 31, 1995, the Bank met and exceeded all of the requirements of a well capitalized institution.

   An institution is undercapitalized if its ratio of total capital to risk-weighted assets is less than 8.0%, its ratio of core capital to risk-weighted assets is less than 4.0% or its ratio of core capital to total assets is less than 4.0% (3.0% if the institution receives the highest rating on the CAMEL examination rating system). An institution whose capital falls between the well capitalized and undercapitalized levels is treated as adequately capitalized. An institution is treated as significantly undercapitalized if the above capital ratios are less than 6.0%, 3.0%, or 3.0% respectively. An institution is treated as critically undercapitalized if its ratio of tangible equity (core capital, plus cumulative preferred stock, minus intangible assets other than qualifying supervisory goodwill and certain purchased mortgage servicing rights) to total assets is equal to or less than 2.0%. The OTS can apply to an institution in a particular capital category the sanctions that apply to the next lower capital category if the OTS determines, after providing the institution notice and opportunity for a hearing, that (1) the institution is in an unsafe and unsound condition, or
(2) the institution received, in its most recent report of examination, a less-than-satisfactory rating for asset quality, management, earnings, or liquidity, and the deficiency has not been corrected. The OTS cannot, however, use this authority to require an adequately capitalized institution to file a capital restoration plan, or to subject a significantly undercapitalized institution to the sanctions applicable to critically undercapitalized institutions.

   Following is a reconciliation of the Bank's shareholder's equity to regulatory capital as of December 31, 1995:

                                                            TANGIBLE     CORE      RISK-BASED
                                                            CAPITAL     CAPITAL     CAPITAL
                                                           ---------  ----------  -------------
                                                                   (DOLLARS IN MILLIONS)
Shareholders' Equity of the Bank ........................    $887.5     $887.5       $887.5
Non-allowable capital:
  Intangible assets  ....................................     (17.1)     (17.1)       (17.1)
  Investment in non-permissible subsidiaries  ...........     (25.1)     (25.1)       (25.1)
Tier II capital items:
  Allowable subordinated debt  ..........................        --         --         19.2
  Allowable general valuation allowance on loans
  receivable
   (limited to 1.25% of risk-weighted assets)  ..........        --         --         96.9
                                                          ----------  ---------  ------------
Regulatory capital of the Bank ..........................     845.3      845.3        961.4
Bank's minimum regulatory capital requirement  ..........     214.5      429.0        623.0
                                                          ----------  ---------  ------------
  Excess over minimum regulatory capital requirements  ..    $630.8     $416.3       $338.4
                                                          ==========  =========  ============

   With certain limited exceptions, the Bank's investments in and extensions of credit to any subsidiary engaged in activities not permissible for a national bank ("non-includable subsidiaries") must be deducted from capital over a phase-in period.

                              OC-F-173

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23: SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL  (CONTINUED)

    The table below presents the amount of investments in and extensions of credit to non-includable subsidiaries which may be included in regulatory capital for the periods indicated:

                                       AMOUNT WHICH
                                      MAY BE INCLUDED
          FOR THE PERIOD                IN CAPITAL
---------------------------------  -------------------
July 1, 1994 to June 30, 1995  ...          60%
July 1, 1995 to June 30, 1996  ...          40%
After June 30, 1996 ..............           0%

   At December 31, 1995, the Bank had $16.7 million included in the regulatory capital relating to such investments and extensions of credit.

 Restriction on Shareholders' Equity and Dividends

   The payment of dividends, stock repurchases, and other capital distributions by the Bank are subject to regulation by the OTS. The OTS requires 30 days' prior notice of any capital distribution. On December 5, 1994, the OTS proposed various amendments to its rules on capital distributions to conform them to the prompt corrective action system established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Under the proposed regulation, those institutions that have the CAMEL ratings of 1 or 2 and are not controlled by a holding company would no longer be required to notify OTS before capital distributions. Most other savings institutions could make capital distributions upon giving notice to OTS provided that, following the distribution, the institution would remain at least adequately capitalized as defined by the prompt corrective action system. The proposed amendments are pending.

   Pursuant to statutes, savings institutions that do not meet their current capital requirements generally may not make any capital distributions.

 Tax Bad Debt Reserves

   For federal income tax purposes, savings institutions meeting certain definitional and other tests are allowed special bad debt reserve deductions. If amounts appropriated to those tax bad debt reserves in excess of an allowable offset computed under the experience method ("excess tax bad debt reserves") are used for the payment of nontaxable dividends or other distributions to stockholders (including distributions in dissolution, liquidation or redemption of stock), an amount will generally be includable in taxable income. The amount includable in taxable income is equal to the distribution plus the federal income tax attributable thereto, up to the aggregate amount of excess tax bad debt reserves. At December 31, 1995, the Bank's total tax bad debt reserves of approximately $76 million did not include any amount which may represent excess tax bad debt reserves.

NOTE 24: EMPLOYEE RETIREMENT BENEFIT PLANS

 Retirement Plans

   The Bank has two defined benefit plans: one covering its employees ("retirement income plan") and one for the non-employee directors ("outside directors plan"). Prior to 1995, the bank had two outside directors plans. During 1995, one of the outside directors plans was terminated and subsequently liquidated. Effective May 31, 1993, the retirement income plan was frozen and all accrued benefits were automatically 100% vested. The plan froze all accrued benefits, however; credited service will continue to accrue for purposes of determining eligibility for early retirement (and the applicable early retirement reduction factors).

                              OC-F-174

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 24: EMPLOYEE RETIREMENT BENEFIT PLANS  (CONTINUED)

    The Bank's funding policy for the retirement income plan is to contribute an amount equal to the minimum required contribution under the Employee Retirement Income Security Act of 1974. The Bank from time to time may increase its contribution beyond the minimum reflecting the tax and cash position of the Bank and the funded status of the plan. The outside directors plan is unfunded. Additionally, the Bank had a supplemental defined benefit retirement plan for key employees (the "supplemental plan") which was terminated on December 31, 1993. The Bank has recorded a liability of $0.1 million as of December 31, 1995 related to the supplemental plan.

   The following tables set forth the pension plan's funded status and amounts recognized in the Bank's consolidated statements for the years indicated:

                                                                         RETIREMENT INCOME PLAN
                                                              -------------------------------------------
                                                                  ASSETS         ASSETS         ASSETS
                                                                  EXCEED         EXCEED         EXCEED
                                                                ACCUMULATED    ACCUMULATED    ACCUMULATED
                                                                 BENEFITS       BENEFITS       BENEFITS
                                                              -------------  -------------  -------------
                                                                   1995           1994           1993
                                                              -------------  -------------  -------------
                                                                          (DOLLARS IN MILLIONS)
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits
 of  $34.4 million in 1995, $30.9 million in 1994, $39.1
 million  in 1993 ...........................................      $35.3          $30.1          $39.0
                                                              =============  =============  =============
 Projected benefit obligation for service rendered to date  .      $35.3          $30.1          $39.0
 Plan assets at fair value, primarily listed stock and fixed
  income securities .........................................       35.5           33.3           40.5
                                                              -------------  -------------  -------------
 Excess of projected benefit obligation under plan assets  ..       (0.2)          (3.2)          (1.5)
 Unrecognized net gain (loss) from past experience different
  from that assumed .........................................       (7.7)          (3.3)          (4.5)
 Transition amount from initial application of SFAS $7  .....         --             --             --
 Unrecognized prior service cost ............................         --             --             --
 Adjustment required to recognize minimum liability  ........         --             --              -
                                                              -------------  -------------  -------------
Pension (asset) liability included in other liabilities  ....      $(7.9)         $(6.5)         $(6.0)
                                                              =============  =============  =============
Net pension expense included the following components:
Service cost -benefits earned during the period  ..........      $  --          $  --            $ 2.0
Interest cost on projected benefit obligation ...............        2.0            2.4            2.9
Actual return on plan assets ................................       (5.7)          (1.5)          (3.2)
Other, net ..................................................        3.3           (1.3)           0.5
                                                              -------------  -------------  -------------
Net periodic pension (income) expense .......................      $(0.4)         $(0.4)         $ 2.2
                                                              =============  =============  =============

                              OC-F-175

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 24: EMPLOYEE RETIREMENT BENEFIT PLANS (CONTINUED)

                                                                ACCUMULATED    ACCUMULATED    ACCUMULATED
                                                                 BENEFITS       BENEFITS       BENEFITS
                                                                  EXCEED         EXCEED         EXCEED
                                                                  ASSETS         ASSETS         ASSETS
                                                              -------------  -------------  -------------
                                                                  1995(A)        1994(A)        1993(B)
                                                              -------------  -------------  -------------
                                                                          (DOLLARS IN MILLIONS)
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits
 of  $34.4 million in 1995, $30.9 million in 1994, $39.1
 million  in 1993 ...........................................      $0.1           $ 2.3          $ 2.7
                                                              =============  =============  =============
 Projected benefit obligation for service rendered to date  .      $0.1           $ 2.3          $ 2.7
 Plan assets at fair value, primarily listed stock and fixed
  income securities .........................................        --              --             --
                                                              -------------  -------------  -------------
 Excess of projected benefit obligation over plan assets  ...       0.1             2.3            2.7
 Unrecognized net gain (loss) from past experience different
  from that assumed .........................................        --            (0.9)          (1.2)
 Transition amount from initial application of SFAS $7  .....        --            (0.2)          (0.2)
 Unrecognized prior service cost ............................        --              --             --
 Adjustment required to recognize minimum liability  ........        --             1.1            1.4
                                                              -------------  -------------  -------------
Pension (asset) liability included in other liabilities  ....      $0.1           $ 2.3          $ 2.7
                                                              =============  =============  =============
Net pension expense included the following components:
Service cost -benefits earned during the period  ..........      $   --         $   0.1          $ 0.1
Interest cost on projected benefit obligation ...............        --             0.2            0.2
Actual return on plan assets ................................        --              --             --
Other, net ..................................................        --             0.1            0.1
                                                              -------------  -------------  -------------
Net periodic pension expense ................................      $ --           $ 0.4          $ 0.4
                                                              =============  =============  =============

(A) Those amounts relate to both the supplemental plan and the outside directors plan.

(B) These amounts related to the outside directors plan.

   Average assumptions used for all plans were:

                                                          AS OF DECEMBER 31,
                                                 ----------------------------------
                                                     1995        1994        1993
                                                 ----------  ----------  ----------
Discount rate ..................................     7.25%       8.00%       7.25%
Rate of increase in compensation levels  .......    N/A(C)      N/A(C)      N/A(C)
Expected long-term rate of return on assets  ...     8.50%       8.50%       8.50%

(C) Not applicable due to a freeze in accrued benefits of the plan.

   The FASB has issued Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106"). SFAS 106 became effective for fiscal years beginning after December 15, 1992. SFAS 106 establishes accounting standards for all employers' postretirement benefits other than pensions; however, it focuses on postretirement health care benefits. SFAS 106 changes the current practice of accounting for postretirement benefits on a cash basis by accruing the cost of these benefits during the years the employee renders the necessary service. The Bank has a defined benefit postretirement plan which provides for postretirement medical benefits to eligible retired employees.

                              OC-F-176

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 24: EMPLOYEE RETIREMENT BENEFIT PLANS  (CONTINUED)
    The following table sets forth the postretirement benefits plans funded status and amount recognized in the Bank's consolidated statements for the years ended December 31, 1995 and 1994:

                                                                             1995     1994
                                                                           -------  -------
                                                                                (DOLLARS
                                                                              IN MILLIONS)
Accumulated Postretirement Benefit Obligation:
 Current Retirees ........................................................   $ 2.1    $ 2.2
 Current Actives .........................................................     1.0      1.5
                                                                           -------  -------
                                                                             $ 3.1    $ 3.7
                                                                           =======  =======
Accumulated Postretirement Benefit Obligation ............................   $ 3.1    $ 3.7
Plan assets at fair value ................................................      --       --
                                                                           -------  -------
Excess of accumulated postretirement benefit obligations under plan
 assets ..................................................................     3.1      3.7
Unrecognized transition obligation .......................................    (4.0)    (4.5)
Unrecognized net gain ....................................................     3.1      2.4
                                                                           -------  -------
 Net postretirement benefit liability included in other liabilities  .....   $ 2.2    $ 1.8
                                                                           =======  =======
Net Periodic Postretirement Benefit Cost:
 Service cost ............................................................   $ 0.2    $ 0.3
 Interest cost ...........................................................     0.3      0.4
 Amortization of transition obligation ...................................     0.2      0.3
 Other, net ..............................................................    (0.2)     0.4
                                                                           -------  -------
  Net periodic postretirement benefit cost ...............................   $ 0.5    $ 1.4
                                                                           =======  =======
Effect of one percent increase in trend rates:
 Service and interest cost ...............................................   $ 0.1    $ 0.1
                                                                           =======  =======
 Accumulated postretirement benefit obligation ...........................   $ 0.4    $ 0.5
                                                                           =======  =======

   The cost of inflation for health care and medical costs of plan participants (the "health care trend rate") was assumed to start at 11.5% and gradually trend downward over 11 years to 6%. The assumed discount rate, in determining postretirement benefits, was 7.25% and 8.00% at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, there were no plan assets related to this plan.

                              OC-F-177

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 24: EMPLOYEE RETIREMENT BENEFIT PLANS  (CONTINUED)

  Investment Plus Plan

   The Investment Plus Plan (the "Plan") is a defined contribution plan that is available to substantially all employees. The Plan is a qualified plan under Section 401(k) of the Internal Revenue Code. Employee contributions are voluntary, as employees may elect to defer from one to ten percent of compensation, exclusive of overtime, bonuses or other special payments ("qualifying compensation"). Participants vest immediately in their own contributions and they vest in the Bank's contributions based on years of service. Up to 4% of participants' contributions are matched by the Bank on a schedule that is determined by the participants' years of service with the Bank. The table below presents the Bank's matching contributions as determined by the participants' years of service.

                                            BANK'S MATCHING
                                            OF PARTICIPANTS'   PARTICIPANTS'
                                            CONTRIBUTIONS UP   VESTING IN THE
                                           TO 4% OF QUALIFIED      BANK'S
             YEARS OF SERVICE                 COMPENSATION      CONTRIBUTION
----------------------------------------  ------------------  --------------
Less than 1 year ........................           0%                0%
At least 1 year but less than 2 years  ..         125                 0
At least 2 years but less than 3 years  .         125                25
At least 3 years but less than 4 years  .         125                50
At least 4 years but less than 5 years  .         125                75
At least 5 years, but less than 10 years          150               100
10 or more years ........................         200%              100%

   The Bank's contributions may be made without regard to current or accumulated profits, provided that the Plan is designed to qualify as a profit sharing plan for purposes of Section 401(a), et seq. of the Internal Revenue Code. For the years ended December 31, 1995, 1994 and 1993, the Bank's pre-tax plan expense was $3.9 million, $4.2 million and $3.3 million, respectively.

NOTE 25: STOCK INCENTIVE PLANS

   In December 1995, the Bank's stockholders approved the 1995 Employee Stock Incentive Plan for Cal Fed Bancorp Inc. Under the 1995 Employee Stock Incentive Plan, 2,000,000 shares of common stock of Cal Fed Bancorp Inc. may be issued pursuant to grants of options or other stock based awards, subject to certain adjustments to prevent dilution. The 1995 Employee Stock Incentive Plan became effective upon its adoption by the stockholders. As of December 31, 1995, no options were granted or exercised under the 1995 Employee Stock Incentive Plan.

   In addition, in December 1995, the shareholders also approved the 1995 Non-Employee Director Stock Option Plan for Cal Fed Bancorp Inc. Under the 1995 Non-Employee Director Stock Option Plan, 170,000 shares of common stock of Cal Fed Bancorp Inc. may be issued pursuant to grants of options, subject to certain adjustments to prevent dilution. The 1995 Non-Employee Director Stock Option Plan became effective upon its adoption by the stockholders and those options generally became exercisable over a twenty year period from the date of grant. The first date of grant is the day after the 1997 Annual Meeting of Stockholders of Cal Fed Bancorp Inc. As of December 31, 1995, no options of the 1995 Non-Employee Directors Plan were granted or exercised.

   In 1983, the Bank's stockholders approved the 1983 Stock Incentive Plan under which 1,500,000 shares of common stock could have been granted as options or sold as restricted stock to eligible employees. Those options generally became exercisable over a four year period from the date of grant. All options granted under the 1983 Stock Incentive Plan were vested on December 16, 1992. Option

                              OC-F-178

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 25: STOCK INCENTIVE PLANS  (CONTINUED)

activity, giving effect for the one-for-five revenue stock split which occurred on February 28, 1993, during 1995, 1994 and 1993 follows:

                                  1995                          1994                          1993
                      ---------------------------  ----------------------------  ----------------------------
                        NUMBER                        NUMBER                        NUMBER
                          OF          RANGE OF          OF          RANGE OF          OF          RANGE OF
                        SHARES     OPTION PRICES      SHARES     OPTION PRICES      SHARES     OPTION PRICES
                      ---------  ----------------  ----------  ----------------  ----------  ----------------
Balance, January 1  .    1,200    $15.63-$172.50      43,200     $15.63-$172.50    104,554     $15.63-$172.50
Granted .............       --                --          --                 --         --                 --
Canceled or expired     (1,200)           86.875     (42,000)     21.25- 163.75    (61,354)     15.63- 172.50
Exercised ...........       --                --          --                 --         --                 --
                      ---------  ----------------  ----------  ----------------  ----------  ----------------
Balance, December 31        --     --   -    --        1,200     $15.63-$172.50     43,200     $15.63-$172.50
                      =========  ================  ==========  ================  ==========  ================

   There were no 1983 Stock Incentive Plan options exercised during 1995, 1994 or 1993.

   In 1993, the Bank's shareholders approved the 1993 Employee Stock Incentive Plan under which 1,600,000 shares of common stock may be granted subject to certain adjustments to prevent dilution. Option activity during 1995 and 1994 follows:

                                   1995                           1994                           1993
                      -----------------------------  -----------------------------  -----------------------------
                         NUMBER                         NUMBER                         NUMBER
                           OF           RANGE OF          OF           RANGE OF          OF           RANGE OF
                         SHARES      OPTION PRICES      SHARES      OPTION PRICES      SHARES      OPTION PRICES
                      -----------  ----------------  -----------  ----------------  -----------  ----------------
Balance, January 1  .   1,411,450   $ 1.800-$15.875    1,318,500    $1.000-$15.875           --                --
Granted .............      35,000     9.875- 12.750      287,280     9.375- 13.625    1,655,900   $ 1.000-$15.875
Canceled or expired       (12,850)   12.125- 15.750     (194,250)    7.300- 15.750     (357,000)   13.875- 15.875
Exercised ...........      (1,400)           12.125           --                --           --                --
                      -----------  ----------------  -----------  ----------------  -----------  ----------------
Balance, December 31    1,432,300   $ 1.000-$15.875    1,411,450    $1.000-$15.875    1,318,980   $ 1.000-$15.875
                      ===========  ================  ===========  ================  ===========  ================

   At December 31, 1995, there were 166,400 shares available for future grant. At December 31, 1995, the weighted average option prices for shares under option and for shares exercisable were $7.21 and $6.51, respectively. The weighted average option prices of shares exercised was $12.125 at December 31, 1995. On the date of the 1993 grant, the market price of the Bank's common stock exceeded the exercise price such that $8.0 million of deferred compensation expense was recorded at the date of grant. These options generally vest and become exercisable to the participants over a 36 month period. During 1995 and 1994, approximately $2.0 million and $4.3 million, respectively, was charged to compensation expenses. The Bank has a total of $1.7 million of deferred compensation expense scheduled to be recorded between January 1, 1996 and December 31, 1996.

   In 1994, the Bank's shareholders approved the 1994 Non-Employee Director Stock Option Plan under which 161,000 shares of common stock may be granted subject to certain adjustments to prevent dilution.

   Option activity for the 1994 Non-Employee Director Stock Option Plan follows:

                                         1995                              1994
                          --------------------------------  --------------------------------
                             NUMBER OF        RANGE OF         NUMBER OF        RANGE OF
                              SHARES        OPTION PRICES       SHARES        OPTION PRICES
                          -------------  -----------------  -------------  -----------------
Balance, January 1 ......     120,000          $10.00                --          $   --
Granted .................          --              --           120,000           10.00
Canceled or expired  ....          --              --                --              --
Exercised ...............          --              --                --              --
                          -------------  -----------------  -------------  -----------------
Balance, December 31  ...     120,000          $10.00           120,000          $10.00
                          =============  =================  =============  =================

                              OC-F-179

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 25: STOCK INCENTIVE PLANS (CONTINUED)

   At December 31, 1995, there were 41,000 shares available for future grant. The weighted average exercise price for shares under option was $10.00 at December 31, 1995.

NOTE 26: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                QUARTER ENDED
                           ---------------------------------------------------
                            MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 30,
                               1995        1995           1995            1995
                           ----------   ---------   --------------   -------------
                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest income ..........    $245.6       $252.1        $249.9           $260.4
Interest expense .........     172.8        175.7         170.0            177.6
                           -----------  ----------  ---------------  --------------
Net interest income  .....      72.8         76.4          79.9             82.8
Provision for loan losses        8.3          8.6           7.6              7.3
Other income .............      14.5         14.3          21.5(A)          13.2
Other expenses ...........      64.3         60.3          61.9             63.4
Income tax expenses  .....        --          0.1            --               --
                           -----------  ----------  ---------------  --------------
Net earnings .............    $ 14.7       $ 21.7        $ 31.9           $ 25.3
                           ===========  ==========  ===============  ==============
Net earnings per share  ..    $ 0.17       $ 0.31        $ 0.50           $ 0.38
                           ===========  ==========  ===============  ==============

                                                                      QUARTER ENDED
                                                 ---------------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                     1994        1994           1994            1994
                                                 ----------   ---------   --------------   -------------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest income ................................    $ 224.1      $229.6        $222.3           $232.1
Interest expense ...............................      133.1       139.0         139.6            154.8
                                                 -----------  ----------  ---------------  --------------
Net interest income ............................       91.0        90.6          82.7             77.3
Provision for loan losses ......................       43.9        11.4          11.2              8.4
Other income ...................................       17.4        17.5         151.4(B)          14.9
Other expenses .................................      381.1(C)     85.7          73.4(D)          70.8
Income tax expense .............................        5.8         0.5            --               --
                                                 -----------  ----------  ---------------  --------------
(Loss) earnings before the cumulative effect of
 change in accounting for goodwill .............     (322.4)       10.5         149.5             13.0
Cumulative effect of change in accounting for
 goodwill ......................................     (273.7)         --            --               --
                                                 -----------  ----------  ---------------  --------------
Net (loss) earnings ............................    $(596.1)     $ 10.5        $149.5           $ 13.0
                                                 ===========  ==========  ===============  ==============
Net (loss) earnings per share before the
 cumulative effect of change in accounting for
 goodwill ......................................    $(11.39)     $ 0.17        $ 2.87           $ 0.13
Net (loss) earnings per share of the cumulative
 effect of change in accounting for goodwill  ..      (9.62)         --            --               --
                                                 -----------  ----------  ---------------  --------------
Net (loss) earnings per share ..................    $(21.01)     $ 0.17        $ 2.87           $ 0.13
                                                 ===========  ==========  ===============  ==============

------------

   (A) Includes a $6.8 million gain on the sale of $729.3 million of Treasury securities.

   (B) Includes $135.0 million gain from the sale of Southeast Division.

   (C) Includes $280.0 million provision for estimated losses on assets held for accelerated disposition.

   (D) Includes $5.2 million recovery upon consummation of the sale of assets held for accelerated disposition.

                              OC-F-180

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 27: SUBSEQUENT EVENT

   On January 1, 1996, the Bank merged into a subsidiary of Cal Fed Bancorp Inc. As a result of the reorganization, each share of the Bank's common stock was converted into one share of Cal Fed Bancorp Inc. common stock. Consequently, the Bank became a wholly owned subsidiary of Cal Fed Bancorp Inc. The Bank's preferred stock, Series A and preferred stock, Series B remain securities of the Bank. However, the preferred stock, Series A is convertible by the holders into Cal Fed Bancorp Inc. common stock, at any time, at the conversion price of $20.16 per share. At or after March 31, 1996, the Preferred Stock, Series A is redeemable at the option of the Bank, in whole or in part, at par value plus declared but unpaid dividends.

   The Statement of Financial Condition of Cal Fed Bancorp Inc., as of January 1, 1996 is presented on a consolidated basis below:

                    CAL FED BANCORP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                               JANUARY 1, 1996
                            (DOLLARS IN MILLIONS)
                                    ASSETS

 Cash ............................................ $   273.7
Short-term liquid investments ...................       74.1
Securities purchased under agreements to resell      1,674.6
Securities available for sale ...................      200.3
Securities held to maturity .....................    2,366.7
Loans receivable held for sale ..................       13.6
Loans receivable held for investment ............    9,290.0
FHLB stock ......................................      135.7
Interest receivable .............................       79.5
Premises and equipment, net .....................       71.2
Real estate held for sale .......................       49.5
Prepaid expenses and other assets ...............       91.7
                                                  ----------
 Total Assets ...................................  $14,320.6
                                                  ==========

             LIABILITIES AND STOCKHOLDERS' EQUITY

 Deposits .........................................   $ 9,476.7
Advances from Federal Home Loan Banks ..............    2,671.0
Securities sold under agreements to repurchase  ....      857.3
SLMA Advances ......................................      200.0
Subordinated debentures ............................       57.6
Interest payable ...................................       29.4
Other liabilities ..................................      141.1
                                                     ----------
 Total Liabilities .................................   13,433.1
                                                     ----------
Minority interest in preferred stock of subsidiary        266.0
Stockholders' Equity:
 Preferred stock ...................................         --
 Common stock ......................................       49.2
 Additional paid-in capital ........................      838.6
 Retained earnings (deficit) .......................     (266.3)
                                                     ----------
  Total Stockholders' Equity .......................      621.5
                                                     ----------
 Total Liabilities and Stockholders' Equity  .......  $14,320.6
                                                     ==========

                              OC-F-181

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
           UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (DOLLARS IN MILLIONS)

                                                                 SEPTEMBER 30,    DECEMBER 31,    MARCH 31,
                                                                     1996             1995          1995
                                                               ---------------  --------------  -----------
                            ASSETS
Cash .........................................................     $   197.9       $   273.7      $   241.7
Short-term liquid investments ................................            --            74.1          234.1
Securities purchased under agreements to resell ..............       1,438.4         1,674.6        1,430.6
Securities available for sale ................................           6.0           200.3          150.2
Securities held to maturity ..................................       2,040.8         2,366.7        2,521.6
Loans receivable held for sale ...............................          32.2            13.6           11.9
Loans receivable held for investment .........................      10,022.9         9,290.0        9,176.4
Federal Home Loan Bank stock .................................         164.3           135.7          121.0
Interest receivable ..........................................          74.9            79.5           82.4
Premises and equipment .......................................          64.0            71.2           73.0
Real estate held for sale ....................................          15.2            49.5           62.0
Prepaid expenses and other assets ............................          70.1            91.7          104.0
                                                               ---------------  --------------  -----------
    Total Assets .............................................     $14,126.7       $14,320.6      $14,208.9
                                                               ===============  ==============  ===========
             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits .....................................................     $ 8,763.6       $ 9,476.7      $ 9,438.0
Advances from Federal Home Loan Banks ........................       3,261.0         2,671.0        2,376.0
Securities sold under agreements to repurchase ...............         962.7           857.3          801.3
Student Loan Marketing Association advances ..................            --           200.0          475.0
Subordinated debentures ......................................          57.0            57.6           58.8
Interest payable .............................................          23.4            29.4           22.3
Other liabilities ............................................         254.9           141.1          170.2
                                                               ---------------  --------------  -----------
    Total Liabilities ........................................      13,322.6        13,433.1       13,341.6
                                                               ---------------  --------------  -----------
Stockholders' Equity
 Preferred Stock, Series A ...................................            --            93.5           93.5
 Preferred Stock, Series B ...................................         172.5           172.5          172.5
 Common stock ................................................          *               49.2           49.2
 Additional paid-in capital ..................................         865.7           838.6          838.0
 Net unrealized holding losses on securities available for
  sale .......................................................            --              --           (0.7)
 Retained earnings (deficit) .................................        (234.1)         (266.3)        (285.2)
                                                               ---------------  --------------  -----------
    Total Stockholders' Equity ...............................         804.1           887.5          867.3
                                                               ---------------  --------------  -----------
    Total Liabilities and Stockholders' Equity ...............     $14,126.7       $14,320.6      $14,208.9
                                                               ===============  ==============  ===========

------------
* Common stock value at par is $100.

See accompanying notes to consolidated financial statements.

                              OC-F-182

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
               UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               FOR THE NINE
                                                                  MONTHS
                                                             ENDED SEPTEMBER
                                                                   30,
                                                           ------------------
                                                              1996      1995
                                                           --------  --------
Interest income:
 Loans receivable ........................................   $567.8    $520.7
 Securities held to maturity .............................    109.9     128.3
 Securities purchased under agreements to resell  ........     71.0      41.8
 Securities available for sale ...........................      9.2      46.0
 Short-term liquid investments ...........................      3.7      10.8
                                                           --------  --------
    Total interest income ................................    761.6     747.6
                                                           --------  --------
Interest expense:
 Deposits ................................................    326.3     322.8
 Borrowings ..............................................    175.3     195.7
                                                           --------  --------
    Total interest expense ...............................    501.6     518.5
                                                           --------  --------
    Net interest income ..................................    260.0     229.1
Provision for loan losses ................................     30.8      24.5
                                                           --------  --------
    Net interest income after provision for loan losses  .    229.2     204.6
Other income:
 Fee income ..............................................     44.6      40.3
 Gain (loss) on sales of loans ...........................      0.7      (0.3)
 Gain on sales of securities held for sale ...............      1.1       6.8
 Other ...................................................     15.5       3.5
                                                           --------  --------
    Total other income ...................................     61.9      50.3
                                                           --------  --------
Other expenses:
 Compensation ............................................     72.3      72.8
 Office occupancy ........................................     27.9      29.5
 Other general and administrative ........................     56.0      57.5
 Federal deposit insurance premiums ......................     17.7      19.4
                                                           --------  --------
    Total general and administrative expenses  ...........    173.9     179.2
 Savings Association Insurance Fund special assessment  ..     58.1        --
 Operations of real estate held for sale .................      8.0       7.3
                                                           --------  --------
    Total other expenses .................................    240.0     186.5
                                                           --------  --------
Earnings before income tax expenses ......................     51.1      68.4
Income tax expense .......................................      0.1       0.1
                                                           --------  --------
    Earnings before dividends on preferred stock of
     subsidiary ..........................................     51.0      68.3
Dividends on preferred stock of subsidiary ...............     18.9      19.2
                                                           --------  --------
Net earnings available for common stockholders  ..........   $ 32.1    $ 49.1
                                                           ========  ========

See accompanying notes to consolidated financial statements.

                              OC-F-183

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
               UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN MILLIONS)

                                                                               FOR THE NINE
                                                                                  MONTHS
                                                                           ENDED SEPTEMBER 30,,
                                                                        ------------------------
                                                                            1996         1995
                                                                        -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Earnings before dividends on preferred stock of subsidiary  ...........   $    51.0    $    68.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
 Depreciation and amortization ........................................         8.7          9.8
 Accretion of fees and discounts ......................................        (0.9)       (12.8)
 Provision for losses on loans receivable .............................        30.8         24.5
 Provision for losses (recoveries) on real estate held for sale  ......         5.0         (7.2)
 Savings Association Insurance Fund special assessment ................        58.1           --
 (Gain) loss on sales of loans ........................................        (0.7)         0.3
 Loans originated for sale ............................................      (191.5)       (81.5)
 Gain on sales of securities ..........................................        (1.1)        (6.8)
 Proceeds from sales of loans receivable held for sale ................       219.8        149.1
 Decrease in other assets .............................................        26.2         23.8
 Increase (decrease) in other liabilities .............................        49.9        (13.1)
 Other items ..........................................................       (37.1)         0.7
                                                                        -----------  -----------
    Net cash provided by operating activities .........................       218.2        155.1
CASH FLOWS FROM INVESTING ACTIVITIES:
 Loans originated for investment ......................................    (1,894.6)    (1,634.6)
 Purchases of securities available for sale ...........................      (211.0)      (152.5)
 Proceeds from sales of securities available for sale .................       250.4        952.2
 Purchases of mortgage-backed securities held to maturity  ............          --        (65.7)
 Principal collected on loans receivable held for investment  .........     1,026.9        804.5
 Principal collected on securities held to maturity ...................       325.1        310.2
 Proceeds from maturities of securities ...............................       156.0        807.8
 Net (increase) decrease in FHLB stock ................................       (28.6)        13.1
 Proceeds from sales of real estate held for sale, net ................       103.7         91.3
 Net additions of premises and equipment ..............................        (1.3)        (1.3)
 Net decrease in short-term liquid investments ........................        74.1         99.7
 Net (increase) decrease in securities purchased under agreements to
  resell ..............................................................       236.2     (1,382.4)
                                                                        -----------  -----------
    Net cash (used) provided by investing activities ..................        36.9       (157.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
 (Decrease) increase in deposits ......................................      (713.1)     1,077.1
 Proceeds from Federal Home Loan Bank advances ........................     2,030.0      1,235.0
 Payments on Federal Home Loan Bank advances ..........................    (1,440.0)    (1,385.0)
 Net increase (decrease) in reverse repurchase agreements  ............       105.4       (949.7)
 Proceeds from other borrowings .......................................         0.3          3.0
 Payments on other borrowings and subordinated debentures  ............      (201.1)        (9.7)
 Redemption of preferred stock ........................................       (93.5)          --
 Payment of dividends on preferred stock of subsidiary ................       (18.9)       (19.2)
                                                                        -----------  -----------
    Net cash used by financial activities .............................      (330.9)       (48.5)
                                                                        -----------  -----------
Net decrease increase in cash .........................................       (75.8)       (51.1)
Cash at beginning of period ...........................................       273.7        292.8
                                                                        -----------  -----------
Cash at end of period .................................................   $   197.9    $   241.7
                                                                        ===========  ===========

See accompanying notes to consolidated financial statements.

                              OC-F-184

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996

(1) PRESENTATION OF FINANCIAL INFORMATION

   In the opinion of California Federal Bank, F.S.B. and its subsidiaries (the "Bank"), the accompanying unaudited consolidated financial statements, prepared from the Bank's books and records, contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of September 30, 1996, June 30, 1996, December 31, 1995 and September 30, 1995, and the results of operations and statements of cash flows for the three and nine months ended September 30, 1996 and 1995.

   The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary to present the financial position, results of operations and statements of cash flows in conformity with generally accepted accounting principles.

   Included in the preparation of such statements are certain material estimates related to determining the allowances for potential losses on loans, real estate and the impairment of other assets. Additionally, the Bank has made certain estimates relating to various legal proceedings in which the Bank has been named as a defendant and has established allowances in accordance with its estimates. In the event that actual losses materially exceed the allowances established, the Bank may realize a material adverse impact on its financial condition and results of operations.

   During the 1995 fourth quarter, the Bank obtained regulatory and shareholder approval to reorganize into a holding company structure to provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of the Bank's common stock was converted into one share of Cal Fed Bancorp Inc. common stock and the Bank became a wholly-owned subsidiary of Cal Fed Bancorp Inc.

   In March 1993, the Bank issued 3,740,000 shares of 7 3/4% noncumulative convertible preferred stock at a liquidation preference of $25.00 per share (the "Preferred Stock, Series A"). Effective January 1, 1996, the Preferred Stock, Series A, was convertible by the holders into the common stock of Cal Fed Bancorp Inc. at any time at a conversion price of $20.16 per share, subject to adjustment.

   During the second quarter of 1996, the Bank called for redemption all 3,740,000 shares of the Preferred Stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of Cal Fed Bancorp Inc. common stock, the Series A shares were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

   In March 1994, the Bank issued 1,725,000 shares of 10.625% noncumulative perpetual preferred stock at its liquidation preference of $100.00 per share (the "Preferred Stock, Series B"). The issuance of the Preferred Stock, Series B is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of the Bank, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of the Bank or its successor or any acquiring or resulting entity with respect to the Bank on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of the Bank at $114.50 per share.

                              OC-F-185

               CALIFORNIA FEDERAL BANK, F.S.B. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMBER 30, 1996

    The following material under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" is written with the presumption that the users of the interim financial statements have read or have access to the most recent report on Form 10-K which contains the latest audited financial statements and notes thereto, together with the Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 1995 and for the year then ended.

(2) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   For the purposes of the Consolidated Statements of Cash Flows, the Bank defines cash as currency on hand and demand deposits with other financial institutions.

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -------------------
                                                              1996      1995
                                                             -----       -----
                         (DOLLARS IN MILLIONS)
Cash Paid During the Period for:
  Interest expense  ........................................   $507.6    $514.7
  Income taxes  ............................................     11.4      (1.6)
Non-Cash Investing and Financing Activities:
  Additions to real estate acquired in settlement of loans       97.0     110.0
  Loans exchanged for mortgage-backed securities  ..........       --     239.7
  Change in unrealized gain on securities available for
  sale  ....................................................       --      18.5
  Transfers (from) to loans held for sale (to) from loans
  held  for investment  ....................................     41.7      78.5

                              OC-F-186

                      UNAUDITED PRO FORMA FINANCIAL DATA

   The following unaudited pro forma financial data gives effect to the Acquisitions, the Branch Sales, the issuance of the Series A Preferred Shares and the Capital Contribution. The Branch Purchases and the Home Federal Acquisition have not been reflected in the pro forma financial data because such transactions are not material either individually or in the aggregate.

   The following pro forma financial data as of and for the nine months ended September 30, 1996 are based on (i) the historical consolidated statement of financial condition of First Nationwide giving effect to the Cal Fed Acquisition, the issuance of the Series A Preferred Shares and the Capital Contribution as if such transactions occurred on September 30, 1996, and (ii) the historical consolidated statement of operations of First Nationwide for the nine months ended September 30, 1996 giving effect to the Cal Fed Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Branch Sales, the issuance of the Series A Preferred Shares and the Capital Contribution as if such transactions occurred on January 1, 1995. The following pro forma financial data for the year ended December 31, 1995 is based on the historical consolidated statement of operations of First Nationwide for the year ended December 31, 1995 giving effect to the Acquisitions, the Branch Sales, the issuance of the Series A Preferred Shares and the Capital Contribution as if such transactions occurred on January 1, 1995. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Acquisitions are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of each of the Acquisitions. The pro forma financial data do not necessarily reflect the results of operations or the financial position of First Nationwide that actually would have resulted had the Acquisitions, the Branch Sales, the issuance of the Series A Preferred Shares and the Capital Contribution occurred at the dates indicated, or project the results of operations or financial position of First Nationwide for any future date or period.

   The following unaudited pro forma financial data should be read in conjunction with the Consolidated Financial Statements of First Nationwide and the notes thereto, the Consolidated Financial Statements of SFFed and the notes thereto and the Consolidated Financial Statements of California Federal and the notes thereto, contained elsewhere in this Offering Circular. Capitalized terms used and not defined herein have the meanings set forth in the Offering Circular.

                               OC-P-1

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                            (DOLLARS IN THOUSANDS)

                                                           CAL FED ACQUISITION (A)
                                       -------------------------------------------------------------
                             FIRST        CALIFORNIA      VALUATION       PRO FORMA        CAL FED
                          NATIONWIDE       FEDERAL       ADJUSTMENTS     ADJUSTMENTS     ACQUISITION
                          HISTORICAL    HISTORICAL (I)      (II)            (III)         PRO FORMA
                        -------------  --------------  -------------  ---------------  -------------
ASSETS
Cash and cash
 equivalents ..........   $   144,345    $   197,900      $     --        $(992,839)(2)  $  (794,939)

Securities ............       572,210      1,444,400          (741)(1)     (300,000)(2)    1,143,659
Mortgage-backed
 securities ...........     3,360,527      2,040,800         4,768 (1)           --        2,045,568
Loans, net ............    11,288,403     10,055,100       (31,685)(1)           --       10,023,415
Office premises and
 equipment, net .......        92,088         64,000       (56,633)(1)           --            7,367
Mortgage servicing
 rights, net ..........       406,669          4,866        27,392 (1)           --           32,258
Intangible assets  ....       144,782         14,580       (14,580)(1)      554,094 (1)      554,094
Other assets ..........       800,437        305,054       185,720 (1)           --          490,774
                        -------------  --------------  -------------  ---------------  -------------
 Total assets .........   $16,809,461    $14,126,700      $114,241        $(738,745)     $13,502,196
                        =============  ==============  =============  ===============  =============

LIABILITIES, MINORITY
 INTEREST AND
 STOCKHOLDERS' EQUITY
Deposits ..............   $ 8,799,990    $ 8,763,600      $  3,839 (1)    $      --      $ 8,767,439
Borrowings ............     6,155,990      4,304,100        (2,043)(1)           --        4,302,057
Other liabilities  ....       391,900        254,900         5,300 (1)           --          260,200
                        -------------  --------------  -------------  ---------------  -------------
 Total liabilities  ...    15,347,880     13,322,600         7,096               --       13,329,696
                        -------------  --------------  -------------  ---------------  -------------

Minority interest  ....            --             --            --               --               --

Preferred stock .......       300,730        172,500            --               --          172,500
Common stock ..........             1             --            --               --               --
Additional paid-in
 capital ..............       632,805        865,700            --         (865,700)(3)           --

Net unrealized holding
 gain on securities  ..        35,087             --            --               --               --
Retained earnings
 (deficit) ............       492,958       (234,100)      107,145 (1)      126,955 (3)           --
                        -------------  --------------  -------------  ---------------  -------------
 Stockholders' equity       1,461,581        804,100       107,145         (738,745)         172,500
                        -------------  --------------  -------------  ---------------  -------------
 Total liabilities,
  minority interest
  and stockholders'
  equity ..............   $16,809,461    $14,126,700      $114,241        $(738,745)     $13,502,196
                        =============  ==============  =============  ===============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                         CAPITALIZATION    PRO FORMA
                              (B)          COMBINED
                        --------------  -------------
ASSETS
Cash and cash
 equivalents ..........    $ 555,000 (1)  $    49,406
                             145,000 (1)
Securities ............           --        1,715,869
Mortgage-backed
 securities ...........           --        5,406,095
Loans, net ............           --       21,311,818
Office premises and
 equipment, net .......           --           99,455
Mortgage servicing
 rights, net ..........           --          438,927
Intangible assets  ....           --          698,876
Other assets ..........           --        1,291,211
                        --------------  -------------
 Total assets .........    $ 700,000      $31,011,657
                        ==============  =============

LIABILITIES, MINORITY
 INTEREST AND
 STOCKHOLDERS' EQUITY
Deposits ..............    $      --      $17,567,429
Borrowings ............     (191,000)(2)   10,267,047
Other liabilities  ....           --          652,100
                        --------------  -------------
 Total liabilities  ...     (191,000)      28,486,576
                        --------------  -------------

Minority interest  ....      200,000 (2)      200,000

Preferred stock .......           --          473,230
Common stock ..........           --                1
Additional paid-in
 capital ..............      700,000 (1)    1,323,805
                              (9,000)(2)
Net unrealized holding
 gain on securities  ..           --           35,087
Retained earnings
 (deficit) ............           --          492,958
                        --------------  -------------
 Stockholders' equity        691,000        2,325,081
                        --------------  -------------
 Total liabilities,
  minority interest
  and stockholders'
  equity ..............    $ 700,000      $31,011,657
                        ==============  =============

------------

   (A)  See note (A) on page P-3.

   (B)  See note (B) on page P-7.

   (i) Represents historical amounts obtained from California Federal's unaudited financial statements.

   (ii) Represents adjustments to (i) record California Federal's assets and liabilities at preliminary estimates of their respective fair values and (ii) the elimination of California Federal's historical intangible assets.

   (iii)Represents adjustments to record (i) the purchase price of the Cal Fed Acquisition and (ii) the elimination of the common equity of California Federal.

                               OC-P-2

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
              NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                             FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

(A) CAL FED ACQUISITION

(1) The Cal Fed Acquisition will be accounted for using the purchase method of accounting. The total purchase cost will be allocated first to the tangible and identifiable intangible assets and liabilities of California Federal based on their respective fair values and the remainder will be allocated to goodwill. The aggregate purchase price was determined as follows:

 Purchase price, as defined:
 Shares outstanding at September 30, 1996     49,427,074
 Options outstanding at September 30, 1996     1,355,140
                                            ------------
  Total ...................................   50,782,214
 Purchase price per share .................  $     23.50
                                            ------------
 Purchase price for outstanding shares  ...  $ 1,193,382
 Exercise of options outstanding (a)  .....      (10,800)
                                            ------------
 Purchase price ...........................  $ 1,182,582
 Acquisition fees and expenses (b)  .......      110,257
                                            ------------
  Total ...................................  $ 1,292,839
                                            ============

       The following is a reconciliation of the common equity of California Federal to the fair value of the net assets to be acquired by First
       Nationwide:

 Common equity of California Federal at September 30,
 1996 ...................................................              $  631,600
Fair value adjustments (c):
 Securities .............................................   $   (741)
 Mortgage-backed securities .............................      4,768
 Loans, net .............................................    (31,685)
 Mortgage servicing rights ..............................     27,392
 Office premises and equipment (d) ......................    (56,633)
 Litigation asset, net (other assets) (e) ...............    132,720
 Other assets (f) .......................................     53,000
 Deposit accounts .......................................     (3,839)
 Borrowings .............................................      2,043
 Other liabilities (g) ..................................     (5,300)
 Elimination of historical intangible assets  ...........    (14,580)
                                                          ----------
                                                             107,145      107,145
                                                                      -----------
 Fair value of net assets acquired ......................                 738,745
 Purchase cost ..........................................               1,292,839
                                                                      -----------
 Excess of purchase cost over net assets acquired
  ("goodwill") ..........................................              $  554,094
                                                                      ===========

        (a)Represents cash to be received by California Federal in settlement of stock options and stock appreciation rights outstanding as of September 30, 1996 (1,355,140 options outstanding at an average price of $7.97 per share).

                               OC-P-3

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
    NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996

(A) CAL FED ACQUISITION (CONTINUED)(DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

         (b)Represents fees and costs consisting of the following:

Severance costs .......................................  $ 45,500
Pension plan termination costs ........................     6,700
Conversion and contract termination costs .............    33,257
Investment banking, legal and other professional costs     24,800
                                                        ---------
                                                         $110,257
                                                        =========


   Severance costs were estimated based on (i) obligations assumed by First Nationwide under California Federal's compensation agreements with eleven of its executive officers; (ii) transaction bonuses paid to six California Federal executive officers; (iii) severance benefits paid or payable pursuant to a letter agreement between California Federal and First Nationwide for approximately 850 employees who are parties to separate employment agreements; and (iv) relocation benefits for employees who have been offered employment opportunities in northern California. The obligations of the Bank pursuant to items (i) and (ii) above approximate $15.5 million and $10 million, respectively. Non-contract employees are eligible to be paid three weeks of severance per year of service, with a minimum payment of eight weeks severance. In addition, 52 employees have guaranteed minimum severance payments, which often exceed the three weeks per year of service. First Nationwide's termination plan has been developed, and employees to be terminated have been so notified. Termination dates generally fall within six months of the consummation of the Cal Fed Acquisition.

   Pension termination costs represent lump sum distributions which are required under California Federal's defined benefit programs upon termination of such plans. These amounts, totalling $4.2 million, have not been previously accrued. In addition, the purchase agreement includes $2.5 million allocated to an employee retention pool, established to provide additional incentive to critical employees to remain with California Federal until the Cal Fed Acquisition was consummated.


   The majority of conversion and contract costs of $33.3 million represents costs and penalities expected to be incurred by First Nationwide in connection with the cancellation of outstanding contracts. Such contracts consist primarily of data processing services and real property lease arrangements. This amount also includes the transfer cost of mortgage loan servicing, estimated at $40 per loan, based on the Bank's historical experience.

   (c) Fair value adjustments are amortized against (accreted to) net income as follows:

                                                                                PERIOD OF AMORTIZATION
              ITEM                   METHOD OF AMORTIZATION (ACCRETION)              (ACCRETION)
------------------------------  -------------------------------------------  --------------------------
Mortgage-backed securities        Level yield method over effective terms of         6 to 9 years
                                   such assets, considering estimated
                                   prepayments
Loans, net                        Level yield method over effective terms of        2 to 12 years
                                   such assets, considering estimated
                                   prepayments
Mortgage servicing rights         Level yield method over effective terms of         2 to 7 years
                                   such assets, considering estimated
                                   prepayments

                               OC-P-4

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
    NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

(A) CAL FED ACQUISITION (CONTINUED)
-----------------------

                                                                                PERIOD OF AMORTIZATION
              ITEM                   METHOD OF AMORTIZATION (ACCRETION)              (ACCRETION)
------------------------------  -------------------------------------------  --------------------------
Goodwill                          Straight-line method                                 15 years
Deposit accounts                  Level yield method over stated terms of            1 to 6 years
                                   such liabilities
Borrowings                        Level yield method over stated terms of            1 to 9 years
                                   such liabilities

   With respect to goodwill, representing the excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed (the "Excess"), First Nationwide does not currently anticipate that any of the Excess will be allocated to "identifiable intangible assets" (i.e., core deposit intangible) in connection with the Cal Fed Acquisition. Based on prior core deposit intangible studies, management estimates that the value of California deposits would approximate $135 million at September 30, 1996. The average life of this intangible, based on historical experience, is approximately five years. On the other hand, goodwill related to financial institutions is, by industry standards, typically amortized over a 25 year period. First Nationwide has elected instead to amortize the Excess over 15 years. This treatment is predicated on the fact that 15 years is a reasonable approximation of the combined lives of a separately determinable core deposit intangible and the remaining Excess, and that non-segregation of these assets would not have a significant effect on the Bank's financial statements.


  (d) Includes (i) $45.7 million in fair value adjustments to reflect obligations assumed under master lease arrangements on California Federal's two corporate facilities at market rental rates, net of sub-lease income; (ii) fair value adjustments to reflect lease obligations on branch facilities at market rates; and (iii) fair value adjustments related to certain data processing hardware and software.


  (e) Represents the estimated after-tax recovery that will inure to the Bank from the California Federal Litigation, net of amounts payable to holders of Litigation Interests and the Secondary Litigation Interests. The estimated fair value of such litigation asset was determined based on the following methodology:

           CALCULATION OF ESTIMATED GROSS PROCEEDS (WHOLE DOLLARS)

CALGZ Closing Price at September 30, 1996     $     11.375
CALGZ Shares Outstanding .................       5,075,549
                                           ----------------
CALGZ Total Value ........................    $ 57,734,370
CALGZ Share of Litigation Proceeds  ......        25.37775%
                                           ----------------
Total Value, After-tax Proceeds ..........    $227,499,955
Gross-up for Tax Effect (1-40.2%)  .......           59.80%
                                           ----------------
                                              $380,434,708 (i)
Subjective Discount (ii) .................      57,065,206
                                           ----------------
Estimated Gross Proceeds .................    $323,369,502
                                           ================

   (i) No adjustment for expenses included due to immateriality to total proceeds.

 (ii) A subjective discount of approximately 15% was applied in consideration of the variability of the

                               OC-P-5

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
    NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

(A) CAL FED ACQUISITION (CONTINUED)

           market prices of the CALGZ interests over time (which may be attributed in part to the market's assumptions concerning, among other things, the time frame for the final settlement of the California Federal Litigation, the related discount for the time value of money, and past and future expenses incurred in pursuing the California Federal Litigation). After discount, estimated gross proceeds represent a CALGZ price of $9.67 per share.

                           DISTRIBUTION OF PROCEEDS

 Estimated Gross Proceeds ....................  $ 323,370
Tax Liability, Estimated at 40.2% ...........     129,995
                                              -----------
Total After-tax Proceeds ....................   $ 193,375
                                              ===========
Distribution to Class A Certificate Holders     $ 193,375
CALGZ Share of After-tax Proceeds ...........    25.37775%
                                              -----------
Total Distribution to Class A Holders  ......   $  49,074
                                              ===========
Remaining After-tax Proceeds ................   $ 144,301
First Nationwide Initial Distribution  ......     125,000
                                              -----------
Remainder for Secondary Distribution  .......   $  19,301
                                              ===========
First Nationwide--40% Distribution ..........   $   7,720
Class B Certificate Holders--60%
 Distribution ...............................      11,581
                                              -----------
 Total Secondary Distribution ...............   $  19,301
                                              ===========
First Nationwide Distribution:
 Initial Distribution .......................   $ 125,000
 40% Secondary Distribution .................       7,720
                                              -----------
  Total First Nationwide Distribution  ......   $ 132,720
                                              ===========

                               OC-P-6

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
    NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

(A) CAL FED ACQUISITION  (CONTINUED)

           Once the allocation of purchase price has been made, the Bank will incur periodic charges against earnings for any market value declines in the carrying value of this asset. Market value will be determined based upon the market value of the CALGZ and Secondary Litigation Interests, and will also consider a decline in value related to factors of which management is aware which may not be reflected in the market values of these securities. Any increases in market value above the original cost basis established through purchase accounting will be deferred until the final realization of the settlement.

  (f) Includes fair value adjustments to reflect (i) federal income tax and interest receivable, net of California franchise tax and interest payable, and (ii) investor advances accounts related to the loan servicing operation.

  (g)      Includes fair value adjustments to deficit escrow accounts.

(2) Represents payment by Holdings in connection with the Cal Fed Acquisition. The cash portion of the purchase price will be obtained by liquidating certain of California Federal's assets at book value, as follows:

 Existing cash .................................................... $  992,839
Sale of securities available for sale and proceeds from
 securities purchased under agreements to resell .................     300,000
                                                                   -----------
  Purchase Price .................................................  $1,292,839
                                                                   ===========

(3) Represents the elimination of the common equity components of California Federal of $738,745.

(B) CAPITALIZATION

(1) Represents the Capital Contribution to be made by Holdings to First Nationwide prior to or concurrent with the Cal Fed Acquisition:

 Proceeds from the issuance of debt securities by
 Holdings ...............................................   $575,000
Less:deferred issuance costs ............................    (20,000)
                                                          ----------
     Net proceeds .......................................               $555,000
Proceeds from the issuance of Holdings Preferred Stock  .    150,000
Less:issuance costs .....................................     (5,000)
                                                          ----------
     Net proceeds .......................................                145,000
                                                                      ----------
                                                                        $700,000
                                                                      ==========

(2)     Represents the proceeds from the issuance of the Series A Preferred
        Shares:

 Proceeds from the issuance of the Series A Preferred
 Shares .............................................   $200,000
Less:issuance costs (additional paid-in capital)  ...     (9,000)
                                                      ----------
     Net proceeds ...................................   $191,000
                                                      ==========


       Net proceeds will be utilized to reduce borrowings of the Bank. It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.



                               OC-P-7

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                                                 SFFED       LMUSA 1996
                                                  FIRST       ACQUISITION   PURCHASE PRO
                                                NATIONWIDE     PRO FORMA    FORMA TOTALS
                                                HISTORICAL    TOTALS (A)        (B)
                                              ------------  -------------  ------------
INTEREST INCOME:
Loans .......................................    $714,883       $21,821        $   --
Securities ..................................      24,680         1,017            --
Mortgage-backed securities ..................     191,602         3,174            --
Other interest income .......................       1,413            --            --
                                              ------------  -------------  ------------
 Total interest income ......................     932,578        26,012            --
                                              ------------  -------------  ------------
INTEREST EXPENSE:
Deposits ....................................     323,246        12,401            --
Borrowings ..................................     263,112         6,114          (848)
                                              ------------  -------------  ------------
 Total interest expense .....................     586,358        18,515          (848)
                                              ------------  -------------  ------------
Net interest income .........................     346,220         7,497           848
Provision for loan losses ...................      29,700           500            --
                                              ------------  -------------  ------------
Net interest income after provision for loan
 losses .....................................     316,520         6,997           848
NONINTEREST INCOME:
Customer banking fees .......................      34,356           199            --
Mortgage banking operations .................      92,150           191         3,484
Net gain (loss) on sales of assets ..........     414,413        (1,140)           --
Other .......................................      54,542           239            51
                                              ------------  -------------  ------------
 Total noninterest income ...................     595,461          (511)        3,535
NONINTEREST EXPENSE:
Compensation and benefits ...................     155,976         1,257         2,070
Other .......................................     214,168         2,616         1,099
                                              ------------  -------------  ------------
 Total noninterest expense ..................     370,144         3,873         3,169
                                              ------------  -------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority interest  ..     541,837         2,613         1,214
Income tax (benefit) expense ................     (77,523)          369           120
                                              ------------  -------------  ------------
Income (loss) before extraordinary item and
 minority interest ..........................     619,360         2,244         1,094
Extraordinary item--(loss) gain on early
 extinguishment of debt, net ................      (1,586)           --            --
                                              ------------  -------------  ------------
Net income (loss) before minority interest  .     617,774         2,244         1,094
Minority interest--Series A Preferred Stock
 dividends, net .............................          --            --            --
                                              ------------  -------------  ------------
Net income (loss) ...........................     617,774         2,244         1,094
Existing Preferred Stock dividends ..........      25,938            --            --
                                              ------------  -------------  ------------
Net income (loss) available to common
 stockholder ................................    $591,836       $ 2,244        $1,094
                                              ============  =============  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                  CAL FED
                                                BRANCH SALES    ACQUISITION
                                                 PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA
                                                 TOTALS (C)     TOTALS (D)    ADJUSTMENTS (E)    COMBINED
                                              --------------  -------------  ---------------  -------------
INTEREST INCOME:
Loans .......................................     $   (110)      $579,125         $    --       $1,315,719
Securities ..................................           --         80,200              --          105,897
Mortgage-backed securities ..................           --        127,000              --          321,776
Other interest income .......................           --        (21,792)             --          (20,379)
                                              --------------  -------------  ---------------  -------------
 Total interest income ......................         (110)       764,533              --        1,723,013
                                              --------------  -------------  ---------------  -------------
INTEREST EXPENSE:
Deposits ....................................      (40,742)       318,800              --          613,705
Borrowings ..................................       44,835        174,325          (7,819)(1)      479,719
                                              --------------  -------------  ---------------  -------------
 Total interest expense .....................        4,093        493,125          (7,819)       1,093,424
                                              --------------  -------------  ---------------  -------------
Net interest income .........................       (4,203)       271,408           7,819          629,589
Provision for loan losses ...................           --         30,800              --           61,000
                                              --------------  -------------  ---------------  -------------
Net interest income after provision for loan
 losses .....................................       (4,203)       240,608           7,819          568,589
NONINTEREST INCOME:
Customer banking fees .......................       (3,965)        36,300              --           66,890
Mortgage banking operations .................           --          3,500              --           99,325
Net gain (loss) on sales of assets ..........           10          1,800              --          415,083
Other .......................................         (163)        15,500              --           70,169
                                              --------------  -------------  ---------------  -------------
 Total noninterest income ...................       (4,118)        57,100              --          651,467
NONINTEREST EXPENSE:
Compensation and benefits ...................       (4,337)        50,994              --          205,960
Other .......................................       (3,387)       173,224              --          387,720
                                              --------------  -------------  ---------------  -------------
 Total noninterest expense ..................       (7,724)       224,218              --          593,680
                                              --------------  -------------  ---------------  -------------
Income (loss) before income taxes,
 extraordinary item and minority interest  ..         (597)        73,490           7,819          626,376
Income tax (benefit) expense ................          (59)        11,606             770 (2)      (64,717)
                                              --------------  -------------  ---------------  -------------
Income (loss) before extraordinary item and
 minority interest ..........................         (538)        61,884           7,049          691,093
Extraordinary item--(loss) gain on early
 extinguishment of debt, net ................           --             --           1,586 (3)           --
                                              --------------  -------------  ---------------  -------------
Net income (loss) before minority interest  .         (538)        61,884           8,635          691,093 (5)
Minority interest--Series A Preferred Stock
 dividends, net .............................           --             --          12,488 (4)       12,488
                                              --------------  -------------  ---------------  -------------
Net income (loss) ...........................         (538)        61,884          (3,853)         678,605
Existing Preferred Stock dividends ..........         --           18,900              --           44,838
                                              --------------  -------------  ---------------  -------------
Net income (loss) available to common
 stockholder ................................      $(538)         $42,984         $(3,853)        $633,767
                                              ==============  =============  ===============  =============


(A) See note (A) on page P-9.

(B) See note (B) on page P-12.

(C) See note (C) on page P-14.

(D) See note (D) on page P-16.

(E) See note (E) on page P-19.

                               OC-P-8

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                                           ONE MONTH ENDED JANUARY 31, 1996 (a)
                                              -------------------------------------------------------------
                                                                                                   SFFED
                                                                                                ACQUISITION
                                                                VALUATION        PRO FORMA       PRO FORMA
(A) SFFED ACQUISITION                           HISTORICAL   ADJUSTMENTS (b)  ADJUSTMENTS (c)     TOTALS
--------------------------------------------  ------------  ---------------  ---------------  -------------
INTEREST INCOME:
Loans receivable ............................    $20,524        $   1,297 (1)     $    --         $21,821
Securities ..................................      1,017               --              --           1,017
Mortgage-backed securities ..................      2,976              198 (1)          --           3,174
Other interest income .......................         --               --              --              --
                                              ------------  ---------------  ---------------  -------------
  Total interest income .....................     24,517            1,495              --          26,012
INTEREST EXPENSE:
Deposits ....................................     11,693              708 (1)          --          12,401
Borrowings ..................................      5,861              253 (1)          --           6,114
                                              ------------  ---------------  ---------------  -------------
  Total interest expense ....................     17,554              961              --          18,515
                                              ------------  ---------------  ---------------  -------------
Net interest income .........................      6,963              534              --           7,497
Provision for loan losses ...................        500               --              --             500
                                              ------------  ---------------  ---------------  -------------
Net interest income after provision for loan
 losses .....................................      6,463              534              --           6,997
NONINTEREST INCOME:
Customer banking fees .......................        199               --              --             199
Mortgage banking operations .................        557         (366)(1)              --             191
Net loss on sales of assets .................     (1,140)              --              --          (1,140)
Other .......................................        239               --              --             239
                                              ------------  ---------------  ---------------  -------------
  Total noninterest income ..................       (145)           (366)              --            (511)
NONINTEREST EXPENSE:
Compensation and benefits ...................      6,041               --          (4,784)(3)       1,257
Other .......................................      4,315            1,076 (2)      (2,775)(4)       2,616
                                              ------------  ---------------  ---------------  -------------
  Total noninterest expense .................     10,356            1,076          (7,559)          3,873
                                              ------------  ---------------  ---------------  -------------
Income (loss) before income taxes ...........     (4,038)           (908)           7,559           2,613
Income tax (benefit) expense ................     (4,993)              --           5,362             369 (5)
                                              ------------  ---------------  ---------------  -------------
Net income (loss) ...........................        955            (908)           2,197           2,244
Preferred stock dividends ...................         --               --              --              --
                                              ------------  ---------------  ---------------  -------------
Net income (loss) available to common
 stockholder ................................    $   955        $   (908)         $ 2,197         $ 2,244
                                              ============  ===============  ===============  =============

------------

   (a) The SFFed Acquisition was consummated on February 1, 1996. Historical results represent unaudited results of operations of SFFed for the month ended January 31, 1996.

   (b) Represents adjustments to reflect (i) the amortization or accretion of fair value adjustments and (ii) the elimination of amortization of historical goodwill.

   (c) Represents adjustments to reflect (i) the elimination of certain noninterest expense due to consolidation of SFFed operations with First Nationwide's, (ii) the elimination of certain historical noninterest expense recorded by SFFed as a result of the acquisition by First Nationwide, and (iii) income taxes relative to the SFFed Acquisition.

                               OC-P-9

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
  NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (CONTINUED)
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(A) SFFED ACQUISITION (CONTINUED)

                                                                                 IMPACT ON INCOME
                                                                                BEFORE INCOME TAXES
                                                                                INCREASE (DECREASE)
                                                                               -------------------
(1)Represents amortization or accretion of fair value adjustments for the one month ended January 31, 1996 as follows:
     Loans receivable, net  ..................................................        $ 1,297
     Mortgage-backed securities  .............................................            198
     Deposits  ...............................................................           (708)
     Borrowings  .............................................................           (253)
     Mortgage servicing rights  ..............................................           (366)
(2)Represents adjustments for the one month ended January 31, 1996 consisting of the following:
     Amortization of fair value adjustments--amortization of goodwill  .......        $(1,131)
     Elimination of amortization of SFFed's historical goodwill  .............             55
                                                                               -------------------
                                                                                      $(1,076)
                                                                               ===================
(3)Represents adjustments to compensation and benefits expense for the one month ended January 31, 1996 relating to the consolidation of SFFed's operations into those of the Bank:
     Decrease in compensation and benefits due to the reduction in headcount from 620 at January 1, 1996 to approximately 260 after the consummation of the SFFed Acquisition. Substantially all retained
     employees represent retail branch personnel  ............................        $ 1,586
     Elimination of certain nonrecurring expenses recorded by SFFed related to the acquisition by the Bank:
         Accrual for severance for employees noticed for termination in
          January 1996 .......................................................          2,459
         Directors retirement plan and fees ..................................            388
         Expense related to restricted stock options .........................            351
                                                                               -------------------
                                                                                      $ 4,784
                                                                               ===================

                              OC-P-10

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
  NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (CONTINUED)
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(A) SFFED ACQUISITION (CONTINUED)

(4) Represents adjustments to other noninterest expense relating to the consolidation of SFFed's operations into those of the Bank. Substantially all of SFFed's operations have been consolidated into the existing operations of the Bank, resulting in a reduction in headcount of approximately 58% with the remaining personnel primarily consisting of retail branch personnel. In addition, ten retail branches have been closed. The estimates are based on the pro-rata portion of the annual expense reduction computed for the year ended December 31, 1995.

                                                          SFFED        COST OF        1995
                                                        HISTORICAL     ONGOING       EXPENSE
                                                          COSTS       OPERATIONS    REDUCTION
                                                      ------------  ------------  -----------
Expense decreases due to consolidation:
  Mortgage banking operations:
   Occupancy expenses, including insurance  .........    $ 1,329       $   588       $   741
      Travel, automobile and employee dues  .........        282            67           215
      Telecommunications, postage and supplies  .....        900           214           686
      Other, net  ...................................      1,047           460           587
                                                      ------------  ------------  -----------
       Subtotal mortgage banking operations  ........    $ 3,558       $ 1,329       $ 2,229
                                                      ============  ============  ===========
Retail Banking operations--reductions due to
      consolidation of ten retail branches and
        retail operations center:
   Occupancy expenses, including insurance  .........    $11,220       $ 3,405       $ 7,815
      SAIF assessment reduction based on lower
       historical assessment rate for First
       Nationwide  ..................................      6,811         6,011           800
      Travel, automobile and employee dues  .........        410            60           350
      Telecommunications and data processing  .......      1,766           364         1,402
      Postage and messenger costs  ..................        666           473           193
      Other costs, net  .............................        216           108           108
                                                      ------------  ------------  -----------
       Subtotal retail banking operations  ..........    $21,089       $10,421       $10,668
                                                      ============  ============  ===========
Overhead areas, including executive offices,
    legal, human resources, information services,
      accounting, and strategic planning areas:
   Occupancy costs ..................................    $ 1,316       $    --       $ 1,316
      Data processing costs  ........................      2,848         1,000         1,848
      Marketing and advertising expenses  ...........      2,094           500         1,594
      Other overhead costs  .........................      8,072         8,072            --
                                                      ------------  ------------  -----------
       Subtotal overhead areas  .....................    $14,330       $ 9,572       $ 4,758
                                                      ============  ============  ===========
        Total decreases due to consolidation  .......    $38,977       $21,322       $17,655
                                                      ============  ============  ===========
Estimated impact on January 1996 ( 1/12 of 1995 Expense Reduction)  .............    $ 1,471
Elimination of certain nonrecurring expenses recorded by  SFFed related to the
acquisition by First Nationwide   Retirement of office, premises and equipment...      1,115
      Directors and officers insurance premiums  ................................        189
                                                                                  -----------
        Total expense reduction for the month ended January 31, 1996  ...........    $ 2,775
                                                                                  ===========

(5) Represents amount necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the month ended January 31, 1996 related to the SFFed Acquisition was computed as follows:

Income before taxes  .......    $2,613
Add: permanent differences--
  amortization of goodwill..     1,131
                              --------
Taxable income .............    $3,744
                              ========
Federal AMT, reduced, to the
  extent of 90%, by net
  operating loss carryovers..   $   69
State taxes, at an assumed
  rate of 8% ................      300
                              --------
                                $  369
                              ========

                              OC-P-11

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                                                       ONE MONTH ENDED JANUARY 31, 1996 (a)
                                                  ----------------------------------------------------------------------------
                                                                                            PRO FORMA      LMUSA 1996 PURCHASE
(B) LMUSA 1996 PURCHASE                             HISTORICAL (a)    ADJUSTMENTS (b)    ADJUSTMENTS (c)     PRO FORMA TOTALS
------------------------------------------------  ----------------  -----------------  -----------------  --------------------
INTEREST INCOME:
Loans receivable ................................       $   --            $    --            $   --               $   --
Securities ......................................           --                 --                --                   --
Mortgage-backed securities ......................           --                 --                --                   --
Other interest income ...........................           --                 --                --                   --
                                                  ----------------  -----------------  -----------------  --------------------
  Total interest income .........................           --                 --                --                   --
INTEREST EXPENSE:
Deposits ........................................           --                 --                --                   --
Borrowings ......................................           --                 --              (848)(2)             (848)
                                                  ----------------  -----------------  -----------------  --------------------
  Total interest expense ........................           --                 --              (848)                (848)
                                                  ----------------  -----------------  -----------------  --------------------
Net interest income .............................           --                 --               848                  848
Provision for loan losses .......................           --                 --                --                   --
                                                  ----------------  -----------------  -----------------  --------------------
Net interest income after provision for loan
 losses .........................................           --                 --               848                  848
NONINTEREST INCOME:
Customer banking fees ...........................           --                 --                --                   --
Mortgage banking operations .....................        5,363             (1,879)(1)            --                3,484
Net gain (loss) on sales of assets ..............           --                 --                --                   --
Other ...........................................           51                 --                --                   51
                                                  ----------------  -----------------  -----------------  --------------------
  Total noninterest income ......................        5,414             (1,879)               --                3,535
NONINTEREST EXPENSE:
Compensation and benefits .......................        2,070                 --                --                2,070
Other ...........................................        1,940                 --              (841)(3)            1,099
                                                  ----------------  -----------------  -----------------  --------------------
  Total noninterest expense .....................        4,010                 --              (841)               3,169
                                                  ----------------  -----------------  -----------------  --------------------
Income (loss) before income taxes ...............        1,404             (1,879)            1,689                1,214
Income tax (benefit) expense ....................           --                 --               120 (4)              120
                                                  ----------------  -----------------  -----------------  --------------------
Net income (loss) ...............................        1,404             (1,879)            1,569                1,094
Preferred stock dividends .......................           --                 --                --                   --
                                                  ----------------  -----------------  -----------------  --------------------
Net income (loss) available to common
 stockholder ....................................       $1,404            $(1,879)           $1,569               $1,094
                                                  ================  =================  =================  ====================

------------

   (a) The LMUSA 1996 Purchase was consummated on January 31, 1996. Accordingly, historical financial data relating to operations acquired in the LMUSA 1996 Purchase is presented for the month ended January 31, 1996 (unaudited). Historical financial statements were not available; accordingly, historical data presented reflects best estimates of management.

   (b) Represents adjustments to reflect (i) the amortization of the fair value of mortgage servicing rights and (ii) the elimination of amortization of historical mortgage servicing rights.

   (c) Represents adjustments to reflect (i) the decrease in interest expense resulting from the transfer of custodial accounts acquired to First Nationwide, (ii) elimination of certain other noninterest expense due to consolidation with the Bank's existing mortgage banking operations, and (iii) income taxes relative to the LMUSA 1996 Purchase.

                              OC-P-12

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(B) LMUSA 1996 PURCHASE (CONTINUED)
-----------------------------------

(1) Represents the difference between the amortization of pro forma recorded balance of mortgage servicing rights and the historical amortization of mortgage servicing rights as follows:

                              IMPACT ON INCOME BEFORE
                               INCOME TAXES INCREASE
                                    (DECREASE)
                             -----------------------
   Pro forma amortization  .          $(2,284)
   Historical amortization
   (i)  ....................              405
                             -----------------------
                                      $(1,879)
                             =======================

              (i) Represents elimination of amortization of mortgage
                  servicing rights of $405 included in LMUSA's historical statement of operations for the month ended January 31, 1996.

(2) Represents a decrease in interest expense resulting from the transfer of custodial accounts acquired to First Nationwide.

(3) Represents the impact on other noninterest expense of (i) the elimination of historical amounts related to LMUSA operations not included in the LMUSA 1996 Purchase and (ii) the consolidation of the LMUSA 1996 Purchase into the Bank's existing mortgage banking operations, as follows:

                                                                                 DECREASE IN
                                                        LMUSA       ESTIMATED       OTHER
                                                      HISTORICAL     FUTURE      NONINTEREST
                                                        COSTS         COSTS        EXPENSE
                                                    ------------  -----------  -------------
Components of LMUSA historical noninterest expense:
 Facilities depreciation ..........................     $  128       $   -- (ii)    $(128)
 Data processing, document storage, administrative
  services and management fees ....................        833          120 (iii)    (713)
 Other miscellaneous costs ........................        979          979            --
                                                    ------------  -----------  -------------
                                                        $1,940       $1,099         $(841)
                                                    ============  ===========  =============

   (ii) Represents historical amounts related to operations not included in the LMUSA 1996 Purchase.

  (iii) Represents amounts necessary to replace these services based on the Bank's historical annual cost per loan based on the average number of loans serviced.

(4) Represents amount necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the month ended January 31, 1996 related to the LMUSA 1996 Purchase was computed as follows:

 Federal AMT, reduced, to the extent of 90%, by net
 operating loss carryovers ........................  $ 23
State taxes, at an assumed rate of 8% .............    97
                                                    -----
                                                     $120
                                                    =====

                              OC-P-13

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                                                                               BRANCH SALES
                                                OHIO SALE     MICHIGAN SALE   NORTHEAST SALE    PRO FORMA
(C) BRANCH SALES                                PRO FORMA       PRO FORMA       PRO FORMA         TOTALS
--------------------------------------------  ------------  ---------------  --------------  --------------
INTEREST INCOME:
Loans receivable ............................  $    (6)(a)    $    (27)(a)     $    (77)(a)     $ (110)
Securities ..................................        --             --               --             --
Mortgage-backed securities ..................        --             --               --             --
Other interest income .......................        --             --               --             --
                                              ------------  ---------------  --------------  --------------
 Total interest income ......................       (6)            (27)             (77)          (110)
INTEREST EXPENSE:
Deposits ....................................   (3,392)(a)     (17,009)(a)      (20,341)(a)    (40,742)
Borrowings ..................................    3,522 (1)      19,560 (1)       21,753 (1)     44,835
                                              ------------  ---------------  --------------  --------------
 Total interest expense .....................      130           2,551            1,412          4,093
                                              ------------  ---------------  --------------  --------------
Net interest income .........................     (136)         (2,578)          (1,489)        (4,203)
Provision for loan losses ...................       --              --               --             --
                                              ------------  ---------------  --------------  --------------
Net interest income after provision for loan
 losses .....................................     (136)         (2,578)          (1,489)        (4,203)
NONINTEREST INCOME:
Customer banking fees .......................     (256)(a)      (2,147)(a)       (1,562)(a)     (3,965)
Mortgage banking operations .................       --              --               --             --
Net gain (loss) on sales of assets ..........       --               2                8             10
Other .......................................      (15)(a)         (63)(a)          (85)(a)       (163)
                                              ------------  ---------------  --------------  --------------
 Total noninterest income ...................     (271)         (2,208)          (1,639)        (4,118)
NONINTEREST EXPENSE:
Compensation and benefits ...................     (516)(a)      (2,133)(a)       (1,688)(a)     (4,337)
Other .......................................     (265)(a)      (1,456)(a)       (1,666)(a)     (3,387)
                                              ------------  ---------------  --------------  --------------
 Total noninterest expense ..................     (781)         (3,589)          (3,354)        (7,724)
                                              ------------  ---------------  --------------  --------------
Income (loss) before income taxes ...........      374          (1,197)             226           (597)
Income tax (benefit) expense ................       37            (118)              22            (59)(2)
                                              ------------  ---------------  --------------  --------------
Net income (loss) ...........................      337          (1,079)             204           (538)
Preferred stock dividends ...................       --              --               --             --
                                              ------------  ---------------  --------------  --------------
Net income (loss) available to common
 stockholder ................................  $   337    $     (1,079)     $       204      $    (538)
                                              ============  ===============  ==============  ==============

------------
(a) Represents historical information related to the retail banking facilities in Ohio, Michigan and the Northeast. Other noninterest expense includes occupancy, SAIF insurance premiums, marketing, OTS assessments, data processing and telecommunications directly attributable to the Ohio, Michigan and Northeast retail branch operations. Amounts represent historical information from January 1, 1996 through the date of sale. The sales were consummated in the first six months of 1996.

                              OC-P-14

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                            (DOLLARS IN THOUSANDS)

(C) BRANCH SALES (CONTINUED)
----------------

(1) Represents increase in interest expense on borrowings to fund the Branch Sales, as follows:

   SALE                     DEPOSITS
   DATE       LOCATION        SOLD       ASSETS
---------  ------------  ------------  ---------
 1/19/96   Ohio            $1,392,561    $20,480
 1/12/96   New York           416,476      5,997
 2/23/96   New York           270,046      1,838
 3/15/96   New York           615,572      8,083
 3/22/96   New Jersey         501,262      6,396
 3/22/96   New York           637,045      9,465
           Total Northeast

 6/28/96   Michigan           799,226     15,060

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

   SALE      PRE-TAX       AMOUNT                            PRO FORMA
   DATE        GAIN       BORROWED       RATE      DAYS   INTEREST EXPENSE
---------  ----------  ------------  ----------  ------  ----------------
 1/19/96     $130,664    $1,241,417      5.45%(i)      19     $ 3,522
           ----------                                    ================
 1/12/96       32,967       377,512      5.45%(i)      12     $   676
 2/23/96       17,054       251,154      5.45%(i)      54       2,025
 3/15/96       48,975       558,514      5.45%(i)      75       6,255
 3/22/96       35,934       458,932      5.45%(i)      82       5,619
 3/22/96       41,311       586,269      5.45%(i)      82       7,178
           ----------                                         -------
                                                              $21,753
                                                              =======
 6/28/96       56,411       727,755      5.45%(i)     180     $19,560
                                                              =======

------------
       (i) Rate represents the average rates paid on new borrowings used to finance the Branch Sales.

(2) Represents amount necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the six months ended June 30, 1996 related to the Branch Sales was computed as follows:

 Federal AMT, reduced, to the extent of 90%, by net operating
 loss carryovers ................................................   $(11)
State taxes, at an assumed rate of 8% ...........................    (48)
                                                                  -------
                                                                    $(59)
                                                                  =======

                              OC-P-15

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(D) CAL FED ACQUISITION

                                                                                              CAL FED
                                            CALIFORNIA                                      ACQUISITION
                                             FEDERAL       VALUATION         PRO FORMA       PRO FORMA
                                            HISTORICAL   ADJUSTMENTS(A)    ADJUSTMENTS(B)     TOTALS
                                          ------------  --------------  --------------    -------------
INTEREST INCOME:
Loans receivable ........................    $567,800     $    11,325 (1)  $        --       $  579,125
Securities ..............................      80,200              --               --           80,200
Mortgage-backed securities ..............     109,900          17,100 (1)           --          127,000
Other interest income ...................       3,700              --          (25,492)(3)      (21,792)
                                          ------------  --------------     -----------       --------
 Total interest income ..................     761,600          28,425          (25,492)         764,533

INTEREST EXPENSE:
Deposits ................................     326,300          (7,500)(1)           --          318,800
Borrowings ..............................     175,300            (975)(1)           --          174,325
                                          ------------  --------------     -----------      ------------
 Total interest expense .................     501,600          (8,475)              --          493,125
                                          ------------  --------------     -----------      ------------

Net interest income .....................     260,000          36,900          (25,492)         271,408
Provision for loan losses ...............      30,800              --               --           30,800
                                          ------------  --------------     -----------      -----------
Net interest income after provision for
 loan losses ............................     229,200          36,900          (25,492)         240,608

NONINTEREST INCOME:
Customer banking fees ...................      36,300              --               --          36,300
Mortgage banking operations .............       8,300          (4,800)(1)           --           3,500
Net loss on sales of assets .............       1,800              --               --           1,800
Other ...................................      15,500              --               --          15,500 (6)
                                          ------------  --------------     -----------      -----------
 Total noninterest income ...............      61,900          (4,800)              --          57,100

NONINTEREST EXPENSE:
Compensation and benefits ...............      72,300              --          (21,306)(4)      50,994
Other ...................................     167,700          41,909 (2)      (36,385)(4)     173,224
                                          ------------  --------------     -----------       ---------
 Total noninterest expense ..............     240,000          41,909          (57,691)        224,218
                                          ------------  --------------     -----------       ---------
Income (loss) before income taxes and
 extraordinary item .....................      51,100          (9,809)          32,199          73,490
Federal and state income taxes ..........         100              --           11,506 (5)      11,606
                                          ------------  --------------     -----------       ---------
Income (loss) before extraordinary item        51,000          (9,809)          20,693          61,884
Extraordinary item--gain on early
 extinguishment of debt .................          --              --               --              --
                                          ------------  --------------     -----------       ---------
Net income (loss) .......................      51,000          (9,809)          20,693          61,884
                                          ------------  --------------     -----------       ---------
Existing Preferred Stock dividends  .....      18,900              --               --          18,900
                                          ------------  --------------     -----------      ----------
Net income (loss) available to common
 stockholder ............................    $ 32,100     $    (9,809)     $    20,693     $    42,984
                                          ============  ==============     ===========     ==========

------------

   (a) Represents adjustments to reflect (i) the amortization or accretion of fair value adjustments and (ii) the elimination of amortization of California Federal's historical intangible assets.

   (b) Represents adjustments to reflect (i) the reduction in interest income relative to the loss in yield on the purchase price of the Cal Fed Acquisition funded with existing cash, (ii) the elimination of certain noninterest expense due to consolidation of California Federal's operations with the Bank's and (iii) income taxes relative to the Cal Fed Acquisition. See further discussion at Notes (3) and (4).

                              OC-P-16

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(D) CAL FED ACQUISITION (CONTINUED)
-----------------------

   (1) Represents amortization or accretion of fair value adjustments as follows:

                                IMPACT ON INCOME
                              BEFORE INCOME TAXES
                             AND EXTRAORDINARY ITEM
                              INCREASE/(DECREASE)
                            ----------------------
Loans receivable, net  ....         $11,325
Mortgage-backed securities           17,100
Deposits ..................           7,500
Borrowings ................             975
Mortgage servicing rights            (4,800)

   (2)      Represents adjustments consisting of the following:

                                                         IMPACT ON INCOME
                                                       BEFORE INCOME TAXES
                                                      AND EXTRAORDINARY ITEM
                                                       INCREASE/(DECREASE)
                                                     ----------------------
Amortization of fair adjustments:
  Amortization of goodwill .........................         $(44,465)
Elimination of amortization of California Federal's
 historical intangible assets ......................            2,556
                                                     ----------------------
                                                             $(41,909)
                                                     ======================

   (3) Represents the reduction in interest income relative to the loss in yield on the purchase price of the Cal Fed Acquisition funded with existing cash. The loss was established using an interest rate of 5.75%, which approximates the average interest rate on short term investments for the nine months ended September 30, 1996.

   (4) Represents adjustments to other noninterest expense relating to the consolidation of California Federal's operations into those of First Nationwide. A substantial portion of California Federal's operations will be consolidated into the existing operations of First Nationwide, resulting in a reduction in headcount of 850, or approximately 36%, across all business areas. In addition, seven retail branches and two administrative offices will be closed. Expected savings from such consolidation include compensation, occupancy, travel, telecommunications, data processing and marketing expenses. The expense reduction for the nine months ended September 30, 1996 represents a 36% reduction over historical levels based on management's current transition plan for the second year following the consummation of the Cal Fed Acquisition:

                              OC-P-17

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(D) CAL FED ACQUISITION (CONTINUED)
-----------------------

                                                       COST OF     ADJUSTMENT--
                                 CALIFORNIA FEDERAL    ONGOING        EXPENSE
         BUSINESS AREA            HISTORICAL COSTS    OPERATIONS     REDUCTION
------------------------------  ------------------  ------------  -------------
Compensation:
 Retail Banking ...............       $ 36,731         $ 36,245      $    486
 Information Technology  ......            532              951          (419)
 Commercial Real Estate  ......          5,005            1,643         3,362
 Mortgage Banking .............         13,837            9,452         4,385
 Legal ........................          1,371              618           753
 Finance ......................          5,163              924         4,239
 Internal Audit ...............          1,154              212           942
 Executive and Other ..........          4,014              243         3,771
 Human Resources ..............          2,941              347         2,594
 Corporate Services ...........          1,571              378         1,193
                                ------------------  ------------  -------------
                                        72,319           51,013        21,306
Occupancy & Other Expense:
 Retail Banking ...............         45,797           20,355        25,442
 Information Technology  ......         20,862            7,164        13,698
 Commercial Real Estate  ......          2,306              381         1,925
 Mortgage Banking .............          2,809            3,363          (554)
 Legal ........................          1,919            5,145        (3,226)
 Finance ......................          4,410              570         3,840
 Internal Audit ...............            317               33           284
 Executive and Other ..........          4,935              458         4,477
 Human Resources ..............          1,790              173         1,617
 Corporate Services ...........          4,202           15,320       (11,118)
                                ------------------  ------------  -------------
                                        89,347           52,962        36,385
SAIF Deposit Insurance Premium          75,778           75,778            --
                                ------------------  ------------  -------------

 Total Noninterest Expense  ...       $237,444(i)      $179,753      $ 57,691
                                ==================  ============  =============

            ----------------
            (i) Balance represents total historical noninterest expense of
                $240,000 less historical amortization of intangible assets already adjusted in note 2 on page P-17.

   (5) Represents amounts necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the nine months ended September 30, 1996 related to the Cal Fed Acquisition was computed as follows:

                              OC-P-18

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(D) CAL FED ACQUISITION (CONTINUED)
-----------------------

 Income before income taxes .......................  $ 73,490
Add back: permanent differences--amortization of
 goodwill ........................................     44,465
                                                   ----------
Taxable income ...................................   $117,955
                                                   ==========
Federal AMT, reduced to the extent of 90%, by net
 operating loss carryovers .......................   $  2,170
State, at an assumed rate of 8% ..................      9,436
                                                   ----------
                                                     $ 11,606
                                                   ==========

   (6) Includes $12,000 gain on sale of California Federal's branches in San Diego County.

(E) PRO FORMA ADJUSTMENTS
-------------------------

   (1) Represents the decrease in interest expense relative to the paydown of securities sold under agreements to repurchase with proceeds from the issuance of Series A Preferred Shares. The reduction in interest expense was established using an interest rate of 5.458%, the weighted average rate of these obligations during the nine months ended September 30, 1996 using a one month LIBOR rate less five basis points.

   (2) Represents amounts necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the nine months ended September 30, 1996 related to the reduction in interest expense was computed as follows:

         Federal AMT, reduced to the extent of
         90%, by net  operating loss carryover ...   $144
         State, at an assumed rate of 8% .........    626
                                                    -------
                                                     $770
                                                    =======


   (3) Represents elimination of First Nationwide's historical extraordinary loss on early extinguishment of debt.

   (4) Represents dividends on the $200,000 Series A Preferred Shares, net of tax benefit, at an assumed rate of 9 1/4% per annum. The tax benefit is due to the deductibility of the dividend for income tax purposes as a result of California Federal Preferred Capital Corporation's qualification as a real estate investment trust. Each 25 basis point change in the interest rate on the Series A Preferred Shares would change interest expense, net of tax benefit, for the nine months ended September 30, 1996 by $338. If the underwriters' 15% over-allotment option is exercised in full, dividends on the Series A Preferred Shares, net of tax benefit, for the period would increase by $1,873. It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.


                              OC-P-19

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)

(E) PRO FORMA ADJUSTMENTS (CONTINUED)
    ---------------------

    (5)     Includes the following:

            (a) gains of approximately $334.0 million (on an after-tax basis)
                realized in connection with the Branch Sales consummated during the nine months ended September 30, 1996;
            (b) gain of approximately $10.8 million (on an after-tax basis)
                representing California Federal's gain on branch sales consummated during the nine months ended September 30, 1996;
            (c) deferred tax benefit of the Bank of $125 million;
            (d) after-tax gain on sale of Affiliated Computer Systems (ACS)
                common stock of $36.4 million;
            (e) expense of $106.4 million (on an after-tax basis) relating to the Special SAIF Assessment;
            (f) after-tax income of $23.0 million realized in connection with the termination of the Assistance Agreement; and
            (g) expense of $30.2 million (on an after-tax basis) relating to a management incentive plan.


                              OC-P-20

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                         SFFED         LMUSA
                                          FIRST       ACQUISITION    PURCHASES
                                        NATIONWIDE     PRO FORMA     PRO FORMA
                                        HISTORICAL    TOTALS (A)    TOTALS (B)
                                      ------------  -------------  -----------
INTEREST INCOME:
Loans ...............................   $  823,864     $230,713       $22,477
Securities ..........................       28,055       10,685            --
Mortgage-backed securities ..........      212,880       62,403            --
Other interest income ...............       10,705           --            --
                                      ------------  -------------  -----------
  Total interest income .............    1,075,504      303,801        22,477
                                      ------------  -------------  -----------

INTEREST EXPENSE:
Deposits ............................      447,359      143,797            --
Borrowings ..........................      261,917       74,587         2,018
                                      ------------  -------------  -----------
  Total interest expense ............      709,276      218,384         2,018

Net interest income .................      366,228       85,417        20,459
Provision for loan losses ...........       37,000       11,094            --
                                      ------------  -------------  -----------
Net interest income after provision
 for loan losses ....................      329,228       74,323        20,459

NONINTEREST INCOME:
Customer banking fees ...............       47,493        5,291            --
Mortgage banking operations .........       70,265          860        76,445
Net gain (loss) on sales of assets  .          147           --        (1,851)
Other ...............................       33,068        1,677         2,690
                                      ------------  -------------  -----------
  Total noninterest income ..........      150,973        7,828        77,284
NONINTEREST EXPENSE:
Compensation and benefits ...........      154,288       11,141        19,500
Other ...............................      172,446       34,896        38,081
                                      ------------  -------------  -----------
  Total noninterest expense .........      326,734       46,037        57,581
                                      ------------  -------------  -----------
Income (loss) before income taxes,
 extraordinary item and minority
 interest ...........................      153,467       36,114        40,162
Federal and state income tax
 (benefit) expense ..................      (55,826)       4,890         3,952
                                      ------------  -------------  -----------
Income (loss) before extraordinary
 item and minority interest .........      209,293       31,224        36,210
Extraordinary item--(loss) gain on
 early extinguishment of debt, net  .        1,967           --            --
                                      ------------  -------------  -----------
Net income (loss) before minority
 interest ...........................      211,260       31,224        36,210
Minority interest-Series A Preferred
 Stock dividends, net ...............           --           --            --
                                      ------------  -------------  -----------
Net income (loss) ...................      211,260       31,224        36,210
Existing Preferred Stock dividends  .       34,584           --            --
                                      ------------  -------------  -----------
Net income (loss) available to
 common stockholder .................   $  176,676     $ 31,224       $36,210
                                      ============  =============  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                          CAL FED
                                        BRANCH SALES    ACQUISITION
                                         PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
                                         TOTAL (C)      TOTALS (D)    ADJUSTMENTS (E)    COMBINED
                                      --------------  -------------  ---------------  ------------
INTEREST INCOME:
Loans ...............................    $    (623)     $  722,000       $     --       $1,798,431
Securities ..........................           --         119,000             --          157,740
Mortgage-backed securities ..........           --         197,800             --          473,083
Other interest income ...............           --         (21,089)            --          (10,384)
                                      --------------  -------------  ---------------  ------------
  Total interest income .............         (623)      1,017,711             --        2,418,870
                                      --------------  -------------  ---------------  ------------

INTEREST EXPENSE:
Deposits ............................     (211,530)        396,200             --          775,826
Borrowings ..........................      280,671         245,400        (11,475)(1)      853,118
                                      --------------  -------------  ---------------  ------------
  Total interest expense ............       69,141         641,600        (11,475)       1,628,944

Net interest income .................      (69,764)        376,111         11,475          789,926
Provision for loan losses ...........           --          31,800             --           79,894
                                      --------------  -------------  ---------------  ------------
Net interest income after provision
 for loan losses ....................      (69,764)        344,311         11,475          710,032

NONINTEREST INCOME:
Customer banking fees ...............      (22,228)         42,100             --           72,656
Mortgage banking operations .........           --           3,600             --          151,170
Net gain (loss) on sales of assets  .           --           6,600             --            4,896
Other ...............................         (789)          2,400             --           39,046
                                      --------------  -------------  ---------------  ------------
  Total noninterest income ..........      (23,017)         54,700             --          267,768
NONINTEREST EXPENSE:
Compensation and benefits ...........      (19,476)         69,408             --          234,861
Other ...............................      (25,823)        158,283             --          377,883
                                      --------------  -------------  ---------------  ------------
  Total noninterest expense .........      (45,299)        227,691             --          612,744
                                      --------------  -------------  ---------------  ------------
Income (loss) before income taxes,
 extraordinary item and minority
 interest ...........................      (47,482)        171,320         11,475          365,056
Federal and state income tax
 (benefit) expense ..................       (4,671)         22,692          1,129 (2)      (27,834)
                                      --------------  -------------  ---------------  ------------
Income (loss) before extraordinary
 item and minority interest .........      (42,811)        148,628         10,346          392,890
Extraordinary item--(loss) gain on
 early extinguishment of debt, net  .           --             --          (1,967)(3)           --
                                      --------------  -------------  ---------------  ------------
Net income (loss) before minority
 interest ...........................      (42,811)        148,628          8,379          392,890
Minority interest-Series A Preferred
 Stock dividends, net ...............           --              --         16,650 (4)       16,650
                                      --------------  -------------  ---------------  ------------
Net income (loss) ...................      (42,811)        148,628         (8,271)        (376,240)
Existing Preferred Stock dividends  .           --          25,600             --           60,184
                                      --------------  -------------  ---------------  ------------
Net income (loss) available to
 common stockholder .................     $(42,811)      $ 123,028        $(8,271)       $ 316,056
                                      ==============  =============  ===============  ============


------------

   (A) See note (A) on page P-22.

   (B) See note (B) on page P-26.

   (C) See note (C) on page P-28.

   (D) See note (D) on page P-30.

   (E) See note (E) on page P-33.

                              OC-P-21

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

(A) SFFED ACQUISITION

                                                                                             SFFED
                                                                                          ACQUISITION
                                                           VALUATION       PRO FORMA       PRO FORMA
                                            HISTORICAL   ADJUSTMENTS(a)  ADJUSTMENTS(b)     TOTALS
                                          ------------  --------------  --------------  -------------
INTEREST INCOME:
Loans receivable ........................    $215,147      $  15,566 (1)    $     --       $230,713
Securities ..............................      10,685             --              --         10,685
Mortgage-backed securities ..............      60,024          2,379 (1)          --         62,403
Other interest income ...................          --             --              --             --
                                          ------------  --------------  --------------  -------------
 Total interest income ..................     285,856         17,945              --        303,801
INTEREST EXPENSE:
Deposits ................................     135,299          8,498 (1)          --        143,797
Borrowings ..............................      71,543          3,044 (1)          --         74,587
                                          ------------  --------------  --------------  -------------
 Total interest expense .................     206,842         11,542              --        218,384
                                          ------------  --------------  --------------  -------------
Net interest income .....................      79,014          6,403              --         85,417
Provision for loan losses ...............      11,094             --              --         11,094
                                          ------------  --------------  --------------  -------------
Net interest income after provision for
 loan losses ............................      67,920          6,403              --         74,323
NONINTEREST INCOME:
Customer banking fees ...................       5,291             --              --          5,291
Mortgage banking operations .............       5,255         (4,395)(1)          --            860
Net gain (loss) on sales of assets  .....          --             --              --             --
Other ...................................       1,677             --              --          1,677
                                          ------------  --------------  --------------  -------------
 Total noninterest income ...............      12,223         (4,395)             --          7,828
NONINTEREST EXPENSE:
Compensation and benefits ...............      35,518             --         (24,377)(3)     11,141
Other ...................................      43,257         12,905 (2)     (21,266)(4)     34,896
                                          ------------  --------------  --------------  -------------
 Total noninterest expense ..............      78,775         12,905         (45,643)        46,037
                                          ------------  --------------  --------------  -------------
Income (loss) before income taxes and
 extraordinary item .....................       1,368        (10,897)         45,643         36,114
Income tax (benefit) expense ............       1,568             --           3,322          4,890(5)
                                          ------------  --------------  --------------  -------------
Income (loss) before extraordinary item          (200)       (10,897)         42,321         31,224
Extraordinary item--gain on early
 extinguishment of FHLB advances, net  ..          --             --              --             --
                                          ------------  --------------  --------------  -------------
Net income (loss) .......................        (200)       (10,897)         42,321         31,224
Preferred stock dividends ...............          --             --              --             --
                                          ------------  --------------  --------------  -------------
Net income (loss) available to common
 stockholder ............................    $   (200)     $ (10,897)       $ 42,321       $ 31,224
                                          ============  ==============  ==============  =============

------------
   (a) Represents adjustments to reflect (i) the amortization or accretion of fair value adjustments and (ii) the elimination of amortization of historical goodwill.

   (b) Represents adjustments to reflect (i) the elimination of certain noninterest expense due to consolidation of SFFed operations with the Bank, (ii) the elimination of certain historical noninterest expense recorded by SFFed as a result of the acquisition by the Bank and (iii) income taxes relative to the SFFed Acquisition.

                              OC-P-22

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

(A) SFFED ACQUISITION (CONTINUED)

(1) Represents amortization or accretion of fair value adjustments as follows:

                                IMPACT ON INCOME
                              BEFORE INCOME TAXES
                             AND EXTRAORDINARY ITEM
                              INCREASE/(DECREASE)
                            ----------------------
Loans receivable, net  ....         $15,566
Mortgage-backed securities            2,379
Deposits ..................          (8,498)
Borrowings ................          (3,044)
Mortgage servicing rights            (4,395)

(2) Represents adjustments consisting of the following:

                                                               IMPACT ON INCOME
                                                             BEFORE INCOME TAXES
                                                            AND EXTRAORDINARY ITEM
                                                             INCREASE/(DECREASE)
                                                           ----------------------
Amortization of goodwill .................................         $(13,574)
Elimination of amortization of SFFed's historical
 goodwill ................................................              669
                                                           ----------------------
                                                                   $(12,905)
                                                           ======================

(3) Represents adjustments to noninterest expense relating to the consolidation of SFFed's operations into those of the Bank and the elimination of nonrecurring historical expenses related to the SFFed
    Acquisition:

 Decrease in compensation and benefits due to the reduction in headcount from 620 at January 1, 1995 to approximately 260 after the consummation of the SFFed Acquisition.
 Substantially all retained employees represent retail branch personnel  ......   $19,037
Elimination of certain accruals recorded by SFFed related to the acquisition by the Bank:
  Payments under employment contracts .........................................     2,080
  Accruals for benefit plans frozen by the Bank ...............................     3,260
                                                                                ---------
                                                                                  $24,377
                                                                                =========

(4) Represents adjustments to other noninterest expense relating to the consolidation of SFFed's operations into those of the Bank and the elimination of nonrecurring historical expenses of SFFed. Substantially all of SFFed's operations have been consolidated into the existing operations of the Bank, resulting in a reduction in headcount of approximately 58% with the remaining personnel primarily consisting of retail branch personnel. In addition, ten retail branches have been closed.

                              OC-P-23

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

(A) SFFED ACQUISITION (CONTINUED)
    -----------------

                                                       SFFED        COST OF      ADJUSTMENT-
                                                     HISTORICAL     ONGOING        EXPENSE
                                                       COSTS       OPERATIONS     REDUCTION
                                                   ------------  ------------  -------------
Expense decreases due to consolidation:
  Mortgage banking operations:
   Occupancy expenses, including insurance .......    $ 1,329       $   588        $   741
   Travel, automobile and employee dues ..........        282            67            215
   Telecommunications, postage and supplies ......        900           214            686
   Other, net ....................................      1,047           460            587
                                                   ------------  ------------  -------------
    Subtotal mortgage banking operations .........    $ 3,558       $ 1,329        $ 2,229
                                                   ============  ============  =============
 Retail Banking operations -reductions due to
  consolidation of ten retail branches and retail
  operations center:
   Occupancy expenses, including insurance .......    $11,220       $ 3,405        $ 7,815
   SAIF assessment reduction based on lower
    historical assessment rate for the Bank  .....      6,811         6,011            800
   Travel, automobile and employee dues ..........        410            60            350
   Telecommunications and data processing ........      1,766           364          1,402
   Postage and messenger costs ...................        666           473            193
   Other costs, net ..............................        216           108            108
                                                   ------------  ------------  -------------
    Subtotal retail banking operations ...........    $21,089       $10,421        $10,668
                                                   ============  ============  =============
 Overhead areas, including executive offices,
  legal, human resources, information services,
  accounting, and strategic planning areas:
   Occupancy costs ...............................    $ 1,316       $    --        $ 1,316
   Data processing costs .........................      2,848         1,000          1,848
   Marketing and advertising expenses ............      2,094           500          1,594
   Other overhead costs ..........................      8,072         8,072             --
                                                   ------------  ------------  -------------
    Subtotal overhead areas ......................    $14,330       $ 9,572        $ 4,758
                                                   ============  ============  =============
     Total decreases due to consolidation ........    $38,977       $21,322        $17,655
Elimination of certain nonrecurring expense
 recorded by SFFed related to the acquisition  by
the Bank:
   Data processing termination fees ..............        875            --            875
   Investment banker fees related to the SFFed
    Acquisition  .................................      2,311            --          2,311
   Legal fees related to the SFFed Acquisition ...        425            --            425
                                                   ------------  ------------  -------------
     Total expense reduction .....................    $42,588(i)    $21,322        $21,266
                                                   ============  ============  =============

------------
   (i) Balance represents total historical noninterest expense of $43,257 less historical amortization of goodwill already adjusted in note 2 on page P-23.

                              OC-P-24

                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

(A) SFFED ACQUISITION (CONTINUED)
    -----------------

(5) Represents amount necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the year ended December 31, 1995 related to the SFFed Acquisition was computed as follows:

 Income before taxes ............................................  $36,114
Add back: permanent differences--amortization of goodwill  .....    13,574
                                                                 ---------
Taxable income .................................................   $49,688
                                                                 =========

Federal AMT, reduced to the extent of 90%, by net operating
 loss carryovers ...............................................   $   915
State taxes, at an assumed rate of 8% ..........................     3,975
                                                                 ---------
                                                                   $ 4,890
                                                                 =========

                              OC-P-25

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

(B) LMUSA PURCHASES
    ---------------

                                                                                PRO FORMA     LMUSA PURCHASES
                                               HISTORICAL(a)  ADJUSTMENTS(b)  ADJUSTMENTS(c)  PRO FORMA TOTALS
                                              -------------  --------------  --------------  ----------------
INTEREST INCOME:
Loans receivable ............................    $  22,477       $    --      $          --       $22,477
Securities ..................................           --            --                 --            --
Mortgage-backed securities ..................           --            --                 --            --
Other interest income .......................           --            --                 --            --
                                              -------------  --------------  --------------      ---------
  Total interest income .....................       22,477            --                 --        22,477
INTEREST EXPENSE:
Deposits ....................................           --            --                 --            --
Borrowings ..................................       38,358            --            (36,340)(2)     2,018
                                              -------------  --------------  --------------     ----------
  Total interest expense ....................       38,358            --            (36,340)        2,018
                                              -------------  --------------  --------------     ----------
Net interest income .........................      (15,881)           --             36,340        20,459
Provision for loan losses ...................           --            --                 --            --
                                              -------------  --------------  --------------     ----------
Net interest income after provision for loan
 losses .....................................      (15,881)           --             36,340        20,459
NONINTEREST INCOME:
Customer banking fees .......................           --            --                 --            --
Mortgage banking operations .................       77,887        (1,442)(1)             --        76,445
Net gain (loss) on sales of assets ..........       (1,851)           --                 --        (1,851)
Other .......................................        2,690            --                 --         2,690
                                              -------------  --------------  --------------      ---------
  Total noninterest income ..................       78,726        (1,442)                --        77,284
NONINTEREST EXPENSE:
Compensation and benefits ...................       38,426            --            (18,926)(3)    19,500
Other .......................................      300,091            --           (262,010)(4)    38,081
                                              -------------  --------------  --------------     ----------
  Total noninterest expense .................      338,517            --           (280,936)       57,581
                                              -------------  --------------  --------------     ----------
Income (loss) before income taxes and
 extraordinary item .........................     (275,672)       (1,442)           317,276        40,162
Income tax (benefit) expense ................           --            --              3,952 (5)     3,952
                                              -------------  --------------  --------------     ----------
Income (loss) before extraordinary item  ....     (275,672)       (1,442)           313,324        36,210
Extraordinary item--gain on early
 extinguishment of FHLB advances, net  ......           --            --                 --            --
                                              -------------  --------------  --------------  ----------------
Net income (loss) ...........................     (275,672)       (1,442)           313,324        36,210
Preferred stock dividends ...................           --            --                 --            --
                                              -------------  --------------  --------------  ----------------
Net income (loss) available to common
 stockholder ................................    $(275,672)      $(1,442)     $     313,324       $36,210
                                              =============  ==============  ==============  ================

------------
 (a) The LMUSA 1995 Purchase was consummated on October 2, 1995. Accordingly, historical financial data relating to operations acquired in the LMUSA 1995 Purchase is presented for the nine months ended September 30, 1995 (unaudited). Historical financial data relating to operations acquired in the LMUSA 1996 Purchase is presented for the year ended December 31, 1995 (unaudited). Historical financial statements were not available; accordingly, historical data presented reflects best estimates of management.

(b) Represents adjustments to reflect (i) the amortization of the fair value of mortgage servicing rights and (ii) the elimination of amortization of historical mortgage servicing rights.

(c) Represents adjustments to reflect (i) the decrease in interest expense resulting from the transfer of custodial accounts acquired to the Bank,
       (ii) decreases in compensation and benefits expense due to reduction in staffing, (iii) elimination of certain other noninterest expense due to consolidation with the Bank's existing mortgage banking operations, and
       (iv) income taxes relative to the LMUSA Purchases.

                              OC-P-26

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                               (IN THOUSANDS)

(B) LMUSA PURCHASES (CONTINUED)
    ---------------------------

 (1) Represents the difference between the amortization of pro forma recorded balance of mortgage servicing rights and the historical amortization of mortgage servicing rights as follows:

                             IMPACT ON INCOME BEFORE INCOME
                              TAXES AND EXTRAORDINARY ITEM
                                  INCREASE (DECREASE)
                            ------------------------------
Pro forma amortization  ...             $(48,941)
Historical amortization(i)                47,499
                                        ---------
                                        $ (1,442)
                                        =========


         (i) Represents elimination of amortization of mortgage servicing rights of $47,499 included in LMUSA's historical consolidated statement of operations for the year ended December 31, 1995.

   (2) Represents a decrease in interest expense resulting from a reduction in funding costs due to the transfer of custodial accounts acquired to the Bank.

   (3) Represents the adjustment necessary to reduce compensation and benefits expense to the level necessary for the incremental number
       (approximately 650) of LMUSA employees retained by the Bank as a result of the LMUSA Purchases, with average annual compensation and benefits per employee of $30.

   (4) Represents the impact on other noninterest expense of (i) the elimination of historical amounts related to LMUSA operations not included in the LMUSA Purchases and (ii) the consolidation of the LMUSA Purchases into the Bank's existing mortgage banking operations, as follows:

                                                                                DECREASE IN
                                                     LMUSA                         OTHER
                                                   HISTORICAL     ESTIMATED     NONINTEREST
                                                     COSTS      FUTURE COSTS      EXPENSE
                                                 ------------  -------------  -------------
  Components of historical noninterest expense:
   Interest rate swap agreements ...............    $  6,615       $    -- (ii)  $  (6,615)
   Facilities charge-offs ......................      38,559            -- (ii)    (38,559)
   Facilities depreciation .....................       1,797            -- (ii)     (1,797)
   Provision for losses on assets held for sale      180,255            -- (ii)   (180,255)
   Reorganization items ........................      16,892            -- (ii)    (16,892)
   Data processing, document storage,
    administrative services and management
    fees .......................................      20,896         3,004 (iii)   (17,892)
   Other miscellaneous costs ...................      35,077        35,077              --
                                                 ------------  -------------  -------------
                                                    $300,091       $38,081       $(262,010)
                                                 ============  =============  =============


         (ii) Represents historical amounts related to operations not included in the LMUSA Purchases.

         (iii) Represents amounts necessary to replace these services based on the Bank's historical annual cost per loan based on the average number of loans serviced.

   (5) Represents amount necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the year ended December 31, 1995 related to the LMUSA Purchases was computed as follows:

 Federal AMT, reduced, to the extent of 90%, by net
 operating loss carryovers .................................  $  739
State taxes, at an assumed rate of 8% ......................   3,213
                                                             -------
                                                              $3,952
                                                             =======

                              OC-P-27

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

(C) BRANCH SALES
    ------------

                                                                                           BRANCH SALES
                                          OHIO SALE PRO   MICHIGAN SALE   NORTHEAST SALE    PRO FORMA
                                              FORMA         PRO FORMA       PRO FORMA         TOTALS
                                         -------------  ---------------  --------------  --------------
INTEREST INCOME:
Loans receivable .......................  $   (119)(a)    $    (64)(a)    $    (440)(a)    $     (623)
Securities .............................        --              --               --                --
Mortgage-backed securities .............        --              --               --                --
Other interest income ..................        --              --               --                --
                                         -------------  ---------------  --------------  --------------
 Total interest income .................      (119)            (64)            (440)             (623)
INTEREST EXPENSE:
Deposits ...............................   (65,588)(a)     (32,677)(a)     (113,265)(a)      (211,530)
Borrowings .............................    86,565          45,869          148,237           280,671 (1)
                                         -------------  ---------------  --------------  --------------
 Total interest expense ................    20,977          13,192           34,972            69,141
                                         -------------  ---------------  --------------  --------------
Net interest income ....................   (21,096)        (13,256)         (35,412)          (69,764)
Provision for loan losses ..............        --              --               --                --
                                         -------------  ---------------  --------------  --------------
Net interest income after provision for
 loan losses ...........................   (21,096)        (13,256)         (35,412)          (69,764)
NONINTEREST INCOME:
Customer banking fees ..................    (7,076)(a)      (5,673)(a)       (9,479)(a)       (22,228)
Mortgage banking operations ............        --              --               --             --
Net gain (loss) on sales of assets  ....        --              --               --             --
Other ..................................      (240)(a)        (139)(a)         (410)(a)          (789)
                                         -------------  ---------------  --------------  --------------
 Total noninterest income ..............    (7,316)         (5,812)          (9,889)          (23,017)
NONINTEREST EXPENSE:
Compensation and benefits .............     (6,771)(a)      (4,154)(a)       (8,551)(a)       (19,476)
Other ..................................    (7,436)(a)      (4,348)(a)      (14,039)(a)       (25,823)
                                         -------------  ---------------  --------------  --------------
 Total noninterest expense .............   (14,207)         (8,502)         (22,590)          (45,299)
                                         -------------  ---------------  --------------  --------------
Income (loss) before income taxes and
 extraordinary item ....................   (14,205)        (10,566)         (22,711)          (47,482)
Income tax (benefit) expense ...........    (1,397)         (1,039)          (2,235)           (4,671)(2)
                                         -------------  ---------------  --------------  --------------
Income (loss) before extraordinary item    (12,808)         (9,527)         (20,476)          (42,811)
Extraordinary item--gain on early
 extinguishment of FHLB advances, net  .        --              --               --                --
                                         -------------  ---------------  --------------  --------------
Net income (loss) ......................   (12,808)         (9,527)         (20,476)          (42,811)
Preferred stock dividends ..............        --              --               --                --
                                         -------------  ---------------  --------------  --------------
Net income (loss) available to common
 stockholder ...........................  $(12,808)    $    (9,527)    $    (20,476)    $     (42,811)
                                         =============  ===============  ==============  ==============

------------
(a) Represents historical information related to the retail banking facilities in Ohio, Michigan and the Northeast. Other noninterest expense includes occupancy, SAIF insurance premiums, marketing, OTS assessments, data processing and telecommunications directly attributable to the Ohio, Michigan and Northeast retail branch operations.

                              OC-P-28

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

(C) BRANCH SALES (CONTINUED)
----------------

   (1) Represents increase in interest expense on borrowings to fund the Branch Sales, as follows:


    FUNDING                                            ADDITIONAL                 INTEREST
     SOURCE                    PERIOD                  BORROWINGS      RATE       EXPENSE
--------------  -----------------------------------  ------------  -----------  ----------
FHLB advances    January 1, 1995 -December 31, 1995    $2,000,000      7.72%(i)   $154,400
Reverse repos    January 1, 1995 -December 31, 1995     2,132,967      5.92%(ii)   126,271
                                                     ------------               ----------
                                                       $4,132,967                 $280,671
                                                     ============               ==========


The sales are assumed to be funded by a combination of a one-year FHLB advance of $2 billion and reverse repurchase agreements, as these instruments most closely meet the Bank's current interest rate risk management objectives in conjunction with the borrowing capacities for the respective debt instruments. Additional pro forma borrowings are computed as follows:

                                            OHIO       MICHIGAN    NORTHEAST       TOTAL
                                       ------------  ----------  ------------  ------------
Deposit totals at January 1, 1995  ...   $1,431,872    $749,788    $2,369,728    $4,551,388
Less:
 Carrying value of office premises
  and equipment ......................        8,591       6,510        13,397        28,498
 Carrying value of loans receivable  .        2,836       3,333         6,353        12,522
 Carrying value of cash and cash
  equivalents ........................        9,395       3,830         8,150        21,375
 Gain on sale (iii) ..................      131,233      52,510       172,283       356,026
                                       ------------  ----------  ------------  ------------
Additional pro forma borrowings  .....   $1,279,817    $683,605    $2,169,545    $4,132,967
                                       ============  ==========  ============  ============

(i)     Represents rate for a one-year fixed rate FHLB advance as of January
        1, 1995.

(ii)    Represents average reverse repurchase rate for 1995.

(iii)   Represents pro forma gain on Branch Sales, computed as follows:

                                        OHIO       MICHIGAN    NORTHEAST       TOTAL
                                   ------------  ----------  ------------  ------------
Deposit totals at January 1, 1995    $1,431,872    $749,788    $2,369,728    $4,551,388
Premium percentage per contract  .         9.10%       7.18%         7.30%         7.85%
                                   ------------  ----------  ------------  ------------
 Total pro forma premium .........      130,300      53,835       172,990       357,125
 Adjustment of intangibles
  related to deposits sold .......          933      (1,325)         (707)       (1,099)
                                   ------------  ----------  ------------  ------------
 Gain on sale of deposits (a)  ...   $  131,233    $ 52,510    $  172,283    $  356,026
                                   ============  ==========  ============  ============

  (a) The remaining assets and liabilities will be sold at their respective carrying values, resulting in no gain or loss.

(2) Represents amount necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the year ended December 31, 1995 related to the Branch Sales was computed as follows:

 Federal AMT, reduced, to the extent of 90%, by net
 operating loss carryovers ........................   $  (873)
State taxes, at an assumed rate of 8% .............    (3,798)
                                                    ---------
                                                      $(4,671)
                                                    =========

                              OC-P-29

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
 (D) CAL FED ACQUISITION    (DOLLARS IN THOUSANDS)
 -----------------------

                                                                                             CAL FED
                                           CALIFORNIA                                      ACQUISITION
                                            FEDERAL        VALUATION        PRO FORMA       PRO FORMA
                                           HISTORICAL   ADJUSTMENTS (a)  ADJUSTMENTS (b)     TOTALS
                                         ------------  ---------------  ---------------  -------------
INTEREST INCOME:
Loans receivable .......................   $  706,900      $  15,100 (1)    $      --      $  722,000
Securities .............................      119,000             --               --         119,000
Mortgage-backed securities .............      169,200         28,600 (1)           --         197,800
Other interest income ..................       12,900             --          (33,989)(3)     (21,089)
                                         ------------  ---------------  ---------------  -------------
  Total interest income ................    1,008,000         43,700          (33,989)      1,017,711

INTEREST EXPENSE:
Deposits ...............................      441,600        (45,400)(1)           --         396,200
Borrowings .............................      254,500         (9,100)(1)           --         245,400
                                         ------------  ---------------  ---------------  -------------
  Total interest expense ...............      696,100        (54,500)              --         641,600
                                         ------------  ---------------  ---------------  -------------
Net interest income ....................      311,900         98,200          (33,989)        376,111
Provision for loan losses ..............       31,800             --               --          31,800
                                         ------------  ---------------  ---------------  -------------
Net interest income after provision for
 loan losses ...........................      280,100         98,200          (33,989)        344,311

NONINTEREST INCOME:
Customer banking fees ..................       42,100             --               --          42,100
Mortgage banking operations ............       12,400         (8,800)(1)           --           3,600
Net loss on sales of assets ............        6,600             --               --           6,600
Other ..................................        2,400             --               --           2,400
                                         ------------  ---------------  ---------------  -------------
  Total noninterest income .............       63,500         (8,800)              --          54,700

NONINTEREST EXPENSE:
Compensation and benefits ..............       97,100             --          (27,692)(4)      69,408
Other ..................................      152,800         55,811 (2)      (50,328)(4)     158,283
                                         ------------  ---------------  ---------------  -------------
  Total noninterest expense ............      249,900         55,811          (78,020)        227,691
                                         ------------  ---------------  ---------------  -------------
Income (loss) before income taxes and
 extraordinary item ....................       93,700         33,589           44,031         171,320
Federal and state income taxes .........          100             --           22,592 (5)      22,692
                                         ------------  ---------------  ---------------  -------------
Income (loss) before extraordinary item        93,600         33,589           21,439         148,628
Extraordinary item-gain on early
 extinguishment of debt ................           --             --               --              --
                                         ------------  ---------------  ---------------  -------------
Net income (loss) ......................       93,600      $  33,589           21,439         148,628
Existing Preferred Stock dividends  ....       25,600             --               --          25,600
                                         ------------  ---------------  ---------------  -------------
Net income (loss) available to common
 stockholder ...........................   $   68,000      $  33,589        $  21,439         123,028
                                         ============  ===============  ===============  =============

------------
   (a) Represents adjustments to reflect (i) the amortization or accretion of fair value adjustments and (ii) the elimination of amortization of California Federal's historical intangible assets.

   (b) Represents adjustments to reflect (i) the reduction in interest income relative to the loss in yield on the purchase price of the Cal Fed Acquisition funded with existing cash, (ii) the elimination of certain noninterest expense due to consolidation of California Federal's operations with the Bank's and (iii) income taxes relative to the Cal Fed Acquisition. See further discussion at Notes (3) and (4).

                              OC-P-30

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

(D) CAL FED ACQUISITION (CONTINUED)
-----------------------------------
(1) Represents amortization or accretion of fair value adjustments as follows:

                                IMPACT ON INCOME
                             BEFORE INCOME TAXES AND
                               EXTRAORDINARY ITEM
                               INCREASE/(DECREASE)
                            -----------------------
Loans receivable, net  ....          $15,100
Mortgage-backed securities            28,600
Deposits ..................           45,400
Borrowings ................            9,100
Mortgage servicing rights             (8,800)

(2)    Represents adjustments consisting of the following:

                                                                   IMPACT ON INCOME
                                                                BEFORE INCOME TAXES AND
                                                                  EXTRAORDINARY ITEM
                                                                  INCREASE/(DECREASE)
                                                               -----------------------
Amortization of fair value adjustment--amortization of
 goodwill ....................................................         $(59,287)
Elimination of amortization of California Federal's
 historical intangible assets ................................            3,476
                                                               -----------------------
                                                                       $(55,811)
                                                               =======================

(3) Represents the reduction in interest income relative to the loss in yield on the purchase price of the Cal Fed Acquisition funded with existing cash. The loss was estimated using an interest rate of 5.75%, which approximates the average interest rate on short term investments during 1995.

(4) Represents adjustments to other noninterest expense relating to the consolidation of California Federal's operations into those of the Bank. A substantial portion of California Federal's operations will be consolidated into the existing operations of the Bank, resulting in a reduction in headcount of 850, or approximately 35%, across all business areas. In addition, seven retail branches and two administrative offices will be closed. Expected savings from such consolidation include compensation, occupancy, travel, telecommunications, data processing and marketing expenses. The expense reduction for the year ended December 31, 1995 represents a 35% reduction over historical levels based on management's current transition plan:

                              OC-P-31

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

(D) CAL FED ACQUISITION (CONTINUED)
-----------------------------------

                                  CALIFORNIA
                                    FEDERAL       COST OF      ADJUSTMENT-
                                  HISTORICAL      ONGOING        EXPENSE
BUSINESS AREA:                       COSTS       OPERATIONS     REDUCTION
------------------------------  -------------  ------------  -------------
Compensation:
 Retail Banking ...............    $ 50,284       $ 50,913      $   (629)
 Information Technology  ......         625          1,428          (803)
 Commercial Real Estate  ......       8,248          1,851         6,397
 Mortgage Banking .............      18,426         12,545         5,881
 Legal ........................       1,930            880         1,050
 Finance ......................       6,412            875         5,537
 Internal Audit ...............       1,383            212         1,171
 Executive and Other ..........       5,932             --         5,932
 Human Resources ..............       2,818            300         2,518
 Corporate Services ...........       1,071            433           638
                                -------------  ------------  -------------
                                     97,129         69,437        27,692
                                -------------  ------------  -------------
Occupancy & Other Expense:
 Retail Banking ...............      12,166         27,554       (15,388)
 Information Technology  ......      30,048          8,549        21,499
 Commercial Real Estate  ......       3,739            379         3,360
 Mortgage Banking .............       7,055          4,788         2,267
 Legal ........................       3,364          7,420        (4,056)
 Finance ......................       7,819            481         7,338
 Internal Audit ...............         560             --           560
 Executive and Other ..........       6,193             --         6,193
 Human Resources ..............       3,574             --         3,574
 Corporate Services ...........      48,781         23,800        24,981
                                -------------  ------------  -------------
                                    123,299         72,971        50,328
                                -------------  ------------  -------------
SAIF Deposit Insurance Premium       25,996         25,996            --
                                -------------  ------------  -------------
 Total Noninterest Expense  ...    $246,424(i)    $168,404      $ 78,020
                                =============  ============  =============

   (i) Balance represents total historical noninterest expense of $249,900 less historical amortization of intangible assets already adjusted in note 2 on page P-31.

(5) Represents amounts necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the year ended December 31, 1995 related to the Cal Fed Acquisition was computed as follows:

Income before income taxes ......................................   $171,320
Add back: permanent differences--amortization of goodwill  ......     59,287
                                                                  ----------
Taxable income ..................................................   $230,607
                                                                  ==========
Federal AMT, reduced, to the extent of 90%, by net operating
 loss carryovers ................................................   $  4,243
State, at an assumed rate of 8% .................................     18,449
                                                                  ----------
                                                                    $ 22,692
                                                                  ==========

                              OC-P-32

                FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                TO BE KNOWN AS CALIFORNIA FEDERAL BANK, F.S.B.
        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

 E. PRO FORMA ADJUSTMENTS
 ------------------------

(1) Represents the decrease in interest expense relative to the paydown of securities sold under agreements to repurchase with proceeds from the issuance of Series A Preferred Shares. The reduction in interest expense was established using an interest rate of 6.008%, the weighted average rate of these obligations during the year ended December 31, 1995 using a one month LIBOR rate less five basis points.

(2) Represents amounts necessary to adjust historical tax expense to the pro forma computation. Pro forma tax expense for the year ended December 31, 1995 related to the reduction in interest expense was computed as follows:

 Federal AMT, reduced to the extent of 90%, by net operating loss carryovers ...............................................  $  211
State, at an assumed rate of 8% ................................     918
                                                                 -------
                                                                  $1,129
                                                                 =======


(3) Represents elimination of First Nationwide's historical extraordinary gain on early extinguishment of debt.

(4) Represents dividends on the $200,000 Series A Preferred Shares, net of tax benefit, at an assumed rate of 9 1/4% per annum. The tax benefit is due to the deductibility of the dividend for income tax purposes as a result of California Federal Preferred Capital Corporation's qualification as a real estate investment trust. Each 25 basis point change in the interest rate on the Series A Preferred Shares would change interest expense, net of tax benefit, for the year ended December 31, 1995 by $450. If the underwriters' 15% over-allotment option is exercised in full, dividends on the Series A Preferred Shares, net of tax benefit, for the period would increase by $2,498. It is expected that the issuance of the Series A Preferred Shares, by increasing core capital, will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.


                              OC-P-33

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
-----------------------------------------------------------------------------

                              TABLE OF CONTENTS


                                                PAGE
                                             --------
Additional Information .....................      iv
Prospectus Summary .........................       1
Risk Factors ...............................      14
The Company ................................      23
Use of Proceeds ............................      24
Capitalization .............................      25
Business and Strategy ......................      26
Certain Information Regarding the Bank  ....      40
Management .................................      45
Certain Transactions Constituting The
 Formation .................................      48
Description of Series A Preferred Shares  ..      49
Description of Capital Stock ...............      56
Federal Income Tax Considerations ..........      61
ERISA Considerations .......................      69
Experts ....................................      72
Ratings ....................................      72
Certain Legal Matters ......................      72
Glossary ...................................      73
Index to Financial Statement ...............     F-1
Underwriting ...............................     U-1
Annex I -- Offering Circular for Bank
 Preferred Stock ...........................    OC-1


   THROUGH AND INCLUDING        , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               8,000,000 SHARES


                              CALIFORNIA FEDERAL
                                  PREFERRED
                                   CAPITAL
                                 CORPORATION
                               % NONCUMULATIVE
                               PREFERRED STOCK,
                                   SERIES A
                                    [LOGO]


                             GOLDMAN, SACHS & CO.
                              SMITH BARNEY INC.


                     REPRESENTATIVES OF THE UNDERWRITERS

                PART I. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

 SEC Registration Fee ............  $69,697
NASD Filing Fee .................    23,500
NYSE Listing Fee ................         *
Printing and Engraving Expenses           *
Legal Fees and Expenses .........         *
Accounting Fees and Expenses  ...         *
Blue Sky Fees and Expenses  .....         *
Financial Advisory Fee ..........         *
Miscellaneous ...................         *
                                  ---------
Total ...........................   $     *
                                  =========

------------

   * To be completed by amendment.

ITEM 31. SALES TO SPECIAL PARTIES.

   See response to Item 32 below.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.


   In connection with the formation of the Company, the Company issued 1,000 shares of Common Stock, par value $.01 per share, to the Bank. The description of the transactions in the Prospectus under the heading "Certain Transactions Constituting The Formation" is incorporated herein by reference. These shares of Common Stock were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.


ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

   The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

   The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

   The Company expects to purchase an insurance policy that purports to insure officers and directors of the Company against certain liabilities incurred by them in the discharge of their official functions.

   The Underwriting Agreement to be filed as Exhibit 1 to this Registration Statement will provide for reciprocal indemnification by the Underwriters of the Company, the Bank and its directors, officers and controlling persons, and by the Company and the Bank of the Underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

   Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

   (a) Financial Statements
       Not applicable.

   (b) Exhibits


   EXHIBIT
   NUMBER                                                DESCRIPTION
-----------  -----  ------------------------------------------------------------------------------------
1*           --       Form of Underwriting Agreement between the Company, the Bank and the Underwriters
3(a)*        --       Form of Amended and Restated Charter of the Company
3(b)*        --       Bylaws of the Company
4*           --       Specimen of certificate representing Series A Preferred Shares
5            --       Opinion of Ballard Spahr Andrews & Ingersoll, counsel to the Company, relating to
                       Series A Preferred Shares
8            --       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, relating to certain tax matters
10(a)*       --       Form of Residential Mortgage Loan Purchase and Warranties Agreement
10(b)*       --       Form of Mortgage Loan Servicing Agreement
23(a)        --       Consent of KPMG Peat Marwick LLP

   EXHIBIT
   NUMBER                                                DESCRIPTION
-----------  -----  ------------------------------------------------------------------------------------
23(b)        --     Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)
23(c)        --     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8)
24.1**       --     Power of Attorney for Gerald J. Ford
24.2**       --     Power of Attorney for Carl B. Webb
24.3**       --     Power of Attorney for Christie S. Flanagan
24.4**       --     Power of Attorney for James R. Staff
24.5**       --     Power of Attorney for Richard H. Terzian


------------
    * To be filed by amendment.


   ** Previously filed.


ITEM 36. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 7th day of January, 1997.

                                          CALIFORNIA FEDERAL PREFERRED
                                           CAPITAL CORPORATION

                                          By: /s/ Carl B. Webb
                                              -------------------------------
                                              Carl B. Webb
                                              Chief Operating Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            NAME                           TITLE                        DATE
--------------------------  ----------------------------------  -------------------
     /s/ Gerald J. Ford        Chairman of the Board, Chief        January 7, 1997
 --------------------------    Executive Officer and Director
       Gerald J. Ford          (Principal Executive Officer)

      /s/ Carl B. Webb         President, Chief Operating          January 7, 1997
 --------------------------    Officer and Director
        Carl B. Webb

             *                 Executive Vice President,           January 7, 1997
 --------------------------    General Counsel and Director
    Christie S. Flanagan

             *                 Director                            January 7, 1997
 --------------------------
       James R. Staff

 /s/ Richard H. Terzian       Executive Vice President, Chief      January 7, 1997
--------------------------    Financial Officer and Director
     Richard H. Terzian        (Principal Financial Officer)



------------
   * Eric K. Kawamura, by signing his name hereto, does hereby execute this Registration Statement on Form S-11 on behalf of the directors and officers of the Company indicated above by asterisk, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to this Registration Statement on Form S-11.

                                          By: /s/ Eric K. Kawamura
                                              -------------------------------
                                              Eric K. Kawamura
                                              Attorney-in-Fact

                              INDEX TO EXHIBITS


   EXHIBIT
   NUMBER                                          DESCRIPTION
-----------  --------------------------------------------------------------------------------------
    1*       --Form of Underwriting Agreement between the Company, the Bank and the Underwriters
 3(a)*       --Form of Amended and Restated Charter of the Company
 3(b)*       --Bylaws of the Company
    4*       --Specimen of certificate representing Series A Preferred Shares
    5        --Opinion of Ballard Spahr Andrews & Ingersoll, counsel to the Company, relating to
               Series A Preferred Shares
    8        --Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, relating to certain tax matters
10(a)*       --Form of Residential Mortgage Loan Purchase and Warranties Agreement
10(b)*       --Form of Mortgage Loan Servicing Agreement
23(a)        --Consent of KPMG Peat Marwick LLP
23(b)        --Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)
23(c)        --Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8)
24.1**       --Power of Attorney for Gerald J. Ford
24.2**       --Power of Attorney for Carl B. Webb
24.3**       --Power of Attorney for Christie S. Flanagan
24.4**       --Power of Attorney for James R. Staff
24.5**       --Power of Attorney for Richard H. Terzian


------------

    * To be filed by amendment.


   ** Previously filed.